Exhibit 2.1
MEMBERSHIP INTEREST PURCHASE AGREEMENT
among
GENESIS SOLAR HOLDINGS, LLC,
NEXTERA ENERGY PARTNERS, LP,
GENESIS SOLAR FUNDING, LLC,
and
THE CLASS B PURCHASERS PARTY HERETO
November 2, 2020

869214.30-WILSR01A - MSW

i
869214.30-WILSR01A - MSW

ii
869214.30-WILSR01A - MSW

SCHEDULES:
Schedule A – Capitalization and Purchaser Allocations
Schedule B – Acquired Assets and Contributed Assets
Schedule C – Knowledge Parties
Schedule D – Restructuring Transactions
Schedule E – Governmental Authorizations
Schedule F – Consents
Schedule G – Affiliate Contracts; Support Obligations
Schedule H – Execution Date Portfolio Project Model
Schedule I – Portfolio Project Model Assumptions and Adjustment Procedures

iii
869214.30-WILSR01A - MSW

Schedule J – Projects
Schedule K – Power Purchase Agreements
Schedule L – Debt for Borrowed Money
EXHIBITS:
Exhibit A – Form of A&R LLC Agreement
Exhibit B – Form of Registration Rights Agreement
Exhibit C-1 – Form of Build Out Agreement (Contributed Assets)
Exhibit C-2 – Form of Build Out Agreement (Pine Brooke)
Exhibit C-3 – Form of Build Out Agreement (Wilmot)
Exhibit D – Form of Contribution Agreement
Exhibit E – Form of Assignment of Pine Brooke (Class C) PSA Appendix
Exhibit F – Form of Assignment of Wilmot PSA Appendix
Exhibit G – Form of Blocker Purchase Agreement

iv
869214.30-WILSR01A - MSW

MEMBERSHIP INTEREST PURCHASE AGREEMENT
This Membership Interest Purchase Agreement, dated as of November 2, 2020 (this “Agreement”), is entered into by and among Genesis Solar Holdings, LLC, a Delaware limited liability company (the “Company”), Genesis Solar Funding, LLC, a Delaware limited liability company (the “Class A Purchaser”), the Class B Purchasers set forth in Schedule A hereto, including KKR Genesis TL Borrower LLC, a Delaware limited liability company, as a Class B Purchaser and as the Class B Purchaser Representative (in such capacity, the “Class B Purchaser Representative”), and NextEra Energy Partners, LP, a Delaware limited partnership (“NEP”), solely to the extent of the NEP Obligations set forth herein.
WHEREAS, the Company was previously formed under the Delaware LLC Act by the Class A Purchaser as the sole initial member of the Company, and its business and affairs are presently governed by that certain Second Amended and Restated Limited Liability Company Agreement of the Company, effective as of April 1, 2020 (the “Company LLC Agreement”);
WHEREAS, prior to the Initial Closing (as defined below), (i) a direct or indirect Subsidiary of NEP shall have acquired the Initial Acquired Assets (as defined below), directly or indirectly, pursuant to the Asset Purchase Agreement (as defined below), and shall have directly or indirectly contributed such Initial Acquired Assets to the Class A Purchaser, and (ii) the Class A Purchaser shall have (a) contributed to the Company such Initial Acquired Assets pursuant to the Assignment of Pine Brooke (Class C) PSA Appendix and (b) contributed (or be deemed to have contributed) to the Company all of the Contributed Assets pursuant to the Contribution Agreement (each, as defined below);
WHEREAS, (i) prior to the Initial Closing, the Company LLC Agreement shall be amended and restated substantially in the form of the Third Amended and Restated Limited Liability Company Agreement of the Company attached hereto as Exhibit A (the “A&R LLC Agreement”), and, simultaneously therewith, the Company desires to issue and sell to the Class A Purchaser, and the Class A Purchaser desires to purchase from the Company, the Class A Purchased Units (as defined below) and the Additional Aggregate Class B Purchased Units (as defined below), in exchange for the Class A Purchaser’s contribution of the Initial Acquired Assets and the Contributed Assets (as defined below) to the Company, on the terms and subject to the conditions set forth in this Agreement; (ii) following such issuance and sale of the Class A Purchased Units and the Additional Aggregate Class B Purchased Units to the Class A Purchaser, (a) at the Initial Closing, the Company desires to issue and sell to each of the Class B Purchasers, and each Class B Purchaser desires to purchase from the Company, such Class B Purchaser’s Pro Rata Share of the Initial Aggregate Class B Purchased Units, in exchange for payment to the Company by each Class B Purchaser of its Pro Rata Share of the Initial Aggregate Class B Purchase Price (as defined below), on the terms and subject to the conditions set forth in this Agreement (such transfer of the Initial Aggregate Class B Purchased Units by the Company to the Class B Purchasers at the Initial Closing, the “Initial Class B Units Sale”); and (b) immediately upon consummation of the Initial Class B Units Sale at the Initial Closing, each of the Class B Purchasers will be admitted as a Class B Member of the Company pursuant to the A&R LLC Agreement, and shall thereafter be subject to the terms and conditions thereof, as applicable to the Class B Members;
WHEREAS, promptly following the later to occur of the Initial Closing and the consummation of the PSA Closing, subject to Section 2.17, the Company shall distribute to the Class A Purchaser an amount in cash equal to the Initial Closing Distribution Amount;
869214.30-WILSR01A - MSW

WHEREAS, on or prior to the second (2nd) Business Day following the latest to occur of (i) the Initial Closing, (ii) the consummation of the PSA Closing and (iii) the consummation of the Wilmot PSA Closing, subject to Section 2.17 and Section 5.08, the Company shall use a portion of the Initial Aggregate Class B Purchase Price to pay the Wilmot Purchase Price (as defined below) and consummate the Wilmot Acquisition (as defined below);
WHEREAS, immediately prior to the Additional Closing (as defined below), if and to the extent applicable in accordance with the terms of this Agreement, the Class A Purchaser will contribute the Additional Aggregate Class B Purchased Units to the Company and immediately following such contribution of the Additional Aggregate Class B Purchased Units to the Company, at the Additional Closing, the Company desires to sell to each of the Class B Purchasers, and each Class B Purchaser desires to purchase from the Company, such Class B Purchaser’s Pro Rata Share of the Additional Aggregate Class B Purchased Units, if any, in exchange for payment to the Company by each Class B Purchaser of its Pro Rata Share of the Additional Aggregate Class B Purchase Price (as defined below), which shall be paid by each of the Class B Purchasers to the Company at the Additional Closing, on the terms and subject to the conditions set forth in this Agreement (such transfer of the Additional Aggregate Class B Purchased Units by the Company to the Class B Purchasers at the Additional Closing, if any, the “Additional Class B Units Sale”);
WHEREAS, promptly following the Additional Class B Units Sale (if any), the Company shall distribute to the Class A Purchaser an amount in cash equal to the Additional Aggregate Class B Purchase Price; and
WHEREAS, on the Execution Date, Sponsor has entered into a certain limited guaranty in favor of NEP (the “Limited Guaranty”), guaranteeing certain obligations of the Class B Purchasers set forth in Section 7.03 of this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties (as defined below) hereby agree as follows:
ARTICLE I.
DEFINITIONS
Section 1.01    Definitions. As used in this Agreement, the following terms have the meanings indicated:

“2017-A Registration Rights Agreement” means that certain Amended and Restated Registration Rights Agreement by and between NEP and NextEra Energy, Inc., a Florida corporation, dated as of August 4, 2017.

2
869214.30-WILSR01A - MSW

2017-B Registration Rights Agreement” means that certain Registration Rights Agreement by and among NEP and the purchasers named on Schedule A thereto, dated as of November 15, 2017.
2018 Registration Rights Agreement” means that certain Registration Rights Agreement by and among NEP, Global Energy & Power Infrastructure II Advisors, L.L.C., and Western Renewables Partners LLC, dated as of December 21, 2018.
2019-A Registration Rights Agreement” means that certain Registration Rights Agreement by and among NEP, Nitrogen TL Borrower LLC, a Delaware limited liability company, and the other purchasers named as a party thereto, dated as of June 11, 2019.
“2019-B Registration Rights Agreement” means that certain Registration Rights Agreement by and among NEP and GEPIF III Meade Investco, L.P., dated as of November 13, 2019.
“2019-C Registration Rights Agreement” means that certain Registration Rights Agreement by and among NEP and EIG NET Holdings III, LLC, dated as of December 4, 2019.
“2020 Amendment to Asset Purchase Agreement” means the Amendment to the Amended and Restated Purchase and Sale Agreement ((2020) Projects), dated as of the Execution Date, by and between NEP Acquisitions and Sellco, including the Pine Brooke (Class C) PSA Appendix and, subject to Section 5.08, the Wilmot PSA Appendix attached thereto.
“A&R LLC Agreement” has the meaning specified in the recitals to this Agreement.
“Acquired Assets” means (i) the Initial Acquired Assets, which shall be acquired by the Company prior to the Initial Closing pursuant to the Assignment of Pine Brooke (Class C) PSA Appendix, and (ii) subject to Section 5.08, from and after consummation of the Wilmot Acquisition, the Wilmot Interest, which shall, subject to Section 5.08, be acquired by the Company on or prior to the second (2nd) Business Day following the latest to occur of (i) the Initial Closing, (ii) the consummation of the PSA Closing and (iii) the consummation of the Wilmot PSA Closing.
“Acquired Project Companies” means (i) the Initial Acquired Project Companies and (ii) subject to Section 5.09, from and after consummation of the Wilmot Acquisition, Wilmot.
“Additional Aggregate Class B Purchase Price” means such aggregate amount of the Class B Purchase Price as shall be set forth in the Notice of Additional Closing, if any, delivered in accordance with Section 2.08(a) or Section 2.08(b), which amount shall equal the excess, if any, of the Class B Purchase Price over the Initial Aggregate Class B Purchase Price.
“Additional Aggregate Class B Purchased Units” means the aggregate number of Class B Units to be (i) issued and sold by the Company to the Class A Purchaser at the Initial Closing, (ii) contributed to the Company by the Class A Purchaser pursuant to the Additional Class B Units Contribution, and (iii) sold by the Company to all Class B Purchasers at the Additional Closing (if any), which number, in each case of (i), (ii), and (iii), shall be equal to the excess (if any) of the Aggregate Class B Purchased Units over the Initial Aggregate Class B Purchased Units.
“Additional Class B Units Contribution” has the meaning set forth in Section 2.01(h).
“Additional Class B Units Contribution Agreement” means that certain contribution agreement, to be entered into and effective as of immediately prior to the Additional Closing, by and between the Company and the Class A Purchaser.
3
869214.30-WILSR01A - MSW

“Additional Class B Units Sale” has the meaning set forth in the recitals of this Agreement.
“Additional Closing” means the consummation of the purchase and sale of the Additional Aggregate Class B Purchased Units by the Company to the Class B Purchasers, if and to the extent applicable, pursuant to Section 2.08(a). For the avoidance of doubt, there shall not be more than one Additional Closing, if any.
“Additional Closing Date” means the date, if any, on which the Additional Closing is actually consummated pursuant to Section 2.08(a).
“Additional Closing Dispute Notice” has the meaning set forth in Section 2.16(b)(i).
“Additional Closing Model Input Updates” means any changes to the value of the inputs as set forth in any cell highlighted in purple (or in the case of a change described in clause (iv) below, in blue) in the Portfolio Project Model, from the values set forth in the Initial Closing Portfolio Project Model, to the extent such changes result from (i) the Wilmot Bring-Down Consultant Reports, (ii) a Wilmot Tax Equity Financing Change, (iii) the Wilmot Solar Project not achieving Commercial Operation on or prior to the applicable date set forth in the Initial Closing Portfolio Project Model with respect to the Wilmot Solar Project, (iv) changes to the Debt Financing that are contemplated by the Credit Agreement or other Loan Documents (as defined in the Credit Agreement) and expressly permitted and provided for pursuant to the terms thereof, (v) any Wilmot Return, (vi) the failure to consummate the Additional Closing prior to the Drop-Dead Date, or (vii) the date on which the Additional Closing Date occurs (it being understood and agreed that the changes under clause (ii) has not been highlighted in the Portfolio Project Model to allow the definition of Wilmot Tax Equity Financing Change to govern such changes for purposes of the definition of Additional Closing Model Input Updates).
“Additional Closing Portfolio Project Model” means the Initial Additional Closing Portfolio Project Model, as finally determined pursuant to Section 2.16(b), Section 2.16(c) or Section 2.16(d), as applicable, and in a manner consistent with the assumptions and procedures set forth in Schedule I.
“Additional Closing Termination Fee” means an amount equal to the product of (i) fifteen million U.S. dollars ($15,000,000), multiplied by (ii) a fraction, the numerator of which is the Additional Aggregate Class B Purchase Price and the denominator of which is the Class B Purchase Price.
“Additional Individual Class B Purchase Price” means, with respect to each Class B Purchaser, the price paid to the Company by such Class B Purchaser in respect of the Additional Individual Class B Purchased Units purchased by such Class B Purchaser at the Additional Closing (if any), which amount shall equal such Class B Purchaser’s Pro Rata Share set forth in Section III of Schedule A hereto, multiplied by the Additional Aggregate Class B Purchase Price, if any.
“Additional Individual Class B Purchased Units” means, with respect to each Class B Purchaser, such number of Class B Units to be purchased by such Class B Purchaser from the Company at the Additional Closing (if any), which number shall equal such Class B Purchaser’s Pro Rata Share set forth in Section III of Schedule A hereto, multiplied by the total number of Additional Aggregate Class B Purchased Units, if any.
“Additional Transaction Adjustments” has the meaning specified in Section 2.16(b)(i).
“Adjustment Assumptions” has the meaning specified in Schedule I.
4
869214.30-WILSR01A - MSW

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, for purposes of this Agreement, (a) NEP and its Subsidiaries, on the one hand, and any Class B Purchaser, on the other, shall not be considered Affiliates and (b) any fund or account managed, advised or subadvised, directly or indirectly, by a Purchaser or its Affiliates shall be considered an Affiliate of such Purchaser.
“Affiliate Contract” means any material Contract between the Company or any of its Subsidiaries, on the one hand, and NEP, the NEP GP, or the NEP Subsidiaries, or any of their respective Affiliates, on the other hand.
“Aggregate Class B Purchased Units” means the total number of Class B Units set forth in Section I of Schedule A hereto, which number shall equal the sum of (a) the number of Additional Aggregate Class B Purchased Units to be issued and sold by the Company to the Class A Purchaser at the Initial Issuance and (b) the number of Initial Aggregate Class B Purchased Units to be issued and sold by the Company to the Class B Purchaser(s) at the Initial Closing, in each case of clauses (a) and (b), as shall be set forth in the Notice of Initial Closing, and in an update to Section II of Schedule A hereto prior to the Initial Closing.
“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.
“Anti-Corruption Law” means the FCPA or any other applicable Law related to bribery or corruption.
“Applicable Transaction Terms” has the meaning specified in Section 2.16(a).
“Asset Purchase Agreement” means that certain Amended and Restated Purchase and Sale Agreement, dated as of February 22, 2016, by and between NEP Acquisitions and Sellco, as amended from time to time, including pursuant to the 2020 Amendment to Asset Purchase Agreement.
“Assets” means the Acquired Assets and the Contributed Assets.
“Assignment of Pine Brooke (Class C) PSA Appendix” means that certain Assignment of Pine Brooke (Class C) PSA Appendix, by and among NEP Acquisitions and the Class A Purchaser, in the form attached hereto as Exhibit E, which shall be entered into and effective prior to the Initial Closing.
“Assignment of Wilmot PSA Appendix” means that certain Assignment of the Wilmot PSA Appendix, by and between NEP Acquisitions and the Company, in the form attached hereto as Exhibit F, which, subject to Section 5.08, shall be entered into and effective immediately prior to the consummation of the Wilmot Acquisition.
“Associated Person” means any director, officer, agent, employee, Affiliate, or other Person acting on behalf of another Person.
“Baldwin Wind Project” has the meaning specified on Schedule J hereto.
“Blocker” has the meaning set forth in the A&R LLC Agreement.
5
869214.30-WILSR01A - MSW

“Blocker Purchase Agreement” means that certain Blocker Purchase Agreement to be entered into by and among the Company, the Class A Purchaser, NEP, the Class B Purchaser Representative, KKR Genesis TL Parent LLC, a Delaware limited liability company (“Class B Parent”), KKR Genesis Holdco LLC, a Delaware limited liability company (“Class B Holdco”), KKR Neon Holdco L.P., a Delaware limited partnership (“Blocker Parent”), each Blocker signatory hereto and the Term Loan Agent (as defined therein), substantially in the form attached hereto as Exhibit G.
“Blue Summit III Wind Project” has the meaning specified on Schedule J hereto.
“Bring-Down Consultant Reports” has the meaning specified in Section 2.16(a).
“Build Out Agreement (Contributed Assets)” means that certain Build Out Agreement to be entered into prior to the Initial Closing by and between NEP OpCo and the Company, substantially in the form attached hereto as Exhibit C-1.
“Build Out Agreement (Pine Brooke)” means that certain Build Out Agreement to be entered into prior to the Initial Closing by and between NEER and Pine Brooke Holdings, substantially in the form attached hereto as Exhibit C-2.
“Build Out Agreement (Wilmot)” means that certain Build Out Agreement to be entered into prior to the Wilmot PSA Closing by and between NEER and NEP Acquisitions, substantially in the form attached hereto as Exhibit C-3.
“Build Out Agreements” means, collectively, the Build Out Agreement (Contributed Assets), the Build Out Agreement (Pine Brooke) and the Build Out Agreement (Wilmot).
“Business Day” means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of Delaware are closed.
“Call Option” has the meaning set forth in the A&R LLC Agreement.
“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount required to be recorded as a liability in respect of a Capitalized Lease in accordance with GAAP; provided that any obligations either existing on the Execution Date or created prior to any re-characterization described in clause (ii) below (i) that were not required by GAAP to be included on the balance sheet as financing or capital lease obligations and (ii) are subsequently re-characterized as financing or capital lease obligations or indebtedness due to a change in GAAP, accounting treatment or otherwise, shall not, for any purposes under this Agreement, be treated as financing or capital lease obligations, Capitalized Lease Obligations or Debt for Borrowed Money.
“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as a lease with amounts required to be capitalized on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP; provided that, for all purposes hereunder, the amount of any Capitalized Lease Obligation shall be the amount thereof accounted for as a liability on a balance sheet in accordance with GAAP; provided, further, that, for purposes of calculations made pursuant to the terms of this Agreement or in compliance with any covenant, GAAP will be deemed to treat leases in a manner consistent with its current treatment under GAAP as of the Execution Date, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.
“Cash Grant” means the grant available under Section 1603 of the American Recovery and Reinvestment Act of 2009, as amended.
6
869214.30-WILSR01A - MSW

“Change of Control” has the meaning set forth in clause (a) of the definition of “Change of Control” in the A&R LLC Agreement.
“Class A Purchase Price” means an amount equal to seven hundred ninety-five million four hundred four thousand two hundred ninety-one U.S. dollars ($795,404,291.00), as such amount may be adjusted upward or downward at or prior to the Initial Closing to reflect (a) with respect to the Initial Acquired Assets, the amount of the Estimated Working Capital (as such term is defined and used in the Pine Brooke (Class C) PSA Appendix), and (b) with respect to the Contributed Assets, the Contributed Assets EWC.
“Class A Purchased Units” means the number of Class A Units set forth opposite the Class A Purchaser’s name in Section II of Schedule A hereto under the column entitled “Number and Class of Membership Interests.”
“Class A Purchaser” has the meaning set forth in the introductory paragraph of this Agreement.
“Class A Purchaser Related Parties” has the meaning specified in Section 6.01(a).
“Class A Units” means the Company’s Class A Units, having the rights, powers, privileges, duties, and obligations described in the A&R LLC Agreement.
“Class B COC Option” has the meaning set forth in the A&R LLC Agreement.
“Class B Internal Rate of Return” means, collectively, the Internal Rate of Return (as defined in the A&R LLC Agreement) thresholds set forth in Sections 5.03, 7.02, 7.03 and 7.04 of the A&R LLC Agreement, as may be adjusted pursuant to Section 2.16, and consistent with the assumptions and procedures set forth in Schedule I.
“Class B Member” has the meaning set forth in the A&R LLC Agreement.
“Class B Member Representative” has the meaning set forth in the A&R LLC Agreement.
“Class B Purchase Price” means an aggregate amount of one billion ninety-five million one hundred thousand U.S. dollars ($1,095,100,000.00), as may be adjusted pursuant to Section 2.16, and consistent with the assumptions and procedures set forth in Schedule I.
“Class B Purchase Price Return Offset” has the meaning set forth in Section 2.16(e).
“Class B Purchaser Related Parties” has the meaning specified in Section 6.01(a).
“Class B Purchaser Representative” has the meaning specified in the introductory paragraph to this Agreement.
“Class B Purchasers” means, collectively, KKR Genesis TL Borrower LLC, a Delaware limited liability company, and each of its Affiliates listed or to be listed as “Class B Purchasers” in Section II of Schedule A hereto as of the Execution Date or prior to the Initial Closing, and each of their respective Affiliates to be listed as “Class B Purchasers” in Section III of Schedule A hereto prior to the Additional Closing (if any), in each case, in accordance with Section 2.01(j) hereof.
“Class B Units” means the Company’s Class B Units, having the rights, powers, privileges, duties, and obligations described in the A&R LLC Agreement.
7
869214.30-WILSR01A - MSW

“Class B Units Sales” means, collectively, the Initial Class B Units Sale and the Additional Class B Units Sale (if any).
“COD-Exempt Projects” means the Baldwin Wind Project, the Elk City I Wind Project, the Genesis Solar Project, the Northern Colorado I Wind Project and the Northern Colorado II Wind Project.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commercial Operation” means, with respect to each Project (other than the COD-Exempt Projects), “Commercial Operation” or the “Commercial Operation Date,” as such terms are defined in the applicable Power Purchase Agreement in respect of such Project.
“Commission” means the United States Securities and Exchange Commission.
“Company” has the meaning set forth in the introductory paragraph of this Agreement.
“Company Entities” means, collectively, the Company, any Subsidiaries of the Company as of the Execution Date, and NEP.
“Company LLC Agreement” has the meaning set forth in the recitals to this Agreement.
“Completion Date” has the meaning set forth in the Asset Purchase Agreement.
“Confidentiality Agreement” means that certain Confidentiality Agreement, entered into as of October 24, 2019, in connection with the transactions contemplated hereby among NEER, NEP, and Kohlberg Kravis Roberts & Co., L.P., a Delaware limited partnership, as may be amended from time to time, including by that certain letter agreement between the parties thereto, dated as of June 11, 2020.
“Consent” means any approval, authorization, consent, waiver, license, qualification, written exemption from, or order of or filing with any Governmental Authority, or of or with any self-regulatory organization or other non-governmental regulatory authority (including, without limitation, the NYSE), or approval of the holders of NEP Common Units or Series A Preferred Units, or any further approval of the Class A Purchaser or any of its Affiliates.
“Contract” means any contract, agreement, indenture, note, bond, mortgage, deed of trust, loan, instrument, lease, license, commitment, or other arrangement, understanding, undertaking, or obligation, whether written or oral.
“Contributed Assets” means those limited liability company interests specified in Section II of Schedule B hereto, which shall be contributed (or deemed to be contributed) by the Class A Purchaser to the Company prior to the Initial Closing.
“Contributed Assets EWC” means the amount of Estimated Working Capital (as such term is defined and used in the Contribution Agreement) used to determine the Contribution Amount.
“Contributed Project Companies” means those entities listed in Section II of Schedule B hereto under the heading “Project Company.”
“Contributed Project Companies Project Model” means the financial model for the Contributed Project Companies.
8
869214.30-WILSR01A - MSW

“Contribution Agreement” means that certain Contribution Agreement to be entered into prior to the Initial Closing within three (3) Business Days immediately preceding the Initial Closing Date, by and between the Class A Purchaser and the Company, substantially in the form attached hereto as Exhibit D.
“Contribution Amount” means the “Final Contribution Amount,” as that term is defined and used in the Contribution Agreement.
“Controlled Subsidiary” has the meaning set forth in the A&R LLC Agreement.
“Conversion Units” means the NEP Common Units to be issued upon conversion of Issued NEP Non-Voting Units, upon the terms and subject to the conditions of the NEP Partnership Agreement.
“COVID-19” means both the viral pneumonia named coronavirus disease 2019 (COVID-19) by the World Health Organization and the virus named Severe Acute Respiratory Syndrome Coronavirus 2 (SARS-CoV-2) by the International Committee on Taxonomy of Viruses and any mutations thereof.
“COVID-19 Effect” means any (i) required or recommended quarantines, travel restrictions, or social distancing, in each case, issued by a Governmental Authority, (ii) factory shutdowns or slowdowns, workplace or worksite shutdowns or slowdowns or work from home requirements or recommendations, or shipment interruptions or slowdowns, in each case, related to or resulting from COVID-19, (iii) other measures initiated or occurring in response to COVID-19 and (iv) other events or conditions related to or resulting from COVID-19.
“Credit Agreement” means the fully executed credit agreement, dated as of the Execution Date among KKR Genesis TL Parent LLC, the Class B Purchaser Representative, the lenders party thereto, and MUFG Bank, Ltd., as administrative agent, as may be amended, amended and restated, supplemented, or otherwise modified in accordance with Section 5.04(a).
“Credit Support Obligations” has the meaning set forth in Section 5.10.
“Debt Financing” has the meaning specified in Section 4.06(a).
“Debt Financing Terms” means the terms of the Debt Financing expressly provided for pursuant to the terms of the Credit Agreement, but solely with respect to (a) the principal amount available to be funded under any or all of the following: (i) the Funding Date Term Loan Facility, (ii) the Delayed Draw Loans, and (iii) the DSR LC Obligations (each as defined in the Credit Agreement), in each case, up to the maximum amount expressly permitted and provided for by the Credit Agreement, and (b) the amount set forth on the Target Debt Balance schedule and/or the Target Reserve Balance schedule, in each case, with respect to any Monthly Payment Date.
“Debt for Borrowed Money” means, with respect to any Person, at any date of determination, (i) all items that, in accordance with GAAP, would be classified as indebtedness on a consolidated balance sheet of such Person at such date, including any obligation of such Person under a Capitalized Lease Obligation, and (ii) any Synthetic Lease Obligations of such Person at such date; provided, however, that, for all purposes of this Agreement, Debt for Borrowed Money shall not include any obligations under any Non-Capitalized Lease Obligations, including any Land Contracts, or any obligations in connection with Deferred Payments.
9
869214.30-WILSR01A - MSW

“Deferred Payments” shall have the meaning set forth in the Pine Brooke Company Project Financing Documents and any comparable terms (having substantially the same meaning) contained in any Golden Plains Tax Equity Financing Documents.
“Deficit Class B Purchase Price Offset” has the meaning set forth in Section 2.16(e).
“Deficit Purchase Price Amount” has the meaning set forth in Section 2.16(e).
“Delaware LLC Act” means the Delaware Limited Liability Company Act.
“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act.
“Delay Notice” has the meaning set forth in the Sponsor Pine Brooke PSA.
“Disclosure Letter” means the disclosure letter delivered by the Company, NEP and the Class A Purchaser to the Class B Purchasers simultaneously with the execution of this Agreement.
“Dispute Notice” has the meaning set forth in Section 2.16(b)(i).
“Drop-Dead Date” means June 30, 2021, subject to extension pursuant to Section 7.01(a)(iii) or Section 7.01(b)(ii)(3).
“Elk City I Wind Project” has the meaning specified on Schedule J hereto.
“Environmental Report” means a copy of a Phase 1 Environmental Site Assessment Report with respect to each Project, dated no earlier than six (6) months prior to the Initial Closing Date or Additional Closing Date, as applicable, and which otherwise remains valid within the applicable American Society for Testing and Materials (ASTM) standards.
“Equity Commitment Letter” has the meaning specified in Section 4.06(a).
“Equity Financing” has the meaning specified in Section 4.06(a).
“Excess Purchase Price Amount” has the meaning set forth in Section 2.16(e).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.
“Execution Date” means November 2, 2020.
“Execution Date Base Case Levered Return” means the rate of return set forth in cell “C25” in the worksheet labeled “Model - 2020” in the Execution Date Portfolio Project Model.
“Execution Date Levered Hold Return” means the rate of return set forth in cell “C22” in the worksheet labeled “Model - 2020” in the Execution Date Portfolio Project Model.
“Execution Date Minimum Buyout Levered Return” means the rate of return set forth in cell “C29” in the worksheet labeled “Model – 2020” in the Execution Date Portfolio Project Model.
“Execution Date Portfolio Project Model” has the meaning specified in Section 2.16(a).
“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
10
869214.30-WILSR01A - MSW

“FERC” means the Federal Energy Regulatory Commission, or its successor.
“Financing” has the meaning specified in Section 4.06(a).
“Financing Arrangements” has the meaning specified in Section 5.04(b).
“Financing Definitive Agreements” has the meaning specified in Section 5.04(a).
“Financing Parties” means those lenders, arrangers, and agents and other financial institutions and investors that are or may become parties to the Credit Agreement and are commercial banks and their Affiliates or a Class B Purchaser or its Affiliates.
“Financing Related Party” means the Financing Parties or any of their respective former, current or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates, affiliated (or commonly advised) funds, representatives, agents, assignees, and successors of any of the foregoing.
“First Distribution Adjustment Period” has the meaning set forth in the A&R LLC Agreement.
“Force Majeure” means any event beyond the Company’s, the Class A Purchaser’s or NEP’s reasonable control (including, but not limited to any, or any combination of, any COVID-19 Effects, any acts, regulations or orders of Governmental Authorities, civil disorder, disasters, acts of terrorism, acts of war or hostilities, acts of God, fires, floods, tornadoes, earthquakes or other emergency conditions), which, individually or in the aggregate, prevent or materially impede the Company’s, the Class A Purchaser’s or NEP’s ability to perform their respective obligations hereunder resulting in or contributing to the failure of any condition in Section 2.03 or Section 2.04 to be satisfied prior to the Drop-Dead Date.
“Fraud” means the making of a representation, warranty, or covenant contained in this Agreement by a Person with a specific intent to induce such other Person to enter into this Agreement and (a) in the case of a representation, such representation contained a material misstatement or omission at the time it was made, and the Person making or giving the representation had actual Knowledge (and not imputed or constructive knowledge), of such material misstatement or omission at the time it was made, (b) such Person had the specific intent to induce such other Person to whom such representation, warranty, or covenant was made or given to enter into this Agreement, and (c) such other Person to whom such representation, warranty, or covenant was made or given reasonably relied on such materially inaccurate representation, warranty, or covenant in entering into this Agreement and suffered injury as a result thereof. For the avoidance of doubt, (i) the term “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including any claim for fraud) based on negligence or recklessness, and (ii) only the Party who committed Fraud shall be responsible for such Fraud and only to the Party alleged to have suffered from such alleged Fraud.
“GAAP” means generally accepted accounting principles in the United States of America as of the Execution Date, applied on a consistent basis during the period covered thereby; provided that, for the financial statements of NEP prepared as of a certain date, GAAP referenced therein shall be GAAP as of the date of such financial statements.
“Genesis Available Cash” means “Available Cash” as such term is defined in the A&R LLC Agreement.
“Genesis Solar Project” has the meaning specified on Schedule J hereto.
11
869214.30-WILSR01A - MSW

“Golden Plains Class A Membership Interests” means the Class A Member Membership Interests (as defined in the Golden Plains Company LLC Agreement) of the Golden Plains Company.
“Golden Plains Company” means Golden Plains, LLC, a Delaware limited liability company.
“Golden Plains Company LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Golden Plains Company to be entered into prior to the Initial Closing, as may be amended, restated, or supplemented from time to time.
“Golden Plains Entities” means, collectively, Golden Plains Holdings, Golden Plains Company and each of their respective Subsidiaries.
“Golden Plains Holdings” means Golden Plains Class A Holdings, LLC, a Delaware limited liability company.
“Golden Plains Paygo Payments” means the proceeds received by Golden Plains Holdings in respect of any capital contributions made by Tax Equity Investors with respect to PTCs, pursuant to the terms of the Golden Plains Company LLC Agreement.
“Golden Plains Project” means, as applicable, any of Baldwin Wind Project, Northern Colorado I Wind Project, and Northern Colorado II Wind Project and, collectively, all of the foregoing are referred to herein as the “Golden Plains Projects”.
“Golden Plains Targeted Flip Date” shall have the meaning ascribed to the term “Targeted Flip Date” in the Golden Plains Company LLC Agreement prior to consummation of the Golden Plains Tax Equity Financing.
“Golden Plains Tax Equity Financing” means the transactions contemplated by the Golden Plains Tax Equity Financing Documents.
“Golden Plains Tax Equity Financing Change” means an event in which any portion of the Golden Plains Tax Equity Financing shall have been consummated after the Execution Date on economic terms that affect the value of the Golden Plains Tax Equity Inputs (as compared to the value of such Golden Plains Tax Equity Inputs set forth in the Execution Date Portfolio Project Model) solely as a result of a change in (i) the amount or timing of Projected Golden Plains Class A Cash Flow, (ii) the amount or timing of Golden Plains Paygo Payments (or the calculation thereof), (iii) the Golden Plains Targeted Flip Date or (iv) the percentage of net profits or net losses of the Golden Plains Company allocated to Golden Plains Class A Membership Interests.
“Golden Plains Tax Equity Financing Documents” means one or more membership interest purchase agreements, equity capital contribution agreements or other definitive agreements with respect to the acquisition of Tax Equity Interests in Golden Plains Company with respect to the Baldwin Wind Project, the Northern Colorado I Wind Project and the Northern Colorado II Wind Project, as applicable, in each case, to be entered into following the Execution Date by and among the applicable Tax Equity Investors, Golden Plains Holdings and Golden Plains Company.
“Golden Plains Tax Equity Inputs” means the inputs to the Portfolio Project Model in the worksheet labeled “Resource Cases,”, in rows 84-87 and rows 97-100, in each case, subject to adjustment pursuant to Section 2.16 and consistent with the assumptions and procedures set forth in Schedule I.
12
869214.30-WILSR01A - MSW

“Governmental Authority” means, with respect to a particular Person, any country, state, county, city, and political subdivision in which such Person or such Person’s property is located or that exercises valid jurisdiction over any such Person or such Person’s property, and any court, agency, arbitration body, tribunal, department, commission, board, bureau, or instrumentality of any of them, and any monetary authority that exercises valid jurisdiction over any such Person or such Person’s property. Unless otherwise specified, all references to Governmental Authority herein with respect to the Company Entities means a Governmental Authority having jurisdiction over the Company Entities or any of their respective properties.
“Governmental Authorization” means any authorization, approval, order, license, certificate, determination, registration, Permit, or consent required of or granted by, or any notice required to be delivered to or filed with, any Governmental Authority, including the FERC and, to the extent applicable, the expiration of any waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Harmony Solar Project” has the meaning specified on Schedule J hereto.
“Hedge” means any hedging transactions relating to interest rates under the Credit Agreement, including any hedge, option, swap, future or future contract.
“Indebtedness” means any amount payable by a Person as debtor, borrower, issuer, guarantor, or otherwise pursuant to (a) an agreement or instrument involving or evidencing money borrowed, or the advance of credit, including financings by Subsidiaries of such Person, and the face amount of any letter of credit supporting the repayment of indebtedness for borrowed money issued for the account of such Person and obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance of financing (in each case, only to the extent undrawn or, in the case of any drawing, not cash collateralized or reimbursed within two (2) Business Days of the date drawn); (b) indebtedness of a third party described in clauses (a), (c), or (d) of this definition (i) that is guaranteed by such Person or its Subsidiaries or (ii) that is secured by any Lien on assets owned or acquired by such Person or its Subsidiaries, whether or not the indebtedness secured thereby has been assumed by such Person or its Subsidiaries; provided that, in the case of any Indebtedness described in this clause (ii), the amount of such Indebtedness shall be deemed to be the lesser of the outstanding principal amount of such Indebtedness or the fair market of the assets of such Person or any of its Subsidiaries securing such Indebtedness; (c) purchase-money indebtedness and capital lease obligations classified as such in accordance with GAAP (other than as a result of the adoption or implementation of Accounting Standards Codification No. 842 or any successor provision or amendment or other modification thereto); or (d) obligations evidenced by bonds, debentures, notes, or other instruments of debt securities.
“Indemnified Party” has the meaning specified in Section 6.03(b).
“Indemnifying Party” has the meaning specified in Section 6.03(b).
“Independent Expert” means Duff & Phelps or, if Duff & Phelps is unwilling or unable to serve as Independent Expert under this Agreement, such other independent, internationally recognized accounting, valuation or consultant firm as shall be mutually agreed upon by the Company, the Class A Purchaser, NEP and the Class B Purchaser Representative.
“Initial Acquired Assets” means those assets specified in Section I.A of Schedule B hereto.
13
869214.30-WILSR01A - MSW

“Initial Acquired Project Companies” means those entities listed in Section I.A of Schedule B hereto under the heading “Project Company”.
“Initial Additional Closing Portfolio Project Model” has the meaning specified in Section 2.16(b).
“Initial Aggregate Class B Purchase Price” means such aggregate Class B Purchase Price payable by the Class B Purchasers to the Company in respect of the Initial Aggregate Class B Purchased Units, as shall be set forth in the Notice of Initial Closing delivered in accordance with Section 2.02(a) or Section 2.02(b), which amount, in no event, shall (i) be less than seven hundred and fifty million U.S. dollars ($750,000,000) or (ii) exceed the Class B Purchase Price.
“Initial Aggregate Class B Purchased Units” means such number of Class B Units as is equal to the product (rounded to the nearest whole unit) obtained by multiplying (x) the number of Aggregate Class B Purchased Units by (y) the quotient determined by dividing (i) the Initial Aggregate Class B Purchase Price by (ii) the Class B Purchase Price.
“Initial Class B Purchased Units Return” has the meaning specified in Section 2.17.
“Initial Class B Units Sale” has the meaning set forth in the recitals of this Agreement.
“Initial Closing” means the consummation of the issuance and sale of the Initial Aggregate Class B Purchased Units.
“Initial Closing Base Case Levered Return” means the rate of return set forth in cell “C25” in the worksheet labeled “Model – 2020” in the Initial Closing Portfolio Project Model.
“Initial Closing Date” means the date the Initial Closing is actually consummated pursuant to Section 2.02(a).
“Initial Closing Dispute Notice” has the meaning set forth in Section 2.16(a)(i).
“Initial Closing Distribution Amount” means an amount in cash equal to the excess of the Initial Aggregate Class B Purchase Price over the Wilmot Purchase Price; provided, however, that, in the event of a Wilmot Holdback Event, the Initial Closing Distribution Amount shall equal the Initial Aggregate Class B Purchase Price.
“Initial Closing Levered Hold Return” means the rate of return set forth in cell “C22” in the worksheet labeled “Model – 2020” in the Initial Closing Portfolio Project Model.
“Initial Closing Minimum Buyout Levered Return” means the rate of return set forth in cell “C29” in the worksheet labeled “Model – 2020” in the Initial Closing Portfolio Project Model.
“Initial Closing Portfolio Project Model” means the Initial Updated Portfolio Project Model, as finally determined pursuant to Section 2.16(a), Section 2.16(c) or Section 2.16(d), as applicable, and in a manner consistent with the assumptions and procedures set forth in Schedule I.
“Initial Individual Class B Purchase Price” means, with respect to each Class B Purchaser set forth in Section II of Schedule A hereto, the price paid to the Company by such Class B Purchaser in respect of the Initial Individual Class B Purchased Units purchased by such Class B Purchaser at the Initial Closing, which amount shall equal such Class B Purchaser’s Pro Rata Share set forth in Section II of Schedule A hereto, multiplied by the Initial Aggregate Class B Purchase Price.
14
869214.30-WILSR01A - MSW

“Initial Individual Class B Purchased Units” means, with respect to each Class B Purchaser set forth in Section II of Schedule A hereto, such number of Class B Units to be purchased by such Class B Purchaser from the Company at the Initial Closing, which number shall be equal to such Class B Purchaser’s Pro Rata Share set forth in Section II of Schedule A hereto, multiplied by the total number of Initial Aggregate Class B Purchased Units.
“Initial Issuance” has the meaning set forth in Section 2.01(d).
“Initial Issuance Date” has the meaning set forth in Section 2.01(d).
“Initial Updated Portfolio Project Model” has the meaning specified in Section 2.16(a).
“Inside Date” means December 1, 2020; provided, however, that if, at any time prior to December 1, 2020, a Delay Notice shall have been delivered pursuant to the Sponsor Pine Brooke PSA, then the Inside Date may be extended by written notice delivered by the Class A Purchaser or the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Initial Aggregate Class B Purchased Units at the Initial Closing) to each other Party, in either case, until the earlier to occur of (a) March 31, 2021 or (b) such date on which the parties to the Sponsor Pine Brooke PSA mutually agree in writing on the effects on the terms of the transactions contemplated by the Sponsor Pine Brooke PSA resulting from the matters set forth in such Delay Notice (as set forth in written notice thereof delivered to the Class A Purchaser and the Class B Purchaser Representative in accordance with the Sponsor Pine Brooke PSA).
“Interim Additional Closing Base Case Levered Return” means the Initial Closing Base Case Levered Return, updated to reflect any Additional Closing Model Input Updates in connection with the Additional Closing or any Wilmot Return pursuant to Section 2.16, and in a manner consistent with the assumptions and procedures set forth in Schedule I.
“Interim Additional Closing Levered Hold Return” means the Initial Closing Levered Hold Return, updated to reflect any Additional Closing Model Input Updates in connection with the Additional Closing or any Wilmot Return, pursuant to Section 2.16, and in a manner consistent with the assumptions and procedures set forth in Schedule I.
“Interim Additional Closing Minimum Buyout Levered Return” means the Initial Closing Minimum Buyout Levered Return, updated to reflect any Additional Closing Model Input Updates in connection with the Additional Closing or any Wilmot Return, pursuant to Section 2.16, and in a manner consistent with the assumptions and procedures set forth in Schedule I.
“Interim Additional Closing Portfolio Project Model” has the meaning specified in Section 2.16(c)(iii).
“Interim Initial Closing Portfolio Project Model” has the meaning specified in Section 2.16(c)(ii).
“Interim Period” means the period of time commencing on the Execution Date and ending on the earlier to occur of (a) the Initial Closing Date, and (b) the date on which this Agreement shall be validly terminated in accordance with the terms hereof.
“Issued NEP Non-Voting Units” means the NEP Non-Voting Units to be issued to the Class B Purchasers or their Affiliates upon exercise of the Call Option, the NEP Change of Control Option, or
15
869214.30-WILSR01A - MSW

the Class B COC Option, each pursuant to the terms of the A&R LLC Agreement and the NEP Partnership Agreement.
“Knowledge” means, with respect to each of the Company, the Class A Purchaser, and NEP, the actual knowledge of those individuals listed on Schedule C(1) hereto, in their capacity as employees of NEER, and, with respect to the Class B Purchasers, the actual knowledge of those individuals listed on Schedule C(2) hereto.
“Land Contract” means all material deeds, leases, sublease or sub-sublease, letting, license, concession or other Contract (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy, all or any portion of any space in a project site, easements, options and other real property estates, interests or rights in and to a project site held by any Project Company.
“Law” means any federal, state, local, or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law (including common law), rule, or regulation.
“Lien” means any mortgage, pledge, lien (statutory or otherwise), encumbrance, security interest, security agreement, conditional sale, trust receipt, charge, or claim, or a lease, consignment, or bailment, preference, or priority, assessment, deed of trust, easement, servitude, or other encumbrance upon or with respect to any property of any kind (including any Capitalized Lease Obligation or Synthetic Lease Obligation), but excluding any of the foregoing arising under any Non-Capitalized Lease Obligation.
“Limited Guaranty” has the meaning set forth in the recitals to this Agreement.
“Liquidity Event” has the meaning set forth in the A&R LLC Agreement.
“Material Adverse Effect” means any change, event, or effect that, individually or together with any other changes, events, or effects, has had or would reasonably be expected to have a material adverse effect on (a) the business, properties, assets, liabilities, financial condition, or results of operations of NEP and its Subsidiaries, taken as a whole, on the one hand, or the Company and its Subsidiaries, taken as a whole, on the other hand or (b) the ability of any of the Company Entities, as applicable, to perform its obligations under the Transaction Documents; provided, however, that a Material Adverse Effect shall not include any adverse effect on the foregoing to the extent such adverse effect results from, arises out of, or relates to (i) a general deterioration in the economy or changes in the general state of the markets or industries in which any one of the Company Entities operates (including, for the avoidance of doubt, adverse changes (A) in commodity prices, (B) in capital spending by participants or their customers in the renewable energy or natural gas energy sector, and (C) otherwise associated with changes in the renewable or natural gas energy sector and the resulting effect on NEP and its Subsidiaries, taken as a whole, on the one hand, or the Company and its Subsidiaries, taken as a whole, on the other hand), except, with respect to this clause (i), to the extent that NEP and its Subsidiaries, taken as a whole, on the one hand, or the Company and its Subsidiaries, taken as a whole, on the other hand, are adversely affected in a disproportionate manner as compared to other industry participants, (ii) any deterioration in the condition of the capital markets or any inability on the part of the Company Entities to access the capital markets, (iii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency, acts of war (whether or not declared) or the occurrence or escalation of any other calamity or crisis, including acts of terrorism, (iv) any epidemic, pandemic, disease outbreak, hurricane, flood, tornado, earthquake or other natural disaster, or the escalation or worsening of any of the foregoing (including any COVID-19 Effect), (v) any change in accounting requirements or principles imposed upon the Company Entities or
16
869214.30-WILSR01A - MSW

their respective businesses or any change in applicable Law, or the interpretation thereof, (vi) any change in the credit rating or outlook of any of the Company Entities or any of their securities (except that the underlying causes of any such changes may be considered in determining whether a Material Adverse Effect has occurred), (vii) changes in the market price or trading volume of the NEP Common Units (except that the underlying causes of any such changes may be considered in determining whether a Material Adverse Effect has occurred), (viii) any failure of the Company or NEP to meet any internal or external projections, forecasts, or estimates of revenue or earnings for any period (except that the underlying causes of any such failures may be considered in determining whether a Material Adverse Effect has occurred) or (ix) the filing of the bankruptcy cases of PG&E Corporation and its Affiliate, Pacific Gas and Electric Company, that is jointly administered in the United States Bankruptcy Court for the Northern District of California under case number 19-30088 together with all related adversary actions, suits, claims, and proceedings, including to the extent the foregoing may be an underlying cause of any other change, event, or effect described in any of clauses (vi), (vii), or (viii) hereof.
“Membership Interests” means the Company’s Membership Interests, which, as of the Initial Closing Date, shall consist of Class A Units and Class B Units, as more fully described in the A&R LLC Agreement.
“MIPA Guaranty” means that certain MIPA Guaranty, dated as of May 20, 2020, made by NextEra Energy Resources, LLC, a Delaware limited liability company, in favor of BAL Investment & Advisory, Inc., a Delaware corporation.
“Money Laundering Laws” means the Currency and Foreign Transactions Reporting Act of 1970, as amended, and the anti-money laundering statutes and any related or similar rules, regulations, or guidelines issued, administered, or enforced by any Governmental Authority.
“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Exchange Act (or any successor to such Section).
“NEER” means NextEra Energy Resources, LLC, a Delaware limited liability company.
“Negotiation Period” has the meaning set forth in Section 2.16(c).
“NEP” has the meaning set forth in the introductory paragraph of this Agreement.
“NEP Acquisitions” means NextEra Energy Partners Acquisitions, LLC, a Delaware limited liability company.
“NEP Change of Control Option” has the meaning set forth in the A&R LLC Agreement.
“NEP Common Units” means Common Units, as that term is defined in the NEP Partnership Agreement.
“NEP GP” means NextEra Energy Partners GP, Inc., a Delaware corporation and the general partner of NEP.
“NEP Non-Voting Units” means non-voting common units of NEP that shall have the same economic rights as the NEP Common Units, except that such non-voting common units shall have no voting rights whatsoever and shall not be listed on any National Securities Exchange. Each Issued NEP Non-Voting Unit shall, subject to and in accordance with the terms of the NEP Partnership Agreement, automatically convert into one Conversion Unit upon the terms of and subject to the conditions set forth in the NEP Partnership Agreement.
17
869214.30-WILSR01A - MSW

“NEP Obligations” means the obligations of NEP specifically contained in Sections 2.01(b), 2.01(c), 2.03, 2.04, 2.06, 2.07(c), 2.13, 5.01, 5.02, 5.03, 5.04, 5.05(d), 5.05(e), 6.01, 6.03, 7.01, 7.02, and 7.03(c), Article III, and Article VIII.
“NEP OpCo” means NextEra Energy Operating Partners, LP, a Delaware limited partnership.
“NEP Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of NEP, dated as of November 12, 2019, as amended from time to time in accordance with the terms thereof.
“NEP Related Parties” has the meaning specified in Section 6.02(a).
“NEP SEC Documents” means NEP’s forms, registration statements, reports, schedules, statements, and exhibits filed with the Commission by it under the Exchange Act or the Securities Act, as applicable.
“NEP Subsidiaries” means, collectively, the Subsidiaries of NEP.
“Non-Capitalized Lease Obligation” means a lease obligation that is not required to be accounted for as a financing or capital lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP; provided, however, that, for the avoidance of doubt, each straight-line lease, operating lease and Land Contract (including, without limitation, the Pine Brooke Material Land Contracts) shall be considered a Non-Capitalized Lease Obligation for all purposes of this Agreement.
“Northern Colorado I Wind Project” has the meaning specified on Schedule J hereto.
“Northern Colorado II Wind Project” has the meaning specified on Schedule J hereto.
“Notice of Additional Closing” has the meaning specified in Section 2.08(a).
“Notice of Initial Closing” has the meaning specified in Section 2.02(a).
“NYSE” means the New York Stock Exchange.
“Organizational Documents” means, as applicable, an entity’s agreement of limited partnership, certificate of limited partnership, limited liability company agreement, certificate of formation, certificate or articles of incorporation, bylaws, or other similar organizational documents.
“Parties” means the Company, the Class A Purchaser, the Class B Purchasers (including the Class B Purchaser Representative) set forth in Schedule A hereto (as may be amended from time to time in accordance with the terms hereof) and, solely to the extent of the NEP Obligations set forth herein, NEP.
“Permits” means any and all necessary licenses, authorizations, permits, variances, waivers, exemptions, consents, and approvals.
“Permitted Lien” means: (a) with respect to equity interests of any Person, any restriction (including transfer restrictions) arising under applicable securities Laws or the Organizational Documents of such Person or of any Subsidiary or Tax Equity Entity in which such Person owns an equity interest; and (b) with respect to any other assets, property or rights of any Person, (i) statutory
18
869214.30-WILSR01A - MSW

Liens for Taxes (A) not yet due or delinquent or (B) the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been specifically established on the financial statements of such Person to the extent required under GAAP; (ii) mechanics’, materialmen’s, carriers’, workers’, repairers’ and other similar Liens arising or incurred in the ordinary course of business relating to obligations that are not yet due on the part of the applicable Person (or its Subsidiary) or the validity of which are being contested in good faith, or for which adequate reserves have been specifically established on the financial statements of such Person in accordance with GAAP; (iii) zoning, entitlement, environmental or conservation restrictions and other land use and environmental regulations imposed by Governmental Authorities so long as such restrictions and regulations do not materially impair the value or use of the property affected and are not violated by the current use or occupancy or such Person’s conduct of its business at the applicable property; (iv) covenants and restrictions set forth in this Agreement or in any other Transaction Document; (v) Liens arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due or delinquent or which is being contested diligently in good faith by such Person; (vi) non-exclusive licenses with respect to intellectual property granted in the ordinary course of business; (vii) terms and conditions of any Land Contract (including the Pine Brooke Material Land Contracts) or Non-Capitalized Lease Obligations in which such Person is a party as in effect on the date hereof; (viii) Liens to be released at or prior to the Initial Closing; (ix) Liens listed as exceptions in title insurance policies related to a Project made available to the Class B Purchaser Representative prior to the Execution Date; (x) Liens identified in surveys related to a Project made available to the Class B Purchaser Representative prior to the Execution Date; (xi) defects, easements, servitudes, rights-of-way, restrictions (including municipal and other governmental restrictions), irregularities, clouds on title, statutory Liens and other encumbrances (other than Liens securing Debt for Borrowed Money) that do not materially impair the value or use of the property affected and that do not individually or in the aggregate materially interfere with or detract from any such Person’s ability to conduct business at the applicable property; (xii) Liens arising under the Pine Brooke Tax Equity Financing Documents, Golden Plains Tax Equity Financing Documents, Golden Plains Company LLC Agreement or any other document entered into in connection with any of the foregoing; and (xiii) Liens created during the Interim Period, solely to the extent permitted pursuant to the terms of Section 5.01.
“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government, or any agency, instrumentality, or political subdivision thereof, or any other form of entity.
“Pine Brooke Available Cash” means “Available Cash” as such term is defined in the Pine Brooke Holdings A&R LLC Agreement.
“Pine Brooke Class C Pro Rata Share” means “Pro Rata Share”, as such term is defined in the Second Amended and Restated Limited Liability Company Agreement of Pine Brooke Holdings.
“Pine Brooke (Class C) PSA Appendix” means that certain Appendix to the 2020 Amendment to Asset Purchase Agreement providing for the sale by Sellco of the Initial Acquired Assets to NEP Acquisitions.
“Pine Brooke Company” means Pine Brooke, LLC, a Delaware limited liability company.
“Pine Brooke Company A&R LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Pine Brooke Company, by and among the Company and each of the Pine Brooke Company Class B Members party thereto, dated as of September 24, 2020, as may be amended, restated, or supplemented from time to time.
19
869214.30-WILSR01A - MSW

“Pine Brooke Company Class A Membership Interests” means the Class A Member Membership Interests (as defined in the Pine Brooke Company A&R LLC Agreement) of Pine Brooke Company.
“Pine Brooke Company Class B Membership Interests” has the meaning specified in the Pine Brooke Company A&R LLC Agreement.
“Pine Brooke Company Portfolio Project Model” means the financial model for the Pine Brooke Company.
“Pine Brooke Company Project Financing Documents” means the “Project Financing Documents” (as defined in the Sponsor Pine Brooke PSA).
“Pine Brooke Holdings” means Pine Brooke Class A Holdings, LLC, a Delaware limited liability company.
“Pine Brooke Holdings A&R LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Pine Brooke Holdings, to be entered into by and among Pine Brooke Funding, LLC, a Delaware limited liability company, KKR Pine Brooke Issuer LLC, a Delaware limited liability company, and NEP Acquisitions and the Company, as members, on or about the Initial Closing Date, as may be amended, restated, or supplemented from time to time.
“Pine Brooke Holdings Class C Membership Interests” has the meaning specified in the Pine Brooke Holdings A&R LLC Agreement.
“Pine Brooke Material Land Contracts” has the meaning given to “Material Land Contracts” in the Sponsor Pine Brooke PSA.
“Pine Brooke Paygo Payments” means the proceeds received by Pine Brooke Holdings in respect of any capital contributions made by Tax Equity Investors with respect to PTCs, pursuant to Section 3.2(b)(ii) of the Pine Brooke Company A&R LLC Agreement.
“Pine Brooke Project” means, as applicable, any of the Blue Summit III Wind Project, the Harmony Solar Project, the Ponderosa Wind Project, the Saint Solar Project, the Sanford Airport Solar Project, the Soldier Creek Wind Project, and the Taylor Creek Solar Project and, collectively, all of the foregoing are referred to herein as the “Pine Brooke Projects.”
“Pine Brooke Tax Equity Financing” means the “Tax Equity Financing” (as such term is defined in the Sponsor Pine Brooke PSA).
“Pine Brooke Tax Equity Financing Change” means an event in which any portion of the Pine Brooke Tax Equity Financing shall have been consummated after the Execution Date on economic terms that affect the value of the Pine Brooke Tax Equity Inputs (as compared to the value of such Pine Brooke Tax Equity Inputs set forth in the Execution Date Portfolio Project Model) solely as a result of a change in (i) the amount or timing of Projected Pine Brooke Class C Cash Flow, (ii) the amount or timing of Pine Brooke Paygo Payments (or the calculation thereof), (iii) the Targeted Flip Date (as such term is defined in the Pine Brooke Company A&R LLC Agreement), or (iv) the percentage of net profits or net losses of the Pine Brooke Company allocated to the Pine Brooke Company Class A Membership Interests.
“Pine Brooke Tax Equity Financing Documents” means, collectively, the Project Financing Documents and Tax Equity Agreements (each as defined in the Sponsor Pine Brooke PSA).
20
869214.30-WILSR01A - MSW

“Pine Brooke Tax Equity Inputs” means the inputs to the Portfolio Project Model in the worksheet labeled “Resource Cases”, in rows 90-93 and rows 103-106, in each case, subject to adjustment pursuant to Section 2.16 and in a manner consistent with the assumptions and procedures set forth in Schedule I.
“Ponderosa Wind Project” has the meaning specified on Schedule J hereto.
“Portfolio Project Model” means the financial model for the Project Companies that consolidates the Pine Brooke Company Portfolio Project Model with the Wilmot Project Model and each of the Contributed Project Companies Project Model into one set of outputs.
“Post-Closing Working Capital Adjustment Payment” shall have the meaning set forth in the Pine Brooke (Class C) PSA Appendix.
“Power Purchase Agreement” means any purchase and sale agreement with respect to the offtake of electricity, capacity, and ancillary services and any contract for differences, in each case, to which any Project Company is a party and is set forth on Schedule K.
“Pre-Closing Model Input Updates” means any changes to the value of the inputs as set forth in any cell highlighted in yellow (or in the case of a change described in clause (v) below, in blue) in the Portfolio Project Model, from the values set forth therein in the Execution Date Portfolio Project Model, to the extent such changes result from (i) the Bring-Down Consultant Reports, (ii) a Pine Brooke Tax Equity Financing Change, (iii) a Golden Plains Tax Equity Financing Change, (iv) any Project (other than the COD-Exempt Projects and Wilmot Solar Project) not achieving Commercial Operation on or prior to the applicable date set forth in the Execution Date Portfolio Project Model with respect to such Project, (v) (A) changes to the Debt Financing that are contemplated by the Credit Agreement or other Loan Documents and expressly permitted and provided for pursuant to the terms thereof (including any obligation of the Class B Purchaser to pay the Ticking Fees, solely to the extent resulting from the failure of the Initial Closing to occur prior to December 31, 2020) and (B) an increase in fees and costs pursuant to the terms of any Hedge entered into by the Class B Purchaser in connection with the Debt Financing as a result of the failure of the Initial Closing to occur prior to December 31, 2020, (vi) a Wilmot Holdback Event and the resulting removal of the Wilmot Solar Project and all Additional Closing Model Input Updates pursuant to Section 5.08, (vii) any damage or destruction to the assets of the Project Companies occurring prior to the Initial Closing Date resulting from casualty loss, to reflect any reduction in the amount or timing of Projected Class B Cash Flow resulting from such casualty loss until repairs or replacement of such assets are made, any expenditures needed to make such repairs or replacements, and the application of any related insurance proceeds or (viii) the amount of fees and expenses for counsel and other advisors to the Agent, the lenders under the Credit Agreement or any counterparty to any Hedge that are required to be reimbursed to such parties exceeding the amount of such fees and expenses included as part of the Reimbursement Amount in the Execution Date Portfolio Project Model (it being understood and agreed that the changes under clauses (ii) and (iii) have not been highlighted in the Portfolio Project Model to allow the definitions of Pine Brooke Tax Equity Financing Change and Golden Plains Tax Equity Financing Change to govern such changes for purposes of the definition of Pre-Closing Model Input Updates).
“Pro Rata Share” means, with respect to each Class B Purchaser, the percentage set forth opposite the name of such Class B Purchaser (i) with respect to the Initial Individual Class B Purchased Units to be purchased by such Class B Purchaser at the Initial Closing, on Section II of Schedule A hereto under the column entitled “Pro Rata Share”, as may be amended prior to the Initial Closing in accordance with Section 2.01(j) and (ii) with respect to the Additional Individual Class B Purchased Units (if any) to be purchased by such Class B Purchaser at the Additional Closing (if any), on
21
869214.30-WILSR01A - MSW

Section III of Schedule A hereto under the column entitled “Pro Rata Share”, as may be amended prior to the Additional Closing (if any) in accordance with Section 2.01(j).
“Project” means, (i) with respect to each Initial Acquired Project Company, its Initial Acquired Project Company, and (ii) with respect to Wilmot and each Contributed Project Company, has the meaning specified on Schedule J hereto.
“Project Companies” means, collectively, the Acquired Project Companies, the Contributed Project Companies and the Project Company Holdcos.
“Project Company Holdco” means, with respect to each Project Company, such Person (if any) listed opposite the name of such Project Company under the heading “Project Company Holdco” in Schedule B hereto.
“Projected Class B Cash Flow” means the aggregate amount of pro forma distributions of Available Cash to be received in respect of all outstanding Class B Membership Interests over the life of the Projects, as set forth in the Execution Date Portfolio Project Model.
“Projected Golden Plains Class A Cash Flow” means the aggregate amount of pro forma distributions of Genesis Available Cash to be received in respect of all outstanding Golden Plains Class A Membership Interests over the life of the Golden Plains Projects, as set forth in the Execution Date Portfolio Project Model.
“Projected Pine Brooke Class C Cash Flow” means the aggregate amount of pro forma distributions of Pine Brooke Available Cash to be received in respect of all outstanding Pine Brooke Holdings Class C Membership Interests over the life of the Pine Brooke Projects, as set forth in the Execution Date Portfolio Project Model.
“Projected Wilmot Cash Flow” means the aggregate amount of pro forma distributions of Genesis Available Cash projected to be received in respect of all Wilmot Cash Flow over the life of the Wilmot Solar Project, as set forth in the Initial Closing Portfolio Project Model.
“PSA Closing” means the “Closing” (as such term is defined in the Sponsor Pine Brooke PSA).
“PSA Seller” means the “Seller” (as such term is defined in the Sponsor Pine Brooke PSA).
“PTC” means the renewable electricity production credit under Section 45 of the Code.
“Purchased Units” mean, (i) with respect to the Class A Purchaser, (x) the Class A Purchased Units and (y) from the Initial Issuance until the Additional Closing (if any), the Additional Aggregate Class B Purchased Units and (ii) with respect to each Class B Purchaser, (x) the Initial Individual Class B Purchased Units and (y) from and after the Additional Closing (if any), the Additional Individual Class B Purchased Units (if any) to be purchased by such Class B Purchaser, in each case, pursuant to the terms of this Agreement.
“Purchaser Related Parties” has the meaning specified in Section 6.01(a).
“Purchasers” means, collectively, the Class A Purchaser and the Class B Purchasers and individually, the Class A Purchaser or an individual Class B Purchaser, as applicable.
“Qualifying Financing” has the meaning set forth in the A&R LLC Agreement.
22
869214.30-WILSR01A - MSW

“Registration Rights Agreement” means the Registration Rights Agreement to be entered into at the Initial Closing, between NEP, the Class B Purchaser Representative, and the other Class B Purchasers party thereto, substantially in the form attached hereto as Exhibit B.
“Reimbursable Expenses” has the meaning specified in Section 8.01.
“Reimbursement Amount” has the meaning specified in Section 8.01.
“Remaining Disputed Matters” has the meaning specified in Section 2.16(d).
“Representatives” means, with respect to a specified Person, the investors, officers, directors, managers, employees, agents, advisors, counsel, accountants, investment bankers, and other representatives of such Person.
“Restructuring Transactions” means the consummation of the transactions contemplated by the Contribution Agreement, and the performance by the Company of its obligations thereunder, the contribution by the Class A Purchaser of the Initial Acquired Assets and consummation of the transactions and other matters set forth on Schedule D hereto.
“ROFR Agreement” means that certain Right of First Refusal Agreement, by and among NEP, NEP OpCo and NEER, dated as of August 4, 2017, as may be amended, restated or otherwise modified from time to time.
“Saint Solar Project” has the meaning specified on Schedule J hereto.
“Sanctioned Country” means, a country or territory that is the subject of comprehensive Sanctions (which, as of the Execution Date, means Cuba, Iran, North Korea, Syria, and the Crimea region).
“Sanctioned Person” means at any time any Person: (i) listed on any Sanctions-related list of designated or blocked Persons; (ii) ordinarily resident in or organized under the laws of a Sanctioned Country; or (iii) fifty percent (50%) or more (in the aggregate) of which is owned, directly or indirectly, by any of the foregoing.
“Sanctions” means, collectively, the sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United Nations Security Council, or the European Union.
“Sanford Airport Solar Project” has the meaning specified on Schedule J hereto.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.
“Sellco” means NEP US SellCo, LLC, a Delaware limited liability company.
“Series A Preferred Units” has the meaning set forth for such term in the NEP Partnership Agreement.
“Soldier Creek Wind Project” has the meaning specified on Schedule J hereto.
“Sponsor” means KKR Group Partnership L.P., a Delaware limited partnership.
23
869214.30-WILSR01A - MSW

“Sponsor Pine Brooke PSA” means that certain Purchase and Sale Agreement by and between PSA Seller, as seller, and KKR Pine Brooke Issuer LLC, as purchaser, dated as of the Execution Date, as amended by the Additional Acquired Companies Amendment to Purchase and Sale Agreement (2020 Acquired Companies Annex) and the Acquired Companies Annex for the 2020 Acquired Companies Acquisition attached thereto, dated as of the Execution Date, as may be further amended or modified from time to time.
“Sponsor Pine Brooke PSA Purchaser” means the “Purchaser” (as defined in the Sponsor Pine Brooke PSA).
“Subsidiary” means, as to any Person, any corporation or other entity of which: (a) such Person or a Subsidiary of such Person is, in the case of a partnership, a general partner or, in the case of a limited liability company, the managing member or manager thereof; (b) at least a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries; or (c) any corporation or other entity as to which such Person consolidates for accounting purposes. For the avoidance of doubt, neither Pine Brooke Holdings (or any of its Subsidiaries) nor NextEra Desert Center Blythe, LLC, is a Subsidiary of the Company nor shall they be deemed a Subsidiary of the Company for any purposes of this Agreement.
“Support Obligations” means all material guaranties, letters of credit, bonds, collateral, or other credit support provided by NEP, its Affiliates, or any of their respective Subsidiaries (other than a Company Entity) on behalf of any Company Entity.
“Synthetic Lease Obligation” means, as of any date, the amount of monetary obligations of a Person under a so-called synthetic, off-balance sheet or tax retention lease as of such date.
“Tax” means any net income, alternative, or add-on minimum tax, gross income, gross receipts, estimated, sales, use, ad valorem, personal property, franchise, profits, license, withholding (on amounts paid or received), payroll, employment, social security, unemployment, disability, excise, severance, stamp, occupation, capital stock, transfer, registration, value added, premium, property, environmental or windfall profit tax, custom, import, license, duty or other tax, governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax, or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax, charge, or assessment (federal, state, and local, foreign or domestic).
“Tax Equity Credit Support Entities” means, collectively, NEP and NEP OpCo.
“Tax Equity Entity” means, collectively, each of Pine Brooke Company and Golden Plains Company (in each case, for so long as it has outstanding Tax Equity Interests).
“Tax Equity Interests” means the Pine Brooke Company Class B Membership Interests and any other issued and outstanding equity interests in the Project Companies (including Golden Plains Company) that (a) are issued to Persons not Affiliates of NEP, (b) do not represent a controlling interest in such Project Company and (c) entitle the holder thereof to PTCs and/or investment tax credits under Section 48 of the Code.
24
869214.30-WILSR01A - MSW

“Tax Equity Investors” means such Persons to be issued Tax Equity Interests in (i) Golden Plains Company pursuant to the Golden Plains Tax Equity Financing or Wilmot Tax Equity Financing or (ii) Pine Brooke Company pursuant to the Pine Brooke Tax Equity Financing.
“Tax Return” means any return (including any information return, declaration or statement) and any schedule, exhibit or attachment thereto, filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, claim for refund or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.
“Taylor Creek Solar Project” has the meaning specified on Schedule J hereto.
“Termination Fee” means an amount equal to fifteen million U.S. dollars ($15,000,000).
“Third-Party Claim” has the meaning specified in Section 6.03(b).
“Ticking Fees” means, collectively, each “Ticking Fee”, as such term is defined in those certain fee letters, dated as of the Execution Date, by and between the Class B Purchaser Representative and each lender party to the Credit Agreement, in an amount not exceeding (i) 0.125% of the Commitments (as defined in the Credit Agreement), so long as the Initial Closing shall occur on or after January 1, 2021 but prior to March 31, 2021, (ii) 0.25% of the Commitments, so long as the Initial Closing shall occur on or after April 1, 2021 but prior to June 30, 2021, and (iii) 0.375% of the Commitments, so long as the Initial Closing shall occur on or after July 1, 2021 but prior to August 31, 2021.
“Transaction Documents” means, collectively, this Agreement, the Registration Rights Agreement, the A&R LLC Agreement, the Asset Purchase Agreement, the Contribution Agreement, the Wilmot Purchase Agreement, the Assignment of Wilmot PSA Appendix, the Assignment of Pine Brooke (Class C) PSA Appendix, the Additional Class B Units Contribution Agreement, and any and all other agreements or instruments executed and delivered to the Purchasers by the Company or NEP hereunder or thereunder, as applicable.
“Transaction Term Adjustments” has the meaning specified in Section 2.16(a).
“Transfer Taxes” means all federal, state, local, or foreign sales, use, transfer, real property transfer, documentary, registration, mortgage recording, stamp duty, value-added, or similar Taxes.
“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary, or final Treasury Regulations.
“Updated Base Case Levered Return” means the Execution Date Base Case Levered Return, updated to reflect any Pre-Closing Model Input Updates in connection with the Initial Closing pursuant to Section 2.16 and in a manner consistent with the assumptions and procedures set forth in Schedule I.
“Updated Levered Hold Return” means the Execution Date Base Case Levered Return, updated to reflect any Pre-Closing Model Input Updates in connection with the Initial Closing and in a manner consistent with the assumptions and procedures set forth in Schedule I.
25
869214.30-WILSR01A - MSW

“Updated Minimum Buyout Levered Return” means the Execution Date Minimum Buyout Levered Return, updated to reflect any Pre-Closing Model Input Updates in connection with the Initial Closing pursuant to Section 2.16 and in a manner consistent with the assumptions and procedures set forth in Schedule I.
“Wilmot” means Wilmot Energy Center, LLC, a Delaware limited liability company.
“Wilmot Acquisition” means, subject to Section 5.08, the Company’s purchase from NEP Acquisitions of the Wilmot Interest pursuant to the Wilmot Purchase Agreement.
“Wilmot Bring-Down Consultant Reports” has the meaning specified in Section 2.16(b).
“Wilmot Cash Flow” means “Available Cash Flow” as shall be defined in the Golden Plains Company LLC Agreement prior to the Initial Closing, but only to the extent of the amount of Available Cash Flow attributable to the Wilmot Membership Interests held by the Golden Plains Company.
“Wilmot Holdback Event” means the occurrence of any of the following with respect to the Wilmot Solar Project: (a) it shall have been synchronized or interconnected with the grid, (b) it shall have produced meterable quantities of electricity, or (c) any tests requiring backfeed power shall have begun; provided that, the substation, main power transformer, and generator step-up transformers may have been energized and tested if (i) all DC breakers shall have remained open and locked/tagged out, (ii) all AC inverter output breakers shall have remained open and locked/tagged out, and (iii) no power shall have flowed between the inverters to the substation.
“Wilmot Interest” means all of the issued and outstanding limited liability company interests in Wilmot.
“Wilmot Membership Interests” means all issued and outstanding equity interests of Wilmot.
“Wilmot Project Model” means the financial model for Wilmot.
“Wilmot PSA Appendix” means that certain Appendix to the 2020 Amendment to Asset Purchase Agreement providing for the sale by Sellco of the Wilmot Interest to NEP Acquisitions.
“Wilmot PSA Closing” means the “Closing” (as defined in the Asset Purchase Agreement) of the purchase by NEP Acquisitions of the Wilmot Membership Interests from Sellco, as contemplated by the 2020 Amendment to Asset Purchase Agreement and the Wilmot PSA Appendix.
“Wilmot Purchase Agreement” means that certain Purchase and Sale Agreement (Wilmot), dated as of the Execution Date, by and between NEP Acquisitions and the Company.
“Wilmot Purchase Price” has the meaning set forth in the Wilmot Purchase Agreement.
“Wilmot Return” has the meaning set forth in the Asset Purchase Agreement.
“Wilmot Solar Project” has the meaning specified on Schedule J hereto.
“Wilmot Tax Equity Financing” means the transactions contemplated by the Wilmot Tax Equity Financing Documents.
26
869214.30-WILSR01A - MSW

“Wilmot Tax Equity Financing Change” means an event in which any portion of the Wilmot Tax Equity Financing shall be consummated after the Execution Date on economic terms that affect the value of the Wilmot Tax Equity Inputs (as compared to the value of such Wilmot Tax Equity Inputs set forth in the Execution Date Portfolio Project Model) solely as a result of a change in (i) the amount or timing of Projected Wilmot Cash Flow, (ii) the Golden Plains Targeted Flip Date, or (iii) the percentage of net profits or net losses of Wilmot allocated to Golden Plains Company.
“Wilmot Tax Equity Financing Documents” means the membership interest purchase agreement, equity capital contribution agreements or such other definitive agreements to be entered into with Tax Equity Investors with respect to the acquisition of Tax Equity Interests in the Golden Plains Company upon consummation of the Wilmot Tax Equity Financing.
“Wilmot Tax Equity Inputs” means the inputs to the Portfolio Project Model in the worksheet labeled “Resource Cases”, rows 84-87 and rows 97-100, in each case, subject to adjustment pursuant to Section 2.16 and in a manner consistent with the assumptions and procedures set forth in Schedule I.
Section 1.02    Accounting Procedures and Interpretation. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements of NEP or related to the Acquired Project Companies and the Contributed Project Companies and certificates and reports as to financial matters required to be furnished to the Purchasers hereunder shall be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the Commission) and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto.
ARTICLE II
AGREEMENT TO ISSUE, SELL AND PURCHASE

Section 2.01    Issuance, Sale and Purchase; Use of Class B Purchase Price.
(a)    Prior to the Initial Closing, (i) all Debt for Borrowed Money of the Company and its Controlled Subsidiaries (including the Project Companies that are Controlled Subsidiaries and NextEra Desert Center Blythe, LLC) shall be repaid in full (other than Debt for Borrowed Money set forth on Schedule L or permitted to be incurred during the Interim Period pursuant to Section 5.01) and (ii) all Liens on the Assets (or the respective assets of the Project Companies) shall be released (other than Permitted Liens).
(b)    Prior to the Initial Closing, NEP shall cause NEP Acquisitions and its Subsidiaries, including the Class A Purchaser, to contribute (or be deemed to contribute) the Contributed Assets to the Company pursuant to the Contribution Agreement, free and clear of all Liens (including, without limitation, any Liens on the respective assets of the Contributed Project Companies), other than Permitted Liens.
(c)    Prior to the Initial Closing, (i) NEP shall cause NEP Acquisitions (or one of its Subsidiaries) to acquire all right, title, and interest in and to the Initial Acquired Assets and to consummate the transactions contemplated by the Pine Brooke (Class C) PSA Appendix, and (ii) NEP shall cause NEP Acquisitions (or such Subsidiary) to contribute the Initial Acquired Assets to the Class A Purchaser, and the Class A Purchaser shall in turn contribute the Initial Acquired Assets to the
27
869214.30-WILSR01A - MSW

Company, free and clear of all Liens (including, without limitation, any Liens on the respective assets of the Initial Acquired Project Companies), other than Permitted Liens.
(d)    Prior to the Initial Closing, upon consummation of the contribution of the Contributed Assets and Initial Acquired Assets to the Company pursuant to Section 2.01(b) and Section 2.01(c), respectively, the Company LLC Agreement shall be amended and restated substantially in the form of the A&R LLC Agreement attached hereto as Exhibit A, subject to the provisions of Section 2.16(e) and in a manner consistent with the assumptions and procedures set forth in Schedule I, and, simultaneously therewith: (i) all of the issued and outstanding limited liability company interests of the Company shall be canceled; and (ii) in exchange for the Class A Purchaser’s contribution (or deemed contribution) of the Contributed Assets and the Initial Acquired Assets to the Company, the Company shall issue and sell to the Class A Purchaser, in accordance with the terms of the A&R LLC Agreement (the “Initial Issuance”): (A) a number of Class A Units equal to the Class A Purchased Units; and (B) a number of Class B Units equal to the Additional Aggregate Class B Purchased Units (the date upon which the foregoing transactions shall be consummated shall be referred to herein as the “Initial Issuance Date”).
(e)    At the Initial Closing, (i) the Company shall issue and sell the Initial Aggregate Class B Purchased Units to the Class B Purchasers set forth in Section II of Schedule A hereto in accordance with the terms of this Agreement, in exchange for payment by such Class B Purchasers to the Company of an aggregate amount equal to the Initial Aggregate Class B Purchase Price, with each such Class B Purchaser to acquire its respective Initial Individual Class B Purchased Units in exchange for payment by such Class B Purchaser to the Company of an amount equal to such Class B Purchaser’s Initial Individual Class B Purchase Price and (ii) each Class B Purchaser shall be admitted as a member of the Company.
(f)    Promptly following the later to occur of the Initial Closing and the consummation of the PSA Closing, the Company shall distribute to the Class A Purchaser an amount in cash equal to the Initial Closing Distribution Amount;
(g)    Subject to Section 2.17 and Section 5.08, (i) within two (2) Business Days following the satisfaction or waiver of the conditions to consummate the Wilmot PSA Closing (other than those conditions that by their nature are to be satisfied at the Wilmot PSA Closing, but subject to the fulfillment or waiver of those conditions at the Wilmot PSA Closing), NEP shall cause NEP Acquisitions (or one of its Subsidiaries) to acquire all right, title, and interest in and to the Wilmot Interest and to consummate the transactions contemplated by the Wilmot PSA Appendix and (ii) on or prior to the second (2nd) Business Day following the latest to occur of (X) the Initial Closing, (Y) the consummation of the PSA Closing and (Z) the consummation of the Wilmot PSA Closing, the Company shall use the remaining portion of the Initial Aggregate Class B Purchase Price to pay the Wilmot Purchase Price and consummate the Wilmot Acquisition;
(h)    Immediately prior to the Additional Closing (if any), the Class A Purchaser shall contribute the Additional Aggregate Class B Purchased Units to the Company pursuant to the Additional Class B Units Contribution Agreement (the “Additional Class B Units Contribution”) and, at the Additional Closing, the Company shall sell the Additional Aggregate Class B Purchased Units (if any) to the Class B Purchasers set forth in Section III of Schedule A hereto in accordance with the terms of this Agreement, in exchange for payment by such Class B Purchasers to the Company of an aggregate amount equal to the Additional Aggregate Class B Purchase Price, with each such Class B Purchaser to acquire its respective Additional Individual Class B Purchased Units in exchange for payment by such Class B Purchaser to the Company of an amount equal to such Class B Purchaser’s Additional Individual Class B Purchase Price. For the avoidance of doubt, immediately
28
869214.30-WILSR01A - MSW

following the Additional Closing, if any, the Class B Purchasers shall hold one hundred percent (100%) of the issued and outstanding Class B Units.
(i)    Promptly following the Additional Closing (if any), the Company shall distribute to the Class A Purchaser an amount in cash equal to the Additional Aggregate Class B Purchase Price.
(j)    Notwithstanding anything herein to the contrary, prior to each of the Initial Closing and the Additional Closing (if any), the Class B Purchaser Representative, on behalf of the Class B Purchasers, may assign all or a portion of its respective rights and obligations hereunder to acquire the Aggregate Class B Purchased Units to one or more Affiliates or Subsidiaries of the Class B Purchaser Representative, and each such Affiliate or Subsidiary shall be deemed to be such Purchaser hereunder, and Section II and/or Section III of Schedule A hereto, as applicable, shall be revised to reflect any changes resulting from such assignment; provided that the foregoing shall not relieve any Class B Purchaser from any of its obligations hereunder to the extent not fulfilled by the Affiliate or Subsidiary to which such rights and obligations are assigned.
Section 2.02    Initial Closing.
(a)    The Initial Closing shall take place (i) on a Business Day specified by the Class A Purchaser in a notice to the Company and the Class B Purchasers (the “Notice of Initial Closing”), following the satisfaction or waiver of the conditions set forth in Section 2.03, Section 2.04, Section 2.05, and Section 2.06 (other than those conditions that by their nature are to be satisfied at the Initial Closing, but subject to the fulfillment or waiver of those conditions at the Initial Closing) but which shall take place (A) no earlier than twelve (12) Business Days after receipt by the Class B Purchasers of the Notice of Initial Closing; provided that the Initial Closing shall not occur (I) prior to the Inside Date or (II) during the last fifteen (15) days of any calendar quarter (other than the fourth quarter of 2020, in which case, the Initial Closing shall not occur on any date after December 18, 2020) and (B) no later than the Drop-Dead Date, or (ii) at such other time and place as the Purchasers may agree, subject, in each case, to the satisfaction or waiver of the conditions set forth in Section 2.03, Section 2.04, Section 2.05, and Section 2.06 at the Initial Closing.
(b)    The Parties agree that the Class A Purchaser shall be required to deliver the Notice of Initial Closing no later than twelve (12) Business Days prior to the Drop-Dead Date, and to the extent such Notice of Initial Closing has not been delivered by such date, such Notice of Initial Closing shall be deemed to have been given for the entire Class B Purchase Price, and the Initial Closing shall occur on the Drop-Dead Date, subject to the satisfaction or waiver of the conditions set forth in Section 2.03, Section 2.04, Section 2.05, and Section 2.06 on such date.
(c)    The Initial Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP at One Rodney Square, Wilmington, Delaware (or such other location as agreed to by the Company and the Purchasers).
Section 2.03    Initial Closing – Mutual Conditions. The respective obligations of the Company and the Class A Purchaser to consummate the Initial Issuance, and the respective obligations of the Company and the Class B Purchaser to consummate the issuance, purchase and sale at the Initial Closing of the Initial Aggregate Class B Purchased Units, as well as all obligations of NEP at or after the Initial Closing pursuant to this Agreement, shall be subject to the satisfaction, on or prior to the Initial Issuance Date and the Initial Closing Date, of each of the following conditions (any or all of which may be waived by the Company, the Class A Purchaser or the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the
29
869214.30-WILSR01A - MSW

right to acquire at least a majority of the Initial Aggregate Class B Purchased Units at the Initial Closing (as set forth in Section II of Schedule A hereto)), in writing, in whole or in part, to the extent permitted by applicable Law):
(a)    all Governmental Authorizations set forth in Schedule E hereto shall have occurred or been filed or obtained and shall be in full force and effect;
(b)    all of the conditions to the consummation of the purchase of the Initial Acquired Assets in accordance with the terms of the Asset Purchase Agreement (including the Pine Brooke (Class C) PSA Appendix) shall have been satisfied or, subject to Section 5.05(a), waived by the parties thereto in accordance with the terms thereof, and the Closing (as defined in the Asset Purchase Agreement) of the purchase and sale of the Initial Acquired Assets shall have occurred prior to the Initial Issuance and the Initial Closing hereunder in accordance with the terms thereof and Section 2.01;
(c)    all of the conditions to the consummation of the PSA Closing set forth in the Sponsor Pine Brooke PSA shall have been satisfied or waived by the parties thereto (other than those conditions which by their nature are to be satisfied at the PSA Closing);
(d)    no statute, rule, order, decree, or regulation shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority that temporarily, preliminarily or permanently restrains, precludes, enjoins, or otherwise prohibits the consummation of the transactions contemplated hereby or makes the transactions contemplated hereby illegal; and
(e)    there shall not be pending any suit, action, or proceeding by any Governmental Authority seeking to restrain, preclude, enjoin, or prohibit the transactions contemplated by this Agreement; and
(f)    the Golden Plains Tax Equity Financing shall have been consummated with respect to the Northern Colorado I Wind Project, the Northern Colorado II Wind Project and the Baldwin Wind Project.
Section 2.04    Initial Issuance and Initial Closing - Conditions to the Purchasers’ Obligations.
(a)    The obligation of the Class A Purchaser to consummate its purchase of the Class A Purchased Units and the Additional Aggregate Class B Purchased Units shall be subject to the satisfaction on or prior to the Initial Issuance Date of each of the following conditions (any or all of which may be waived by the Class A Purchaser in writing, in whole or in part, to the extent permitted by applicable Law):
i.there shall not have occurred a Material Adverse Effect; and
ii.each Class B Purchaser shall have satisfied, on or prior to the Initial Issuance Date, the conditions set forth in Section 2.05 with respect to such Class B Purchaser (any or all of which conditions may be waived by the Class A Purchaser in writing, in whole or in part, to the extent permitted by applicable Law) and each Class B Purchaser shall have delivered, or caused to be delivered, to the Company such Class B Purchaser’s closing deliveries described in Section 2.07(b).
30
869214.30-WILSR01A - MSW

(b)    The obligation of each Class B Purchaser to consummate the purchase of its Initial Individual Class B Purchased Units in the Initial Class B Units Sale at the Initial Closing shall be subject to the satisfaction on or prior to the Initial Closing Date of each of the following conditions (any or all of which may be waived by the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Initial Aggregate Class B Purchased Units at the Initial Closing (as set forth in Section II of Schedule A hereto)), in writing, in whole or in part, to the extent permitted by applicable Law):
(i)    the representations and warranties of the Company, NEP and the Class A Purchaser contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties contained in Section 3.01 (Existence), Section 3.02 (Capitalization and Valid Issuance of Units), Section 3.03 (Ownership of the Class A Purchaser), Section 3.04 (Indebtedness; Liabilities), Section 3.05 (Due Formation), Section 3.11 (Authority; Enforceability), Section 3.13 (Investment Company Status), Section 3.14 (Certain Fees), or Section 3.22 (Tax), or those representations and warranties that are qualified by materiality or Material Adverse Effect, which, in each case, shall be true and correct in all respects) when made and as of the Initial Closing Date (except that representations and warranties made as of a specific date shall be required to be true and correct (or true and correct in all material respects, as applicable) as of such date only);
(ii)    the Company and the Class A Purchaser shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement that are required to be performed or complied with by it on or prior to the Initial Closing Date;
(iii)    NEP shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement that are required to be performed or complied with by it on or prior to the Initial Closing Date;
(iv)    the NYSE shall have authorized, upon official notice of issuance, the listing of the Conversion Units to be issued upon conversion of the Issued NEP Non-Voting Units into Conversion Units;
(v)    no notice of delisting from NYSE shall have been received by NEP with respect to the NEP Common Units;
(vi)    the Debt Financing shall have been funded on the terms and conditions set forth in the Credit Agreement, after giving effect to any “flex” rights in the Credit Agreement or any related agreement, or upon terms and conditions that are not materially less favorable, in the aggregate, to the Class B Purchaser;
(vii)    all Debt for Borrowed Money of the Company and its Controlled Subsidiaries (including the Project Companies that are Controlled Subsidiaries) and of NextEra Desert Center Blythe, LLC (other than Debt for Borrowed Money set forth on Schedule L or permitted to be incurred during the Interim Period pursuant to Section 5.01), shall have been repaid in full, and all Liens on the Assets (or the respective assets of the Project Companies), other than Permitted Liens, shall have been released;
31
869214.30-WILSR01A - MSW

(viii)    there shall not have occurred a Material Adverse Effect;
(ix)    the Company shall have delivered, or caused to be delivered, to the Purchasers the Company’s closing deliveries described in Section 2.07(a);
(x)    NEP shall have delivered, or caused to be delivered, to the Purchasers the closing deliveries of NEP described in Section 2.07(c);
(xi)    the Class A Purchaser shall have delivered, or caused to be delivered, to the Company the Class A Purchaser’s closing deliveries described in Section 2.07(b);
(xii)    the Assignment of Pine Brooke (Class C) PSA Appendix shall be in full force and effect;
(xiii)    subject to Section 5.08, the Wilmot Purchase Agreement shall be in full force and effect;
(xiv)    each of the Build Out Agreement (Contributed Assets) and the Build Out Agreement (Pine Brooke) shall be in full force and effect; and
(xv)    the Class A Purchaser and the Company shall have received an irrevocable waiver from NEER of all rights of first offer and rights of first refusal under the ROFR Agreement with respect to (A) the Class B Units Sales and the other transactions contemplated by this Agreement and (B) any exercise by the Class B Member Representative of its right to cause a Liquidity Event (including any related sale of assets or Membership Interests) pursuant to Section 7.09 of the A&R LLC Agreement.
Section 2.05    Initial Issuance and Initial Closing - Conditions to the Company’s Obligations. The obligation of the Company to consummate (i) the issuance and sale of the Class A Purchased Units and the Additional Aggregate Class B Purchased Units to the Class A Purchaser, and (ii) the issuance and sale of the Initial Aggregate Class B Purchased Units to the Class B Purchaser shall be subject to the satisfaction on or prior to the Initial Issuance Date and the Initial Closing Date of each of the following conditions (any or all of which may be waived by the Company in writing, in whole or in part, to the extent permitted by applicable Law):
(a)    the representations and warranties of each Class B Purchaser contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties that are qualified by materiality, which, in each case, shall be true and correct in all respects) when made and as of the Initial Closing Date (except that representations and warranties made as of a specific date shall be required to be true and correct (or true and correct in all material respects, as applicable) as of such date only);
(b)    each Class B Purchaser shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement that are required to be performed or complied with by it on or prior to the Initial Closing Date; and
(c)    each Class B Purchaser shall have delivered, or caused to be delivered, to the Company such Class B Purchaser’s closing deliveries described in Section 2.07(b), as applicable.
32
869214.30-WILSR01A - MSW

Section 2.06    Initial Closing - Conditions to NEP’s Obligations. The obligations of NEP to each Purchaser from and after the Initial Closing pursuant to this Agreement shall be subject to the satisfaction on or prior to the Initial Closing Date of each of the following conditions (any or all of which may be waived by NEP in writing, in whole or in part, to the extent permitted by applicable Law):
(a)    the representations and warranties of each Class B Purchaser contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties that are qualified by materiality, which, in each case, shall be true and correct in all respects) when made and as of the Initial Closing Date (except that representations and warranties made as of a specific date shall be required to be true and correct (or true and correct in all material respects, as applicable) as of such date only);
(b)    each Class B Purchaser shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement that are required to be performed or complied with by it on or prior to the Initial Closing Date; and
(c)    each Class B Purchaser shall have delivered, or caused to be delivered, to the Company, such Purchaser’s closing deliveries described in Section 2.07(b), as applicable.
Section 2.07    Deliveries at the Initial Closing.
(a)    Deliveries of the Company. At the Initial Closing (except as otherwise indicated), the Company shall deliver, or cause to be delivered, to the Purchasers:
(i)    a certificate of an officer of the Company, dated as of the Initial Closing Date, certifying as to and attaching (A) the Certificate of Formation of the Company, (B) the Company LLC Agreement, (C) resolutions authorizing the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby, including the issuance (I) to the Class A Purchaser of the Class A Purchased Units and the Additional Aggregate Class B Purchased Units and (II) to the Class B Purchaser of the Initial Aggregate Class B Purchased Units and (D) the incumbency of the officers authorized to execute the Transaction Documents on behalf of the Company, as applicable, setting forth the name and title and bearing the signatures of such officers;
(ii)    a certificate of the Secretary of State of the State of Delaware, dated within ten (10) Business Days prior to the Initial Closing Date, to the effect that the Company is in good standing in the State of Delaware;
(iii)    an officer’s certificate of the Company, dated as of the Initial Closing Date, certifying that the conditions set forth in Section 2.04(b)(i) and Section 2.04(b)(ii) (in each case, solely as they pertain to the Company) have been satisfied;
(iv)    a cross-receipt executed by the Company certifying that it has received from the Class B Purchasers the Initial Aggregate Class B Purchase Price;
(v)    a fully executed copy of the Pine Brooke Company Project Financing Documents and the Pine Brooke Company A&R LLC Agreement;
33
869214.30-WILSR01A - MSW

(vi)    a fully executed copy of each of the Golden Plains Tax Equity Financing Documents, and any amendments, supplements or amendments and restatements of the Golden Plains Company LLC Agreement executed in connection therewith and copies of such other documents delivered prior to the Initial Closing pursuant to the terms of the applicable purchase and sale agreement to Tax Equity Investors in connection with the consummation of the applicable Golden Plains Tax Equity Financing;
(vii)    if the PSA Closing shall occur substantially simultaneous with the Initial Closing, then immediately following the later to occur of (X) the Initial Closing and the (Y) the PSA Closing, payment to the Class A Purchaser of a cash distribution in an amount equal to the Initial Closing Distribution Amount, payable by wire transfer of immediately available funds to an account designated in advance of the Initial Closing Date by the Class A Purchaser;
(viii)    an executed counterpart of the Blocker Purchase Agreement, which shall have been duly executed by the Company; and
(ix)    such other documents contemplated by this Agreement as the Purchasers or their respective counsel shall reasonably require.
(b)    Deliveries of Each Purchaser. At or prior to the Initial Closing (except as otherwise indicated), the applicable Purchaser shall deliver or cause to be delivered to the Company:
(i)    a counterpart of the Registration Rights Agreement, which shall have been duly executed by each Class B Purchaser;
(ii)    a cross-receipt, duly executed by (A) each of the Class B Purchasers and delivered to the Company, certifying that such Class B Purchaser has received from the Company, the number of Initial Individual Class B Purchased Units to be received by such Class B Purchaser at the Initial Closing and (B) the Class B Purchaser Representative, on behalf of each of the Class B Purchasers, certifying that the Class B Purchasers have received credit in the Portfolio Project Model in an aggregate amount equal to the Reimbursement Amount;
(iii)    an executed counterpart to the A&R LLC Agreement, substantially in the form attached hereto as Exhibit A, subject to any updates pursuant to Section 2.16 and in a manner consistent with the assumptions and procedures set forth in Schedule I, which shall have been duly executed by each such Purchaser;
(iv)    a duly executed certificate of (A) an authorized officer of each Class B Purchaser, dated as of the Initial Closing Date, to the effect that the conditions set forth in Section 2.05(a) and Section 2.05(b) have been satisfied, and (B) an authorized officer of the Class A Purchaser, dated as of the Initial Closing Date, to the effect that the conditions set forth in Section 2.04(b)(i) and Section 2.04(b)(ii) (in each case, solely as they pertain to the Class A Purchaser) have been satisfied;
(v)    for each Class B Purchaser, payment of such Class B Purchaser’s Initial Individual Class B Purchase Price, payable by wire transfer of immediately available funds to an account designated in advance of the Initial Closing Date by the Company;
34
869214.30-WILSR01A - MSW

(vi)    if the Initial Closing Distribution Amount shall be paid to the Class A Purchaser immediately following the Initial Closing pursuant to Section 2.07(a)(vii), then a cross-receipt, duly executed by the Class A Purchaser and delivered to the Company, certifying that the Class A Purchaser has received from the Company the Initial Closing Distribution Amount;
(vii)    (A) for each Class B Purchaser, an executed counterpart of the Blocker Purchase Agreement, which shall have been duly executed by each Class B Purchaser, the Class B Purchaser Representative, Class B Parent, Class B Holdco, the Blocker Parent, and the Term Loan Agent and (B) for the Class A Purchaser, an executed counterpart of the Blocker Purchaser Agreement, which shall have been duly executed by the Class A Purchaser; and
(viii)    such other documents contemplated by this Agreement as the Company or NEP or their respective counsel shall reasonably require.
(c)    Deliveries of NEP. At the Initial Closing (except as otherwise indicated), NEP shall deliver, or cause to be delivered, to the Purchasers:
(i)    a certificate of an officer of NEP, dated as of the Initial Closing Date, certifying as to and attaching (A) the certificate of limited partnership of NEP, (B) the NEP Partnership Agreement, as in effect immediately prior to the Initial Closing, (C) resolutions authorizing the execution and delivery of the Transaction Documents to which NEP is a party and the consummation of the transactions contemplated thereby, including the issuance of Issued NEP Non-Voting Units upon exercise of the Call Option, the NEP Change of Control Option, or the Class B COC Option, and the issuance of any Conversion Units upon conversion of Issued NEP Non-Voting Units, and (D) the incumbency of the officers authorized to execute the Transaction Documents on behalf of NEP, as applicable, setting forth the name and title and bearing the signatures of such officers;
(ii)    an executed counterpart of the Registration Rights Agreement, which shall have been duly executed by NEP;
(iii)    a fully executed “Supplemental Listing Application” approving the Conversion Units for listing by NYSE;
(iv)    an executed counterpart to the A&R LLC Agreement, substantially in the form attached hereto as Exhibit A, which shall have been duly executed by NEP;
(v)    a certificate of the Secretary of State of the State of Delaware, dated within ten (10) Business Days prior to the Initial Closing Date, to the effect that NEP is in good standing in the State of Delaware;
(vi)    an officer’s certificate of NEP, dated as of the Initial Closing Date, certifying that the conditions set forth in Section 2.04(b)(i) and Section 2.04(b)(iii) (in each case, solely as they pertain to NEP) have been satisfied;
(vii)    (A) a properly executed Internal Revenue Service Form W-9 of the Class A Purchaser (or, if the Class A Purchaser is disregarded as
35
869214.30-WILSR01A - MSW

separate from its owner for U.S. federal income tax purposes, the Class A Purchaser’s regarded owner), and (B) a certificate of non-foreign status properly executed and completed by the Class A Purchaser (or, if the Class A Purchaser is disregarded as separate from its owner for U.S. federal income tax purposes, the Class A Purchaser’s regarded owner), dated as of the Initial Closing Date, substantially in the form specified in Treasury Regulations Section 1.1445-2(b)(2)(iv), in the case of each of clauses (A) and (B), such delivery to be made (or caused by NEP to be made) to the relevant Class B Purchaser and the Company; and
(viii)    an executed counterpart of the Blocker Purchase Agreement, which shall have been duly executed by NEP; and
(ix)    such other documents contemplated by this Agreement as the Purchasers or their respective counsel shall reasonably require.
Section 2.08    Additional Closing.
(a)    The Additional Closing (if any) shall take place (i) on a Business Day specified by the Class A Purchaser in a notice to the Company and the Class B Purchasers (the “Notice of Additional Closing”), following the satisfaction or waiver of the conditions set forth in Section 2.09, Section 2.10 and Section 2.11 (other than those conditions that by their nature are to be satisfied at the Additional Closing, but subject to the fulfillment or waiver of those conditions at the Additional Closing) but which shall take place (A) no earlier than thirty (30) days after receipt by the Class B Purchasers of the Notice of Additional Closing (provided that the Additional Closing shall not occur during the last fifteen (15) days of any calendar quarter) and (B) no later than the Drop-Dead Date, or (ii) at such other time and place as the Company and the Purchasers may agree, subject, in each case, to the satisfaction or waiver of the conditions set forth in Section 2.09, Section 2.10 and Section 2.11 at the Additional Closing.
(b)    The Parties agree that if the Class B Purchasers do not acquire all of the Aggregate Class B Purchased Units at the Initial Closing, then the Class A Purchaser shall be required to deliver the Notice of Additional Closing no later than thirty (30) days prior to the Drop-Dead Date, and to the extent such Notice of Additional Closing has not been delivered by such date, such Notice of Additional Closing shall be deemed to have been given, and the Additional Closing shall occur on the Drop-Dead Date, subject to the satisfaction or waiver of the conditions set forth in Section 2.09, Section 2.10 and Section 2.11 on such date.
(c)    The Additional Closing (if any) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP at One Rodney Square, Wilmington, Delaware (or such other location as agreed to by the Company and the Purchasers).
Section 2.09    Additional Closing – Mutual Conditions. The respective obligations of the Company, the Class A Purchaser and each Class B Purchaser set forth in Section III of Schedule A hereto to consummate each of their respective obligations at (or, with respect to the Class A Purchaser, immediately prior to) the Additional Closing (if any), shall be subject to the satisfaction, on or prior to the Additional Closing Date, of each of the following conditions (any or all of which may be waived by the Company, the Class A Purchaser or the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Additional Aggregate Class B Purchased Units at the Additional Closing (as set forth in Section III of Schedule A hereto)), in writing, in whole or in part, to the extent permitted by applicable Law):
36
869214.30-WILSR01A - MSW

(a)    all Governmental Authorizations made, filed, or obtained in connection with the Initial Closing shall remain in full force and effect;
(b)    no statute, rule, order, decree, or regulation shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority that temporarily, preliminarily or permanently restrains, precludes, enjoins, or otherwise prohibits the consummation of the transactions contemplated hereby or makes the transactions contemplated hereby illegal; and
(c)    there shall not be pending any suit, action, or proceeding by any Governmental Authority seeking to restrain, preclude, enjoin, or prohibit the transactions contemplated by this Agreement.
Section 2.10    Additional Closing – Conditions to the Class B Purchaser’s Obligations. The obligation of each Class B Purchaser set forth in Section III of Schedule A hereto to consummate its purchase of its Additional Individual Class B Purchased Units in the Additional Class B Units Sale at the Additional Closing (if any) shall be subject to the satisfaction on or prior to the Additional Closing Date of each of the following conditions (any or all of which may be waived by the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Additional Aggregate Class B Purchased Units at the Additional Closing (as set forth in Section III of Schedule A hereto)), in writing, in whole or in part, to the extent permitted by applicable Law):
(a)    the representations and warranties of the Class A Purchaser and the Company contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties contained in Section 3.01 (Existence), Section 3.02(d) (Capitalization and Valid Issuance of Units), Section 3.02(e) (Capitalization and Valid Issuance of Units), Section 3.02(f) (Capitalization and Valid Issuance of Units), Section 3.05 (Due Formation), Section 3.07 (No Registration Required), Section 3.11 (Authority; Enforceability), Section 3.13 (Investment Company Status), Section 3.14 (Certain Fees), and Section 4.04 (Certain Fees) or those representations and warranties that are qualified by materiality or Material Adverse Effect, which, in each case, shall be true and correct in all respects) when made and as of the Additional Closing Date (except that representations and warranties made as of a specific date shall be required to be true and correct (or true and correct in all material respects, as applicable) as of such date only);
(b)    the Company and the Class A Purchaser shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement that are required to be performed or complied with by it following the Initial Closing and on or prior to the Additional Closing Date;
(c)    the Class A Purchaser shall have contributed all of its right, title and interest in and to the Additional Aggregate Class B Purchased Units to the Company;
(d)    there shall not have occurred a Material Adverse Effect;
(e)    no notice of delisting from NYSE shall have been received by NEP with respect to the NEP Common Units;
(f)    the Credit Agreement shall be in full force and effect and the Additional Funding Date (as defined in the Credit Agreement) shall occur on the Additional Closing Date;
37
869214.30-WILSR01A - MSW

(g)    each of the Build Out Agreements shall be in full force and effect, subject to Section 5.08;
(h)    the Company shall have delivered, or caused to be delivered, to the Class B Purchasers the Company’s closing deliveries described in Section 2.12(a); and
(i)    the Class A Purchaser shall have delivered, or caused to be delivered, to the Class B Purchasers the Class A Purchaser’s closing deliveries described in Section 2.12(b).
Section 2.11    Additional Class B Units Contribution and Additional Closing - Conditions to the Company’s and the Class A Purchaser’s Obligations. The obligation of the Class A Purchaser to consummate the Additional Class B Units Contribution immediately prior to the Additional Closing, and the obligation of the Company to consummate the issuance and sale of the Additional Aggregate Class B Purchased Units to the Class B Purchasers set forth in Section III to Schedule A hereto at the Additional Closing (if any), shall be subject to the satisfaction on or prior to the Additional Closing Date of each of the following conditions (any or all of which may be waived by the Class A Purchaser or the Company in writing, in whole or in part, to the extent permitted by applicable Law):
(a)    the representations and warranties of each such Class B Purchaser contained in Section 4.01 (Existence), Section 4.02 (Authorization; Enforceability), Section 4.03 (No Breach), Section 4.05 (Unregistered Securities), and Section 4.06(a) (Sufficient Funds) of this Agreement shall be true and correct in all material respects (other than those representations and warranties that are qualified by materiality, which, in each case, shall be true and correct in all respects) when made and as of the Additional Closing Date (except that representations and warranties made as of a specific date shall be required to be true and correct (or true and correct in all material respects, as applicable) as of such date only);
(b)    each such Class B Purchaser shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement that are required to be performed or complied with by it following the Initial Closing and on or prior to the Additional Closing Date; and
(c)    each such Class B Purchaser shall have delivered, or caused to be delivered, to the Class A Purchaser such Class B Purchaser’s closing deliveries described in Section 2.12(c), as applicable.
Section 2.12    Deliveries at the Additional Closing.
(a)    Deliveries of the Company. At or prior to the Additional Closing, if any, the Company shall deliver, or cause to be delivered, to the Class B Purchasers or the Class A Purchaser, as specified, the following:
(i)    an officer’s certificate of the Company, dated as of the Additional Closing Date, certifying that the conditions set forth in Section 2.10(a) and Section 2.10(b) (solely as it pertains to the Company) have been satisfied;
(ii)    a certificate of the Secretary of State of the State of Delaware, dated within ten (10) Business Days prior to the Additional Closing Date, to the effect that the Company is in good standing in the State of Delaware;
38
869214.30-WILSR01A - MSW

(iii)    an executed counterpart of the Additional Class B Units Contribution Agreement, which has been duly executed by the Company;
(iv)    a cross-receipt duly executed by the Company certifying that it has received from the Class B Purchasers the Additional Aggregate Class B Purchase Price;
(v)    a cross-receipt duly executed by the Company certifying that it has received from the Class A Purchaser the Additional Class B Units Contribution;
(vi)    immediately following the Additional Closing, payment to the Class A Purchaser of a cash distribution in an amount equal to the Additional Aggregate Class B Purchase Price, payable by wire transfer of immediately available funds to an account designated in advance of the Additional Closing Date by the Class A Purchaser; and
(vii)    such other documents contemplated by this Agreement as the Purchasers or their respective counsel shall reasonably require.
(b)    Deliveries of the Class A Purchaser. At or prior to the Additional Closing, if any, the Class A Purchaser shall deliver, or cause to be delivered, to the Class B Purchaser the following:
(i)    an executed counterpart of the Additional Class B Units Contribution Agreement, which has been duly executed by the Class A Purchaser;
(ii)    a cross-receipt duly executed by the Class A Purchaser certifying that it has received from the Company the Additional Aggregate Class B Purchase Price;
(iii)    a certificate of an authorized officer of the Class A Purchaser, dated as of the Additional Closing Date, to the effect that the conditions set forth in Section 2.10(a) and Section 2.10(b) (solely as it pertains to the Class A Purchaser) have been satisfied;
(iv)    a certificate of the Secretary of State of the State of Delaware, dated within ten (10) Business Days prior to the Additional Closing Date, to the effect that NEP is in good standing in the State of Delaware;
(v)    (A) a properly executed Internal Revenue Service Form W-9 of the Class A Purchaser (or, if the Class A Purchaser is disregarded as separate from its owner for U.S. federal income tax purposes, the Class A Purchaser’s regarded owner), and (B) a certificate of non-foreign status properly executed and completed by the Class A Purchaser (or, if the Class A Purchaser is disregarded as separate from its owner for U.S. federal income tax purposes, the Class A Purchaser’s regarded owner), dated as of the Additional Closing Date, substantially in the form specified in Treasury Regulations Section 1.1445-2(b)(2)(iv), in the case of each of clauses (A) and (B), such delivery to be made to the relevant Class B Purchaser and the Company; and
39
869214.30-WILSR01A - MSW

(vi)    such other documents contemplated by this Agreement as the Class B Purchasers or their respective counsel shall reasonably require.
(c)    Deliveries of the Class B Purchasers. At or prior to the Additional Closing, if any, each Class B Purchaser set forth on Section III of Schedule A hereto shall deliver or cause to be delivered, to the Company the following:
(i)    payment of such Class B Purchaser’s Additional Individual Class B Purchase Price, payable by wire transfer of immediately available funds to an account designated in advance of the Additional Closing Date by the Company;
(ii)    a cross-receipt duly executed by each of the Class B Purchasers certifying that it has received from the Company the number of Additional Individual Class B Purchased Units to be received by such Class B Purchaser at the Additional Closing;
(iii)    a certificate of an authorized officer of each Class B Purchaser, dated as of the Additional Closing Date, to the effect that the conditions set forth in Section 2.11(a) and Section 2.11(b) have been satisfied; and
(iv)    such other documents contemplated by this Agreement as the Class A Purchaser or its respective counsel shall reasonably require.
Section 2.13    Further Assurances. From time to time after the Execution Date, subject to any other terms and conditions of this Agreement, without further consideration, the Company, NEP and each Purchaser shall use their commercially reasonable efforts to take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement.
Section 2.14    Withholding. The Class B Purchasers shall be entitled to deduct and withhold from any payments under this Agreement the amounts any Class B Purchaser is required to deduct and withhold under any applicable Law, and amounts so deducted or withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 2.15    Transaction Tax Treatment. The Parties shall treat, for federal income Tax purposes (and, where applicable, for state, local and foreign income Tax purposes), (a) the Initial Class B Units Sale as a transaction described in Situation 2 of Revenue Ruling 99-5, 1999-1 CB 434, with a portion of the Class B Purchaser’s contribution to the Company of the Initial Aggregate Class B Purchase Price being used by the Company, subject to Section 5.08, to purchase the Wilmot Membership Interests, and the remainder of the Initial Aggregate Class B Purchase Price being distributed to the Class A Purchaser as part of a disguised sale of property pursuant to Treasury Regulations Section 1.707-3, and (b) the Additional Class B Units Sale as an additional capital contribution by the Class B Purchaser to the Company of the Additional Aggregate Class B Purchase Price and a distribution of the amount thereof to the Class A Purchaser that is treated as a reimbursement of preformation expenditures pursuant to Treasury Regulations Section 1.707-4 to the extent of such expenditures, with the remainder being treated as a second installment payment under the disguised sale described in clause (a) of this Section 2.15, which shall be treated as an installment sale described in Section 453(b) of the Code. The Parties shall not take any position inconsistent with such treatment on any Tax Return or in connection with any Tax audit or proceeding except to the extent otherwise
40
869214.30-WILSR01A - MSW

required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or foreign Law). The Company shall make, and shall cause its applicable Subsidiaries to make, an election under Section 754 of the Code (and any corresponding election available under applicable state or local law) with respect to the taxable year that includes the Additional Closing Date.
Section 2.16    Portfolio Project Model Adjustment.
(a)    The Portfolio Project Model agreed to by the Parties as of the date hereof is attached hereto as Schedule H (the “Execution Date Portfolio Project Model”). Within sixty (60) days, but in no event later than twenty-four (24) Business Days, prior to the Initial Closing Date (as shall be set forth in the Notice of Initial Closing delivered pursuant to Section 2.02(a) (or deemed delivered pursuant to Section 2.02(b))), the Class A Purchaser shall deliver to the Class B Purchaser Representative (A) an Environmental Report and (B) bring-down reports for any of the due diligence reports from the independent engineer, insurance consultant, transmission consultant, and, as applicable, wind consultant, in each case, (i) with respect to each of the Projects (other than the Wilmot Solar Project), and (ii) solely to the extent that any such due diligence reports is dated more than 60 days prior to the Initial Closing Date. in which event, each such bring-down report shall be dated no earlier than sixty (60) days prior to the Initial Closing Date (or, in lieu of such bring-down reports, written confirmation from the applicable independent engineer, insurance consultant, transmission consultant or wind consultant, that there were no changes to such engineer’s or consultant’s report used, in part, as the basis for the Execution Date Portfolio Project Model) (collectively, the “Bring-Down Consultant Reports”). Within forty-five (45) days, but in no event later than nineteen (19) Business Days, prior to the Initial Closing Date (as shall be set forth in the Notice of Initial Closing delivered pursuant to Section 2.02(a) (or deemed delivered pursuant to Section 2.02(b))), the Class A Purchaser shall deliver to the Class B Purchaser Representative the Portfolio Project Model revised, if necessary, to reflect any Pre-Closing Model Input Updates, and otherwise prepared in a manner consistent with the assumptions and procedures set forth in Sections I and II of Schedule I, and Section 5.08 (the “Initial Updated Portfolio Project Model”); provided that, without the prior written consent of the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Initial Aggregate Class B Purchased Units at the Initial Closing (as set forth in Section II of Schedule A hereto)), the Initial Updated Portfolio Project Model shall not reflect any changes to the value of any inputs, assumptions or methodology contained in the Portfolio Project Model from the values of such inputs, assumptions or methodology set forth in the Execution Date Portfolio Project Model, other than any Pre-Closing Model Input Updates. The first calendar period reflected in the Initial Updated Portfolio Project Model shall be adjusted such that the measurement period thereof shall begin on the Initial Closing Date. The Initial Updated Portfolio Project Model shall include the proposed resulting adjustments, if any, to (A) the Class B Purchase Price, (B) the Debt Financing Terms, (C) the Class B Internal Rate of Return, (D) the start date for the First Distribution Adjustment Period, (E) the percentage of the aggregate amount of Available Cash that constitutes the “Class B Reallocation Portion” (as defined in the A&R LLC Agreement) and/or (F) the percentage of the aggregate amount of Available Cash that constitutes the “Class B Reallocation Cap” (as defined in the A&R LLC Agreement) (collectively, (A) through (F), the “Applicable Transaction Terms”), in each case, solely to the extent such adjustments result from the Pre-Closing Model Input Updates (collectively, the “Transaction Term Adjustments”), as determined in good faith by the Class A Purchaser in accordance with the assumptions and procedures set forth in Sections I and II of Schedule I.
(i)    If, within six (6) Business Days following delivery by the Class A Purchaser of such Initial Updated Portfolio Project Model to the Class B
41
869214.30-WILSR01A - MSW

Purchaser Representative, the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Initial Aggregate Class B Purchased Units at the Initial Closing (as set forth in Section II of Schedule A hereto)) objects in a written notice delivered to the Class A Purchaser to any Pre-Closing Model Input Updates included in the Initial Updated Portfolio Project Model delivered by the Class A Purchaser and/or any resulting Transaction Term Adjustments (describing in reasonable detail the specific line items and values that are in dispute and the reasons for such dispute) (such written notice, an “Initial Closing Dispute Notice”), such disputed items shall be subject to the dispute resolution provisions set forth in Section 2.16(c) and Section 2.16(d). Any Pre-Closing Model Input Updates included in the Initial Updated Portfolio Project Model delivered by the Class A Purchaser and/or any resulting Transaction Term Adjustments that are not disputed in the Initial Closing Dispute Notice shall be final and binding on the Parties.
(ii)    If the Class B Purchaser Representative does not deliver an Initial Closing Dispute Notice to the Class A Purchaser within six (6) Business Days following delivery by the Class A Purchaser of the Initial Updated Portfolio Project Model to the Class B Purchaser Representative, or if the Parties reach agreement during the Negotiation Period on each of the items and values set forth in the Initial Closing Dispute Notice prior to the Initial Closing, then the Initial Updated Portfolio Project Model delivered by the Class A Purchaser (or as may be mutually agreed upon by the Parties during the Negotiation Period) shall be final and binding on the Parties, and shall be deemed to be the Initial Closing Portfolio Project Model for all purposes of this Agreement and no adjustment shall be made to the Applicable Transaction Terms, other than (A) those Transaction Term Adjustments (if any) set forth in the Initial Closing Portfolio Project Model (as delivered by the Class A Purchaser or as may be mutually agreed upon by the Parties during the Negotiation Period), if any, and (B) if, and to the extent, required in connection with the Additional Closing pursuant to Section 2.16(b). NEP, the Class A Purchaser and the Company agree that, if the Initial Closing Portfolio Project Model becomes final and binding prior to the Initial Closing, each of NEP, the Class A Purchaser and the Company shall use its good faith, reasonable best efforts not to (and to cause their respective Controlled (as defined in the A&R LLC Agreement) Affiliates to use their good faith, reasonable best efforts not to) take any action prior to the Initial Closing that would reasonably be expected to impact or alter such final and binding Pre-Closing Model Input Updates (and resulting Transaction Term Adjustments, if any), except to the extent required by this Agreement, any Golden Plains Tax Equity Financing Document, or any Pine Brooke Tax Equity Financing Document.
(b)    Within sixty (60) days, but in no event later than twenty-four (24) Business Days, prior to the proposed Additional Closing Date (as shall be as set forth in the Notice of Additional Closing delivered pursuant to Section 2.08(a) (or deemed delivered pursuant to Section 2.08(b))), the Class A Purchaser shall deliver to the Class B Purchaser Representative (A) an Environmental Report and (B) bring-down reports for any of the due diligence reports from the independent engineer, transmission consultant, and insurance consultant with respect to the Wilmot Solar Project, and solely to the extent that any such due diligence reports is dated more than 60 days prior to the Additional Closing Date in which event, each such bring-down report shall be dated no earlier than sixty (60) days prior to the proposed Additional Closing Date (or, in lieu of such bring-down reports, written confirmation from the applicable independent engineer, transmission consultant or insurance consultant that there were no changes to such engineer’s or consultant’s report used, in part, as the basis for the Execution Date Portfolio Project Model) (collectively, the “Wilmot Bring-Down
42
869214.30-WILSR01A - MSW

Consultant Reports”). Within forty-five (45) days, but in no event later than nineteen (19) Business Days, prior to the Additional Closing Date (as shall be set forth in the Notice of Additional Closing delivered pursuant to Section 2.08(a) (or deemed delivered pursuant to Section 2.08(b))), the Class A Purchaser shall deliver to the Class B Purchaser Representative the Portfolio Project Model revised from the Initial Closing Portfolio Project Model, if necessary, to reflect any Additional Closing Model Input Updates, and otherwise prepared in a manner consistent with the assumptions and procedures set forth in Sections I and III of Schedule I hereto (the “Initial Additional Closing Portfolio Project Model”); provided that, without the prior written consent of the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Additional Aggregate Class B Purchased Units at the Additional Closing (as set forth in Section III of Schedule A hereto)), the Initial Additional Closing Portfolio Project Model shall not reflect any changes to the value of any inputs, assumptions or methodology contained in the Portfolio Project Model from the values of such inputs, assumptions or methodology set forth in the Initial Closing Portfolio Project Model, other than any Additional Closing Model Input Updates.
(i)    The Initial Additional Closing Portfolio Project Model shall include the proposed resulting adjustments, if any, to the Applicable Transaction Terms, in each case, solely to the extent such adjustments result from the Additional Closing Model Input Updates (“Additional Transaction Adjustments”) as determined in good faith by the Class A Purchaser in accordance with the assumption and procedures set forth in Sections I and III of Schedule I hereto. If, within six (6) Business Days following delivery by the Class A Purchaser of such Initial Additional Closing Portfolio Project Model to the Class B Purchaser Representative, the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Additional Aggregate Class B Purchased Units at the Additional Closing (as set forth in Section III of Schedule A hereto)) objects in a written notice delivered to the Class A Purchaser to any Additional Closing Model Input Updates included in the Initial Additional Closing Portfolio Project Model delivered by the Class A Purchaser and/or any resulting Additional Transaction Adjustments (describing in reasonable detail the specific line items and values that are in dispute and the reasons for such dispute) (such written notice, an “Additional Closing Dispute Notice,” together with an Initial Closing Dispute Notice, each, a “Dispute Notice”), such disputed items shall be subject to the dispute resolution provisions set forth in Section 2.16(c), as applicable.
(ii)    Any Additional Closing Model Input Updates included in the Initial Additional Closing Portfolio Project Model delivered by the Class A Purchaser and/or any resulting Additional Transaction Adjustments that are not disputed in the Initial Closing Dispute Notice shall be final and binding on the Parties. If the Class B Purchaser Representative does not deliver an Additional Closing Dispute Notice to the Class A Purchaser within six (6) Business Days following delivery by the Class A Purchaser of the Initial Additional Closing Portfolio Project Model to the Class B Purchaser Representative, or the Parties reach agreement during the Negotiation Period on each of the items and values set forth in the Additional Closing Dispute Notice prior to the Additional Closing, then the Initial Additional Closing Portfolio Project Model delivered by the Class A Purchaser (or as may be mutually agreed upon by the Parties during the Negotiation Period) shall be final and binding on the Parties, and shall be deemed the Additional Closing Portfolio Project Model for all purposes of this Agreement and no adjustment shall be made to the Applicable Transaction Terms, other than those Additional Transaction Adjustments (if any) set forth in the Additional
43
869214.30-WILSR01A - MSW

Closing Portfolio Project Model (as delivered by the Class A Purchaser or as may be mutually agreed upon by the Parties during the Negotiation Period), if any.
(iii)    Notwithstanding any other provision herein, in the event (A) of a Wilmot Holdback Event or Wilmot Return, the Execution Date Portfolio Project Model, the Initial Closing Portfolio Project Model or Additional Closing Portfolio Project Model, respectively, shall be adjusted to remove the Wilmot Solar Project in accordance with Section 5.08 or Section 5.09, respectively, and in accordance with the assumptions and procedures set forth in Schedule I or (B) that, if the Class B Purchasers do not acquire all of the Aggregate Class B Purchased Units at the Initial Closing, and thereafter, the obligations of the Parties to consummate the Additional Closing are validly terminated pursuant to Section 7.01(b)(ii)(1), Section 7.01(b)(ii)(2) or Section 7.01(b)(ii)(3) prior to the occurrence of the Additional Closing (including as a result of the failure of one or more conditions set forth in Section 2.09, Section 2.10 or Section 2.11 to be satisfied or waived), then, notwithstanding such failure to consummate the Additional Closing, the Parties shall revise the Initial Closing Portfolio Project Model pursuant to the terms of this Section 2.16(b), in accordance with the assumptions and procedures set forth in Schedule I hereto to account for such changes to the Initial Closing Portfolio Project Model as shall be required to reflect the fact that the purchase of the Additional Aggregate Class B Purchased Units did not occur.
(c)    If the Class B Purchaser Representative timely delivers (x) an Initial Closing Dispute Notice with respect to the Class A Purchaser’s Pre-Closing Model Input Updates included in the Initial Updated Portfolio Project Model and/or any Transaction Term Adjustments pursuant to Section 2.16(a) or (y) an Additional Closing Dispute Notice with respect to the Class A Purchaser’s Additional Closing Model Input Updates included in the Initial Additional Closing Portfolio Project Model and/or any Additional Transaction Adjustments pursuant to Section 2.16(b), then the Class A Purchaser and the Class B Purchaser Representative shall in good faith attempt to resolve the particular items and values or Transaction Term Adjustments that are identified in the applicable Dispute Notice within ten (10) Business Days commencing on the date on which the applicable Dispute Notice is delivered to the Class A Purchaser (or such longer period as the Class A Purchaser and the Class B Purchaser Representative may mutually agree in writing, which period shall not extend beyond the Initial Closing Date, as set forth in the Notice of Initial Closing, or the Additional Closing Date, as set forth in the Notice of Additional Closing, as applicable) (such period, the “Negotiation Period”). If the Class A Purchaser and the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Initial Aggregate Class B Purchased Units at the Initial Closing (as set forth in Section II of Schedule A hereto), or those Class B Purchasers representing the right to acquire at least a majority of Additional Aggregate Class B Purchased Units at the Additional Closing (as set forth in Section III of Schedule A hereto), as applicable) do not reach agreement on each of the particular items and values set forth in the applicable Dispute Notice during the Negotiation Period, then:
(i)    the Parties shall consummate the Initial Closing (subject to the satisfaction or waiver of the conditions set forth in Section 2.03, Section 2.04, Section 2.05, and Section 2.06) or the Additional Closing (subject to the satisfaction or waiver of the conditions set forth in Section 2.09, Section 2.10, and Section 2.11), as applicable, on the Initial Closing Date set forth in the Notice of Initial Closing or Additional Closing Date set forth in the Notice of Additional Closing, as applicable;
44
869214.30-WILSR01A - MSW

(ii)    subject to Section 2.16(d), for purposes of the Initial Closing, (A) the Initial Updated Portfolio Project Model shall include only such Pre-Closing Model Input Updates (if any), and (B) the Applicable Transaction Terms shall be modified as of the Initial Closing to reflect only such Transaction Term Adjustments (if any), in each case, as (Y) shall not have been disputed by the Class B Purchaser Representative in the Initial Closing Dispute Notice or (Z) as shall have been agreed upon by the Parties during the Negotiation Period (the Initial Updated Portfolio Project Model, as may be adjusted as of the Initial Closing to reflect any changes referenced in clauses (A) and (B) of this Section 2.16(c)(ii), the “Interim Initial Closing Portfolio Project Model”); and
(iii)    subject to Section 2.16(d), for purposes of the Additional Closing, (A) the Initial Additional Closing Portfolio Project Model shall include only such Additional Closing Model Input Updates (if any), and (B) the Applicable Transaction Terms shall be modified to reflect only such Additional Transaction Adjustments (if any), in each case, as (Y) shall not have been disputed by the Class B Purchaser Representative in the Additional Closing Dispute Notice or (Z) as shall have been agreed upon by the Parties during the Negotiation Period (the Initial Additional Closing Portfolio Project Model, as may be adjusted as of the Additional Closing to reflect any changes referenced in clauses (A) and (B) of this Section 2.16(c)(iii), the “Interim Additional Closing Portfolio Project Model”).
(d)    To the extent that any particular items or values identified in an Initial Closing Dispute Notice or Additional Closing Dispute Notice are not agreed upon pursuant to Section 2.16(c) prior to the Initial Closing or Additional Closing, respectively (“Remaining Disputed Matters”), and remain in dispute between the Class A Purchaser and the Class B Purchaser Representative at the time of the Initial Closing or Additional Closing, as applicable, then for a period of thirty (30) days following the Initial Closing or Additional Closing, as applicable, either the Class A Purchaser or the Class B Purchaser Representative shall be entitled to submit any such Remaining Disputed Matters to the Independent Expert for resolution of such dispute by delivering a written notice to the Independent Expert, with a copy to each other Party, describing in reasonable detail the specific line items and values comprising the Remaining Disputed Matters (and the reasons for such dispute) and such Party’s proposed resolution (and value) of each Remaining Disputed Matter. Each other Party shall be entitled to submit to the Independent Expert its proposed resolution (and value) of each Remaining Disputed Matter (and reasons therefor). In submitting any Remaining Disputed Matters to the Independent Expert, each of the Parties shall concurrently furnish, at its own expense, to the Independent Expert and the other Party such documents and information as the Independent Expert may reasonably request. Each Party may also furnish to the Independent Expert such other information and documents as it reasonably deems relevant, with copies of such submission and all such documents and information being concurrently furnished to the other Party. The Class A Purchaser and the Class B Purchaser Representative and their respective representatives shall cooperate fully with the Independent Expert. The Independent Expert, acting as an expert and not an arbitrator, shall resolve all Remaining Disputed Matters and shall determine the values to be ascribed thereto following the procedures stipulated in this Section 2.16 and the assumptions and procedures set forth in Schedule I and the resulting updates to the Interim Initial Closing Portfolio Project Model and Transaction Term Adjustments or Interim Additional Closing Portfolio Project Model and Additional Transaction Adjustments, as applicable; provided that, for the avoidance of doubt, the Interim Initial Closing Portfolio Project Model and Interim Additional Closing Portfolio Project Model shall be updated by the Parties as necessary to reflect any change in value ascribed to such specific disputed items that are determined by the Independent Expert, as applicable. The Parties hereby agree that the Independent
45
869214.30-WILSR01A - MSW

Expert shall decide only the values ascribed to the specific disputed items in accordance with this Section 2.16 and the assumptions and procedures set forth in Sections I, II or III of Schedule I, as applicable and shall, within thirty (30) days after submission of any such dispute, deliver to the Class A Purchaser and the Class B Purchaser Representative a written determination of the amounts for each of the Remaining Disputed Matters, including the resulting adjustments to be made, if any, to the Applicable Transaction Terms (including all material calculations used in arriving at such determination and based solely on information provided to the Independent Expert by the Class B Purchaser Representative and the Class A Purchaser). The determination of the Independent Expert pursuant to this Section 2.16(d) shall, absent manifest error, be final, binding and conclusive on the Parties and their respective Affiliates, representatives, successors and assigns. All fees and expenses relating to the work, if any, to be performed by the Independent Expert will be borne equally by the Class A Purchaser and the Class B Purchaser Representative. Notwithstanding anything in this Agreement to the contrary, the dispute resolution mechanism contained in this Section 2.16(d) shall be the exclusive mechanism for resolving disputes, if any, regarding the determination of the Initial Closing Portfolio Project Model or the Additional Closing Portfolio Project Model and the resulting adjustments to be made, if any, to the Applicable Transaction Terms; provided, however, that, at any time, the Class A Purchaser and the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Initial Aggregate Class B Purchased Units at the Initial Closing (as set forth in Section II of Schedule A hereto), or those Class B Purchasers representing the right to acquire at least a majority of the Additional Aggregate Class B Purchased Units at the Additional Closing (as set forth in Section III of Schedule A hereto), as applicable) may agree in writing to settle any Remaining Disputed Matters submitted to the Independent Expert, which agreement shall be final, conclusive and binding upon all of the Parties with respect to such Remaining Disputed Matter(s) so resolved; provided that the Parties shall promptly provide a copy of such agreement to the Independent Expert and instruct the Independent Expert not to resolve such agreed-upon Remaining Disputed Matter(s), it being agreed that if the Independent Expert nonetheless resolves such agreed-upon Remaining Disputed Matter(s) for any reason, the agreement of the Parties shall control.
(e)    Upon a final determination of any items or values set forth in a Dispute Notice pursuant to this Section 2.16 and in accordance with the assumptions and procedures set forth in Schedule I, each of the Parties shall execute such amendments to this Agreement and/or the A&R LLC Agreement (or, if prior to the Initial Closing, the Parties shall modify the form of the A&R LLC Agreement attached as Exhibit A hereto) as are necessary to reflect the finally determined Transaction Term Adjustments or Additional Transaction Adjustments, as applicable. If any final resolution of items or values set forth in a Dispute Notice shall (i) occur after the Initial Closing (with respect to an Initial Closing Dispute Notice) or Additional Closing (with respect to an Additional Closing Dispute Notice), as applicable, pursuant to Section 2.16(d) and in accordance with the assumptions and procedures set forth in Schedule I, and (ii) include as Transaction Term Adjustments following the Initial Closing or Additional Transaction Adjustments following the Additional Closing, as applicable, as finally determined in accordance with Section 2.16(d) and in accordance with the assumptions and procedures set forth in Schedule I, an adjustment to the amount of the Initial Aggregate Class B Purchase Price or Additional Aggregate Class B Purchase Price, as applicable, then, (A) if such Transaction Term Adjustments or Additional Transaction Adjustments include a reduction of the Initial Aggregate Class B Purchase Price or Additional Aggregate Class B Purchase Price, as applicable, then, an amount in cash equal to the amount of such reduction (the “Excess Purchase Price Amount”) shall, on the next date on which distributions are made to the Class A Purchasers pursuant to Article 5 of the A&R LLC Agreement (and, if necessary, on each subsequent distribution date until such Excess Purchase Price Amount has been paid in full) be withheld from such distribution to the Class A Purchaser and instead paid to the Class B Purchasers pursuant to, and in accordance with, the terms of
46
869214.30-WILSR01A - MSW

Section 5.08 of the A&R LLC Agreement (each, a “Class B Purchase Price Return Offset”) and (B) if such Transaction Term Adjustments or Additional Transaction Adjustments include an increase to the Initial Aggregate Class B Purchase Price or Additional Aggregate Class B Purchase Price, as applicable, then, an amount in cash equal to the amount of such increase (the “Deficit Purchase Price Amount”) shall, on the next date on which distributions are made to the Class B Purchasers pursuant to Article 5 of the A&R LLC Agreement (and, if necessary, on each subsequent distribution date until such Deficit Purchase Price Amount has been paid in full) be withheld from such distribution to the Class B Purchasers and instead paid to the Class A Purchaser pursuant to, and in accordance with, the terms of Section 5.08 of the A&R LLC Agreement (each, a “Deficit Class B Purchase Price Offset”). Any Class B Purchase Price Return Offset or Deficit Class B Purchase Price Offset pursuant to this Section 2.16(e) in respect of an adjustment to the Class B Purchase Price shall be treated by the Parties as an adjustment to the Class B Purchase Price for all purposes of this Agreement, including Tax purposes unless otherwise required by law.
Section 2.17    Sponsor Pine Brooke PSA. Notwithstanding anything to the contrary in this Agreement, in the event that the Initial Closing occurs prior to the consummation of the PSA Closing, then the funds delivered by the Class B Purchasers to the Company constituting the Initial Aggregate Class B Purchase Price shall be held in a segregated account by the Company and such funds shall not be used or available for use for any reason until the earlier of (a) the consummation of the PSA Closing (and at such time, such funds shall be available for use by the Company to distribute to the Class A Purchaser the Initial Closing Distribution Amount in accordance with Section 2.01(f) and, subject to Section 5.08, and satisfaction or waiver of the conditions to consummation of the Wilmot PSA Closing, pay the Wilmot Purchase Price and consummate the Wilmot Acquisition), and (b) the earlier of (i) the date that the Sponsor Pine Brooke PSA has been validly terminated in accordance with its terms and (ii) the eleventh (11th) Business Day after the Initial Closing Date (or such later date as may be agreed in writing by the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers holding a majority of the Initial Aggregate Class B Purchased Units)), the Company, the Class A Purchaser and NEP. If the Sponsor Pine Brooke PSA shall have been terminated, or if the PSA Closing shall not have occurred, on or prior to the date set forth in subclause (i) or (ii), respectively, of clause (b) in the immediately preceding sentence, then, promptly following such date, which in no event shall be longer than two (2) Business Days thereafter, (1) each of the Company and the Class B Purchasers shall duly execute a contribution and assignment agreement with respect to the Initial Aggregate Class B Purchased Units re-conveying the Initial Aggregate Class B Purchased Units to the Company and (2) concurrently therewith, the Company shall return the Initial Aggregate Class B Purchase Price to the Class B Purchasers by wire transfer of immediately available funds to the account(s) designated by the Class B Purchaser Representative in writing and immediately upon such return (Y) each Class B Purchaser shall cease to be a member of the Company and shall have no rights or obligations as a member of the Company under the A&R LLC Agreement, the Act (as defined in the A&R LLC Agreement) or this Agreement (an “Initial Class B Purchased Units Return”) and (Z) this Agreement shall automatically terminate pursuant to Section 7.01(a).
ARTICLE III
REPRESENTATIONS AND WARRANTIES
RELATED TO THE COMPANY ENTITIES
Except as set forth in the Disclosure Letter, each of (i) the Company hereby represents and warrants to the Class B Purchasers, solely with respect to those representations and warranties applicable to the Company Entities, (ii) NEP and the Class A Purchaser hereby represents and warrants to the Class B Purchasers, solely with respect to those representations and warranties applicable to the Company Entities (other than any representations and warranties
47
869214.30-WILSR01A - MSW

applicable to the Project Companies, Acquired Assets or Contributed Assets and set forth in Section 3.06 (No Material Adverse Change), Section 3.09 (Litigation), and Section 3.22 (Tax)); (iii) the Class A Purchaser hereby represents and warrants to the Class B Purchasers solely with respect to those representations and warranties applicable to the Class A Purchaser, and (iv) NEP hereby represents and warrants to the Purchasers, solely with respect to those representations and warranties applicable to NEP, as follows:
Section 3.01    Existence.
(a)    Each of the Company and NEP has been duly formed and is validly existing as a limited liability company or limited partnership, as the case may be, and is in good standing under the Laws of the State of Delaware and (i) has the full limited liability company or limited partnership, as applicable, power and authority to execute and deliver this Agreement and the other Transaction Documents to which the Company or NEP is a party and consummate the transactions contemplated hereby and thereby and (ii) in the case of the Company, will have, upon effectiveness of the A&R LLC Agreement on the Initial Issuance Date, full limited liability company power and authority to issue, sell, and deliver the Purchased Units.
(b)    The Organizational Documents of the Company and NEP have been, and in the case of the A&R LLC Agreement, once executed and delivered on the Initial Issuance Date, will be, valid and legally binding agreements of the Company or NEP, as applicable, enforceable against the Company or NEP, as applicable, in accordance with their respective terms; provided that, with respect to each such agreement, the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws from time to time in effect affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).
Section 3.02    Capitalization and Valid Issuance of Units.
(a)    Immediately prior to the Initial Issuance, the Class A Purchaser will be the sole member of the Company and will hold of record and beneficially all of the issued and outstanding limited liability company interests of the Company. Upon execution and delivery of the A&R LLC Agreement on the Initial Issuance Date, (i) the authorized limited liability company interests of the Company will consist of the number of Class A Units and Class B Units listed in Section I of Schedule A hereto and (ii) immediately following consummation of the Initial Issuance, the Class A Purchaser will be the sole member of the Company and will hold of record and beneficially (A) the number of Class A Units set forth in Section II of Schedule A hereto opposite the Class A Purchaser’s name and (B) such number of Additional Aggregate Class B Purchased Units (if any) as shall be set forth in the Notice of Initial Closing, free and clear of all Liens, except for restrictions on transferability contained in the Delaware LLC Act, A&R LLC Agreement, and applicable state and federal securities Laws. The Class A Purchased Units and Additional Aggregate Class B Purchased Units shall have been, immediately prior to the Initial Issuance, duly authorized and validly issued in accordance with the A&R LLC Agreement and fully paid (to the extent required by the A&R LLC Agreement), subject to the provisions of the Delaware LLC Act and the A&R LLC Agreement. As of the Initial Closing Date, there will be no limited liability company interests of the Company issued or outstanding other than the Class A Purchased Units and the Aggregate Class B Purchased Units.
(b)    The Initial Aggregate Class B Purchased Units shall be, immediately prior to the Initial Closing, duly authorized by the Company pursuant to the A&R LLC Agreement and, when issued and delivered to the Class B Purchasers against payment therefor in accordance with the terms of this Agreement, will be validly issued and fully paid (to the extent required by the A&R LLC
48
869214.30-WILSR01A - MSW

Agreement), subject to the provisions of the Delaware LLC Act, and will be free of any and all Liens and restrictions on transfer, other than (i) restrictions on transfer under the A&R LLC Agreement, this Agreement, or applicable state and federal securities Laws, (ii) with respect to each Class B Purchaser’s Initial Individual Class B Purchased Units, such Liens as are created by such Class B Purchaser, and (iii) such Liens as arise under the A&R LLC Agreement or the Delaware LLC Act.
(c)    The Additional Aggregate Class B Purchased Units shall be, immediately prior to the Initial Closing, duly authorized by the Company pursuant to the A&R LLC Agreement, and when issued and delivered to the Class A Purchasers at the Initial Closing against payment therefor in accordance with the terms of this Agreement, will be validly issued and fully paid (to the extent required by the A&R LLC Agreement), subject to the provisions of the Delaware LLC Act, and will be free of any and all Liens and restrictions on transfer, other than (i) restrictions on transfer under the A&R LLC Agreement, this Agreement, or applicable state and federal securities Laws, (ii) such Liens as are created by the Class A Purchaser, and (iii) such Liens as arise under the A&R LLC Agreement or the Delaware LLC Act.
(d)    The Additional Aggregate Class B Purchased Units shall be, immediately following the Additional Class B Units Contribution and prior to the Additional Class B Units Sale, duly authorized by the Company pursuant to the A&R LLC Agreement, and when delivered to the Class B Purchasers at the Additional Closing against payment therefor in accordance with the terms of this Agreement, will be validly issued and fully paid (to the extent required by the A&R LLC Agreement), subject to the provisions of the Delaware LLC Act, and will be free of any and all Liens and restrictions on transfer, other than (i) restrictions on transfer under the A&R LLC Agreement, this Agreement, or applicable state and federal securities Laws, (ii) with respect to each Class B Purchaser’s Additional Individual Class B Purchased Units, such Liens as are created by such Class B Purchaser, and (iii) such Liens as arise under the A&R LLC Agreement or the Delaware LLC Act.
(e)    Except for any such preemptive rights that have been waived or will be waived prior to the Initial Issuance, there are no Persons entitled to statutory, preemptive, or other similar contractual rights to subscribe for the Class A Purchased Units or the Aggregate Class B Purchased Units; and, except for the Class A Purchased Units or Aggregate Class B Purchased Units to be acquired pursuant to this Agreement, no options, warrants, or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, limited liability company or other ownership interests in the Company are outstanding.
(f)    Upon the issuance of Issued NEP Non-Voting Units, such Issued NEP Non-Voting Units will be duly authorized, validly issued, and fully paid (to the extent required by the NEP Partnership Agreement), subject to the provisions of the Delaware LP Act, and will be free of any and all Liens and restrictions on transfer, other than (i) restrictions on transfer under the NEP Partnership Agreement, this Agreement or applicable state and federal securities Laws, (ii) with respect to each Class B Purchaser’s or its Affiliates’ Issued NEP Non-Voting Units, such Liens as are created by such Class B Purchaser or its Affiliates, and (iii) such Liens as arise under the NEP Partnership Agreement or the Delaware LP Act.
(g)    Upon the issuance of Conversion Units upon conversion of the Issued NEP Non-Voting Units pursuant to the NEP Partnership Agreement, such Conversion Units will be duly authorized, validly issued, and fully paid (to the extent required by the NEP Partnership Agreement), subject to the provisions of the Delaware LP Act, and will be free of any and all Liens and restrictions on transfer, other than (i) restrictions on transfer under the NEP Partnership Agreement, this Agreement or applicable state and federal securities Laws, (ii) with respect to each Class B Purchaser’s or its
49
869214.30-WILSR01A - MSW

Affiliates’ Conversion Units, such Liens as are created by such Class B Purchaser or its Affiliates, and (iii) such Liens as arise under the NEP Partnership Agreement or the Delaware LP Act.
Section 3.03    Ownership of the Class A Purchaser. Genesis Solar Funding Holdings, LLC is an indirect wholly owned subsidiary of NEP OpCo and is the sole record and beneficial owner of all of the limited liability company interests in the Class A Purchaser, free and clear of all Liens (other than transfer restrictions under the limited liability company agreement of the Class A Purchaser or applicable state and federal securities Laws and Liens imposed under any applicable agreement of Indebtedness or as arise under the Delaware LLC Act).
Section 3.04    Indebtedness; Liabilities. As of the Execution Date, the Company has, and until the consummation of the transactions contemplated by this Agreement the Company will have, no outstanding Indebtedness or other liabilities or obligations (known, unknown, accrued, absolute, contingent, determined or determinable, or otherwise), other than its obligations under this Agreement, the Asset Purchase Agreement, the Contribution Agreement, the Wilmot Purchase Agreement and obligations incurred in connection with the Company’s formation.
Section 3.05    Due Formation. The Company is duly formed, and is validly existing and in good standing under the Delaware LLC Act. Upon the effectiveness of the A&R LLC Agreement, the purposes of the Company will be acquiring, accepting, owning, holding, selling, leasing, transferring, financing, refinancing, exchanging, managing, and operating, directly or indirectly through its Subsidiaries, the Assets and any other assets acquired by the Company after the Initial Closing in accordance with the A&R LLC Agreement, together with the liabilities related thereto, including pursuant to the Asset Purchase Agreement, the Contribution Agreement, the Wilmot Purchase Agreement and any ancillary agreements executed in connection therewith.
Section 3.06    No Material Adverse Change. Since December 31, 2019, except as described in the NEP SEC Documents, there has not been any Material Adverse Effect.
Section 3.07    No Registration Required. Assuming the accuracy of the representations and warranties of each Purchaser contained in Article IV, the (a) Company’s issuance and sale at the Initial Closing of (i) the Class A Purchased Units and Additional Aggregate Class B Purchased Units to the Class A Purchaser and (ii) the Initial Aggregate Class B Purchased Units to the Class B Purchasers and (b) the sale by the Company of the Additional Aggregate Class B Purchased Units to the Class B Purchasers at the Additional Closing (if any), in each case, pursuant to this Agreement is exempt from registration requirements of the Securities Act, and neither the Company nor, to the Company’s Knowledge, any Person acting on its behalf, has taken nor will take any action hereafter that would cause the loss of such exemption.
Section 3.08    No Restrictions or Registration Rights. Except as described in the A&R LLC Agreement, this Agreement, the NEP Partnership Agreement, the 2019-A Registration Rights Agreement, the 2019-B Registration Rights Agreement, the 2019-C Registration Rights Agreement, the 2018 Registration Rights Agreement, the 2017-A Registration Rights Agreement, the 2017-B Registration Rights Agreement, or the NEP SEC Documents, (a) there are no restrictions upon the transfer of any of the Aggregate Class B Purchased Units, Issued NEP Non-Voting Units, or Conversion Units, nor any restrictions on the voting of any of the Aggregate Class B Purchased Units or Conversion Units, and (b) neither the offering and sale of the Class A Purchased Units and Aggregate Class B Purchased Units as contemplated by this Agreement, nor any issuance of Issued NEP Non-Voting Units or Conversion Units, gives rise to any rights for or relating to the registration of any of the Class A Purchased Units and Aggregate Class B Purchased Units or other securities of the Company.
50
869214.30-WILSR01A - MSW

Section 3.09    Litigation. Except as described in the NEP SEC Documents, there are no actions, suits, claims, investigations, orders, injunctions, or proceedings pending or, to the Knowledge of the Company or NEP, threatened or contemplated, to which the Company Entities or any of their respective directors or officers is or would be a party or to which any of their respective properties is or would be subject at law or in equity, before or by any Governmental Authority, or before or by any self-regulatory organization or other non-governmental regulatory authority (including, without limitation, NYSE), that would, individually or in the aggregate, if resolved adversely to the Company Entities, constitute a Material Adverse Effect, or that would challenge the validity of any of the Transaction Documents or the right of either of the Company or NEP to enter into any of the Transaction Documents or to consummate the transactions contemplated thereby.
Section 3.10    No Conflicts. The issuance and sale by the Company of the Class A Purchased Units and the Additional Aggregate Class B Purchased Units to the Class A Purchaser, the issuance and sale by the Company of the Initial Aggregate Class B Purchased Units to the Class B Purchasers, the sale, if any, by the Company of the Additional Aggregate Class B Purchased Units to the Class B Purchasers, the application of the proceeds thereof, the execution, delivery and performance of the Transaction Documents, the consummation of the transactions contemplated thereby, and the issuance by NEP of any Issued NEP Non-Voting Units or Conversion Units will not conflict with, result in any breach or violation of, constitute a default under (or constitute any event that, with notice, lapse of time or both, would result in any breach or violation of), (a) the Organizational Documents, as may be amended pursuant to this Agreement, of either the Company, the Class A Purchaser, or NEP, (b) any Contract to which any of the Company Entities is a party or by which any of the Company Entities or any of their respective properties may be bound or affected (including, for the avoidance of doubt, the Asset Purchase Agreement, the Contribution Agreement and the Wilmot Purchase Agreement), (c) any Material Contract (as that term is defined and used in the Asset Purchase Agreement and the Contribution Agreement), (d) any Law, (e) any rule or regulation of any self-regulatory organization or other non-governmental regulatory authority (including, without limitation, the rules and regulations of NYSE), or (f) any decree, judgment or order applicable to any of the Company Entities or any of their respective properties, except in the cases of clauses (b) through (f) for any such conflicts, breaches, violations or defaults that would not, individually or in the aggregate, constitute a Material Adverse Effect.
Section 3.11    Authority; Enforceability. The Company will have all requisite power and authority under the A&R LLC Agreement, upon execution and delivery thereof on the Initial Issuance Date, and the Delaware LLC Act to (a) issue, sell and deliver the Class A Purchased Units and Additional Aggregate Class B Purchased Units to the Class A Purchaser, (b) issue, sell and deliver the Initial Aggregate Class B Purchased Units to the Class B Purchasers on the Initial Closing Date and (c) following the Additional Class B Units Contribution, sell and deliver the Additional Aggregate Class B Purchased Units to the Class B Purchasers on the Additional Closing Date, in each case, in accordance with and upon the terms and conditions set forth in this Agreement and the A&R LLC Agreement. NEP will have all requisite power and authority under the NEP Partnership Agreement, and the Delaware LP Act to issue any Issued NEP Non-Voting Units and Conversion Units in accordance with and upon the terms and conditions set forth in this Agreement and the NEP Partnership Agreement. All corporate, limited liability company, or limited partnership action required to be taken by the Company or NEP or any of their partners or members for (a) (i) the authorization, issuance, sale, and delivery of (A) the Class A Purchased Units and Additional Aggregate Class B Purchased Units to the Class A Purchaser at the Initial Issuance, (B) the Initial Aggregate Class B Purchased Units to the Class B Purchasers at the Initial Closing, and (ii) following the Additional Class B Units Contribution, the sale and delivery of the Additional Aggregate Class B Purchased Units to the Class B Purchasers at the Additional Closing (b) the execution and delivery of the Transaction Documents, and (c) the consummation of the transactions
51
869214.30-WILSR01A - MSW

contemplated thereby, including the exercise of the Call Option, the issuance of NEP Non-Voting Units, and the issuance of Conversion Units, each in accordance with the A&R LLC Agreement and the NEP Partnership Agreement, shall have been validly taken at or prior to the Initial Issuance, Initial Closing, or the Additional Closing, as applicable. No approval from the holders of NEP Common Units or Series A Preferred Units is required for NEP to issue the Issued NEP Non-Voting Units or the Conversion Units, each in accordance with the A&R LLC Agreement and the NEP Partnership Agreement. Each of the Transaction Documents has been, or will be at or prior to the Initial Closing, duly and validly authorized and has been or, with respect to the A&R LLC Agreement to be delivered on the Initial Issuance Date, and the Transaction Documents to be delivered at the Initial Closing or Additional Closing, as applicable, will be, validly executed and delivered by the Company or NEP, as the case may be, and, to the Knowledge of the Company, each of the other parties thereto as of the Initial Closing or Additional Closing, as applicable. Each of the Transaction Documents constitutes, or will constitute on the Initial Issuance Date, at the Initial Closing or at the Additional Closing, as applicable, the legal, valid, and binding obligations of the Company or NEP, as the case may be, and, to the Knowledge of the Company and NEP, each of the parties thereto, in each case enforceable in accordance with its terms; provided that, with respect to each such agreement, the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws from time to time in effect affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).
Section 3.12    Approvals. No Consent is required in connection with the issuance and sale of the Class A Purchased Units and Additional Aggregate Class B Purchased Units by the Company to the Class A Purchaser at the Initial Issuance, the issuance and sale of the Initial Aggregate Class B Purchased Units by the Company to the Class B Purchasers at the Initial Closing, following the Additional Class B Units Contribution, at the Additional Closing, if any, the sale of the Additional Aggregate Class B Purchased Units by the Company to the Class B Purchasers, the issuance by NEP of any Issued NEP Non-Voting Units upon exercise of the Call Option, the NEP Change of Control Option, or the Class B COC Option, or the issuance by NEP of Conversion Units upon conversion of the Issued NEP Non-Voting Units, the execution, delivery and performance of this Agreement and the other Transaction Documents by the Company or NEP or any other party thereto and the consummation by the Company and NEP of the transactions contemplated hereby or thereby, other than Consents (a) required by the Commission in connection with NEP’s obligations under the 2019-A Registration Rights Agreement, the 2019-B Registration Rights Agreement, the 2019-C Registration Rights Agreement, the 2018 Registration Rights Agreement and the 2017 Registration Rights Agreement, (b) required under applicable state securities or “blue sky” Laws, (c) set forth on Schedule F hereto, (d) that have been, or prior to the Initial Issuance Date or the Initial Closing Date, as applicable, will be, obtained, and (e) Consents, the absence or omission of which would not, individually or in the aggregate, have a Material Adverse Effect.
Section 3.13    Investment Company Status. Neither the Company nor NEP is, and upon the issuance and sale of the Purchased Units as herein contemplated and the application of the net proceeds therefrom, neither the Company nor NEP will be an “investment company” or an entity “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.
Section 3.14    Certain Fees. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission from the Purchasers with respect to the sale of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents based upon arrangements made by or on behalf of the Company or NEP.
52
869214.30-WILSR01A - MSW

Section 3.15    Listing and Maintenance Requirements. The NEP Common Units are listed on the NYSE, and NEP has not received any notice of delisting. The issuance and sale of the Purchased Units and the issuance of any Issued NEP Non-Voting Units or Conversion Units will not contravene NYSE rules and regulations.
Section 3.16    Form S-3 Eligibility. NEP is eligible to register the Conversion Units, if and when issued, for resale by the Purchasers under Form S-3 promulgated under the Securities Act.
Section 3.17    No Side Agreements. There are no binding agreements by, among or between the Company or NEP or any of their Affiliates, on the one hand, and any Purchaser or any of its Affiliates, on the other hand, with respect to or relating to the transactions contemplated hereby other than the Confidentiality Agreement, the Transaction Documents, the Equity Commitment Letter, the Limited Guaranty, the Sponsor Pine Brooke PSA, the Company LLC Agreement, that certain Letter of Intent, dated as of the date hereof, by and between NEP and Kohlberg Kravis Roberts & Co. L.P., a Delaware limited partnership, and in each case, the agreements and instruments contemplated thereby.
Section 3.18    Affiliate Contracts and Support Obligations.
(a)    Schedule G hereto sets forth a true and complete list as of the Execution Date of (i) all of the Affiliate Contracts and (ii) all Support Obligations, in each case with all material amendments, modifications, and supplements thereto. Each Affiliate Contract constitutes a legal, valid, binding and enforceable obligation of the Company Entity party thereto and, to the Knowledge of the Company, the other parties thereto, and is enforceable in accordance with its terms. Each Affiliate Contract and each Support Obligation is in full force and effect in all material respects.
(b)    No Company Entity, nor to the Knowledge of the Company, any of the other parties thereto, is in material breach, violation, or default, and, to the Knowledge of the Company, no event, condition, or omission exists or has occurred which with notice or lapse of time or both would constitute any such material breach, violation, or default, or permit termination, modification, or acceleration by such other parties, under such Affiliate Contract.
(c)    The Company has not received any notice that any Affiliate Contract is not in full force or effect or that any party to any of the Affiliate Contracts intends to terminate or fail to renew at the end of its term, materially increase or decrease any rates, costs, or fees charged to or payable by or to the Company or any of its Subsidiaries, or materially reduce the goods and services provided to or by the Company or any of its Subsidiaries under any such Affiliate Contract. The Company has made available to Purchasers true and complete copies of all Affiliate Contracts in effect as of the Execution Date.
Section 3.19    Anti-Corruption. None of the Company Entities or, to the Knowledge of the Company or NEP, any Associated Person of any Company Entity has taken any action, directly or indirectly, in violation of any Anti-Corruption Law; (b) no action, suit, or proceeding by or before any Governmental Authority involving the Company Entities with respect to any Anti-Corruption Law is pending or, to the Knowledge of the Company or NEP, threatened; and (c) the Company Entities and, to the Knowledge of the Company or NEP, their Affiliates have conducted their businesses in compliance with Anti-Corruption Laws in all material respects and have instituted and maintain policies and procedures reasonably designed to ensure, continued compliance therewith by the Company Entities in all material respects.
Section 3.20    Money Laundering Laws. The operations of each of the Company Entities are and have been conducted at all times in compliance in all material respects with applicable
53
869214.30-WILSR01A - MSW

financial recordkeeping and reporting requirements of the Money Laundering Laws, and no action, suit or proceeding by or before any Governmental Authority involving the Company Entities with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company or NEP, threatened.
Section 3.21    Sanctions. None of the Company Entities or, to the Knowledge of the Company or NEP, any Associated Person of any Company Entity is a Sanctioned Person nor transacting any business with or for the benefit of any Sanctioned Person. The Company Entities do not intend to directly or, to the Company’s Knowledge, indirectly use the proceeds of the sale of the Purchased Units to fund, in violation of applicable Sanctions, any business with a Sanctioned Person or in a Sanctioned Country. No action, suit, or proceeding by or before any Governmental Authority involving the Company Entities with respect to any applicable Sanctions is pending or, to the Knowledge of the Company or NEP, threatened.
Section 3.22    Tax. All material Tax Returns required to be filed by, or with respect to, the Company and each of its direct or indirect Subsidiaries have been timely filed (taking into account extensions). All such Tax Returns were prepared in accordance with applicable Law in all material respects and are true, correct and complete in all material respects. All material Taxes due and payable by, or with respect to, the Company and each of its direct or indirect Subsidiaries (whether or not shown on such Tax Returns) have been timely paid or have been adequately reserved in accordance with GAAP. The Company is and has been since its formation a disregarded entity for U.S. federal income tax purposes, and each of the Company’s direct or indirect Subsidiaries is and has been since its formation either a disregarded entity or a partnership for U.S. federal income tax purposes. None of the COD-Exempt Projects is subject to a claim or proceeding pursuant to which the U.S. Treasury Department has asserted that all or any portion of a Cash Grant previously claimed or awarded with respect to such COD-Exempt Project is subject to recapture.
Section 3.23    No Other Representations. Except for the representations and warranties expressly set forth in this Article III or as expressly set forth in the Asset Purchase Agreement or the Contribution Agreement, none of the Company Entities or any Affiliate or Representative of the Company Entities makes any representation or warranty, whether oral or written, express or implied, statutory or otherwise, with respect to the Company Entities, the Class A Purchased Units or Aggregate Class B Purchased Units, or the Assets or with respect to any other information provided or made available to the Purchasers in connection with the transactions contemplated by this Agreement, including any information, documents, projections, estimates, budgets, forecasts, or other material made available to the Purchasers or to their respective Representatives in any electronic data room or otherwise in expectation of the transactions contemplated by this Agreement, and any such other representations or warranties are hereby expressly disclaimed, and none shall be implied at law or in equity.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE PURCHASERS
Each of the Purchasers, severally but not jointly, represents and warrants to the Company and NEP, and the Class B Purchasers, severally but not jointly, represents and warrants to the Class A Purchaser, as follows; provided, however, that the representations and warranties set forth in the second sentence of Section 4.01 and in Section 4.06 and Section 4.12 are made solely by the Class B Purchasers:
Section 4.01    Existence. Such Purchaser is duly organized or formed, and is validly existing and in good standing under the Laws of its state of organization or formation, with all necessary
54
869214.30-WILSR01A - MSW

power and authority to own its properties and to conduct its business as currently conducted. The Class B Purchasers engage in no business other than acquiring, owning, holding, selling, transferring, and financing the Aggregate Class B Purchased Units.
Section 4.02    Authorization; Enforceability. Such Purchaser has all necessary legal power and authority to enter into, deliver and perform its obligations under the Transaction Documents to which it is a party, and to consummate the transactions contemplated thereby. The execution, delivery and performance of such Transaction Documents by such Purchaser and the consummation by such Purchaser of the transactions contemplated thereby have been duly and validly authorized by all necessary legal action on the part of such Purchaser, and no further consent or authorization by or on behalf of such Purchaser is required. Each of the Transaction Documents to which such Purchaser is a party has been or will be, on the Initial Issuance Date or at the Initial Closing, as applicable, duly executed and delivered by such Purchaser, and constitutes, or, when executed and delivered on the Initial Issuance Date or at the Initial Closing, as applicable, will constitute a legal, valid and binding obligation of such Purchaser; provided that, with respect to each such agreement, the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, or similar Laws from time to time in effect affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).
Section 4.03    No Breach. The execution, delivery and performance of the Transaction Documents to which such Purchaser is a party by such Purchaser and the consummation by such Purchaser of the transactions contemplated thereby will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any material agreement to which such Purchaser is a party or by which such Purchaser is bound or to which any of the property or assets of such Purchaser is subject, (b) conflict with or result in any violation of the provisions of the Organizational Documents of such Purchaser, or (c) violate any Law of any Governmental Authority or body having jurisdiction over such Purchaser or the property or assets of such Purchaser, except in the case of clauses (a) and (c), for such conflicts, breaches, violations, or defaults as would not prevent the consummation of the transactions contemplated by such Transaction Documents.
Section 4.04    Certain Fees. No fees or commissions are or will be payable by such Purchaser to brokers, finders, or investment bankers with respect to the purchase of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents, except for fees or commissions for which none of the Company, the Class A Purchaser, NEP or any of their respective Affiliates shall be responsible.
Section 4.05    Unregistered Securities.
(a)    Accredited Investor Status; Sophisticated Purchaser. Such Purchaser is an “accredited investor” within the meaning of Rule 501 under the Securities Act and is able to bear the risk of its investment in the Purchased Units and, with respect to each Class B Purchaser, any Issued NEP Non-Voting Units and Conversion Units, as may be applicable. Such Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Purchased Units and, with respect to each Class B Purchaser, the holding of any Issued NEP Non-Voting Units or Conversion Units, as applicable.
(b)    Information. Such Purchaser and its Representatives have been furnished with all materials relating to the business, finances and operations of each of the Company and NEP that have been requested and any materials that have been requested by such Purchaser relating to the offer and sale of the Purchased Units and the issuance of any Issued NEP Non-Voting Units or
55
869214.30-WILSR01A - MSW

Conversion Units. Such Purchaser and its Representatives have been afforded the opportunity to ask questions of each of the Company and NEP. Neither such inquiries nor any other due diligence investigations conducted at any time by such Purchaser and its Representatives shall modify, amend, or affect such Purchaser’s right (i) to rely on the Company’s or NEP’s, as applicable, representations and warranties contained in Article III above or (ii) to indemnification or any other remedy based on, or with respect to the accuracy or inaccuracy of, or compliance with, the representations, warranties, covenants and agreements in any Transaction Document. Such Purchaser understands that its purchase of the Purchased Units involves a high degree of risk. Such Purchaser has sought such accounting, legal, and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Purchased Units.
(c)    Residency. Such Purchaser shall cooperate reasonably with the Company or NEP, as applicable, to provide any information necessary for any applicable securities filings in connection with the transactions contemplated by this Agreement or the other Transaction Documents.
(d)    Legends.
(i)    Issued NEP Non-Voting Units. Such Purchaser understands that any Issued NEP Non-Voting Units will bear a restrictive legend as shall be provided in the NEP Partnership Agreement.
(ii)    Conversion Units. Such Purchaser understands that, until such time as any Conversion Units have been sold pursuant to an effective registration statement under the Securities Act, or the Conversion Units are eligible for resale pursuant to Rule 144 promulgated under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Conversion Units will bear a restrictive legend as provided in the NEP Partnership Agreement.
(e)    Purchase Representation. Such Purchaser is purchasing the Purchased Units for its own account and not with a view to distribution in violation of any securities laws. Such Purchaser has been advised and understands that none of the Purchased Units, Issued NEP Non-Voting Units, or Conversion Units has been registered under the Securities Act or under the “blue sky” Laws of any jurisdiction and may be resold only if registered pursuant to the provisions of the Securities Act (or if eligible, pursuant to the provisions of Rule 144 promulgated under the Securities Act or pursuant to another available exemption from the registration requirements of the Securities Act). Such Purchaser has been advised and understands that the Company, in issuing the Purchased Units, and NEP in agreeing to issue any Issued NEP Non-Voting Units or Conversion Units, are relying upon, among other things, the representations and warranties of such Purchaser contained in this Article IV in concluding that such issuance is a “private offering” and is exempt from the registration provisions of the Securities Act.
(f)    Rule 144. Such Purchaser understands that there is no public trading market for the Purchased Units, that no such market is expected to develop and that the Purchased Units must be held indefinitely unless and until (i) Issued NEP Non-Voting Units are issued upon exercise of the Call Option, the NEP Change of Control Option, or the Class B COC Option, (ii) such Issued NEP Non-Voting Units are converted into Conversion Units, and (iii) such Conversion Units are registered under the Securities Act or an exemption from registration is available. Such Purchaser has been advised of and understands the provisions of Rule 144 promulgated under the Securities Act.
56
869214.30-WILSR01A - MSW

(g)    Reliance by the Company and NEP. Such Purchaser understands that the Purchased Units (and subsequently, any Issued NEP Non-Voting Units and Conversion Units that may be issued) are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities Laws and that the Company and NEP are relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments, and understandings of such Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of such Purchaser to acquire the Purchased Units, any Issued NEP Non-Voting Units and any Conversion Units.
Section 4.06    Sufficient Funds.
(a)    The Class B Purchasers have delivered to the Company correct and complete copies of (i) the executed Credit Agreement (including the schedules and exhibits thereto, and any related fee letters (subject to customary redaction of fees and flex provisions, but only to the extent relating exclusively to pricing terms by the Financing Parties party thereto) in connection therewith), among the Class B Purchasers and lenders party thereto, pursuant to which the lenders party thereto have severally committed to provide the debt financing set forth therein in an aggregate amount of six hundred and seventy-five million U.S. dollars ($675,000,000) at the Initial Closing and the Additional Closing (if any) (“Debt Financing”) and (ii) the executed equity commitment letter (the “Equity Commitment Letter,” and the equity financing set forth therein (“Equity Financing,” and together with the Debt Financing, the “Financing”)) from the Sponsor to provide Equity Financing of at least four hundred and eighty-five million seven hundred thousand U.S. dollars ($485,700,000) at the Initial Closing and the Additional Closing (if any). The Equity Commitment Letter provides that each of the Company and NEP is a third party beneficiary thereof.
(b)    As of the Execution Date, (i) each of the Credit Agreement and the Equity Commitment Letter is in full force and effect and has not been amended or modified in any respect and (ii) the respective commitments contained in the Credit Agreement and the Equity Commitment Letter have not been withdrawn, modified, reduced, or rescinded in any respect. As of the Execution Date, each of the Credit Agreement and the Equity Commitment Letter constitutes a valid, binding, and enforceable obligation of the Class B Purchasers, and, to the Knowledge of the Class B Purchasers, the Credit Agreement constitutes a valid, binding, and enforceable obligation of the applicable Financing Parties and the Equity Commitment Letter constitutes a valid, binding, and enforceable obligation of the Sponsor to provide the Financing contemplated thereby, subject, in each case, only to the satisfaction or waiver of the conditions set forth therein in accordance with the terms thereof, except, in each case, as may be limited by Laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether considered in a proceeding at law or in equity). Each of the Credit Agreement and the Equity Commitment Letter constitutes the entire agreement between the parties thereto related to the Financings contemplated thereby, and there are no side letters, other agreements, or other arrangements that would permit the applicable parties to the Credit Agreement or the Equity Commitment Letter to reduce the amount of the Financing or that would otherwise affect the availability of the Financing on the Initial Closing Date or Additional Closing Date (if any). As of the Execution Date, no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to (A) constitute a default or breach on the part of the Class B Purchasers under the Credit Agreement or the Equity Commitment Letter or, to the Knowledge of the Class B Purchasers, any other party to the Credit Agreement or the Equity Commitment Letter, (B) constitute or result in a failure to satisfy a condition or other contingency set forth in the Credit Agreement or the Equity Commitment Letter, or (C) otherwise result in any portion of the Financing not being available. The Class B Purchasers have fully paid any and all commitment fees or other fees required by the Credit Agreement and the Equity Commitment Letter, any related fee letter, and any
57
869214.30-WILSR01A - MSW

other document entered into in connection with, or related thereto, to be paid on or before the Execution Date.
(c)    The aggregate proceeds from the Financing, assuming such proceeds are funded in accordance with the terms of the Equity Commitment Letter and the Credit Agreement, constitute all of the financing required by the Class B Purchasers to consummate the transactions, and satisfy their obligations, contemplated by this Agreement, including the payment of the Initial Aggregate Class B Purchase Price at the Initial Closing and the Additional Aggregate Class B Purchase Price at the Additional Closing (if any), and payment of all fees and expenses of the Class B Purchasers due and payable at the Initial Closing and the Additional Closing (if any). The Credit Agreement contains all of the conditions precedent to the obligations of the Financing Parties thereunder to make the Debt Financing contemplated thereby available to Class B Purchasers at or prior to the Initial Closing and the Additional Closing (if any), there are no other conditions precedent to such funding, and the Class B Purchasers do not know of any facts or circumstances that could reasonably be expected to result in the failure of any of the conditions set forth in the Credit Agreement to be satisfied at the Initial Closing and the Additional Closing (if any). The Equity Commitment Letter contains all of the conditions precedent to the obligations of the Sponsor to make the Equity Financing available to Class B Purchasers at or prior to the Initial Closing and the Additional Closing (if any), there are no other conditions precedent to such funding, and the Class B Purchasers do not know of any facts or circumstances that could reasonably be expected to result in the failure of any of the conditions set forth in the Equity Commitment Letter to be satisfied at the Initial Closing and the Additional Closing (if any).
Section 4.07    No Side Agreements. There are no binding agreements by, among, or between the Company or any of its Affiliates, on the one hand, and such Purchaser or any of its Affiliates, on the other hand, with respect to the transactions contemplated hereby other than the Company LLC Agreement, the Transaction Documents, the Limited Guaranty, the Equity Commitment Letter, the Sponsor Pine Brooke PSA and, in each case, the agreements and instruments contemplated thereby.
Section 4.08    Anti-Corruption. Such Purchaser, and, to the Knowledge of such Purchaser, any Associated Person of such Purchaser has taken any action, directly or indirectly, in violation of any Anti-Corruption Law; (b) no action, suit, or proceeding by or before any Governmental Authority involving such Purchaser with respect to any Anti-Corruption Law is pending or, to the Knowledge of such Purchaser, threatened; and (c) such Purchaser and, to the Knowledge of such Purchaser, its Affiliates have conducted their businesses in compliance with Anti-Corruption Laws in all material respects and have instituted and maintain policies and procedures reasonably designed to ensure, continued compliance therewith by such Purchaser in all material respects.
Section 4.09    Money-Laundering Laws. The operations of such Purchaser are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws, and no action, suit or proceeding by or before any Governmental Authority involving such Purchaser with respect to the Money Laundering Laws is pending or, to the Knowledge of such Purchaser, threatened.
Section 4.10    Sanctions. Such Purchaser and, to the Knowledge of such Purchaser, any Associated Person of such Purchaser is not a Sanctioned Person nor transacting any business with or for the benefit of any Sanctioned Person. No action, suit, or proceeding by or before any Governmental Authority involving such Purchaser with respect to any applicable Sanctions is pending or, to the Knowledge of such Purchaser, threatened.

58
869214.30-WILSR01A - MSW

Section 4.11    Acknowledgements by the Purchasers.
(a)    Other than the representations and warranties expressly set forth in the Asset Purchase Agreement or the Contribution Agreement, the representations and warranties of the Company and NEP expressly and specifically set forth in Article III constitute the sole and exclusive representations, warranties, and statements (including by omission) of any kind of the Company, NEP, and their respective Affiliates and Representatives in connection with the transactions contemplated by this Agreement, and none of the Company, NEP, or any of their respective Affiliates or Representatives has made, and such Purchaser has not relied on, any other representations, warranties, or statements (including by omission) of any kind or nature, whether oral or written, express or implied, statutory or otherwise, as to any matter concerning the Company Entities or their respective Affiliates or Representatives, the Purchased Units, the Assets, the accuracy or completeness of any information provided to (or otherwise obtained by) such Purchaser or its Affiliates or Representatives or in connection with the transactions contemplated by this Agreement.
(b)    (i) Such Purchaser is an informed and sophisticated purchaser and has engaged expert advisors, experienced in the evaluation and purchase of securities such as the Purchased Units as contemplated hereunder; (ii) such Purchaser has conducted, to its satisfaction, and to its Representatives’ satisfaction, its own full and complete independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and the Assets to be acquired by the Company and, in making its determination to proceed with the transactions contemplated by this Agreement, such Purchaser has relied solely on the results of its own independent review and analysis and the representations and warranties of the Company and NEP expressly and specifically set forth in Article III, and such Purchaser has not relied on any other representations, warranties, or statements (including by omission) of any kind of the Company, NEP, or their respective Affiliates or Representatives; (iii) NEP and the Company have given such Purchaser and its Representatives complete and open access to the books and records, key employees, documents, facilities, equipment, Contracts and other information relating to the Purchased Units and the Assets to be acquired by the Company and have provided all materials relating to the acquisition of the Purchased Units and the Assets that such Purchaser and its Representatives have requested, and such Purchaser and its Representatives have been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any such information or of any representation or warranty made by the Company or NEP, or to otherwise evaluate the merits of the transactions contemplated under this Agreement; (iv) such Purchaser and its Representatives have reviewed all of the documents, records, reports, and other materials made available by (or on behalf of) NEP and the Company in any electronic data room or otherwise and are familiar with the content thereof; and (v) NEP and the Company have answered, to the satisfaction of such Purchaser, all inquiries that such Purchaser or its Representatives have made concerning the Purchased Units, the Assets, or otherwise relating to the transactions contemplated under this Agreement.
Section 4.12    Tax. Such Purchaser’s (and its direct and indirect members’) ownership of a Membership Interest will not cause any portion of the Company’s or any of its Subsidiaries’ assets to be, and such Purchaser will not take any action (or permit any action to be taken) (other than any action contemplated by Section 7.02, 7.03, or 7.04 of the A&R LLC Agreement) that would cause any portion of the Company’s direct or indirectly held assets to become, treated as “tax-exempt use property” within the meaning of Section 168(h) of the Code (including by reason of any Blocker being treated as or becoming at any time a “tax-exempt controlled entity” (within the meaning of Section 168(h)(6)(F) of the Code) or pursuant to a transfer of an interest in such Purchaser or a direct or indirect owner of such Purchaser). Such Purchaser will not take any action that would reasonably be expected to result in any change in ownership or reassessment with respect to the Genesis Solar Project
59
869214.30-WILSR01A - MSW

for purposes of Section 64 of the California Revenue & Taxation Code prior to the date that the property tax exemption expires as set forth in the Portfolio Project Model.
Section 4.13    Regulatory Status. Such Purchaser is managed exclusively by a managing member or general partner that is not a “foreign person” as defined at 31 C.F.R. § 800.224, and such Purchaser meets all other requirements set forth at 31 C.F.R. § 800.307 for U.S.-managed investment funds.
Section 4.14    No Other Representations. Except for the representations and warranties contained in this Article IV, such Purchaser makes no representation or warranty whether oral or written, express or implied, statutory or otherwise with respect to such Purchaser or with respect to any other information provided or made available to NEP or the Company in connection with the transactions contemplated hereby, including any information, documents, projections, estimates, budgets, forecasts, or other material made available to NEP or the Company or their respective Representatives in expectation of the transactions contemplated by this Agreement, and any such other representations or warranties are hereby expressly disclaimed, and none shall be implied at law or in equity.
ARTICLE V
COVENANTS

Section 5.01    Conduct of Business.
(a)    During the period commencing on the Execution Date and ending on the Initial Closing Date, except (i) as permitted or required by the terms of this Agreement or the Transaction Documents, including, without limitation, the contribution by the Class A Purchaser of the Initial Acquired Assets or the Contributed Assets, the Initial Issuance and the Initial Class B Units Sale, (ii) as required or contemplated by, or reasonably necessary to perform or consummate, the Restructuring Transactions or the repowering of the applicable Project Companies, and obtaining all Governmental Authorizations in connection therewith, (iii) the repayment of any Debt for Borrowed Money of the Company or its Controlled Subsidiaries (including the Project Companies that are Controlled Subsidiaries), (iv) as set forth in Section 5.01 of the Disclosure Letter, (v) subject to Section 5.01(a)(ii)(4) below, entering into and amending the applicable Golden Plains Tax Equity Financing Documents and Golden Plains Company LLC Agreement, consummating the transactions contemplated thereby and as required or contemplated by, or reasonably necessary to perform or comply with, its obligations thereunder, (vi) as required by applicable Laws, and (vii) any actions taken with the prior written consent of the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Initial Aggregate Class B Purchased Units at the Initial Closing (as set forth in Section II of Schedule A hereto)):
(i)    each of the Company and NEP will use commercially reasonable efforts to conduct their respective business in the ordinary course of business, preserve intact its existence and business organization, Permits, goodwill, and present business relationships with all material customers, suppliers, licensors, distributors, and others having significant business relationships with either the Company or NEP (as applicable), to the extent the Company or NEP, as applicable, believes in its sole discretion that such relationships are and continue to be beneficial to either the Company or NEP, as applicable, and their respective businesses; provided, however, that during such period, the Company or NEP, as applicable, shall, as promptly
60
869214.30-WILSR01A - MSW

as practicable, provide written notice to the Purchasers regarding any material adverse developments in respect of the foregoing; and
(ii)    neither the Company nor NEP nor their respective Subsidiaries shall
(1)    modify, amend or waive in any material respect the Organizational Documents of any Controlled Subsidiary (including any Project Company that is a Controlled Subsidiary) other than in connection with the issuance of Tax Equity Interests (subject to Section 5.01(a)(ii)(4) below) or the consummation of the transactions contemplated hereby; provided that any such amendment to the Organizational Documents of any Controlled Subsidiary that adversely affects the Company or the Class B Units shall, subject to Section 5.01(a)(ii)(4) below, require the prior written consent of the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Initial Aggregate Class B Purchased Units at the Initial Closing (as set forth in Section II of Schedule A hereto));
(2)    take any actions (including any action or determination with respect to the Asset Purchase Agreement, the Contribution Agreement, the Assets, or any Controlled Subsidiary (including any of the Project Companies that is a Controlled Subsidiary) or the respective assets of any such controlled Project Companies (or any other Controlled Subsidiary)) that would be prohibited following the Initial Closing by Section 6.03 or Section 6.04 of the A&R LLC Agreement, in accordance with the standards of conduct set forth therein, without the requisite consent of Class B Members or the Class B Member Representative, as applicable, in accordance with the terms thereof;
(3)    make, or permit to be made, with respect to the Company or any Controlled Subsidiary (including any Project Company that is a Controlled Subsidiary), any election under Treasury Regulations Section 301.7701-3 (or any analogous provision of state or local income Tax Law) to be classified as a corporation; or
(4)    enter into, amend or otherwise modify the Golden Plains Tax Equity Financing Documents or the Golden Plains Company LLC Agreement on terms that would (1) reduce the amount of Projected Available Cash (as defined in the A&R LLC Agreement) (as compared to the amount of Projected Available Cash set forth in the Execution Date Portfolio Project Model or as of the Execution Date), (2) would be materially adverse to the Class B Purchaser’s rights in respect of the Class B Units or the other rights of the Class B Purchasers under the A&R LLC Agreement, (3) modify the economic terms of the Golden Plains Tax Equity Financing, including any terms relating to allocations of income or distributions of cash, in a manner materially adverse to the Company or Golden Plains Holdings (as compared to the economic terms contained in the drafts of the Golden Plains Tax Equity Financing Documents or the Golden Plains Company LLC Agreement marked “SMRH Draft 10/7/2020” made available to the Class B Purchaser Representative on October 7 at 9:47 p.m.) or (4) amend or modify provisions relating to credit support, including guarantees or indemnification rights, in any manner that is material and adverse to the Company or the Golden Plains Company (as compared to the similar terms contained in the drafts of Golden Plains Tax Equity Financing Documents or the Golden Plains Company LLC Agreement marked “SMRH Draft
61
869214.30-WILSR01A - MSW

10/7/2020” made available to the Class B Purchaser Representative on October 7 at 9:47 p.m.), except to the extent that the Company’s or Golden Plains Entities’ obligations under such credit support, guarantees or indemnification provisions are supported by a guaranty or other credit support obligation of a Tax Equity Credit Support Entity on substantially the same terms as the MIPA Guaranty; provided, however, that consent of the Class B Purchaser Representative (on behalf of all Class B Purchasers) shall not be required under this Section 5.01(a)(ii)(4) to the extent that the terms of such Golden Plains Tax Equity Financing Documents or Golden Plains Company LLC Agreement constitute a Golden Plains Tax Equity Financing Change for purposes of the Initial Closing Portfolio Project Model.
(b)    During the period commencing on the Execution Date and ending on the Initial Closing Date, neither the Company nor NEP will modify, amend, or waive any provision of the Company LLC Agreement (other than adoption of the A&R LLC Agreement on the Initial Issuance Date) or the NEP Partnership Agreement that is, in the case of the NEP Partnership Agreement, material to (i) the rights of the Company or NEP, as applicable, or (ii) the rights of the Purchasers, in their capacity as purchasers of the applicable Purchased Units, in each case, without the prior written consent of (A) the Class A Purchaser and (B) the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Initial Aggregate Class B Purchased Units at the Initial Closing (as set forth in Section II of Schedule A hereto)).
Section 5.02    Listing of Units. Prior to the Initial Closing, NEP will use its commercially reasonable efforts to obtain approval for listing the Conversion Units on the NYSE, subject to notice of issuance of Conversion Units at the appropriate time.
Section 5.03    Cooperation; Further Assurances. Each of the Company, NEP and the Purchasers shall use its respective commercially reasonable efforts to obtain all approvals and consents (including any Governmental Authorizations) required by or necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents. Each of the Company, NEP, and the Purchasers agrees to execute and deliver all such documents and instruments, including in respect of any required execution of, or consenting to, applications or submissions in connection therewith, including any inquiries from staff, to take all commercially reasonable action and to do all other commercially reasonable things it determines to be necessary, proper, or advisable under applicable Laws and regulations or as otherwise reasonably requested by the other to consummate the transactions contemplated by this Agreement or any of the Transaction Documents.
Section 5.04    Class B Purchaser Financing.
(a)    The Class B Purchasers shall use their reasonable best efforts to take, and cause to be taken, all actions and to do, and to cause to be done, all things necessary, proper, or advisable to arrange, consummate and obtain (i) the Equity Financing on the terms and conditions described in the Equity Commitment Letter and (ii) the Debt Financing on the terms and conditions described in the Credit Agreement, in each case, on the Initial Closing Date and, if applicable, the Additional Closing Date (if any) (in an amount, on the Additional Closing Date, sufficient to pay the Additional Aggregate Class B Purchase Price), including (A) using reasonable best efforts to comply with and maintain in full force and effect the Equity Commitment Letter and the Credit Agreement, (B) using reasonable best efforts to timely negotiate and enter into any additional definitive agreements with respect to the Debt Financing on terms and conditions contemplated by the Credit Agreement (any such agreements, collectively with the Credit Agreement, the “Financing Definitive Agreements”), (C) satisfying or causing to be waived on a timely basis (and, in any event, on or prior to Initial Closing) all
62
869214.30-WILSR01A - MSW

conditions to funding the Financing, and to each Class B Purchaser, in such Equity Commitment Letter and the Financing Definitive Agreements that are within their, and as to each Class B Purchaser, its, control, (D) using reasonable best efforts to consummate the Financing at or prior to the Initial Closing, (E) enforcing their rights under the Equity Commitment Letter and the Credit Agreement, (F) if the conditions set forth in Section 2.05 and Section 2.06 have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Initial Closing, but subject to the satisfaction or waiver of such conditions at the Initial Closing), consummating the Financing at the Initial Closing and (G) in the event there is an Additional Closing, (I) complying with all covenants under the Credit Agreement to maintain such agreement in full force and effect and (II) satisfying all other obligations thereunder, including satisfying or causing to be waived on a timely basis (and, in any event, on or prior to the Additional Closing) all conditions to funding, to ensure the Financing is available on the Additional Closing Date to pay the Additional Aggregate Class B Purchase Price and payment of all fees and expenses of the Class B Purchasers due and payable at the Additional Closing. The Class B Purchasers shall not amend, amend and restate, replace, supplement, or otherwise modify or waive any of their rights under the Equity Commitment Letter or any Financing Definitive Agreement or substitute other debt or equity financing for all or any portion of the Debt Financing from the same or alternative financing sources; provided that the Class B Purchasers may amend, amend and restate, replace, supplement, or otherwise modify or waive any of their rights under, the Financing Definitive Agreements, so long as any such amendment, replacement, supplement, or other modification to or waiver of any provisions of such Financing Definitive Agreements shall not (i) permit the syndication of the Debt Financing to parties that are not commercial banks and their Affiliates or a Class B Purchaser or Affiliates of the Class B Purchasers, (ii) expand upon the conditions precedent to the funding on the Initial Closing Date or the Additional Closing Date (if any) of the Debt Financing as set forth in the Credit Agreement on the Execution Date or otherwise modify the Financing Definitive Agreements in a manner that would, or would reasonably be likely to, prevent, impede, or delay the Initial Closing or the Additional Closing (if any), including in respect of the availability of the Debt Financing, or by releasing or consenting to the termination of any Financing Definitive Agreement prior to the first to occur of the Initial Closing or the Additional Closing (to the extent applicable) and the expiration of the Credit Agreement in accordance with its terms, (iii) reduce the amount of the Debt Financing or reduce the Financing Parties’ commitments under the Credit Agreement (other than as a result of an assignment of a Financing Parties’ commitment to another Financing Party) unless such reduced amount, when combined with the Equity Financing (including any increase thereto) is sufficient to satisfy the Class B Purchasers’ obligations, contemplated by this Agreement, including the payment of the Class B Purchase Price at the Initial Closing and the Additional Closing (if any) and payment of all fees and expenses of the Class B Purchasers due and payable at the Initial Closing, and the Additional Closing (if any), or (iv) affect the ability of the Class B Purchasers to enforce their rights against the Financing Parties or the Sponsor under the Credit Agreement or the Equity Commitment Letter, respectively.
(b)    Prior to the Initial Closing, the Company and NEP shall, and shall use their reasonable best efforts to cause each of the Company’s and NEP’s respective officers, directors, managers, employees, advisors, third party consultants, and engineers and the Company’s Subsidiaries to, cooperate, in all cases at the Class B Purchasers’ sole cost and expense upon reasonable advance notice by the Class B Purchasers in connection with the Class B Purchasers’ efforts to arrange, consummate, and obtain the Debt Financing (collectively the “Financing Arrangements”) (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of NEP, the Company or any of the Company’s Subsidiaries), including (i) providing to the Class B Purchasers and the Financing Parties as promptly as practicable after the Execution Date unaudited financial statements relating to the Assets for the fiscal year ended December 31, 2019, and, if available prior to the Initial Closing and the Additional Closing, for any fiscal quarters completed between December 31, 2019 and the date of such Initial Closing or Additional Closing, as applicable (it being understood that such
63
869214.30-WILSR01A - MSW

financial statements will be provided on a Project basis and will not be audited or reviewed by any independent accounting firm), (ii) participating and causing appropriate senior management personnel of NEP or the Company to participate in meetings and telephone calls with a reasonable number of prospective lenders under the Debt Financing in connection with the syndication thereof upon reasonable notice and at a time and location to be mutually agreed, (iii) reasonably cooperating with the due diligence efforts of the lenders that are parties to the Credit Agreement, as such due diligence relates to the Company, its Subsidiaries, the Assets, or NEP; (iv) obtaining the consents and authorizations of accountants and consultants for use of their reports in any materials related to the Debt Financing; (v) reasonably cooperating in the preparation of any appropriate and customary offering memorandum, bank book, or similar documents used in connection with the syndication and marketing of the Financing Arrangements (including the delivery of customary authorizations and representation letters for any offering memorandum or bank book); (vi) having the Company acknowledge the pledge of the applicable Class B Units and by facilitating the Financing Parties’ perfecting any security interest therein; provided that no such action shall be effective until the Initial Closing or the Additional Closing, as applicable, (vii) at least five (5) Business Days prior to Initial Closing (to the extent requested from the Company at least nine (9) Business Days prior to the anticipated Initial Closing), provide all documentation and other information about the Company as is reasonably requested by the Class B Purchaser Representative, which is required with respect to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and that is required under the Credit Agreement and (viii) arrange for the preparation and delivery of any report or update of a previously delivered report that constitutes a condition precedent to each funding of the Debt Financing at the Initial Closing or the Additional Closing, as applicable, on or prior to the date required for the delivery of such report under the Debt Financing; provided that the Company and NEP shall not (A) be required to take any action that would or would reasonably be expected to cause any director, officer, employee or other representative of the Company or NEP to incur any personal liability, (B) be required to deliver any legal opinions or accountants’ cold comfort letters or reliance letters, (C) be required to provide any information or other document to the extent (y) the provision thereof would or would reasonably be expected to violate a confidentiality or other agreement with a third party, violate its Organizational Documents or any Law, rule, regulation, court order, or other legal restriction, or result in a loss of attorney-client privilege or (z) such information or document constitutes attorney work product, (D) be required to (y) pay any commitment or other fee or (z) incur any expense in connection with compliance with this Section 5.04, (E) have any liability or any obligation under the Equity Commitment Letter or any Financing Definitive Agreement (or alternative financing that the Class B Purchasers may raise in connection with the transactions contemplated by this Agreement), (F) be required to incur any other liability or obligation in connection with the Financing (or any alternative financing that the Class B Purchasers may raise in connection with the transactions contemplated by this Agreement in accordance with clause (e) below), or (G) be required to take any action that would result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or a default under, any contract to which the Company or NEP is a party, unless, in the case of clauses (D), (E), and (F), the Class B Purchasers have agreed to reimburse, and have indemnified, the Company and NEP on terms reasonably acceptable to the Company and NEP with respect to such expenses.
(c)    If requested by the Class B Purchasers or any of their Affiliates, following the Execution Date and the exercise of the Call Option, the Company and NEP will provide the following cooperation: (i) in connection with such Class B Purchasers’ entering into any Qualifying Financing, providing such cooperation and assistance as such Class B Purchasers or Affiliates thereof may reasonably request (including, without limitation, (A) entering into one or more “issuer agreements” following the Execution Date, in such form as shall be mutually agreed upon by NEP, the Class B Purchasers and the lenders party thereto, solely to the extent required in connection with (1) a refinancing of the Qualifying Financing by the Class B Purchasers, (2) alternative financing to fund the
64
869214.30-WILSR01A - MSW

payment of the Additional Aggregate Class B Purchase Price, as contemplated by Section 5.04(e), or (3) additional or substitute financing in connection with any exercise of the Call Option, Class B COC Option, or NEP Change of Control Option in order to permit the Class B Purchasers to repay in full the amount of Indebtedness secured by pledges of the Class B Units to be acquired pursuant to the exercise of such Call Option, NEP Change of Control Option, or Class B COC Option, as contemplated by Section 7.02, Section 7.03, or Section 7.04 of the A&R LLC Agreement, as applicable, and (B) permitting (x) the Class B Purchasers to transfer, assign, and contribute to its Affiliates any NEP Non-Voting Units or the right to receive any such NEP Non-Voting Units, (y) the parties to any Qualifying Financing to make any reasonable and necessary amendments to the Credit Agreement prior to a draw of any Qualifying Financing, including amendments necessary for the lenders to perfect first priority security interests in any pledged NEP Non-Voting Units or NEP Common Units received upon conversion, and (z) the Class B Purchaser to assign to its Affiliates its rights under the Registration Rights Agreement in accordance with the terms thereof), (ii) using commercially reasonable efforts to enable the deposit of the pledged NEP Non-Voting Units in book-entry form on the books of The Depository Trust Company, when eligible to do so, and (iii) if so requested by such lender or counterparty, as applicable, re-registering the pledged NEP Non-Voting Units in the name of the relevant lender, counterparty, custodian or similar party to any Qualifying Financing, as securities intermediary and as record owner and only to the extent such Purchaser or its Affiliates continues to beneficially own such pledged NEP Non-Voting Units.
(d)    The Company and NEP hereby consent to the use of the Company’s and NEP’s logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage NEP or the Company or the reputation or goodwill of NEP or the Company.
(e)    If all or any portion of the Debt Financing becomes unavailable on the terms (which terms include any applicable “flex” rights) and conditions contemplated in the Credit Agreement, the Class B Purchasers shall (i) immediately notify the Company and NEP of such unavailability and the reasons thereof, and (ii) use reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, (y) alternative financing for any such portion from the same or alternative sources on terms and conditions that are not materially less favorable in the aggregate to the Class B Purchasers than the financing contemplated by the Credit Agreement and (z) one or more new Financing Definitive Agreements with respect to such alternative financing. The alternative financing shall be sufficient to pay, when added with the Equity Financing, the entire amount of the (A) Initial Aggregate Class B Purchase Price on the Initial Closing Date and all related fees and expenses of the Class B Purchasers due and payable at the Initial Closing; and (B) Additional Aggregate Class B Purchase Price on the Additional Closing Date and all related fees and expenses of the Class B Purchasers due and payable at the Additional Closing (to the extent applicable). The Class B Purchasers shall promptly provide the Company and NEP with a copy of any new Financing Definitive Agreement and any related fee letter (subject to customary redaction of fees and flex provisions, but only to the extent relating exclusively to pricing terms) in connection therewith. If any new Financing Definitive Agreement is obtained, (A) any reference in this Agreement to the “Financing” or the “Debt Financing” shall mean the debt financing contemplated by any such new Financing Definitive Agreement, (B) any reference in this Agreement to “Credit Agreement” or “Financing Definitive Agreement” shall be deemed to refer to such new Credit Agreement, and (C) any reference in this Agreement to the “Financing Parties” shall be deemed to include the lender parties to any such new Credit Agreement.
(f)    The Class B Purchasers shall (i) keep the Company and NEP informed on a reasonably current basis in reasonable detail of all material activity concerning the Financing (including the status of its efforts to obtain the Financing or any alternative financing pursuant to
65
869214.30-WILSR01A - MSW

Section 5.04(e)) and (ii) promptly provide the Company and NEP with copies of all executed amendments, modifications, or replacements of any Financing Definitive Agreement (it being understood that any amendments, modifications, or replacements shall only be as permitted herein), all Financing Definitive Agreements entered into after the Execution Date, and such other information and documentation available to the Class B Purchasers as shall be reasonably requested by the Company or NEP for purposes of monitoring the progress of the financing activities. Without limiting the generality of the foregoing, each Class B Purchaser shall promptly notify the Company and NEP (A) of any breach or default (or any event or circumstance that could reasonably be expected to give rise to any breach or default) by any party to the Financing Definitive Agreements of which such Class B Purchaser becomes aware which could reasonably be expected to affect the conditionality, timing, availability or quantum of the Debt Financing, (B) of the receipt by such Class B Purchaser of any written notice or other written communication from any Financing Party or the Sponsor with respect to any breach (or threatened breach) or default (or any event or circumstance that could reasonably be expected to give rise to any breach or default), or any termination or repudiation, in each case by any party to the Equity Commitment Letter or any Financing Definitive Agreements, and (C) if for any reason such Class B Purchaser at any time believes it will not be able to obtain all or any portion of the Financing to be obtained by any Class B Purchaser on the terms, in the manner or from the sources contemplated by the Equity Commitment Letter or any Financing Definitive Agreements related to the Financing.
Section 5.05    Asset Purchase Agreement; Contribution Agreement; Wilmot Purchase Agreement; Interim Operations.
(a)    Neither the Company nor the Class A Purchaser will (i) terminate the Asset Purchase Agreement, the Contribution Agreement, or, subject to Section 5.08, the Wilmot Purchase Agreement without the prior written consent of the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Initial Aggregate Class B Purchased Units at the Initial Closing (as set forth in Section II of Schedule A hereto)) unless, at the time of such termination, the Company or the Class A Purchaser has the right to terminate this Agreement pursuant to Section 7.01(a) or (ii) modify, amend, or waive (including the waiver of any conditions) in any material respect, or provide any consent under, any provision of the Asset Purchase Agreement, the Contribution Agreement or the Wilmot Purchase Agreement that is material to (A) the rights of the Company or the Class A Purchaser or (B) the rights of the Class B Purchasers, in their capacity as Class B Purchasers, in each case, without the prior written consent of the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Initial Aggregate Class B Purchased Units at the Initial Closing (as set forth in Section II of Schedule A hereto)).
(b)    The Class A Purchaser shall be (i) solely responsible for payment of the positive amount of (A) any Post-Closing Working Capital Adjustment Payment (as such term is defined and used in the Asset Purchase Agreement), (B) any Pine Brooke Tax Equity Financing Adjustment Payment (as such term is defined and used in the Asset Purchase Agreement) and (C) any Wilmot Tax Equity Financing Adjustment Payment (as such term is defined and used in the Asset Purchase Agreement) and (ii) shall be exclusively entitled to receive any payments from Sellco under the Asset Purchase Agreement for the negative amount of any Post-Closing Working Capital Adjustment Payment, Pine Brooke Tax Equity Financing Adjustment Payment or Wilmot Tax Equity Financing Adjustment Payment. In the event that the Company receives any payments from Sellco in connection with any Post-Closing Working Capital Adjustment Payment, Pine Brooke Tax Equity Financing Adjustment Payment or Wilmot Tax Equity Financing Adjustment Payment, the Company shall hold such amounts for and on behalf of the Class A Purchaser and shall promptly pay over all such
66
869214.30-WILSR01A - MSW

amounts to the Class A Purchaser. For the avoidance of doubt, there shall be no adjustment after the Initial Issuance Date in respect of the Contributed Assets EWC, nor shall there be any payments by or to the Class A Purchaser or the Company in respect thereof nor any adjustment in respect thereof to the Class A Purchase Price.
(c)    The Company and the Class A Purchaser shall promptly provide the Class B Purchaser with a copy of any notice given or received under the Asset Purchase Agreement or the Contribution Agreement and shall promptly provide notice when the Company or the Class A Purchaser, as applicable, becomes aware of any breach of the Asset Purchase Agreement or the Contribution Agreement.
(d)    NEP shall cause (i) the Class A Purchaser and NEP Acquisitions to enter into the Assignment of Pine Brooke (Class C) PSA Appendix prior to the Initial Closing and shall use reasonable best efforts to take, and cause to be taken, all actions and do, and cause to be done, all things necessary, proper, or advisable to maintain in effect the Assignment of Pine Brooke (Class C) PSA Appendix as of the Initial Closing Date and (ii) the Company and NEP Acquisitions to (A) enter into the Build Out Agreement (Wilmot) prior to the consummation of the Wilmot PSA Closing, (B) use their reasonable best efforts to take, and cause to be taken, all actions and do, and cause to be done, all things necessary, proper or advisable to consummate the Wilmot Acquisition as promptly as practicable following consummation of the Wilmot PSA Closing and (C) enter into the Assignment of Wilmot PSA Appendix prior to the consummation of the Wilmot Acquisition.
(e)    NEP and the Company shall enter into the Build Out Agreement (Contributed Companies) at or prior to the Initial Closing and shall use their respective commercially reasonable efforts to take, and cause to be taken, all actions and do, and cause to be done, all things necessary, proper, or advisable to maintain in effect the Build Out Agreement (Contributed Companies) as of the Initial Closing Date.
(f)    The Class A Purchaser shall deliver to the Class B Purchaser Representative notice of the amount of the Contributed Assets EWC and the calculation thereof at least three (3) Business Days prior to the Initial Closing Date. The Contributed Assets EWC shall be determined by the Class A Purchaser and the Company under the Contribution Agreement in good faith and consistent with industry standards and past practices.
Section 5.06    Change of Control. In the event that a Change of Control of NEP occurs or Persons enter into definitive agreements for a transaction that upon consummation would constitute a Change of Control of NEP (a) prior to the Initial Closing, each Purchaser shall have the right, until the earlier of thirty (30) days thereafter or the Initial Closing, to elect by written notice to the Company to be released from its obligation to consummate its purchase of Purchased Units, and upon delivery of such notice such Purchaser shall be relieved from its obligations hereunder and (b) prior to the Additional Closing, if any, then such Class B Purchaser shall have the right, until the earlier of thirty (30) days thereafter or the Additional Closing, to elect by written notice to the Company to be released from its obligation to consummate its purchase of Additional Individual Class B Purchased Units, and upon delivery of such notice such Class B Purchaser shall be relieved from its obligations hereunder to consummate the Additional Closing and purchase such Additional Individual Class B Purchased Units (but, for the avoidance of doubt, none of such Class B Purchaser’s other obligations under this Agreement shall be relieved).
Section 5.07    Updating. Each of the Company, NEP and the Class A Purchaser may from time to time notify the Class B Purchaser Representative of any changes or additions to Schedules D through H, J, K or the Disclosure Letter to reflect subsequent developments after the
67
869214.30-WILSR01A - MSW

Execution Date or that may otherwise be necessary to correct any matter that would otherwise constitute a breach of any representation or warranty of the Company, NEP or the Class A Purchaser in Article III or Article IV. No such updates made pursuant to this Section 5.07 shall be deemed to cure any inaccuracy of any representation or warranty made in this Agreement for purposes of Section 2.04(b)(i), Section 2.10(a), Article VI or otherwise unless the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Initial Aggregate Class B Purchased Units at the Initial Closing (as set forth in Section II of Schedule A hereto) or a majority of the Additional Aggregate Class B Purchased Units at the Additional Closing (as set forth in Section III of Schedule A hereto), as applicable) specifically agrees thereto in writing; provided, however, that, in each case, if (i) the matter or matters giving rise to any such change or addition to Schedules D through H, J, K or the Disclosure Letter would, individually or collectively, cause the failure of one or more conditions set forth in Section 2.03 or Section 2.04(b), with respect to the Initial Closing, or in Section 2.09 or Section 2.10 with respect to the Additional Closing, as applicable, and (ii) the Initial Closing or Additional Closing shall occur, as applicable, as a result of the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Initial Aggregate Class B Purchased Units at the Initial Closing (as set forth in Section II of Schedule A hereto) or a majority of the Additional Aggregate Class B Purchased Units at the Additional Closing (as set forth in Section III of Schedule A hereto), as applicable) waiving such conditions, then, notwithstanding anything to the contrary in this Agreement (including Article VI), no such matters disclosed by the Company, NEP or the Class A Purchaser, as applicable prior to such closing that might constitute breaches of one or more representations or warranties of the Company, NEP or the Class A Purchaser in Article III or Article IV as of the Execution Date or as of the Initial Closing Date or the Additional Closing Date, as applicable, shall be the basis for any indemnifiable claim by the Class B Purchasers or any Class B Purchaser Related Party against the Company, NEP or the Class A Purchaser, including any claim pursuant to Article VI, other than to the extent arising out of a Third-Party Claim.
Section 5.08    Wilmot Holdback. If, prior to the Initial Closing or the Additional Closing, Sellco shall have delivered notice pursuant to the Asset Purchase Agreement that a Wilmot Holdback Event shall have occurred, the Class A Purchaser shall cause the Company to promptly deliver such notice to the Class B Purchaser Representative and, unless otherwise mutually agreed upon in writing by the Company, the Class A Purchaser and the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Initial Aggregate Class B Purchased Units at the Initial Closing (as set forth in Section II of Schedule A hereto)):
(a)    notwithstanding any other provision of this Agreement or any other Transaction Document to the contrary, (i) the Company shall not consummate the Wilmot Acquisition or acquire, directly or indirectly, any right, title or interest in or to any of the Wilmot Membership Interests, (ii) all references in this Agreement and any other Transaction Document, and in all exhibits, Schedules and annexes hereto or thereto, to Wilmot, the Wilmot Solar Project, and the Wilmot Membership Interests, and all provisions (including the relevant portions of any defined terms) relating to any of the foregoing, shall be deemed to be removed from this Agreement (and any other Transaction Documents), exhibits, schedules, and annexes, including all such references incorporated in other defined terms (including the terms “Acquired Assets,” “Acquired Project Companies” and “Project”), other than as set forth in this Section 5.08 and in connection with adjustments to the Execution Date Portfolio Project Model (or if the Wilmot Holdback Event occurs following the Initial Closing but prior to the Additional Closing, the Initial Closing Portfolio Project Model), in each case, pursuant to Section 2.16, and in a manner consistent with the assumptions and procedures set forth in Schedule I and referred to in
68
869214.30-WILSR01A - MSW

Section 5.08(b), and (iii) the Class A Purchaser shall not be required to deliver to the Class B Purchaser Representative any Wilmot Bring-Down Consultant Reports pursuant to Section 2.16(b);
(b)    if the Wilmot Holdback Event occurs (i) prior to the Initial Closing, the Parties shall revise the Execution Date Portfolio Project Model pursuant to Section 2.16 and in a manner consistent with the assumptions and procedures set forth in Schedule I to reflect the removal of the Wilmot Solar Project and all inputs to the Execution Date Portfolio Project Model relating to the Wilmot Solar Project, including the Wilmot Tax Equity Inputs, and the Initial Closing Portfolio Project Model shall reflect any Transaction Term Adjustments resulting therefrom or (ii) following the Initial Closing but prior to the Additional Closing, the Parties shall revise the Initial Closing Portfolio Project Model pursuant to Section 2.16 and in a manner consistent with the assumptions and procedures set forth in Schedule I to reflect the removal of the Wilmot Solar Project and all inputs to the Initial Closing Portfolio Project Model relating to the Wilmot Solar Project, including the Wilmot Tax Equity Inputs, and the Additional Closing Portfolio Project Model shall reflect any Transaction Term Adjustments resulting therefrom;
(c)    if the Wilmot Holdback Event occurs prior to the Initial Closing and the Execution Date Portfolio Project Model is revised pursuant to Section 5.08(b)(i) then clauses (i), (ii), (ii) and (v) in the definition of “Additional Closing Model Input Updates” shall be deemed to be removed from this Agreement and the only adjustments, if any, to the Initial Closing Portfolio Project Model in connection with the Additional Closing pursuant to Section 2.16(b) shall be as a result of (i) any changes to the Debt Financing in connection with the Additional Closing that are contemplated by the Credit Agreement or the other Loan Documents and expressly permitted and provided for pursuant to the terms thereof or (ii) the failure to consummate the Additional Closing prior to the Drop-Dead Date; and
(d)    except in connection with updates to the Execution Date Portfolio Project Model or Initial Closing Portfolio Project Model, if applicable, in each case, upon a Wilmot Holdback Event as contemplated by Section 5.08(b), to reflect the removal of the Wilmot Solar Project, and any Transaction Term Adjustments relating thereto, in each case, pursuant to Section 2.16, and in a manner consistent with the assumptions and procedures set forth in Schedule I, (i) neither the Company nor the Class A Purchaser, nor any other NEP Related Party, shall have any liability to any Class B Purchaser, any Class B Purchaser Related Party, or any other Person arising out of or relating to the failure to consummate the Wilmot Acquisition, the removal of the Wilmot Solar Project from the transactions contemplated by this Agreement, or otherwise, including any liability arising out of or relating to any covenant, representation, or warranty made or given with respect to Wilmot, the Wilmot Interests or the Wilmot Solar Project in this Agreement or any other Transaction Document, and (ii) this Section 5.08, and the updates to the Execution Date Portfolio Project Model or Initial Closing Portfolio Project Model, as applicable to reflect the removal of the Wilmot Solar Project, and any Transaction Term Adjustments relating thereto, in each case, pursuant to Section 2.16 and in a manner consistent with the assumptions and procedures set forth in Schedule I, shall be the sole and exclusive remedy of the Parties arising out of, relating to or in connection with a Wilmot Holdback Event.
Section 5.09    Wilmot Return. If, following consummation of the Wilmot Acquisition and prior to the Completion Date, the Wilmot Solar Project shall not have achieved Commercial Operation or the Wilmot Tax Equity Financing shall not have been consummated, then, unless otherwise mutually agreed upon in writing by the Company, the Class A Purchaser and the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Additional Aggregate Class B Purchased Units at the Additional Closing (as set forth in Section III of Schedule A hereto)):
69
869214.30-WILSR01A - MSW

(a)    the Company shall exercise its right to effect the Wilmot Return pursuant to the Asset Purchase Agreement, deliver notice thereof to Sellco, and take all actions necessary or appropriate to effect the Wilmot Return as promptly as practicable such that the Company shall cease to have any right, title or interest in or to the Wilmot Membership Interests from and after consummation of the Wilmot Return;
(b)    notwithstanding any other provision in this Agreement or any other Transaction Document to the contrary, all references in this Agreement and any other Transaction Document, and in all exhibits, schedules and annexes hereto or thereto, to Wilmot, the Wilmot Solar Project, and the Wilmot Membership Interests, and all provisions (including all defined terms) relating to any of the foregoing, shall be deemed to be removed from this Agreement (and any other Transaction Documents), exhibits, schedules, and annexes, including all such references incorporated in other defined terms (including the terms “Acquired Assets,” “Acquired Project Companies” and “Project”), other than as set forth in this Section 5.09 and in connection with adjustments to the Initial Closing Portfolio Project Model pursuant to Section 2.16(b) referred to in Section 5.09(c), to Wilmot, the Wilmot Solar Project, and the Wilmot Membership Interests shall be deemed to be removed therefrom, including any reference incorporated in the terms “Acquired Assets,” “Acquired Project Companies” and “Project”;
(c)    the Parties shall, pursuant to Section 2.16(b), revise the Initial Closing Portfolio Project Model in connection with the Additional Closing to reflect the removal of the Wilmot Solar Project and all inputs to the Initial Closing Portfolio Project Model relating to the Wilmot Solar Project, including, without limitation, the Wilmot Tax Equity Inputs, and the Additional Closing Portfolio Project Model shall reflect any Transaction Term Adjustments resulting from the Wilmot Return in each case, pursuant to Section 2.16(b), Section 2.16(c) or Section 2.16(d), as applicable and in a manner consistent with the assumptions and procedures set forth in Schedule I; and
(d)    except in connection with updates to the Initial Closing Portfolio Project Model to reflect the removal of the Wilmot Solar Project, and any Transaction Term Adjustments resulting therefrom, in each case, pursuant to Section 2.16(b), Section 2.16(c) or Section 2.16(d), as applicable, and in a manner consistent with the assumptions and procedures set forth in Schedule I, (i) neither the Company nor the Class A Purchaser, nor any other NEP Related Party, shall have any liability to any Class B Purchaser, any Class B Purchaser Related Party, or any other Person arising out of or relating to the Wilmot Return, the removal of the Wilmot Solar Project from the transactions contemplated by this Agreement, or otherwise, including any liability arising out of or relating to any covenant, representation, or warranty made or given with respect to Wilmot, the Wilmot Membership Interests or the Wilmot Solar Project in this Agreement or any other Transaction Document, and (ii) this Section 5.09 and the updates to the Initial Closing Portfolio Project Model to reflect the removal of the Wilmot Solar Project, and any Transaction Term Adjustments relating thereto, in each case, pursuant to Section 2.16(b), Section 2.16(c) Section 2.16(d) or Section 2.16(e), as applicable, and in a manner consistent with the assumptions and procedures set forth in Schedule I, shall be the sole and exclusive remedy arising out of, relating to the Wilmot Return.
Section 5.10    Credit Support. From and after the Initial Closing, NEP shall cause its applicable Subsidiaries to continue to provide and maintain such Support Obligations provided or maintained by them and in effect as of the Initial Closing Date with respect to the Power Purchase Agreements of the Contributed Project Companies (the “Credit Support Obligations”). Any such Subsidiary of NEP shall be reimbursed by the Company or the applicable Contributed Project Company following the Initial Closing for all amounts paid by such Subsidiary pursuant to such Credit Support Obligations.
70
869214.30-WILSR01A - MSW

ARTICLE VI
INDEMNIFICATION

Section 6.01    Indemnification by the Class A Purchaser and NEP.
(a)    (i) From and after consummation of the Initial Class B Units Sale, each of the Class A Purchaser and NEP agrees, jointly and not severally, to indemnify each Class B Purchaser and its Affiliates, partners, members, stockholders, and Representatives, and any Affiliate, member, partner, stockholder, or Representative of any of the foregoing (collectively, “Class B Purchaser Related Parties”), (ii) from and after the consummation of the Initial Issuance, NEP agrees to indemnify the Class A Purchaser and its Affiliates, partners, members, stockholders, and Representatives, and any Affiliate, member, partner, stockholder, or Representative of any of the foregoing (collectively, “Class A Purchaser Related Parties” and, together with the Class B Purchaser Related Parties, the “Purchaser Related Parties”), and (iii) solely with respect to clause (C) below, NEP agrees to indemnify (x) the Company and the Class A Purchaser Related Parties, from and after consummation of the Initial Issuance, and (y) the Class B Purchaser Related Parties, from and after consummation of the Initial Closing, in each case, from costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, and to hold each of the applicable Persons harmless against any and all actions, suits, proceedings (including any investigations, litigation, or inquiries), demands, and causes of action, and, in connection therewith, promptly upon demand, to pay or reimburse each such applicable Person for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending, or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a Third-Party Claim, as a result of, arising out of, or in any way related to (A) with respect to NEP’s or the Class A Purchaser’s obligation to indemnify pursuant to clause (i) above, (1) the failure of any of the representations or warranties contained herein with respect to NEP (with respect to NEP’s obligation to indemnify) or the Class A Purchaser (with respect to the Class A Purchaser’s obligation to indemnify), to be true and correct in all material respects (except to the extent any representation or warranty includes the word “material,” Material Adverse Effect or words of similar import, with respect to which such representation or warranty, or applicable portions thereof, must have been true and correct in all respects), (2) the failure of any of the representations and warranties with respect to the Company or any Subsidiary of the Company contained in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.05, Section 3.11, Section 3.13, Section 3.14, or Section 3.22, or those representations and warranties that are qualified by materiality or Material Adverse Effect, in each case, to be true and correct in all respects and (3) the failure of any of the representations or warranties contained herein with respect to the Company or any Subsidiary of the Company (other than those described in the preceding clause (2)) to be true and correct in all material respects, in each case of clauses (1), (2) and (3), when made and as of the Initial Closing Date (except for any representations and warranties made as of a specific date, which shall be required to be true and correct as of such date only), (B) (1) with respect to NEP’s obligation to indemnify, the breach of any covenant of NEP contained herein, (2) with respect to the Class A Purchaser’s obligation to indemnify, the breach of any covenant of the Class A Purchaser contained herein or (3) with respect to NEP’s and the Class A Purchaser’s obligation to indemnify, the breach of any covenant of the Company or a Subsidiary of the Company contained herein, or (C) any actions, suits, claims, investigations, orders, injunctions or proceedings by or on behalf of the unitholders of NEP in connection with the Company’s acquisition of the Assets, the Asset Purchase Agreement, or the transactions contemplated by this Agreement; provided that, in the case of clause (A), such claim for indemnification is made prior to the expiration of the survival period of such representation or warranty; provided, further, that, for purposes of determining when an indemnification claim has been made, the date upon which a Purchaser Related Party or the Company, as applicable,
71
869214.30-WILSR01A - MSW

shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the Company or NEP, as applicable, shall constitute the date upon which such claim has been made; and provided, further, that (i) the aggregate liability of NEP to the Class A Purchaser pursuant to clauses (A) and (B) of this Section 6.01(a) shall not be greater in amount than the sum of (A) the Class A Purchase Price and (B) the excess of (I) the Class B Purchase Price over (II) the aggregate amount of the Initial Aggregate Class B Purchase Price and the Additional Aggregate Class B Purchase Price, if any, actually paid by the Class B Purchasers to the Company at the Initial Closing and Additional Closing, if any, (ii) the aggregate liability of the Class A Purchaser and NEP to each Class B Purchaser pursuant to clauses (A) and (B) of this Section 6.01(a) shall not be greater in amount than the sum of such Class B Purchaser’s Initial Individual Class B Purchase Price and Additional Individual Class B Purchase Price, if any, actually paid by such Class B Purchasers to the Company at the Initial Closing and the Additional Closing, if any, and (iii) the aggregate liability of the Class A Purchaser and NEP to all Class B Purchasers pursuant to clauses (A) and (B) of this Section 6.01(a) shall not exceed the sum of the Initial Aggregate Class B Purchase Price and the Additional Aggregate Class B Purchase Price, if any, actually paid by the Class B Purchasers to the Company at the Initial Closing and the Additional Closing, if any. The indemnification obligations pursuant to this Section 6.01 shall be limited as follows: (1) NEP and the Class A Purchaser shall be obligated to provide indemnification for (y) with respect to clause (A) of this Section 6.01(a), inaccuracies with respect to those representations and warranties relating to the Company and its Subsidiaries contained herein and (z) with respect to clause (B) of this Section 6.01(a), the breach by the Company and its Subsidiaries of covenants of the Company or Subsidiaries of the Company contained herein; (2) NEP shall be obligated to provide indemnification for (y) with respect to clause (A) of this Section 6.01(a), inaccuracies with respect to those representations and warranties relating to NEP contained herein and (z) with respect to clause (B) of this Section 6.01(a), the breach by NEP of any covenant of NEP and (3) the Class A Purchaser shall be obligated to provide indemnification for (y) with respect to clause (A) of this Section 6.01(a), inaccuracies with respect to those representations and warranties relating to the Class A Purchaser contained herein and (z) with respect to clause (B) of this Section 6.01(a), the breach by the Class A Purchaser of any covenant of the Class A Purchaser. No Purchaser Related Party shall be entitled to recover special, indirect, exemplary, lost profits, speculative, or punitive damages under clauses (i) and (ii) of this Section 6.01(a); provided, however, that such limitation shall not prevent any Purchaser Related Party from recovering under this Section 6.01 for any such damages to the extent that such damages are in the form of diminution in value (it being understood and agreed that any change in the market price of the Conversion Units shall not in and of itself constitute diminution in value damages) or are payable to a third party in connection with any Third-Party Claims.
(b)    Each of the Class A Purchaser and NEP agrees that it will indemnify and hold harmless the Class B Purchasers from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by the Class A Purchaser, the Company or NEP or alleged to have been incurred by the Class A Purchaser, the Company or NEP in connection with the sale of the Purchased Units or the consummation of the transactions contemplated by this Agreement.
Section 6.02    Indemnification by the Purchasers.
(a)    From and after (i) consummation of the Initial Issuance, the Class A Purchaser agrees, and (ii) the Initial Class B Units Sale, each Class B Purchaser agrees, severally and not jointly (except that the Class B Purchasers agree severally and jointly with respect to the liability of any and all Class B Purchasers), to indemnify the Company and NEP and their respective Affiliates, partners, members, stockholders, and Representatives, and any Affiliate, member, partner, stockholder, or Representative of any of the foregoing (collectively, “NEP Related Parties”) from costs, losses,
72
869214.30-WILSR01A - MSW

liabilities, damages, or expenses of any kind or nature whatsoever, and to hold each of them harmless against any and all actions, suits, proceedings (including any investigations, litigation, or inquiries), demands, and causes of action, and, in connection therewith, promptly upon demand, to pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending, or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a Third-Party Claim, as a result of, arising out of, or in any way related to (i) the failure of any of the representations or warranties made by such Purchaser contained herein to be true and correct in all material respects as of the date made (except to the extent any representation or warranty includes the word “material,” Material Adverse Effect or words of similar import, with respect to which such representation or warranty, or applicable portions thereof, must have been true and correct) or (ii) the breach of any of the covenants of such Purchaser contained herein; provided that, in the case of the immediately preceding clause (i), such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of the survival period of such representation or warranty; and provided, further, that, for purposes of determining when an indemnification claim has been made, the date upon which a NEP Related Party shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to such Purchaser shall constitute the date upon which such claim has been made; and provided, further, that (A) the liability of the Class A Purchaser under this Section 6.02 shall not be greater in amount than the sum of (A) the Class A Purchase Price and (B) the excess of (I) the Class B Purchase Price over (II) the aggregate amount of the Initial Aggregate Class B Purchase Price and the Additional Aggregate Class B Purchase Price, if any, actually paid by the Class B Purchasers to the Company at the Initial Closing and the Additional Closing, if any, and (B) the liability of a Class B Purchaser shall not be greater in amount than the sum of such Class B Purchaser’s Initial Individual Class B Purchase Price, if any, and the Additional Individual Class B Purchase Price, if any, actually paid by such Class B Purchaser to the Company at the Initial Closing and the Additional Closing, if any. No NEP Related Party shall be entitled to recover special, indirect, exemplary, lost profits, speculative, or punitive damages under this Section 6.02; provided, however, that such limitation shall not prevent any NEP Related Party from recovering under this Section 6.02 for any such damages to the extent that such damages are in the form of diminution in value of the Purchased Units (it being understood and agreed that any change in the market price of the Conversion Units shall not in and of itself constitute diminution in value damages) or are payable to a third party in connection with any Third-Party Claims.
(b)    Each Purchaser agrees that it will indemnify and hold harmless each of the Company and NEP from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by such Purchaser or alleged to have been incurred by such Purchaser in connection with the purchase of the Purchased Units or the consummation of the transactions contemplated by this Agreement.
Section 6.03    Indemnification Procedure.
(a)    A claim for indemnification for any matter not involving a Third-Party Claim shall be asserted by prompt notice to the Party from whom indemnification is sought; provided, however, that failure to so notify the Indemnifying Party shall not preclude the Indemnified Party from any indemnification which it may claim in accordance with this Article VI, except to the extent the Indemnifying Party is prejudiced as a result of such failure, and except as otherwise provided in Section 6.01 and Section 6.02.
73
869214.30-WILSR01A - MSW

(b)    Promptly after any NEP Related Party, Purchaser Related Party, or the Company, as applicable (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit, or proceeding by a third person which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement (each a “Third-Party Claim”), the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such Third-Party Claim, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such Third-Party Claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly, and in no event later than ten (10) days, notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records, and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has, within ten (10) Business Days of when the Indemnified Party provides written notice of a Third-Party Claim, failed (1) to assume the defense or employ counsel reasonably acceptable to the Indemnified Party or (2) to notify the Indemnified Party of such assumption or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there are reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not include any admission of wrongdoing or malfeasance by, the Indemnified Party.
Section 6.04    Tax Characterization. All indemnification payments under this Article VI shall be treated, with respect to the Class A Purchaser, as adjustments to the Class A Purchase Price or, with respect to each Class B Purchaser, as pro rata adjustments to each of such Class B Purchaser’s Initial Individual Class B Purchase Price and the Additional Individual Class B Purchase Price, if any, actually paid as of the time of such indemnification payments by such Class B Purchaser to
74
869214.30-WILSR01A - MSW

the Class A Purchaser at the Initial Closing and the Additional Closing, if any, as applicable, for all Tax purposes, except as otherwise required by applicable Law.

ARTICLE VII
TERMINATION

Section 6.04    Termination.
(a)    This Agreement may be terminated at any time prior to the Initial Closing:
(i)    by mutual written consent of the Company, NEP, the Class A Purchaser and the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Initial Aggregate Class B Purchased Units at the Initial Closing (as set forth in Section II of Schedule A hereto)) provided, that any contribution and assignment agreement executed by the Company and the Class B Purchasers pursuant to Section 2.17 shall be treated for all purposes of this Agreement as a mutual written consent of the Parties pursuant to this Section 7.01(a)(i);
(ii)    by written notice from the Company, NEP, the Class A Purchaser or the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Initial Aggregate Class B Purchased Units at the Initial Closing (as set forth in Section II of Schedule A hereto)), if any Governmental Authority with lawful jurisdiction shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the transactions contemplated by the Transaction Documents and such order, decree, ruling, or other action is or shall have become final and nonappealable;
(iii)    by written notice from the Class A Purchaser or the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Initial Aggregate Class B Purchased Units at the Initial Closing (as set forth in Section II of Schedule A hereto)), if the Initial Closing has not occurred by 11:59 p.m., Eastern Time, on the Drop-Dead Date; provided, however, that (A) the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Initial Aggregate Class B Purchased Units at the Initial Closing (as set forth in Section II of Schedule A hereto)) may not terminate this Agreement pursuant to this Section 7.01(a)(iii) if any Class B Purchaser is, at the time of providing such written notice, in breach of any of its obligations under this Agreement and (B) the Class A Purchaser may not terminate this Agreement pursuant to this Section 7.01(a)(iii) if such Party, the Company or NEP is, at the time of providing such written notice, in breach of any of its obligations under this Agreement; provided that if the conditions set forth in Section 2.03(a) are not satisfied as of the Drop-Dead Date but all other conditions to the Initial Closing have been satisfied or validly waived (other than those conditions that by their terms are to be satisfied by actions taken at the Initial Closing, each of which shall be capable of being satisfied at the Initial Closing), the Drop-Dead Date may be extended until the condition set forth in Section 2.03(a) has been satisfied, but no later than August 31, 2021, by the Company,
75
869214.30-WILSR01A - MSW

the Class A Purchaser or the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Initial Aggregate Class B Purchased Units at the Initial Closing (as set forth in Section II of Schedule A hereto)) upon notice to the other Parties on the Drop-Dead Date, in which case the term “Drop-Dead Date” shall thereafter mean August 31, 2021 for all purposes of this Agreement; or
(iv)    by written notice from the Company, NEP, the Class A Purchaser or the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Initial Aggregate Class B Purchased Units at the Initial Closing (as set forth in Section II of Schedule A hereto)) if the Sponsor Pine Brooke PSA shall have been validly terminated in accordance with its terms.
(b)    Following the Initial Closing, the obligations of the Company and the Class B Purchasers under this Agreement to consummate the Additional Closing (but, for the avoidance of doubt, none of the Parties’ other obligations under this Agreement):
(i)    shall automatically terminate if, at the Initial Closing, the Company issues and sells to the Class B Purchasers, collectively, all of the Aggregate Class B Purchased Units; or
(ii)    may be terminated at any time prior to the Additional Closing:
(1)    by mutual written consent of the Company, NEP, the Class A Purchaser and the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Additional Aggregate Class B Purchased Units at the Additional Closing (as set forth in Section III of Schedule A hereto));
(2)    by written notice from the Company, NEP the Class A Purchaser or the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Additional Aggregate Class B Purchased Units at the Additional Closing (as set forth in Section III of Schedule A hereto)), if any Governmental Authority with lawful jurisdiction shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the transactions contemplated to be performed at, or in connection with the Additional Closing, and such order, decree, ruling, or other action is or shall have become final and non-appealable;
(3)    by written notice from the Class A Purchaser or the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Additional Aggregate Class B Purchased Units at the Additional Closing (as set forth in Section III of Schedule A hereto)), if the Additional Closing has not occurred by 11:59 p.m., Eastern Time, on the Drop-Dead Date; provided, however, that the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Additional Aggregate Class B Purchased Units at the Additional Closing (as set forth in
76
869214.30-WILSR01A - MSW

Section III of Schedule A hereto)) may not terminate this Agreement pursuant to this Section 7.01(b)(ii)(3) if any Class B Purchaser is, at the time of providing such written notice, in breach of any of its obligations under this Agreement; provided, further, that if the condition set forth in Section 2.09(a) is not satisfied as of the Drop-Dead Date but all other conditions to the Additional Closing have been satisfied or validly waived (other than those conditions that by their terms are to be satisfied by actions taken at the Additional Closing, each of which shall be capable of being satisfied at the Additional Closing), the Drop-Dead Date may be extended until the condition set forth in Section 2.09(a) has been satisfied, but no later than August 31, 2021, by the Company, the Class A Purchaser or the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Additional Aggregate Class B Purchased Units at the Additional Closing (as set forth in Section III of Schedule A hereto)) upon notice to the other Parties on the Drop-Dead Date, in which case the term “Drop-Dead Date” shall thereafter mean August 31, 2021, for all purposes of this Agreement; or
(4)    by written notice from the Class A Purchaser or the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Additional Aggregate Class B Purchased Units at the Additional Closing (as set forth in Section III of Schedule A hereto)), if an Initial Class B Purchased Units Return has occurred.
Section 7.02    Certain Effects of Termination.
(a)    In the event that this Agreement is terminated pursuant to Section 7.01(a):
(i)    except as set forth in Section 7.02(a)(ii), this Agreement shall become null and void and have no further force or effect;
(ii)    regardless of any purported termination of this Agreement, this Section 7.02, Section 7.03, and the provisions of Article VIII shall remain operative and in full force and effect as between the Company and NEP, on the one hand, and the Purchasers, on the other hand, unless the Company, NEP, and the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Initial Aggregate Class B Purchased Units at the Initial Closing (as set forth in Section II of Schedule A hereto)) execute a writing that expressly (with specific references to the applicable Articles, Sections, or subsections of this Agreement) terminates such rights and obligations as between the Company, NEP, and the Purchasers; and
(iii)    the Confidentiality Agreement shall remain in effect in accordance with Section 8.06(a).
(b)    In the event that the Company’s and the Purchasers’ obligations to consummate the Additional Closing are terminated pursuant to Section 7.01(b):
(i)    those obligations of the Purchasers and the Company, solely as they specifically relate to consummation of the Additional Class B
77
869214.30-WILSR01A - MSW

Units Contribution and the Additional Closing, as applicable, shall become null and void and have no further force or effect;
(ii)    regardless of any purported termination of the obligations of the Purchasers and the Company to consummate the Additional Closing as set forth in Section 7.02(b)(i), this Agreement shall remain operative and in full force and effect as between the Company and NEP, on the one hand, and each of the Purchasers, on the other hand, except that the obligations of the Class A Purchaser and the Class B Purchasers, solely as they specifically relate to consummation of the Additional Closing, shall become null and void and have no further force and effect; and
(iii)    the Confidentiality Agreement shall remain in effect in accordance with Section 8.06(a).
(c)    Except as provided in Section 7.03, the Class B Purchasers shall not be subject to (nor shall the NEP Related Parties seek to recover) monetary damages in connection with this Agreement, and in no event shall the NEP Related Parties seek to recover monetary damages from any Financing Related Party at any time in connection with this Agreement, including in each case in respect of (i) any losses suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated, (ii) the termination of this Agreement, (iii) any liabilities or obligations arising under or relating to this Agreement, or (iv) any breach, termination or failure of or under this Agreement or any inaccuracy of any representation or warranty contained in this Agreement; provided that the foregoing shall not relieve the Class B Purchasers of their obligations under Article VI following the Initial Closing if the Initial Closing occurs.
Section 7.03    Termination Fee.
(a)    If (i) this Agreement is validly terminated by the Class A Purchaser pursuant to Section 7.01(a)(iii) and the conditions to the Initial Closing set forth in Section 2.03 and Section 2.04 have been satisfied or validly waived prior to such termination (other than (A) those conditions that by their terms are to be satisfied by actions taken at the Initial Closing, but subject to those conditions being capable of being satisfied if the Initial Closing were to occur on the date of termination, and (B) those conditions that are not satisfied are as a result of a breach of this Agreement by the Class B Purchasers), (ii) at the time of such termination pursuant to Section 7.01(a)(iii), the condition set forth in Section 2.05(b) or Section 2.06(b) is not satisfied due to a breach by any Class B Purchaser of this Agreement, and (iii) the Class A Purchaser has delivered an irrevocable Notice of Initial Closing to the Class B Purchasers after the date on which the condition set forth in Section 2.03(a) is satisfied and (A) such Notice of Initial Closing provides for an Initial Closing to occur on the date that is twelve (12) Business Days after receipt by the Class B Purchasers of the Notice of Initial Closing (provided that, if the Notice of Initial Closing was not delivered prior to the Drop-Dead Date but the condition set forth in Section 2.03(a) is satisfied on or prior to the Drop-Dead Date, then the Notice of Initial Closing shall be deemed to have been given on the Drop-Dead Date) and (B) the Class A Purchaser has confirmed that, if the Equity Financing and Debt Financing are funded on such date it stands ready, willing, and able to consummate the Initial Closing, then the Class B Purchaser Representative, on behalf of all of the Class B Purchasers, will pay or cause to be paid to the Class A Purchaser (or its designee(s)) an amount equal to the sum of the Termination Fee.
(b)    If (i) this Agreement is validly terminated by the Class A Purchaser pursuant to Section 7.01(b)(ii)(3) and the conditions to the Additional Closing set forth in Section 2.09 and Section 2.10 have been satisfied or validly waived prior to such termination (other than (A) those conditions that by their terms are to be satisfied by actions taken at the Additional Closing (including the
78
869214.30-WILSR01A - MSW

condition set forth in Section 2.10(f) that the Additional Funding Date shall occur on the Additional Closing Date), but subject to those conditions being capable of being satisfied if the Additional Closing were to occur on the date of termination, and (B) those conditions that are not satisfied are as a result of a breach of this Agreement by the Class B Purchasers), (ii) at the time of such termination pursuant to Section 7.01(b)(ii)(3), the condition set forth in Section 2.11(b) is not satisfied due to a breach by any Class B Purchaser of this Agreement, and (iii) the Class A Purchaser has delivered an irrevocable Notice of Additional Closing to the Class B Purchasers after the date on which the condition set forth in Section 2.09(a) is satisfied and (A) such Notice of Additional Closing provides for an Additional Closing to occur on the date that is thirty (30) days after receipt by the Class B Purchasers of the Notice of Additional Closing (provided that, if the Notice of Additional Closing was not delivered prior to the Drop-Dead Date but the condition set forth in Section 2.09(a) is satisfied on or prior to the Drop-Dead Date, then the Notice of Additional Closing shall be deemed to have been given on the Drop-Dead Date) and (B) the Class A Purchaser has confirmed that if the Equity Financing and Debt Financing are funded on such date it stands ready, willing, and able to consummate the Additional Closing, then the Class B Purchaser Representative, on behalf of all of the Class B Purchasers, will pay or cause to be paid to the Class A Purchaser (or its designee(s)) an amount equal to the Additional Closing Termination Fee.
(c)    If the Termination Fee or the Additional Closing Termination Fee is payable pursuant to Section 7.03(a) or Section 7.03(b), as applicable, the Class B Purchaser Representative, on behalf of all of the Class B Purchasers, will pay, or cause to be paid, such fee to the Class A Purchaser (or its designee(s)) by wire transfer of immediately available funds on or before the fifth (5th) Business Day following the date on which this Agreement is terminated as provided in Section 7.03(a) or Section 7.03(b), as applicable. The Company and each of the Purchasers acknowledge and agree that (i) the agreements contained in this Section 7.03 are an integral part of the transactions contemplated hereby, and without these agreements the other Parties would not enter into this Agreement and (ii) any amounts payable pursuant to this Section 7.03 are a reasonable approximation of the Class A Purchaser’s damages and do not constitute a penalty. In the event of litigation relating to the payment of the Termination Fee or the Additional Closing Termination Fee, as applicable, and upon final determination of a court of competent jurisdiction in a final, non-appealable decision, the non-prevailing party in such litigation shall reimburse the prevailing party’s reasonable and documented costs and expenses (including reasonable attorneys’ fees) actually incurred in connection therewith to a maximum of one million five hundred thousand U.S. dollars ($1,500,000). Subject to the right of the Company to specific performance of this Agreement pursuant to Section 8.12, the Parties expressly acknowledge and agree that payment of the Termination Fee or the Additional Closing Termination Fee, if due, and the payment in full of any reimbursement, expense, or interest obligations pursuant to this Section 7.03 and the Limited Guaranty, if any, shall be the sole and exclusive remedy of NEP, the Company and the Class A Purchaser against the Class B Purchasers and their Affiliates in connection with the termination of this Agreement, or the obligations of the Parties to consummate the transactions contemplated at the Additional Closing.

79
869214.30-WILSR01A - MSW

ARTICLE VIII
MISCELLANEOUS

Section 8.01    Expenses.
(a)    All costs and expenses, including all Transfer Taxes required to be paid by any Party under applicable Law and all fees and disbursements of counsel, financial advisors, and accountants, incurred in connection with the Transaction Documents and the transactions contemplated thereby shall be paid by the Party incurring such costs and expenses (or required to pay such Transfer Taxes under applicable Law); provided, however, that, if the Initial Closing and the PSA Closing occur, the Class B Purchasers shall have received a credit in the Execution Date Portfolio Project Model (or the Initial Closing Portfolio Project Model, if any) for the reasonable, documented out-of-pocket fees and expenses incurred by the Class B Purchasers and their respective Affiliates in connection with the evaluation, negotiation, and entry into the applicable Transaction Documents (including fees paid under the Credit Agreement) in an amount equal to the sum of (i) seven million four hundred and thirteen thousand U.S. dollars ($7,413,000) and (ii) thirteen million five hundred thousand U.S. dollars ($13,500,000) in respect of the up-front or structuring fees payable by the Class B Purchaser Representative to the Agent or directly to the Lender (each, as defined in the Credit Agreement) in connection with the Debt Financing (the “Reimbursement Amount”); provided, further, that to the extent the amount of fees and expenses for counsel to the Agent that are required to be paid or reimbursed by the Class B Purchaser Representative exceed $820,000 in the aggregate, then the amount of such excess fees and expenses shall be directly paid or reimbursed by NEP or the Class A Purchaser.
(b)    If either (i) this Agreement is validly terminated by the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Initial Aggregate Class B Purchased Units at the Initial Closing (as set forth in Section II of Schedule A hereto)) pursuant to Section 7.01(a)(iii) and the conditions to the Initial Closing set forth in Section 2.03, Section 2.04 and Section 2.05 have been satisfied or validly waived prior to such termination (other than (x) those conditions that by their terms are to be satisfied by actions taken at the Initial Closing, but subject to those conditions being capable of being satisfied if the Initial Closing were to occur on the date of termination, (y) those conditions that are set forth in Section 2.03(f), Section 2.04(b)(ii) or Section 2.04(b)(iii), (other than if such failure results from a Force Majeure), and (z) those conditions that are not satisfied as a result of a material breach by the Company, NEP or the Class A Purchaser of their respective obligations under this Agreement, which breach remains uncured at the time of such termination) or (ii) if the Sponsor Pine Brooke PSA shall have been validly terminated by the Sponsor Pine Brooke PSA Purchaser pursuant to Part VIII(1)(b) of the Sponsor Pine Brooke PSA under circumstances satisfying the requirements of Section 12.3 of the Sponsor Pine Brooke PSA with respect to the payment of Sponsor Expenses (as defined therein), then, in the case of either clause (i) or (ii) above, the Company will, within at least five (5) Business Days following the Class B Purchaser Representative’s demand therefor, pay (or reimburse), or cause to be paid (or reimbursed), the Class B Purchaser Representative (on behalf of all Class B Purchasers) for the reasonable, documented out-of-pocket fees and expenses actually incurred by the Class B Purchasers or their respective Affiliates in connection with the evaluation, negotiation, and entry into the Transaction Documents (including fees and similar fees paid under the Credit Agreement) (“Reimbursable Expenses”) up to an aggregate maximum amount of nine million three hundred seventy-five thousand U.S. dollars ($9,375,000), by wire transfer of immediately available funds to such account(s) as designated by the Class B Purchaser Representative in writing.

80
869214.30-WILSR01A - MSW

Section 8.02    Interpretation. Article, Section, Schedule, and Exhibit references in this Agreement are references to the corresponding Article, Section, Schedule or Exhibit to this Agreement, unless otherwise specified. All Exhibits and Schedules to this Agreement and the Disclosure Letter are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement. All references to instruments, documents, Contracts, and agreements are references to such instruments, documents, Contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Whenever the Company or NEP, respectively, has an obligation under the Transaction Documents, the expense of complying with that obligation shall be an expense of the Company or NEP, as applicable, unless otherwise specified. Any reference in this Agreement to “$” shall mean U.S. dollars. Whenever any determination, consent, or approval is to be made or given by a Purchaser, such action shall be in such Purchaser’s sole discretion, unless otherwise specified in this Agreement. If any provision in the Transaction Documents is held to be illegal, invalid, not binding, or unenforceable, (a) such provision shall be fully severable and the Transaction Documents shall be construed and enforced as if such illegal, invalid, not binding, or unenforceable provision had never constituted a part of the Transaction Documents, and the remaining provisions shall remain in full force and effect, and (b) the Parties shall negotiate in good faith to modify the Transaction Documents so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. When calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to the Transaction Documents, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. Any words imparting the singular number only shall include the plural and vice versa. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The provision of a Table of Contents, the division of this Agreement into Articles, Sections, and other subdivisions, and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. A Party shall be deemed to have been “provided with”, had “access” or “made available” to any document or information for all purposes of this Agreement if, without limitation, such document or information (i) was provided to such Party (or its Representatives) by or on behalf of any other Party (or its Representatives), including orally, in hard copy or by electronic transmission (including by email), (ii) was uploaded by or on behalf of any other Party, or its Representatives, to an electronic data room maintained in connection with the transactions contemplated hereby and to which such Party (or its Representatives) had access, as of forty-eight (48) hours prior to the Execution Date, or (iii) is publicly available in the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) database.
Section 8.03    Survival of Provisions. The representations and warranties set forth in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.05, Section 3.11, Section 3.13, Section 3.14, Section 4.01, Section 4.02, Section 4.04, Section 4.05(a), Section 4.05(b), and Section 4.05(e) hereunder shall survive the execution and delivery of this Agreement indefinitely; the representations and warranties set forth in Section 3.22 and Section 4.12 hereunder shall survive the execution and delivery of this Agreement until thirty (30) days following the expiration of the applicable statute of limitations; and the other representations and warranties set forth herein shall survive for a period of twelve (12) months following the Initial Closing Date, as applicable, regardless of any investigation made by or on behalf of the Company, NEP, or the Purchasers. The covenants made in this Agreement or any other Transaction Document shall survive the Initial Closing and remain operative
81
869214.30-WILSR01A - MSW

and in full force and effect regardless of acceptance of any of the Purchased Units and payment therefor and repayment, exchange, or repurchase thereof.
Section 8.04    No Waiver: Modifications in Writing.
(a)    Delay. No failure or delay on the part of any Party in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a Party at law or in equity or otherwise.
(b)    Specific Waiver. Except as otherwise provided herein, no amendment, waiver, consent, modification, or termination of any provision of any Transaction Document (except in the case of the A&R LLC Agreement, for amendments adopted pursuant to the terms thereof) shall be effective unless signed by each of the parties thereto affected by such amendment, waiver, consent, modification, or termination; provided that Section 7.02(c), this Section 8.04, Section 8.10, Section 8.11, Section 8.12, Section 8.13, and Section 8.14 (and the related definitions of this Agreement) as they relate to the Financing Parties may not be amended, modified, or supplemented in a manner that is materially adverse to any Financing Party without the prior written consent of such Financing Party (which shall not be unreasonably withheld, conditioned, or delayed). Any amendment, supplement, or modification of or to any provision of any Transaction Document, any waiver of any provision of any Transaction Document, and any consent to any departure by the Company and NEP from the terms of any provision of any Transaction Document shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on NEP or the Company in any case shall entitle NEP or the Company to any other or further notice or demand in similar or other circumstances. Any investigation by or on behalf of any Party shall not be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant, or agreement contained herein.
Section 8.05    Binding Effect. This Agreement shall be binding upon the Company, NEP, each of the Purchasers, and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the Parties and their respective successors and permitted assigns.
Section 8.06    Non-Disclosure.
(a)    This Agreement shall not affect any of the terms or provisions of the Confidentiality Agreement. The Confidentiality Agreement shall continue in full force and effect, pursuant to the terms and conditions thereof, until terminated in accordance with the terms thereof. Each Class B Purchaser and their respective Agents (as defined in the Confidentiality Agreement) shall keep the Confidential Information (as defined in the Confidentiality Agreement) confidential in accordance with, and subject to the terms and conditions of, the Confidentiality Agreement.
(b)    Other than in filings made by NEP with the Commission or the NYSE, the Company, NEP, and any of their respective Representatives may disclose the identity of, or any other information concerning, the Purchasers or any of their respective Affiliates only after providing the Purchasers a reasonable opportunity to review and comment on such disclosure (with such comments being incorporated or reflected, to the extent reasonable, in any such disclosure); provided, however, that nothing in this Section 8.06 shall delay any required filing or other disclosure with NYSE or any Governmental Authority or otherwise hinder either the Company’s or NEP’s or their respective Representatives’ ability to timely comply with all Laws or rules and regulations of NYSE or other
82
869214.30-WILSR01A - MSW

Governmental Authority. Notwithstanding anything to the contrary in this Section 8.06, each of the Company and NEP may disclose in any manner it determines appropriate the terms and conditions of the transactions contemplated hereby and the Purchased Units, Issued NEP Non-Voting Units, and Conversion Units.
(c)    Notwithstanding anything to the contrary in this Section 8.06, each Party agrees that each other Party hereto may (i) publicize its ownership in the Company, as well as the identity of the Company and the size of its investment and its pricing terms with respect to the Membership Interests, on its internet site or in marketing materials, press releases, published “tombstone” announcements, or any other print or electronic medium; and (ii) display the Company’s or NEP’s corporate logo in conjunction with any such reference; provided, however, a Purchaser may take the actions described in this Section 8.06(c) only after providing the Company and NEP with a reasonable opportunity to review and comment on such disclosure (with such comments being incorporated or reflected, to the extent reasonable, in any such communication); provided, further, that such review and comment shall not be required with respect to communications with prospective or existing limited partners of the funds affiliated with the Class B Purchasers (to the extent permitted by the Confidentiality Agreement); provided that such prospective or existing limited partner has agreed in writing to keep such information confidential on terms no less favorable in any material respect than this Section 8.06(c).
Section 8.07    Communications. All notices and demands provided for hereunder shall be in writing and shall be given by email (a copy of which may also be delivered by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery, other electronic transmission, or personal delivery) to the following addresses:
(a)    If to the Purchasers, to the addresses set forth on Schedule A.
(b)    If to the Company, to:
Genesis Solar Holdings, LLC
c/o NextEra Energy Partners, LP
700 Universe Boulevard
Juno Beach, Florida 33408
Attention: Treasurer and Daniel Lotano;
Senior Attorney – Kevin I.C. Donaldson, Esq.
E-mail: Daniel.Lotano@nexteraenergy.com;
E-mail: Kevin.Donaldson@nexteraenergy.com
with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
920 North King Street
Wilmington, Delaware 19801
Attn: Allison L. Land
E-mail: Allison.Land@skadden.com
(c)    If to NEP, to:
NextEra Energy Partners, LP
700 Universe Boulevard
Juno Beach, Florida 33408
83
869214.30-WILSR01A - MSW

Attention: Treasurer and Daniel Lotano;
Senior Attorney – Kevin I.C. Donaldson, Esq.
E-mail: Daniel.Lotano@nexteraenergy.com;
E-mail: Kevin.Donaldson@nexteraenergy.com
with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
920 North King Street
Wilmington, Delaware 19801
Attn: Allison L. Land
E-mail: Allison.Land@skadden.com
or to such other address as the Company, NEP or the Purchasers may designate in writing. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified or registered mail, return receipt requested, or regular mail, if mailed; upon actual receipt of the facsimile, if sent via facsimile; when sent by electronic mail prior to 5:00 p.m. Eastern Time on a Business Day, or on the next succeeding Business Day, if such e-mail is sent at any other time; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.
Section 8.08    Removal of Legend. In connection with a sale of Conversion Units by a Class B Purchaser in reliance on Rule 144 promulgated under the Securities Act, such Class B Purchaser or its broker shall deliver to NEP a broker representation letter providing to NEP any information NEP deems necessary to determine that the sale of such Conversion Units is made in compliance with Rule 144 promulgated under the Securities Act, including, as may be appropriate, a certification that the Purchaser is not an Affiliate of NEP (as defined in Rule 144 promulgated under the Securities Act) and a certification as to the length of time the such units have been held (taking into account any applicable tacking periods under Rule 144). Upon receipt of such representation letter, NEP shall promptly remove the notation of a restrictive legend in such Purchaser’s book-entry account maintained by NEP, including the legend referred to in Section 4.05(d), and NEP shall bear all costs associated with the removal of such legend in NEP’s books. At such time as the Conversion Units have been sold pursuant to an effective registration statement under the Securities Act or have been held by any Purchaser for more than one (1) year where such Purchaser is not, and has not been in the preceding three (3) months, an Affiliate of NEP (as defined in Rule 144 promulgated under the Securities Act), if the book-entry account of such Purchaser still bears the notation of the restrictive legend referred to in Section 4.05(d), NEP agrees, upon request of the Purchaser or its permitted assignee, to take all steps necessary to promptly effect the removal of the legend described in Section 4.05(d), and NEP shall bear all costs associated with the removal of such legend in the books of NEP regardless of whether the request is made in connection with a sale or otherwise, so long as such Purchaser or its permitted assignee provides to NEP any information NEP deems reasonably necessary to determine that the legend is no longer required under the Securities Act or applicable state Laws, including (if there is no such registration statement) a certification that the holder is not an Affiliate of NEP (as defined in Rule 144 promulgated under the Securities Act), a covenant to inform the Company or NEP if it should thereafter become an affiliate (as defined in Rule 144 promulgated under the Securities Act) and to consent to the notation of an appropriate restriction, and a certification as to the length of time such units have been
84
869214.30-WILSR01A - MSW

held. NEP shall cooperate with each Purchaser to effect the removal of the legend referred to in Section 4.05(d) at any time such legend is no longer appropriate.
Section 8.09    Entire Agreement. This Agreement, the other Transaction Documents, the Confidentiality Agreement, and the other agreements and documents referred to herein are intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties, or undertakings, other than those set forth or referred to in this Agreement, the other Transaction Documents, or the Confidentiality Agreement with respect to the rights granted by the Company or NEP or any of their respective Affiliates or the Purchasers or any of their respective Affiliates. This Agreement, the other Transaction Documents, the Confidentiality Agreement, and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings among the Parties with respect to such subject matter.
Section 8.10    Governing Law: Submission to Jurisdiction.
(a)    This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of, or relate to this Agreement or the negotiation, execution, or performance of this Agreement (including any claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the Laws of the State of Delaware without regard to principles of conflicts of laws. Any action against any Party relating to the foregoing shall be brought in the Court of Chancery of the State of Delaware, or if such court lacks jurisdiction, any federal or state court of competent jurisdiction located within the State of Delaware, and the Parties hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
(b)    Without limitation of the foregoing and notwithstanding anything to the contrary contained in this Agreement, each of the Parties: (i) agrees that it will not bring or support any Person in any claims or causes of action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Financing Parties in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the Financing Definitive Agreements or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York, (ii) agrees that, except as specifically set forth in the Financing Definitive Agreements, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Parties in any way relating to the Financing Definitive Agreements or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction, and (iii) hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation (whether in law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to the Financing Definitive Agreements or the performance thereof or the financings contemplated thereby. Each of the Parties agrees that it will not,
85
869214.30-WILSR01A - MSW

and will not permit its Affiliates to, bring or support any claim against any of the Financing Parties in any way related to this Agreement or the transactions contemplated hereby in any forum other than the forum contemplated by this Section 8.10(b).
Section 8.11    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (a) ARISING UNDER THIS AGREEMENT OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, INCLUDING IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM AGAINST ANY FINANCING PARTY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 8.12    Exclusive Remedy.
(a)    Each Party hereby acknowledges and agrees that the rights of each Party to consummate the transactions contemplated hereby are special, unique, and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at law. If any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Party subject to the terms hereof and in addition to any remedy at law for damages or other relief may (at any time prior to the valid termination of this Agreement pursuant to Article VII) institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.
(b)    Notwithstanding anything to the contrary set forth in Section 8.12(a), it is explicitly agreed that each of the Company and NEP shall be entitled to seek an injunction or other appropriate form of specific performance or equitable relief to cause the Class B Purchasers, and each Class B Purchaser, to cause, or for the Company or NEP to directly cause, in accordance with its third party beneficiary rights under the Equity Commitment Letter, the Equity Financing to be funded on the terms and subject to the conditions set forth in the Equity Commitment Letter and this Agreement and thereafter effect:
(i)    the Initial Closing if, and only if (A) all conditions in Section 2.03 and Section 2.04 (other than those conditions that by their terms are to be satisfied by actions taken at the Initial Closing, each of which shall be capable of being satisfied at the Initial Closing, but subject to those conditions’ being capable of being satisfied at such time that specific performance or other equitable remedy is granted) have been satisfied at the time when the Initial Closing would have occurred (or waived by the Company and NEP in accordance with the terms of this Agreement), (B) the Class B Purchasers shall have failed to complete the Initial Closing when required under Section 2.02, (C) the Debt Financing has been funded or the Debt Financing will be funded in accordance with the terms thereof at the Initial Closing if the Equity Financing is funded at the Initial Closing, and (D) the Company has confirmed that, if the Equity
86
869214.30-WILSR01A - MSW

Financing and Debt Financing are funded, then the Company stands ready, willing, and able to consummate the Initial Closing; and
(ii)    the Additional Closing (if any) if, and only if (A) all conditions in Section 2.09 and Section 2.10 (other than those conditions that by their terms are to be satisfied by actions taken at the Additional Closing, each of which shall be capable of being satisfied at the Additional Closing, but subject to those conditions’ being capable of being satisfied at such time that specific performance or other equitable remedy is granted) have been satisfied at the time when the Additional Closing would have occurred (or waived by the Company and NEP in accordance with the terms of this Agreement), (B) the Class B Purchasers shall have failed to complete the Additional Closing when required under Section 2.08, (C) the Debt Financing has been funded in accordance with the terms thereof at the Initial Closing if the Equity Financing is funded at the Initial Closing, (D) the Credit Agreement is in full force and effect at the Additional Closing, and (E) the Company has confirmed that, if the Equity Financing and Debt Financing are funded, then the Company stands ready, willing, and able to consummate the Additional Closing.
(c)    Notwithstanding anything to the contrary set forth in Section 8.12(a) or otherwise set forth in this Agreement, it is explicitly agreed that if this Agreement is validly terminated by the Class B Purchaser Representative (on behalf of all Class B Purchasers, and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Initial Aggregate Class B Purchased Units at the Initial Closing (as set forth in Section II of Schedule A hereto)) pursuant to Section 7.01(a)(iv), the sole and exclusive remedy of the Class B Purchasers for any and all claims for damages arising under, out of, or related to this Agreement or the transactions contemplated hereby shall be the limited to the right to expense reimbursement set forth in Section 8.01(b) only, and no Person will have any other entitlement, remedy, or recourse, whether in contract, tort or otherwise, it being agreed that all of such other remedies, entitlements, and recourse are expressly waived and released by the Class B Purchasers to the fullest extent permitted by Law. Notwithstanding anything in the foregoing to the contrary, nothing in this Agreement shall limit or otherwise restrict a Fraud claim brought by any Party or the right to seek specific performance pursuant to Section 8.12(a).
(d)    From and after the Initial Closing, the sole and exclusive remedy for any and all claims for damages arising under, out of, or related to this Agreement or the transactions contemplated hereby shall be the rights of indemnification set forth in Article VI only, and no Person will have any other entitlement, remedy, or recourse, whether in contract, tort or otherwise, it being agreed that all of such other remedies, entitlements, and recourse are expressly waived and released by the Parties to the fullest extent permitted by Law. Notwithstanding anything in the foregoing to the contrary, nothing in this Agreement shall limit or otherwise restrict a Fraud claim brought by any Party or the right to seek specific performance pursuant to Section 8.12(a).
Section 8.13    No Recourse Against Others.
(a)    All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out of, or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are expressly limited to) the Company and NEP, on the one hand, and the Purchasers, on the other. No Person other than the Company and NEP, on the one hand, and the Purchasers on the other, including no
87
869214.30-WILSR01A - MSW

member, partner, stockholder, Affiliate, or Representative thereof, nor any member, partner, stockholder, Affiliate, or Representative of any of the foregoing, shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach; and, to the maximum extent permitted by Law, each of the Company, NEP, and the Purchasers hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Person.
(b)    Without limiting the foregoing, to the maximum extent permitted by Law, (i) each of the Company, NEP, and the Purchasers hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of the other, or otherwise impose liability of the other on any third Person in respect of the transactions contemplated hereby, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (ii) each of the Company, NEP, and the Purchasers disclaims any reliance upon any third Person with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.
(c)    Without limiting the foregoing and notwithstanding anything to the contrary contained herein, each of the Company and NEP hereby acknowledges and agrees, on behalf of itself and its respective Affiliates, that the Company Entities and their Affiliates shall not have any rights or claims of any kind or description, whether at law or in equity, in contract, tort, or otherwise, against any Financing Party in connection with this Agreement, the Financing Definitive Agreements, or the transactions contemplated hereby or thereby and agrees that in no event shall the Financing Parties have any liability or obligations to the Company Entities or their Affiliates, in each case relating to, arising out of, or in connection with this Agreement, the Financing Definitive Agreements, or the Debt Financing (provided that, notwithstanding the foregoing, nothing in this sentence shall in any way limit or modify the rights and obligations of any Financing Party to the Class B Purchasers and their Affiliates under the Financing Definitive Agreements).
Section 8.14    No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the Company, NEP, the Purchasers and, for purposes of Article VI and Section 8.13 only, any Purchaser Related Party or NEP Related Party, any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that the Financing Parties are intended third party beneficiaries of Section 7.02(c), Section 8.04(b), Section 8.10(b), Section 8.11, Section 8.13(c) and this Section 8.14 as such sections relate to the Financing Parties and shall be entitled to enforce such provisions directly.
Section 8.15    Appointment of Class B Purchaser Representative.
(a)    By the execution and delivery of this Agreement, each Class B Purchaser hereby irrevocably constitutes and appoints KKR Genesis TL Borrower LLC, a Delaware limited liability company, as the true and lawful agent and attorney-in-fact of such Class B Purchaser, with full power of substitution to act jointly in the name, place, and stead of the Class B Purchasers with respect to the Initial Class B Units Sales and the Additional Class B Units Sale, each in accordance with the terms and provisions of this Agreement, and to act on behalf of the Class B Purchasers in any litigation or arbitration involving this Agreement, to do or refrain from doing all such further acts and things, and to execute all such documents as the Class B Purchaser Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including the power
88
869214.30-WILSR01A - MSW

to (i) execute and deliver all amendments, waivers, ancillary agreements, certificates, and documents that the Class B Purchaser Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement, (ii) receive funds, make payments of funds, and withhold a portion of any amounts to be paid to the Class B Purchasers hereunder or any other payments to be made by or on behalf of the Class B Purchasers pursuant to this Agreement, including the Termination Fee and all amounts required to pay the fees and expenses of professionals incurred by the Class B Purchasers in connection with the transactions contemplated by this Agreement, (iii) do or refrain from doing any further act or deed on behalf of the Class B Purchasers that the Class B Purchaser Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement, and (iv) receive service of process in connection with any claims under this Agreement.
(b)    The appointment of the Class B Purchaser Representative hereunder shall be deemed coupled with an interest and shall be irrevocable, and survive the death, incompetence, bankruptcy or liquidation of any Class B Purchaser and shall be binding on any successor thereto. The Class B Purchasers hereby confirm all that the Class B Purchaser Representative shall do or cause to be done by virtue of its appointment as the Class B Purchaser Representative. All actions taken by the Class B Purchaser Representative under this Agreement shall be binding upon each Class B Purchaser and such Class B Purchaser’s successors as if expressly confirmed and ratified in writing by such Class B Purchaser, and all defenses that may be available to any Class B Purchaser to contest, negate, or disaffirm the action of the Class B Purchaser Representative taken in good faith under this Agreement are waived.
(c)    The Company, the Class A Purchaser, NEP, and any other Person may conclusively and absolutely rely, without inquiry and without any liability whatsoever, upon any action of the Class B Purchaser Representative in all matters referred to herein. Neither the Company, the Class A Purchaser, NEP, nor any other Person will be liable to any Class B Purchaser, any of Affiliate thereof, or any other Person as a result of, in connection with, or relating to the performance of the Class B Purchaser Representative’s duties and obligations under this Agreement, including with respect to any errors in judgment, negligence, oversight, breach of duty, or otherwise of the Class B Purchaser Representative.
Section 8.16    Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different Parties in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute but one and the same agreement.
Section 8.17    Schedules. The information provided in the Schedules and the Disclosure Letter is solely for the use of the Parties in connection with the purchase and sale of the Purchased Units and shall be subject to the terms of this Agreement, and may not be used or relied upon by any other Person or for any other purpose. NEP, the Company and the Class A Purchaser may, at their option, include in the Schedules and the Disclosure Letter items that are not material, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. Any reference to a Contract, statement, plan, report or other document or item of any kind in the Schedules or the Disclosure Letter shall be deemed a full disclosure of all of the terms of such document and it shall not be necessary to identify or reference specific provisions of such Contracts, statements, plans, reports or other documents or items in order to make a full disclosure thereof. Information disclosed in any Schedule or the Disclosure Letter shall constitute a disclosure for purposes of all other Schedules and the Disclosure Letter and each Section of
89
869214.30-WILSR01A - MSW

this Agreement where such information is relevant notwithstanding the lack of specific cross-reference thereto, but only to the extent the applicability of such disclosure to such other Schedule or Section of the Disclosure Letter is reasonably apparent on its face. In no event shall the inclusion of any matter in the Schedules or the Disclosure Letter be construed as constituting a representation or warranty of a Party or be deemed or interpreted to broaden a Party’s representations, warranties, covenants or agreements contained in this Agreement. No reference to or disclosure of any item or other matter in the Schedules or Disclosure Letter shall be construed as an admission, indication or evidence that such item or other matter is material, that such item is reasonably likely to result in a Material Adverse Effect or that such item or other matter is required to be referred to or disclosed in the Schedules. No reference in the Schedules or the Disclosure Letter to any agreement or document shall be construed as an admission or indication that such agreement or document is enforceable or currently in effect or that there are any obligations remaining to be performed or any rights that may be exercised under such agreement or document except to the extent that any such agreement or document is referred to by reference to the Schedules or the Disclosure Letter in an express representation or warranty to that effect set forth in this Agreement. No disclosure in the Schedules or the Disclosure Letter relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The headings and descriptions of the disclosures in the Schedules and the Disclosure Letter are for convenience of reference only and are not intended to and do not alter the meaning of any provision of this Agreement, the Disclosure Letter or of the Schedules. The information provided in the Disclosure Letter and the Schedules is solely for the use of the Parties in connection with the purchase and sale of the Purchased Units and shall be subject to the terms of this Agreement, and may not be used or relied upon by any other Person or for any other purpose.
[Signature Page Follows]

90
869214.30-WILSR01A - MSW

IN WITNESS WHEREOF, the Parties execute this Agreement, effective as of the date first above written.
GENESIS SOLAR HOLDINGS, LLC

By: JOHN W. KETCHUM
Name:    John W. Ketchum
Title: President
GENESIS SOLAR FUNDING, LLC

By: JOHN W. KETCHUM
Name:    John W. Ketchum
Title: President
Solely with respect to the NEP Obligations
NEXTERA ENERGY PARTNERS, LP

By: JOHN W. KETCHUM
Name:    John W. Ketchum
Title: President

Signature Page to Membership Interest Purchase Agreement
869214.30-WILSR01A - MSW

CLASS B PURCHASER:
KKR GENESIS TL BORROWER LLC

By: BRANDON FREIMAN
Name:    Brandon Freiman
Title: Manager and President
Signature Page to Membership Interest Purchase Agreement
869214.30-WILSR01A - MSW

CLASS B PURCHASER REPRESENTATIVE:
KKR GENESIS TL BORROWER LLC

By: BRANDON FREIMAN
Name:    Brandon Freiman
Title: Manager and President

Signature Page to Membership Interest Purchase Agreement
869214.30-WILSR01A - MSW

THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
GENESIS SOLAR HOLDINGS, LLC
A Delaware Limited Liability Company

[●], 20[●]

THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR REGISTERED OR QUALIFIED UNDER ANY SECURITIES OR BLUE SKY LAWS OF ANY STATE OR JURISDICTION. THEREFORE, THE SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED UNTIL A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR THE APPLICABLE STATE SECURITIES OR BLUE SKY LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD TO THE PROPOSED TRANSFER OR REGISTRATION OR QUALIFICATION UNDER THE SECURITIES ACT OR BLUE SKY LAWS IS NOT REQUIRED IN CONNECTION WITH THE PROPOSED TRANSFER.

868227.24-WILSR01A - MSW

i
868227.24-WILSR01A - MSW

868227.24-WILSR01A - MSW

EXHIBITS:
A – Members
B – Financial Model for Internal Rate of Return

868227.24-WILSR01A - MSW

SCHEDULES:
1 – Excluded Parties
2 – Acquired Assets and Contributed Assets
3 – Blockers
5.04 – Allocations of Subject Deductions
6.03(m) – Joint Ventures, Partnerships, Acquisitions
6.03(o) – Certain Material Contracts
6.03(q) – Certain Affiliate Transactions
6.03(r) – Litigation

868227.24-WILSR01A - MSW

THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
GENESIS SOLAR HOLDINGS, LLC
This THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Genesis Solar Holdings, LLC, a Delaware limited liability company (the “Company”), dated as of [●] (the “Effective Date”), is adopted, executed, and agreed to by KKR Genesis TL Borrower LLC, a Delaware limited liability company, in its capacities as a Class B Member and as the Class B Member Representative hereunder (the “Initial Investor”), Genesis Solar Funding, LLC, a Delaware limited liability company (“NEP Member”), each other Person that may be admitted as a Member pursuant to the terms of this Agreement, and NextEra Energy Partners, LP, a Delaware limited partnership (“NEP”), solely to the extent of its obligations pursuant to Section 7.02, Section 7.03, Section 7.04, and Section 7.05.
RECITALS
The Company was previously formed under the Act (as defined below), and, in connection therewith, a Certificate of Formation of the Company (the “Delaware Certificate”) was filed in the Office of the Secretary of State of Delaware by NEP Member, as the sole initial member of the Company, and, immediately prior to the Effective Date, the Company’s business and affairs are currently governed by the Second Amended and Restated Limited Liability Company Agreement of the Company, effective as of April 1, 2020 (the “Company LLC Agreement”).
Pursuant to that certain Membership Interest Purchase Agreement, dated as of November 2, 2020 (the “Purchase Agreement”), among Initial Investor, NEP Member, NEP, and the Company, prior to the Initial Closing (as defined below) of the Purchase Agreement, (a) effective as of the Effective Date, (i) the Company LLC Agreement is being amended and restated on the terms set forth in this Agreement; and (ii) all of the outstanding limited liability company interests of the Company are being cancelled and the Company is issuing and selling to NEP Member such number of Class A Units as is set forth opposite the name of NEP Member in Section I of Exhibit A hereto (such number representing 100% of the Class A Units outstanding at such time) and such number of Class B Units as is set forth opposite the name of NEP Member in Section I of Exhibit A hereto in exchange for NEP Member’s contribution to the Company of the Initial Acquired Assets and the Contributed Assets (each, as defined below); and (b) following such issuance and sale of such Class A Units and Class B Units to NEP Member, at the Initial Closing, (i) the Company shall issue and sell to Initial Investor such number of Class B Units as is set forth opposite the name of Initial Investor in Section II of Exhibit A hereto (such number of Class B Units, together with the number of Class B Units set forth opposite the name of NEP Member in Section I of Exhibit A hereto, representing 100% of the Class B Units outstanding at such time), in exchange for payment of the Initial Aggregate Class B Purchase Price (as defined below) by Initial Investor to the Company; and (ii) immediately upon such

868227.24-WILSR01A - MSW

acquisition of Class B Units at the Initial Closing, Initial Investor shall be admitted as a Class B Member of the Company.
In connection with the foregoing, NEP Member wishes to amend and restate the Company LLC Agreement, effective as of the Effective Date, as set forth herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Initial Investor and NEP Member agree as follows:
ARTICLE 1
DEFINITIONS

1.01    Definitions. As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:
20% Condition has the meaning assigned that term in Section 5.01(b).
40% Condition has the meaning assigned that term in Section 5.01(c).
75% Period has the meaning assigned that term in Section 5.04(a)(i).
Acquired Assets means (a) as of the Effective Date, the Initial Acquired Assets, and (b) from and after the consummation of the Wilmot Acquisition (subject to any Wilmot Holdback Event or Wilmot Return), the Wilmot Interest.
Acquisition has the meaning assigned that term in Section 6.03(h).
Acquisition Date means, with respect to any Class B Units, (a) the Effective Date (with respect to any Class B Units held by any NEP Class B Parties (other than the Initial Aggregate Class B Purchased Units or Additional Aggregate Class B Purchased Units, if any)); (b) the Initial Closing Date (with respect to the Initial Aggregate Class B Purchased Units, regardless of whether any such Class B Units are subsequently Disposed of); or (c) the Additional Closing Date (with respect to the Additional Aggregate Class B Purchased Units, if any, regardless of whether any such Class B Units are subsequently Disposed of).
Act means the Delaware Limited Liability Company Act, as amended from time to time, and any successor statute.
Additional Aggregate Class B Purchase Price has the meaning assigned that term in the Purchase Agreement.
Additional Aggregate Class B Purchased Units has the meaning assigned that term in the Purchase Agreement.
Additional Class B Purchaser has the meaning assigned that term in the Purchase Agreement.

868227.24-WILSR01A - MSW

Additional Closing has the meaning assigned that term in the Purchase Agreement.
Additional Closing Date has the meaning assigned that term in the Purchase Agreement.
Additional Closing Distribution has the meaning assigned that term in Section 4.03(c).
Affiliate means, with respect to any Person, (a) each entity that such Person Controls; (b) each Person that Controls such Person, including, in the case of a Member, such Member’s Parent, if any; and (c) each entity that is under common Control with such Person, including, in the case of a Member, each entity that is Controlled by such Member’s Parent, if any; provided that, with respect to any Member, an Affiliate shall include (y) a limited partnership or a Person Controlled by a limited partnership if the general partner of such limited partnership is Controlled by such Member’s Parent, if any, or (z) a limited liability company or a Person Controlled by a limited liability company if the managing member of the limited liability company is Controlled by such Member’s Parent, if any; provided, further, that, for purposes of this Agreement, neither the Company nor any of its Subsidiaries shall be an Affiliate of any Member or any of its Affiliates (other than the Company and its Subsidiaries), nor shall any Member or any of its Affiliates be deemed to be an Affiliate of any other Member or its Affiliates, solely by virtue of their respective ownership interests in or Control of the Company or any of its Subsidiaries. For the avoidance of doubt, as of the Effective Date, Pine Brooke Holdings and its Subsidiaries are Affiliates of the Company.
Affiliate Transaction means, any contract, agreement, or transaction (including any amendment, restatement, renewal, extension, modification, or termination of any existing contract, agreement, or transaction) between the Company or a Controlled Subsidiary, on the one hand, and NEP Member, an Affiliate of NEP Member (other than the Company or any Subsidiary of the Company), or their respective employees or officers, on the other hand, including, for the avoidance of doubt, the Asset Purchase Agreement and each Material Project Agreement in effect between the Company or a Controlled Subsidiary, on the one hand, and NEP Member or an Affiliate of NEP Member (other than the Company or any Subsidiary of the Company), on the other hand.
Affiliated Fund means, with respect to any specified Person, any Fund that is an Affiliate of such Person or that is advised by the same investment advisor as such Person or by an Affiliate of such investment advisor or such Person.
Affiliated Investment Vehicle means, with respect to any specified Person, any investment vehicle, entity, or managed account that is advised by the same investment advisor as such Person or an Affiliate of such Person.
Aggregate Class B Purchased Units has the meaning assigned that term in the Purchase Agreement.
Agreement has the meaning assigned that term in the preamble.
Alternative Method has the meaning assigned that term in Section 8.03(d).

868227.24-WILSR01A - MSW

Anti-Corruption Law means the FCPA or any other applicable Law related to bribery or corruption.
APA Post-Closing Adjustment Payment means any Post-Closing Working Capital Adjustment Payment, Pine Brooke Tax Equity Financing Adjustment Payment, Wilmot Tax Equity Financing Adjustment Payment, or Post-Closing Wilmot Adjustment Payment (as each such term is defined in the Asset Purchase Agreement).
Asset Purchase Agreement means the Amended and Restated Purchase and Sale Agreement, dated as of February 22, 2016, by and between NEP US SellCo, LLC and NextEra Energy Partners Acquisitions, LLC, as amended from time to time, including by that certain Amendment to the Amended and Restated Purchase and Sale Agreement (2020 Projects), dated as of November 2, 2020.
Assets means the Acquired Assets and the Contributed Assets, as set forth in Schedule 2 hereto.
Assignee means any Person that acquires a Membership Interest or any portion thereof through a Disposition; provided that an Assignee shall have no right to be admitted to the Company as a Member except in accordance with Section 7.01(b). The Assignee of a dissolved Member is the shareholder, partner, member, or other equity owner or owners of the dissolved Member to whom such Member’s Membership Interest is assigned by the Person conducting the liquidation or winding-up of such Member. The Assignee of a Bankrupt Member is (a) the Person or Persons (if any) to whom such Bankrupt Member’s Membership Interest is assigned by order of the bankruptcy court or other Governmental Authority having jurisdiction over such Bankruptcy, or (b) in the event of a general assignment for the benefit of creditors, the creditor to which such Membership Interest is assigned.
Available Cash means, with respect to any calendar month ending prior to the dissolution or liquidation of the Company, and without duplication:
(a)    the sum of all cash and all Cash Equivalents generated by the Company and its Controlled Subsidiaries and on hand at the end of such month, together with all cash and all Cash Equivalents that is received by the Company during such month pursuant to distributions of cash and Cash Equivalents from Pine Brooke Holdings and any other Non-Controlled Entity, less
(b)    the amount of any cash reserves that is necessary or appropriate in the reasonable discretion and good faith of the Managing Member (i) to provide for the proper conduct of the business of the Company and its Subsidiaries (including reserves for future maintenance and capital expenditures and for anticipated expenses, liabilities, working capital, and future credit needs of the Company and its Subsidiaries) subsequent to such month, (ii) to provide for the payment of all scheduled payments of interest and principal in respect of outstanding loans made to the Company or any of its Subsidiaries, whether pursuant to Section 4.05 or otherwise subject to Section 6.03(d), (iii) to comply with applicable Law or any loan agreement, security agreement, mortgage, debt instrument, or other agreement or obligation to which the Company or any of its Subsidiaries is a party or by which it is bound or its assets are subject, (iv) to provide for any payments owed by the Company and its Subsidiaries under any Organizational Documents of Tax Equity Entities or Material Project Agreements or other agreements to

868227.24-WILSR01A - MSW

which the Company or any of its Subsidiaries is a party, and (v) to pay any Taxes (including interest and penalties thereon) imposed on the Company.
Notwithstanding the foregoing, “Available Cash” (y) shall not include (1) any cash or Cash Equivalents from (aa) Capital Contributions made by Members, (bb) equity issuances by any Subsidiaries of the Company (including Golden Plains Tax Equity Proceeds), other than cash or Cash Equivalents from Deferred Contributions made by Tax Equity Investors (which shall be Available Cash), or (cc) equity issuances by any Non-Controlled Entities, (2) any cash or Cash Equivalents held by the Company’s Subsidiaries and Non-Controlled Entities to the extent that contractual or legal restrictions prohibit the distribution of such cash or Cash Equivalents to the Company, (3) any cash or Cash Equivalents from borrowing, refinancings, or refundings of Indebtedness of the Company or any of its Subsidiaries or Non-Controlled Entities, (4) any APA Post-Closing Adjustment Payment, whether received by NEP Member, the Company, or otherwise, (5) any Golden Plains Tax Equity Proceeds, Post-Closing Wilmot Adjustment Payment (as such term is defined in the Asset Purchase Agreement), Wilmot Return Payment (as such term is defined in the Asset Purchase Agreement), Golden Plains Tax Credit Insurance Proceeds, or State Tax Credit Payments, (6) the Initial Aggregate Class B Purchase Price and the Additional Aggregate Class B Purchase Price, if any, paid to the Company by Initial Investor pursuant to the Purchase Agreement and Section 4.03(b) and Section 4.03(c), respectively, (7) any cash or Cash Equivalents received by the Company or any of the Company’s Subsidiaries or Affiliates in respect of any Subcontractor Delay Liquidated Damages or Network Upgrades (which amounts in this clause (7) shall be payable solely to NEP Member in accordance with Section 5.07), or (8) any Build-Out Payments, Pre-Effective Date Excess Insurance Proceeds, Post-Effective Date Excess Insurance Proceeds, Sale Proceeds, Bankruptcy Recovery, Pine Brooke Holdings Liquidation Proceeds, or Non-Controlled Entity Liquidation Proceeds; and (z) with respect to the month in which a liquidation or dissolution of the Company occurs and any subsequent month shall be deemed to equal zero.
Bankruptcy or Bankrupt means, with respect to any Person, that (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) against such Person, a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law has been commenced and one hundred twenty (120) days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and ninety (90) days have expired without the appointment’s having been vacated or stayed, or ninety (90) days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.
Bankruptcy Recovery means (a) any proceeds received by the Company or its Controlled Subsidiaries in settlement of any claim (including any counterclaim), action, suit, or other

868227.24-WILSR01A - MSW

proceeding in connection with any Bankruptcy of any other Person (including any Subsidiary of the Company) and (b) any distributions received by the Company in respect of the Company’s direct or indirect interest in (i) Pine Brooke Holdings attributable to any proceeds received by Pine Brooke Holdings or its Subsidiaries or (ii) any other Non-Controlled Entity in settlement of any claim (including any counterclaim), action, suit, or other proceeding in connection with any Bankruptcy of any other Person; provided that all distributions of Bankruptcy Recoveries in respect of any Tax Equity Entity to holders of Class A Units and Class B Units shall be net of the amount distributed by such Tax Equity Entity pursuant to the Organizational Documents of such Tax Equity Entity to the holders of Tax Equity Interests therein.
Blocker means any Person (or successor thereto) set forth on Schedule 3 for so long as such Person directly or indirectly owns Class B Units.
Blocker Interests has the meaning assigned that term in Section 7.02(n).
Blocker Parent means the Person that directly owns, beneficially and of record, all of the issued and outstanding equity interests of a Blocker.
Blocker Purchase Agreement means that certain Blocker Purchase Agreement, dated as of the Initial Closing Date, by and among the Company, the NEP Member, NEP, the Initial Investor, KKR Genesis TL Parent LLC, KKR Genesis Holdco LLC, KKR Neon Holdco L.P., each Blocker signatory thereto, and the Term Loan Agent (as defined in the Credit Agreement), as may be amended, restated, or otherwise modified from time to time in accordance with the terms thereof.
Book Value means, with respect to any Company asset, the adjusted Tax basis of such asset for United States federal income Tax purposes, except as follows:
(a)    The initial Book Value of any asset contributed by a Member to the Company will be the gross fair market value of such asset;
(b)    The Book Value of all assets of the Company will be adjusted to equal their respective gross fair market values immediately prior to (i) the contribution of money or other property to the Company by a new or existing Member as consideration for a Membership Interest; (ii) the distribution of money or other property by the Company to a Member as consideration for a Membership Interest; (iii) the liquidation of the Company; and (iv) at any other time at which revaluations of property are permitted to be made under Treasury Regulation Section 1.704-1(b)(2)(iv); provided that adjustments pursuant to clauses (i) through (iv) of this clause (b) shall be made only if the Managing Member determines in good faith that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members;
(c)    The Book Value of any asset distributed to any Member will be the gross fair market value of such asset on the date of distribution (taking Section 7701(g) of the Code into account);

868227.24-WILSR01A - MSW

(d)    The Book Value of Company assets will be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) of the Code or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining the Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and clause (c) of the definition of Net Profit and Net Loss; provided, however, that the Book Value will not be adjusted pursuant to this clause (d) to the extent the Managing Member determines that an adjustment pursuant to clause (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d); and

(e)    Whenever the fair market value of a Company asset is required to be determined pursuant to this definition, the Managing Member shall determine such fair market value in its reasonable discretion; provided that, the fair market value of the Contributed Assets and Initial Acquired Assets upon their contribution or deemed contribution to the Company by the NEP Member as of the Effective Date shall be $[●], as such amount may be adjusted upward or downward (i) with respect to the Acquired Assets, to reflect the amount of Estimated Working Capital (as such term is defined and used in the Asset Purchase Agreement) used to determine the Closing Purchase Price (as that term is defined in the Purchase Agreement) and (ii) with respect to the Contributed Assets, to reflect the amount of Estimated Working Capital (as such term is defined and used in the Contribution Agreement) used to determine the Final Contribution Amount (as that term is defined in the Purchase Agreement).

Build-Out Payment means (a) any Build-Out Payment (as defined in the Build-Out Agreement (Contributed Assets), dated as of [●], by and between the Operating Partnership and the Company (as may be amended, restated or otherwise modified from time to time in accordance with the terms thereof)); (b) any distributions received by the Company in respect of the Company’s direct or indirect interest in Pine Brooke Holdings, to the extent attributable to any Build-Out Payment (as defined in the Build-Out Agreement (Pine Brooke), dated as of [●], by and between NEER and Pine Brooke Holdings (as may be amended, restated or otherwise modified from time to time in accordance with the terms thereof)); and (c) any Build-Out Payment (as defined in the Build-Out Agreement (Wilmot), dated as of [●], by and between NEER and NextEra Energy Partners Acquisitions, LLC (as may be amended, restated or otherwise modified from time to time in accordance with the terms thereof)).
Business Day means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of Delaware are closed.
Call Option has the meaning assigned that term in Section 7.02(a).
Call Option Cash Consideration means the portion of the Call Option Purchase Price that NEP Member has elected to pay with cash pursuant to Section 7.02(e).
Call Option Cash Shortfall has the meaning assigned that term in Section 7.02(h).
Call Option Closing has the meaning assigned that term in Section 7.02(b).

868227.24-WILSR01A - MSW

Call Option Closing Date has the meaning assigned that term in Section 7.02(b).
Call Option Notice has the meaning assigned that term in Section 7.02(b).
Call Option Purchase Price has the meaning assigned that term in Section 7.02(a).
Capital Account means the account maintained by the Company for each Member in accordance with Section 4.08.
Capital Call has the meaning assigned that term in Section 4.04(a).
Capital Contribution means, with respect to any Member, the amount of money and the Book Value of any property (other than money) (reduced by the amount of any liabilities that are secured by such property) contributed, or deemed to be contributed, to the Company by such Member. Any reference in this Agreement to the Capital Contribution of a Member with respect to any Class A Units or Class B Units acquired by such Member shall include the Capital Contribution of such Member’s predecessors in interest with respect to such Class A Units and Class B Units, and, for the avoidance of doubt, (i) as of immediately following the Initial Closing under the Purchase Agreement, the Capital Contribution of the Initial Investor shall be equal to the Initial Aggregate Class B Purchase Price and (ii) at the Additional Closing, if any, the Initial Investor shall be deemed to have made a Capital Contribution in an amount equal to the Additional Aggregate Class B Purchase Price.
Cash Equivalents means, as of any date, with respect to any Person, all demand deposits or similar accounts with deposits available for withdrawal upon prior notice of less than ten (10) days, all marketable debt securities, short-term instruments, United States treasury bills and other evidence of indebtedness issued or guaranteed by the United States, in each case, with maturity of ten (10) days or less as of such date.
Cash Flows has the meaning assigned that term in Section 9.02(b)(ii).
Change of Control means:
(a)    with respect to NEP, any of the following events:
(i)    the acquisition, directly or indirectly (including by merger), of fifty percent (50%) or more of the voting equity of NEP, the General Partner or the NEP General Partner Interest (as measured by voting power rather than the number of shares or other equity units or interests) by a Person or group that is not an Affiliate of NextEra Energy, Inc. as of the Purchase Agreement Date if such acquisition gives such Person or group the right to elect half or more of the members of the Board of Directors of NEP or the General Partner, respectively;
(ii)    any Disposition, in one or a series of related transactions, of the equity interests of the OpCo General Partner or the OpCo General Partner Interest, the result of which is that (A) NEP ceases to own directly or indirectly more than fifty percent (50%) of the voting power of the OpCo General Partner or (B) the OpCo General Partner ceases to hold the OpCo General Partner Interest;

868227.24-WILSR01A - MSW

(iii)    any Disposition, in one or a series of related transactions, the result of which is that NextEra Energy, Inc. ceases to own directly or indirectly more than fifteen percent (15%) of the voting equity of NEP (including the Special Voting Units, as that term is used in the NEP Limited Partnership Agreement); provided, however, that the foregoing shall not be deemed to constitute a Change of Control for so long as NextEra Energy, Inc. continues to own, directly or indirectly, fifty percent (50%) or more of the voting power of the General Partner or the NEP General Partner Interest or has the right to designate a majority of the nominees to NEP’s board of directors or comparable governing body;

(iv)    any Disposition, in one or a series of related transactions, of all or substantially all of the assets of NEP and its Subsidiaries, taken as a whole;

(v)    the NEP Common Units are no longer listed or admitted to trading on a National Securities Exchange;

(vi)    any transaction pursuant to which NextEra Energy, Inc. or any of its Affiliates (other than NEP or any of its Subsidiaries) would acquire (A) all of the issued and outstanding NEP Common Units or (B) all or substantially all of the assets of NEP and its Subsidiaries, in each case, by way of merger, consolidation, or otherwise;

(vii)    the removal of the General Partner as general partner of NEP by the limited partners of NEP, unless the successor General Partner is an Affiliate of NextEra Energy, Inc.; or

(viii)    the acquisition, directly or indirectly (including by merger), of fifty percent (50%) or more of the Class A Units by a Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) that is not an Affiliate of NextEra Energy, Inc. as of the Purchase Agreement Date.

For the avoidance of doubt, the conversion of NEP into a corporation under the Laws of any state (including by way of merger with and into a wholly owned Subsidiary or other entity treated as a corporation for U.S. federal income Tax purposes) shall not constitute a “Change of Control” of NEP.

(b)    with respect to any Class B Member, any of the following:

(i)    a transaction or series of transactions that results in such Class B Member’s no longer being an Affiliate of, or being managed by an Affiliate of, Investor Fund;

868227.24-WILSR01A - MSW

(ii)    any Disposition, in one or a series of related transactions, of more than fifty percent (50%) of the equity interests in such Class B Member to a Person that is not an Affiliate of Investor Fund;

(iii)    any Disposition, in one or a series of related transactions, of all or substantially all of the assets of such Class B Member to a Person that is not an Affiliate of Investor Fund; or

(iv)    any foreclosure by any pledgee under a Class B Permitted Loan Financing (or any other financing or agreement of Indebtedness) of any Class B Units.

For the avoidance of doubt, the Disposition of any direct or indirect equity interests of Investor Fund or of all or substantially all of the assets of Investor Fund, in each case, shall not constitute a “Change of Control” of any Class B Member.
Change of Control Cash Shortfall has the meaning assigned that term in Section 7.03(d).
Change of Control Closing has the meaning assigned that term in Section 7.03(b).
Change of Control Closing Date has the meaning assigned that term in Section 7.03(b).
Change of Control Notice has the meaning assigned that term in Section 7.03(b).
Change of Control Purchase Price has the meaning assigned that term in Section 7.03(a).
Claim means any and all judgments, claims, actions, causes of action, demands, lawsuits, suits, proceedings, Governmental investigations or audits, arbitrations, inquiries, notices of violation, litigations, citations, summons or subpoenas of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at Law or in equity, and any losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, liabilities, and damages (whether actual, consequential, or punitive), including interest, penalties, reasonable attorney’s fees, disbursements, and costs of investigations, deficiencies, levies, duties, imposts, remediation and cleanup costs, and natural resources damages.
Class A Member means a Person admitted to the Company as a Member holding Class A Units from time to time, in its capacity as such and not in its capacity as a holder of any other class or group of Membership Interest. As of the Effective Date, NEP Member is the sole Class A Member.

868227.24-WILSR01A - MSW

Class A Percentage Interest means, as of any date, the percentage determined by dividing the number of Class A Units then held by a holder of Class A Units by the total number of Class A Units then outstanding.
Class A Permitted Loan Financing means any debt financing, including debt securities or loans pursuant to indentures, debt facilities or commercial paper facilities, the issuance of notes, revolving credit loans, term loans, letters of credit, or similar instruments, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced, or refunded in whole or in part from time to time.
Class A Units has the meaning assigned that term in Section 4.01.
Class B COC Cash Shortfall has the meaning assigned that term in Section 7.04(e).
Class B COC Closing has the meaning assigned that term in Section 7.04(b).
Class B COC Closing Date has the meaning assigned that term in Section 7.04(b).
Class B COC Notice has the meaning assigned that term in Section 7.04(b).
Class B COC Option has the meaning assigned that term in Section 7.04(a).
Class B COC Purchase Price has the meaning assigned that term in Section 7.04(a).
Class B Member means a Person admitted to the Company as a Member holding Class B Units from time to time, in its capacity as such and not in its capacity as a holder of any other class or group of Membership Interest. As of the Effective Date, the NEP Member shall be admitted as a Class B Member, and, immediately upon the consummation of the Initial Closing under the Purchase Agreement, Initial Investor shall be admitted as a Class B Member.
Class B Member Approval means (a) for so long as the Initial Investor owns any Class B Units, the prior written approval of the Initial Investor, on behalf of Investor, and (b) if Investor no longer owns any Class B Units, the prior written approval of the Class B Member Representative, acting on behalf of Class B Members holding a majority of the outstanding Class B Units (excluding Class B Units owned by NEP Member and its Affiliates).
Class B Member Representative means, as of the Effective Date, the Initial Investor, and thereafter, as of any date of determination, the Class B Member Representative shall be such of Investor’s Permitted Assignees designated as successor Class B Member Representative in accordance with Section 13.08; provided, however, that a Person may be permitted to serve as Class B Member Representative only if, and for so long as, such Person owns Class B Units or is the managing member or general partner that Controls a Class B Member.
Class B Percentage Interest means, as of any date, the percentage determined by dividing the number of Class B Units then held by a holder of Class B Units by the total number of Class B Units then outstanding.

868227.24-WILSR01A - MSW

Class B Permitted Loan Financing means (a) prior to the Flip Date, any credit facility, solely (i) to the extent the lenders permitted thereunder are banks, trust companies, or other financial institutions regulated as commercial banks; provided, however, that, in the event of an Event of Default (as that term is defined in the Credit Agreement or other agreement applicable to such Class B Permitted Loan Financing), the lenders under the Credit Agreement (or other Class B Permitted Loan Financing) shall be permitted to assign such loans without any restrictions under this Agreement; and (ii) entered into in order to finance the acquisition of Class B Units (including for avoidance of doubt, the Credit Agreement), or any refinancing thereof; and (b) on or after the Flip Date, any debt financing, including debt securities or loans pursuant to indentures, debt facilities or commercial paper facilities, the issuance of notes, revolving credit loans, term loans, letters of credit, or similar instruments, as such debt financing in this clause (b) may be amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced, or refunded in whole or in part from time to time.
Class B Purchase Price Return Offset has the meaning assigned that term in Section 5.08(a).
Class B Reallocation Cap has the meaning assigned that term in Section 5.01(d).
Class B Reallocation Portion has the meaning assigned that term in Section 5.01(d).
Class B Units has the meaning assigned that term in Section 4.01.
COC Member has the meaning assigned that term in Section 7.04(a).
Code means the Internal Revenue Code of 1986, as amended.
Commission means the United States Securities and Exchange Commission.
Company has the meaning assigned that term in the preamble.
Company Level Taxes has the meaning assigned that term in Section 8.03(e).
Company LLC Agreement has the meaning assigned that term in the recitals.
Confidential Information means information and data (including all copies thereof), whether oral, written, or electronic, that constitutes proprietary or confidential information about the Company, the Members, or their respective Affiliates, including the terms of this Agreement, the Pine Brooke Company LLC Agreement, and the Organizational Documents of Golden Plains Company and any other Tax Equity Entity and any Non-Controlled Entities, financial statements, Tax reports, valuations, analyses of potential or actual investments, reports or other materials, and other documents and information concerning the affairs of the Company and the Members. Notwithstanding the foregoing, the term “Confidential Information” shall not include any information that:
(a)    is in the public domain at the time of its disclosure or thereafter, other than as a result of a disclosure directly or indirectly by a Member or its Affiliates in contravention of this Agreement;

868227.24-WILSR01A - MSW

(b)    is made available to a Member or its Affiliate from a source that, to such Member’s or its Affiliate’s knowledge, is not prohibited from disclosing such information to such Member or its Affiliates by a legal, contractual, or fiduciary obligation;

(c)    as to any Member or its Affiliates, was in the possession of such Member or its Affiliates prior to the execution of this Agreement and not subject to a separate confidentiality restriction or other legal, contractual, or fiduciary obligation; provided that, for the avoidance of doubt, all information disclosed to any Member or its Affiliates (or any of their respective Agents) prior to the Effective Date that constitutes “Confidential Information” as defined in, and pursuant to the terms of, the Confidentiality Agreement shall, from and after the Effective Date, constitute Confidential Information for all purposes of this Agreement, and this Agreement shall be deemed to replace the Confidentiality Agreement in its entirety from and after the Initial Closing; or

(d)    has been independently acquired or developed by or on behalf of a Member or its Affiliates without violating any of the obligations of such Member or its Affiliates under this Agreement.

Confidentiality Agreement means that certain Confidentiality Agreement, dated as of October 24, 2019, by and among NEER, NEP, and Kohlberg Kravis Roberts & Co. L.P., as amended by that certain letter agreement among the parties thereto, dated as of June 11, 2020, as the same may be further amended, supplemented or modified.
Contractual Obligations has the meaning assigned that term in Section 6.03.
Contributed Assets means those assets identified in Section II of Schedule 2 hereto as “Contributed Assets.”
Contribution Agreement means the Contribution Agreement to be entered into by and between NextEra Energy Operating Partners, LP, NEP Member, and the Company, providing for the contribution of the Contributed Assets on the Effective Date and within three (3) Business Days immediately preceding the Initial Closing Date.
Control, Controls, or Controlled means the possession, directly or indirectly, through one or more intermediaries, of the following:
(a)    (i) in the case of a corporation, fifty percent (50%) or more of the outstanding voting securities thereof;  in the case of a limited liability company, general partnership or joint venture, the right to fifty percent (50%) or more of the distributions therefrom (including liquidating distributions);  in the case of a trust or estate, including a business trust, fifty percent (50%) or more of the beneficial interest therein;  in the case of a limited partnership  the right to fifty percent (50%) or more of the distributions therefrom (including liquidating distributions), where the general partner of such limited partnership is a corporation, ownership of fifty percent (50%) or more of the outstanding voting securities of such corporate general partner,  where the general partner of such limited partnership is a partnership, limited liability company or other

868227.24-WILSR01A - MSW

entity (other than a corporation or limited partnership), the right to fifty percent (50%) or more of the distributions (including liquidating distributions) from such general partner entity, and  where the general partner of such limited partnership is a limited partnership, Control of the general partner of such general partner in the manner described under subclause (B) or (C) of this clause (iv), in each case, notwithstanding that such Person with respect to which Control is being determined does not possess, directly or indirectly through one or more Subsidiaries, the right to receive at least fifty percent (50%) of the distributions from such limited partnership, or (v) in the case of any other entity, fifty percent (50%) or more of the economic or beneficial interest therein; or
(b)    in the case of any entity, the power or authority, through ownership of voting securities, by contract, or otherwise, to exercise predominant control over the management of such entity.
Controlled Subsidiary any Subsidiary of the Company that is Controlled by the Company. For the avoidance of doubt, as of the Effective Date, neither Pine Brooke Holdings nor any of its Subsidiaries is a Controlled Subsidiary.
Covered Audit Adjustment has the meaning assigned that term in Section 8.03(d).
Covered Person has the meaning assigned that term in Section 6.08(a).
Credit Agreement has the meaning assigned that term in the Purchase Agreement.
Credit Agreement MAE has the meaning assigned the term “Material Adverse Effect” in the Credit Agreement.
Credit Agreement Payment in Full means, with respect to the Credit Agreement, Payment in Full, as defined in the Credit Agreement in effect on the date hereof in respect of such Class B Permitted Loan Financing.
Decision Standard has the meaning assigned that term in Section 6.03.
Deferred Contributions means quarterly capital contributions made by Tax Equity Investors that are related solely to production Tax credits under Section 45 of the Code that are generated by a Subsidiary of the Company.
Deficit Class B Purchase Price Offset has the meaning assigned that term in Section 5.08(b).
Delaware Certificate has the meaning assigned that term in the recitals.
Delaware Courts has the meaning assigned that term in Section 11.03.
Desert Center Blythe means NextEra Desert Center Blythe, LLC, a Delaware limited liability company.

868227.24-WILSR01A - MSW

Dispose, Disposing, or Disposition means, with respect to any asset (including a Membership Interest or any portion thereof or any derivative or similar arrangement whereby a portion or all of the economic interests in, or risk of loss or opportunity for gain with respect to, such Membership Interest is transferred or shifted to another Person), a sale, assignment, lease, transfer, conveyance, gift, exchange, or other disposition of such asset, whether such disposition be voluntary, involuntary, or by operation of Law, including the following: (a) in the case of an asset owned by a natural person, a transfer of such asset upon the death of its owner, whether by will, intestate succession, or otherwise; (b) in the case of an asset owned by an entity, (i) a merger, division, or consolidation of such entity (other than a merger in which such entity is the survivor thereof) or (ii) a distribution of such asset, including in connection with the dissolution, liquidation, winding-up, or termination of such entity (unless, in the case of dissolution, such entity’s business is continued without the commencement of liquidation or winding-up); and (c) a disposition in connection with, or in lieu of, a foreclosure of an Encumbrance; but such terms shall not include the creation of an Encumbrance itself.
Disposing Member means any Member that proposes to consummate a Disposition, including any proposed Disposition subject to Section 7.01(c), of all or any portion of its Membership Interest (whether or not the proposed Disposition is to another Member).
Disposition Notice has the meaning assigned that term in Section 7.01(a).
Dispute has the meaning assigned that term in Section 11.01.
Disputing Member has the meaning assigned that term in Section 11.01.
Dissolution Event has the meaning assigned that term in Section 12.01.
Distribution Adjustment Date means (a) any Distribution Date that occurs during the First Distribution Adjustment Period on which the 20% Condition is not satisfied, (b) any Distribution Date that occurs during the Second Distribution Adjustment Period on which the 40% Condition is not satisfied, or (c) the Flip Date (it being understood that, with respect to each Distribution Date, in order to determine whether any Distribution Date is a Distribution Adjustment Date, the aggregate number of Class B Units purchased on or prior to such Distribution Adjustment Date pursuant to one or more exercises of the Call Option, NEP Change of Control Option, and Class B COC Option shall be measured separately for such Distribution Date).
Distribution Adjustment Period means, with respect to any Fiscal Year that includes a Distribution Adjustment Date, any period during such Fiscal Year throughout which the percentage of distributions of Available Cash to which the Class A Units are entitled as a class under Section 5.01(a) does not change.
Distribution Date has the meaning assigned that term in Section 5.01.
Economic Risk of Loss has the meaning assigned that term in Treasury Regulation Section 1.752-2(a).
Effective Date has the meaning assigned that term in the preamble.

868227.24-WILSR01A - MSW

Effective Date Capital Contribution has the meaning assigned that term in Section 4.03(a).
Election Out has the meaning assigned that term in Section 8.03(c).
Emergency means (a) a sudden, unexpected event that requires prompt action by the Company to avoid, prevent, or mitigate (i) imminent harm to Persons or property, including injury, illness, or death of any individual or damage to the properties or assets of the Company or its Controlled Subsidiaries or any Non-Controlled Entities, any other Person, natural resources (including wildlife), or the environment; (ii) any damage or disrepair to any property or assets of the Company or its Controlled Subsidiaries or any Non-Controlled Entities (including repairs or replacements thereof); or (iii) any material violation of applicable Law; or (b) an action required to prevent an imminent material default by the Company or any of its Subsidiaries or any Non-Controlled Entities, or to cure a material default, on any Material Project Agreement or Material Contract to which the Company or any of its Subsidiaries or any Non-Controlled Entities is a party (other than a default under an Affiliate Transaction, but only to the extent relating to obligations other than the payment of money).
Emergency Loan has the meaning assigned that term in Section 4.05(a).
Encumber, Encumbering, or Encumbrance means the creation of a security interest, lien, pledge, mortgage, or other encumbrance, whether such encumbrance be voluntary, involuntary, or by operation of Law.
Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
Excluded Party means (a) the Persons listed on Schedule 1 hereto, and (b) any Sanctioned Person.
FCPA means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
FERC means the Federal Energy Regulatory Commission or any successor Governmental Authority.
First Distribution Adjustment Period means the period occurring on or after [●], 2027,1 and continuing through [●], 2028.2
Fiscal Year means any twelve (12) month period commencing on January 1 and ending on December 31.
Flip Date means [●], 2030.3
Flip Date Fiscal Year means the Fiscal Year in which the Flip Date occurs.
1    NTD – To be the date that is [eighty-one (81) months] after the Effective Date.
2    NTD – To be the date that is the [eighth (8th)] anniversary of the Effective Date.
3    NTD – To be the date that is the [tenth (10th)] anniversary of the Effective Date.

868227.24-WILSR01A - MSW

Fully Diluted Basis means, as of any date, the aggregate number of NEP Common Units that would be outstanding, as of such date, if all outstanding Non-Voting NEP Common Units, Series A Preferred Units (as that term is defined in the NEP Limited Partnership Agreement), options, warrants, and convertible securities were exercised for or converted into NEP Common Units, regardless of whether such Non-Voting NEP Common Units, Series A Preferred Units, options, warrants, and convertible securities are then convertible or exercisable by their terms or otherwise.
Fund means a private equity, infrastructure, or other investment fund entity.
GAAP means generally accepted accounting principles in the United States of America, consistently applied; provided that, for any financial statements prepared as of a certain date, GAAP referenced therein shall be GAAP as of the date of such financial statements.
General Partner means NextEra Energy Partners, GP, Inc., a Delaware corporation, and its successors and permitted assigns that are admitted to NEP as the general partner thereof, in their capacity as general partner of NEP.
Golden Plains Company means Golden Plains, LLC, a Delaware limited liability company.
Golden Plains Holdings means Golden Plains Class A Holdings, LLC, a Delaware limited liability company.
Golden Plains Tax Credit Insurance Proceeds means, collectively, all proceeds distributed to Golden Plains Holdings from any insurance policy obtained by the Company or one of its Subsidiaries with respect to a breach of any representations or warranties in the Equity Capital Contribution Agreement, dated as of [●], 2020, by and among Golden Plains Holdings and Golden Plains Company, on the one hand, and BAL Investment & Advisory, Inc., on the other hand, as may be amended, amended and restated, supplemented, or modified from time to time in accordance with the terms thereof.
Golden Plains Tax Equity Proceeds means the aggregate amount of capital contributions actually made by Tax Equity Investors to the Golden Plains Company pursuant to any membership interest purchase agreement or other definitive agreement to be entered into with respect to the acquisition of Tax Equity Interests in the Golden Plains Company on the applicable closing date thereof. For the avoidance of doubt, the Golden Plains Tax Equity Proceeds shall include the Actual Wilmot Tax Equity Proceeds (as that term is defined in the Asset Purchase Agreement), but shall not include Deferred Contributions made by Tax Equity Investors.
Governmental Authority (or Governmental) means a federal, state, local or foreign governmental or quasi-governmental authority; a state, province, commonwealth, territory or district thereof; a county or parish; a city, town, township, village, or other municipality; a district, ward, or other subdivision of any of the foregoing; any executive, legislative, or other governing body of any of the foregoing; any agency, authority, board, department, system, service, office, commission, committee, council, or other administrative body of any of the foregoing; any court or other judicial

868227.24-WILSR01A - MSW

body, or any arbitration body or tribunal; and any officer, official, or other representative of any of the foregoing.
Governmental Authorization means any authorization, approval, order, license, certificate, determination, registration, permit, or consent required of or granted by, or any notice required to be delivered to or filed with, any Governmental Authority, including the FERC, and the expiration of any waiting period required under the HSR Act.
Guaranteed Tax Credit Dispute means any audit, administrative, or judicial process relating to tax credits under Section 45 or Section 48 of the Code allocated by a Tax Equity Entity to any Tax Equity Investor for which (a) the Tax Equity Entity’s recourse against the Company following an adverse determination related to such tax credits is supported by a payment guarantee by an Affiliate of the NEP Member or (b) an Affiliate of NEP Member agrees in writing to provide an indemnity to the Company with respect to any adverse determination of such audit, administrative, or judicial process, in the amount of any excess of (i) the net present value (using a discount rate of six and three quarters percent (6.75%)) of any adjustment to Deferred Contributions or reduction in the pro forma amount of available cash flow projected to be distributed to the Company under the limited liability company agreement of Golden Plains Company in the absence of such adverse determination over (ii) the amount of any settlement payment with respect to such audit, administrative, or judicial process that is approved by Class B Member Approval.
HSR Act means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
including means including, without limitation.
Indebtedness means any amount payable by a Person as debtor, borrower, issuer, guarantor, or otherwise pursuant to (a) an agreement or instrument involving or evidencing money borrowed, or the advance of credit, including the face amount of any letter of credit supporting the repayment of indebtedness for borrowed money issued for the account of such Person or its Subsidiaries and obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance of financing (in each case, only to the extent undrawn or, in the case of any drawing, not cash collateralized or reimbursed within two (2) Business Days of the date drawn), (b) indebtedness of a third party described in clauses (a), (c), or (d) of this definition that is (i) guaranteed by such Person or its Subsidiaries or (ii) secured by any Encumbrance on assets owned or acquired by, such Person or its Subsidiaries, whether or not the indebtedness secured thereby has been assumed such Person or its Subsidiaries; provided that, in the case of any Indebtedness described in this clause (ii), the amount of such Indebtedness shall be deemed to be the lesser of the outstanding principal amount of such Indebtedness or the fair market of the assets of such Person or its Subsidiaries securing such Indebtedness, (c) purchase-money indebtedness and capital lease obligations classified as such in accordance with GAAP (other than as a result of the adoption or implementation of Accounting Standards Codification No. 842 or any successor provision or amendment or other modification thereto), (d) obligations evidenced by bonds, debentures, notes or other instruments of debt securities, or by warrants or other rights to acquire any debt instruments or debt securities.

868227.24-WILSR01A - MSW

Initial Acquired Assets means those assets specified in Section I.A of Schedule 2 hereto.
Initial Aggregate Class B Purchase Price has the meaning assigned that term in the Purchase Agreement, subject to such adjustments to the amount of the Initial Aggregate Class B Purchase Price prior to the Initial Closing as are set forth in the Purchase Agreement.
Initial Aggregate Class B Purchased Units has the meaning assigned that term in the Purchase Agreement.
Initial Capital Contribution has the meaning assigned that term in Section 4.03(b).
Initial Closing has the meaning assigned that term in the Purchase Agreement.
Initial Closing Date has the meaning assigned that term in the Purchase Agreement.
Initial Closing Distribution Amount means the excess (if any) of the Initial Aggregate Class B Purchase Price over the Wilmot Closing Purchase Price; provided, however, that, if a Wilmot Holdback Event shall have occurred, then the Initial Closing Distribution Amount shall be equal to the Initial Aggregate Class B Purchase Price.
Initial Closing Portfolio Project Model has the meaning assigned that term in the Purchase Agreement.
Initial Investor has the meaning assigned that term in the recitals.
Internal Rate of Return means the annual effective pre-tax discounted rate per Class B Unit computed by taking into account (a) all Cash Flows in respect of such Class B Unit and (b) for purposes of Section 7.02, Section 7.03, and Section 7.04, the Call Option Purchase Price, Change of Control Purchase Price, or Class B COC Purchase Price, as applicable, to be received in respect of such Class B Unit, and, in each case, calculated using the “XIRR” function on Microsoft Office Excel 2007 (or the same function in any subsequent version of Microsoft Office Excel).
Investor means, as of the Initial Closing, the Initial Investor, for so long as it owns Class B Units, and, after the Initial Closing, shall collectively include, as of any date, any of the Initial Investor’s Affiliates that hold Class B Units as of such date.
Investor Fund means KKR Diversified Core Infrastructure Fund L.P., a Delaware limited partnership.
IRR Report means the financial model attached as Exhibit B to this Agreement as agreed and accepted by the Members and updated in accordance with Section 9.02 to reflect actual results of the Company.
Issuance Price has the meaning assigned that term in Section 7.02(e).

868227.24-WILSR01A - MSW

Law means any federal, state, local, or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law (including common law), rule, or regulation.
LIBOR has the meaning assigned that term in the Credit Agreement (as that term is defined in the Purchase Agreement).
Liquidity Event has the meaning assigned to the term in Section 7.09(a).
Major Decisions has the meaning assigned that term in Section 6.03.
Managing Member means NEP Member or any other Person hereafter appointed as a successor Managing Member of the Company as provided in Section 6.01, each in its capacity as such.
Material Contract has the meaning set forth in the Asset Purchase Agreement and in the Contribution Agreement.
Material Project Agreement means any Power Purchase Agreement, engineering procurement and construction contract, development and construction management agreement, equipment supply agreement (including any turbine or module supply agreement), operation and maintenance agreement, administrative services agreement, energy management services agreement, shared or common facilities agreement, interconnection agreement, or build-out agreement to which the Company or any of its Subsidiaries is a party, or any credit support thereunder.
Maximum Amount means, as of any date of determination, the principal amount of the loans borrowed under the Credit Agreement on the Effective Date, plus additional amounts owed thereunder as of such date pursuant to the terms of the Credit Agreement as in effect on the date hereof, minus any repayments of principal of under the Credit Agreement through such date; provided, however, that the Maximum Amount on any date of determination shall not exceed six hundred seventy-five million dollars ($675,000,000.00).
Member means any Person executing this Agreement as of the Effective Date as a member or hereafter admitted to the Company as a New Member as provided in this Agreement, but such term does not include any Person who has ceased to be a member in the Company.
Member Nonrecourse Debt has the meaning assigned to the term “partner nonrecourse debt” in Treasury Regulation Section 1.704-2(b)(4).
Member Nonrecourse Debt Minimum Gain has the meaning assigned to the term “partner nonrecourse debt minimum gain” in Treasury Regulation Section 1.704-2(i)(2).
Member Nonrecourse Deductions has the meaning assigned to the term “partner nonrecourse deductions” in Treasury Regulation Section 1.704-2(i)(1).
Membership Interest means, with respect to any Member, (a) such Member’s status as a Member; (b) that Member’s right, as a holder of Class A Units or Class B Units, to a portion of the income, gain, loss, deduction, and credits of, and the right to receive distributions from, the Company; (c) all other rights, benefits and privileges enjoyed by that Member (under the Act, this Agreement, or

868227.24-WILSR01A - MSW

otherwise) in its capacity as a Member, including such Member’s rights to vote, consent, and approve matters, as set forth in this Agreement; and (d) all obligations, duties, and liabilities imposed on such Member (under the Act, this Agreement, or otherwise) in its capacity as a Member.
Minimum Gain has the meaning assigned that term in Treasury Regulation Section 1.704 2(d).
National Securities Exchange means an exchange registered with the Commission under Section 6(a) of the Exchange Act (or any successor to such Section).
NEER means NextEra Energy Resources, LLC, a Delaware limited liability company.
NEP has the meaning assigned that term in the preamble.
NEP Change of Control Option has the meaning assigned that term in Section 7.03(a).
NEP Class B Parties means, as of any date, such of the NEP Member and its Affiliates and Permitted Assignees as hold Class B Units on such date (and each, individually, a “NEP Class B Party”).
NEP Common Unit means an interest of a limited partner in NEP having the rights and obligations specified with respect to “Common Units,” as that term is used and defined in the NEP Limited Partnership Agreement.
NEP General Partner Interest means the general partner interest of NEP held by the General Partner.
NEP Limited Partnership Agreement means that certain Fifth Amended and Restated Agreement of Limited Partnership of NEP, dated as of November 12, 2019, by and among NextEra Energy Partners GP, Inc., a Delaware corporation, as the General Partner, and NextEra Energy Equity Partners, LP, a Delaware limited partnership, together with the other partners that are parties thereto, as may be amended, amended and restated, supplemented, or modified from time to time in accordance with the terms thereof.
NEP Member has the meaning assigned that term in the preamble.
Net Profits and Net Loss means, for each Fiscal Year or other period, including any Distribution Adjustment Period and any Post-Flip Date Distribution Period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

868227.24-WILSR01A - MSW

(a)    any income of the Company that is exempt from federal income Tax not otherwise taken into account in computing Net Profits or Net Loss shall be added to such taxable income or loss;
(b)    any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Profits or Net Loss shall be subtracted from such taxable income or loss;
(c)    income, gain, or loss resulting from any Disposition of, distribution to a Member of, or depreciation, amortization, or other cost recovery deductions with respect to, Company property shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted Tax basis of such property differs from its Book Value;
(d) in the event the Book Value of any Company asset is adjusted pursuant to clause (b) or clause (c) of the definition of Book Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits and Net Losses;
(e) to the extent an adjustment to the adjusted Tax basis of any asset pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution (other than in liquidation of a Member’s interest in the Company), the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits or Net Losses; and
(f) notwithstanding any other provision of this definition of “Net Profits” and “Net Loss,” any item that is specially allocated pursuant to Section 5.04(b) shall not be taken into account in computing Net Profits or Net Loss. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 5.04(b) shall be determined by applying rules analogous to those set forth in this definition of “Net Profits” and “Net Loss.”
Network Upgrades has the meaning assigned that term in the interconnection agreement relating to the Wilmot Solar Project.
New Member means a Person, other than Investor or NEP Member, admitted after the Effective Date pursuant to the terms and conditions herein.
Non-Controlled Entity means any corporation, limited liability company, or other entity (a) in which the Company owns, directly or indirectly, an equity interest and (b) that is not Controlled by the Company. For the avoidance of doubt, as of the Effective Date, Pine Brooke Holdings and each of its Subsidiaries is a Non-Controlled Entity.
Non-Controlled Entities Liquidation Proceeds means any distributions received by the Company in respect of the Company’s direct or indirect interest in any Non-Controlled Entity

868227.24-WILSR01A - MSW

attributable to any dissolution, liquidation, or winding up of such Non-Controlled Entity or any of its Subsidiaries.
Nonrecourse Deductions has the meaning assigned that term in Treasury Regulation Section 1.704-2(b).
Non-Voting NEP Common Units means “Non-Voting Common Units” of NEP, as that term is used and defined in the NEP Limited Partnership Agreement, which have the same economic rights as the NEP Common Units but no voting rights on any matter whatsoever and shall not be listed on any National Securities Exchange.
Northern Colorado I Power Purchase Agreement means that certain Renewable Energy Purchase Agreement by and between Public Service Company of Colorado and Northern Colorado Wind Energy, LLC, dated as of December 22, 2008, as amended on February 26, 2010, and June 17, 2019, and as may be further amended from time to time.
Northern Colorado I Wind Project means the approximately 151.8 megawatt wind power electric generating facility located in Logan County, Colorado, including any ongoing development and construction with respect thereto.
Notice of Initial Closing has the meaning assigned that term in the Purchase Agreement.
Offer Notice has the meaning assigned that term in Section 7.01(c)(ii).
OpCo General Partner means NextEra Energy Operating Partners GP, LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Operating Partnership as the general partner thereof, in their capacity as general partner of the Operating Partnership.
OpCo General Partner Interest means the general partner interest of the Operating Partnership held by the OpCo General Partner.
Operating Partnership means NextEra Energy Operating Partners, LP, a Delaware limited partnership.
Option A has the meaning assigned that term in Section 8.03(e).
Option B has the meaning assigned that term in Section 8.03(e).
Organizational Documents means, as applicable, an entity’s agreement of limited partnership, certificate of limited partnership, limited liability company agreement, certificate of formation, certificate or articles of incorporation, bylaws, or other similar organizational documents.
Other Class B Party means, as of any date, any holder of Class B Units on such date other than the NEP Class B Parties.

868227.24-WILSR01A - MSW

Other Class B Party Percentage Interest means, as of any date, the percentage determined by dividing the number of Class B Units held by any individual Other Class B Party on such date by the total number of Class B Units held by all NEP Class B Parties and all Other Class B Parties as of such date.
Parent means, with respect to any Member, a Person that Controls such Member.
Partnership Representative has the meaning assigned that term in Section 8.03(a).
Permitted Assignee means any assignee of all or any portion of a Member’s Class A Units or Class B Units, the Disposition of which was made in accordance with Section 7.01.
Permitted Lien has the meaning set forth in the Purchase Agreement.
Person has the meaning assigned that term in Section 18101(12) of the Act and also includes a Governmental Authority and any other entity (including any foreign trust or foreign business organization), and the heirs, executors, administrators, legal representatives, successors, and assigns of such Person where the context so provides.
Pine Brooke Company means Pine Brooke, LLC, a Delaware limited liability company and Subsidiary of Pine Brooke Holdings.
Pine Brooke Company Class B Membership Interests means the Class B Membership Interests (as defined in the Pine Brooke Company LLC Agreement) of Pine Brooke Company.
Pine Brooke Company LLC Agreement means the Amended and Restated Limited Liability Company Agreement of Pine Brooke Company, dated as of September 24, 2020, as may be amended, amended and restated, supplemented, or modified from time to time in accordance with the terms thereof.
Pine Brooke Holdings means Pine Brooke Class A Holdings, LLC, a Delaware limited liability company.
Pine Brooke Holdings Class C Units means the Class C Units (as defined in the Pine Brooke Holdings LLC Agreement) of Pine Brooke Holdings.
Pine Brooke Holdings Liquidation Proceeds means any distribution received by the Company on or in respect of the Company’s direct or indirect interest in Pine Brooke Holdings attributable to any dissolution, liquidation, or winding up of Pine Brooke Holdings or any of its Subsidiaries.
Pine Brooke Holdings LLC Agreement means the Second Amended and Restated Limited Liability Company Agreement of Pine Brooke Holdings, dated as of [●], as may be amended, amended and restated, supplemented, or modified from time to time in accordance with the terms thereof.

868227.24-WILSR01A - MSW

Pine Brooke MAE has the meaning assigned that term in the Credit Agreement.
Post-Effective Date Excess Insurance Proceeds means (a) the excess of any proceeds from insurance arising out of or relating to events, casualties, or other circumstances that constitute insured losses occurring on or after the Effective Date that are received by the Company or any of its Controlled Subsidiaries over the costs and expenses incurred by the Company and its Controlled Subsidiaries to remedy, repair, or mitigate the damage or other insured loss that gave rise to the receipt of such insurance proceeds and (b) any distribution received by the Company on or in respect of the Company’s direct or indirect interest in Pine Brooke Holdings or any other Non-Controlled Entity attributable to the excess of any proceeds from insurance received by Pine Brooke Holdings or any of its Subsidiaries (or such other Non-Controlled Entity) over the costs and expenses incurred by Pine Brooke Holdings and its Subsidiaries (or such other Non-Controlled Entity) to remedy, repair, or mitigate the damage or other insured loss that gave rise to the receipt of such insurance proceeds; provided that all distributions of Post-Effective Date Excess Insurance Proceeds in respect of any Tax Equity Entity to holders of Class A Units and Class B Units shall be net of the amount distributed by such Tax Equity Entity pursuant to the Organizational Documents of such Tax Equity Entity to the holders of Tax Equity Interests therein.
Post-Flip Aggregate Other Class B Parties Percentage means, with respect to any period, the percentage of Available Cash distributable, in the aggregate, to all of the Other Class B Parties pursuant to Section 5.01(d).
Post-Flip Date Distribution Period means, with respect to (i) any portion of the Flip Date Fiscal Year commencing on the Flip Date and (ii) any Fiscal Year following the Flip Date Fiscal Year, in each case, in which the Post-Flip Aggregate Other Class B Parties Percentage changes during such Fiscal Year (or during such portion of the Fiscal Year, in the case of clause (i)), any period during such Fiscal Year (or during such portion of the Fiscal Year, in the case of clause (i)) throughout which the Post-Flip Aggregate Other Class B Parties Percentage does not change.
Power Purchase Agreement means any purchase and sale agreement with respect to the offtake of electricity, capacity, and ancillary services and any contract for differences, in each case, to which any Subsidiary of the Company is a party.
Power Purchaser Buyout Event means, with respect to the Northern Colorado I Wind Project, the exercise by the applicable purchaser (or any successor thereof under the Northern Colorado I Power Purchase Agreement) of its option to purchase the Northern Colorado I Wind Project under Section 20.17 of the Northern Colorado I Power Purchase Agreement.
Pre-Effective Date Excess Insurance Proceeds means the excess of any proceeds from insurance arising out of or relating to events, casualties, or other circumstances that constitute insured losses occurring before the Effective Date that are received by the Company or any of its Controlled Subsidiaries over the costs and expenses incurred by the Company and its Controlled Subsidiaries to remedy, repair, or mitigate the damage or other insured loss that gave rise to the receipt of such insurance proceeds.
Projected Available Cash has the meaning assigned that term in Section 4.05(b).

868227.24-WILSR01A - MSW

Purchase Agreement has the meaning assigned that term in the recitals.
Purchase Agreement Date means November 2, 2020.
Qualifying Financing means a financing on commercially reasonable terms (including with respect to the aggregate amount of fees and costs of such financing and any breakage costs or termination fees); provided that, with respect to Investor or its Affiliates, any such financing shall be deemed to be on commercially reasonable terms if (a) the interest rate for such financing does not exceed LIBOR plus three and one half percent (3.5%), (b) such financing has a loan-to-value ratio of at least forty percent (40%) (based on the Issuance Price of the NEP Common Units to be delivered to Investor in connection with the exercise of any Call Option, NEP Change of Control Option or Class B COC Option); (c) the terms of such financing (when taken together with the aggregate amount of fees and costs of such additional financing and any breakage, termination fees, or other payments that would be due or payable under existing debt facilities in connection with such additional financings) are otherwise substantially similar in all material respects to similar financing arrangements entered into by third-party investors, during the eighteen (18)-month period immediately prior to the date on which such Qualifying Financing is obtained, in connection with the purchase by an Affiliate of NEP (in exchange for equity securities of NEP) of such third party investor’s membership interest in an entity jointly owned by NEP or its Affiliates, on the one hand, and such third-party investor (or its Affiliates), on the other hand, that is similar in nature to the transactions contemplated by this Agreement with respect to the Call Option, NEP Change of Control Option and Class B COC Option; and (d) the sources of such financing are nationally reputable financial institutions regulated as commercial banks whose ordinary business consists of providing financing of a nature similar to the financings described in the foregoing clause (c); provided, further, that in no event shall (i) such Qualifying Financing be secured by any Encumbrance on any Class B Units or (ii) the scheduled maturity date for a tranche under such financing be shorter than the second anniversary of the funding date for such tranche.
Quarter means, unless the context requires otherwise, a fiscal quarter of the Company.
Registration Rights Agreement means that certain Registration Rights Agreement, dated as of the date of this Agreement, by and among the NEP, Initial Investor, and the other Class B Members party thereto.
Regulatory Allocations has the meaning assigned that term in Section 5.04(b)(vii).
Related Party means any Person (a) who is considered for federal income Tax purposes to be purchasing electricity generated by a Subsidiary of the Company and who is related to the Company or a Member within the meaning of Section 45(e)(4) of the Code or any successor provision, but excluding any Person that so purchases electricity generated by such Subsidiary to the extent such Person resells the electricity to another Person who is not related to the Company or a Member within the meaning of Section 45(e)(4) of the Code and (b) who is related for purposes of the application of the loss disallowance rules of Section 267(a) or Section 707(b)(1) of the Code to sales of electricity generated by a Subsidiary of the Company; provided, however, that, for the avoidance of doubt, (i) a Related Party shall not include any Person (or Person related to such Person) whose sole purchases of electricity generated by any Subsidiary of the Company are retail purchases from a Person other than the Company or a Member or a Person related to the Company or a Member and (ii) if a Person who

868227.24-WILSR01A - MSW

otherwise would be considered a Related Party sells electricity generated by a Subsidiary of the Company to a different Related Party, the seller Person shall not be considered a Related Party to the extent that the purchaser Related Party resells such electricity to another party not related to the Company or a Member. This definition is intended to comply with Section 4 of Notice 2008-60, I.R.B. 2008-30 (June 25, 2008) and shall be interpreted consistently with that notice.
Representative means, with respect to any Person, and excluding the use of the term in the definition of “Class B Member Representative” and “Partnership Representative,” such Person’s advisors, consultants, accountants, attorneys, financing sources, potential financing sources, or other representatives.
Required Governmental Authorizations means those Governmental Authorizations required under Law to be obtained in connection with the exercise of the Call Option, the NEP Change of Control Option, or the Class B COC Option, each in accordance with the terms hereof.
Sale Proceeds means (a) the net proceeds received by the Company, after payment of all of the related costs and expenses of the Company and its Subsidiaries, as the result of (i) a sale of the Company pursuant to which any Person (or group of Persons) acquires, directly or indirectly, (A) all or substantially all of the assets of the Company and its Subsidiaries (determined on a consolidated basis) or (B) all of the outstanding equity securities of the Company, whether by merger, consolidation, recapitalization, reorganization, purchase of securities, or otherwise, or (ii) a Disposition of any material assets of the Company or its Subsidiaries (including pursuant to any Power Purchaser Buyout Event), excluding, in each case, in connection with any Liquidity Event and (b) any distributions received by the Company in respect of the Company’s direct or indirect interest in Pine Brooke Holdings (or any other Non-Controlled Entity) attributable to the net proceeds received by Pine Brooke Holdings (or such other Non-Controlled Entity), after payment of all of the related costs and expenses of Pine Brooke Holdings and its Subsidiaries (or such other Non-Controlled Entity and its Subsidiaries), as the result of (i) a sale of Pine Brooke Holdings (or such other Non-Controlled Entity) pursuant to which any Person (or group of Persons) acquires, directly or indirectly, (A) all or substantially all of the assets of Pine Brooke Holdings and its Subsidiaries (or such other Non-Controlled Entity and its Subsidiaries) (in each case, determined on a consolidated basis) or (B) all of the outstanding equity securities of Pine Brooke Holdings (or such other Non-Controlled Entity), whether by merger, consolidation, recapitalization, reorganization, purchase of securities, or otherwise, or (ii) a Disposition of any assets of Pine Brooke Holdings (or such other Non-Controlled Entity) or their respective Subsidiaries that, in each case, are material to the Company; provided that all distributions of Sale Proceeds in respect of any Tax Equity Entity to holders of Class A Units and Class B Units shall be net of the amount distributed by such Tax Equity Entity pursuant to the Organizational Documents of such Tax Equity Entity to the holders of Tax Equity Interests therein.
Sanctioned Country means a country or territory that is the subject of comprehensive Sanctions (which, as of the Effective Date, means Cuba, Iran, North Korea, Syria, and the Crimea region).
Sanctioned Person means, at any time, any Person: (a) listed on any Sanctions-related list of designated or blocked Persons; (b) ordinarily resident in or organized under the Laws of a

868227.24-WILSR01A - MSW

Sanctioned Country; or (c) fifty percent (50%) or more (in the aggregate) of which is owned, directly or indirectly, by any of the foregoing.
Sanctions means, collectively, the sanctions administered or enforced by the United States government, including the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United Nations Security Council, or the European Union.
Second Distribution Adjustment Period means the period occurring on or after [●], 2028,4 but prior to the Flip Date.
Securities Act means the Securities Act of 1933, as amended.
Sole Discretion Standard has the meaning assigned that term in Section 6.03.
State Tax Credit Payments means, collectively, all payments received by the Company in respect of state Tax credits that may be claimed with respect to the output of any direct or indirect asset of a Tax Equity Entity or otherwise, including refundable Oklahoma zero-emission facilities production Tax credits.
Subcontractor Delay Liquidated Damages means, collectively, all payments received by the Company or any of its Subsidiaries in respect of the Wilmot Solar Project and designated as compensation for any delay liquidated damages relating to the construction, development, or testing of such Wilmot Solar Project.
Subject Assets has the meaning assigned that term in Section 5.04(b)(ix).
Subject Deductions has the meaning assigned that term in Section 5.04(b)(ix).
Subsidiary means, as to any Person, (a) any corporation, limited liability company, or other entity (i) in which such Person owns, directly or indirectly, an equity interest and (ii) which is Controlled by such Person or (b) any corporation, limited liability company, or other entity in which such Person owns, directly or indirectly, an equity interest entitled to receive fifty percent (50%) or more of the distributions therefrom (including liquidating distributions). For the avoidance of doubt, as of the Effective Date, neither Pine Brooke Holdings nor any of its Subsidiaries is a Subsidiary of the Company.
Tag-Along Notice has the meaning assigned that term in Section 7.01(d).
Tag-Along Sale has the meaning assigned that term in Section 7.01(d).
Tax means any federal, state, local or foreign income, gross receipts, ad valorem, sales and use, employment, social security, disability, occupation, property, severance, value added, transfer, capital stock, excise or other taxes imposed by or on behalf of any Governmental Authority, including any interest, penalty or addition thereto.
4    NTD – To be the date that is the [eighth (8th)] anniversary of the Effective Date.

868227.24-WILSR01A - MSW

Tax Equity Entities means Pine Brooke Company and Golden Plains Company (in each case, for so long as it has outstanding Tax Equity Interests) and any other Non-Controlled Entity or Subsidiary of the Company that has outstanding Tax Equity Interests (for so long as such Tax Equity Interests remain outstanding).
Tax Equity Interests means the Pine Brooke Company Class B Membership Interests and any other equity interests in any Subsidiary of the Company (including Golden Plains Company) or Non-Controlled Entity that (a) are issued to Persons not Affiliated with NEP or the Managing Member, (b) do not represent a Controlling interest in such Subsidiary or Non-Controlled Entity, and (c) entitle the holder thereof to production Tax credits under the Code and other benefits.
Tax Equity Investors means BAL Investment & Advisory, Inc., a Delaware corporation, and any other holders of Tax Equity Interests.
Tax Equity Repurchase Loan has the meaning assigned that term in Section 4.05(b).
Term has the meaning assigned that term in Section 2.06.
Trading Day means a day on which the principal National Securities Exchange on which the NEP Common Units are listed or admitted to trading is open for the transaction of business or, if such NEP Common Units are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York, New York generally are open.
Transfer Agent means such bank, trust company, or other Person as may be appointed pursuant to the NEP Limited Partnership Agreement to act as registrar and transfer agent for any class of partnership interests of NEP.
Treasury Regulations means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary, or final Treasury Regulations.
Triggering Event means the occurrence of any of the following: (a) on or after the Flip Date (i) NEP Member (or its nominees) shall not have purchased, pursuant to one or more exercises of the Call Option, NEP Change of Control Option, or Class B COC Option, all of the outstanding Class B Units and (ii) NEP Member and its Affiliates do not hold Class A Units and Class B Units that are entitled to receive, collectively, at least sixty percent (60%) of the aggregate amount of any distributions or Available Cash pursuant to Section 5.01; (b) NEP Member (or its nominee) fails to satisfy NEP Member’s obligations pursuant to Section 7.03 upon a Class B Member’s exercise of the NEP Change of Control Option; or (c) NEP Member otherwise materially breaches its obligations under this Agreement and fails to cure such breach within thirty (30) days following NEP Member’s receipt of written notice of such breach.
Unreturned Contribution means, as of any date, with respect to any holder of Class A Units or Class B Units on such date, (a) the aggregate amount of all Capital Contributions made (or deemed to be made) by such holder in respect of all such Class A Units or Class B Units on or prior to

868227.24-WILSR01A - MSW

such date (including Capital Contributions from such holder’s predecessor in interest with respect to any such Class A Units or Class B Units), less (b) the aggregate amount of all distributions made by the Company to such holder in respect of all such Class A Units and Class B Units on or prior to such date (including distributions to such holder’s predecessor in interest with respect to such Class A Units or Class B Units); provided, however, that, in the event of any adjustment, pursuant to the Purchase Agreement, to the Initial Aggregate Class B Purchase Price or the Additional Aggregate Class B Purchase Price following the Initial Closing or the Additional Closing, respectively, then the Unreturned Contribution of each holder of Class B Units on the date of payment with respect to such adjustment shall be reduced or increased, as applicable, by the amount of adjustment to such Class B Member’s Capital Account pursuant to Section 4.03 in connection therewith. For the avoidance of doubt, the Unreturned Contribution of NEP Member shall be reduced, following consummation of (i) the Initial Closing, upon payment by the Company to NEP Member of the Initial Closing Distribution Amount, by an amount equal to the Initial Closing Distribution Amount; and (ii) the Additional Closing, if any, upon payment by the Company to NEP Member of the Additional Closing Distribution, by an amount equal to the Additional Aggregate Class B Purchase Price, if any; provided, however, that NEP Member’s Unreturned Contribution shall not be reduced by NEP Member’s receipt of any payment pursuant to Section 5.07, including any Golden Plains Tax Equity Proceeds.
Unreturned Contribution Percentage means, as of any date, with respect to any holder of Class A Units or Class B Units on such date, a fraction, the numerator of which is the Unreturned Contribution of such holder as of such date and the denominator of which is the aggregate Unreturned Contributions of all holders of Class A Units and Class B Units as of such date.
VWAP per NEP Common Unit on any Trading Day means the per NEP Common Unit volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “NEP <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the closing price of one NEP Common Unit on such Trading Day as reported on the New York Stock Exchange’s website or the website of the National Securities Exchange upon which the NEP Common Units are listed); provided, however, that if the VWAP cannot be calculated for the NEP Common Units on a particular date on any of the foregoing bases, then with the prior written consent of the Class B Member Representative, the VWAP of the NEP Common Units on such date shall be the fair market value as determined in good faith by the board of directors of NEP in a commercially reasonable manner.
Wilmot Acquisition means the Company’s purchase of the Wilmot Interest from NextEra Energy Partners Acquisitions, LLC, pursuant to the Wilmot Purchase Agreement.
Wilmot Closing Purchase Price has the meaning assigned that term in the Wilmot Purchase Agreement.
Wilmot Holdback Event has the meaning assigned that term in the Asset Purchase Agreement.

868227.24-WILSR01A - MSW

Wilmot Interest means all of the issued and outstanding limited liability company interests of Wilmot Energy Center, LLC, a Delaware limited liability company.
Wilmot Purchase Agreement means the Purchase and Sale Agreement (Wilmot), dated as of November 2, 2020, by and between NextEra Energy Partners Acquisitions, LLC and the Company.
Wilmot Return has the meaning assigned that term in the Asset Purchase Agreement.
Wilmot Solar Project means the approximately 100 megawatt parabolic trough solar facility and approximately 30 megawatt energy storage facility located in Pima County, Arizona, including any ongoing development and construction with respect thereto.
Withdraw, Withdrawing, or Withdrawal means the withdrawal, resignation, or retirement of a Member from the Company as a Member. Such terms shall not include any Dispositions of Membership Interests (which are governed by Article 7), even though the Member making a Disposition may cease to be a Member as a result of such Disposition.
Withdrawn Member means a Member that is deemed to have Withdrawn pursuant to Section 10.03.
1.02    Interpretation. Unless the context requires otherwise: (a) the gender of each word used in this Agreement includes the masculine, feminine, and neuter; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part hereof for all purposes; (d) references to Laws refer to such Laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law; (e) references to money refer to legal currency of the United States of America; (f) the definitions given for terms in this Article 1 and elsewhere in this Agreement shall apply to both the singular and plural forms of the terms defined; (g) the conjunction “or” shall be understood in its inclusive sense (and/or); and (h) the words “hereby,” “herein,” “hereunder,” “hereof,” and words of similar import refer to this Agreement as a whole (including any Exhibits and Schedules hereto) and not merely to the specific section, paragraph, or clause in which such word appears.
ARTICLE 2
ORGANIZATION

2.01    Formation. The Company was formed by NEP Member as a Delaware limited liability company, effective as of September 10, 2010.
2.02    Name. The name of the Company is Genesis Solar Holdings, LLC, and all Company business shall be conducted in that name or such other names that comply with Law as the Managing Member may select.
2.03    Registered Office; Registered Agent; Principal Office in the United States; Other Offices. The registered office of the Company required by the Act to be maintained in the State

868227.24-WILSR01A - MSW

of Delaware shall be the office of the registered agent named in the Delaware Certificate or such other office (which need not be a place of business of the Company) as the Managing Member may designate in the manner provided by Law. The registered agent of the Company in the State of Delaware shall be the registered agent named in the Delaware Certificate or such other Person or Persons as the Managing Member may designate in the manner provided by Law. The principal office of the Company in the United States shall be at such place as the Managing Member may designate, which need not be in the State of Delaware, and the Company shall maintain records there or at such other place as the Managing Member shall designate and shall keep the street address of such principal office at the registered office of the Company in the State of Delaware. The Company may have such other offices as the Managing Member may designate.
2.04    Purposes. The purposes of the Company are to acquire, accept, own, hold, sell, lease, transfer, finance, refinance, exchange, manage, and operate, directly or indirectly through Subsidiaries, the Assets and any other assets acquired by the Company, directly or indirectly, after the Effective Date in accordance with the terms of this Agreement (including, for the avoidance of doubt, the Company’s interest in Pine Brooke Holdings and its Subsidiaries and any other Non-Controlled Entity), together with the liabilities and obligations related thereto, and to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies formed under the laws of the State of Delaware that are ancillary, related, or incidental to, or necessary or appropriate for the accomplishment of, the foregoing purposes.
2.05    No State Law Partnership. The Members intend that the Company shall be a limited liability company and, except as provided herein with respect to U.S. federal (and applicable state and local) income Tax treatment, the Company shall not be a partnership (including a limited partnership) or joint venture, and no Member shall be a partner or joint venturer of any other Member, for any purposes, and this Agreement may not be construed to suggest otherwise.
2.06    Term. The period of existence of the Company (the “Term”) commenced on September 10, 2010, and shall end at such time as the Company is dissolved and wound up in accordance with this Agreement and the Act and a certificate of cancellation is filed with the Secretary of State of the State of Delaware in accordance with Section 12.04.
2.07    Title to Property. All assets, property, and rights of the Company shall be owned or leased by the Company as an entity and, except with respect to assets, property, or rights of the Company leased or licensed to the Company by a Member (subject to the terms hereof), no Member shall have any ownership interest in such assets, property, or rights in its individual name or right, and each Member’s Membership Interest shall be personal property for all purposes. The Company shall hold all assets, property, and rights of the Company in the name of the Company and not in the name of any Member.
2.08    Foreign Qualification. Prior to the Company’s conducting business in any jurisdiction other than Delaware, the Company shall comply with all requirements necessary to qualify the Company as a foreign limited liability company in any jurisdiction in which the Company owns property or transacts business to the extent such qualification or registration is necessary or advisable for the protection of the limited liability of the Members or to permit the Company lawfully to own property

868227.24-WILSR01A - MSW

or transact business. The Company shall execute and deliver any or all certificates or other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, or terminate the Company as a foreign limited liability company in all jurisdictions in which the Company conducts business.
ARTICLE 3
MEMBERS

3.01    Schedule of Members. The name and address of each Member, the amount of each Member’s Capital Contributions, and the number and class of Membership Interest held by each Member are set forth on the schedule of Members attached hereto as Exhibit A. As of the Effective Date, NEP Member is the sole Member of the Company, and NEP Member’s Effective Date Capital Contribution and the number of Class A Units and Class B Units held by NEP Member are set forth in Section I of Exhibit A hereto. Upon consummation of the Initial Closing, the respective Initial Capital Contributions and the number of Class A Units and Class B Units held by the Members are set forth in Section II of Exhibit A hereto. The Managing Member shall cause the schedule of Members set forth on Exhibit A to be amended, and the books and records of the Company to be updated, to reflect the admission of any new Member, the withdrawal or substitution of any Member, the Company’s issuance of additional Membership Interests, the Disposition of Membership Interests (including the Disposition of Class B Units by NEP Member to Initial Investor at the Initial Closing and, if applicable, to Initial Investor or any Additional Class B Purchaser at the Additional Closing), additional Capital Contributions made by any Member, or the receipt by the Company of notice of any change of address of a Member, each in accordance with, and after compliance with, the terms of this Agreement. No amendment or revision to the schedule of Members shall be deemed an amendment to this Agreement or require the consent of any Member. Any reference in this Agreement to the schedule of Members shall be deemed to be a reference to the schedule of Members as amended and in effect from time to time.
3.02    Representations and Warranties of the Members. Each Member hereby represents and warrants to the Company and each other Member that the following statements are true and correct as of the Effective Date and shall be true and correct at all times:
(a)    such Member is duly incorporated, organized, or formed (as applicable), validly existing, and in good standing under the Law of the jurisdiction of its incorporation, organization, or formation; if required by applicable Law, such Member is duly qualified and in good standing in the jurisdiction of its principal place of business, if different from its jurisdiction of incorporation, organization, or formation; and such Member has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all necessary actions by the board of directors, stockholders, managers, members, partners, trustees, beneficiaries, or other applicable Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by such Member have been duly taken;
(b)    such Member has duly executed and delivered this Agreement, the Registration Rights Agreement, and the other documents that this Agreement contemplates that such Member will execute, and they each constitute the valid and binding obligation of such Member, enforceable against such Member in accordance with their respective terms (except as may be limited by

868227.24-WILSR01A - MSW

bankruptcy, insolvency, or similar Laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity); and
(c)    such Member’s authorization, execution, delivery, and performance of this Agreement does not and will not (i) conflict with, or result in a breach, default, or violation of, or result in a default or the creation of an Encumbrance, or give rise to any right of termination, cancellation, or acceleration of any of the terms, conditions or provisions of (A) the Organizational Documents of such Member, (B) any Material Contract to which such Member is a party or by which it or its assets are bound, or (C) any Law, order, judgment, decree, writ, injunction, or arbitral award to which such Member is subject; or (ii) require any consent, approval, or authorization from, filing or registration with, or notice to, any Governmental Authority or other Person, unless such requirement has already been satisfied.
3.03    Voting Rights of Members. Other than with respect to the Managing Member, in its capacity as such, and except as provided in Section 3.06, Section 4.04(b), Section 6.01, Section 6.03, Section 6.04, Section 7.01(a), Section 7.09, Section 8.03, Section 12.01(a), and Section 13.04, no vote, consent, or approval by the Members will be required for any matter or matters relating to the Company or its Subsidiaries or their respective businesses or affairs or otherwise arising under this Agreement or the Act. If at any time there is more than one Class A Member, then any action requiring the Class A Members to act as a class will require the approval of a majority of the outstanding Class A Units, and, if at any time there is more than one Class B Member, then any action requiring the Class B Members to act as a class will require Class B Member Approval. NEP Member and its Affiliates shall have no right to vote any Class B Units held by them on any matter.
3.04    No Management Rights. Except as otherwise expressly provided in this Agreement, no Member, in its capacity as such, other than the Managing Member will have any right, power, or authority to take part in the management or control of the business of, or transact any business for, the Company, to sign for or on behalf of the Company, or to bind the Company in any manner whatsoever. No Member other than the Managing Member will hold out or represent to any third party that any such Member has any such power or right or that any such Member is anything other than a member in the Company.
3.05    Limitation on Liability of Members.
(a)    To the fullest extent permitted under the Act and any other applicable Law, no Covered Person will have any personal liability whatsoever solely by reason of being a Covered Person, whether to the Company, its creditors, or any other Person, for the debts, obligations, expenses, or liabilities of the Company, whether arising in contract, tort, or otherwise, which will be solely the debts, obligations, expenses, or liabilities of the Company. All Persons dealing with the Company shall have recourse solely to the assets of the Company for the payment of debts, obligations, expenses, or liabilities of the Company. No Member shall take, or cause to be taken, any action that would result in any other Member’s having any personal liability for the obligations of the Company. In no event will any Member, including any Class A Member in its capacity as the Managing Member or any of its, the Company’s, or any of their respective Subsidiaries’ officers, directors, members, managers, stockholders, partners, principals, Affiliates, agents, or employees be liable under this Agreement to the

868227.24-WILSR01A - MSW

Company or any other Member for any (i) punitive damages or (ii) consequential damages, including any loss of future revenue or income, loss of business reputation or business opportunity, damages based on any type of multiple, or any damages that are not reasonably foreseeable, except if in any such case such damages relate to, arise out of, or in any way relate to any breach of this Agreement and are in the form of diminution in value (it being understood that any change in the market price of the NEP Common Units shall not in and of itself constitute diminution in value damages) or are payable to a third party in connection with any third-party Claims.
(b)    Except as otherwise expressly provided herein, no Member will be required to make any additional Capital Contribution other than (i) with respect to the NEP Member, its Effective Date Capital Contribution made (or deemed to be made) as of the Effective Date; (ii) with respect to Initial Investor, its Initial Capital Contribution made on the Initial Closing Date; and (iii) with respect Initial Investor and any Additional Class B Purchaser, their respective Capital Contributions made, if there is an Additional Closing, on the Additional Closing Date in an aggregate amount equal to the Additional Aggregate Class B Purchase Price. To the fullest extent permitted by Law, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act will not be grounds for imposing personal liability on the Members for liabilities of the Company.
3.06    Withdrawal of Members. Except as otherwise provided in this Agreement, no Member will be entitled to (a) voluntarily resign or otherwise Withdraw from the Company; (b) withdraw any part of such Member’s Capital Contributions from the Company; (c) demand the return of such Member’s Capital Contributions; or (d) receive property other than cash in return for such Member’s Capital Contribution, in each case, without the prior written consent of all remaining Members, in their sole and absolute discretion.
3.07    Access to Information. Except as otherwise set forth herein, each Member shall be entitled to obtain from the Company, to the extent permitted by Law, any information that such Member may reasonably request concerning the Company and its Controlled Subsidiaries, subject to Section 18-305(c) of the Act and any limitations on such information rights under applicable Law; provided, however, that this Section 3.07 shall not obligate the Company or the Managing Member to create any information or reports that do not already exist at the time of such request (other than to convert existing information from one medium to another, such as providing a printout of information that is stored in a computer database), except to the extent otherwise provided in Article 9. With respect to any Non-Controlled Entity in which the Company or its Controlled Subsidiaries holds an equity interest, each Member shall be entitled to obtain from the Company such information concerning such Non-Controlled Entity (and any of its Subsidiaries) that the Company or its applicable Controlled Subsidiary shall have received, or be entitled to obtain, from such Non-Controlled Entity, subject, in each case, to any limitations on such information rights under applicable Law and such Non-Controlled Entity’s Organizational Documents. Each Member shall also have the right, upon reasonable advance notice, and at all reasonable times during usual business hours, and in such a manner as not to interfere unreasonably with the operation of the business of the Company or any of its Controlled Subsidiaries, to inspect the properties of the Company and its Controlled Subsidiaries and the books of account and other records and reports of the Company and its Controlled Subsidiaries, subject to Section 18-305(c) of the Act and any limitations on such information rights under applicable Law. Such right may be

868227.24-WILSR01A - MSW

exercised through any agent or employee of such Member designated in writing by it or by an independent public accountant, engineer, attorney, or other consultant so designated, if such Person is subject to a customary confidentiality obligation with the Company obligating such Person to keep such Confidential Information confidential on terms no less favorable in any material respect to the Company than as set forth in Section 3.08 (it being understood that such Member shall be responsible to the Company for any breach of such confidentiality obligation). The Member making the request shall bear the reasonable and documented out-of-pocket costs and expenses incurred in any inspection made on such Member’s behalf. The Members agree to reasonably cooperate, and to cause their respective independent public accountants, engineers, attorneys, and consultants to reasonably cooperate, in connection with any such request. Confidential Information obtained pursuant to this Section 3.07 shall be subject to the provisions of Section 3.08.
3.08    Confidential Information.
(a)    Except as permitted by Section 3.08(b), (i) each Member shall keep confidential all Confidential Information and shall not disclose any Confidential Information to any Person, including any of its Affiliates; and (ii) each Member shall use the Confidential Information only in connection with Company matters (including the Company’s conduct of its business in accordance with Section 2.04) or the internal affairs of such Member.
(b)    Notwithstanding Section 3.08(a), but subject to the other provisions of this Section 3.08, and subject to any limitation imposed by applicable Law, a Member may make the following disclosures and uses of Confidential Information:
(i)    disclosures to another Member in connection with the conduct of the business and affairs of the Company and its Subsidiaries;
(ii)    disclosures and uses that are approved by the Managing Member;
(iii)    disclosures to Governmental Authorities (A) as required by applicable Law or (B) as may be required from time to time to obtain the Required Governmental Authorizations;
(iv)    disclosures (A) required under the Organizational Documents of any Subsidiary of the Company or other agreements in respect of the Tax Equity Entities or (B) in connection with any financing for the Company or any of its Subsidiaries, as approved pursuant to Section 6.03;
(v)    disclosures to an Affiliate of such Member, including the directors, officers, managers, members, partners, employees, agents, and advisors of such Affiliate, to the extent permitted by applicable Law, if such Affiliate or other Person is subject to a confidentiality obligation with the disclosing Member obligating such Affiliate or other Person to keep such Confidential Information confidential or if such Affiliate or other Person has agreed in writing to abide by the terms of this Section 3.08;

868227.24-WILSR01A - MSW

(vi)    disclosures to a Person that is not a Member or an Affiliate of a Member, if such Person has been retained by the Company or any of its Subsidiaries to provide services to or for the Company or any of its Subsidiaries or by the Class B Member Representative or its representatives in connection with the Class B Member Representative’s rights under Section 7.09, and if such Person is subject to a customary confidentiality obligation with the Company obligating such Person to keep such Confidential Information confidential on terms no less favorable in any material respect to the Company than this Section 3.08;
(vii)    disclosures to (A) a bona fide potential direct or indirect purchaser of such Member’s Membership Interest (to the extent a Disposition of such Membership Interest is permitted by the terms of this Agreement) or in a Liquidity Event pursuant to an exercise of the Class B Member Representative’s rights under Section 7.09, (B) any financing source or potential financing source to such Member or the Affiliates of such Member in connection with a Class A Permitted Loan Financing, a Class B Permitted Loan Financing, or a Qualifying Financing, as applicable, or (C) any Representatives of any bona fide potential direct or indirect purchaser of such Member’s Membership Interest (to the extent a Disposition of such Membership Interest is permitted by the terms of this Agreement) or in a Liquidity Event pursuant to an exercise of the Class B Member Representative’s rights under Section 7.09 or any representatives of the foregoing, in each case of clause (A) through clause (C), if such potential purchaser or Representative has agreed in a writing addressed to the Company (which shall be enforceable by the Company against such Person) obligating such potential purchaser or Representative to keep such Confidential Information confidential on terms no less favorable in any material respect to the Company than this Section 3.08; provided that no Class B Member shall make any disclosure of any Power Purchase Agreement to any such potential purchaser (or its financing sources or potential financing sources) (y) to the extent restricted by applicable Law or (z) unless and until such potential purchaser has been advanced (in the sole discretion of the Class B Member) beyond the initial stage of any sale process in connection with the potential Disposition of such Class B Member’s Membership Interest or any Liquidity Event; provided, further, that no Class B Member shall make any such disclosure to an Excluded Party without the prior written consent of NEP Member;
(viii)    disclosures required, with respect to a Member or an Affiliate of a Member, pursuant to (A) the Securities Act and the rules and regulations promulgated thereunder, (B) the Exchange Act and the rules and regulations promulgated thereunder, (C) any state securities Laws, (D) the rules and regulations of any National Securities Exchange, or (E) pursuant to an audit or examination by a Governmental Authority, or any regulator or self-regulatory organization;
(ix)    disclosures to any Fund that owns, directly or indirectly, or otherwise Controls the disclosing Member, or to any Affiliated Fund, or to any existing investor in such Fund or Affiliated Fund, solely if and to the extent such disclosure is made for the purpose of reasonable financial reporting to such Fund or Affiliated Fund or such existing; provided that (A) such Fund or Affiliated Fund, as applicable, is subject to a confidentiality obligation with the Company obligating such Fund or Affiliated Fund to keep such Confidential Information confidential on terms no less favorable to the Company than those terms set forth in this Section

868227.24-WILSR01A - MSW

3.08 and (B) such existing investor in such Fund or Affiliated Fund is subject to a customary confidentiality obligation with the disclosing Member (or such Fund or Affiliated Fund) obligating such existing investor to keep such Confidential Information confidential; provided, further, that disclosures to existing investors in any such Fund or Affiliated Fund shall be limited to the Company’s consolidated financial statements (or summaries thereof) and summary descriptions of the existing operations and performance of the business of the Company and its Subsidiaries; and
(x)    disclosures that a Member is legally compelled to make by deposition, interrogatory, request for documents, subpoena, civil investigative demand, order of a court of competent jurisdiction, or similar process, or otherwise by Law; provided that, prior to any such disclosure, such Member shall, to the extent legally permissible:
(A)    provide the Company and the Managing Member with prompt written notice (email being sufficient) of such requirements so that the Company or one or more of the Members may seek, at its sole cost and expense, a protective order or other appropriate remedy or waive compliance with the terms of this Section 3.08(b)(x);
(B)    consult with the Company and the Managing Member on the advisability of taking steps to resist or narrow such disclosure; and
(C)    cooperate with the Company, the Managing Member, and the other Members in any attempt one or more of them may make, at its or their sole cost and expense, to obtain a protective order or other appropriate remedy or assurance that confidential treatment will be afforded the Confidential Information; and in the event such protective order or other remedy is not obtained, or the other Members waive compliance with the provisions hereof, such Member agrees  to furnish only that portion of the Confidential Information that, on the advice of such Member’s internal or external counsel, such Member is legally required to disclose, and  to exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.
(c)    Notwithstanding any other provision of this Agreement, including this Section 3.08, no Member shall be entitled to disclose any Confidential Information that is designated by, or on behalf of, the Company as “Sensitive” to (i) any current or potential debt or equity financing source of such Member or its Affiliates or any of their respective representatives; or (ii) any potential direct or indirect purchaser of such Member’s Membership Interest, or any of its Representatives, that, in each case, is controlled by, or over whom control may be exercised by, any foreign Person or Governmental Authority or that is ordinarily resident in, or organized under, the Laws of any Sanctioned Country.
(d)    Each Member shall take such precautionary measures as may be reasonably required to ensure (and such Member shall be responsible for) compliance with this Section 3.08 by any of its Affiliates, and its and their directors, officers, managers, members, partners, employees, advisors, and agents, and any other Persons to which it may disclose Confidential Information in accordance with this Section 3.08.

868227.24-WILSR01A - MSW

(e)    Promptly after a Member no longer holds any of its Membership Interest, such Person shall, at the Company’s option, either destroy (and provide a written confirmation (email being sufficient) of destruction to the Company with respect to) or return to the Company all Confidential Information in its possession. Notwithstanding the immediately preceding sentence, but subject to the other provisions of this Section 3.08, such Person may retain for a stated period, but not disclose to any other Person, Confidential Information for the limited purposes of (i) preparing such Member’s Tax returns and defending audits, investigations, and proceedings relating thereto or (ii) complying with applicable Law or bona fide internal document retention policies; provided that such Person must keep such retained Confidential Information confidential in accordance with this Section 3.08 for so long as such information is retained or until the second (2nd) anniversary of the end of the Term, whichever is earlier. The Members understand and agree that a Withdrawn Member’s computer systems may automatically back up Confidential Information, and, to the extent that such computer back-up procedures create copies of the Confidential Information, the Withdrawn Member may retain such copies in its archival or back-up computer storage for the period it normally archives backed-up computer records; provided that such copies are kept confidential for so long as such information is retained. All Confidential Information retained pursuant to this Section 3.08 shall not be accessed by the Withdrawn Member during such period of retention other than as permitted under this Section 3.08.
(f)    The Members agree that no adequate remedy at law exists for a breach or threatened breach of any of the provisions of this Section 3.08, the continuation of which unremedied will cause the Company and the other Members to suffer irreparable harm. Accordingly, the Members agree that the Company and the other Members shall be entitled, in addition to other remedies that may be available to them, to immediate injunctive relief from any breach of any of the provisions of this Section 3.08 and to specific performance of their rights hereunder, as well as to any other remedies available at law or in equity, pursuant to Section 11.03 and Section 11.04.
(g)    The obligations of the Members under this Section 3.08 (including the obligations of any Withdrawn Member) shall terminate on the second (2nd) anniversary of the end of the Term.

868227.24-WILSR01A - MSW

ARTICLE 4
MEMBERSHIP INTERESTS; CAPITAL CONTRIBUTIONS; LOANS

4.01    Classes of Membership Interests. As of the Effective Date and pursuant to this Agreement, the Membership Interests in the Company consist of Class A Units (the “Class A Units”) and Class B Units (the “Class B Units”). As of the Effective Date, after giving effect to the transactions set forth in Section 4.03(a) and in the Purchase Agreement, the Class A Units and the Class B Units shall be held by NEP Member in the amounts set forth in Section I of Exhibit A hereto. As of the Initial Closing Date, after giving effect to the transactions set forth in Section 4.03(b) and in the Purchase Agreement, the Class A Units and the Class B Units shall be held by NEP Member and Initial Investor in the respective amounts set forth in Section II of Exhibit A hereto. If there is an Additional Closing, then, as of the Additional Closing Date, after giving effect to the transactions set forth in Section 4.03(c) and in the Purchase Agreement, the Class A Units and the Class B Units shall be held by NEP Member and Initial Investor in the respective amounts to be set forth in Section III of Exhibit A hereto (as may be amended prior to the Additional Closing Date to reflect the assignment to any Affiliates of Initial Investor of the right to purchase any of the Additional Aggregate Class B Purchased Units in accordance with the Purchase Agreement). On and after the Effective Date, the Membership Interests represented by Class A Units and Class B Units will have the respective allocations, distributions, rights, powers, and preferences set forth in this Agreement.
4.02    Additional Membership Interests.    Subject to Section 6.03, additional Membership Interests of any class or series may be created and issued to existing Members or to other Persons, and such other Persons may be admitted to the Company as New Members, on such terms and conditions as the Managing Member may determine at the time of admission; provided that the Managing Member shall take all actions reasonably required to facilitate the admission, as New Members, of any Additional Class B Purchasers (other than the Initial Investor) who acquire any of the Additional Aggregate Class B Purchased Units at the Additional Closing in accordance with the Purchase Agreement. The terms of admission or issuance must specify the amount of the initial Capital Contribution made to the Company and may provide for the creation of different classes or groups of Members having different rights, powers, and duties, subject to Section 6.03. Any such admission is effective only after the New Member has executed and delivered to the Managing Member an instrument containing the notice address of the New Member, the New Member’s ratification of this Agreement and agreement to be bound by it, and its confirmation that the representations, warranties, and covenants in Section 3.02 and Section 8.04 are true and correct with respect to it. The provisions of this Section 4.02 shall not be construed to replace the restrictions set forth in Section 7.01.
4.03    Capital Contributions.
(a)    On or prior to the Effective Date, pursuant to the Purchase Agreement, (i) NextEra Energy Partners Acquisitions, LLC shall have acquired the Initial Acquired Assets pursuant to the Asset Purchase Agreement and shall have contributed, or shall be deemed to have contributed, such Initial Acquired Assets to NEP Member, and NEP Member shall have contributed to the Company all such Initial Acquired Assets; and (ii) NEP Member shall have contributed, or shall be deemed to have contributed, all of the Contributed Assets to the Company, with such Contributed Assets, together with the Initial Acquired Assets having an aggregate value equal to $[●] (with respect to NEP Member,

868227.24-WILSR01A - MSW

collectively, its “Effective Date Capital Contribution”). As of the Effective Date, and prior to the Initial Closing, (i) all of the issued and outstanding limited liability company interests of the Company, all of which were held by NEP Member immediately prior to the Effective Date, are hereby cancelled; (ii) the Company is hereby issuing to NEP Member such number of Class A Units and such number of Class B Units as are set forth opposite the name of NEP Member in Section I of Exhibit A hereto; and (iii) NEP Member is hereby designated the initial Class A Member and the initial Class B Member. There shall be no adjustment after the Effective Date in respect of the Estimated Working Capital (as that term is defined and used in the Contribution Agreement) or any APA Post-Closing Adjustment Payment, nor shall there be any payments by or to the Company or NEP Member in respect thereof, nor any adjustment in respect thereof to NEP Member’s Capital Account in the Company; provided that, in the event that the Company receives any payment in connection with any APA Post-Closing Adjustment Payment, the Company shall hold such amount for and on behalf of NEP Member and shall promptly pay over the entirety of such amount to NEP Member.
(b)    At the Initial Closing, pursuant to the Purchase Agreement, the Company shall issue and sell to Initial Investor such number of Class B Units as shall be set forth in the Notice of Initial Closing in exchange for payment by Initial Investor to the Company of an amount in cash equal to the Initial Aggregate Class B Purchase Price. Upon payment of the Initial Aggregate Class B Purchase Price to the Company and consummation of the Initial Closing under the Purchase Agreement, effective as of the Initial Closing Date, (i) Initial Investor shall accept and hold the Initial Aggregate Class B Purchased Units, the number of which shall be set forth opposite the name of Initial Investor in Section II of Exhibit A hereto, and shall be admitted to the Company as a Class B Member; (ii) NEP Member shall (A) continue to hold the number of Class A Units set forth opposite the name of NEP Member in Section II of Exhibit A hereto and (B) if the Company shall have issued and sold the Aggregate Class B Purchased Units to Initial Investor at the Initial Closing, then NEP Member shall cease to be a Class B Member upon consummation of the Initial Closing; and (iii) the Capital Account of Initial Investor shall be equal to the Initial Aggregate Class B Purchase Price. Promptly following the Initial Closing, (A) the Company shall use a portion of the Initial Aggregate Class B Purchase Price to consummate the Wilmot Acquisition (provided that a Wilmot Holdback Event shall not have occurred), (B) the Company shall distribute to NEP Member an amount in cash equal to the Initial Closing Distribution Amount, and (C) the Capital Account of NEP Member shall be equal to (1) its Effective Date Capital Contribution less (2) the Initial Closing Distribution Amount, if any. Section II of the schedule of Members attached hereto as Exhibit A shall reflect the Capital Contributions of NEP Member and Initial Investor as of immediately following the Initial Closing Date, in the amounts set forth opposite their respective names on Section II of Exhibit A hereto (with respect to each Member, its “Initial Capital Contribution”), as may be amended hereafter in accordance with the terms of this Agreement.
(c)    On the Additional Closing Date, if any, pursuant to the Purchase Agreement, (i) immediately prior to the Additional Closing, NEP Member shall contribute the Additional Aggregate Class B Purchased Units to the Company, and, thereafter, (ii) at the Additional Closing, in exchange for the Additional Aggregate Class B Purchase Price, Initial Investor (and, if applicable, any Additional Class B Purchasers) shall purchase, and the Company shall sell, the Additional Aggregate Class B Purchased Units in exchange for payment by Initial Investor (or such Additional Class B Purchasers) to the Company of an aggregate amount in cash equal to the Additional Aggregate Class B Purchase Price, and (iii) promptly following the Additional Closing the Company shall distribute to NEP Member an

868227.24-WILSR01A - MSW

amount in cash equal to the Additional Aggregate Class B Purchase Price (distribution of such amount, the “Additional Closing Distribution”). Effective as of such Additional Closing Date, if any, pursuant to the Purchase Agreement, and upon payment of the Additional Aggregate Class B Purchase Price to the Company and consummation of the Additional Closing under the Purchase Agreement and distribution by the Company to NEP Member of the Additional Closing Distribution, (A) the contribution of the Additional Aggregate Class B Purchased Units to the Company by NEP Member and the Disposition of such Additional Aggregate Class B Purchased Units by the Company to Initial Investor (and, if applicable, such Additional Class B Purchasers) shall be deemed to have complied with, and to have satisfied the conditions to Dispositions set forth in, Article 7 hereof; (B) Initial Investor (and, if applicable, such Additional Class B Purchasers) shall accept and hold the number of Class B Units to be set forth opposite the name of Initial Investor (or, if applicable, such Additional Class B Purchasers) set forth in Section III of Exhibit A hereto as of the Additional Closing Date, which number shall, in the aggregate, equal the Additional Aggregate Class B Purchased Units; (C) NEP Member shall cease to be a Class B Member and shall continue to hold the number of Class A Units set forth opposite the name of NEP Member in Section III of Exhibit A hereto; (D) the Capital Account of NEP Member shall be reduced by the amount of the Additional Aggregate Class B Purchase Price; and (E) the Capital Account of Initial Investor (and, if applicable, any Additional Class B Purchasers) shall be increased by the portion of the Additional Aggregate Class B Purchase Price paid by Initial Investor (or such Additional Class B Purchasers). Section III of the schedule of Members attached hereto as Exhibit A shall reflect the foregoing and shall set forth the Capital Contributions made (or deemed to be made) by NEP Member and Initial Investor (and, if applicable, any Additional Class B Purchasers) as of the Additional Closing Date, if any, in accordance with foregoing provisions.
(d)    No Member’s Capital Account shall be affected by the consummation of the Wilmot Acquisition or any Wilmot Return, and there shall be no adjustment after the Initial Closing Date in respect of any Post-Closing Wilmot Adjustment Payment or Wilmot Return Payment (as each such term is defined in the Asset Purchase Agreement), nor shall there be any payments by or to the Company or NEP Member in respect thereof; provided that, in the event that the Company receives any payment in connection with any Post-Closing Wilmot Adjustment Payment or Wilmot Return Payment, the Company shall hold such amount for and on behalf of NEP Member and shall promptly pay over the entirety of such amounts to NEP Member.
(e)    If the amount of the Initial Aggregate Class B Purchase Price is adjusted following the Initial Closing or the amount of the Additional Aggregate Class B Purchase Price is adjusted following the Additional Closing, in each case, as a result of any Transaction Term Adjustments (as defined in the Purchase Agreement) pursuant to Section 2.16 of the Purchase Agreement, then, in connection therewith, upon (i) the applicable Class B Purchase Price Return Offset from distributions payable to NEP Member pursuant to Section 5.08(a) in respect of any Excess Purchase Price Amount (as such term is defined in the Purchase Agreement) or (ii) the applicable Deficit Class B Purchase Price Offset from distributions payable to holders of Class B Units pursuant to Section 5.08(b) in respect of the Deficit Purchase Price Amount (as such term is defined in the Purchase Agreement), (A) in the case of each such Class B Purchase Price Return Offset, the amount of each Class B Member’s Capital Account shall be adjusted downward (in an amount equal to such Class B Member’s Percentage Interest of the aggregate amount of such Class B Purchase Price Return Offset) or (B) in the case of each such Deficit Class B Purchase Price Offset, the amount of each Class B

868227.24-WILSR01A - MSW

Member’s Capital Account shall be adjusted upward (in an amount equal to such Class B Member’s Percentage Interest of the aggregate amount of such Deficit Class B Purchase Price Offset), as applicable.
4.04    Capital Calls; Optional Capital Contributions.
(a)    The Managing Member may from time to time make one or more capital calls by written notice (each such written notice, a “Capital Call”), which Capital Call shall contain the following information: (i) the purpose for which the requested Capital Contribution will be used, including whether the Capital Contribution is to remedy an Emergency; (ii) the total amount of Capital Contributions requested from all Members; (iii) the amount of Capital Contribution requested from the Member to whom the notice is addressed, which shall equal an amount equal to the total amount of the Capital Call multiplied by such Member’s Unreturned Contribution Percentage as of the date of such Capital Call; and (iv) the date on which payments of the Capital Contributions pursuant to such Capital Call are due (which date shall not be less than twelve (12) Business Days following the date on which the Capital Call is given) and the method of payment (provided that such date and method shall be the same for each of the Members), and, subject to Section 4.04(b), the Members will have the option (but not the obligation) to make such additional Capital Contributions to the Company in accordance with the terms specified in such Capital Call. Notwithstanding the foregoing, but subject to Section 12.02(a)(iv), no Member shall be required to make any additional Capital Contribution to the Company pursuant to this Agreement (other than NEP Member’s Effective Date Capital Contribution, Initial Investor’s Initial Capital Contribution, and the additional Capital Contributions made by Initial Investor and any Additional Class B Purchasers, if applicable, pursuant to Section 4.03(b)) to the Company pursuant to this Agreement, even if such Capital Call is requested to fund an Emergency.
(b)    With respect to any Capital Call, if any Member elects not to make a Capital Contribution pursuant to such Capital Call, then (i) notwithstanding anything in this Agreement to the contrary, without the consent of the Member(s) electing not to make such Capital Contribution, no Member may make any Capital Contribution pursuant to such Capital Call, other than a Capital Call requested to remedy an Emergency (and in such case, only to the extent permitted by Section 6.03); and (ii) solely to the extent that the purpose of the Capital Call is to remedy an Emergency, the other Members will have the option (but not the obligation) of making a loan (and in such case, only to the extent permitted by Section 6.03) upon the terms and subject to the conditions set forth in Section 4.05(a) for all or any portion of the amount of capital requested by the Managing Member in such Capital Call that is not funded by a Capital Contribution made pursuant to clause (i).
(c)    In the event that the Members elect to make (or permit) a Capital Contribution pursuant to a Capital Call, then (i) all such Capital Contributions shall be made in cash, unless otherwise approved by the Managing Member and Class B Member Approval pursuant to Section 6.03, and (ii) all amounts received by the Company pursuant to this Section 4.04 shall be credited to the Capital Accounts of the respective Members making such Capital Contribution as of the date such Capital Contribution is received by the Company.

868227.24-WILSR01A - MSW

4.05    Loans.
(a)    In the event of an Emergency (whether or not the Managing Member makes a Capital Call with respect to such Emergency pursuant to Section 4.04(a)), subject to Section 6.03, each Member shall have the option (but not the obligation), without the consent of any other Member (to the extent not required under Section 6.03, but with prior written notice to each other Member), to make (and, upon the exercise by a Member of such right by prior written notice to the Subsidiary of the Company or Non-Controlled Entity having such Emergency and to the Managing Member and other Members, and upon the agreement of terms set forth below, such Subsidiary of the Company or Non-Controlled Entity shall, and the Managing Member, on behalf of the Company, shall cause such Subsidiary or Non-Controlled Entity to, accept) an unsecured loan to the Subsidiary or Non-Controlled Entity having such Emergency for an amount equal to its Unreturned Contribution Percentage of the full amount necessary to remedy such Emergency up to an aggregate principal amount outstanding as of any one time of fifty million dollars ($50,000,000.00) (any such loan, an “Emergency Loan”), which Emergency Loan (i) shall accrue interest at an interest rate equal to LIBOR plus two and three-quarters percent (2.75%) per annum, (ii) shall have a term of not less than twenty (20) years, (iii) such Subsidiary or Non-Controlled Entity shall be entitled to repay in full at any time without penalty, (iv) shall require monthly payment of interest and amortization of principal, but only if and to the extent of available cash at such Subsidiary or Non-Controlled Entity, before payment of any distributions of available cash at such Subsidiary or Non-Controlled Entity to the Company, (v) must require that any actions or proceedings to enforce the terms of such loan shall require Class B Member Approval, and (vi) shall otherwise be made on reasonable terms and conditions determined by the Managing Member. In the event a Member fails to fund its full Unreturned Contribution Percentage of the amount necessary to remedy such Emergency, then the other Members shall have the right to fund the difference and make a loan to such Subsidiary or Non-Controlled Entity (on the same terms as set forth above) up to the full amount necessary to remedy such Emergency. The Company shall cause such Subsidiary, and shall use reasonable best efforts to cause any such Non-Controlled Entity, to use the proceeds from any such loan solely to remedy such Emergency. If any Member disputes the reasonableness of the terms of a loan made by another Member (including the Managing Member) pursuant to this Section 4.05(a), such Dispute shall be resolved in accordance with the dispute resolution mechanism set forth in Article 11.
(b)    At any time following the Flip Date, the Managing Member and its Affiliates shall have the option (but not the obligation), without the consent of any other Member, to make (and, upon the exercise by the Managing Member or its Affiliates of such right by written notice to the other Members, the applicable Subsidiary of the Company or Non-Controlled Entity shall accept, and the Company shall cause such Subsidiary, or shall use reasonable best efforts to cause such Non-Controlled Entity, to accept) one or more unsecured loans to one or more of the Company’s Subsidiaries or Non-Controlled Entities in an aggregate principal amount outstanding at any one time not exceeding fifty million dollars ($50,000,000.00) (plus the amount of any related documented and reasonable out-of-pocket costs, fees, or expenses of the Company or the applicable Subsidiary or Non-Controlled Entity) to redeem, repurchase, or otherwise acquire the Tax Equity Interests of any Tax Equity Entity (each such loan, a “Tax Equity Repurchase Loan”); provided that (i) the principal amount of such Tax Equity Repurchase Loans shall not exceed the amount paid to the applicable Tax Equity Investors in connection with the redemption, repurchase, or other acquisition of such Tax Equity Interests (plus the amount of any related documented and reasonable out-of-pocket costs, fees, or expenses of the Company or the

868227.24-WILSR01A - MSW

applicable Subsidiary or Non-Controlled Entity); (ii) payment on such Tax Equity Repurchase Loans (A) must be subordinated, upon liquidation of the Company, to liquidating distributions to holders of Class B Units until such liquidating distributions to Class B Members shall be in an amount equal to the then-outstanding principal amount and all accrued interest (if any) payable under the Credit Agreement (if any) and all other amounts owing under the Credit Agreement (if any), and (B) shall not, as of the date of the making of such Tax Equity Repurchase Loan, on a pro forma basis, reduce the amount of Available Cash projected to be available for distribution to the Members (“Projected Available Cash”) in any calendar month, as compared to the amount of Projected Available Cash during such month if such redemption, repurchase, or buyout of such Tax Equity Interests had not occurred; and (iii) the terms and conditions of such Tax Equity Repurchase Loans must (A) in the aggregate, be no less favorable to the Company or the applicable Subsidiary or Non-Controlled Entity than those terms generally available from unaffiliated, third-party lenders, and (B) require that any actions or proceedings to enforce the terms of such Tax Equity Repurchase Loans shall require Class B Member Approval, which shall be subject to the Sole Discretion Standard. Upon receipt of such a Tax Equity Repurchase Loan, without the consent of any other Member, such Tax Equity Entity (or the applicable Subsidiary or Non-Controlled Entity) shall redeem, repurchase, or otherwise acquire such Tax Equity Interests on such terms as are no less favorable to the Company or its applicable Subsidiary or Non-Controlled Entity than those applicable under the redemption, repurchase, or buyout rights contained in the applicable Tax Equity Entity’s Organizational Documents, including the Pine Brooke Company LLC Agreement or such other terms as may be reasonably approved by the Managing Member (but subject to the limitations contained in the proviso in the immediately preceding sentence).
(c)    No Member shall have the right to make loans to the Company or its Subsidiaries or Non-Controlled Entities other than pursuant to Section 4.05(a) and Section 4.05(b), without the prior written consent of the Managing Member and Class B Member Approval (which consent may be withheld by such holders in their sole discretion).
(d)    No Member (or any of its Affiliates) making a loan to the Company or any of its Subsidiaries or Non-Controlled Entities pursuant to this Section 4.05 shall, in its capacity as a lender to the Company or any such Subsidiary or Non-Controlled Entity, (i) institute or consent to the institution of, or otherwise seek or cause, the Bankruptcy of the Company or (ii) accelerate or exercise similar remedial actions with respect to such loan.
4.06    No Other Capital Contribution or Loan Obligations. No Member shall be required or permitted to make any Capital Contribution or loan to the Company except pursuant to this Article 4 or as provided in Section 12.02(a)(iv).
4.07    Return of Contributions. Except as expressly provided herein, a Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

868227.24-WILSR01A - MSW

4.08    Capital Accounts.
(a)    Each Member’s Capital Account shall be increased by  the amount of money contributed (or deemed to be contributed) by that Member to the Company,  the fair market value of property contributed (or deemed to be contributed) by that Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code), and  allocations to that Member of Net Profit (or items thereof) and any items in the nature of income or gain that are specially allocated to such Member pursuant to Section 5.04(b), and shall be decreased by (x) the amount of cash distributed to that Member by the Company, (y) the Book Value of property distributed to that Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code), and (z) allocations to that Member of Net Losses (or items thereof) or other items in the nature of deductions or losses that are specially allocated to such Member pursuant to Section 5.04(b). A Member who has more than one Membership Interest shall have a single Capital Account that reflects all such Membership Interests, regardless of the class of Membership Interests owned by such Member and regardless of the time or manner in which such Membership Interests were acquired. Upon the Disposition of all or a portion of a Membership Interest, the Capital Account of the Disposing Member that is attributable to such Membership Interest shall carry over to the Assignee in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(l).
(b)    This Section 4.08 is intended to comply with the capital account maintenance provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and will be applied and interpreted in accordance with such Treasury Regulations.
ARTICLE 5
DISTRIBUTIONS AND ALLOCATIONS

5.01    Monthly Cash Distributions. Except as provided in this Article 5, and subject to Section 7.07(b), on or after the fifteenth (15th) day of each month, the Managing Member shall determine the amount of Available Cash available for distribution, and all such Available Cash shall, to the extent legally permitted, including pursuant to Section 18-607 of the Act, be distributed to the holders of Class A Units and the holders of Class B Units, as applicable, in immediately available funds on or prior to the last Business Day of such month (the date of payment of any such distribution, a “Distribution Date”) as set forth below.
(a)    For any Distribution Date occurring from and after the Effective Date, but on or prior to [●], 2027,5 Available Cash shall be distributed (i) seventy-five percent (75%) to the holders of Class A Units, pro rata in accordance with their respective Class A Percentage Interests and (ii) twenty-five percent (25%) to the holders of Class B Units, pro rata in accordance with their respective Class B Percentage Interests.
(b)    For any Distribution Date occurring during the First Distribution Adjustment Period, Available Cash shall be distributed (i) one percent (1%) to the holders of Class A Units, pro rata in accordance with their respective Class A Percentage Interests and (ii) ninety-nine percent (99%) to the
5    NTD – To be the date that is the [eighty-one (81) months] after the Effective Date.

868227.24-WILSR01A - MSW

holders of Class B Units, pro rata in accordance with their respective Class B Percentage Interests; provided, however, that if, on or prior to any given Distribution Date that occurs during the First Distribution Adjustment Period, NEP Member (or its nominees) shall have purchased, pursuant to one or more exercises of the Call Option, NEP Change of Control Option, or Class B COC Option, an aggregate of twenty percent (20%) or more of the number of Class B Units outstanding on the Additional Closing Date (or, if no Additional Closing Date has occurred, the Initial Closing Date) (the “20% Condition”), then distributions of Available Cash shall be distributed on such Distribution Date (and on each succeeding Distribution Date within the First Distribution Adjustment Period) in the same proportions as set forth in Section 5.01(a).
(c)    For any Distribution Date occurring during the Second Distribution Adjustment Period, Available Cash shall be distributed (i) one percent (1%) to the holders of Class A Units, pro rata in accordance with their respective Class A Percentage Interests and (ii) ninety-nine percent (99%) to the holders of Class B Units, pro rata in accordance with their respective Class B Percentage Interests; provided, however, that if, on or prior to any given Distribution Date that occurs during the Second Distribution Adjustment Period, NEP Member (or its nominees) shall have purchased, pursuant to one or more exercises of the Call Option, NEP Change of Control Option, or Class B COC Option, an aggregate of forty percent (40%) or more of the number of Class B Units outstanding on the Additional Closing Date (or, if no Additional Closing Date has occurred, the Initial Closing Date) (the “40% Condition”), then distributions of Available Cash shall be distributed on such Distribution Date (and on each succeeding Distribution Date within the Second Distribution Adjustment Period) in the same proportions as set forth in Section 5.01(a).
(d)    For any Distribution Date occurring from and after the Flip Date, Available Cash shall be distributed (i) twenty percent (20%) to the holders of Class A Units, pro rata in accordance with their respective Class A Percentage Interests and (ii) eighty percent (80%) to the holders of Class B Units, pro rata in accordance with their respective Class B Percentage Interests; provided, however, that, if NEP Member (or its nominees) shall have purchased, on or prior to any such Distribution Date, pursuant to one or more exercises of the Call Option, NEP Change of Control Option, or Class B COC Option, an aggregate number of Class B Units that is at least twenty percent (20%) of the outstanding Class B Units as of the Additional Closing Date (or, if no Additional Closing Date has occurred, the Initial Closing Date), then, in addition to the amounts distributable to the Other Class B Parties pursuant to this Section 5.01(d), sixty-five percent (65%) of the aggregate amount of Available Cash that would otherwise be distributed on such Distribution Date to all NEP Class B Parties in respect of their Class B Units pursuant to this Section 5.01(d) (except to the extent otherwise provided in Section 7.01(c)(vi)) (such amount, the “Class B Reallocation Portion”) shall instead be distributed to the Other Class B Parties, pro rata in accordance with their respective Other Class B Party Percentage Interests, up to a maximum amount equal to thirty percent (30%) of the aggregate amount of Available Cash distributed to all holders of Class B Units on such Distribution Date pursuant to this Section 5.01(d) (such maximum amount, the “Class B Reallocation Cap”).
(e)    The aggregate number of Class B Units acquired by NEP Member (or its nominees) pursuant to one or more exercises of the Call Option, NEP Change of Control Option, or Class B COC Option shall be measured separately on each Distribution Date. From and after (i) the Effective Date, for so long as NEP Member (or any of its nominees) holds any of the Class B Units that

868227.24-WILSR01A - MSW

NEP Member acquired on the Effective Date and (ii) any Call Option Closing Date, Change of Control Closing Date, or Class B COC Closing Date, for so long as NEP Member (or any of its nominees) holds any Class B Units it acquired on such Call Option Closing Date, Change of Control Closing Date, or Class B COC Closing Date, as applicable, NEP Member (or such nominee) shall, in each case, be entitled to receive its proportionate share of all distributions made to holders of Class B Units pursuant to this Article 5 in accordance with its Class B Percentage Interest then in effect, subject to the provisions of Section 5.01(d).
5.02    Distributions of Amounts Other than Available Cash.
(a)    The Managing Member shall determine the amount of any Build-Out Payments, Post-Effective Date Excess Insurance Proceeds, Sale Proceeds, Bankruptcy Recoveries, and Pine Brooke Holdings Liquidation Proceeds and Non-Controlled Entity Liquidation Proceeds received by the Company from time to time and, to the extent legally permitted, including pursuant to Section 18-607 of the Act, shall distribute any such amounts in immediately available funds, within fifteen (15) days following the end of the month in which any such amounts are received by the Company, to the holders of Class A Units and Class B Units, (i) if prior to a Distribution Adjustment Date, pro rata in accordance with their respective Unreturned Contribution Percentages as of the date of such distribution until each Member’s Unreturned Contribution equals $0, and, thereafter, in accordance with the allocation of distributions of Available Cash provided under Section 5.01 and (ii) if on or after a Distribution Adjustment Date, in accordance with the allocation of distributions of Available Cash provided under Section 5.01, as applicable.
(b)    The Initial Closing Distribution Amount and the Additional Closing Distribution (if any) shall be distributed to NEP Member in immediately available funds, promptly following the Initial Closing and the Additional Closing (if any), respectively, in accordance with Section 4.03(b) and Section 4.03(c).
5.03    Distributions on Dissolution and Winding-Up. Upon a Dissolution Event, all available proceeds distributable to the Members as determined under Section 12.02 shall be distributed in the following order: (a) first, to each Member pro rata in accordance with the positive balance, if any, of such Member’s Capital Account (determined without regard to the allocations made pursuant to Section 12.02(b)), until each Member has received such positive balance, (b) second, to each Member based upon its respective Unreturned Contribution Percentage until the amount distributed to such Member, together with any amounts distributed pursuant to clause (a) of this Section 5.03, equals the aggregate Unreturned Contribution of such Member; (c) third, to the Class B Members (including, for the avoidance of doubt, NEP Class B Parties), pro rata in accordance with their respective Class B Percentage Interests, until such Class B Members have received distributions that results in an Internal Rate of Return to such Class B Members, together with any amounts distributed pursuant to clause (a) and clause (b) of this Section 5.03, measured from the applicable Acquisition Date to the date of dissolution, of six and three quarters percent (6.75%); and (d) fourth, any and all remaining proceeds after payment of the amounts specified in clauses (a), (b), and (c) of this Section 5.03, to the Class A Members, pro rata in accordance with their respective Class A Percentage Interests. Notwithstanding anything in the preceding sentence to the contrary, any amounts otherwise distributable to the Class B Members pursuant to clause (b) or clause (c) of this Section 5.03 shall instead be distributed to the Class

868227.24-WILSR01A - MSW

A Members, pro rata in accordance with their proportionate interest in the outstanding Class A Units, to the extent necessary to ensure that the aggregate amount distributable to the Class B Members pursuant to such clauses does not cause the total proceeds distributable to such Class B Members (as determined under Section 12.02) pursuant to this Section 5.03 to exceed eighty percent (80%) of such proceeds.
5.04    Allocations.
(a)    For purposes of maintaining the Capital Accounts pursuant to Section 4.08, except as provided in Section 5.04(b) or Section 12.02(b), for each Fiscal Year or other applicable period, including any Distribution Adjustment Period or any Post-Flip Date Distribution Period, the Net Profits and Net Loss of the Company, including each item of income, gain, loss, credit, and deduction, shall be allocated among the Members as follows:
(i)    for the period from the Effective Date up to the first Distribution Adjustment Date and, if applicable, for any subsequent period during which Available Cash is required, pursuant to Section 5.01(b) or Section 5.01(c), to be distributed in the same proportions as set forth in Section 5.01(a) (any such period, a “75% Period”), seventy-five percent (75%) in the aggregate to the Class A Members, pro rata in accordance with their respective Class A Percentage Interests, and twenty-five percent (25%) in the aggregate to the Class B Members, pro rata in accordance with their respective Class B Percentage Interests; and
(ii)    for all periods beginning after a Distribution Adjustment Date, except any 75% Period, one percent (1%) in the aggregate to the Class A Members, pro rata in accordance with their respective Class A Percentage Interests, and ninety-nine percent (99%) in the aggregate to the Class B Members, pro rata in accordance with their respective Class B Percentage Interests; provided, however, that, for any such period beginning on or after the Flip Date, the aggregate amount of Net Profits and Net Loss of the Company, including each item of income, gain, loss, credit, and deduction allocable in respect of the Class B Members pursuant to this Section 5.04(a)(ii) for such period, shall instead be allocated among the Class B Members in accordance with the respective amounts distributed to such Class B Members pursuant to Section 5.01(d).
(iii)    Notwithstanding the foregoing clauses (i) and (ii), in connection with a Liquidity Event, the Net Profits or Net Loss of the Company (and, to the extent necessary, individual items of income, gain, loss and deduction) resulting from such Liquidity Event shall be allocated among the Members in accordance with the respective amounts distributed to such Members pursuant to Section 7.09(d) and Section 5.01.
The Managing Member may adopt any reasonable measures, conventions, and assumptions to give effect to the allocations required by this Section 5.04 for any Distribution Adjustment Period or any Post-Flip Date Distribution Period.

(b)    Notwithstanding anything to the contrary in Section 5.04(a):

868227.24-WILSR01A - MSW

(i)    Nonrecourse Deductions shall be allocated to the Members in the same proportions as the allocations of Net Profits and Net Loss were made for the Fiscal Year or other applicable period pursuant to Section 5.04(a).
(ii)    Member Nonrecourse Deductions attributable to Member Nonrecourse Debt shall be allocated to the Members bearing the Economic Risk of Loss for such Member Nonrecourse Debt as determined under Treasury Regulation Section 1.704-2(b)(4). If more than one Member bears the Economic Risk of Loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the Economic Risk of Loss. This Section 5.04(b)(ii) is intended to comply with the provisions of Treasury Regulation Section 1.704-2(i) and shall be interpreted consistently therewith.
(iii)    Notwithstanding any other provision hereof to the contrary, if there is a net decrease in Minimum Gain for an allocation period (or if there was a net decrease in Minimum Gain for a prior allocation period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.04(b)(iii)), items of income and gain shall be allocated to each Member in an amount equal to such Member’s share of the net decrease in such Minimum Gain (as determined pursuant to Treasury Regulation Section 1.704-2(g)(2)). This Section 5.04(b)(iii) is intended to constitute a minimum gain chargeback under Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.
(iv)    Notwithstanding any provision hereof to the contrary except Section 5.04(b)(iii) (dealing with Minimum Gain), if there is a net decrease in Member Nonrecourse Debt Minimum Gain for an allocation period (or if there was a net decrease in Member Nonrecourse Debt Minimum Gain for a prior allocation period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.04(b)(iv)), items of income and gain shall be allocated to each Member in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain (as determined pursuant to Treasury Regulation Section 1.704-2(i)(4)). This Section 5.04(b)(iv) is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(v)    Notwithstanding any provision hereof to the contrary except Section 5.04(b)(i) and Section 5.04(b)(ii), no losses or other items of expense shall be allocated to any Member to the extent that such allocation would cause such Member to have a deficit Capital Account balance (or increase any existing deficit Capital Account balance) at the end of the allocation period in excess of the amount such Member is required to restore pursuant to Section 12.02(a)(iv). All losses and other items expense in excess of the limitation set forth in this Section 5.04(b)(v) shall be allocated to the Members who do not have a deficit Capital Account balances in excess of the amount such Member is required to restore pursuant to Section 12.02(a)(iv) in proportion to their relative positive Capital Accounts but only to the extent that such losses and other items of expense do not cause any such Member to have a deficit Capital

868227.24-WILSR01A - MSW

Account balance in excess of the amount such Member is required to restore pursuant to Section 12.02(a)(iv).
(vi)    If any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6) resulting in a Capital Account deficit for such Member in excess of the amount such Member is required to restore pursuant to Section 12.02(a)(iv), items of income and gain will be specially allocated to such Member in any amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, such Capital Account deficit of the Member as quickly as possible; provided, however, that an allocation pursuant to this Section 5.04(b)(vi) shall be made only if and to the extent that such Member would have a deficit Capital Account balance in excess of the amount such Member is required to restore pursuant to Section 12.02(a)(iv) after all other allocations provided for in this Article 5 have been tentatively made as if this Section 5.04(b)(vi) were not in this Agreement. The items of income or gain to be allocated will be determined in accordance with Treasury Regulations Section 1.704-1(b)(2)(ii)(d). This subsection (vi) is intended to comply with Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and will be applied and interpreted in accordance with such Treasury Regulations.
(vii)    To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 734(b) or 743(b) is required to be taken into account in determining the Capital Accounts of the Members under Treasury Regulations Section 1.704-1(b)(2)(iv)(m), the amount of such adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss will be specially allocated among the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to Regulations Section 1.704-1(b)(2)(iv)(m).
(viii)    Notwithstanding anything contained herein to the contrary, any and all state Tax credits of the Company that may be claimed with respect to the output of any direct or indirect asset of a Tax Equity Entity or otherwise shall be allocated to, and solely for the account of, NEP Member.
(ix)    The allocations set forth in Section 5.04(b)(i) through Section 5.04(b)(viii) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulation Sections 1.704-1(b) and 1.704-2. The Regulatory Allocations may not be consistent with the manner in which the Members intend to distribute the cash of the Company or allocate Company income or loss. Accordingly, the Managing Member is hereby authorized to allocate items of income, gain, loss, and deduction to the Members so as to prevent the Regulatory Allocations from distorting the manner in which cash is distributed among the Members. In general, the Members anticipate that this will be accomplished by specially allocating other items of income, gain, loss and deduction to the Members so that, to the extent possible, the net amount of such allocations and the Regulatory Allocations to the Members shall be equal to the net amount that would have been allocated among the Members if the Regulatory Allocations had not occurred. However, the Managing Member shall have discretion to accomplish this result in any reasonable manner, and in exercising this discretion,

868227.24-WILSR01A - MSW

the Managing Member shall take into account future Regulatory Allocations under Section 5.04(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made thereunder.
(x)    Any items of depreciation or amortization deduction resulting from an increase to the adjusted tax basis of any Company asset pursuant to Code Section 734(b), caused by a distribution to a Member taxable under Code Section 731(a), including increases to the adjusted tax basis of assets owned by subsidiary partnerships that collaterally arise as a result of the tiered partnership principles of Rev. Rul. 92-15 or similar guidance (such asset, a “Subject Asset,” and such deductions, “Subject Deductions”), shall be allocated among the Members in accordance with Schedule 5.04; provided that, for all periods beginning after a Distribution Adjustment Date (except any 75% Period), in no event shall any allocation to the NEP Member (or its Affiliates or Permitted Assignees) pursuant to this paragraph (x) exceed the amount of Subject Deductions that would otherwise be allocable to the NEP Member (or its Affiliates or Permitted Assignees) under Section 5.04(a)(ii). Any gain resulting from a sale or other disposition of a Subject Asset shall, to the extent attributable to the Subject Deductions, be allocated in a manner commensurate with the allocation of the Subject Deductions among the applicable Class A Units and Class B Units pursuant to the preceding sentence.
(c)    To the maximum extent possible, except as otherwise provided in this Section 5.04(c), all items of Company income, gain, loss, and deduction for federal income Tax purposes shall be allocated among the Members for such purposes in the same manner in which the corresponding items computed for Capital Account purposes are allocated pursuant to Section 5.04(a) and Section 5.04(b). Income, gain, loss, and deduction with respect to property contributed to the Company by a Member or revalued pursuant to clause (b) of the definition of “Book Value” shall be allocated among the Members in a manner that seeks to eliminate, by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), the variation between the adjusted Tax basis of such property and its Book Value as required by Section 704(c) of the Code and Treasury Regulation Section 1.704-1(b)(4)(i).
5.05    Varying Interests. All items of income, gain, loss, deduction, or credit shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Members as of the last day of the period for which the allocation or distribution is to be made. Notwithstanding the foregoing, in the event a Member Disposes of a Membership Interest during a Fiscal Year, the Net Profits or Net Loss of the Company, and each item of income, gain, loss, credit, and deduction, allocated to such Member and its Assignee for such Fiscal Year or other applicable period will be made between such Member and its Assignee in accordance with Section 706 of the Code using any convention permitted by Section 706 of the Code and selected by the Managing Member.
5.06    Amounts Withheld. The Company is authorized to withhold from payments and distributions to the Members and to pay over to any federal, state, or local Governmental Authority any amounts required to be so withheld pursuant to the Code or any provisions of any other applicable Law and shall allocate such amounts to the Members with respect to which such amounts were withheld. All amounts withheld pursuant to the Code or any provisions of any other applicable Law with respect to any payment, distribution, or allocation to the Company or the Members shall, to the extent properly remitted to the appropriate Governmental Authority, be treated for all purposes under this Agreement as

868227.24-WILSR01A - MSW

amounts paid or distributed pursuant to this Article 5 to the Members with respect to which such amount was withheld. To the extent operation of the foregoing provisions of this Section 5.06 would create a negative balance in a Member’s Capital Account (or increase the amount by which such Capital Account balance is negative), such Member shall indemnify the other Members and the Company for such withholding.
5.07    Other Payments.
(a)    Pre-Effective Date Excess Insurance Proceeds received by the Company or any of its Controlled Subsidiaries shall be paid by the Company or its applicable Controlled Subsidiary to NEP Member promptly following the Company’s or such Controlled Subsidiary’s receipt thereof (and no payment of such Pre-Effective Date Excess Insurance Proceeds shall constitute a distribution pursuant to Section 5.01, Section 5.02, or Section 5.03).
(b)    If any Post-Closing Wilmot Adjustment Payment or Wilmot Return Payment (as each such term is defined in the Asset Purchase Agreement) is received by the Company, the amount thereof shall be paid by the Company to NEP Member in accordance with Section 4.03(d) promptly following the Company’s receipt thereof (and the payment of such amount shall not constitute a distribution pursuant to Section 5.01, Section 5.02, or Section 5.03).
(c)    Any and all State Tax Credit Payments (if any) shall be paid in immediately available funds to NEP Member promptly following receipt thereof (and the payment of such amounts shall not constitute a distribution pursuant to Section 5.01, Section 5.02, or Section 5.03).
(d)    All Golden Plains Tax Equity Proceeds (if any) shall be paid in immediately available funds to NEP Member promptly following receipt thereof by the Company (and the payment of such amounts shall not constitute a distribution pursuant to Section 5.01, Section 5.02, or Section 5.03).
(e)    All Golden Plains Tax Credit Insurance Proceeds (if any) shall be paid in immediately available funds to NEP Member promptly following receipt thereof by the Company or any of its Subsidiaries (and the payment of such amounts shall not constitute a distribution pursuant to Section 5.01, Section 5.02, or Section 5.03).
(f)    Notwithstanding anything to the contrary in this Agreement, any amounts in respect of Subcontractor Delay Liquidated Damages and Network Upgrades received by the Company or any of its Subsidiaries shall be paid by the Company or such Subsidiary to NEP Member promptly following the Company’s or such Subsidiary’s receipt thereof (and the payment of such amounts shall not constitute a distribution pursuant to Section 5.01, Section 5.02, or Section 5.03).
5.08    Purchase Price Offset.
(a)    If it is determined pursuant to Section 2.16(e) of the Purchase Agreement that there is an Excess Purchase Price Amount, then all distributions payable pursuant to Section 5.01, Section 5.02, or Section 5.03 to NEP Member shall be subject to offset by the Company (the “Class B Purchase Price Return Offset”) by an amount equal to the Excess Purchase Price Amount. The Excess

868227.24-WILSR01A - MSW

Purchase Price Amount shall be withheld from payment of all such distributions to NEP Member and shall be promptly paid by the Company to the Class B Members on the date of such distribution payment in satisfaction of the payment of such Excess Purchase Price Amount before any distributions on Class A Units are paid to the holders of Class A Units until the aggregate amount withheld from distributions to NEP Member pursuant to this Section 5.08(a) equals the Excess Purchase Price Amount. NEP Member hereby consents to such Class B Purchase Price Return Offset and hereby waives any right to receive any Excess Purchase Price Amount or payment of any distributions subject to such Class B Purchase Price Return Offset. The amounts withheld and paid in accordance with this Section 5.08(a) shall be treated as having been distributed to the Class A Members for all purposes of this Agreement, including the calculation of Capital Accounts under Section 4.08.
(b)    If it is determined pursuant to Section 2.16(e) of the Purchase Agreement that there is a Deficit Purchase Price Amount, then all distributions payable pursuant to Section 5.01, Section 5.02, or Section 5.03 to the Class B Members shall be subject to offset by the Company (the “Deficit Class B Purchase Price Offset”) by an amount equal to the Deficit Purchase Price Amount. The Deficit Purchase Price Amount shall be withheld from payment of all such distributions to the Class B Members and shall be promptly paid by the Company to NEP Member on the date of such distribution payment in satisfaction of the payment of such Deficit Purchase Price Amount before any distributions on Class B Units are paid to the holders of Class B Units until the aggregate amount withheld from distributions to Class B Members pursuant to this Section 5.08(b) equals the Deficit Purchase Price Amount; provided that, notwithstanding anything to the contrary in this Section 5.08(b), prior to the Credit Agreement Payment in Full, the Deficit Purchase Price Amount shall be paid under priority “Fifth” of Section 2.20(b) of the Credit Agreement, prior to giving effect to any withdrawals and transfers to an Excluded Account (as defined in the Credit Agreement) other than in an amount equal to the “Permitted Tax Distribution Amount” or the “Other Bankruptcy Amount” as specified in the proviso of Section 2.20(b) of the Credit Agreement. The Class B Members hereby consent to such Deficit Class B Purchase Price Offset and hereby waive, subject to the proviso in the immediately preceding sentence, any right to receive any Deficit Purchase Price Amount or payment of any distributions subject to such Deficit Class B Purchase Price Offset. The amounts withheld and paid in accordance with this Section 5.08(b) shall be treated as having been distributed to the Class B Members for all purposes of this Agreement, including the calculation of Capital Accounts under Section 4.08.
ARTICLE 6
MANAGEMENT

6.01    Management by Managing Member.
(a)    The business and affairs of the Company shall be managed by the Managing Member, and NEP Member is hereby appointed by the Members as the Managing Member of the Company. The Class A Member(s) shall have the sole right to designate a successor Managing Member from time to time; provided that, in the event that there is more than one Class A Member, any such successor Managing Member shall be selected by the holders of a majority of the outstanding Class A Units; provided, further, that any Person appointed to serve as successor Managing Member must be an Affiliate of NEP.

868227.24-WILSR01A - MSW

(b)    Except to the extent provided in Section 6.03, Section 6.04, Section 7.09, or as otherwise expressly provided herein, the Managing Member shall have full and exclusive power and authority on behalf of the Company to conduct, direct, and exercise control over all activities of the Company, to manage and administer the business and affairs of the Company, and to do or cause to be done any and all acts considered by the Managing Member to be necessary or appropriate to conduct the business of the Company, including the authority to bind the Company in making contracts and incurring obligations in the Company’s name in the course of the Company’s business, without the need for approval by or any other consent from any other Member. Except to the extent that a Member is also the Managing Member or authority is delegated from the Managing Member to such Member in writing, no Member will have any authority to bind the Company or to transact any business for the Company. The Managing Member may delegate to one or more Persons all or any part of its power and authority as Managing Member hereunder, including, subject to Section 6.03(q) and Section 6.04, pursuant to any management services agreement the Company or its Subsidiaries may enter into with any Affiliate of the Company, except for such power and authority with respect to Major Decisions or other matters expressly requiring a vote by or consent of the Members pursuant to this Agreement, which will be expressly retained by the Members.
6.02    Standard of Care.
(a)    Except for those duties expressly set forth in this Agreement, to the fullest extent permitted by Section 18-1101(c) of the Act, no Member (including the Managing Member) shall have any duties or liabilities, including fiduciary duties, to the Company or any other Member, and the provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities, including fiduciary duties, of the Managing Member or any other Member otherwise existing at law or in equity, are agreed by the Members to modify, restrict, or eliminate to such extent, such duties and liabilities of the Managing Member and such other Members. Notwithstanding the foregoing, nothing herein shall eliminate or limit (i) the express contractual provisions set forth herein or (ii) the implied contractual covenant of good faith and fair dealing.
(b)    Each Member acknowledges its express intent, and agrees with each other Member for the mutual benefit of all the Members, that, except as expressly set forth in this Agreement:
(i)    to the fullest extent permitted by applicable Law, no Member (including the Managing Member), in its capacity as Member (or the Managing Member, as applicable), nor any of such Member’s or any of its Affiliates’ respective directors, officers, stockholders, managers, members, partners, Affiliates, employees, or agents shall have any fiduciary duty to the Company, any other Member, or any other Person in connection with the business and affairs of the Company or any consent or approval given or withheld pursuant to this Agreement; provided, however, that nothing herein shall eliminate the implied contractual covenant of good faith and fair dealing; and
(ii)    the provisions of this Section 6.02 will apply for the benefit of each Member (including the Managing Member), and, subject to Section 6.02(d), no standard of care, duty, or other legal restriction or theory of liability shall limit or modify the right of any Member to vote in the manner determined by such Member in its sole and absolute discretion, with or

868227.24-WILSR01A - MSW

without cause, subject to such conditions as it shall deem appropriate, and without taking into account the interests of, and without incurring liability to, the Company, any other Member, or any officer or employee of the Company.
(c)    To the maximum extent permitted by applicable Law, but except as expressly set forth in this Agreement, each Member hereby releases and forever discharges each other Member (including the Managing Member) and its Affiliates from all liabilities that such other Member or its Affiliates might owe, under the Act or otherwise, to the Company, the releasing Member, or its Affiliates on the ground that any decision of such other Member (including the Managing Member) to grant or withhold any vote, consent, or approval constituted the breach or violation of any standard of care, any fiduciary duty, or any other legal restriction or theory of liability applicable to such other Member or its Affiliates; provided, however, that nothing herein shall eliminate any Member’s liability for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.02 shall limit or waive any claims against, actions, rights to sue, other remedies, or other recourse of the Company, any Member, or any other Person may have against any Member for a breach of contract claim relating to any binding agreement, including this Agreement.
(d)    Notwithstanding the foregoing or any other provision of this Agreement to the contrary, whenever the Managing Member makes a determination or takes or declines to take (or causes or permits a Subsidiary of the Company to take or decline to take) any other action, in its capacity as such as opposed to in its individual capacity, then, unless another express standard is provided for in this Agreement, the Managing Member shall make such determination or take or decline to take (or cause or permit a Subsidiary of the Company to take or decline to take) such other action in good faith and shall not be subject to any other or different standards (including fiduciary standards) imposed by this Agreement. A determination or other action or inaction will conclusively be deemed to be in “good faith” for all purposes of this Agreement, if the Managing Member in making such determination or taking or declining to take (or causing or permitting a Subsidiary of the Company to take or decline to take) such other action (i) reasonably believes that the determination or other action or inaction is in the best interests of the Company and its Subsidiaries and (ii) does not take or decline to take (or cause or permit a Subsidiary of the Company to take or decline to take) such action with intent to benefit any other business now owned or hereafter acquired by the Managing Member or any of its Affiliates to the detriment of the Company and its Subsidiaries.
(e)    Without limiting the foregoing, the Managing Member shall, and shall carry out its obligations hereunder, in accordance with all Laws and requirements of this Agreement.
6.03    Major Decisions. Except for any action taken (i) to comply with any Material Project Agreement, any Material Contract, or the Organizational Documents of any Tax Equity Entities (in each case, to the extent that the Company or its Subsidiary that is a party thereto does not have a discretionary right thereunder with respect to such action) (collectively, the “Contractual Obligations”) and (ii) in connection with the Wilmot Return (if any), the Company and its Controlled Subsidiaries shall not, and the Managing Member shall cause the Company and its Controlled Subsidiaries not to, take any action (including by the exercise or non-exercise of the Company’s direct or indirect approval rights in any other entity in which the Company directly or indirectly owns an interest) specified in this

868227.24-WILSR01A - MSW

Section 6.03 (collectively, the “Major Decisions”) without having first obtained Class B Member Approval (which consent shall in each case, except as may be expressly provided below in this Section 6.03, be given or withheld in accordance with the applicable Decision Standard described below):
(a)    amend or waive any provisions of the Delaware Certificate, this Agreement, or the Organizational Documents of any Controlled Subsidiary in a manner that adversely affects the Class B Members’ interest in the Company or indirect interest in any Controlled Subsidiary;
(b)    alter or change the rights, preferences, or privileges of the Class B Units or, if and to the extent adversely affecting the Class B Members’ rights in the Class B Units, the Class A Units;
(c)    increase or decrease the authorized or issued number of Class A Units or Class B Units;
(d)    incur Indebtedness other than (i) Emergency Loans pursuant to Section 4.05(a), in an aggregate principal amount outstanding at any one time of not more than $50 million; (ii) Tax Equity Repurchase Loans pursuant to Section 4.05(b), in an aggregate principal amount outstanding at any one time not exceeding $50 million; and (iii) Indebtedness (other than pursuant to clauses (i) and (ii)) in an aggregate principal amount outstanding at any one time not exceeding $3 million; provided that the incurrence of any Indebtedness (other than pursuant to clauses (i) through (iii) and Contractual Obligations) in an aggregate principal amount outstanding at any time exceeding $15 million shall be subject to the Sole Discretion Standard; provided, further, that, after the occurrence of a Triggering Event, Class B Member Approval shall be required under this Section 6.03(d) for the incurrence of any Indebtedness (other than pursuant to Contractual Obligations);
(e)    (i) pay or declare any dividend or distribution on any equity interest of the Company or any of its Controlled Subsidiaries, except (A) as expressly contemplated by this Agreement or by the Organizational Documents of such Controlled Subsidiaries and (B) dividends and distributions declared and paid by the Company’s Subsidiaries to the Company or to another Subsidiary of the Company; or (ii) redeem or repurchase any equity interests of the Company or any of its Controlled Subsidiaries, other than the redemption, repurchase, or other acquisition of the Tax Equity Interests of Golden Plains Company, or any other Tax Equity Entity pursuant to the applicable Organizational Documents;
(f)    authorize or issue any new or additional Class A Units, Class B Units, or other equity interests of the Company or any of its Controlled Subsidiaries (excluding (i) the issuance of any Tax Equity Interests contemplated by the Initial Closing Portfolio Project Model; (ii) the Company’s issuance of Class A Units and Class B Units to NEP Member pursuant to Section 4.03(a); and (iii) the Initial Investor’s purchase of the Initial Aggregate Class B Purchased Units and Additional Aggregate Class B Purchased Units from the Company in accordance with Section 4.03(b) and Section 4.03(c), respectively);
(g)    convert the Company or any of its Subsidiaries to an entity other than a limited liability company or other limited liability entity, dissolve, or liquidate the Company or any of its

868227.24-WILSR01A - MSW

Controlled Subsidiaries (including any actions under Article 12 hereof) or take any voluntary action to cause the Company or any of its Controlled Subsidiaries to become Bankrupt;
(h)    purchase, rent, license, exchange, or otherwise acquire (each, an “Acquisition”) any assets, other than (i) with respect to any Acquisition in the ordinary course of business of spare parts or similar assets used in connection with the operations of the Company’s Subsidiaries; (ii) the redemption, repurchase, or other acquisition of Tax Equity Interests of Pine Brooke Company, Golden Plains Company, or any other Tax Equity Entity to the extent permitted by Section 4.05(b); and (iii) any Acquisition in any transaction or series of related transactions (other than those referred to in clauses (i) and (ii)) of assets for consideration not exceeding (A) $2 million in any single transaction or series of related transactions or (B) $10 million in the aggregate across all such Acquisitions; provided that any Acquisition of assets for consideration exceeding (1) $5 million in any single transaction or series of related transactions or (2) $15 million in the aggregate across all such Acquisitions shall be subject to the Sole Discretion Standard;
(i)    Dispose of or Encumber, in any transaction or series of related transactions, any assets of the Company or any of its Controlled Subsidiaries that, individually or in the aggregate, are material to the Company and its Subsidiaries, other than any Disposition or Encumbrance (i) to a Controlled Subsidiary; (ii) required under applicable Law; (iii) in the ordinary course of business of spare parts or similar assets used to conduct the operations of the Company’s Subsidiaries; (iv) pursuant to a Power Purchaser Buyout Event (provided that Class B Member Approval shall be required for any determination of fair market value of the Northern Colorado I Wind Project pursuant to the Northern Colorado I Power Purchase Agreement to the extent such fair market value is not otherwise determined by an independent appraiser in accordance with the Northern Colorado I Power Purchase Agreement); (v) in connection with Permitted Liens; or (vi) of assets in any transaction or series of related transactions for consideration not exceeding (A) $2 million in any single transaction or series of related transactions or (B) $10 million in the aggregate across all such Dispositions or Encumbrances; provided that any such Disposition or Encumbrance of assets for consideration exceeding (1) $5 million in any single transaction or series of related transactions or (2) $15 million in the aggregate across all such Dispositions or Encumbrances shall be subject to the Sole Discretion Standard; provided, further, that, (A) any Disposition of the equity interests of Pine Brooke Holdings held by the Company or its Subsidiaries shall require Class B Member Approval and (B) after the occurrence of a Triggering Event, Class B Member Approval shall be required under this Section 6.03(i) for any Disposal or Encumbrance of assets other than pursuant to Contractual Obligations;
(j)    merge or consolidate with, or acquire all or substantially all of the assets of, another Person (other than a Subsidiary of the Company); provided that any such merger, consolidation, or acquisition in which the Company (or a Subsidiary of the Company) is required to pay or receives merger consideration having an aggregate fair market value exceeding $15 million shall be subject to the Sole Discretion Standard;
(k)    change any of its distribution policies, enter into any contract that prohibits or restricts distributions, or requires the establishment of any cash reserves in excess of the cash reserves permitted in the definition of Available Cash under this Agreement;

868227.24-WILSR01A - MSW

(l)    enter into a new line of business other than (i) with respect to the Company, that contemplated by Section 2.04, or (ii) with respect to any Controlled Subsidiary, that contemplated by the comparable provisions of the Organizational Documents of such Controlled Subsidiary;
(m)    enter into, modify, or terminate any joint venture or partnership or otherwise acquire the equity interests of, any Person, other than (i) a wholly owned Subsidiary of the Company; (ii) amendments to the limited liability company agreement of Desert Center Blythe to the extent that either (A) such amendment would not adversely affect the Class B Members’ interest in the Company or indirect interest in Desert Center Blythe or (B) described on Schedule 6.03(m) hereto; and (iii) the repurchase, redemption, or other acquisition of the Tax Equity Interests of Pine Brooke Company, Golden Plains Company, or any other Tax Equity Entity to the extent permitted by Section 4.05(b); provided that any such joint venture or partnership or other acquisition of equity interests that, by its terms, requires the contribution or payment by the Company (or a Controlled Subsidiary of the Company) of an amount exceeding $15 million shall be subject to the Sole Discretion Standard;
(n)    make or amend any Tax election or allocation with respect to the Company or its Controlled Subsidiaries in a way that would materially and adversely affect the Class B Units (including changing the Company’s Tax treatment as a partnership for U.S. federal Tax purposes);
(o)    other than with respect to any Power Purchase Agreements (which are addressed in clause (p) below), and other than such amendments, modifications, or terminations of the Material Contracts described on Schedule 6.03(o) hereto, (i) enter into, amend, modify, or terminate any Material Contract; (ii) suspend, accelerate, defer, or otherwise modify the timing of, any material payments under any Material Contract; or (iii) amend, assign, waive, or relinquish any material rights (or security posted) under any Material Contract, in each case of clause (i) through clause (iii), other than in the ordinary course of business, and except for any action contemplated by clause (i) through clause (iii) that (A) (1) would not reduce the amount of Projected Available Cash during any calendar month, as compared to the amount of Projected Available Cash during such month if such action had not been taken; (2) would not otherwise be materially adverse to the Class B Members’ rights in respect of the Class B Units or other rights pursuant to this Agreement; (3) would not be reasonably expected to materially interfere with or adversely affect the performance by the Company or its Controlled Subsidiaries under any other then-existing Material Contract (including any Power Purchase Agreement); and (4) would not amend or modify the terms relating to credit support, including guarantees, or indemnification rights in any manner that is material and adverse to the Company or its Subsidiaries; or (B) extends the then-remaining term of such Material Contract but does not otherwise materially amend the provisions thereof; provided that any action contemplated by clauses (i) through (iii) that would reduce the amount of Projected Available Cash during any calendar month shall be subject to the Sole Discretion Standard;
(p)    (i) enter into, amend, modify, suspend, or terminate any Power Purchase Agreement; or (ii) assign, release, waive, or relinquish any material rights or obligations of (or, unless replacement security is being provided satisfying the requirements of the applicable Power Purchase Agreement, any security posted by) any party to any Power Purchase Agreement, in each case of clause (i) and clause (ii), that would reasonably be expected to (A) result in a reduction of net revenues from sales of energy by the applicable Controlled Subsidiary pursuant to any Power Purchase Agreement then

868227.24-WILSR01A - MSW

in effect for any measurement period thereunder (or otherwise reduce the amount of Projected Available Cash during any calendar month, as compared to the amount of Projected Available Cash during the applicable month if such action had not been taken); (B) reduce the then-remaining term of any Power Purchase Agreement then in effect; (C) materially interfere with or adversely affect the performance by the Company or its Controlled Subsidiaries under any other then-existing Material Contract (including any Power Purchase Agreement); (D) result in an amendment or modification of the terms relating to liquidated damages, or credit support (including guarantees) (other than an increase or improvement thereof), or termination rights, indemnification rights and limits, fees, or pricing methodology (other than an improvement thereof); or (E) be materially adverse to the Class B Members’ rights in respect of the Class B Units or other rights pursuant to this Agreement; provided that, after the occurrence of a Triggering Event, Class B Member Approval shall be required under this Section 6.03(p) for any action or matter described in the foregoing clause (i) and clause (ii);
(q)    enter into, amend, modify, extend, renew, fail to renew, or terminate any Affiliate Transaction, or waive any material rights under any Affiliate Transaction; provided, however, that Class B Member Approval shall not be required for (i) Capital Calls pursuant to Section 4.04; (ii) loans pursuant to Section 4.05(a) and Section 4.05(b) in the aggregate principal amount permitted thereby (plus the reasonable and documented out-of-pocket costs, fees, or expenses permitted therein); (iii) hedging arrangements in the ordinary course of business; (iv) any Affiliate Transaction in the ordinary course of business, on terms no less favorable to the Company or its applicable Controlled Subsidiary than generally available in an arm’s-length transaction and that are expected to result in payments less than (A) $1 million for any single transaction or series of related transactions or (B) $5 million in the aggregate across all such Affiliate Transactions (except that no consent is required for any Affiliate Transaction involving the acquisition, Disposition, or Encumbrance, in the ordinary course, of spare parts or similar assets used to conduct the operations of the Company’s Subsidiaries); (v) any Affiliate Transaction on terms no less favorable than generally available in an arm’s-length transaction and that (A) would not reduce the amount of Projected Available Cash during any calendar month, as compared to the amount of Projected Available Cash during such month if such Affiliate Transaction had not been entered into; (B) would not otherwise be materially adverse to the Class B Members’ rights in respect of the Class B Units or other rights pursuant to this Agreement; and (C) would not reasonably be expected to materially interfere with or adversely affect the performance by the Company or its Controlled Subsidiaries under any other then-existing Material Contract (including any Power Purchase Agreement); or (vi) any transaction expressly contemplated by any of the agreements listed on Schedule 6.03(q) hereto (excluding amendments, waivers, terminations, or renewals of such agreements, unless otherwise permitted under the foregoing clauses (i) through (v)); provided, further, that, (1) any Affiliate Transaction that is expected to reduce the amount of Projected Available Cash during any calendar month shall be subject to the Sole Discretion Standard; and (2) after the occurrence of a Triggering Event, Class B Member Approval shall be required under this Section 6.03(q) for any action or matter other than as described in the immediately foregoing clause (vi);
(r)    other than with respect to any matters set forth on Schedule 6.03(r) hereto, commence, settle, terminate, or fail to pursue any material litigation, proceeding, governmental or regulatory action, or other Claim reasonably expected to involve the payment by the Company or its Controlled Subsidiaries of more than $1 million individually or $5 million in the aggregate; provided that any action contemplated by this Section 6.03(r) that is reasonably expected to involve the payment

868227.24-WILSR01A - MSW

by the Company or its Controlled Subsidiaries of more than $3 million individually or more than $15 million in the aggregate shall be subject to the Sole Discretion Standard; provided, further, that any material litigation, proceeding, governmental or regulatory action that is a Guaranteed Tax Credit Dispute shall remain subject to control by NEP Member and shall not require Class B Member Approval;
(s)    accelerate, delay, defer, or otherwise modify any material payments, payables, receivables, other than in the ordinary course of business consistent with past practice and the policies of the Company and its Controlled Subsidiaries then in effect or amend the policies of the Company and its Controlled Subsidiaries relating to any of the foregoing;
(t)    (i) adopt or materially amend any hedging plan or (ii) enter into, materially modify, or terminate any hedging arrangements, in each case, outside the ordinary course of business or in amounts exceeding any agreed hedging policy of the Company or its Controlled Subsidiaries; provided that, after the occurrence of a Triggering Event, Class B Member Approval shall be required under this Section 6.03(t) for any action described in the foregoing clauses (i) and (ii);
(u)    after the occurrence of a Triggering Event, adoption or modification of any operating or capital budget, or the taking of any actions inconsistent with any such budget; incurring, committing to, modifying, or terminating any expenditure or series of related expenditures not included in, or to the extent exceeding the amount included in, the applicable operating or capital budget then in effect and approved pursuant to Section 6.03(u)(i), outside the ordinary course of business in excess of $1 million; and making any Capital Call, other than in respect of an Emergency; or
(v)    agree to take any of the foregoing actions.

868227.24-WILSR01A - MSW

Class B Member Approval shall be subject to the following standards (each, a “Decision Standard”) (1) with respect to Major Decisions set forth in clauses (a) through (c), (f), (g), (l), (p), and (u) of this Section 6.03 (and clause (v) of this Section 6.03, solely as it relates to the foregoing clauses in this clause (1)), Class B Member Approval may be granted or withheld in the sole discretion of the applicable Members (the “Sole Discretion Standard”); (2) with respect to Major Decisions set forth in clauses (e), (k), (n), (s) and (t) of this Section 6.03 (and clause (v) of this Section 6.03, solely as it relates to the foregoing clauses in this clause (2)), Class B Member Approval shall not be unreasonably withheld, conditioned, or delayed; and (3) with respect to Major Decisions set forth in clauses (d), (h), (i), (j), (m), (o), (q), and (r) of this Section 6.03 (and clause (v) of this Section 6.03, solely as it relates to the foregoing clauses in this clause (3)), Class B Member Approval shall not be unreasonably withheld, conditioned, or delayed, except to the extent otherwise set forth in each of the foregoing clauses.
Until the earlier to occur of the Credit Agreement Payment in Full and the date on which the security interests under the Loan Documents (as defined in the Credit Agreement) are released in accordance with the provisions thereof, with respect to any matter (y) that requires Class C Member Approval (as that term is defined in the Pine Brooke Holdings LLC Agreement), but solely to the extent required pursuant to the provisions of the Pine Brooke Holdings LLC Agreement listed below (in each case, subject to the qualifications, exceptions, and limitations set forth therein), and (z) the Company is entitled to vote Pine Brooke Holdings Class C Units on such matter, then, before the Company may exercise any such vote, the Managing Member shall be required to obtain Class B Member Approval (which consent shall not be unreasonably withheld, conditioned, or delayed):

(aa)    Section 6.03(b)(ii) of the Pine Brooke Holdings LLC Agreement (to the extent such action, matter, event, or transaction would reasonably be expected to result in a Pine Brooke MAE);
(bb)    Section 6.03(d) of the Pine Brooke Holdings LLC Agreement (but solely to the extent that such action or event would have a Pine Brooke MAE);
(cc)    Section 6.03(g) of the Pine Brooke Holdings LLC Agreement (to the extent such action, matter, event, or transaction would reasonably be expected to result in a Credit Agreement MAE);
(dd)    Section 6.03(i) of the Pine Brooke Holdings LLC Agreement (but solely in respect of any Disposition (and not any Encumbrance));
(ee)    Section 6.03(k) of the Pine Brooke Holdings LLC Agreement (to the extent such action, matter, event, or transaction would reasonably be expected to have a Pine Brooke MAE);
(ff)    Section 6.03(l) of the Pine Brooke Holdings LLC Agreement;
(gg)    Section 6.03(m) of the Pine Brooke Holdings LLC Agreement (to the extent such action would reasonably be expected to result in a Credit Agreement MAE);

868227.24-WILSR01A - MSW

(hh)    Section 6.03(o) of the Pine Brooke Holdings LLC Agreement (to the extent such action would reasonably be expected to result in a Credit Agreement MAE); and
(ii)    Section 6.03(p) of the Pine Brooke Holdings LLC Agreement (to the extent such action would reasonably be expected to result in a Credit Agreement MAE).
6.04    Affiliate Transactions. Notwithstanding anything to the contrary in this Agreement, except as otherwise permitted under Section 6.03, the taking of any action, or failure to take any action, by the Company or any of its Controlled Subsidiaries in the Company’s or such Controlled Subsidiary’s capacity as a party to an Affiliate Transaction in connection with (a) a breach, default, indemnity, or other Claim (or alleged breach, default, indemnity, or other Claim) by the Company or any of its Controlled Subsidiaries against a counterparty to such Affiliate Transaction or by a counterparty to such Affiliate Transaction against the Company or any of its Controlled Subsidiaries (including a waiver of any such breach or default, notice of breach or default, or notice of termination for breach or default in accordance with the terms of such Affiliate Transaction), to the extent (i) the monetary damages (to the extent any monetary damages are reasonably determinable and would be a sufficient remedy for such breach default, indemnity, or other Claim) arising from such actual or alleged breach default, indemnity, or other Claim would reasonably be expected to exceed $750,000 individually or $3.75 million in the aggregate across all such breaches, defaults, indemnities, or other Claims or (ii) such actual or alleged breach, default, indemnity, or other Claim (to the extent any monetary damages are not reasonably determinable and would not be a sufficient remedy for such breach default, indemnity, or other Claim) would reasonably be expected to be materially adverse to (A) the Company and its Subsidiaries or (B) the Class B Members’ rights in respect of the Class B Units or other rights pursuant to this Agreement, or (b) the enforcement or exercise of, failure to enforce or exercise, any of the Company’s or any of its Controlled Subsidiaries’ material rights or remedies in respect to a material election, notice, or consent or a breach, default, indemnity, or other Claim (or alleged breach, default, indemnity, or other Claim) described in the foregoing clause (a) shall be conducted by or under the direction of the Class B Member Representative, in consultation with the Managing Member, but only after the applicable counterparty to such Affiliate Transaction and the Managing Member cooperate in good faith to resolve any disputes between them arising out of or in connection with any matter specified in clause (a) or clause (b) above, and, in the absence of any such resolution, neither the Company nor any of its Controlled Subsidiaries shall, and the Managing Member shall not cause the Company or any of its Controlled Subsidiaries to, take or fail to take any actions in respect of any matter specified in clause (a) or clause (b) above without the consent of the Class B Member Representative. The advisors, consultants, and other representatives retained by the Company or any of its Controlled Subsidiaries in connection with any matter subject to this Section 6.04 shall be selected by the Class B Member Representative, in its reasonable discretion, and the reasonable, documented out-of-pocket fees, costs, and expenses of any such advisors, consultants, or other representatives so selected by the Class B Member Representative shall be borne by the Company.
6.05    Officers. The Managing Member may from time to time as it deems advisable appoint officers of the Company to act on behalf of the Company and assign in writing titles (including president, vice president, secretary, and treasurer) to any such person, and any such assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with such title. Each such officer shall hold office until his successor shall have been duly

868227.24-WILSR01A - MSW

appointed or until his death, resignation, or removal. Any such officer may be removed by the Managing Member at any time for any reason, with or without cause, in its sole discretion. Any new or replacement officer shall be duly appointed in writing by the Managing Member. All officers shall serve at the discretion of and subject to the direction of the Managing Member. The Managing Member shall be responsible for the actions or inactions of the officers of the Company to the same extent as the Managing Member would be responsible if such actions and inactions were taken by the Managing Member. Each person listed below is hereby appointed to the office set forth opposite such person’s name, to serve until such person’s successor shall have been duly appointed or until such person’s earlier death, resignation, or removal:6

Name	Title

6.06    Business Opportunities.
(a)    Each Member, including the Managing Member, and each Affiliate of a Member may engage in and possess interests in business ventures of any and every type and description, independently or with others, including ones in competition with the Company, with no obligation to offer to the Company, any other Member, or any Affiliate of another Member the right to participate therein. Subject to Section 6.03(r), the Company may transact business with any Member or Affiliate thereof, and no Affiliate of a Member shall be restricted in its right to conduct, individually or jointly with others, for its own account any business activities. No Member or its Affiliates shall have any duty or obligation, express or implied, fiduciary or otherwise, to account to, or to share the results or profits of such business activities with, the Company, any other Member, or any Affiliate of any other Member, by reason of such business activities. The provisions of this Section 6.06 constitute an agreement to modify or eliminate, as applicable, fiduciary duties pursuant to the provisions of Section 18-1101 of the Act.
(b)    In furtherance of the foregoing, but subject to Section 6.03, each Member:
(i)    renounces in advance each and every interest or expectancy it or any of its Affiliates might be considered to have under the Act, at common law or in equity, by reason of its membership in the Company in any business opportunity, or in any opportunity to participate in any business opportunity, in any business or industry in which any other Member or its Affiliates now or in the future engages, that is presented to the Company, to any other Member, to any of their respective Affiliates, or to any present or future partner, member, director, officer, manager, supervisor, employee, agent, or representative of the Company or of any other Member or any of their respective Affiliates; and
(ii)    waives and consents to the elimination of any fiduciary or other duty, including any duty of loyalty, that any other Member or any of its Affiliates might be considered to owe to the waiving Member, at common law or in equity, by reason of the waiving Member’s
6 NTD – List of officers to be provided prior to the Effective Date.

868227.24-WILSR01A - MSW

membership in the Company, to offer to the Company or the waiving Member or any of its Affiliates any such business opportunity, or in any such opportunity to participate in any such business opportunity.
(c)    The Company:
(i)    renounces in advance each and every interest or expectancy it might be considered to have under the Act, at common law, or in any business opportunity, or in any opportunity to participate in any business opportunity, in any business or industry in which any Member or any of its Affiliates now or in the future engages, which is presented to such Member or any of its Affiliates or to any present or future partner, member, director, officer, manager, supervisor, employee, agent, or representative of such Member or any of its Affiliates; and
(ii)    waives and consents to the elimination of any fiduciary or other duty, including any duty of loyalty, that any Member or any of its Affiliates might be considered to owe to the Company, at common law or in equity, by reason of such Member’s membership in the Company, to offer to the Company any such business opportunity, or in any such opportunity to participate in any such business opportunity.
6.07    Insurance Coverage. The Managing Member shall cause the Company to procure and maintain property and casualty insurance, including general liability, auto liability, workers’ compensation, employer’s liability, umbrella liability, and other types of insurance as the Managing Member may deem necessary or appropriate in its reasonable discretion and as is consistent with any requirements under the Material Project Agreements and applicable industry standards for the industry in which the Company and its Subsidiaries operate and as otherwise maintained by, or required to by maintained by, the Company and its Subsidiaries for any project owned or operated by the Company or its Subsidiaries.
6.08    Exculpation and Indemnification.
(a)    To the fullest extent permitted by Law, each Member (including the Managing Member), each present and former officer of the Company, and each present and former Affiliate of a Member, and each of their respective present and former officers, directors, stockholders, partners, members, managers, employees, Affiliates, representatives, and agents, and their respective successors, heirs, and legal and personal representatives (each, a “Covered Person”) shall have no liability to the Company, any Member, or any other Person and is hereby exculpated from any liability arising out of or relating to the Company, its business, assets, properties, Subsidiaries, Non-Controlled Entities, or liabilities or any act or omission performed or omitted by such Covered Person in relation thereto; provided, however, that the foregoing shall not eliminate any Covered Person from liability resulting from fraud, gross negligence, or the willful misconduct of such Covered Person, a breach of the express provisions of this Agreement, or a bad faith breach of the implied contractual covenant of good faith and fair dealing. Notwithstanding the foregoing, nothing in this Section 6.08 shall be deemed to impose fiduciary duties on any Member (including the Managing Member) or otherwise modify or limit the standard of care set forth in Section 6.02.

868227.24-WILSR01A - MSW

(b)    To the fullest extent permitted by Law, the Company shall indemnify and hold harmless each Covered Person from and against any and all Claims in which such Covered Person may be involved, or threatened to be involved, as a party or otherwise, arising out of or relating to the Company, its business, assets, properties, Subsidiaries, Non-Controlled Entities, or liabilities or any act or omission performed or omitted by such Covered Person in relation thereto; provided, however, that no Covered Person shall be entitled to indemnification under this Section 6.08(b) with respect to any Claim to the extent (i) resulting from fraud, gross negligence, or the willful misconduct of such Covered Person, a breach of the express provisions of this Agreement, or a bad faith breach of the implied contractual covenant of good faith and fair dealing or (ii) initiated by such Covered Person unless such Claim (or part thereof) (A) was brought to enforce such Person’s rights to indemnification hereunder or (B) was authorized or consented to by the Managing Member in connection with Claims brought against such Covered Person by Persons that are not the Company (or any of its Subsidiaries) or Affiliates of the Company or any of its Subsidiaries. Expenses incurred by a Covered Person in defending any Claim shall be paid by or on behalf of the Company in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Section 6.08(b).
(c)    The Company acknowledges and agrees that the obligation of the Company under this Agreement to indemnify or advance expenses to any Covered Person for the matters covered hereby shall be the primary source of indemnification and advancement for such Covered Person in connection therewith, and any obligation on the part of any other indemnitor under any other agreement to indemnity or advance expenses to such Covered Person shall be secondary to the Company’s obligation and shall be reduced by any amount that such Covered Person may collect as indemnification or advancement from the Company. Subject to the foregoing, the Company shall be subrogated to the rights of such Covered Person against, and shall be entitled to seek contribution from, any third party, including any insurance company, that is not an Affiliate of any Member (or any insurance policy covering such Member or its Affiliates) to recover the amount of such indemnification (or such portion thereof as to which the Company shall be entitled to contribution) after the Covered Person shall have been fully and completely indemnified (whether pursuant to this Agreement or otherwise) in respect of the Claim which gave rise to such indemnification. Any such Covered Person shall fully cooperate with the Company, at the Company’s expense, in its efforts to enforce against any such third party the rights to which it is so subrogated.
(d)    The Company, as an indemnifying party from time to time, agrees that, to the fullest extent permitted by applicable Law, its obligation to indemnify Covered Persons under this Agreement shall apply to any amounts expended by any other indemnitor under any other agreement in respect of indemnification or advancement of expenses to any Covered Person in connection with any Claims to the extent such amounts extended by such other indemnitor are on account of any unpaid indemnity amounts hereunder.
(e)    The right of any Covered Person to the indemnification provided herein is cumulative of, and in addition to, any and all rights to which such Covered Person may otherwise be entitled by contract or as a matter of Law or equity, and extend to such Covered Person’s successors, assigns, and legal representatives.

868227.24-WILSR01A - MSW

(f)    If this Section 6.08 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction or properly constituted arbitration panel, then the Company shall nonetheless, to the fullest extent permitted by applicable Law, indemnify and hold harmless each Person entitled to be indemnified pursuant to this Section 6.08 as to liabilities to the full extent permitted by any applicable portion of this Section 6.08 that shall not have been invalidated.
ARTICLE 7
DISPOSITIONS AND RESTRICTIONS ON DISPOSITIONS

7.01    General Restrictions on Dispositions.
(a)    Except as otherwise provided in Section 4.03 or in this Article 7, and other than Dispositions by a Member to one or more of its Affiliates, (i) prior to the Flip Date, NEP Member and its Affiliates holding Class A Units or Class B Units may not Dispose of all or any portion of their Class A Units or Class B Units without Class B Member Approval, unless, in each case, prior to or concurrently with (and conditioned upon) such Disposition, as applicable, as of such time, NEP Member (or its nominee) purchases, pursuant to one or more exercises of the Call Option, NEP Change of Control Option, or Class B COC Option in accordance with Section 7.02, Section 7.03, or Section 7.04, as applicable, all of the Class B Units then outstanding and not held by NEP Member or any of its Affiliates; and (ii) no Class B Member (other than NEP Member and its Affiliates holding Class B Units, which holders are subject to the restriction in the foregoing clause (i)) may Dispose of all or any portion of its Class B Units prior to the sixth (6th) anniversary of the Effective Date without the prior written consent of NEP Member; provided, however, that (1) each Class A Member shall be permitted to pledge all or a portion of its Membership Interest in, and distributions with respect to, its Class A Units and Class B Units in connection with a Class A Permitted Loan Financing, and each Member agrees to provide reasonable cooperation in connection therewith (it being agreed by the Members that any foreclosure under such Class A Permitted Loan Financing on pledged Class A Units shall not be deemed to violate this Section 7.01(a)); and (2) each Class B Member shall be permitted to pledge all or a portion of its Membership Interest in, and distributions with respect to, its Class B Units solely in connection with a Class B Permitted Loan Financing, and NEP Member agrees to provide reasonable cooperation in connection therewith (it being agreed by the Members that any foreclosure under such Class B Permitted Loan Financing on pledged Class B Units shall not be deemed to violate this Section 7.01(a); provided that any Disposition by any lender or other pledgee of pledged Class B Units in connection with or following any such foreclosure shall (A) remain subject to Section 7.01(b) and (B) require the prior written consent of NEP Member if the proposed Assignee is an Excluded Party). Subject to Section 7.01(b), at any time on or after the sixth (6th) anniversary of the Effective Date, each of the Class B Members (other than NEP Member and its Affiliates holding Class B Units) may freely Dispose of all or any portion of its Class B Units to any Person, other than an Excluded Party, without the consent of NEP Member, but only to the extent that, on or prior to the date of such Class B Member’s delivery of a Disposition Notice (as defined below) with respect to such Disposition of Class B Units, such Class B Member has not received a then pending Call Option Notice or Class B COC Notice with respect to all of the Class B Units held by such Class B Member (including a Call Option Notice or Class B COC Notice for which the Call Option Closing or Class B COC Closing has been delayed as a result of a Call Option Cash Shortfall or Class B COC Cash Shortfall pursuant to Section 7.02(h) or Section 7.04(e), as applicable) (in which event, such Class B Member shall be permitted to

868227.24-WILSR01A - MSW

Dispose of only such number of its Class B Units as is not subject to such Call Option Notice or Class B COC Notice, as applicable), subject to the rights of NEP Member with respect to such Class B Units, as set forth in Section 7.01(c). Each Member agrees that it shall provide the Managing Member and the other Members with prior written notice of any proposed Disposition or Encumbrances of its Membership Interests (a “Disposition Notice”). Any attempted Disposition or Encumbrance of a Membership Interest other than in strict accordance with this Article 7 shall be, and is hereby declared, null and void ab initio.
(b)    An Assignee may be admitted to the Company as a Member, with the Membership Interest so Disposed of to such Assignee, only if such Disposition is effected in accordance with Section 7.01(a) and, if applicable, Section 7.02 or Section 7.03. In addition to the requirements set forth in Section 7.01(a), any Disposition and admission of an Assignee as a Member shall also be subject to each of the following requirements, and such Disposition (and admission, if applicable) shall not be effective unless and until such requirements are complied with or satisfied; provided that the Managing Member, in its sole and absolute discretion, may waive any of the following requirements (it being understood and agreed that the Disposition of Class B Units to Initial Investor by NEP Member in accordance with and pursuant to the Purchase Agreement and Section 4.03(b) satisfies all requirements set forth in this Agreement to effect such Disposition and admit Initial Investor as a Member):
(i)    Disposition Documents. The following documents must be delivered to the Managing Member and must be satisfactory, in form and substance, to the Managing Member (provided that, in the case of a Disposition pursuant to a foreclosure under a Class A Permitted Loan Financing or a Class B Permitted Loan Financing, the documents under clause (B) below shall be required to be executed and delivered by only the Assignee (and not the Disposing Member) and all expenses required to be paid under clause (ii) below may be paid solely by the applicable Assignee):
(A)    Disposition Instrument. A fully executed copy of the instrument pursuant to which the Disposition is effected.
(B)    Ratification of and Joinder to this Agreement. An instrument, executed by the Disposing Member and its Assignee, containing the following information and agreements, to the extent they are not contained in the instrument described in Section 7.01(b)(i)(A): (aa) the notice address of the Assignee and, if applicable, each Parent of the Assignee; (bb) the Unreturned Contribution Percentages, after giving effect to the Disposition, of each of the Disposing Member and its Assignee (which together must total the Unreturned Contribution Percentage of the Disposing Member before the Disposition); (cc) the Assignee’s ratification of this Agreement and agreement to be bound by this Agreement, and Assignee’s confirmation that the representations, warranties, and covenants in Section 3.02 and Section 8.04 are true and correct with respect to it; and (dd) representations and warranties by the Disposing Member and its Assignee that the Disposition and admission of Assignee are being made in accordance with all applicable Laws and, to the extent applicable, the terms of any Class A Permitted

868227.24-WILSR01A - MSW

Loan Financing or Class B Permitted Loan Financing and do not result in any violation thereof or default thereunder.
(ii)    Payment of Expenses. The Disposing Member and its Assignee shall pay, or reimburse the Company for, all reasonable costs and expenses incurred by the Company in connection with the Disposition and admission on or before the tenth (10th) day after the receipt by that Person of the Company’s invoice for the amount due. The Company will provide such invoice as soon as practicable after the amount due is determined or made known to the Company, but in no event later than ninety (90) days thereafter.
(iii)    No Release. No Disposition of a Membership Interest shall effect a release of the Disposing Member from any of its liabilities to the Company or the other Members arising from events or circumstances occurring prior to the Disposition.
(iv)    No Violation of Laws. No Disposition of a Membership Interest shall be permitted unless such Disposition is being made (A) pursuant to a valid exemption from registration under the Securities Act and any applicable state securities Law and in accordance with such securities Laws and (B) in accordance with all other applicable Laws.
(v)    PTP. No Disposition shall be permitted if such Disposition would result in the Company’s being treated as a publicly traded partnership subject to Tax as an association for U.S. federal income Tax purposes.
(c)    If, at any time on or after the sixth (6th) anniversary of the Effective Date, any Class B Member wishes to Dispose of any or all of its Class B Units other than to an Affiliate or in connection with a Liquidity Event and NEP Member has not, at such time, delivered a then-pending Call Option Notice or Class B COC Notice with respect to all of the Class B Units then held by such Class B Member, then NEP Member shall have a right of first offer with respect thereto in accordance with the following provisions:
(i)    The Disposing Member shall provide the Managing Member and NEP Member with a Disposition Notice specifying the number of Class B Units that the Disposing Member intends to Dispose of (which shall not include any Class B Units subject to a pending Call Option Notice).
(ii)    NEP Member shall have a period of up to thirty (30) days following receipt of such Disposition Notice to offer in writing (an “Offer Notice”) to purchase all of the Class B Units specified in the Disposition Notice, which Offer Notice shall include the proposed aggregate purchase price (which may be payable in cash and NEP Common Units, Non-Voting NEP Common Units, or other marketable securities, as set forth in such Offer Notice) and the date on which such purchase is proposed to be consummated.
(iii)    If NEP Member fails to submit an Offer Notice within such period of thirty (30) days or such Class B Member rejects NEP Member’s offer contained in the Offer Notice, then, for a period of one hundred eighty (180) days thereafter, the Disposing Member shall be permitted to sell to any Person other than an Excluded Party all of the Class B Units

868227.24-WILSR01A - MSW

specified in the Disposition Notice on terms that are, in the aggregate, no less favorable to such Class B Member than that offered by NEP Member pursuant to Section 7.01(c)(ii) hereof (including taking into account amount and form of consideration (including any liquidity discounts) and such other factors as such Class B Member may reasonably determine in good faith), subject to compliance with Section 7.01(b).
(iv)    Each Class B Member hereby agrees that, in connection with any Disposition of its Class B Units pursuant to this Section 7.01(c), such Class B Member shall use all cash and all Cash Equivalents received pursuant to this Section 7.01(c) (net of any deductions or withholdings required under applicable Law) and all other cash on hand and all Cash Equivalents of such Class B Member, to repay, all of such Class B Member’s then outstanding Indebtedness required to be repaid under the Credit Agreement (including any breakage costs, termination fees, or other payments that would be due or payable thereunder) and all other Indebtedness pursuant to which the Class B Units being acquired pursuant to this Section 7.01(c) are Encumbered, plus the amounts required to be paid by Investor constituting amounts owed by Investor as termination payments and unpaid amounts under any swap, cap, forward, future, or other derivative transaction entered into in connection with the hedging of interest rates under the Credit Agreement.
(v)    NEP Member may, in its sole discretion, assign to NEP or any Affiliate of NEP its right to offer to purchase the Class B Units of any Class B Member pursuant to this Section 7.01(c).
(vi)    No Class B Unit acquired by NEP Member (or its assignee) pursuant to this Section 7.01(c) shall be subject to the limitation on amounts distributable to NEP Class B Parties pursuant to Section 5.01(d), and each such Class B Unit shall be eligible to receive distributions pursuant to Section 5.01(d), without regard to such limitation.
(d)    If, at any time on or after the Flip Date, NEP Member or any of its Affiliates proposes to Dispose of all or any portion of the Class B Units then held by NEP Member and its Affiliates (any such Disposition, a “Tag-Along Sale”), then NEP Member shall, at least ten (10) Business Days prior to the consummation of any such proposed Disposition, furnish a written notice (the “Tag-Along Notice”) to Investor, which Tag-Along Notice shall specify (w) the number of Class B Units proposed to be sold in the Tag-Along Sale, (x) the aggregate purchase price proposed to be paid in the Tag-Along Sale and the form of consideration in which the purchase price will be paid, (y) the identity of the proposed purchaser, and (z) any other material terms offered by such purchaser. Investor shall have seven (7) Business Days following receipt of the Tag-Along Notice to deliver written notice to NEP Member indicating whether Investor wishes to include in the proposed Tag-Along Sale all of the Class B Units then held by Investor and its Affiliates, subject to Section 7.01(d)(iii).
(i)    If Investor exercises its rights under this Section 7.01(d), Investor shall agree to make the same representations, warranties, covenants, indemnities, and agreements in connection with a Tag-Along Sale as NEP Member and its Affiliates; provided that (A) Investor shall not be required to make any representations or warranties about the business of the Company or its Subsidiaries or Non-Controlled Entities; (B) Investor shall not be liable for the inaccuracy of any representation or warranty or the breach of any covenant made with respect to

868227.24-WILSR01A - MSW

NEP Member or any of its Affiliates and their ownership of Class B Units; and (C) any liability relating to representations, warranties, or covenants (and related indemnities) and other indemnification obligations entered into in connection with the Tag-Along Sale shall be shared by Investor and NEP Member pro rata based on their respective gross proceeds to be received in respect of Class B Units Disposed of in the Tag-Along Sale (except with respect to representations and warranties or covenants or indemnities as to any specific holder of Class B Units, for which only such holder shall be responsible) and in any event shall not exceed the total proceeds actually received by Investor as consideration for its Class B Units in such Tag-Along Sale. Each of Investor and NEP Member will be responsible for its pro rata share of the third party, out-of-pocket costs incurred in connection with the proposed Tag-Along Sale (based on the gross proceeds received by it in respect of Class B Units Disposed of in the Tag-Along Sale).
(ii)    If Investor exercises its rights under this Section 7.01(d), (A) then the closing of the Disposition of Investor’s Class B Units shall take place concurrently with the closing of the Disposition of NEP Member’s Class B Units (subject to receipt of any Governmental Authorizations required to be obtained by or with respect to Investor or any of its Affiliates); and (B) Investor shall use reasonable best efforts to secure any Governmental Authorization required to be obtained by or with respect to Investor or any of its Affiliates and shall provide any information that may be needed from Investor in connection therewith, to comply as soon as reasonably practicable with all applicable Laws, and to take all such other actions and to execute such additional documents as are necessary or appropriate in order to consummate the sale of Investor’s Class B Units in conjunction with the Tag-Along Sale, free and clear of all Encumbrances (other than those created by this Agreement and applicable securities Laws); provided that the closing of the Disposition of NEP Member’s Class B Units in any Tag-Along Sale shall not be delayed because of Investor’s inability to consummate the Disposition of its Class B Units as a result of any failure of Investor, prior to the closing of such Disposition of NEP Member’s Class B Units, to secure any Governmental Authorization required to be obtained by or with respect to Investor or any of its Affiliates or to cause the release of all Encumbrances (other than those created by this Agreement and applicable securities Laws) on Investor’s Class B Units to be Disposed of in the such Tag-Along Sale or otherwise.
(iii)    If the proposed purchaser elects to purchase an aggregate number of Class B Units that is less than (A) the number of Class B Units as originally agreed with NEP Member plus (B) all Class B Units held by Investor and its Affiliates, then the number of Class B Units to be sold by NEP Member and Investor and its Affiliates shall be reduced pro rata (based upon the relative number of Class B Units each of NEP Member and its Affiliates, on the one hand, and Investor on the other hand, proposes to sell in such Tag-Along Sale) to such aggregate number. In the event that Investor fails to timely exercise its rights to participate in a Tag-Along Sale pursuant to this Section 7.01(d), NEP Member and its Affiliates shall have ninety (90) days from the date of the Tag-Along Notice to consummate the transaction on terms no more favorable to NEP Member than those set forth in the Tag-Along Notice without being required to provide an additional Tag-Along Notice to Investor. Any Class B Units not sold by NEP Member or its Affiliates within such period of ninety (90) days shall continue to be subject to the requirements of this Section 7.01(d).

868227.24-WILSR01A - MSW

(iv)    Investor hereby agrees that, in connection with the consummation of any Tag-Along Sale, Investor shall use all cash and all Cash Equivalents received pursuant to this Section 7.01(d) (net of any deductions or withholdings required under applicable Law) and all other cash on hand and all Cash Equivalents of Investor, to repay all of Investor’s then outstanding Indebtedness required to be repaid under the Credit Agreement (including any breakage costs, termination fees, or other payments that would be due or payable thereunder) and all other Indebtedness pursuant to which the Class B Units being acquired pursuant to this Section 7.01(d) are Encumbered, plus the amounts required to be paid by Investor constituting amounts owed by Investor as termination payments and unpaid amounts under any swap, cap, forward, future, or other derivative transaction entered into in connection with the hedging of interest rates under the Credit Agreement.
(e)    Notwithstanding anything in this Agreement to the contrary, other than Sections 7.02, 7.03, and 7.04, no Member may Dispose of all or any portion of its Membership Interest to the extent (i) the transferee is, during (A) the period that production Tax credits under Section 45 of the Code (or any successor provision) may be claimed with respect to the output of any direct or indirect asset of a Tax Equity Entity, or (B) any applicable depreciation recovery period of any direct or indirect asset of a Tax Equity Entity, a Person who is a Related Party; (ii) the Disposition would, with respect to any Tax Equity Investor, result in any recapture, loss, unavailability, delay, or disallowance of all or a portion of any federal income Tax credits otherwise available pursuant to Section 45 of the Code or Section 48 of the Code (or, in each case, any successor provision) allocated or allowed, or that would otherwise be allocable or allowable, to such Tax Equity Investor; (iii) during the (y) applicable investment Tax credit recapture period or (z) any period in which depreciation deductions under the Modified Accelerated Cost Recovery System (MACRS) may be claimed by a Tax Equity Entity with respect to any of its direct or indirect assets, the Disposition would cause all or a portion of any of the assets held by the Company or any of its Subsidiaries or any Non-Controlled Entity to become “tax-exempt use property” within the meaning of Section 168(h) of the Code during any applicable recovery period; or (iv) the Disposition would result in a change in ownership or reassessment with respect to Genesis Solar, LLC (or its real property) for purposes of §64 of the California Revenue & Taxation Code upon the consummation of the Disposition.
7.02    Call Option.
(a)    At any time, and from time to time, on or after [●], 2025,7 but prior to [●], 2030,8 NEP Member shall have the right, but not the obligation, to acquire, subject to the limitations and requirements of this Section 7.02, all or any portion of the outstanding Class B Units at a purchase price that results in an Internal Rate of Return per Class B Unit purchased pursuant to this Section 7.02, measured from the applicable Acquisition Date of such Class B Unit to the Call Option Closing Date, of six and three quarters percent (6.75%) (the “Call Option Purchase Price”), upon the terms and conditions set forth in this Section 7.02 (the “Call Option”). NEP Member may not assign its right to purchase the outstanding Class B Units pursuant to this Section 7.02 to any Person other than NEP or a Subsidiary thereof; provided, however, that, in the event of any such assignment, NEP Member and NEP
7    NTD – To be the date that is the [fifth (5th)] anniversary of the Effective Date.
8    NTD – To be the date that is the [Flip Date].

868227.24-WILSR01A - MSW

shall remain subject to their respective obligations set forth in this Section 7.02 upon any exercise of the Call Option.
(b)    To exercise the Call Option, NEP Member shall deliver to the Class B Members written notice of such exercise (the “Call Option Notice”) following the end of trading on a Trading Day containing (i) the date (the “Call Option Closing Date”) on which the Call Option is to be consummated (the “Call Option Closing”), (ii) the number of Class B Units to be purchased, (iii) the Call Option Purchase Price per Class B Unit, and (iv) the form of consideration to be used to pay the Call Option Purchase Price, which shall be either cash, Non-Voting NEP Common Units (or NEP Common Units if the holder of Class B Units to be purchased requests in writing, not less than three (3) Business Days prior to the applicable Call Option Closing Date, the issuance of NEP Common Units), or a combination of cash and Non-Voting NEP Common Units (or NEP Common Units if the holder of Class B Units to be purchased requests in writing, not less than three (3) Business Days prior to the applicable Call Option Closing Date, the issuance of NEP Common Units), subject to the other requirements of this Section 7.02, and the respective proportions thereof to be paid to the Class B Members (or their nominee(s)); provided, however, that NEP Member may issue a maximum of (A) three (3) Call Option Notices in any calendar year and (B) one (1) Call Option Notice in any calendar quarter. The Call Option Notice shall be delivered to the Class B Members at least seven (7) Business Days and no more than ten (10) Business Days in advance of the Call Option Closing Date and shall be irrevocable. Delivery of the initial Call Option Notice may be made prior to the first date on which NEP Member is permitted to exercise the Call Option in accordance with the preceding sentence (but for the avoidance of doubt, no Call Option Closing shall occur prior to [●], 20259). No Call Option Notice may be delivered, nor may any Call Option Closing be consummated, within fourteen (14) calendar days before any date on which NEP publicly announces its earnings for any Quarter or Fiscal Year (or any other expected public announcement of earnings or other “blackout period” under NEP Member’s trading policies that are applicable to all holders of NEP Common Units).
(c)    The following restrictions shall apply to each exercise of the Call Option:
(i)    no Call Option may be exercised, and no Call Option Notice may be issued, (A) for a number of Class B Units that is less than five percent (5%) of the Class B Units outstanding on the date of the applicable Call Option Notice; and (B) if, and to the extent that, as a result of such exercise, on the applicable Call Option Closing Date, the holders of Class B Units other than the NEP Class B Parties would own less than fifteen percent (15%) of the Class B Units then outstanding, unless, in the case of this clause (B), the exercise of such Call Option is for the purchase of all remaining Class B Units not held by the NEP Class B Parties;
(ii)    the number of Class B Units purchased pursuant to the exercise of one or more Call Options during (A) any calendar quarter shall not exceed twenty-five percent (25%) of the total number of outstanding Class B Units; and (B) any calendar year shall not exceed fifty percent (50%) of the total number of outstanding Class B Units;
(iii)    if NEP Member (or its nominee) is required to purchase Blocker Interests in connection with such Call Option in accordance with Section 7.02(n), then the
9    NTD – To be the date that is the [fifth (5th)] anniversary of the Effective Date.

868227.24-WILSR01A - MSW

number of Class B Units purchased pursuant to such Call Option shall equal the exact number of Class B Units directly or indirectly owned by any one Blocker as set forth on Schedule 3 or the exact number of Class B Units directly or indirectly owned, in the aggregate, by any two or more Blockers as set forth on Schedule 3 (such that the purchase of Blocker Interests pursuant to such Call Option provides NEP Member (or its nominee) the indirect ownership through such Blocker(s) of the number of Class B Units set forth in such Call Option Notice); and
(iv)    the aggregate number of Class B Units purchased in any Call Option shall, cumulatively when taken together with all Class B Units purchased in all prior exercises of the Call Option, be no more than:
(A)    from [●], 2025,10 but prior to [●], 2026,11 twenty percent (20%) of the total number of outstanding Class B Units;
(B)    from [●], 2026,12 but prior to [●], 2027,13 forty percent (40%) of the total number of outstanding Class B Units;
(C)    from [●], 2027,14 but prior to [●], 2028,15 sixty percent (60%) of the total number of outstanding Class B Units;
(D)    from [●], 2028,16 but prior to [●], 2029,17 eighty percent (80%) of the total number of outstanding Class B Units; and
(E)    from [●], 2029,18 but prior to [●], 2030,19 one hundred percent (100%) of the total number of outstanding Class B Units.
(d)    Non-Voting NEP Common Units (or, if requested pursuant to Section 7.02(b), NEP Common Units) may be used for payment of the Call Option Purchase Price at any Call Option Closing Date subject to the following limitations and the satisfaction of each of the following conditions as of the applicable Call Option Closing Date:
(i)    the NEP Common Units are listed or admitted to trading on the Nasdaq Stock Market or the New York Stock Exchange;
(ii)    the Registration Rights Agreement is in effect with respect to the NEP Common Units into which the Non-Voting NEP Common Units are convertible, subject to and in accordance with the terms of the NEP Limited Partnership Agreement;
10    NTD – To be the date that is the [fifth (5th)] anniversary of the Effective Date.
11    NTD – To be the date that is the [sixth (6th)] anniversary of the Effective Date.
12    NTD – To be the date that is the [sixth (6th)] anniversary of the Effective Date.
13    NTD – To be the date that is the [seventh (7th)] anniversary of the Effective Date.
14    NTD – To be the date that is the [seventh (7th)] anniversary of the Effective Date.
15    NTD – To be the date that is the [eighth (8th)] anniversary of the Effective Date.
16    NTD – To be the date that is the [eighth (8th)] anniversary of the Effective Date.
17    NTD – To be the date that is the [ninth (9th)] anniversary of the Effective Date.
18    NTD – To be the date that is the [ninth (9th)] anniversary of the Effective Date.
19    NTD – To be the date that is the [Flip Date].

868227.24-WILSR01A - MSW

(iii)    NEP shall have filed a registration statement with the SEC registering the resale of the NEP Common Units into which the Non-Voting NEP Common Units issued at such Call Option Closing are convertible, and such registration shall have been declared effective by the SEC, and no stop order shall have been issued with respect thereto;
(iv)    (A) none of NEP or its Affiliates has knowledge of previously undisclosed material events or developments that NEP or such Affiliate would be obligated to disclose publicly, under applicable Law or the rules of the National Securities Exchange on which the NEP Common Units are listed, if NEP or such Affiliate were offering and selling NEP Common Units (or other publicly traded securities), the disclosure of which would reasonably be expected to negatively affect the trading price of NEP Common Units on the applicable National Securities Exchange; and (B) NEP (or its Affiliates) shall have publicly disclosed any material events or developments that would reasonably be expected to negatively affect the trading price of NEP Common Units on the applicable National Securities Exchange at least one (1) full Trading Day (on which NEP Common Units traded on the applicable National Securities Exchange without stop or interruption) prior to the issuance of any Call Option Notice;
(v)    in any exercise of the Call Option, the aggregate number of NEP Common Units and Non-Voting NEP Common Units that will be issued to holders of Class B Units at the applicable Call Option Closing, together with all NEP Common Units and Non-Voting NEP Common Units issued in all prior exercises of the Call Option, shall be no more than twenty-two and one half percent (22.5%) of the total number of outstanding NEP Common Units on a Fully Diluted Basis (including any NEP Common Units to be issued at the applicable Call Option Closing); and
(vi)    on such Call Option Closing Date, there shall be no Call Option Cash Shortfall.
(e)    NEP Member may pay any Call Option Purchase Price, at its option (subject to Section 7.02(d) above), in either cash, Non-Voting NEP Common Units (or, if requested pursuant to Section 7.02(b), NEP Common Units), or a combination of cash and Non-Voting NEP Common Units (or, if requested pursuant to Section 7.02(b), NEP Common Units).
(f)    Any NEP Common Units or Non-Voting NEP Common Units to be issued as payment of (or partial payment of) any Call Option Purchase Price will be issued at a price (the “Issuance Price”) specified in the applicable Call Option Notice, which Issuance Price shall be the lesser of (i) the 10-day VWAP on the date of the Call Option Notice and (ii) the listed price of a NEP Common Unit as of the end of trading on the date of the Call Option Notice.
(g)    On each Call Option Closing Date, (i) the Class B Members will convey all right, title, and interest in and to the applicable Class B Units, free of all Encumbrances (other than those created by this Agreement or securities Laws), to NEP Member or its nominee; (ii) NEP Member or its nominee will pay the cash portion of the Call Option Purchase Price to the Class B Members (or their nominee(s)) by wire transfer of immediately available funds; and (iii) NEP shall satisfy the remaining portion of the Call Option Purchase Price by issuing Non-Voting NEP Common Units (or, if requested pursuant to Section 7.02(b), NEP Common Units) to the Class B Members, and, in connection therewith,

868227.24-WILSR01A - MSW

NEP shall instruct, and shall use its commercially reasonable efforts to cause, its Transfer Agent to record the issuance of such NEP Common Units or Non-Voting NEP Common Units, as the case may be, to such Class B Members (or their nominee(s)). No fractional NEP Common Units or Non-Voting NEP Common Units, as the case may be, will be issued. The Members agree that each Call Option Closing shall be subject to the receipt of all applicable Required Governmental Authorizations. In the event any such Required Governmental Authorizations shall not have been obtained by the date that is otherwise scheduled to be the Call Option Closing Date, then such Call Option Closing Date shall automatically be delayed until such date as all such Required Governmental Authorizations have been obtained and, for the avoidance of doubt, the Call Option Purchase Price set forth in the Call Option Notice shall be calculated from the applicable Acquisition Date of the Class B Units to be purchased until the date of the actual Call Option Closing.
(h)    Each Class B Member hereby agrees that, in connection with each Call Option Closing, such Class B Member (or its Affiliates) shall use reasonable best efforts to obtain Qualifying Financing in an amount sufficient, together with any Call Option Cash Consideration and all other cash on hand and all Cash Equivalents of the Class B Member, to repay, a portion of such Class B Member’s then outstanding Indebtedness under the Credit Agreement (including any breakage costs, termination fees, or other payments that would be due or payable thereunder) and all other Indebtedness required to be repaid as a result of the exercise of such Call Option, in each case, pursuant to which the Class B Units being acquired pursuant to the exercise of such Call Option are Encumbered (other than Indebtedness incurred pursuant to such Qualifying Financing (which, for the avoidance of doubt, shall not be secured by Encumbrances on any Class B Units)) in an aggregate amount equal to not less than forty percent (40%) of the applicable Call Option Purchase Price. To the extent that the net proceeds from the Qualifying Financing, together with any Call Option Cash Consideration (net of any deductions or withholdings therefrom pursuant to Section 7.02(n)) and any other cash on hand and Cash Equivalents of the applicable Class B Member, are insufficient to repay in full all Indebtedness of such Class B Member and any other Indebtedness pursuant to which such Class B Units are Encumbered that is required to be repaid as a result of the exercise of such Call Option, plus the amounts required to be paid by such Class B Member constituting amounts owed by such Class B Member as termination payments and unpaid amounts under any swap, cap, forward, future, or other derivative transaction entered into in connection with the hedging of interest rates under the Credit Agreement, and minus amounts required to be paid to such Class B Member constituting amounts owed by the counterparty under any such swap, cap, forward, future, or other derivative transaction as termination payments and unpaid amounts under any such swap, cap, forward, future, or other derivative transaction (such deficiency, a “Call Option Cash Shortfall”), then such Class B Member shall use reasonable best efforts to remedy such Call Option Cash Shortfall as promptly as practicable by obtaining Qualifying Financing (or additional Qualifying Financing) in an amount required to remedy the Call Option Cash Shortfall. The Members agree that, until the Credit Agreement Payment in Full, each Call Option Closing shall be subject to there being (y) no Call Option Cash Shortfall and (z) no Event of Default (as defined in the Credit Agreement) that has occurred and is continuing under the Credit Agreement as of such Call Option Closing Date (it being agreed that, upon any such Event of Default, the Class B Member Representative shall promptly deliver to NEP Member a written notice thereof). If there is a Call Option Cash Shortfall and the applicable Class B Members are unable, using reasonable best efforts, to secure Qualifying Financing or to refinance the existing Qualifying Financing with another Qualifying Financing, to remedy the Call Option Cash Shortfall by the Call Option Closing Date set forth in the

868227.24-WILSR01A - MSW

applicable Call Option Notice, then the applicable Call Option Closing shall automatically be delayed for a period of at least five (5) Business Days to allow the Class B Members to remedy the Call Option Cash Shortfall or until there is otherwise no longer a Call Option Cash Shortfall associated with the exercise of such Call Option; provided, however, that at the applicable Call Option Closing (if any) following the end of such delay of five (5) Business Days, (i) the Call Option Purchase Price shall be calculated from the applicable Acquisition Date of the Class B Units to be purchased to the date on which such Call Option Closing actually occurs, and (ii) the Issuance Price of the NEP Common Units and Non-Voting NEP Common Units, if any, to be issued as payment (or partial payment) of the applicable Call Option Purchase Price shall be the price set forth in the original Call Option Notice. If NEP Member and the applicable Class B Members elect to delay the Call Option Closing for more than ten (10) Business Days in connection with the preceding sentence, then NEP Member and such Class B Members shall cooperate in good faith to remedy the applicable Call Option Cash Shortfall (provided that the foregoing shall not require the Class B Members to take any actions to remedy such Call Option Cash Shortfall other than seeking Qualifying Financing in accordance with this Section 7.02(h); provided, further, that the foregoing shall not require NEP or NEP Member to take any actions to remedy such Call Option Cash Shortfall other than such cooperation with the Class B Members). If NEP Member and the Class B Members are unable to remedy the applicable Call Option Cash Shortfall within twenty (20) Business Days thereafter, then the applicable Call Option Notice shall be deemed revoked. If the Class B Members are able to obtain Qualifying Financing in an amount sufficient to remedy the Call Option Cash Shortfall prior to any such revocation, then (1) the Class B Member Representative shall promptly deliver written notice thereof to NEP Member, and (2) the applicable Call Option Closing shall occur as promptly thereafter as practicable.
(i)    Following consummation of the Call Option pursuant to which all of a Class B Member’s Class B Units are acquired by NEP Member (or its nominee), the Managing Member will amend this Agreement to reflect the withdrawal of such Class B Member and the transfer of the Class B Units effective as of the applicable Call Option Closing.
(j)    If, in the exercise of any Call Option, (i) the Class B Member Representative has delivered written notice to NEP Member pursuant to Section 7.02(n) that it does not wish for NEP Member (or its nominee) to purchase all of the issued and outstanding Blocker Interests of a Blocker and (ii) the number of Class B Units to be purchased is less than all of the outstanding Class B Units and there are multiple holders of such Class B Units, then the Class B Units so purchased will be acquired pro rata from the Class B Members (other than NEP Member and its Affiliates, if they hold Class B Units) based on the number of such Class B Units held.
(k)    Each Member agrees to cooperate fully with the Company, the Managing Member, and NEP to effect the Call Option Closing, including using its reasonable best efforts to obtain all applicable Governmental Authorizations, terminating and releasing all Encumbrances on the Class B Units (other than those created by this Agreement or securities Laws), and entering into any agreements and instruments and executing any certificates or other documents the Managing Member reasonably deems necessary or appropriate to consummate the Disposition of the Class B Units. The Class B Members and NEP agree to use commercially reasonable efforts to coordinate with the Transfer Agent to record the issuance of NEP Common Units and Non-Voting NEP Common Units, as the case may be, to such Class B Members (or their nominee(s)). Investor agrees that it shall use reasonable best efforts

868227.24-WILSR01A - MSW

to (i) cause the Call Option Closing to occur as promptly as practicable (it being agreed that Investor shall not be required to seek any additional capital contributions from its equity holders or Affiliates or any other financing other than Qualifying Financing in accordance with this Section 7.02), (ii) keep NEP Member reasonably informed of developments in Investor’s efforts to obtain Qualifying Financing, and (iii) set a Call Option Closing Date mutually agreed upon by NEP Member.
(l)    Until the Credit Agreement Payment in Full, the Class B Members agree that they shall not incur Indebtedness, under the Credit Agreement or otherwise, in excess of the amount of Indebtedness borrowed under the Credit Agreement on the Effective Date, plus the amount of Indebtedness subsequently incurred under the Credit Agreement pursuant to the terms of the Credit Agreement as in effect on the date hereof or (provided that the aggregate amount of all Indebtedness of the Class B Members under the Credit Agreement following the effectiveness of any such changes in terms shall not exceed the Maximum Amount immediately prior to such changes) on terms not less favorable to the Class A Members, plus amounts under any swap, cap, forward, future, or other derivative transactions of the nature described in Section 7.02(h), plus $1,000,000.00. The Class B Members further agree that they shall not take any actions or omit to take any actions which result in Encumbrances on the Class B Units securing Indebtedness in an aggregate amount in excess of $1,000,000.00, other than Encumbrances that secure the obligations of the Class B Members under the Credit Agreement or any related loan documents and under any swap, cap, forward, future, or other derivative transactions of the nature described in Section 7.02(h).
(m)    NEP Member or its nominee shall be entitled to deduct and withhold from each Call Option Purchase Price the amounts each NEP Member or its nominee is required to deduct and withhold under any applicable Law, and amounts so withheld and properly remitted to the appropriate Governmental Authority shall be deemed paid for all purposes of this Agreement to the Person with respect to which such amount was withheld; provided that any such amounts shall be specified by the NEP Member in the applicable Call Option Notice; provided, further, that if, on the Call Option Closing Date, the Class B Members deliver to the NEP Member or its nominee withholding certificates pursuant to Treasury Regulations Section 1.1445-2(b)(2) and, in the case of a sale of the Class B Units, IRS Notice 2018-29, that the Class B Member (or if such entity is a disregarded entity, its regarded owner) is not a non-U.S. person, the NEP Member or its nominee shall not withhold any amounts under Section 1445 or Section 1446(f) of the Code unless there is a change in applicable Law prior to the Call Option Closing Date that requires such withholding.
(n)    Notwithstanding anything to the contrary in Section 7.02(a), with respect to any and all Class B Units to be purchased pursuant to a Call Option that are held directly or indirectly by any Blocker, so long as (i) Investor Fund or any of its Affiliates Controls the Blocker Parent of such Blocker; (ii) immediately before the applicable Call Option Closing (after giving effect to the transactions contemplated by the Blocker Purchase Agreement), the only assets of the applicable Blocker (other than cash or current tax assets) are Class B Units; (iii) the applicable Blocker has engaged in no business activities other than its organizational activities, acquiring, financing, accepting, owning, and holding, directly or indirectly, Class B Units, and activities incidental thereto; and (iv) on the applicable Call Option Closing Date, the applicable Blocker has no liabilities other than immaterial liabilities incurred in connection with the foregoing activities in the ordinary course of business, then, unless the Class B Member Representative provides written notice to NEP Member within five (5) days

868227.24-WILSR01A - MSW

of receipt of such Call Option Notice that it does not wish for NEP Member (or its nominee) to purchase all of the issued and outstanding equity interests of such Blocker (collectively, the “Blocker Interests”) pursuant to the exercise of such Call Option, NEP Member (or its nominee) shall be required to purchase, and Blocker Parent shall be required to sell, all of the Blocker Interests of the applicable Blocker that holds, directly or indirectly, the applicable Class B Units to be purchased pursuant to such Call Option, rather than a direct purchase of the outstanding Class B Units held (directly or indirectly) by such Blocker, on the same terms and subject to the same conditions as set forth herein for the purchase of Class B Units pursuant to the Call Option (except that equitable adjustments shall be made to the Call Option Purchase Price to account for any liabilities of the Blocker permitted by clause (iii) and clause (iv) above), in each case, subject to the terms and conditions of the Blocker Purchase Agreement, and Investor and Blocker Parent shall indemnify and hold harmless NEP Member and its Affiliates in accordance with the terms of such Blocker Purchase Agreement. In connection therewith, Blocker Parent will convey all right, title, and interest in and to the applicable Blocker Interests (and indirectly the Class B Units held by such Blocker), free and clear of all Encumbrances (other than restrictions on transfer created by this Agreement or applicable securities Laws), to NEP Member or its nominee. Unless the Class B Member Representative exercises the option not to have Blocker Interests purchased as set forth in this Section 7.02(n), references elsewhere in this Section 7.02 to Class B Units or to a Class B Member selling Class B Units shall be to the applicable Blocker Interests and Blocker Parent, respectively, and the other terms of this Section 7.02 shall apply mutatis mutandis, and the parties hereto will take all actions necessary to effect the Call Option Closing as the purchase of Blocker Interests rather than the purchase of Class B Units.
7.03    Change of Control of NEP.
(a)    If, at any time, there is an announcement of a proposed Change of Control of NEP (or the entry into any agreement providing therefor), then, commencing on the date of such announcement of a proposed Change of Control of NEP or such entry into such agreement and ending on the date that is thirty (30) calendar days after the consummation of such Change of Control of NEP, each Class B Member shall have the right, but not the obligation, to require NEP Member to acquire all or any portion of the Class B Units held by such Class B Member at a purchase price for each Class B Unit for which such election is made that is the greater of (i) an amount that results in a return to such Class B Member of at least an Internal Rate of Return on each such Class B Unit purchased pursuant to this Section 7.03, measured from the applicable Acquisition Date to the Change of Control Closing Date, of seven and three quarters percent (7.75%) or (ii) an amount that, together with the aggregate amount of distributions received by such Member in respect of such Class B Units, provides a return of (A) 140% of such Class B Member’s aggregate Capital Contributions in respect of such Class B Units, if the Change of Control occurs on or prior to the sixth (6th) anniversary of the Effective Date, or (B) 160% of such Class B Member’s aggregate Capital Contributions in respect of such Class B Units, if the Change of Control occurs after the sixth (6th) anniversary of the Effective Date, in each case of clause (A) and clause (B), measured from the date on which any applicable Capital Contribution is made to the Company to the Change of Control Closing Date (such greater amount, the “Change of Control Purchase Price”), upon the terms and conditions set forth in this Section 7.03 (the “NEP Change of Control Option”). NEP Member may not assign its obligation to purchase such Class B Units pursuant to this Section 7.03 to any Person other than NEP or a Subsidiary thereof.

868227.24-WILSR01A - MSW

(b)    To exercise its rights pursuant to Section 7.03(a), a Class B Member shall deliver to NEP Member written notice executed by such Class B Member of such exercise (the “Change of Control Notice”) containing (i) the date on which the acquisition of the Class B Units identified in the Change of Control Notice (the “Change of Control Closing”) is to be consummated (such date, the “Change of Control Closing Date”), and (ii) the number of Class B Units to be purchased and the Change of Control Purchase Price per Class B Unit. NEP Member may pay the Change of Control Purchase Price, at its option, in either cash, Non-Voting NEP Common Units (or NEP Common Units if the holder of Class B Units to be purchased requests in writing, not less than three (3) Business Days prior to the applicable Change of Control Closing Date, the issuance of NEP Common Units), or a combination of cash and Non-Voting NEP Common Units (or NEP Common Units if the holder of Class B Units to be purchased requests in writing, not less than three (3) Business Days prior to the applicable Change of Control Closing Date, the issuance of NEP Common Units); provided, however, that NEP may issue a security that is substantially equivalent to the NEP Common Units in terms of rights, preferences and privileges, including with respect to economics, governance, transferability and liquidity, if, as a result of the Change of Control of NEP, NEP will cease to exist or the NEP Common Units will cease to be listed on a National Securities Exchange. If some or all of the Change of Control Purchase Price consists of NEP Common Units or Non-Voting NEP Common Units, the Issuance Price for each such NEP Common Unit or Non-Voting NEP Common Unit will be specified as the 10-day VWAP of the NEP Common Units on the date of the announcement of the proposed Change of Control of NEP. The Change of Control Notice shall be delivered to NEP Member at least seven (7) Business Days and no more than ten (10) Business Days in advance of the Change of Control Closing Date.
(c)    On the Change of Control Closing Date, (i) each Class B Member exercising the NEP Change of Control Option will convey the Class B Units identified in the applicable Change of Control Notice, free of all Encumbrances (other than those created by this Agreement or securities Laws), to NEP Member or its nominee; (ii) NEP Member or its nominee (or, if the foregoing do not pay, NEP) will pay the cash portion, if any, of the Change of Control Purchase Price to such Class B Member (or its nominee(s)) by wire transfer of immediately available funds; and (iii) NEP shall satisfy the remaining portion, if any, of the Change of Control Purchase Price by issuing NEP Common Units, Non-Voting NEP Common Units, or a substantially equivalent security, as determined pursuant to Section 7.03(b), to such Class B Member no later than three (3) Business Days after the Change of Control Closing Date, and, in connection therewith, NEP shall instruct, and shall use its commercially reasonable efforts to cause, its Transfer Agent to record the issuance of such NEP Common Units or Non-Voting NEP Common Units, as the case may be, to such Class B Member (or its nominee(s)). No fractional NEP Common Units or Non-Voting NEP Common Units, as the case may be, will be issued. The Members agree that the Change of Control Closing shall be subject to the receipt of all applicable Required Governmental Authorizations. In the event any such Required Governmental Authorizations shall not have been obtained by the date that is otherwise scheduled to be the Change of Control Closing Date, then such Change of Control Closing Date shall automatically be delayed until such date as all such Required Governmental Authorizations have been obtained and, for the avoidance of doubt, the Change of Control Purchase Price set forth in the Change of Control Notice shall be calculated from the applicable Acquisition Date of the Class B Units to be purchased until such date of the actual Change of Control Closing.

868227.24-WILSR01A - MSW

(d)    Each Class B Member hereby agrees that, in connection with the Change of Control Closing, such Class B Member (or its Affiliates) shall use any cash portion of the Change of Control Purchase Price and all cash on hand and all Cash Equivalents of such Class B Member to repay all of such Class B Member’s then outstanding Indebtedness under the Credit Agreement (including any breakage costs, termination fees, or other payments that would be due or payable thereunder) and all other Indebtedness required to be repaid as a result of the exercise of such NEP Change of Control Option, in each case, pursuant to which the Class B Units being acquired pursuant to the exercise of such NEP Change of Control Option are Encumbered (other than Indebtedness incurred pursuant to a Qualifying Financing (which, for the avoidance of doubt, shall not be secured by Encumbrances on any Class B Units)). To the extent that the cash portion (if any) of the Change of Control Purchase Price (net of any deductions or withholdings required under applicable Law), and all cash on hand and all Cash Equivalents of the applicable Class B Member are insufficient to repay in full all Indebtedness of such Class B Member and any other Indebtedness pursuant to which such Class B Units are Encumbered that is required to be repaid as a result of the exercise of such NEP Change of Control Option, plus the amounts required to be paid by such Class B Member constituting amounts owed by such Class B Member as termination payments and unpaid amounts under any swap, cap, forward, future, or other derivative transaction entered into in connection with the hedging of interest rates under the Credit Agreement, and minus amounts required to be paid to such Class B Member constituting amounts owed by the counterparty under any such swap, cap, forward, future, or other derivative transaction as termination payments and unpaid amounts under any such swap, cap, forward, future, or other derivative transaction (such deficiency, a “Change of Control Cash Shortfall”), then such Class B Member shall use reasonable best efforts to remedy such Change of Control Cash Shortfall as promptly as practicable by obtaining Qualifying Financing in an amount required to remedy the Change of Control Cash Shortfall. The Members agree that, until the Credit Agreement Payment in Full, each Change of Control Closing shall be subject to there being no Change of Control Cash Shortfall. If there is a Change of Control Cash Shortfall and the applicable Class B Members are unable, using reasonable best efforts, to secure Qualifying Financing or to refinance the existing Qualifying Financing with another Qualifying Financing by such Change of Control Closing Date, then the applicable Change of Control Closing shall automatically be delayed for a period of at least five (5) Business Days to allow the Class B Members to remedy the Change of Control Cash Shortfall or until there is otherwise no longer a Change of Control Cash Shortfall associated with the exercise of such NEP Change of Control Option. If NEP Member and the applicable Class B Members elect to delay the Change of Control Closing for more than ten (10) Business Days in connection with the preceding sentence, then NEP Member and such Class B Members shall cooperate in good faith to remedy the applicable Change of Control Cash Shortfall prior to the applicable Change of Control Closing Date (provided that the foregoing shall not require the Class B Members to take any actions to remedy such Change of Control Cash Shortfall other than seeking Qualifying Financing in accordance with this Section 7.03(d); provided, further, that the foregoing shall not require NEP or NEP Member to take any actions to remedy such Change of Control Cash Shortfall other than such cooperation with such Class B Members). If the Class B Members are unable to remedy the applicable Change of Control Cash Shortfall within twenty (20) Business Days thereafter, then the applicable Change of Control Notice shall be deemed revoked; provided, however, that, if the Class B Member Representative notifies NEP Member in writing that the Class B Members are continuing to use reasonable best efforts to obtain Qualifying Financing to remedy the applicable Change of Control Cash Shortfall, the applicable Change of Control Closing shall automatically be delayed for an additional period of ninety (90) days; provided, further, that (i) the Class B Member Representative may revoke the

868227.24-WILSR01A - MSW

applicable Change of Control Notice at any time during such period of ninety (90) days prior to the applicable Change of Control Closing and (ii) the applicable Change of Control Notice shall be deemed revoked if such Change of Control Closing shall not have occurred prior to the expiration of such period of ninety (90) days (or sooner if the Class B Member Representative shall have sent a written notice of revocation to the NEP Member). If the applicable Class B Members are able to obtain Qualifying Financing in an amount equal to or greater than the Change of Control Cash Shortfall, then (1) the Class B Member Representative shall promptly deliver written notice thereof to NEP Member, (2) the Change of Control Closing shall occur as promptly thereafter as practicable, (3) the Change of Control Purchase Price shall be calculated from the applicable Acquisition Date of the Class B Units to be purchased to the date on which such Change of Control Closing actually occurs, and (4) the Issuance Price of the NEP Common Units and Non-Voting NEP Common Units, if any, to be issued as payment (or partial payment) of the applicable Change of Control Purchase Price shall be the price set forth in the original Change of Control Notice.
(e)    Following consummation of the transactions contemplated by this Section 7.03, to the extent a Class B Member has Disposed of all of its Class B Units, the Managing Member will amend this Agreement to reflect the withdrawal of such Class B Member and the transfer of such Class B Units effective as of the Change of Control Closing.
(f)    Each Member agrees to cooperate fully with the Company, the Managing Member, and NEP to effect the Change of Control Closing as reasonably requested, including using its reasonable best efforts to obtain all applicable Governmental Authorizations, terminating and releasing all Encumbrances on the Class B Units (other than those created by this Agreement or securities Laws), and entering into any agreements and instruments and executing any certificates or other documents the Managing Member reasonably deems necessary or appropriate to consummate the Disposition of the Class B Units (provided that the foregoing shall not require Investor to take any actions to remedy any Change of Control Cash Shortfall other seeking Qualifying Financing in accordance with Section 7.03(d)). Investor agrees that it shall use reasonable best efforts to (i) cause the Change of Control Closing to occur as promptly as practicable, (ii) keep NEP Member reasonably informed of developments in Investor’s efforts to obtain Qualifying Financing, and (iii) set a Change of Control Closing Date mutually agreed upon by NEP Member. The Class B Members and NEP agree to use commercially reasonable efforts to coordinate with the Transfer Agent to record the issuance of NEP Common Units and Non-Voting NEP Common Units, as the case may be, to such Class B Members (or their nominee(s)).
(g)    Notwithstanding anything to the contrary in Section 7.03(a), with respect to any and all Class B Units held directly or indirectly by one or more Blockers, so long as (i) Investor Fund or any of its Affiliates Controls the Blocker Parent of such Blocker; (ii) immediately before the Change of Control Closing (after giving effect to the transactions contemplated by the Blocker Purchase Agreement), the only assets of the applicable Blocker (other than cash or current tax assets) are Class B Units; (iii) the applicable Blocker has engaged in no business activities other than its organizational activities, acquiring, financing, accepting, owning, and holding, directly or indirectly, Class B Units, and activities incidental thereto and (iv) on the applicable Change of Control Closing Date, the applicable Blocker has no liabilities other than immaterial liabilities incurred in connection with the foregoing activities in the ordinary course of business, then, unless the Class B Member Representative provides

868227.24-WILSR01A - MSW

written notice to NEP Member within five (5) days of receipt of such Change of Control Notice that it does not wish for NEP Member (or its nominee) to purchase all of the issued and outstanding Blocker Interests of such Blocker pursuant to the exercise of such NEP Change of Control Option, NEP Member (or its nominee) shall be required to purchase, and Blocker Parent shall be required to sell, all of the Blocker Interests of the applicable Blocker that holds, directly or indirectly, Class B Units rather than a direct purchase of the outstanding Class B Units held (directly or indirectly) by such Blocker, on the same terms and subject to the same conditions as set forth herein for the purchase of Class B Units pursuant to the NEP Change of Control Option (except that equitable adjustments shall be made to the Change of Control Purchase Price to account for any liabilities of the Blocker permitted by clause (iii) and clause (iv) above), in each case, subject to the terms and conditions of the Blocker Purchase Agreement, and Investor and Blocker Parent shall indemnify and hold harmless NEP Member and its Affiliates in accordance with the terms of such Blocker Purchase Agreement. In connection therewith, Blocker Parent will convey all right, title, and interest in and to the applicable Blocker Interests (and indirectly the Class B Units held by such Blocker), free and clear of all Encumbrances (other than restrictions on transfer created by this Agreement or applicable securities Laws), to NEP Member or its nominee. Unless the Class B Member Representative exercises the option not to have Blocker Interests purchased as set forth in this Section 7.03(g), references elsewhere in this Section 7.03 to Class B Units or to a Class B Member selling Class B Units shall be to the applicable Blocker Interests and Blocker Parent, respectively, and the other terms of this Section 7.03 shall apply mutatis mutandis, and the parties hereto will take all actions necessary to effect the Change of Control Closing as the purchase of Blocker Interests rather than the purchase of Class B Units.
7.04    Change of Control of a Class B Member.
(a)    If, at any time prior to the Flip Date, there is an announcement of a proposed Change of Control of a Class B Member or a Class B Member enters into any agreement providing therefor, then, commencing on the date of such announcement of a proposed Change of Control of a Class B Member or such entry into such agreement and ending on the date that is ninety (90) calendar days after the consummation of such Change of Control of such Class B Member, NEP Member shall have the right, but not the obligation, to acquire all or any portion of the outstanding Class B Units held by such Class B Member (in such capacity, the “COC Member”) at a purchase price that results in an Internal Rate of Return on each Class B Unit for which such election is made, measured from the applicable Acquisition Date of such Class B Unit to the Class B COC Closing Date, of six and three quarters percent (6.75%) (the “Class B COC Purchase Price”), upon the terms and conditions set forth in this Section 7.04 (the “Class B COC Option”). NEP Member may not assign its right to purchase the applicable Class B Units pursuant to this Section 7.04 to any Person other than NEP or a Subsidiary thereof; provided, however, that, in the event of any such assignment, NEP Member and NEP shall remain subject to their respective obligations set forth in this Section 7.04 upon any exercise of the Class B COC Option.
(b)    To exercise the Class B COC Option, NEP Member shall deliver to the COC Member written notice of such exercise (the “Class B COC Notice”) containing (i) the date (the “Class B COC Closing Date”) on which the Class B COC Option is to be consummated (the “Class B COC Closing”), (ii) the number of Class B Units to be purchased, (iii) the Class B COC Purchase Price per Class B Unit, and (iv) the form of consideration to be used to pay the Class B COC Purchase Price,

868227.24-WILSR01A - MSW

which shall be, at NEP Member’s election, either cash, Non-Voting NEP Common Units (or NEP Common Units if the holder of Class B Units to be purchased requests in writing, not less than three (3) Business Days prior to the applicable Class B COC Closing Date, the issuance of NEP Common Units), or a combination of cash and Non-Voting NEP Common Units (or NEP Common Units if the holder of Class B Units to be purchased requests in writing, not less than three (3) Business Days prior to the applicable Class B COC Closing Date, the issuance of NEP Common Units). If some or all of the Class B COC Purchase Price consists of NEP Common Units or Non-Voting NEP Common Units, the Issuance Price for each such NEP Common Unit or Non-Voting NEP Common Unit will be specified as the 10-day VWAP of the NEP Common Units on the date of the announcement of, or entry into agreement with respect to, the proposed Change of Control of the applicable Class B Member. The Class B COC Notice shall be delivered to the COC Member at least seven (7) Business Days and no more than ten (10) Business Days in advance of the Class B COC Closing Date.
(c)    Non-Voting NEP Common Units (or, if requested pursuant to Section 7.04(b), NEP Common Units) may be used for payment of the Class B COC Purchase Price at any Class B COC Closing Date only if each of the following conditions is satisfied as of the applicable Class B COC Closing Date:
(i)    the NEP Common Units are listed or admitted to trading on the Nasdaq Stock Market or the New York Stock Exchange;
(ii)    the Registration Rights Agreement is in effect with respect to the NEP Common Units into which the Non-Voting NEP Common Units are convertible, subject to and in accordance with the terms of the NEP Limited Partnership Agreement;
(iii)    NEP shall have filed a registration statement with the SEC registering the resale of the NEP Common Units into which the Non-Voting NEP Common Units issued at such Class B COC Closing are convertible, and such registration shall have been declared effective by the SEC, and no stop order shall have been issued with respect thereto; and
(iv)    the aggregate number of NEP Common Units and Non-Voting NEP Common Units that will be issued to holders of Class B Units at the Class B COC Closing, together with all NEP Common Units and Non-Voting NEP Common Units issued in all prior exercises of the Call Option, shall be no more than twenty-two and one half percent (22.5%) of the total number of outstanding NEP Common Units on a Fully Diluted Basis (including any NEP Common Units to be issued at the applicable Class B COC Closing).
(d)    On the Class B COC Closing Date, (i) the COC Member will convey all of its right, title, and interest in and to such COC Member’s Class B Units identified in the Class B COC Notice, free of all Encumbrances (other than those created by this Agreement or securities Laws), to NEP Member or its nominee; (ii) NEP Member or its nominee will pay the cash portion of the Class B COC Purchase Price to such COC Member (or its nominee) by wire transfer of immediately available funds; and (iii) NEP shall satisfy the remaining portion of the Class B COC Purchase Price by issuing Non-Voting NEP Common Units (or, if requested by the COC Member pursuant to Section 7.04(b),

868227.24-WILSR01A - MSW

NEP Common Units) to such COC Member no later than three (3) Business Days after the Class B COC Closing Date, and, in connection therewith, NEP shall instruct, and shall use its commercially reasonable efforts to cause, its Transfer Agent to record the issuance of such Non-Voting NEP Common Units or NEP Common Units, as the case may be, to such COC Member (or its nominee). No fractional NEP Common Units or Non-Voting NEP Common Units, as the case may be, will be issued. The Members agree that the Class B COC Closing shall be subject to the receipt of all applicable Required Governmental Authorizations. In the event any such Required Governmental Authorizations shall not have been obtained by the date that is otherwise scheduled to be the Class B COC Closing Date, then such Class B COC Closing date shall automatically be delayed until such date as all such Required Governmental Authorizations have been obtained and, for the avoidance of doubt, the Class B COC Purchase Price set forth in the Class B COC Notice shall be calculated from the applicable Acquisition Date of the Class B Units to be purchased until such date as all such Required Governmental Authorizations have been obtained.
(e)    Each Class B Member hereby agrees that, in connection with the Class B COC Closing, such Class B Member (or its Affiliates) shall use any cash portion of the Class B COC Purchase Price and all other cash on hand and all Cash Equivalents of such Class B Member to repay all of such Class B Member’s then outstanding Indebtedness under the Credit Agreement (including any breakage costs, termination fees, or other payments that would be due or payable thereunder) and all other Indebtedness required to be repaid as a result of the exercise of such Class B COC Option, in each case, pursuant to which the Class B Units being acquired pursuant to the exercise of such Class B COC Option are Encumbered (other than Indebtedness incurred pursuant to a Qualifying Financing (which, for the avoidance of doubt, shall not be secured by Encumbrances on any Class B Units)). To the extent that the cash portion (if any) of the Class B COC Purchase Price (net of any deductions or withholdings required under applicable Law), and all cash on hand and all Cash Equivalents of such Class B Member, are insufficient to repay in full all Indebtedness of such Class B Member and any other Indebtedness pursuant to which such Class B Units are Encumbered that is required to be repaid as a result of the exercise of such Class B COC Closing, plus the amounts required to be paid by such Class B Member constituting amounts owed by such Class B Member as termination payments and unpaid amounts under any swap, cap, forward, future, or other derivative transaction entered into in connection with the hedging of interest rates under the Credit Agreement, and minus amounts required to be paid to Investor constituting amounts owed by the counterparty under any such swap, cap, forward, future, or other derivative transaction as termination payments and unpaid amounts under any such swap, cap, forward, future, or other derivative transaction (such deficiency, a “Class B COC Cash Shortfall”), then such Class B Member shall use reasonable best efforts to remedy such Class B COC Cash Shortfall as promptly as practicable by obtaining Qualifying Financing in an amount required to remedy the Class B COC Cash Shortfall. The Members agree that until the Credit Agreement Payment in Full, each Class B COC Closing shall be subject to there being no Class B COC Cash Shortfall. If there is a Class B COC Cash Shortfall and the applicable Class B Members are unable, using reasonable best efforts, to secure Qualifying Financing or to refinance the existing Qualifying Financing with another Qualifying Financing by such Class B COC Closing Date, then the applicable Class B COC Closing shall automatically be delayed for a period of at least five (5) Business Days to allow such Class B Members to remedy the applicable Class B COC Cash Shortfall or until there is otherwise no longer a Class B COC Cash Shortfall associated with the exercise of such Class B COC Option. If NEP Member and the applicable Class B Members elect to delay the Class B COC Closing for more than ten (10) Business

868227.24-WILSR01A - MSW

Days in connection with the preceding sentence, then NEP Member and such Class B Members shall cooperate in good faith to remedy the applicable Class B COC Cash Shortfall prior to the applicable Class B COC Closing Date (provided that the foregoing shall not require such Class B Members to take any actions to remedy such Class B COC Cash Shortfall other than seeking Qualifying Financing in accordance with this Section 7.04(e); provided, further, that the foregoing shall not require NEP or NEP Member to take any actions to remedy such Class B COC Cash Shortfall other than such cooperation with the Class B Members). If the applicable Class B Members are unable to remedy the applicable Class B COC Cash Shortfall within twenty (20) Business Days thereafter, then the applicable Class B COC Notice shall be deemed revoked. If the Class B Members are able to obtain Qualifying Financing in an amount equal to or greater than the Class B COC Cash Shortfall, then (1) the Class B Member Representative shall promptly deliver written notice thereof to NEP Member, (2) the Class B COC Closing shall occur as promptly thereafter as practicable, (3) the Class B COC Purchase Price shall be calculated from the applicable Acquisition Date of the Class B Units to be purchased to the date on which such Class B COC Closing actually occurs, and (4) the Issuance Price of the NEP Common Units and Non-Voting NEP Common Units, if any, to be issued as payment (or partial payment) of the applicable Class B COC Purchase Price shall be the price set forth in the original Class B COC Notice.
(f)    Each Member agrees to cooperate fully with the Company, the Managing Member, and NEP to effect the Class B COC Closing as reasonably requested, including using its reasonable best efforts to obtain all applicable Governmental Authorizations, terminating and releasing all Encumbrances on the applicable Class B Units (other than those created by this Agreement or securities Laws), and entering into any agreements and instruments and executing any certificates or other documents the Managing Member reasonably deems necessary or appropriate to consummate the Disposition of the applicable Class B Units (provided that the foregoing shall not require the Class B Members to take any actions to remedy any Class B COC Cash Shortfall other than seeking Qualifying Financing in accordance with Section 7.04(e)). The Class B Members and NEP agree to use commercially reasonable efforts to coordinate with the Transfer Agent to record the issuance of NEP Common Units and Non-Voting NEP Common Units, as the case may be, to the COC Member (or its nominee).
(g)    Until the earlier of the date that (A) the Credit Agreement Payment in Full or (B) the Flip Date occurs, the Class B Member agrees that it shall not incur Indebtedness, under the Credit Agreement or otherwise, in excess of the amount of Indebtedness borrowed under the Credit Agreement on the Effective Date, plus the amount of Indebtedness subsequently incurred under the Credit Agreement pursuant to the terms of the Credit Agreement as in effect on the date hereof or (provided that the aggregate amount of all Indebtedness of the Class B Member under the Credit Agreement following the effectiveness of any such changes in terms shall not exceed the Maximum Amount immediately prior to such changes) on terms not less favorable to the Class A Members, plus amounts under any swap, cap, forward, future, or other derivative transactions of the nature described in Section 7.04(d), plus $1,000,000.00. The Class B Member further agrees that, prior to the Flip Date, it shall not take any actions or omit to take any actions which result in Encumbrances on the Class B Units securing Indebtedness in an aggregate amount in excess of $1,000,000.00, other than Encumbrances that secure the obligations of the Class B Member under the Credit Agreement or any related loan documents and under any swap, cap, forward, future, or other derivative transactions of the nature described in Section 7.04(d).

868227.24-WILSR01A - MSW

(h)    Notwithstanding anything to the contrary in Section 7.04(a), with respect to any and all Class B Units to be purchased pursuant to a Class B COC Option that are held directly or indirectly by any Blocker, so long as (i) Investor Fund or any of its Affiliates Controls the Blocker Parent of such Blocker; (ii) immediately before the Class B COC Closing (after giving effect to the transactions contemplated by the Blocker Purchase Agreement), the only assets of the applicable Blocker (other than cash or current tax assets) are Class B Units; (iii) the applicable Blocker has engaged in no business activities other than its organizational activities, acquiring, financing, accepting, owning, and holding, directly or indirectly, Class B Units, and activities incidental thereto and (iv) on the applicable Class B COC Closing Date, the applicable Blocker has no liabilities other than immaterial liabilities incurred in connection with the foregoing activities in the ordinary course of business, then, unless the Class B Member Representative provides written notice to NEP Member within five (5) days of receipt of such Class B COC Notice that it does not wish for NEP Member (or its nominee) to purchase all of the issued and outstanding Blocker Interests of such Blocker pursuant to the exercise of such Class B COC Option, NEP Member (or its nominee) shall be required to purchase, and Blocker Parent shall be required to sell, all of the Blocker Interests of the applicable Blocker that holds, directly or indirectly, Class B Units rather than a direct purchase of the outstanding Class B Units held (directly or indirectly) by such Blocker, on the same terms and subject to the same conditions as set forth herein for the purchase of Class B Units pursuant to the Class B COC Option (except that equitable adjustments shall be made to the Class B COC Purchase Price to account for any liabilities of the Blocker permitted by clause (iii) and clause (iv) above), in each case, subject to the terms and conditions of the Blocker Purchase Agreement, and Investor and Blocker Parent shall indemnify and hold harmless NEP Member and its Affiliates in accordance with the terms of such Blocker Purchase Agreement. In connection therewith, Blocker Parent will convey all right, title, and interest in and to the applicable Blocker Interests (and indirectly the Class B Units held by such Blocker), free and clear of all Encumbrances (other than restrictions on transfer created by this Agreement or applicable securities Laws), to NEP Member or its nominee. Unless the Class B Member Representative exercises the option not to have Blocker Interests purchased as set forth in this Section 7.04(h), references elsewhere in this Section 7.04 to Class B Units or to a Class B Member selling Class B Units shall be to the applicable Blocker Interests and Blocker Parent, respectively, and the other terms of this Section 7.04 shall apply mutatis mutandis, and the parties hereto will take all actions necessary to effect the Class B COC Closing as the purchase of Blocker Interests rather than the purchase of Class B Units.
7.05    Non-Voting NEP Common Units.
(a)    Subject to and in accordance with the terms of the NEP Limited Partnership Agreement, (i) a Non-Voting NEP Common Unit shall automatically convert into one (1) NEP Common Unit immediately upon the Disposition of such Non-Voting NEP Common Unit to any Person that is not an Affiliate of the Class B Member Disposing of such Non-Voting NEP Common Unit; and (ii) each Class B Member shall have the right, but not the obligation, to convert all or any portion of the Non-Voting NEP Common Units held by it into NEP Common Units on the date that is sixty-one (61) days following delivery to the Company and NEP by such Class B Member of a written election of conversion. NEP hereby agrees that it shall not, without the consent of the Class B Members, alter, amend, or waive any provision of the NEP Limited Partnership Agreement in a manner that would require the consent of the Non-Voting NEP Common Units if the Non-Voting NEP Common Units were outstanding and held solely by the Class B Members.

868227.24-WILSR01A - MSW

(b)    In the event of a Disposition of Non-Voting NEP Common Units, NEP hereby agrees to use commercially reasonable efforts to facilitate the conversion of such Non-Voting NEP Common Units in connection with such Disposition, including coordinating with the Transfer Agent to facilitate such Disposition and to record the transfer and conversion of Non-Voting NEP Common Units in a manner that permits the sale of the Non-Voting NEP Common Units in market transactions.
7.06    Certain Assistance.
(a)    After the Flip Date, subject to Section 7.01(c), Managing Member shall use commercially reasonable efforts to assist Investor in connection with a private placement of the Class B Units then held by Investor and its Affiliates if such Class B Units are not acquired by NEP Member (or its assignee) pursuant to Section 7.01(c). In furtherance of the foregoing, to the extent permitted by applicable Law, the Managing Member shall, and shall cause the Company and its Subsidiaries to, use commercially reasonable efforts to cooperate with, provide reasonable assistance with respect to, and take customary actions reasonably requested by Investor, including (i) making the Company’s properties, books and records, and other assets reasonably available for inspection by potential acquirers, (ii) establishing a physical or electronic data room that includes materials customarily made available to potential acquirers in connection with such processes, (iii) upon reasonable notice, making employees of the Managing Member, the Company, and its Affiliates reasonably available for presentations, site visits, interviews, and other diligence activities, and (iv) reasonably assisting in the termination of Encumbrances on the Class B Units under any Class B Permitted Loan Financing and in the perfection of any security interest of other Encumbrances on the Class B Units by the lenders of any such potential acquirers, subject, in each case, to customary confidentiality provisions; provided that none of the foregoing actions unreasonably interferes with the operation of any business of the Company or any of its Subsidiaries. Investor shall, promptly upon written request by NEP Member, reimburse NEP Member and its Affiliates for all reasonable and documented out-of-pocket costs, fees, and expenses (including attorneys’ fees and expenses), incurred by NEP Member or any of its Affiliates or any of the directors, officers, managers, members, partners, employees, stockholders, representatives, advisors, or Affiliates of NEP Member or any of its Affiliates in connection with any such Person’s complying with the obligations under this Section 7.06(a).
(b)    In connection with (i) any Class B Member’s seeking any additional or substitute financing in accordance with Section 7.02(h), Section 7.03(d), or Section 7.04(e) in order to remedy any Call Option Cash Shortfall, Change of Control Cash Shortfall, or Class B COC Cash Shortfall, as applicable, or (ii) any Class B Permitted Loan Financing following the Flip Date (including, for the avoidance of doubt, any modification to or replacement of any existing Class B Permitted Loan Financing), the Managing Member and the Company shall, and shall use their reasonable best efforts to cause the Company’s and its Subsidiaries’ authorized representatives to, cooperate, in all cases at the Class B Members’ sole cost and expense and upon reasonable advance notice by the Class B Members in connection with the Class B Members’ efforts to arrange, consummate, and obtain any such financing described in the foregoing clauses (i) and (ii). The Managing Member and the Company agree that such cooperation shall be on terms (including with respect to rights to indemnification) that are identical to the cooperation provided by the Company and NEP under Section 5.04 of the Purchase Agreement, mutatis mutandis, in connection with any such financing.

868227.24-WILSR01A - MSW

7.07    Standstill and Notice of Ownership.
(a)    Except (A) as permitted pursuant to the exercise of any Call Option, NEP Change of Control Option, or Class B COC Option or (B) with respect to any Class B Permitted Loan Financing or any swap, cap, forward, future, or other derivative transactions of the nature described in Section 7.02(h) that is entered into pursuant to any hedging of interest rates under the Credit Agreement or Qualifying Financing, Investor and each other Class B Member agrees that, for so long as such Person or any of its Affiliates, Affiliated Funds, or Affiliated Investment Vehicles holds Class B Units, neither such Person nor any of its Affiliates, Affiliated Funds, or Affiliated Investment Vehicles, or any of its or their respective representatives (acting on behalf of, or in concert with, Investor or any of its other representatives), will in any manner, directly or indirectly, (i) effect (or seek, offer, or propose to effect), (ii) announce any intention to effect, or (iii) cause or participate in or in any way knowingly assist, facilitate, or encourage any other person to effect (or seek, offer, or propose to effect) any short sale or any purchase, sale, or grant of any option, warrant, convertible security, unit appreciation right, or other similar right (including any put or call option or “swap” or hedging transaction with respect to any security (other than a broad-based market basket or index)) that includes, relates to, or derives any significant part of its value from a decline in the market price or value of any NEP Common Units or any other securities of NEP if, as a result of such short sale, purchase, sale, or grant Investor would no longer have a “net long position” (as defined in Rule 14e-4 promulgated under the Exchange Act) in respect of NEP Common Units. Notwithstanding the foregoing, the provisions of this Section 7.07(a) (1) shall not apply to or restrict the activities of any of Investor’s Affiliates, Affiliated Funds, and Affiliated Investment Vehicles other than Investor Fund and any such Affiliates, Affiliated Funds, and Affiliated Investment Vehicles as are Controlled by Investor Fund and (2) shall terminate and no longer be of any effect following the Flip Date.
(b)    Notwithstanding any other provision of this Agreement, if and for so long as any Class B Member is in violation of the provisions of Section 7.07(a), the Managing Member shall be entitled to withhold from such Class B Member and its Affiliates holding Class B Units all distributions that they would otherwise be entitled to receive pursuant to Section 5.01 and Section 5.02, in each case, until such Class B Member has complied with the requirements of this Section 7.07.
7.08    Governmental Authorizations.
(a)    In furtherance and not in limitation of each Member’s obligations pursuant to Section 7.02, Section 7.03, and Section 7.04, each Member shall cooperate with the Managing Member and each other Member and shall use reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper, or advisable on its part to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to obtain all Required Governmental Authorizations, including under the HSR Act and as may be required by the FERC. The Company shall pay all filing fees to obtain such Required Governmental Authorizations.
(b)    In furtherance and not in limitation of the foregoing, each of the Members agrees that, to the extent the Managing Member determines that any Required Governmental Authorization is needed in connection with the occurrence of a Distribution Adjustment Date or the

868227.24-WILSR01A - MSW

consummation of the Call Option, the NEP Change of Control Option, or the Class B COC Option, the applicable Members (and their respective Subsidiaries, if applicable) shall file, or cause to be filed, all appropriate notifications, applications, and filings in connection therewith, including pursuant to the HSR Act and as may be required by the FERC, as promptly as practicable and shall promptly supply any additional information and documentary material that may be requested of such Person by the applicable Governmental Authorities in connection with the HSR Act or any other Law. Each of the Members agrees to use its reasonable best efforts to promptly furnish any information required to be submitted to comply with any request for information or equivalent request from the relevant Governmental Authorities. Each of the Members agrees to (i) give the other Members prompt notice of the making or commencement of any request, litigation, hearing, examination, action, or proceeding with respect to any Governmental Authorization sought hereby; (ii) keep the Managing Member reasonably informed as to the status of any such request, litigation, hearing, examination, action, or proceeding; and (iii) promptly inform the Managing Member of any material or substantive communication to or from any Governmental Authority to the extent regarding any Governmental Authorization sought hereby and provide a copy of all written communications. Each of the Members further agrees, to the extent not prohibited by Law, to consult the Managing Member on all the information relating to such Member that appears in any filing made with, or written materials submitted to, any Governmental Authority. Each party shall cause its respective counsel to furnish each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the preparation of necessary filings or submissions under the provisions of the HSR Act or any other Law. Each party shall cause its counsel to supply to each other party copies of the date-stamped receipt copy of the cover letters delivering the filings or submissions required under the HSR Act to any Governmental Authority and shall provide prompt notification to the other party when it becomes aware that any consent or approval is obtained, taken, made, given, or denied, as applicable. Notwithstanding anything to the contrary contained in this Agreement, the Managing Member shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary Governmental Authorizations and shall take the lead in all meetings and communications with any Governmental Authority in connection with obtaining any necessary Governmental Authorizations; provided that no party shall participate in any meeting or substantive discussion with any Governmental Authority in respect of any such filings or related investigations or other inquires unless, to the extent not prohibited by Law, it consults with the other parties in advance and, to the extent permitted by the applicable Governmental Authority and Law, gives the other parties the opportunity to attend and participate in such meeting.
(c)    Each of the Members agrees to use its reasonable best efforts to obtain early termination of the waiting period under the HSR Act and any other Law, and, in furtherance of the foregoing, each Member agrees to use its reasonable best efforts to avoid or eliminate as soon as possible each and every impediment under the HSR Act and any other Law that may be asserted by any Governmental Authority so as to enable the Members hereto to promptly consummate the transactions contemplated by this Agreement; provided, however, that, notwithstanding the foregoing, no Member (and no Parent, Subsidiary, or Affiliate of a Member) shall be required to take any of the following actions (or any action that would require a Member (or its Parent, Subsidiaries, Affiliates or, in the case of a Class B Member, any direct or indirect portfolio company of investment funds advised or managed by one or more Affiliates of such Class B Member or any investment of such Class B Member or an Affiliate of such Class B Member in connection therewith) to take any of the following actions): (i) committing to or effecting, by consent decree, hold separate orders, trust, or otherwise, the divestiture,

868227.24-WILSR01A - MSW

sale, license, transfer, assignment, or other Disposition of assets or business of such Persons; (ii) terminating, relinquishing, modifying, transferring, assigning, restructuring, or waiving existing agreements, collaborations, contractual rights, obligations, or other arrangements of such Persons; (iii) creating or consenting to create any contractual rights, obligations, tolling agreements, or other arrangements of such Persons, or (iv) otherwise limiting the freedom of action with respect to, any assets, rights, products, licenses, business, operations, or interests therein of any such Persons.
7.09    Liquidity Event.
(a)    At any time following a Triggering Event, the Class B Member Representative shall be entitled to cause the Company and other Members (including the Managing Member) to seek a sale of the Company (whether by way of sale of all or substantially all of the assets or Membership Interests of the Company, merger or other business combination, or otherwise) or other liquidity event for the Company (any such transaction, a “Liquidity Event”), the consummation of which shall be subject to receipt of all applicable Required Governmental Authorizations and compliance with, or obtaining any required consents or waivers under, any change of control or other applicable restriction set forth in any material agreement to which the Company or any of its direct or indirect Subsidiaries is a party.
(b)    If the Class B Member Representative elects to cause the Company to undertake a Liquidity Event pursuant to this Section 7.09, then the Class B Member Representative may exclusively identify, negotiate, structure, and otherwise pursue the Liquidity Event in good faith, in accordance with this Section 7.09. The Class B Member Representative shall regularly consult and cooperate with the Managing Member with respect to the status of the sale process for such Liquidity Event; provided, however, that no Member shall have any consent, voting, or appraisal rights with respect to the final terms of a Liquidity Event or have any right under this Agreement to object to a Liquidity Event that is completed in compliance with this Section 7.09. The Managing Member, the Company and each other Member shall, and shall cause their respective representatives to, use reasonable best efforts to cooperate with the Class B Member Representative in pursuing and effecting any Liquidity Event. In furtherance of the foregoing, the Managing Member and the Company shall, and the Company shall cause its Controlled Subsidiaries to, take such action as the Class B Member Representative may reasonably request in connection with any proposed Liquidity Event to the extent permitted by applicable Law, including engaging an investment banker or other advisors selected by the Class B Member Representative in connection with such Liquidity Event, providing such financial and operational information as the Class B Member Representative may request (including information pertaining to Pine Brooke Holdings and its Subsidiaries), and causing representatives of the Company and its Controlled Subsidiaries to cooperate and using reasonable best efforts to cause representatives of Pine Brooke Holdings and its Subsidiaries or any other Non-Controlled Entities to cooperate (including, in each case, by participating in management presentations, preparing marketing materials, and making diligence materials available in an electronic data room) with the Class B Member Representative in any marketing process in connection with any proposed Liquidity Event. Each Member shall cause its applicable Controlled Affiliates, and shall use reasonable best efforts to cause its applicable Affiliates that are not Controlled Affiliates, to deliver any consents or waivers required from such Affiliate (including of any preferential transfer rights, rights of first offer, rights of first refusal, and change of control or ownership provisions) under any agreement to which the Company or any of its direct or

868227.24-WILSR01A - MSW

indirect Subsidiaries is a party or to which any of their assets is bound in connection with any Liquidity Event.
(c)    The Members will consent to, participate in, raise no objection against, and not impede or delay any such Liquidity Event and will take or cause to be taken all other actions to approve such Liquidity Event reasonably necessary or desirable to cause the consummation of such Liquidity Event on the terms proposed by the Class B Member Representative. The Members, including the Managing Member, will execute any applicable merger, asset purchase, securities purchase, recapitalization, or other agreement negotiated by the Class B Member Representative in connection with any such Liquidity Event; provided, however, that (i) each Member shall make the same representations and warranties, covenants, and indemnities as each other Member; (ii) no Member shall be liable for the breach of any covenants, or inaccuracies in any representations or warranties, of any other Member and vice versa; (iii) in no event shall any Member be required to make representations, warranties, or covenants or provide indemnities as to any other Member; (iv) any liability relating to representations, warranties, and covenants (and related indemnities) or other indemnification obligations regarding the business of the Company and its Subsidiaries in connection with the Liquidity Event shall be shared by the Members pro rata on a several (but not joint) basis in proportion to the amount of proceeds received by each Member in the Liquidity Event; and (v) in no event shall any Member be responsible for any liabilities or indemnities in connection with such Liquidity Event in excess of the amount of proceeds received by such Member in the Liquidity Event.
(d)    In connection with any Liquidity Event, (i) the Class B Member Representative shall in good faith use its commercially reasonable efforts to maximize value to the Members (as a whole) in connection with any Liquidity Event (and in connection therewith, Class B Member Representative may consider such factors as the Class B Member Representative determines in good faith to be necessary or appropriate, including with respect to the amount and form of consideration, timing, and transaction execution risk), (ii) each Member shall receive the same form of consideration as each other Member, and (iii) the amount of consideration to be received by each of the Members will be calculated by taking the aggregate amount of proceeds received in such Liquidity Event and allocating such proceeds among the Members in accordance with the applicable distribution provisions set forth in Section 5.01.
(e)    Investor hereby agrees that, in connection with the consummation of any Liquidity Event, Investor shall use all cash or other liquid consideration received upon a Liquidity Event (net of any deductions or withholdings required under applicable Law) and all other cash on hand of Investor to repay all of Investor’s then outstanding Indebtedness under the Credit Agreement (including any breakage costs, termination fees, or other payments that would be due or payable thereunder) and all other Indebtedness pursuant to which the Class B Units being acquired pursuant to such Liquidity Event are Encumbered, plus the amounts required to be paid by Investor constituting amounts owed by Investor as termination payments and unpaid amounts under any swap, cap, forward, future, or other derivative transaction entered into in connection with the hedging of interest rates under the Credit Agreement.

868227.24-WILSR01A - MSW

(f)    Other than as provided in Section 7.09(e), the Company shall bear the reasonable, documented, and out-of-pocket costs incurred by each Member in connection with a Liquidity Event.
(g)    Notwithstanding anything contained in this Section 7.09 to the contrary, there shall be no liability or obligation on behalf of the Class B Member Representative if the Class B Member Representative determines, for any reason, not to consummate a Liquidity Event, and the Class B Member Representative shall be permitted to, and shall have the authority to cause the Company to, discontinue at any time any Liquidity Event. Under no circumstances shall this Section 7.09 be construed to grant to any Member any dissenter’s rights or appraisal rights or give any Member any right to vote in any Liquidity Event structured as a merger or consolidation, it being understood that the Members hereby expressly waive any rights that could be granted under Section 18-210 of the Act in connection with any Liquidity Event, and grant to the Class B Member Representative the sole right to approve or consent to a merger or consolidation of the Company in connection with a Liquidity Event.
ARTICLE 8
TAXES

8.01    Tax Returns. The Managing Member shall cause the Company to engage an independent accounting firm to prepare and timely file (on behalf of the Company) all federal, state, and local Tax returns required to be filed by the Company and its Subsidiaries. Each Member shall furnish to the Managing Member all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s Tax returns to be timely prepared and filed. The Company shall bear the costs of the preparation and filing of its returns. Within seventy-five (75) days after the end of each calendar year, the Company shall provide estimated federal, state and local income Tax information and schedules as may be necessary for Tax reporting purposes, including Internal Revenue Service Schedule K-1, and shall provide final information on or about July 31 of each calendar year. The Company shall promptly provide any other Tax information reasonably requested by each Member with respect to such year.
8.02    Certain Tax Matters.
(a)    The Company shall make the following elections on the appropriate Tax returns:
(i)    to adopt as the Company’s fiscal year the calendar year;
(ii)    to adopt the accrual method of accounting;
(iii)    if a distribution of the Company’s property occurs as described in Section 734 of the Code or upon a transfer of Membership Interest as described in Section 743 of the Code, an election pursuant to Section 754 of the Code to adjust the basis of the Company’s properties; provided that, notwithstanding the foregoing, the Company shall make an election under Section 754 of the Code with respect to the taxable year that includes the Additional Closing Date;

868227.24-WILSR01A - MSW

(iv)    to elect to deduct or amortize the organizational expenses of the Company in accordance with Section 709(b) of the Code;
(v)    subject to Section 8.03(g), any other election the Managing Member may deem appropriate; and
(vi)    to elect out of any “bonus” depreciation under Section 168(k) of the Code or any corresponding provision of the Code.
(b)    Neither the Company nor any Member shall make an election for the Company or any of its direct or indirect Subsidiaries to be (i) subject to Tax as an association for U.S. federal income Tax purposes or (ii) excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state Law, and no provision of this Agreement shall be construed to sanction or approve such an election.
8.03    Partnership Representative.
(a)    The Managing Member shall serve as the “partnership representative” of the Company within the meaning of Section 6223(a) of the Code (the “Partnership Representative”). The Partnership Representative shall inform each other Member of all material matters that may come to its attention in its capacity as the Partnership Representative by giving notice thereof on or before the fifth (5th) Business Day after becoming aware thereof and, within that time, shall forward to each other Member copies of all material written communications it may receive in that capacity. The Managing Member is hereby directed and authorized to take whatever steps it, in its reasonable discretion, deems necessary or desirable to perfect such designation, including filing any forms or documents with the IRS, designating an individual to serve as the sole individual through whom the Partnership Representative will act, and taking such other action as may from time to time be required under the Treasury Regulations. The Managing Member will remain as the Partnership Representative so long as it retains any ownership interests in the Company unless it requests that it not serve as Partnership Representative; provided, however, that, notwithstanding the foregoing, the Managing Member shall not be permitted to resign unless and until the Members have found a replacement Partnership Representative approved unanimously in writing by the Members.
(b)    Notwithstanding anything in this Agreement to the contrary, and with the exception that the approval of Investor described in this paragraph is not required for any Guaranteed Tax Credit Dispute, the Partnership Representative must: (i) obtain the prior written approval of Investor (not to be unreasonably withheld, conditioned or delayed) with respect to (y) commencing any judicial or administrative action or appealing any adverse determination of a Governmental Authority, in each case relating to Taxes and (z) surrendering, settling or compromising any audit or proceeding relating to Taxes, in each case of clause (y) or (z), only to the extent such action, adverse determination, audit or proceeding, as applicable, relates to a taxable period during which Investor held Class B Units; and (ii) inform and consult with Investor, on a timely basis, regarding the status of investigations, audits, proceedings and negotiations with any Governmental Authority, in each case, to the extent relating to Taxes and a taxable period during which the Investor held Class B Units. Any reasonable cost or expense incurred by the Partnership Representative in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.

868227.24-WILSR01A - MSW

For the avoidance of doubt, the approval of Investor shall not be required pursuant to this Section 8.03 in connection with any Guaranteed Tax Credit Dispute; provided that the Partnership Representative shall keep Investor reasonably informed in connection with the developments in any Guaranteed Tax Credit Dispute and consider any reasonable comments received in connection therewith.
(c)    The Partnership Representative may, in its reasonable discretion, make the election provided by Section 6221(b) of the Code to have Subchapter C of Chapter 63 of the Code not apply (the “Election Out”).
(d)    If the Internal Revenue Service proposes an adjustment in the amount of any item of income, gain, loss, deduction, or credit of the Company, or any Member’s (or former Member’s) distributive share thereof, and such adjustment results in an “imputed underpayment” as described in Section 6225(b) of the Code (a “Covered Audit Adjustment”), the Partnership Representative may (but shall not be required to) elect, to the extent that such election is available (taking into account whether the Partnership Representative has received any needed information on a timely basis from the Members and former Members, if applicable), and the Election Out was not previously made, to apply the alternative method provided by Section 6226 of the Code (the “Alternative Method”). To the extent that the Partnership Representative does not elect the Alternative Method with respect to a Covered Audit Adjustment, the Partnership Representative shall use commercially reasonable efforts to (a) request information necessary to, and to make any modifications available under Sections 6225(c) of the Code to the extent that such modifications are available (taking into account whether the Partnership Representative has received any needed information on a timely basis from the Members and former Members) as would, reduce any Company Level Taxes payable by the Company with respect to the Covered Audit Adjustment, and (b) if requested by a Member, provide to such Member information allowing such Member to file an amended U.S. federal income Tax return, as described in Section 6225(c)(2) of the Code, to the extent that such amended return and payment of any related U.S. federal income Taxes would reduce any Company Level Taxes payable by the Company with respect to the Covered Audit Adjustment (after taking into account any modifications described in clause (a)). Similar procedures shall be followed in connection with any state or local income Tax audit that incorporates rules similar to Subchapter C of Chapter 63 of the Code.
(e)    Notwithstanding any provision of this Agreement to the contrary, any Taxes, penalties, and interest payable under the Subchapter C of Chapter 63 of the Code by the Company (“Company Level Taxes”) shall be treated as attributable to the Members (and former Members if applicable) of the Company, and the Partnership Representative shall cause the Company to allocate the burden of any such Company Level Taxes to those Members (and former Members if applicable) to whom such amounts are reasonably attributable (whether as a result of their status, actions, inactions, or otherwise), taking into account the effect of any modifications described in Section 8.03(d) that reduce the amount of Company Level Taxes. All Company Level Taxes allocated to a Member (or a former Member if applicable), at the option of the Managing Member, shall (i) be promptly paid to the Company by such Member (or former Member if applicable) (“Option A”) or (ii) be paid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Member pursuant to Section 5.01 or Section 5.02 and, if such distributions are not sufficient for that purpose, by reducing the proceeds of liquidation otherwise payable to such Member pursuant to Section 5.03 (“Option B”). If the Managing Member selects Option A, the Company’s

868227.24-WILSR01A - MSW

payment of the Company Level Taxes allocated to the applicable Member (or former Member if applicable) shall be treated as a distribution to such Member (or former Member) and the payment by such Member (or former Member) to the Company shall be treated as a capital contribution for U.S. federal income Tax purposes; provided that such payments shall not affect the Capital Accounts of, any other contributions to be made by, or the distributions and allocations to be made to the applicable Members (or former Member) under this Agreement. If the Managing Member selects Option B, the applicable Member shall for all purposes of this Agreement be treated as having received a distribution of the amount of its allocable share of the Company Level Taxes at the time such Company Level Taxes are paid by the Company. To the fullest extent permitted by applicable Law, each Member (whether or not such Member becomes a Member after the Effective Date) hereby agrees to indemnify and hold harmless the Company and the other Members (or former Members if applicable) from and against any liability for Company Level Taxes allocated to such Member in accordance with this Section 8.03(e) (including, with respect to any former Member, any Company Level Taxes allocated to such former Member that are attributable to taxable periods (or portions thereof) during which such former Member was treated as holding an interest in the Company).
(f)    If any Member intends to file a notice of inconsistent treatment under Section 6222(c) of the Code, such Member shall give reasonable notice under the circumstances to the other Members of such intent and the manner in which the Member’s intended treatment of an item is (or may be) inconsistent with the treatment of that item by the other Members.
(g)    Except as may be required by applicable Law, the Managing Member and the Company shall not make any election or take any action, including such elections or actions specifically authorized under this Section 8.03, that reasonably would be expected to have a disproportionate adverse effect on Investor or its direct or indirect investors.
8.04    Certain Agreements. Each Member represents, as of the Effective Date, and covenants to the Company and each other Member that during the period in which such Member holds a Membership Interest in the Company, (a) its ownership of a Membership Interest will not (i) during the applicable investment tax credit recapture period or any period in which depreciation deductions under the Modified Accelerated Cost Recovery System (MACRS) may be claimed by a Tax Equity Entity with respect to any direct or indirect asset, cause any portion of the Company’s or any of its Subsidiaries’ assets or any assets of other Non-Controlled Entities or their respective Subsidiaries to be treated as “tax-exempt use property” within the meaning of Section 168(h) of the Code (including by reason of any Blocker’s being treated as or becoming at any time a “tax-exempt controlled entity” (within the meaning of Section 168(h)(6)(F) of the Code)) or (ii) result in a Tax Equity Entity having a direct or indirect owner that (A) is not “United States person” within the meaning of Code Section 7701(a)(30) (other than any such owner who holds its interest in the Tax Equity Entity indirectly through an entity classified as a U.S. corporation for U.S. federal income tax purposes) or (B) during (x) the period that production Tax credits under Section 45 of the Code (or any successor provision) may be claimed with respect to the output of any direct or indirect asset of a Tax Equity Entity, or (y) any applicable depreciation recovery period of any direct or indirect asset of a Tax Equity Entity, is a Related Party; and (b) such Member will not take any action that would result in any change in ownership or reassessment with respect to Genesis Solar, LLC (or its real property) for purposes of §64 of the California Revenue & Taxation Code.

868227.24-WILSR01A - MSW

ARTICLE 9
BOOKS, RECORDS, REPORTS, INFORMATION UPDATES, AND BANK ACCOUNTS

9.01    Maintenance of Books.
(a)    The Managing Member shall keep or cause to be kept at the principal office of the Company or at such other location it deems necessary or appropriate complete and accurate books and records of the Company, including all books and records necessary to provide to the Members any information required to be provided pursuant to Section 3.07, Section 9.02 and Section 9.03, supporting documentation of the transactions with respect to the conduct of the Company’s business, and minutes of the proceedings of its Members and the Managing Member, and any other books and records that are required to be maintained by applicable Law.
(b)    The books of account of the Company shall be (i) maintained on the basis of a fiscal year that is the calendar year; (ii) maintained on an accrual basis in accordance with GAAP; and (iii) audited by a nationally recognized certified public accounting firm selected by the Managing Member and retained by the Company at the end of each Fiscal Year; provided that the Members’ Capital Accounts shall be maintained in accordance with Article 4 and Article 5.
9.02    Determination of Internal Rate of Return.
(a)    Quarterly Determinations. For so long as the Class B Units are held by Investor, the Managing Member will (i) calculate at least quarterly the Internal Rate of Return achieved by Investor and (ii) send Investor, within forty-five (45) days after the end of each Quarter, a report in the form of the IRR Report showing the Internal Rate of Return as of such date. The Managing Member will make its advisors available to answer any questions regarding the calculations contained in any such IRR Report.
(b)    Calculation Rules and Conventions. The Managing Member will employ the following calculation rules and conventions in determining the Internal Rate of Return of a Class B Member:
(i)    Continuity of Ownership. The Managing Member will treat ownership of each Class B Unit as being continuous from the applicable Acquisition Date with respect to such Class B Units to the date as of which the calculation is being made without regard to any change in ownership of such Class B Unit during such period.
(ii)    Cash Flows. The “Cash Flows” taken into account in determining the Internal Rate of Return with respect to a Class B Unit shall consist solely of (A) the sum of (x) the amount of the Capital Contribution per Class B Unit made (or deemed to be made) by the applicable Class B Member (or its predecessor in respect of such Class B Unit) on the Effective Date, Initial Closing Date, or, the Additional Closing Date (if any), as applicable, in exchange for such Class B Unit on the Effective Date, Initial Closing Date, or, the Additional Closing Date (if any), as applicable, (y) any additional Capital Contributions made by such Class B Member (or

868227.24-WILSR01A - MSW

its predecessor in respect of such Class B Unit) pursuant to Section 4.04 in respect of such Class B Unit, and (z) all distributions to the applicable Class B Member (or its predecessor in respect of such Class B Unit), including distributions in respect of such Class B Unit pursuant to the proviso set forth in Section 5.01(d). Any amount received by the Class B Members (or their predecessors in respect of Class B Units) that is in the nature of a recovery or replacement of, or indemnity or compensation for, and is the substantial economic equivalent of, an item that would otherwise be taken into account in the foregoing clauses (x), (y), or (z) (which for the avoidance of doubt, will not include any recovery or replacement of, or indemnity or compensation for, actual out-of-pocket losses, costs, or expenses of the Class B Members) will be deemed received for purposes of the calculation of the Internal Rate of Return on the date so received by such Class B Member (or its predecessor or nominee).
(c)    Any dispute by a Class B Member of any item or procedure or calculation of, or which affects, the achievement of the Internal Rate of Return contained in any notice or report delivered to the Class B Members will be disputed in accordance with the dispute resolution mechanism set forth in Article 11.
9.03    Reports.
(a)    No later than one hundred seventy-five (175) days following the end of each fiscal year of the Company, the Managing Member shall prepare and deliver, or cause to be prepared and delivered, to each Member annual financial statements of the Company and its Controlled Subsidiaries on a consolidated basis audited by a nationally recognized certified public accounting firm and prepared in accordance with GAAP, including a balance sheet, an income statement, a statement of cash flows, and a statement of changes in each Member’s equity as of the end of the immediately preceding fiscal year, starting with the year ended December 31, [2021].
(b)    No later than seventy-five (75) days following the last day of each of the first three Quarters of each fiscal year, the Managing Member shall prepare and deliver, or cause to be prepared and delivered, to each Member an unaudited balance sheet, income statement, and a statement of cash flows of the Company and its Controlled Subsidiaries on a consolidated basis for such Quarter, as well as operating reports on a consolidated and a project basis for such Quarter; provided that the Managing Member shall prepare and deliver to each Member an unaudited balance sheet, income statement, and a statement of cash flows of the Company and its Controlled Subsidiaries for the fourth Quarter of each fiscal year no later than ninety (90) days following the last day of such Quarter. Within thirty (30) days after the end of each Quarter, the Managing Member shall prepare and deliver to each Member quarterly certificates or other evidence of ownership of Class B Units by such Member and the Call Option Purchase Price as of the last day of such Quarter. Within thirty (30) days after the end of each calendar month, the Managing Member shall prepare and deliver to each Member a narrative report regarding the operational performance of the assets of the Company and its Controlled Subsidiaries on a consolidated and a project basis including with respect to generation, availability, average realized price, spot rates, and curtailment. All unaudited financial statements shall be prepared in conformance with GAAP, based on the information available at the time such financial statements are issued, subject to normal year-end adjustments and the absence of footnotes.

868227.24-WILSR01A - MSW

(c)    Investor shall be permitted to deliver to its lenders under any Class B Permitted Loan Financing any financial information or report delivered to it by the Managing Member pursuant to this Section 9.03.
(d)    Promptly following the Company’s receipt of any report, financial statements, or other information provided by any Tax Equity Entity or other Non-Controlled Entity, including Pine Brooke Holdings, to the extent such information is not otherwise to be contained in any other report delivered pursuant to this Section 9.03, the Managing Member shall provide a copy thereof to each Member. The Company or the Managing Member shall deliver to each Member a copy of any report, financial statements, or other information that is delivered by any Tax Equity Entity or other Non-Controlled Entity to its lenders under any credit agreement or other agreement of Indebtedness to which such Tax Equity Entity or other Non-Controlled Entity is a party or to any other Person holding equity interests in such Tax Equity Entity or other Non-Controlled Entity, in each case, solely to the extent the Company has received such report, financial statements, or other information.
(e)    In addition to its obligations set forth above, the Managing Member shall timely prepare and deliver to any Member or its Parent, upon such Member’s reasonable request, all of such additional financial statements and additional financial information as may be required in order for each Member and its Affiliates to comply with any applicable reporting requirements under (i) the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder, (ii) any National Securities Exchange or automated quotation system, or (iii) any other any other rules or regulations promulgated by a Governmental Authority with jurisdiction over such Class B Member or its Affiliates.
(f)    The Managing Member shall prepare and deliver to the Investor any report or update of a previously delivered report required under Section 5.04 of the Credit Agreement in connection with a mandatory prepayment of loans thereunder (other than with respect to any mandatory prepayment in connection with any exercise of the Call Option, NEP Change of Control Option, or Class B COC Option) on or prior to the date required for the delivery of such report under the Debt Financing.
(g)    The cost of preparing any financial statements or other information required to be prepared by the Company pursuant to this Section 9.03 shall be borne by the Company.
9.04    Information Updates.
(a)    The Managing Member shall notify the Class B Members of the occurrence of any Emergency or material risk of Emergency, material developments, or events that are reasonably likely to adversely affect the Company or any of its Subsidiaries, and any breaches of any Affiliate Transactions or Material Project Agreement, including (for the avoidance of doubt) any breach or threatened breach of any representation, warranty, covenant, or agreement under the Purchase Agreement. The Managing Member shall provide notice of the foregoing events promptly, but in no event more than five (5) Business Days following the date on which the Managing Member becomes aware of such events.
(b)    From and after the occurrence of a Triggering Event, as requested by the Class B Member Representative upon reasonable advance notice, and at reasonable times during usual

868227.24-WILSR01A - MSW

business hours and in such a manner as not to interfere unreasonably with the operation of the business of the Company or any of its Subsidiaries, the Managing Member will make employees and representatives of the Company and its Controlled Subsidiaries available, and will use reasonable best efforts to cause representatives of Pine Brooke Holdings and its Subsidiaries and representatives of any other Non-Controlled Entity to be available, to answer questions regarding the performance of the business of the Company and its Subsidiaries.
(c)    The Class B Member Representative shall have the right, exercisable no more than once per Quarter (unless a Triggering Event has occurred, in which case, at any time from and after the occurrence of such Triggering Event), upon at least ten (10) Business Days’ prior notice, to hold a meeting on such date and at such time as shall be mutually agreed (which may be, at the Managing Member’s option, in person or by means of remote communication) between representatives of the Class B Member Representative and senior management of the Managing Member and the Company and its Controlled Subsidiaries to discuss the performance, forecasted projections, and business plan of the Company and its Subsidiaries. The Managing Member and the Company shall make the Company’s senior management reasonably available for such meeting to the extent doing so would not unreasonably interfere with the operations of the Company and its Subsidiaries. Additionally, from and after the occurrence of a Triggering Event, as requested by the Class B Member Representative upon reasonable advance notice, and at reasonable times during usual business hours and in such a manner as not to interfere unreasonably with the operation of the business of the Company or any of its Subsidiaries, the Managing Member will make employees and representatives of the Company and its Controlled Subsidiaries available to answer questions regarding the performance of the business of the Company and its Subsidiaries.
9.05    Bank Accounts. The Company shall establish and maintain one or more separate bank and investment accounts and arrangements for Company funds in the Company’s name with such financial institutions and firms as the Managing Member may determine. Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Managing Member. The Company’s funds may not be commingled with the funds of any other Person. All withdrawals from any such depository shall be made only as authorized by the Managing Member and shall be made only by check, wire transfer, debit memorandum, or other written instruction.
9.06    Compliance with Laws. The Managing Member (a) shall adopt, revise, and maintain policies and procedures as may be required by, and in any event sufficient to ensure compliance in all material respects with all applicable Laws, including Sanctions, the FCPA, as amended, and applicable Anti-Corruption Laws, and (b) shall not transact any business with or for the benefit of any Sanctioned Person or otherwise violate Sanctions.

868227.24-WILSR01A - MSW

ARTICLE 10
WITHDRAWAL

10.01    No Right of Voluntary Withdrawal. A Member has no power or right to voluntarily Withdraw from the Company without the prior written consent of all remaining Members, in their sole and absolute discretion.
10.02    Deemed Withdrawal. A Member is deemed to have Withdrawn from the Company if such Member is Bankrupt or dissolves and commences liquidation or winding-up or if it is unlawful for a Member to continue to be a Member. If there occurs an event that makes it unlawful for a Member to continue to be a Member, then the Members shall negotiate in good faith to determine a workaround to allow such Member to continue to receive the benefits of being a Member.
10.03    Effect of Withdrawal. A Member that is deemed to have Withdrawn pursuant to Section 10.02 (a “Withdrawn Member”) must comply with the following requirements in connection with its deemed Withdrawal:
(a)    The Withdrawn Member ceases to be a Member immediately upon the occurrence of the applicable Withdrawal event.
(b)    The Withdrawn Member shall not be entitled to receive any distributions from the Company except as set forth in Section 10.03(e), to exercise any voting or consent rights, or to receive any further information (or access to information) from the Company. The Unreturned Contribution Percentage of such Withdrawn Member shall not be taken into account in calculating the Unreturned Contribution Percentages of the remaining Members for any purposes of this Agreement.
(c)    The Withdrawn Member must pay to the Company all amounts owed to it by such Withdrawn Member.
(d)    The Withdrawn Member shall remain obligated for all liabilities it may have under this Agreement or otherwise with respect to the Company that accrued prior to the Withdrawal.
(e)    The Withdrawn Member shall (i) have the status of only an Assignee, and not a Member, and (ii) be entitled to receive, in such capacity, its share of the Net Profits and Net Losses of the Company and to receive its portion of each distribution that is made by the Company pursuant to Section 5.01, Section 5.02, and Section 5.03 as if it held the Membership Interest held immediately prior to its Withdrawal. From the date of the Withdrawal to the date on which the Company is dissolved and its affairs wound up in accordance with Article 12, the former Capital Account balance of the Withdrawn Member shall be recorded as a contingent obligation of the Company, and not as a Capital Account. The rights of a Withdrawn Member under this Section 10.03(e) shall (A) be subordinate to the rights of any other creditor of the Company, (B) not include any right on the part of the Withdrawn Member to receive any interest or other amounts with respect thereto (except as may otherwise be provided in the evidence of any Indebtedness of the Company owed to such Withdrawn Member); (C) not require any Member to make a Capital Contribution or a loan to permit the Company to make a

868227.24-WILSR01A - MSW

distribution or otherwise to pay the Withdrawn Member; and (D) be treated as a liability of the Company for purposes of Section 12.02.
(f)    Except as set forth in Section 10.03(e), a Withdrawn Member shall not be entitled to receive any return of its Capital Contributions or other payment from the Company in respect of its Membership Interest.
(g)    The Unreturned Contribution Percentage of the remaining Members shall be amended to reflect the Withdrawal of the Withdrawn Member, and such Withdrawn Member’s Class A Units or Class B Units, as applicable, shall be deemed cancelled and extinguished.
(h)    All costs and expenses incurred by the Withdrawn Member in connection with its Withdrawal shall be borne by such Withdrawn Member, and the Withdrawn Member shall reimburse all other Members for all costs and expenses incurred by such Members in connection with such Withdrawal.
ARTICLE 11
DISPUTE RESOLUTION

11.01    Disputes. This Article 11 shall apply to any dispute arising under or related to this Agreement (whether arising in contract, tort, or otherwise, and whether arising at law or in equity), including (a) any dispute regarding the construction, interpretation, performance, validity, or enforceability of any provision of this Agreement or whether any Person is in compliance with, or breach of, any provisions of this Agreement, and (b) subject to Section 11.02, any deadlock among the Members with respect to any matter subject to a vote of the Members, and (c) the applicability of this Article 11 to a particular dispute. Notwithstanding the foregoing, this Article 11 shall not apply to any matters that, pursuant to the provisions of this Agreement, are to be determined solely by the Managing Member. Any dispute to which this Article 11 applies is referred to herein as a “Dispute.” With respect to a particular Dispute, each Member that is a party to such Dispute is referred to herein as a “Disputing Member.” The provisions of this Article 11 shall be the exclusive method of resolving Disputes.
11.02    Negotiation to Resolve Disputes. If a Dispute arises, the Disputing Members (or agents thereof) shall promptly meet (whether by telephone or in person) in a good faith attempt to resolve the Dispute.
11.03    Courts. If a Dispute is still unresolved following ten (10) Business Days after the Disputing Members attempted in good faith to resolve the Dispute in accordance with Section 11.02, then any of such Disputing Members may submit such Dispute to the Court of Chancery of the State of Delaware or, in the event that such Court does not have jurisdiction over the subject matter of such dispute, to another court of the State of Delaware or a U.S. federal court located in the State of Delaware (collectively, “Delaware Courts”). Each of the Members irrevocably submits to the exclusive jurisdiction of, and agrees not to commence any action, suit, or proceeding relating to a Dispute except in, the Delaware Courts and hereby consents to service of process in any such Dispute by the delivery of such process to such party at the address and in the manner provided in Section 13.01. Each of the Members hereby irrevocably and unconditionally waives any objection to the laying of venue in any

868227.24-WILSR01A - MSW

Dispute in the Delaware Courts and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any action, suit, or proceeding brought in any such court has been brought in an inconvenient forum. EACH MEMBER IRREVOCABLY WAIVES, to the fullest extent permitted by applicable law, any right it may have to a TRIAL BY JURY IN ANY ACTION, suit, OR PROCEEDING arising out of, relating to or otherwise WITH RESPECT TO THIS AGREEMENT or any transaction contemplated hereby.
11.04    Specific Performance. The Members understand and agree that (a) irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms, (b) although monetary damages may be available for the breach of such covenants and agreements such monetary damages are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement, would be an inadequate remedy therefor and shall not be construed to diminish or otherwise impair in any respect any Member’s or the Company’s right to specific performance, and (c) the right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right none of the Members would have entered into this Agreement. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Members and the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each of the Members further agrees that neither the Company nor any Member shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.04, and each Member waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.
ARTICLE 12
DISSOLUTION, WINDING-UP AND TERMINATION

12.01    Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a “Dissolution Event”):
(a)    consent of NEP Member and Class B Member Approval; or
(b)    an event that makes it unlawful for the business of the Company to be carried on; provided that, if such an event occurs, then the Members shall negotiate in good faith to determine a workaround to allow the business of the Company to be lawfully carried on and such event shall not be deemed a “Dissolution Event” unless and until the Members mutually agree that no such workaround is reasonably feasible.
Each Member hereby waives its right to make an application for the dissolution of the Company pursuant to Section 18-802 of the Act.

12.02    Winding-Up and Termination
.

868227.24-WILSR01A - MSW

(a)    On the occurrence of a Dissolution Event, the Managing Member shall, or shall designate another Person to, serve as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding-up shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Members. The steps to be accomplished by the liquidator are as follows:
(i)    as promptly as possible after dissolution and again after final winding-up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the liquidator’s choosing of the Company’s assets, liabilities, and operations through the last calendar day of the month in which the dissolution occurs or the final winding-up is completed, as applicable;
(ii)    the liquidator shall discharge from Company funds all of the Indebtedness of the Company and other debts, liabilities, expenses, and obligations of the Company (including all expenses incurred in winding-up and any loans described in Section 4.05) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and
(iii)    all remaining assets of the Company shall be distributed to the Members as follows:
(A)    the liquidator may sell any or all Company property, including to Members, and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Members in accordance with Section 12.02(b);
(B)    with respect to all Company property that has not been sold, the fair market value of that property shall be determined and the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been previously reflected in the Capital Accounts would be allocated among the Members if there were a taxable Disposition of that property for the fair market value of that property on the date of distribution, as determined by the Managing Member in its reasonable discretion (it being agreed by the Members that a determination by the Managing Member that the fair market value of any such property equals the value of such property reflected in current financial statements prepared in accordance with GAAP shall be deemed reasonable); and
(C)    Company property (including cash) shall be distributed among the Members in accordance with Section 5.03; and those distributions shall be made before the end of the taxable year in which liquidation of the Company occurs or, if later, within 90 days after the date of the liquidation of the Company.

868227.24-WILSR01A - MSW

(iv)    If, after giving effect to all allocations, distributions and contributions for all periods (other than those required by this Section 12.02(a)(iv)), the NEP Member has a deficit in its Capital Account balance following the “liquidation,” within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g), of the NEP Member’s Membership Interest, the NEP Member will be obligated to contribute cash to the Company in an amount equal to such deficit balance by the end of the Fiscal Year of the Company during which the liquidation of the Company occurs, or if later, within ninety (90) days after the date of such liquidation, except that the restoration obligation of the NEP Member in the aggregate pursuant to this Section 12.02(a)(iv) shall not be more than five percent (5%) of the NEP Member’s Effective Date Capital Contribution. Notwithstanding the foregoing, (A) the NEP Member will have the unilateral right by written notice to the Managing Member to (1) increase the amount of its deficit restoration obligation over the amount described in the immediately preceding sentence or (2) decrease the amount of, or eliminate, its deficit restoration obligation at any time in accordance with Treasury Regulation Section 1.704-1(b)(2)(ii)(f); (B) after the Flip Date, at the end of any Fiscal Year in which the NEP Member’s deficit restoration obligation exceeds the absolute value of the NEP Member’s deficit Capital Account balance, such deficit restoration obligation shall be automatically reduced in accordance with Treasury Regulation Section 1.704-1(b)(2)(ii)(f) to equal such absolute value; and (C) the NEP Member’s deficit restoration obligation will be eliminated in accordance with Treasury Regulation Section 1.704-1(b)(2)(ii)(f) on the first date on or after the Flip Date on which the Capital Account balance of the NEP Member is equal to or greater than zero. Notwithstanding anything to the contrary contained herein, no other Member shall have any obligation to restore any deficit in its Capital Account balance unless and until such deficit restoration obligation is consented to in writing by the Managing Member.
(b)    Notwithstanding anything in Section 5.04 to the contrary, in the Fiscal Year or other applicable period in which a Dissolution Event occurs, items of income, gain, loss, and deduction shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after giving effect to such allocation, is, as nearly as possible, equal (proportionately) to the amount of the distributions that would be made to such Member pursuant to Section 5.03.
(c)    The distribution of cash or property to a Member in accordance with the provisions of this Section 12.02 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest and all the Company’s property and constitutes a compromise to which all Members have consented pursuant to Section 18-502(b) of the Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.
(d)    No dissolution or termination of the Company shall relieve a Member from any obligation to the extent such obligation has accrued as of the date of such dissolution or termination. Upon such termination, any books and records of the Company that the liquidator reasonably determines may ever be needed again by one or more Persons who were Members as of the dissolution or termination shall be retained by the Managing Member or its designee, who shall keep such books and records (subject to review by any Person that was a Member at the time of dissolution) for a period at least three (3) years. After the expiration of such period of three (3) years, if the Managing Member (or

868227.24-WILSR01A - MSW

its designee) no longer agrees to keep such books and records, it shall offer the Persons who were Members at the time of dissolution or termination a reasonable opportunity to take over such custody, (i) shall deliver such books and records to such Persons if they elect to take over such custody (or as all of such Persons otherwise direct) and, upon request by any other Person that elects to take custody (and at such other Person’s cost), deliver a copy of such books and records to such other Person, or (ii) may destroy such books and records if no such Person so elects.
12.03    Deficit Capital Accounts. Except as provided in Section 12.02(a)(iv), no Member will be required to pay to the Company, to any other Member or to any third party any deficit balance that may exist from time to time in its or another Member’s Capital Account.
12.04    Certificate of Cancellation. On completion of the distribution of Company assets as provided herein, the Managing Member shall file a certificate of cancellation with the Secretary of State of the State of Delaware, cancel any other filings made pursuant to Section 2.06, and take such other actions as may be necessary to terminate the existence of the Company. Upon the filing of such certificate of cancellation, the existence of the Company shall terminate (and the Term shall end), except as may be otherwise provided by the Act or other applicable Law.
ARTICLE 13
GENERAL PROVISIONS

13.01    Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient by electronic mail (a copy of which may be delivered in person or by courier or mail). A notice, request, or consent given under this Agreement is effective on receipt by the applicable Member. All notices, requests, and consents to be sent to a Member must be sent to or made at the addresses given for that Member on Exhibit A or such other address as that Member may specify by notice to the Managing Member and the other Members. Any notice, request, or consent to the Company must be given to all of the Members. Whenever any notice is required to be given by Law, the Delaware Certificate, or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.
13.02    Entire Agreement; Superseding Effect. This Agreement and the other Transaction Documents (as that term is defined in the Purchase Agreement) constitutes the entire agreement of the Members and their Affiliates relating to the Company and the transactions contemplated hereby and supersedes all provisions and concepts contained in all prior agreements.
13.03    Effect of Waiver or Consent. Except as otherwise provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Member in the performance by that Member of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Member of the same or any other obligations of that Member with respect to the Company. Except as otherwise provided in this Agreement, failure on the part of a Member to complain of any act of any Member or to declare any Member in default with

868227.24-WILSR01A - MSW

respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Member of its rights with respect to that default until the applicable statute of limitations has run.
13.04    Amendment or Restatement. Each of this Agreement and the Delaware Certificate may, subject to Section 6.03(a), be amended or restated only by a written instrument executed (or, in the case of the Delaware Certificate, approved) by the Managing Member. Notwithstanding the foregoing, (a) the Managing Member may amend this Agreement without the approval of any Members (i) to implement the valid admission of New Members or Assignees as Members; (ii) to correct typographical, formatting, cross-referencing, or other similar errors; and (iii) to update Exhibit A from time to time to reflect the valid admission of New Members, the valid admission of Assignees as Members, the making of additional Capital Contributions by Members, the issuances of Class A Units, Class B Units, or other classes or groups of Membership Interests, and the Disposition of Membership Interests, so long as such transactions were approved and consummated in accordance with the terms of this Agreement; and (b) if the Managing Member determines that any amendment of this Agreement is necessary to satisfy any Law, the Members shall negotiate in good faith to enter into an amendment of this Agreement to satisfy such Law that is mutually agreeable.
13.05    Binding Effect. Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the Members and their respective successors and permitted assigns.
13.06    Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control. If any provision of the Act provides that it may be varied or superseded in a limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provision of this Agreement or the application thereof to any Member or circumstance is held invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of that provision to other Members or circumstances is not affected thereby, and (b) the Members shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the Members in substantially the same economic, business, and legal position as they would have been in if the original provision had been valid and enforceable.
13.07    Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions; provided, however, that this Section 13.07 shall not obligate a Member to furnish guarantees or other credit supports by such Member’s Parent or other Affiliates.

868227.24-WILSR01A - MSW

13.08    Appointment of Class B Member Representative.
(a)    By the execution and delivery of this Agreement (or any joinder or counterpart thereto), each Class B Member other than the NEP Class B Parties hereby irrevocably constitutes and appoints the Class B Member Representative as the true and lawful agent and attorney-in-fact of such Class B Member, with full power of substitution to act jointly in the name, place, and stead of such Class B Member to act on behalf of such Class B Member in any litigation or arbitration involving this Agreement, to do or refrain from doing all such further acts and things, and to execute all such documents as the Class B Member Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including the power to (i) execute and deliver all amendments, waivers, ancillary agreements, certificates, and documents that the Class B Member Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement, (ii) grant any and all approvals or consents on behalf of such Class B Member pursuant to this Agreement, and any and all other matters requiring the consent or approval of such Class B Member under this Agreement or any other agreement, instrument, or document contemplated hereby or in connection with the Class B Units held by such Class B Member, other than any such matter that requires consent of any particular Class B Member, (iii) receive funds, make payments of funds, and withhold a portion of any amounts to be paid to such Class B Member hereunder or any other payment to be made by or on behalf of such Class B Member pursuant to this Agreement, including amounts required to pay the fees and expenses of professionals incurred by the Class B Members in connection with the transactions contemplated by this Agreement, (iv) do or refrain from doing any further act or deed on behalf of such Class B Member that the Class B Member Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement, and (v) receive service of process in connection with any claims under this Agreement. Initial Investor is hereby appointed as the initial Class B Member Representative.
(b)    The appointment of the Class B Member Representative hereunder shall be deemed coupled with an interest and shall be irrevocable, and survive the death, incompetence, bankruptcy or liquidation of any Class B Member bound by Section 13.08(a) and shall be binding on any successor thereto; provided, however, that the Class B Member Representative’s appointment hereto shall terminate automatically when the Class B Member Representative is no longer the record owner of any Class B Units or is no longer the managing member or general partner that Controls a Class B Member that owns Class B Units. Initial Investor shall have the right to designate a successor Class B Member Representative upon written notice delivered to the Managing Member not less than ten (10) Business Days in advance of such designation; provided that the Person appointed to serve as successor Class B Member Representative must be a record owner of Class B Units or the managing member or general partner that Controls a Class B Member that owns Class B Units. The Class B Members other than the NEP Class B Parties hereby confirm all that the Class B Member Representative shall do or cause to be done by virtue of its appointment hereby as the Class B Member Representative. All actions taken by the Class B Member Representative under this Agreement shall be binding upon each Class B Member other than the NEP Class B Parties and such Class B Member’s successors as if expressly confirmed and ratified in writing by such Class B Member, and all defenses that may be available to such Class B Member to contest, negate, or disaffirm the action of the Class B Member Representative taken in good faith under this Agreement are waived.

868227.24-WILSR01A - MSW

(c)    The Company, NEP Member, NEP, and any other Person may conclusively and absolutely rely, without inquiry and without any liability whatsoever, upon any action of the Class B Member Representative in all matters referred to herein, including that the Class B Member Representative has obtained any prior approval or consent of the Class B Members other than the NEP Class B Parties as may be required, under this Agreement or otherwise, to take any such action. Neither the Company, NEP Member, NEP, nor any other Person will be liable to any Class B Member, any of Affiliate thereof, or any other Person as a result of, in connection with, or relating to the performance of the Class B Member Representative’s duties and obligations under this Agreement, including with respect to any errors in judgment, negligence, oversight, breach of duty, or otherwise of the Class B Member Representative.

868227.24-WILSR01A - MSW

13.09    Article 8 of the Uniform Commercial Code. No Member may elect to cause any Membership Interest or other equity interest held by a Class B Member to constitute a “security” within the meaning of Article 8 of the Uniform Commercial Code as in effect from time to time in the State of Delaware or Article 8 of the Uniform Commercial Code of any other applicable jurisdiction.
13.10    Waiver of Certain Rights. Each Member irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company.
13.11    Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.
13.12    Expenses. Except as otherwise provided in Section 7.06, each Member shall bear its own transaction costs and any other costs and expenses incurred in connection with being a Member, holding its Membership Interest, and administering its rights and obligations under this Agreement.
[Remainder of page intentionally left blank. Signature pages follow.]

868227.24-WILSR01A - MSW

IN WITNESS WHEREOF, the Members have executed and delivered this Agreement as of the date first set forth above.

MEMBERS:

KKR GENESIS TL BORROWER LLC, in its capacity as a Class B Member and the Class B Member Representative

By:
Name:
Title:

GENESIS SOLAR FUNDING, LLC

By:
Name:
Title:

Solely with respect to its obligations pursuant to Section 7.02, Section 7.03, Section 7.04, and Section 7.05:

NEXTERA ENERGY PARTNERS, LP

By:
Name:
Title:

[Signature Page to Third Amended and Restated Limited Liability Company Agreement of
Genesis Solar Holdings, LLC]
868227.24-WILSR01A - MSW

NEXTERA ENERGY PARTNERS, LP,
KKR NEON AGGREGATOR L.P.
AND
THE CLASS B PURCHASERS NAMED ON SCHEDULE A HERETO

REGISTRATION RIGHTS AGREEMENT
Dated as of [●], 2020

881162.02-WILSR01A - MSW

TABLE OF CONTENTS
Schedule A    Investor and Class B Purchaser Name and Contact Information; Address for Notices
881162.02-WILSR01A - MSW

REGISTRATION RIGHTS AGREEMENT
This REGISTRATION RIGHTS AGREEMENT, dated as of [●], 2020 (this “Agreement”), is entered into by and among NextEra Energy Partners, LP, a Delaware limited partnership (the “Partnership”), KKR Neon Aggregator L.P. (“Investor”) and the Persons named on Schedule A hereto (each such Person, a “Class B Purchaser” and, collectively, the “Class B Purchasers”).
RECITALS
WHEREAS, this Agreement is made in connection with the closing of the transactions contemplated by that certain Membership Interest Purchase Agreement, dated as of [•], 2020, by and among Genesis Solar Holdings, LLC, a Delaware limited liability company (the “Company”), the Partnership, Genesis Solar Funding, LLC, a Delaware limited liability company (the “NEP Member”), and KKR Genesis TL Borrower LLC, a Delaware limited liability company, as a Class B Purchaser and as the Class B Purchaser Representative (the “Purchase Agreement”); and
WHEREAS, the Partnership has agreed to provide the registration rights set forth in this Agreement for the benefit of the Class B Purchasers pursuant to the Purchase Agreement.
NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS

Section 1.01    Definitions. As used in this Agreement, the following terms have the meanings in this Section 1.01:
“Additional Closing” means the Additional Closing as defined in the Purchase Agreement.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Person in question. As used herein, the term “control” (including, with correlative meanings, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise. For the avoidance of doubt, for purposes of this Agreement, (a) the Partnership, on the one hand, and Investor or any Class B Purchaser, on the other, shall not be considered Affiliates; and (b) any fund or account managed, advised, or subadvised, directly or indirectly, by Investor or any Class B Purchaser or any of their respective Affiliates shall be considered an Affiliate of Investor or such Class B Purchaser.
881162.02-WILSR01A - MSW

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.
“Average VWAP” per Common Unit over a certain period shall mean the arithmetic average of the VWAP per Common Unit for each Trading Day in such period.
“Business Day” means any day other than a Saturday, Sunday, any federal legal holiday, or any day on which banking institutions in the State of New York or Florida are authorized or required by law or other governmental action to close.
“Call Option” means the Call Option as defined in the Company LLC Agreement.
“Call Option Purchase Price” means the Call Option Purchase Price as defined in the Company LLC Agreement.
“Change of Control” means (a) for any Holder that is a Class B Purchaser, a “Change of Control,” as defined in the Company LLC Agreement, as that term is applicable to a Class B Member; and, (b) for any other Holder, (i) the acquisition, directly or indirectly (including by merger, consolidation, or otherwise), of fifty percent (50%) or more of the voting equity of such Holder or any direct or indirect parent of such Holder (as measured by voting power rather than the number of shares or other equity units or interests) by a Person or group that is not an Affiliate of such Holder, (ii) any sale, lease, pledge, assignment, transfer, conveyance, or other disposition, in one or a series of related transactions, of all or substantially all of the assets of such Holder or any direct or indirect parent of such Holder, or (iii) the acquisition, directly or indirectly, of the right to elect half or more of the members of the board of directors or other governing body of such Holder by a Person or group that is not an Affiliate of such Holder.
“Class B Purchasers” has the meaning set forth in the introductory paragraph of this Agreement.
“Class B Units” means the Class B Units as defined in the Company LLC Agreement.
“Commission” means the United States Securities and Exchange Commission.
“Common Units” means the interests of limited partners in the Partnership having the rights and obligations specified with respect to “Common Units,” as that term is used and defined in the Partnership Agreement.
“Company” has the meaning set forth in the Recitals of this Agreement.
“Company LLC Agreement” means that certain Third Amended and Restated Limited Liability Company Agreement of the Company, dated as of [●], 2020, as may be amended, supplemented, or modified from time to time in accordance with the terms thereof.
“Demand Notice” has the meaning set forth in Section 2.03(a).
“Effective Date” means the date of effectiveness of any Registration Statement.
2
881162.02-WILSR01A - MSW

“Effectiveness Period” has the meaning set forth in Section 2.01(a)(ii).
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
“General Partner” means NextEra Energy Partners, GP, Inc., a Delaware corporation, and its successors and permitted assigns that are admitted to the Partnership as the general partner thereof, in their capacity as general partner of the Partnership.
“Holder” means a record holder of any Registrable Securities.
“Holder Underwriter” has the meaning set forth in Section 2.04(q).
“Holder Underwriter Registration Statement” has the meaning set forth in Section 2.04(q).
“Holding Period” has the meaning set forth in Section 2.03(a).
“Included Registrable Securities” has the meaning set forth in Section 2.02(a).
“Initial Closing” means the Initial Closing as defined in the Purchase Agreement.
“Investor” has the meaning set forth in the introductory paragraph of this Agreement.
“Losses” has the meaning set forth in Section 2.08(a).
“Managing Underwriter” means, with respect to any Underwritten Offering, the book running lead manager of such Underwritten Offering.
“Maximum Number” has the meaning set forth in Section 2.02(a).
“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Exchange Act (or any successor to such Section) and any other securities exchange (whether or not registered with the Commission under Section 6(a) (or successor to such Section) of the Exchange Act) that the Partnership shall designate as a National Securities Exchange for purposes of this Agreement.
“NEP Member” has the meaning set forth in the Recitals of this Agreement.
“Non-Voting NEP Common Units” means the non-voting common units of the Partnership that have the same economic rights as the Common Units but no voting rights on any matter whatsoever, shall not be listed on any National Securities Exchange, and are issuable upon exercise of the Call Option, the NEP Change of Control Option, or the Class B COC Option (as each such term is defined in the Company LLC Agreement) pursuant to and in accordance with the terms of the Company LLC Agreement and the Partnership Agreement.
“Partnership” has the meaning set forth in the introductory paragraph of this Agreement.
3
881162.02-WILSR01A - MSW

“Partnership Agreement” means that certain Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of November 12, 2019, by and among NextEra Energy Partners GP, Inc., a Delaware corporation, as the General Partner, and NextEra Energy Equity Partners, LP, a Delaware limited partnership, together with the other partners that are parties thereto, as may be amended, supplemented, or modified from time to time in accordance with the terms thereof.
“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government (or any agency, instrumentality or political subdivision thereof), or any other form of entity.
“Piggyback Notice” has the meaning set forth in Section 2.02(a).
“Piggyback Opt-Out Notice” has the meaning set forth in Section 2.02(a).
“Piggyback Registration” has the meaning set forth in Section 2.02(a).
“Purchase Agreement” has the meaning set forth in the Recitals of this Agreement.
“Registrable Securities” means all Common Units issuable upon conversion of Non-Voting NEP Common Units pursuant to the Company LLC Agreement and the Partnership Agreement that are held by Class B Purchasers and any Specified Transferee, all of which Common Units shall be subject to the rights provided herein until such time as such securities cease to be Registrable Securities pursuant to Section 1.02 or cease to be held by a Class B Purchaser or any Specified Transferee.
“Registration” means any registration pursuant to this Agreement, including pursuant to a Registration Statement or a Piggyback Registration.
“Registration Expenses” has the meaning set forth in Section 2.07(a).
“Registration Statement” means a registration statement filed with the Commission by the Partnership registering Registrable Securities pursuant to the terms of this Agreement.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
“Selling Expenses” has the meaning set forth in Section 2.07(a).
“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a Registration Statement or any other registration statement filed with the Commission by the Partnership with respect to any Holder has rights pursuant to Section 2.02.
“Selling Holder Indemnified Persons” has the meaning set forth in Section 2.08(a).
“Specified Transferee” has the meaning set forth in Section 2.10.
4
881162.02-WILSR01A - MSW

“Target Effective Date” means the earlier to occur of the following: (a) the date on which the first Call Option Notice (as that term is defined in the Company LLC Agreement) is delivered by the NEP Member in accordance with Section 7.02 of the Company LLC Agreement and (b) thirty (30) days after the announcement of a Change of Control (as that term is defined in the Company LLC Agreement) with respect to a Class B Purchaser.
“Trading Day” means a day on which the principal National Securities Exchange on which the Common Units are listed or admitted to trading is open for the transaction of business or, if such Common Units are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.
“Underwriter” means, with respect to any Underwritten Offering, the underwriters of such Underwritten Offering.
“Underwritten Offering” means an offering (including an offering pursuant to a Registration Statement) in which Common Units are sold to an Underwriter on a firm commitment basis for reoffering to the public for cash or an offering that is a “bought deal” with one or more investment banks, in either case, in the sole discretion of the Partnership. For the avoidance of doubt, the term Underwritten Offering does not include at-the-market offerings.
“VWAP” per Common Unit on any Trading Day shall mean the per Common Unit volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “NEP <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the closing price of one Common Unit on such Trading Day as reported on the New York Stock Exchange’s website or the website of the National Securities Exchange upon which the Common Units are listed). If the VWAP cannot be calculated for the Common Units on a particular date on any of the foregoing bases, the VWAP of the Common Units on such date shall be the fair market value as determined in good faith by the Partnership in a commercially reasonable manner.
Section 1.02    Registrable Securities. Except as otherwise specifically provided herein, a Registrable Security will cease to be a Registrable Security under this Agreement upon the earliest to occur of the following: (a) when a Registration Statement covering such Registrable Security becomes or has been declared effective by the Commission and such Registrable Security has been sold or disposed of pursuant to such effective Registration Statement, (b) when such Registrable Security has been disposed of (excluding transfers or assignments by a Holder to a Specified Transferee to whom the rights under this Agreement have been transferred pursuant to Section 2.10) pursuant to any transaction exempt from registration pursuant to Rule 144 (or any similar provision then in effect) under the Securities Act, (c) when such Registrable Security is held by the Partnership or one of its Affiliates, and (d) when such Registrable Security has been sold or disposed of in a private transaction in which the Holder’s rights under this Agreement are not assigned to a Specified Transferee of such securities pursuant to Section 2.10. For the avoidance of doubt, (i) the provisions of this Section 1.02 do not modify the transfer restrictions applicable to Holders under the Partnership Agreement and (ii) only a Holder that (A) is a named Class B Purchaser under the Purchase Agreement, (B) is an Affiliate of a
5
881162.02-WILSR01A - MSW

named Class B Purchaser both (y) at the time any Registrable Securities are transferred to such Holder in compliance with the Purchase Agreement and the Partnership Agreement and (z) at the time of exercise of registration rights pursuant to Section 2.02 or Section 2.03, or (C) acquires Registrable Securities from a Holder specified in clause (A) or clause (B) above upon foreclosure of a pledge thereof under a Class B Permitted Loan Financing (as that term is defined in the Company LLC Agreement) shall have any registration rights under this Agreement.
ARTICLE II
REGISTRATION RIGHTS

Section 2.01    Shelf Registration.
(a)    Shelf Registration Statements
(i)    The Partnership shall use its commercially reasonable efforts to (A) prepare and file an initial Registration Statement to permit the public resale of the Registrable Securities on a continuous basis pursuant to Rule 415 of the Securities Act, or such other rule as is then applicable, at then prevailing prices and (B) cause such initial Registration Statement to become effective no later than the Target Effective Date.
(ii)    The Partnership will use its commercially reasonable efforts to cause the Registration Statement filed pursuant to Section 2.01(a) (or any additional Registration Statement) to be continuously effective under the Securities Act, with respect to any Holder, until the earliest to occur of the following: (A) the date on which there are no longer any Registrable Securities outstanding and (B) the earlier to occur of (1) the tenth (10th) anniversary of the date of this Agreement or (2) the third (3rd) anniversary of the date on which the Partnership shall have acquired, pursuant to one or more exercises of the Call Option or Class B COC Option (as each such term is defined in the Company LLC Agreement), or otherwise, all of the Class B Units (as such term is defined in the Company LLC Agreement) issued to the Class B Purchasers at the Initial Closing or, if applicable, the Additional Closing under the Purchase Agreement (the “Effectiveness Period”). A Registration Statement filed pursuant to Section 2.01(a) shall be on such appropriate registration form of the Commission as shall be selected by the Partnership; provided that, if the Partnership is then eligible, it shall file such Registration Statement on Form S-3. A Registration Statement when declared effective (including the documents incorporated therein by reference) shall comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (and, in the case of any prospectus contained in such Registration Statement, in the light of the circumstances under which a statement is made). The plan of distribution indicated in the Registration Statement will include all such methods of sale as Investor may reasonably request in writing at least five Business Days prior to the filing of the Shelf Registration Statement and that can be included in the Shelf Registration Statement under the rules and regulations of the SEC. As soon as practicable following the date that a Registration Statement becomes effective, but in any event within three
6
881162.02-WILSR01A - MSW

(3) Business Days of such date, the Partnership shall provide the Holders with written notice of the effectiveness of such Registration Statement.
(b)    Delay Rights. Notwithstanding anything to the contrary contained herein, the Partnership may, upon written notice to any Selling Holder whose Registrable Securities are included in a Registration Statement, suspend such Selling Holder’s use of any prospectus that is a part of such Registration Statement (in which event the Selling Holder shall suspend sales of the Registrable Securities pursuant to such Registration Statement) if (i) the Partnership is pursuing an acquisition, merger, reorganization, disposition, or other similar transaction and the Partnership determines in good faith that the Partnership’s ability to pursue or consummate such a transaction would be materially and adversely affected by any required disclosure of such transaction in such Registration Statement, (ii) the Partnership determines it must amend or supplement the Registration Statement or the related Prospectus so that such Registration Statement or Prospectus does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus, in light of the circumstances under which they were made) not misleading, (iii) the Partnership determines in good faith that it would be required to make disclosure of material information in the Registration Statement that the Partnership has a bona fide business purpose for preserving as confidential, or (iv) the Partnership has experienced some other material non-public event, the disclosure of which at such time, in the good faith determination of the Partnership, would materially and adversely affect the Partnership; provided, however, that in no event shall the Selling Holders be suspended from selling Registrable Securities pursuant to such Registration Statement for a period that exceeds an aggregate of sixty (60) days in any 180-day period or ninety (90) days in any 365-day period. Upon disclosure of such information or the termination of the condition described above, the Partnership shall provide prompt notice to the Selling Holders whose Registrable Securities are included in such Registration Statement, shall promptly terminate any suspension of the use of prospectus that is a part of such Registration Statement it has put into effect, and shall take such other actions necessary or appropriate to permit registered sales of Registrable Securities as contemplated in this Agreement.
Section 2.02    Piggyback Registration.
(a)    Participation. If at any time (i) on or after [January 1, 2026], and (ii) except in connection with the exercise of a demand registration pursuant to Section 2.03, prior to [December 31, 2031], (x) the Partnership proposes to file a Registration Statement related to an Underwritten Offering or (y) prospectus supplement to an effective registration statement of the Partnership, including pursuant to Section 2.03, then the Partnership shall give not less than four (4) Business Days’ notice (including notification by electronic mail) (the “Piggyback Notice”) of such proposed Underwritten Offering to Investor, and such Piggyback Notice shall offer Investor (on behalf of and as representative of each Holder) the opportunity to include in such Underwritten Offering a number of Registrable Securities (including the securities being registered pursuant to Section 2.03) (the “Included Registrable Securities”); provided, however, that the aggregate amount of Registrable Securities that may be included in Underwritten Offerings pursuant to piggyback registration rights exercised in any twelve month period pursuant to this Section 2.02 shall not exceed one fourth of the aggregate number of Registrable Securities that is the sum of: (A) a number of Registrable Securities that would be outstanding if the NEP Member exercised its Call Option for all outstanding Class B Units
7
881162.02-WILSR01A - MSW

in full on the date of the Piggyback Notice (assuming the Class B Purchasers requested pursuant to Section 7.02(b) of the Company LLC Agreement to receive Common Units with respect to such Call Option) equal to (x) the product of the Call Option Purchase Price with respect to all then outstanding Class B Units and (y) 0.70, divided by the 10-day VWAP average on the date of the Piggyback Notice and (B) the number of Registrable Securities that would be outstanding as of the date of the Piggyback Notice if all of the Non-Voting NEP Common Units issued on such date were converted on such date into Common Units, (or such larger number of Registrable Securities, to the extent consented to by the Partnership in its sole and absolute discretion) (the “Maximum Number”), as Investor may request in writing (a “Piggyback Registration”); provided further that the Partnership shall not be required to offer such opportunity (A) if Investor (on behalf of all Holders) does not request registration of a minimum of $50 million of Registrable Securities in the aggregate (determined by multiplying the number of Included Registrable Securities owned by the Average VWAP for the ten (10) Trading Days preceding the date of such Piggyback Notice) or (B) if the Partnership has been advised by the Managing Underwriter that the inclusion of Registrable Securities for sale for the benefit of the Class B Purchasers and the other Holders will have a materially adverse effect on the price, timing, or distribution of the Common Units in such Underwritten Offering, in which case the amount of Registrable Securities to be offered for the accounts of the Class B Purchasers and the other Holders shall be determined based on the provisions of Section 2.02(b). Each Piggyback Notice shall be provided to Investor on a Business Day pursuant to Section 3.01, and receipt of such notice shall be confirmed and kept confidential by the Class B Purchasers and the other Holders (and neither the Class B Purchasers nor any other Holder receiving such notice shall purchase or sell Common Units) (provided that any Holder may provide such notice to its personnel, advisors, and other representatives on a confidential basis) until either (x) such proposed Underwritten Offering has been publicly announced by the Partnership or (y) Investor has received notice from the Partnership that such proposed Underwritten Offering has been abandoned, which the Partnership shall provide to Investor reasonably promptly after the final decision to abandon a proposed Underwritten Offering has been made. Investor will have two (2) Business Days (or one (1) Business Day in connection with any overnight or bought Underwritten Offering) after such Piggyback Notice has been delivered to request in writing (on behalf of all Holders) that the Partnership include a number of Registrable Securities in the Underwritten Offering up to the Maximum Number. If no request for inclusion from Investor is received by the Partnership within the specified time, neither Investor nor any Holder shall have any further right to participate in such Underwritten Offering. If, at any time after giving written notice of the Partnership’s intention to undertake an Underwritten Offering and prior to the pricing of such Underwritten Offering, such Underwritten Offering is terminated or delayed pursuant to the provisions of this Agreement, the Partnership shall give written notice of such determination to Investor (on behalf of all Holders), and (1) in the case of a termination of such Underwritten Offering, shall be relieved of its obligation to sell any Included Registrable Securities in connection with such terminated Underwritten Offering, and (2) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any Included Registrable Securities for the same period as the delay in the Underwritten Offering. Investor (on behalf of any Selling Holder) shall have the right to withdraw its request for inclusion of such Registrable Securities, in whole or in part (subject to the other provisions of this Agreement), in such Underwritten Offering by giving written notice to the Partnership of such withdrawal at least two (2) Business Days prior to the time of pricing of such Underwritten Offering. Investor may deliver written notice (a “Piggyback Opt-Out Notice”) to the Partnership requesting that Investor (on behalf of all Holders) not receive notice from the Partnership of any proposed Underwritten Offering; provided, however, that Investor may later revoke any such
8
881162.02-WILSR01A - MSW

Piggyback Opt-Out Notice in writing. Following receipt of a Piggyback Opt-Out Notice (unless subsequently revoked), the Partnership shall not be required to deliver any notice to Investor or any Holder pursuant to this Section 2.02(a), and the Holders shall no longer be entitled to participate in Underwritten Offerings pursuant to this Section 2.02(a), unless such Piggyback Opt-Out Notice is subsequently revoked by Investor. Investor shall have the right (on behalf of all Holders) to exercise the piggyback registration rights set forth in this Section 2.02 up to four (4) times, but not more frequently than once in any six-month period; provided, however, that if the number of Included Registrable Securities included in the Underwritten Offering is reduced by fifty percent (50%) or more, Investor (on behalf of all Holders) will have the right to withdraw from such Underwritten Offering by delivering written notice to the Partnership at least two (2) Business Days prior to the time of pricing of such Underwritten Offering, and such exercise of piggyback registration rights will not decrease the number of piggyback registration rights that Investor shall have the right to request under this Section 2.02(a).
(b)    Priority of Piggyback Registration. If the Managing Underwriter or Underwriters of any proposed Underwritten Offering advise the Partnership that the total amount of Registrable Securities that Holders intend to include in such offering exceeds the number that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the Common Units offered or the market for the Common Units, then the Partnership shall include the number of Common Units that such Managing Underwriter or Underwriters advise the Partnership can be sold without having such adverse effect, with such number to be allocated (i) first, to the Common Units proposed to be included in such Underwritten Offering prior to the delivery by the Partnership of the Piggyback Notice hereunder, unless such Underwritten Offering is undertaken pursuant to the exercise of a Holder’s rights under Section 2.03 below, in which case the allocation between all participating Holders shall be determined as if all such Holders were exercising piggyback registration rights in the following clause, and (ii) second, pro rata among the Persons who are exercising piggyback registration rights related to such Underwritten Offering (based, for each such Holder, on the percentage derived by dividing (x) the number of Common Units proposed to be sold by such Holder in such Underwritten Offering by (y) the aggregate number of Common Units proposed to be sold by all Holders and by any other Persons exercising pari passu piggyback registration rights in such Underwritten Offering).
Section 2.03    Underwritten Offerings.
(a)    Demand Rights. At any time on or after [January 1, 2028], and prior to [March 31, 2032], Investor (on behalf of any Holder) shall have the right to dispose of Registrable Securities under a Registration Statement pursuant to an Underwritten Offering, provided that the Partnership shall be obligated to effect an Underwritten Offering only if (i) a Demand Notice (as defined below) in respect of such Registrable Securities is delivered by Investor to the Partnership as specified below, (ii) the applicable Holder has held such Registrable Securities for at least one (1) calendar year (the “Holding Period”) and (iii) Investor reasonably expects (for any Holder) (y) gross proceeds of at least $100 million from such Underwritten Offering or (z) gross proceeds of at least $50 million from such Underwritten Offering and such Registrable Securities represent one hundred percent (100%) of the then-outstanding Registrable Securities held by any applicable Selling Holder. Investor (on behalf of any Holder) shall exercise any such demand registration right by delivering a written notice (a “Demand Notice”) to the Partnership specifying that (I) it is exercising a demand registration right, (II) the name
9
881162.02-WILSR01A - MSW

of each Selling Holder, and (III) the amount of Registrable Securities to be included in the Underwritten Offering. Subject to the first sentence of this Section 2.03(a), promptly upon receipt of the Demand Notice, the Partnership shall use commercially reasonable efforts to enter into an underwriting agreement in a form that is customary in Underwritten Offerings of securities by the Partnership with the Managing Underwriter or Underwriters selected by the Partnership, which shall include, among other provisions, indemnities to the effect and to the extent provided in Section 2.08, and shall take all such other reasonable actions as are requested by the Managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities; provided, however, that Investor shall have the right (on behalf of all Holders) to exercise the demand registration rights set forth in this Section 2.03 not more than three (3) times (and not more frequently than once in any six-month period), and only in the event that either the Partnership has not conducted an Underwritten Offering of Common Units in the preceding six-month period in which Investor (on behalf of the Holders) was eligible to exercise piggyback registration rights pursuant to Section 2.02 or, if the Partnership has conducted such an Underwritten Offering, Investor (on behalf of all Holders) has been reduced in the amount of Registrable Securities included in such offering pursuant to Section 2.02(b) by twenty-five percent (25%) or more of the Included Registrable Securities; provided, further, that the aggregate number of Registrable Securities issued as part of any Call Option (including upon the conversion of Non-Voting NEP Common Units issued as part of such Call Option) that may be included in any Underwritten Offering pursuant to a demand registration right shall in no event be greater than the excess of (aa) the number of Common Units or Non-Voting NEP Common Units issued by the Partnership upon exercise of such Call Option over (bb) the number of Common Units that is ten percent (10%) of the trading volume of Common Units over the period from the exercise of such Call Option and the date of such Demand Notice, and only such Registrable Securities as were issued upon conversion of Non-Voting NEP Common Units issued as part of the Call Option Purchase Price in such Call Option may be included in such Underwritten Offering pursuant to such demand registration right; provided, further, that to the extent that at the time of any Demand Notice a Holder owns Registrable Securities issued in respect of more than one Call Option that satisfies the Holding Period requirement, then such Holder may include Registrable Securities issued in respect of each or any such Call Option, and the limitation in the immediately foregoing proviso shall apply to each such Call Option on a Call Option-by-Call Option basis; provided, further, that the aggregate amount of Registrable Securities that may be included in Underwritten Offerings pursuant to demand registration rights exercised in any twelve month period pursuant to this Section 2.03 shall not exceed one third of the aggregate number of Registrable Securities that would be outstanding as of the date of delivery of a Demand Notice if all of the Non-Voting NEP Common Units issued on such date were converted on such date into Common Units (or such larger number of Registrable Securities to the extent consented to by the Partnership in its sole and absolute discretion). Solely for illustrative purposes, for example, if at the time of such Demand Notice (y) 6,000,000 Common Units had been issued by the Partnership upon exercise of a prior Call Option (or upon the conversion of Non-Voting NEP Common Units issued upon the exercise of such Call Option), and (z) the trading volume of Common Units over the period from the exercise of such Call Option and the date of such Demand Notice had been 30,000,000 Common Units, then, subject to the Holding Period, up to 3,000,000 of the 6,000,000 Common Units issued upon the exercise of such Call Option (or upon the conversion of Non-Voting NEP Common Units issued upon the exercise of such Call Option) may be included in such Underwritten Offering pursuant to such demand registration right (i.e., 3,000,000 Common Units = 6,000,000 Common Units minus 3,000,000 Common Units, which latter number is the product of 10% multiplied by 30,000,000 Common Units). Notwithstanding anything to
10
881162.02-WILSR01A - MSW

the contrary herein, if the Partnership or any of its Affiliates (A) is conducting or actively pursuing a merger, acquisition, or disposition transaction with a third party, (B) is conducting or actively pursuing a securities offering of the Partnership’s Common Units with anticipated gross offering proceeds of at least $100 million (other than in connection with any at-the-market offering or similar continuous offering program), or (C) is in possession of material nonpublic information affecting the Common Units that the Partnership has determined, in good faith in the best interests of the Partnership, should not be publicly disclosed at that time, then the Partnership may suspend Investor’s right to require the Partnership to conduct an Underwritten Offering on such Selling Holder’s behalf pursuant to this Section 2.03; provided, however, that the Partnership may only suspend such demand registration right to require the Partnership to conduct an Underwritten Offering pursuant to this Section 2.03 once in any six-month period and in no event for a period that exceeds an aggregate of ninety (90) days in any 180-day period or one hundred twenty (120) days in any 365-day period.
(b)    General Procedures. In connection with any Underwritten Offering contemplated by Section 2.02 or Section 2.03(a), the underwriting agreement into which each Selling Holder and the Partnership shall enter shall contain such representations, covenants, indemnities (subject to Section 2.08), and other rights and obligations as are customary in Underwritten Offerings of securities by the Partnership. No Selling Holder shall be required to make any representations or warranties to or agreements with the Partnership or the Underwriters, other than representations, warranties or agreements regarding such Selling Holder’s authority to enter into such underwriting agreement and to sell Registrable Securities pursuant thereto, its ownership of the securities being registered on its behalf, its intended method of distribution, and any other representation regarding matters required by law. Subject to the other provisions of this Agreement, the terms of each Underwritten Offering shall be approved or disapproved in the sole reasonable discretion of the Partnership; provided, however, that, in an Underwritten Offering undertaken pursuant to this Section 2.03, underwriting discounts and commissions shall be approved by Investor; provided, further, that the Partnership and Investor shall use commercially reasonable efforts to cooperate and coordinate relating to the terms of an Underwritten Offering, including indicative pricing ranges, at all times following the time a notice of exercise a demand registration right is given pursuant to this Section 2.03. If any Selling Holder disapproves of the terms of an Underwritten Offering contemplated by this Section 2.03, Investor may (on behalf of such Selling Holder) withdraw such Selling Holder’s Registrable Securities from such Underwritten Offering by written notice to the Partnership and the Managing Underwriter; provided, however, that, to be effective, such withdrawal must be made at least two (2) Business Days prior to the time of pricing of such Underwritten Offering; provided, further, that, in the event the Managing Underwriter or Underwriters of any proposed Underwritten Offering advise the Partnership that the total amount of Common Units that Holders intend to include in such offering exceeds the number that can be sold in such offering without being likely to have a materially adverse effect on the price, timing, or distribution of the Registrable Securities offered or the market for the Common Units, and the amount of Registrable Securities requested to be included in such Underwritten Offering pursuant to Section 2.03(a) is reduced in accordance with Section 2.02(b) by fifty percent (50%) or more, Investor (on behalf of the Holders) will have the right to withdraw from such Underwritten Offering by delivering written notice to the Partnership at least two (2) Business Days prior to the time of pricing of such Underwritten Offering, in which case the Partnership will have no obligation to proceed with such Underwritten Offering and such Underwritten Offering, whether or not completed, will not decrease the number of Underwritten Offerings that Investor shall have the right to request
11
881162.02-WILSR01A - MSW

under this Section 2.03. Notwithstanding the ability of Investor (on behalf of any Holder) to withdraw Registrable Securities from an Underwritten Offering, the exercise of piggyback registration rights or demand registration rights under this Agreement shall be irrevocable, and, except as otherwise specifically provided above, shall decrease the number of Underwritten Offerings that Investor (on behalf of itself and the other Holders) shall have the right to request under Section 2.02 and Section 2.03.
Section 2.04    Further Obligations. In connection with its obligations under this Article II, the Partnership will:
(a)    promptly prepare and file with the Commission the Registration Statements and such amendments and supplements to any Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the period of the Underwritten Offering and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement;
(b)    if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering under a Registration Statement and the Managing Underwriter at any time shall notify the Partnership in writing that, in the sole judgment of such Managing Underwriter, inclusion of detailed information to be used in such prospectus supplement is of material importance to the success of such Underwritten Offering, the Partnership shall use its commercially reasonable efforts to include such information in such prospectus supplement;
(c)    furnish to Investor (on behalf of each Selling Holder) (i) as far in advance as reasonably practicable before filing a Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide Investor the opportunity to object to any information pertaining to Investor and such Selling Holder and the plan of distribution that is contained therein and, to the extent timely received, make the corrections reasonably requested with respect to such information prior to filing such Registration Statement or such other registration statement and the prospectus included therein or any supplement or amendment thereto, and (ii) such number of copies of such Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto as such Selling Holder may reasonably request in order to facilitate the resale or other disposition of the Registrable Securities covered by such Registration Statement or other registration statement;
(d)    if applicable, use its commercially reasonable efforts to promptly register or qualify the Registrable Securities covered by any Registration Statement or any other registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the Managing Underwriter, shall reasonably request; provided, however, that the Partnership will not be required to qualify generally to transact business in any jurisdiction in which it is not then required to so qualify or
12
881162.02-WILSR01A - MSW

to take any action that would subject it to general service of process in any such jurisdiction in which it is not then so subject;
(e)    promptly notify Investor (on behalf of each Selling Holder), at any time when a prospectus relating thereto is required to be delivered by any such Selling Holder under the Securities Act, of (i) the filing of a Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to a Registration Statement or any other registration statement or any post-effective amendment thereto, when the same has become effective; and (ii) the receipt of any written comments from the Commission with respect to any filing referred to in clause (i) and any written request by the Commission for amendments or supplements to any such Registration Statement or any other registration statement or any prospectus or prospectus supplement thereto;
(f)    promptly notify Investor (on behalf of each Selling Holder), at any time when a prospectus relating thereto is required to be delivered by any such Selling Holder under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in a Registration Statement or any other registration statement contemplated by this Agreement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained therein, in the light of the circumstances under which a statement is made); (ii) the issuance or express threat of issuance by the Commission of any stop order suspending the effectiveness of a Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (iii) the receipt by the Partnership of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, the Partnership agrees to, as promptly as practicable, amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other action as is reasonably necessary to remove a stop order, suspension, threat thereof, or proceedings related thereto;
(g)    upon request and subject to appropriate confidentiality obligations, furnish to Investor (on behalf of each Selling Holder) copies of any and all transmittal letters or other correspondence with the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;
(h)    in the case of an Underwritten Offering, furnish, or use its reasonable efforts to cause to be furnished, upon request, (i) an opinion of counsel for the Partnership addressed to the Underwriters, dated the date of the closing under the applicable underwriting agreement and (ii) a “comfort letter” addressed to the Underwriters, dated the pricing date of such Underwritten Offering and a letter of like kind dated the date of the closing under the applicable underwriting agreement, in each case, signed by the independent public accountants who have certified the Partnership’s financial
13
881162.02-WILSR01A - MSW

statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “comfort letter” shall be in customary form and covering substantially the same matters with respect to such registration statement (and the prospectus and any prospectus supplement) as have been customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to the Underwriters in Underwritten Offerings of securities by the Partnership and such other matters as such Underwriters may reasonably request;
(i)    otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission;
(j)    make available to the appropriate representatives of the Managing Underwriter during normal business hours access to such information and Partnership personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided, however, that the Partnership need not disclose any non-public information to any such representative unless and until such representative has entered into a confidentiality agreement with the Partnership;
(k)    use its commercially reasonable efforts to cause all Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by the Partnership are then listed;
(l)    use its commercially reasonable efforts to cause Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Partnership to enable the Selling Holders to consummate the disposition of such Registrable Securities;
(m)    provide a transfer agent and registrar for all Registrable Securities covered by any Registration Statement not later than the Effective Date of such Registration Statement;
(n)    enter into customary agreements and take such other actions as are reasonably requested by Investor (on behalf of each Selling Holder) or the Underwriters, if any, in order to expedite or facilitate the disposition of the Registrable Securities (including making appropriate representatives of the Partnership available to participate in customary marketing activities); provided, however, that representatives of the Partnership shall not be required to dedicate an unreasonably burdensome amount of time in connection with any roadshow and related marketing activities for any Underwritten Offering which, in any event, shall be commensurate with the amount of time customarily dedicated in similar Underwritten Offerings undertaken by the Partnership and its Affiliates;
(o)    if reasonably requested by Investor (on behalf of any Selling Holder), (i) incorporate in a prospectus supplement or post-effective amendment such information as Investor reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; and (ii) make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;
14
881162.02-WILSR01A - MSW

(p)    if reasonably required by the Partnership’s transfer agent, the Partnership shall promptly deliver any authorizations, certificates, and directions required by the transfer agent which authorize and direct the transfer agent to transfer Registrable Securities without legend upon sale by the Holder of such Registrable Securities under a Registration Statement; and
(q)    if any Holder could reasonably be deemed to be an “underwriter,” as defined in Section 2(a)(11) of the Securities Act (a “Holder Underwriter”), in connection with a Registration Statement and any amendment or supplement thereof (a “Holder Underwriter Registration Statement”), then the Partnership will reasonably cooperate with Investor (on behalf of such Holder Underwriter) in allowing Investor (on behalf of such Holder Underwriter) to conduct customary “underwriter’s due diligence” with respect to the Partnership and satisfy its obligations in respect thereof; provided, however, that the Partnership need not disclose any non-public information to any representative of Investor unless and until Investor and its representatives have entered into a confidentiality agreement with the Partnership. In addition, at the request of Investor (on behalf of such Holder Underwriter), the Partnership will furnish to Investor, on the date of the effectiveness of the Holder Underwriter Registration Statement and thereafter from time to time on such dates as Investor may reasonably request (provided that such request shall not be more frequently than on a semi-annual basis), (i) a “comfort letter,” dated such date, from the Partnership’s independent certified public accountants in form and substance as has been customarily given by independent certified public accountants to underwriters in Underwritten Offerings of securities by the Partnership, (ii) an opinion, dated as of such date, of counsel representing the Partnership for purposes of the Holder Underwriter Registration Statement, in form, scope, and substance as has been customarily given in Underwritten Offerings of securities by the Partnership, accompanied by standard “10b-5” negative assurance for such offerings, and (iii) a standard officer’s certificate from the chief executive officer or chief financial officer, or other Persons serving such functions, as has been customarily given by such officers in Underwritten Offerings of securities by the Partnership. The Partnership will also use its reasonable efforts to provide legal counsel to Investor with an opportunity to review and comment upon any such Holder Underwriter Registration Statement, and any amendments and supplements thereto, prior to its filing with the Commission.
Notwithstanding anything to the contrary in this Section 2.04, the Partnership will not name a Holder as an underwriter (as defined in Section 2(a)(11) of the Securities Act) in any Registration Statement or Holder Underwriter Registration Statement, as applicable, without such Holder’s consent. If the staff of the Commission requires the Partnership to name any Holder as an underwriter (as defined in Section 2(a)(11) of the Securities Act), and such Holder does not consent thereto, then such Holder’s Registrable Securities shall not be included on the applicable Registration Statement, and the Partnership shall have no further obligations hereunder with respect to Registrable Securities held by such Holder, unless Investor (on behalf of each Selling Holder) has not had an opportunity to conduct customary underwriter’s due diligence as set forth in Section 2.04(q) with respect to the Partnership at the time such Holder’s consent is sought.
Each Selling Holder, upon receipt of notice from the Partnership or from Investor of the happening of any event of the kind described in Section 2.04(f), shall forthwith discontinue offers and sales of the Registrable Securities by means of a prospectus or prospectus supplement
15
881162.02-WILSR01A - MSW

until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.04(f) or until it is advised in writing by the Partnership that the use of the prospectus may be resumed and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by the Partnership, such Selling Holder will, or will request that the Managing Underwriter or Managing Underwriters, if any, deliver to the Partnership (at the Partnership’s expense) all copies in its or their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.
Section 2.05    Cooperation by Holders. The Partnership shall have no obligation to include Registrable Securities of a Holder in a Registration Statement or in an Underwritten Offering pursuant to Section 2.03(a) if Investor or such Holder has failed to timely furnish such information that the Partnership reasonably determines, after consultation with its counsel, is required in order for any registration statement or prospectus supplement, as applicable, to comply with the Securities Act.
Section 2.06    Restrictions on Public Sale by Holders of Registrable Securities. Each Holder of Registrable Securities who is participating in an Underwritten Offering agrees to enter into a customary letter agreement (each, a “Lockup”) with underwriters providing that such Holder will not effect any public sale or distribution of a Common Unit during the forty-five (45) calendar day period beginning on the date of a prospectus or prospectus supplement filed with the Commission with respect to the pricing of such Underwritten Offering; provided, however, that, notwithstanding the foregoing, (i) the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction imposed by the Underwriters on the Partnership or the officers, directors, or any other Affiliate of the Partnership on whom a restriction is imposed, (ii) the restrictions set forth in this Section 2.06 shall not apply to any Registrable Securities that are included in such Underwritten Offering by such Holder, and (iii) the Partnership will use commercially reasonable efforts to ensure that each Lockup shall include customary carve-outs, including carve-outs for the pledge, hypothecation, or other granting of a security interest in Common Units or securities convertible into or exchangeable for shares of Common Units as collateral or security for any loan, advance or extension of credit and any transfer upon foreclosure upon such Common Units or such securities.
Section 2.07    Expenses.
(a)    Certain Definitions. “Registration Expenses” shall not include Selling Expenses but otherwise means all expenses incurred by the Partnership incident to the Partnership’s performance under or compliance with this Agreement to file a Shelf Registration Statement pursuant to Section 2.01, or effect a Piggyback Registration pursuant to Section 2.02, or an Underwritten Offering pursuant to Section 2.03, and the disposition of such Registrable Securities, including all registration, filing, securities exchange listing and National Securities Exchange fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority, fees of transfer agents and registrars, all word processing, duplicating, and printing expenses, and the fees and disbursements of counsel and independent public accountants for the Partnership, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance. “Selling Expenses” means all underwriting fees, discounts and selling commissions and transfer taxes allocable to the sale of the Registrable
16
881162.02-WILSR01A - MSW

Securities, plus any costs or expenses related to any roadshows conducted in connection with the marketing of any Underwritten Offering.
(b)    Expenses. The Partnership will pay all reasonable, documented Registration Expenses, as determined in good faith, in connection with a Registration Statement filed pursuant to Section 2.01(a) and any Piggyback Registration or an Underwritten Offering, whether or not any sale is made pursuant to such Piggyback Registration or Underwritten Offering. Each Selling Holder shall pay its pro rata share of all Selling Expenses in connection with any sale of its Registrable Securities hereunder. In addition, the Partnership shall not be responsible for the fees and expenses incurred by Investor or any Holder, including professional fees (including legal fees) incurred in connection with the exercise of Investor’s or such Holder’s rights hereunder.
Section 2.08    Indemnification.
(a)    By the Partnership. In the event of a Registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Partnership will indemnify and hold harmless each Selling Holder thereunder, its directors, officers, managers, partners, employees and agents and each Person, if any, who controls such Selling Holder within the meaning of the Securities Act and the Exchange Act, and its directors, officers, managers, partners, employees or agents (collectively, the “Selling Holder Indemnified Persons”), against any losses, claims, damages, expenses, or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder Indemnified Person may become subject under the Securities Act, the Exchange Act, or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact (in the case of any prospectus, in light of the circumstances under which such statement is made) contained in (which, for the avoidance of doubt, includes documents incorporated by reference in) the applicable Registration Statement or other registration statement contemplated by this Agreement, any preliminary prospectus, prospectus supplement, or final prospectus contained therein, or any amendment or supplement thereof, or any free writing prospectus relating thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, and will reimburse each such Selling Holder Indemnified Person for any reasonable legal or other expenses incurred by such Selling Holder Indemnified Person in connection with investigating, defending, or resolving any such Loss or actions or proceedings; provided, however, that the Partnership will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished to it by Investor or such Selling Holder Indemnified Person in writing specifically for use in the applicable Registration Statement or other registration statement or prospectus supplement, as applicable. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder Indemnified Person, and shall survive the transfer of such securities by such Selling Holder.
(b)    By Each Selling Holder. Each Selling Holder severally and not jointly (other than the Selling Holders that are Class B Purchasers, whose obligations will be joint and several)
17
881162.02-WILSR01A - MSW

agrees to indemnify and hold harmless the Partnership, the General Partner, and their respective directors, officers, employees, and agents and each Person who, directly or indirectly, controls the Partnership within the meaning of the Securities Act or of the Exchange Act to the same extent as the foregoing indemnity from the Partnership to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in a Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus, prospectus supplement, or final prospectus contained therein, or any amendment or supplement thereto or any free writing prospectus relating thereto; provided, however, that the liability of each Selling Holder (other than the Selling Holders that are Class B Purchasers, whose obligations will be joint and several) shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by such Selling Holders from the sale of the Registrable Securities giving rise to such indemnification.
(c)    Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission to so notify the indemnifying party shall not relieve it from any liability that it may have to any indemnified party other than under this Section 2.08(c), except to the extent that the indemnifying party is materially prejudiced by such failure. In any action brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.08 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense or employ counsel reasonably satisfactory to the indemnified party or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, no indemnifying party shall settle any action brought against any indemnified party with respect to which such indemnified party may be entitled to indemnification hereunder without the consent of the indemnified party, unless the settlement thereof imposes no liability or obligation on, includes a complete and unconditional release from liability of, and does not contain any admission of wrongdoing by, the indemnified party.
(d)    Contribution. If the indemnification provided for in this Section 2.08 is held by a court or government agency of competent jurisdiction to be unavailable to any indemnified party or is insufficient to hold such indemnified party harmless in respect of any Losses, then each such
18
881162.02-WILSR01A - MSW

indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that the liability of each Selling Holder (other than the Selling Holders that are Class B Purchasers, whose liability shall be joint and several) shall not be greater than the maximum amount for which such Selling Holder could have been liable under the proviso contained in Section 2.08(b). The relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to herein. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating, defending, or resolving any Loss that is the subject of this paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.
(e)    Other Indemnification. The provisions of this Section 2.08 shall be in addition to any other rights to indemnification or contribution that an indemnified party may have pursuant to law, equity, contract, or otherwise.
Section 2.09    Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the resale of the Registrable Securities without registration, the Partnership agrees to use its commercially reasonable efforts to:
(a)    make and keep public information regarding the Partnership available, as those terms are understood and defined in Rule 144 under the Securities Act (or any similar provision then in effect), at all times from and after the date hereof until no Holder owns Registrable Securities;
(b)    file with the Commission in a timely manner all reports and other documents required of the Partnership under the Securities Act and the Exchange Act at all times from and after the date hereof until no Holder owns Registrable Securities; and
(c)    so long as a Holder owns any Registrable Securities, furnish (i) to the extent accurate, forthwith upon request, a written statement of the Partnership that it has complied with the reporting requirements of Rule 144 under the Securities Act (or any similar provision then in effect) and (ii) unless otherwise available via the Commission’s EDGAR filing system, to such Holder forthwith upon request a copy of the most recent annual or quarterly report of the Partnership, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.
19
881162.02-WILSR01A - MSW

Section 2.10    Transfer or Assignment of Registration Rights. The rights to cause the Partnership to register Registrable Securities under this Article II may be transferred or assigned by a Holder only if (a) such transferee or assignee is an Affiliate of such Holder, and after such transfer or assignment continues to be, an Affiliate of such Holder, or such transferee acquires Registrable Securities from a Class B Purchaser or an Affiliate of a Class B Purchaser upon foreclosure of a pledge thereof under a Class B Permitted Loan Financing (as that term is defined in the Company LLC Agreement) (each of the transferees and assignees specified in this clause (a), a “Specified Transferee”), (b) the amount of Registrable Securities transferred or assigned to such transferee or assignee shall represent at least $50 million of Registrable Securities (determined by multiplying the number of Registrable Securities proposed to be transferred by the Average VWAP for the ten (10) Trading Days preceding the date of such transfer or assignment), or such lesser amount if it constitutes the remaining holdings of the Holder and its Affiliates, (c) the Partnership is given written notice prior to any such transfer or assignment, stating the name and address of each such transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned, (d) with respect to such Holder, a Change of Control has not occurred, and (e) each such transferee or assignee assumes in writing responsibility for its portion of the obligations of such transferring Holder under this Agreement. Notwithstanding the foregoing, Investor may not transfer any of its rights to give or receive notices, including in respect of the exercise of piggyback or demand registration rights hereunder, on behalf of itself or any Holder without the express written consent of the Partnership. Notwithstanding anything herein to the contrary, Investor may continue to give or receive notices and exercise piggyback or demand registration rights hereunder on behalf of all Holders regardless of whether Investor owns Registrable Securities.
Section 2.11    Limitation on Subsequent Registration Rights. From and after the date hereof, the Partnership shall not, without the prior written consent of Investor (on behalf of itself and each Selling Holder), enter into any agreement with any current or future holder of any securities of the Partnership that would allow directly or indirectly such current or future holder to require the Partnership to include securities in any registration statement filed by the Partnership on a basis other than pari passu with, or expressly subordinate to, the piggyback rights of the Holders of Registrable Securities hereunder. For purposes of this Agreement, the term “pari passu” shall mean only the right to include Common Units in an Underwritten Offering subject to customary cutback provisions, such as contained Section 2.02(b), and shall not refer to any other term of this Agreement or any other agreement or instrument pursuant to which registration rights are granted.
ARETICLE III
MISCELLANEOUS

Section 3.01    Communications. All notices and other communications provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy or facsimile, air courier guaranteeing overnight delivery, personal delivery, or (in the case of any notice given by the Partnership to Investor or any Class B Purchaser or any other Holder) email to the following addresses:
20
881162.02-WILSR01A - MSW

(a)    If to Investor or the Class B Purchasers, or any other Holder, to the addresses set forth on Schedule A.
(b)    If to the Partnership:
NextEra Energy Partners, LP
700 Universe Boulevard
Juno Beach, Florida 33408
Attention: Treasurer and Daniel Lotano,
     Senior Attorney Kevin I.C. Donaldson, Esq.
e-mail: Daniel.Lotano@nexteraenergy.com
        e-mail: Kevin.Donaldson@nexteraenergy.com
with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
920 N. King Street
Wilmington, Delaware 19801
Attention: Allison Land
e-mail: Allison.Land@skadden.com
or to such other address as the Partnership, Investor, any Class B Purchaser, or any other Holder may designate to each other in writing from time to time or, if to a transferee or assignee of Investor, any Class B Purchaser, or any other Holder or any transferee or assignee thereof, to such transferee or assignee at the address provided pursuant to Section 2.10. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified or registered mail, return receipt requested, or regular mail, if mailed; upon actual receipt of the facsimile or email copy, if sent via facsimile or email; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.
Section 3.02    Binding Effect. This Agreement shall be binding upon the Partnership, Investor, each of the Class B Purchasers, and their respective successors and permitted assigns, including subsequent Holders of Registrable Securities to the extent permitted herein. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.
Section 3.03    Assignment of Rights. Except as provided in Section 2.10, neither Investor, the Class B Purchasers, nor any other Holder may assign or transfer this Agreement or any of the rights, benefits, or obligations hereunder without the prior written consent of the Partnership.
Section 3.04    Recapitalization, Exchanges, etc. Affecting Units. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all units of the Partnership or any successor or assign of the Partnership (whether by merger, acquisition, consolidation, reorganization, sale of assets, or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, unit
21
881162.02-WILSR01A - MSW

splits, recapitalizations, pro rata distributions of units, and the like occurring after the date of this Agreement.
Section 3.05    Aggregation of Registrable Securities. All Registrable Securities held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.
Section 3.06    Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to seek an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity that such Person may have.
Section 3.07    Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.
Section 3.08    Governing Law, Submission to Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, or performance of this Agreement (including any claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws. Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
Section 3.09    Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVE, AND AGREE TO CAUSE THEIR AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREE AND CONSENT THAT ANY
22
881162.02-WILSR01A - MSW

SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 3.10    Entire Agreement. This Agreement, the Purchase Agreement, and the other agreements and documents referred to herein and therein are intended by the parties as a final expression of their agreement and are intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties, or undertakings, other than those set forth or referred to herein or in the Purchase Agreement, with respect to the rights granted by the Partnership, Investor, the Class B Purchasers, or any of their respective Affiliates set forth herein or therein. This Agreement, the Purchase Agreement, and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings between the parties with respect to such subject matter. Notwithstanding the foregoing, no provision of this Agreement, the Purchase Agreement, and the other agreements and documents referred to herein and therein are intended to modify, amend, or otherwise affect any provisions of the Partnership Agreement.
Section 3.11    Amendment. This Agreement may be amended only by means of a written amendment signed by the Partnership and Investor (on behalf of itself and each Holder). Any amendment, supplement, or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which such amendment, supplement, modification, waiver, or consent has been made or given.
Section 3.12    No Presumption. This Agreement has been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter.
Section 3.13    Obligations Limited to Parties to Agreement. Each of the parties hereto covenants, agrees, and acknowledges that, other than as set forth herein, no Person other than Investor, the Class B Purchasers, the other Holders, their respective permitted assignees, and the Partnership shall have any obligation hereunder and that, notwithstanding that one or more of such Persons may be a corporation, partnership, or limited liability company, no recourse under this Agreement or under any documents or instruments delivered in connection herewith shall be had against any former, current, or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, or Affiliate of any of such Persons or their respective permitted assignees, or any former, current, or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any former, current, or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, or Affiliate of any of such Persons or any of their respective assignees, or any former, current, or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, or Affiliate of any of the foregoing, as such, for any
23
881162.02-WILSR01A - MSW

obligations of such Persons or their respective permitted assignees under this Agreement or any documents or instruments delivered in connection herewith or for any claim based on, in respect of or by reason of such obligation or its creation, except, in each case, for any assignee of Investor, any Class B Purchaser or any other Holder hereunder.
Section 3.14    Interpretation. Article, Section, and Schedule references in this Agreement are references to the corresponding Article, Section, or Schedule to this Agreement, unless otherwise specified. All Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented, or otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Whenever the Partnership has an obligation under this Agreement, the expense of complying with that obligation shall be an expense of the Partnership, unless otherwise specified. Any reference in this Agreement to “$” shall mean U.S. dollars. Whenever any determination, consent, or approval is to be made or given by Investor, any Class B Purchaser, or any other Holder, such action shall be in such Person’s sole discretion, unless otherwise specified in this Agreement. If any provision in this Agreement is held to be illegal, invalid, not binding, or unenforceable, (a) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, not binding, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions shall remain in full force and effect, and (b) the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. When calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The provision of a Table of Contents, the division of this Agreement into Articles, Sections, and other subdivisions, and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.
[Remainder of page left intentionally blank.]

24
881162.02-WILSR01A - MSW

    IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

                        NEXTERA ENERGY PARTNERS, LP

By: ____________________________
Name:
Title:

[Signature Page to Registration Rights Agreement]
881162.02-WILSR01A - MSW

CLASS B PURCHASER:

                        KKR GENESIS TL BORROWER LLC

                        By:
                         Name:
                         Title:

                        INVESTOR:

                        KKR NEON AGGREGATOR L.P.

                        By:
                         Name:
                         Title:

[Signature Page to Registration Rights Agreement]
881162.02-WILSR01A - MSW

[Signature Page to Registration Rights Agreement]
881162.02-WILSR01A - MSW

Final Form
BUILD-OUT AGREEMENT
This BUILD-OUT AGREEMENT (this “Agreement”), dated as of [●], 2020, is entered into by and between NEXTERA ENERGY OPERATING PARTNERS, LP, a Delaware limited partnership (“NEOP”), and GENESIS SOLAR HOLDINGS, LLC, a Delaware limited liability company (“Genesis Solar Holdings”). NEOP and Genesis Solar Holdings shall be referred to hereunder collectively as the “Parties” and, individually as a “Party”.
PRELIMINARY STATEMENTS:
1.(i) Genesis Solar, LLC, a Delaware limited liability company (“Genesis Solar”), has developed and owns an approximately 250 megawatt solar photovoltaic electric generating facility located in Riverside County, California (the “Genesis Solar Project” or “Solar Project”); (ii) Elk City Wind, LLC, a Delaware limited liability company (“Elk City Wind”), has developed and owns an approximately 98.9 megawatt wind power electric generating facility located in Roger Mills and Beckham Counties, Oklahoma (the “Elk City I Wind Project”); (iii) Baldwin Wind Energy, LLC, a Delaware limited liability company (“Baldwin Wind”), has developed and owns an approximately 100 megawatt wind power electric generating facility located in Burleigh County, North Dakota (the “Baldwin Wind Project”); (iv) Northern Colorado Wind Energy Center, LLC, a Delaware limited liability company (“Northern Colorado I”), has developed and owns an approximately 151.8 megawatt wind power electric generating facility located in Logan County, Colorado (the “Northern Colorado I Wind Project”); (v) Northern Colorado Wind Energy Center II, LLC, a Delaware limited liability company (“Northern Colorado II”), has developed and owns an approximately 22.5 megawatt wind power electric generating facility located in Logan County, Colorado (the “Northern Colorado II Wind Project”); and Genesis Solar, Elk City Wind, Baldwin Wind, Northern Colorado I, and Northern Colorado II, (hereinafter collectively the “Project Owners”, and each, a “Project Owner”); the Elk City I Wind Project, the Baldwin Wind Project, the Northern Colorado I Wind Project, and the Northern Colorado II Wind Project (hereinafter collectively the “Wind Projects”, and each a “Wind Project”); and the Wind Projects and Solar Project hereinafter collectively the “Projects”, and each, a “Project”).
2.Golden Plains, LLC, a Delaware limited liability company (“Golden Plains Company”), owns one hundred percent (100%) of the membership interest in each of Baldwin Wind, Northern Colorado I, and Northern Colorado II.
3.Golden Plains Class A Holdings, LLC, a Delaware limited liability company (“Golden Plains Holdings”), owns one hundred percent (100%) of the Class A membership interest in the Golden Plains Company.
4.Genesis Solar Holdings owns one hundred percent (100%) of the membership interests in Genesis Solar, Elk City Wind, and Golden Plains Holdings.
5.Each of the Projects is located on the land described in the easements, rights of way, leases, deeds and other instruments in real property to which the Project Owners is a party on the date hereof (“Project Easements”).
28

6.NEOP or its Affiliates own, or may in the future own, options to, and/or may obtain, easements, leases or other land rights in neighboring or adjacent lands to one or more of the Projects (to the extent within (x) five (5) kilometers of any Wind Turbines on a Wind Project, and (y) to the extent any such rights are reasonably expected to result in any Shading and Soiling Effect on the Solar Project, the “Subsequent Phase Land Rights”, and together with the applicable Project Easements for any such Project, “Wind and Solar Project Land Rights”).
7.The Parties contemplate that the Subsequent Phase Land Rights would be used in connection with the construction of additional electric generating facilities and energy storage facilities.
8.The Parties wish to set forth the rights, obligations and restrictions binding on and in favor of the Parties and their Affiliates with respect to (a) the economic effects, if any, on the Project Owners as a result of the Wind Interference Effect (in the case of Wind Projects), Shading and Soiling Effect (in the case of the Solar Project), Transmission Access Effect or O&M Interference Effect, as applicable, caused by the Implementation of Subsequent Phases, (b) ensuring that the participants in each Subsequent Phase possess sufficient real estate rights in respect to transmission lines on and across the lands covered by the applicable Project Easements to develop that Subsequent Phase in an orderly and financeable manner, and (c) the protection of the Project Owner’s (as applicable) rights under the applicable Interconnection Agreement, in each such case, subject to the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties set forth herein, and other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, and intending to be legally bound hereby, the Parties hereby agree to the following:
ARTICLE ONE
DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1    Definitions. The following capitalized terms will have the respective meanings set forth below.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise. Any Person will be deemed to be an Affiliate of any specified Person if such Person owns more than fifty percent (50%) of the voting securities of the specified Person, if the specified Person owns more than fifty percent (50%) of the voting securities of such Person, or if more than fifty percent (50%) of the voting securities of the specified Person and such Person are under common control. For purposes of this Agreement, Affiliates of NEOP include NextEra Energy, Inc. and its Affiliates.
29

“Agreement” means this Build-Out Agreement, as amended from time to time.
“Build-Out Payment” means (A) the amount set forth in cell [] in the 2020 CEPF DCF tab of the Portfolio Project Model for the Projects after such Portfolio Project Model has been updated with any changes needed to take into account the Subsequent Phase Effect caused by a Subsequent Phase on the Project, as determined by NEOP in consultation with each of the applicable Independent Engineer, Independent Wind Consultant, and the applicable Independent Transmission Consultant.
“Cash Adjustment” means, on any date of determination, with respect to any Subsequent Phase, as to the Projects, the excess, if any, of the Build-Out Payment for all Subsequent Phases over two hundred fifty thousand Dollars ($250,000) for each of the Contributed Companies.
“Contributed Company” has the meaning ascribed to such term in that certain Contribution Agreement between Genesis Solar Funding, LLC, NEOP, and Genesis Solar Holdings, dated [*], as amended or amended and restated from time to time.
“Deemed Non-Impacting Phase” means any Subsequent Phase the boundaries, or any physical infrastructure, of which are located more than one (1) kilometer from the boundaries, or any physical infrastructure, of the Solar Project.
“Governmental Authority” means the United States of America, any state, commonwealth, territory or possession thereof, any county or municipal government, any governmental authority and any political subdivision, or agency of any of the foregoing, including courts, departments, commissions, boards, bureaus, regulatory bodies, agencies or other instrumentalities, including any regional transmission organizations or independent system operators.
“Implementation” or “Implement” means the material on-site development, construction or operation of any Subsequent Phase which could reasonably be expected to affect the applicable Project.
“Independent Engineer” has the meaning, with respect to a Project, the entity or entities, as the context may require, set forth as the “Independent Engineer” for such Project on Schedule 1 hereto.
“Independent Transmission Consultant” has the meaning, with respect to a Project, the entity or entities, as the context may require, set forth as the “Independent Transmission Consultant” for such Project on Schedule 1 hereto.
“Independent Wind Consultant” has the meaning, with respect to a Wind Project, the entity or entities, as the context may require, set forth as the “Independent Wind Consultant” for such Project on Schedule 1 hereto.
“Interconnection Agreement” means as to each of the Projects, (i) for Genesis Solar that certain Large Generator Interconnection Agreement, dated as of August 12, 2011, and as amended from time to time, by and between NextEra Desert Center Blythe, LLC, a Delaware limited liability company, and Southern California Edison Company and California Independent System Operator Corporation; (ii) for
30

Elk City Wind, that certain Interconnection Agreement, dated as of August 17, 2009, and as amended from time to time, by and between Elk City Wind Southwest Power Pool, Inc. and Public Service Company of Oklahoma; (iii) for Baldwin Wind, that certain Large Generator Interconnection Agreement, dated as of October 20, 2010, and as amended from time to time, by and between Baldwin Wind, LLC and Central Power Electric Cooperative, Inc.; (iv) for Baldwin Wind that certain Large Generator Interconnection Agreement, dated October 25, 2010, and as amended from time to time, by and between Baldwin Wind, LLC and Western Area Power Administration; and (v) for Northern Colorado I and Northern Colorado II, that certain Amended and Restated Large Generator Interconnection Agreement, by and between Public Service Company of Colorado and Northern Colorado Interconnect, LLC dated October 15, 2020.
“Law” means any applicable statute, law, ordinance, regulation, rate, ruling, order, restriction, requirement, writ, injunction, decree or other official act of or by any Governmental Authority.
“NEOP” has the meaning given in the preamble to this Agreement.
“O&M Interference Effect” means the specifically identifiable increased costs or cash savings achieved by the applicable Project due to the Implementation of a Subsequent Phase as a result of sharing the Subsequent Phase Rights, facilities and infrastructure, all of the above as then reasonably determined by the Independent Engineer.
“Other Facility” means an electric generating facility, including without limitation an energy storage facility that does not include a Wind Turbine and does not contain photovoltaic modules.
“Parties” or “Party” has the meaning given in the preamble to this Agreement and shall include the respective successors and permitted assigns of each Party.
“Person” means a natural person, partnership, limited partnership, limited liability partnership, limited liability company, trust, business trust, estate, association, joint venture, cooperative, corporation, custodian, nominee or any other individual or entity in its own or any represented capacity.
“Phase Design” has the meaning given in Section 2.1(a).
“Point of Interconnection” has the meaning given in the applicable Interconnection Agreement.
“Project” has the meaning given in paragraph 1 of the Preliminary Statements to this Agreement, and shall include all related interconnection facilities, and all other rights necessary for the ownership and operation of the Projects and the sale of power from the Projects.
“Project Easements” has the meaning given in paragraph 5 of the Preliminary Statements to this Agreement.
“Portfolio Project Model” has the meaning set forth in the Contribution Agreement with respect to Contributed Companies, as modified from time to time pursuant to Section 2.1(i) of this Agreement for each Implementation of a Subsequent Phase for which a Cash Adjustment has been paid.
31

“Repowering” or “Repowered” means the change of the height or rotor diameter or replacement of the equipment of the Wind Turbine constituting newer technology which increases the transmission impact of such Wind Turbine.
“Shading and Soiling Effect” means the identified detrimental effect on the Solar Project due to the Implementation of a Subsequent Phase, calculated as a percentage reduction in the net capacity factor of the applicable Project set forth in the Portfolio Project Model as a result of shading and/or soiling created or increased by the presence of the Subsequent Phase in connection with the Implementation of such Subsequent Phase, all of the above as then reasonably determined by the Independent Engineer; provided, that any Deemed Non-Impacting Phase shall be deemed not to result in any Shading and Soiling Effect.
“Subsequent Party” means, with respect to any Subsequent Phase, any Party, NEOP Affiliate, or other valid successor or assignee thereof that owns or plans to develop such Subsequent Phase.
“Subsequent Phase” means (a) any wind farm or expansion of a wind farm or Repowering of a wind farm, (b) any solar farm or expansion of a solar farm, or (c) any Other Facility or expansion thereof, in each case which is to be Implemented using Subsequent Phase Rights; provided that, for the avoidance of doubt, any wind or solar farm that is Implemented after giving effect to and complying with the terms and conditions of this Agreement (a “Compliant Project”), shall not, subject to the immediately following sentence, be a “Subsequent Phase” for purposes of Section 2.1 of this Agreement. Notwithstanding the foregoing, (x) in the event that such Compliant Project is a wind farm and more than two (2) Wind Turbines included in any Compliant Project are to be relocated or Repowered and such Wind Turbines would be within five (5) kilometers of any Project after such relocation or Repowering, or (y) in the event that any electric generating equipment with capacity to generate more than 4.0 MW of electricity included in any Compliant Project is reasonably expected to result in any Shading and Soiling Effect (provided such relocation is within 1.0 (one) kilometer of the Project), then in each case the relocation or Repowering of the applicable electric generation equipment will be treated as an Implementation of a Subsequent Phase for purposes of Section 2.1 (other than the first sentence thereof) of this Agreement. For avoidance of doubt, the Projects shall not be, or be deemed for any purpose to be, a Subsequent Phase and any expansion of, or re-location of the electrical generation equipment at, the Projects shall not be subject to this Agreement.
“Subsequent Phase Effect” means (i) with respect to a Subsequent Phase that is a wind farm, the net effect on any Project of the aggregate of the Wind Interference Effect (to the extent the applicable Project is a Wind Project), Shading and Soiling Effect (to the extent the applicable Project is the Solar Project), the Transmission Access Effect and the O&M Interference Effect, and (ii) with respect to a Subsequent Phase that is a solar farm or any Other Facility, the net effect on any Project of the aggregate of the Shading and Soiling Effect (to the extent such Project is the Solar Project), Transmission Access Effect and O&M Interference Effect.
“Subsequent Phase Land Rights” has the meaning given in paragraph 6 of the Preliminary Statements to this Agreement.
“Subsequent Phase Owner” means any Party or NEOP Affiliate or any Subsequent Party which has or subsequently acquires Subsequent Phase Rights after the date of this Agreement.
32

“Subsequent Phase Rights” means (a) with respect to a Subsequent Phase that is an electric generation facility, the right to use (i) the Wind and Solar Project Land Rights, (ii) any facilities or infrastructure of a Project Owner, or (iii) a Project’s substation or the portion of the transmission line or facilities used by the applicable Project Owner which are located between such Project’s substation and the Point of Interconnection (regardless of whether such transmission line or transmission facility is owned directly or indirectly by the applicable Project Owner), and (b) with respect to a Subsequent Phase that is an energy storage facility, the rights to use (i) any facilities or infrastructure of the applicable Project Owner, or (ii) a Project’s substation or the portion of the transmission line or facilities used by the applicable Project Owner which are located between such Project’s substation and Point of Interconnection (regardless of whether such transmission line or transmission facility is owned directly or indirectly by the applicable Project Owner), in each case of clause (a) and (b), to the extent such right relates to the Implementation after the date hereof of a Subsequent Phase, the expansion after the date hereof of a Subsequent Phase (other than a Project), or the relocation or Repowering (as applicable) after the date hereof of more than two (2) Wind Turbines at a wind farm, more than 4.0 MW at a solar project or electric generating equipment with a capacity to generate more than 4.0 MW of electricity at any Other Facility (other than the applicable Project).
“Transmission Access Effect” means, with respect to the Implementation of a Subsequent Phase, as to each of the Projects, the identified detrimental effect on the applicable Project as a result of Subsequent Phase being granted access to and use of such Project’s substation or any transmission line or transmission facility used by any Project Owner located on the applicable Project’s side of each Point of Interconnection, including any increase in line losses and any added costs, expenses or losses (including lost revenues, on a grossed up basis, and lost federal and state production tax credits) of such Project associated with the curtailment, down time or line loss of such Project resulting from the upgrading, tying into, starting up, testing, commissioning or use of such Project’s substation, transmission line or transmission facility by the Subsequent Phase, as then reasonably determined by the Independent Transmission Consultant.
“Wind and Solar Project Land Rights” has the meaning given in paragraph 6 of the Preliminary Statements to this Agreement.
“Wind Interference Effect” means, with respect to the Implementation of a Subsequent Phase, as to each of the Projects, the identified detrimental effect on any Project Owner, calculated as a percentage reduction in the net capacity factor of the applicable Project set forth in the Portfolio Project Model as a result of wake effects created by the presence of Wind Turbines of the Subsequent Phase in connection with the Implementation of the Subsequent Phase, as then reasonably determined by the applicable Independent Wind Consultant.
“Wind Turbine” means a wind turbine generator, each including the following components: a tower, a nacelle, turbine blades, controller/low voltage distribution panel console (including interconnecting cabling from the nacelle to the ground controller), control panels, wind vanes, FAA lighting, grounding, and anemometers.
33

1.2    Rules of Interpretation.
(a)    Titles, captions and headings in this Agreement are inserted for convenience only and will not be used for the purposes of construing or interpreting this Agreement.
(b)    In this Agreement, unless a clear, contrary intention appears: (i) the singular includes the plural and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, in the case of a Party, only if such assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) reference to any gender includes each other gender; (iv) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement; (v) reference to any law means such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including, if applicable, rules and regulations promulgated thereunder; (vi) reference to any Article or Section means such Article or Section of this Agreement, and references in any Article, Section or definition to any clause means such clause of such Article, Section or definition; (vii) “hereunder”, “hereof”, “hereto” and words of similar import will be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision of this Agreement; (viii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; and (ix) relative to the determination of any period of time, “from” means “from and including”, “to” means “to but excluding” and “through” means “through and including”.
(c)    Words and abbreviations not defined in this Agreement that have well-known technical or power industry meanings in the United States are used in this Agreement in accordance with those recognized meanings.
(d)    This Agreement was negotiated and prepared by the Parties with advice of counsel to the extent deemed necessary by each Party. The Parties have agreed to the wording of this Agreement, and none of the provisions of this Agreement will be construed against one Party on the ground that such Party is the author of this Agreement or any part of this Agreement.
ARTICLE TWO
OBLIGATIONS AND RIGHTS OF THE PARTIES

2.1    Rights to Develop Subsequent Phases. In accordance with the terms of this Agreement, Genesis Solar Holdings acknowledges and agrees to the right of any Subsequent Phase Owner to Implement any Subsequent Phase. Each Party and each Subsequent Phase Owner which is a party hereto agrees that it will not Implement any Subsequent Phase, except in compliance with the procedures set forth in this Section 2.1. Without limiting the foregoing, NEOP agrees that it will not permit any of its Affiliates to Implement any Subsequent Phase unless such Affiliate complies with the procedures set forth in this Section 2.1 or enters into a build-out agreement with respect to such Subsequent Phase (an “Affiliate Build-Out Agreement”) in substantially the form of, or becomes a party to, this Agreement. In addition, NEOP further agrees that prior to it or any of its Affiliates selling or otherwise transferring any direct or indirect interest in an Affiliate of NEOP that has Subsequent Phase
34

Rights to any non-Affiliate, it shall cause such Affiliate holding such Subsequent Phase Rights to become a party to this Agreement or to enter into a build-out agreement with respect to such Subsequent Phase Rights in substantially the form of this Agreement (a “Transferred Affiliate Build-Out Agreement”) unless the Affiliate holding such Subsequent Phase Rights continues to be controlled directly or indirectly by NEOP. Without limiting NEOP’s obligations under this Section 2.1, any Affiliate Build-Out Agreement or Transferred Affiliate Build-Out Agreement shall apply only to the Subsequent Phase Rights acquired by such Affiliate while it is an Affiliate of NEOP.
(a)    Prior to the later of (i) the beginning of the Implementation of any Subsequent Phase or (ii) ten (10) days following the execution of this Agreement, the Subsequent Phase Owner will, at its own expense, prepare and present to Genesis Solar Holdings, the Independent Wind Consultant (to the extent the Subsequent Phase is a wind farm), each Independent Engineer and each Independent Transmission Consultant a detailed development procedure (including the proposed design and construction timetable for the Subsequent Phase) (the “Phase Design”) sufficient to allow (A) the Independent Engineer or Independent Wind Consultant, as applicable, to analyze and determine on a preliminary basis the applicable Wind Interference Effect, applicable Shading and Soiling Effect, and applicable O&M Interference Effect and (B) the applicable Independent Transmission Consultant to analyze and determine on a preliminary basis the applicable Transmission Access Effect. NEOP, or its Affiliates, and the Subsequent Phase Owner will cause (1) the applicable Independent Engineer to calculate the applicable O&M Interference Effect and, if applicable, the applicable Shading and Soiling Effect, (2) if applicable, the Independent Wind Consultant to calculate the applicable Wind Interference Effect, and (3) the applicable Independent Transmission Consultant to calculate the applicable Transmission Access Effect; provided, however, that NEOP, its Affiliates and the Subsequent Phase Owner shall have no obligation to cause any Independent Engineer to perform such calculation with respect to (x) a Wind Interference Effect if less than two (2) Wind Turbines of the Subsequent Phase will be within five (5) kilometers of any Wind Turbines of any Project, or (y) a Shading and Soiling Effect if none of the Subsequent Phase will be within 1.0 (one) kilometer of the Solar Project.
(b)    Based on the Subsequent Phase Effect, if any, as reasonably determined by the applicable Independent Engineer (taking into account the Transmission Access Effect, if any, reasonably determined by the applicable Independent Transmission Consultant) under Section 2.1(a), NEOP will run the applicable Portfolio Project Model for such Project or Projects, in each case, changing the inputs or assumptions, as applicable, solely to give effect to the applicable Subsequent Phase Effect as calculated on a preliminary basis.
(c)    If the applicable Portfolio Project Model is modified for the Subsequent Phase Effect, as reasonably determined by the applicable Independent Engineer (taking into account the Transmission Access Effect, if any, reasonably determined by the applicable Independent Transmission Consultant) on a preliminary basis, results in a Build-Out Payment greater than zero, then NEOP will determine the relevant Cash Adjustment assuming that the Subsequent Phase is built in accordance with the Phase Design. If a Cash Adjustment is equal to or less than zero, no further action is required under this Section 2.1(c).
(d)    As a condition to commencing construction of the Subsequent Phase or relocation of the applicable Wind Turbine included in such Subsequent Phase, the Subsequent Phase
35

Owner will provide one or more guarantees by NEOP for any Cash Adjustment, as applicable, or in lieu thereof, a letter of credit or other security in form and substance, and issued by a party, reasonably satisfactory to Genesis Solar Holdings.
(e)    Within ninety (90) days following commencement of operation of a Subsequent Phase (or any portion thereof which could reasonably be expected to affect any Project) on a commercial basis, the Subsequent Phase Owner and NEOP will cause the applicable Independent Engineer (taking into account the Transmission Access Effect, if any, reasonably determined by the applicable Independent Transmission Consultant) to calculate the Subsequent Phase Effect on a final basis to reflect the final design and construction timetable (including changes in the projected construction schedule and operations date).
(f)    Based on the Subsequent Phase Effect, if any, as reasonably determined by the applicable Independent Engineer (taking into account the Transmission Access Effect, if any, reasonably determined by the applicable Independent Transmission Consultant) under Section 2.1(e), NEOP will re-run the Portfolio Project Model for such Project or Projects, changing the inputs or assumptions, as applicable, solely to give effect to the final Subsequent Phase Effect.
(g)    If the final determination of the Subsequent Phase Effect, as reasonably determined by the applicable Independent Engineer (taking into account the Transmission Access Effect, if any, reasonably determined by the applicable Independent Transmission Consultant), in connection with the Implementation of the Subsequent Phase is negative as to Genesis Solar Holdings, NEOP will determine the Cash Adjustment, if applicable, and the Subsequent Phase Owner will, within thirty (30) days of such determination, pay any such Cash Adjustment, as applicable, due to Genesis Solar Holdings. If the Portfolio Project Model, as modified on a final basis for the final Subsequent Phase Effect results in a Cash Adjustment equal to or less than zero, then, no further action is required under this Section 2.1(g).
(h)    Upon payment of a Cash Adjustment, the applicable Portfolio Project Model, will be revised to reflect, with respect to any Project or Projects, (i) the final Subsequent Phase Effect and (ii) the final Cash Adjustment and, as so revised, will be the Portfolio Project Model used for purposes of this Section 2.1 in respect of the next Subsequent Phase, if any.
(i)    If Genesis Solar Holdings disputes the calculation of a Cash Adjustment, the Subsequent Phase Owner and the Parties shall meet and work together in good faith to resolve such dispute. If the Subsequent Phase Owner and the Parties cannot resolve such disagreement within twenty (20) days, the Subsequent Phase Owner shall pay the portion of any Cash Adjustment, as the case may be, that is not in dispute and each shall appoint an independent expert to resolve such dispute. Thereafter, if such independent experts cannot agree within twenty (20) days of receiving all appropriate information, they shall jointly appoint a third independent expert whose decision shall be binding on the parties and failing agreement on such third independent expert within ten (10) days such third independent expert shall be appointed by the International Chamber of Commerce upon the request of any party. To the extent it is determined that any Cash Adjustment was not calculated correctly, the Subsequent Phase Owner shall make a supplemental Cash Adjustment payment (with interest at the prevailing rate) as necessary. The cost of the independent experts shall be the responsibility of the
36

Subsequent Phase Owner unless Genesis Solar Holdings or its Affiliates shall have acted in bad faith in which case they shall be obligated to pay such costs.
(j)    NEOP will not and will not permit any NEOP Affiliate to, and each Party agrees it will not, sell or transfer any Subsequent Phase Rights to another Subsequent Party, unless it simultaneously assigns and delegates to such Subsequent Party, and such Subsequent Party shall assume, the rights and obligations of the Subsequent Phase Owner under this Agreement to the extent relating to such Subsequent Phase or enters into a build-out agreement in respect of such Subsequent Phase in substantially the form of this Agreement; provided, that in connection with any assignment of any Subsequent Phase Rights relating to a Subsequent Phase which is being Implemented and for which a guaranty by NEOP, letter of credit or other security is outstanding, such guaranty, letter of credit or other security shall either remain in full force and effect or be replaced with another guaranty, letter of credit or other security in form and substance, and issued by a party which is, reasonably satisfactory to Genesis Solar Holdings.
ARTICLE THREE
GENERAL PROVISIONS

3.1    Notices. Any notice to be given under this Agreement will be in writing and will be delivered by hand or express courier against written receipt, or sent by prepaid first class mail, e-mail or facsimile copy to the Persons and addresses specified below (or such other Person or address as a Party may previously have notified all other Parties in writing for that purpose). A notice will be deemed to have been served when delivered by hand or express courier at that address or received by, e-mail (provided, in the case of e-mail only, that a copy is sent by one of the other delivery methods described in this Section 3.1) or facsimile copy, or, if sent by registered mail as aforesaid, on the date delivered. The names and addresses for the service of notices referred to in this Section 3.1 are:
If to Genesis Solar Holdings, to:
Genesis Solar Holdings, LLC
700 Universe Boulevard
Juno Beach, Florida 33408
Attention:     [●]
Telephone:    (561) 304-5578
Facsimile:    (561) 691-7309

37

If to NEOP, to:
NextEra Energy Operating Partners, LP
700 Universe Boulevard
Juno Beach, Florida 33408
Attention:    Daniel Lotano
Telephone:    (561) 304-5578
Facsimile:    (561) 691-7309
E-mail:     Daniel.lotano@nexteraenergy.com

3.2    No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns, and this Agreement will not otherwise be deemed to confer upon or give to any other third party any right, claim, cause of action, or other interest in this Agreement.
3.3    Amendment and Waiver. Neither this Agreement nor any term of this Agreement may be changed, amended or terminated orally, but only by written act of all of the Parties. No failure or delay on the part of a Party in the exercise of any right under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any such right preclude any other of further exercise thereof or of any other right.
3.4    Binding Nature; Assignment; Consent to Assignment. Except as required by Section 2.1(j), no Party will assign its rights and obligations under this Agreement without the prior written consent of the other Parties, and any such assignment contrary to the terms of this Agreement will be null and void and of no force and effect; provided, however, that (i) each of the Parties will be entitled, without in any way being released from its obligations under this Agreement, to assign its rights and obligations under this Agreement to an Affiliate thereof, and (ii) Genesis Solar Holdings or the Subsequent Phase Owner may assign its rights under this Agreement to any lender as collateral for its obligations in connection with any financing documents providing financing for any Project or a Subsequent Phase. Upon request of Genesis Solar Holdings or the Subsequent Phase Owner, any Party will execute a consent to said assignment to any such lender on reasonably acceptable terms and conditions.
3.5    Governing Law. This Agreement will be deemed made and prepared and will be construed and interpreted in accordance with the internal laws of the State of Delaware, without regard to principles of conflicts of law thereof that may require the application of the law of another jurisdiction.
3.6    Counterparts. This Agreement may be executed in counterparts, each of which will be an original, but all of which, when taken together, will constitute one and the same instrument. Facsimile or electronic mail signatures (in .pdf format) will be accepted as original signatures for purposes of this Agreement.
3.7    Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning and interpretation of this Agreement.
38

3.8    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement (provided the substance of the agreement between the Parties is not thereby materially altered), and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable Laws, the Parties waive any provision of law that renders any provision of this Agreement prohibited or unenforceable in any respect.
3.9    Entire Agreement. This Agreement constitutes the entire understanding of the Parties with respect to the subject matter of this Agreement, and supersedes all prior statements or agreements, whether oral or written, among the Parties with respect to such subject matter.
3.10    No Agents. No Party nor any Affiliate thereof has retained any broker, agent or finder or incurred any liability or obligation for any brokerage fees, commissions or finder fees with respect to this Agreement or the transactions contemplated hereby.
3.11    Expenses. No Party will be responsible for paying any fees, costs or expenses incurred by any other Party in connection with the preparation, negotiation, execution or performance of this Agreement, except as otherwise provided in this Agreement.
3.12    Specific Performance; Consequential Damages. Each Party hereto may enforce its rights and the obligations of the other Parties by the remedy of specific performance. Except as expressly provided herein, in no event shall any party be liable hereunder to any other party for any indirect, consequential damages of any nature whatsoever, whether based on contract or tort, or for any punitive or exemplary damages.
3.13    Further Assurances. Each Party hereto agrees to provide such information and to take such other actions as may be necessary or reasonably requested by another Party hereto, which are not inconsistent with the provisions of this Agreement and which do not involve assumptions of obligations other than those provided for in this Agreement, in order to give full effect to this Agreement and to carry out the intent of this Agreement, including, without limitation, to amend this Agreement as reasonably requested by any lender or equity investor providing construction or term financing in connection with a Subsequent Phase; provided that any such amendment does not have a material adverse effect on any Project Owner or Genesis Solar Holdings.

.
SIGNATURES FOLLOW ON NEXT PAGE

39

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the day and year first above written.
NEXTERA ENERGY OPERATING PARTNERS, LP
By:
Name:
Title:

[Signature Page to Build-Out Agreement]

GENESIS SOLAR HOLDINGS, LLC
By:
Name:
Title:

[Signature Page to Build-Out Agreement]

FINAL FORM

BUILD-OUT AGREEMENT
This BUILD-OUT AGREEMENT (this “Agreement”), dated as of December ___, 2020, is entered into by and between NEXTERA ENERGY RESOURCES, LLC, a Delaware limited liability company (“NextEra”), and PINE BROOKE CLASS A HOLDINGS, LLC, a Delaware limited liability company (“Pine Brooke Holdings”). NextEra and Pine Brooke Holdings shall be referred to hereunder collectively as the “Parties” and, individually as a “Party”.
PRELIMINARY STATEMENTS:
1.    (i) Blue Summit III Wind, LLC (“Blue Summit III Wind”) has developed and owns an approximately 200.2 megawatt wind power electric generating facility located in Hardeman County, Texas (the “Blue Summit III Project”); (ii) Harmony Florida Solar, LLC (“Harmony Solar”) has developed and owns an approximately 74.5 megawatt solar photovoltaic electric generating facility located in Osceola County, Florida (the “Harmony Solar Project”); (iii) Taylor Creek Solar, LLC (“Taylor Creek Solar”) has developed and owns an approximately 74.5 megawatt solar photovoltaic electric generating facility located in Orange County, Florida (the “Taylor Creek Solar Project”); (iv) Ponderosa Wind, LLC (“Ponderosa Wind”) has developed and owns an approximately 200 megawatt wind power electric generating facility located in Beaver County, Oklahoma (the “Ponderosa Wind Project”); (v) Saint Solar, LLC (“Saint Solar”) has developed and owns an approximately 100 megawatt solar photovoltaic electric generating facility located in Pinal County, Arizona (the “Saint Solar Project”); (vi) Sanford Airport Solar, LLC (“Sanford Airport Solar”) has developed and owns an approximately 49.4 megawatt solar photovoltaic electric generating facility located in York County, Maine (the “Sanford Airport Solar Project”); and (vii) Soldier Creek Wind, LLC (“Soldier Creek Wind”) has developed and owns an approximately 300 megawatt wind power electric generating facility located in Nemaha County, Kansas (the “Soldier Creek Wind Project”); and Blue Summit III Wind, Harmony Solar, Taylor Creek Solar, Ponderosa Wind, Saint Solar, Sanford Airport Solar and Soldier Creek Wind, hereinafter collectively the “Project Owners”, and each, a “Project Owner”); each of the Blue Summit III Project, the Ponderosa Wind Project and the Soldier Creek Wind Project hereinafter collectively the "Wind Projects", and each a "Wind Project"; each of the Harmony Solar Project, Taylor Creek Solar Project, Saint Solar Project and Sanford Airport Solar Project hereinafter collectively the "Solar Projects", and each a "Solar Project"; and each of the Wind Projects and each of the Solar Projects hereinafter collectively the “Projects”, and each, a “Project”).
2.    Pine Brooke, LLC a Delaware limited liability company (“Pine Brooke”), owns one hundred percent (100%) of the membership interests in each of the Project Owners.
3.    Pine Brooke Holdings owns one hundred percent (100%) of the Class A membership interests in Pine Brooke.
4.    Each of the Projects is located on the land described in the easements, rights of way, leases, deeds and other instruments in real property to which the applicable Project Owner is a party on the date hereof (“Project Easements”).
1

5.    NextEra or its Affiliates own, or may in the future own options to, and/or may obtain, easements, leases or other land rights in neighboring or adjacent lands to one or more of the Projects (to the extent within (x) five (5) kilometers of any Wind Turbines on a Wind Project, and (y) to the extent any such rights are reasonably expected to result in any Shading and Soiling Effect on a Solar Project, the “Subsequent Phase Land Rights”, and together with the applicable Project Easements for any such Project, “Wind and Solar Project Land Rights”).
6.    The Parties contemplate that the Subsequent Phase Land Rights would be used in connection with the construction of additional electric generating facilities and energy storage facilities.
7.    The Parties wish to set forth the rights, obligations and restrictions binding on and in favor of the Parties and their Affiliates with respect to (a) the economic effects, if any, on each Project Owner as a result of the Wind Interference Effect (in the case of Wind Projects), Shading and Soiling Effect (in the case of Solar Projects), Transmission Access Effect and O&M Interference Effect caused by the Implementation of Subsequent Phases, (b) ensuring that the participants in each Subsequent Phase possess sufficient real estate rights in respect to transmission lines on and across the lands covered by the applicable Project Easements to develop that Subsequent Phase in an orderly and financeable manner, and (c) the protection of each of the Project Owner’s (as applicable) rights under the applicable Interconnection Agreement, in each such case, subject to the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties set forth herein, and other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, and intending to be legally bound hereby, the Parties hereby agree to the following:
ARTICLE ONE
DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1    Definitions. The following capitalized terms will have the respective meanings set forth below.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise. Any Person will be deemed to be an Affiliate of any specified Person if such Person owns more than fifty percent (50%) of the voting securities of the specified Person, if the specified Person owns more than fifty percent (50%) of the voting securities of such Person, or if more than fifty percent (50%) of the voting securities of the specified Person and such Person are under common control. For purposes of this Agreement, Affiliates of NextEra include (a) any investment funds or publicly-traded vehicles for the ownership of operating power generation or transmission assets (such as a “yield co”) controlled by the Class A Member, NextEra Energy, Inc. or an Affiliate of NextEra Energy, Inc., which, notwithstanding anything to the contrary contained herein, shall expressly include NextEra Energy Partners, LP (“NEP”), or an entity with
2

respect to which NEP or an Affiliate of NEP is the “managing member” (or otherwise exercises control) and has the rights to significant economic interests therein, in either case so long as NextEra or any Affiliate of NextEra controls (x) the general partner of NEP, (y) the “Manager” of NextEra Energy Operating Partners LP (“OpCo”) who is the counterparty to that certain Second Amended and Restated Management Services Agreement between OpCo and such “Manager” dated as of August 4, 2017 and (z) the Managing Member (as defined in the Pine Brooke Amended and Restated Limited Liability Company Agreement), and (b) the Class A Member so long as an entity that is an Affiliate of NextEra is the “Manager” or “managing member” of, or otherwise exercises control over, the Class A Member; provided that, for the avoidance of doubt, any equity investors in such Class A Member that are (i) not such “Manager” or “managing member” of, or otherwise do not control, such Class A Member that is an Affiliate of NextEra, and (ii) not otherwise covered in (a), shall not be an Affiliate of NextEra.
“Agreement” means this Build-Out Agreement, as amended from time to time.
“Build-Out Payment” means as to the Pine Brooke Acquired Companies, the amount set forth in cell D55 in the Pine Brooke DCF tab of the Project Model for the Pine Brooke Acquired Companies after the Project Model has been updated with any changes needed to take into account the Subsequent Phase Effect caused by a Subsequent Phase on the Pine Brooke Acquired Companies, as determined by NextEra in consultation with each of the applicable Independent Engineer, Independent Wind Consultant, and the applicable Independent Transmission Consultant.
“Class A Member” has the meaning ascribed to such term in the Pine Brooke Holdings Amended and Restated LLC Agreement.
“Class A Membership Interests” has the meaning ascribed to such term in the Pine Brooke Holdings Amended and Restated LLC Agreement.
“Class A Units” has the meaning ascribed to such term in the Pine Brooke Holdings Amended and Restated LLC Agreement.
[“Class B Cash Adjustment” means, on any date of determination, with respect to any Subsequent Phase, as to the Projects, (i) the excess, if any, of the Build-Out Payment shall be based on the Class B’s Pro Rata Share for all Subsequent Phases over Two Hundred Fifty Thousand Dollars ($250,000) for the Pine Brooke Acquired Companies.] 20
“Class B Member” has the meaning ascribed to such term in the Pine Brooke Holdings Amended and Restated LLC Agreement.
“Class B Membership Interests” has the meaning ascribed to such term in the Pine Brooke Holdings Amended and Restated LLC Agreement.
“Class B Units” has the meaning ascribed to such term in the Pine Brooke Holdings Amended and Restated LLC Agreement.
20Note to Draft: Subject to revision.
3

[“Class C Cash Adjustment” means, on any date of determination, with respect to any Subsequent Phase, as to the Projects, (i) the excess, if any, of the Build-Out Payment shall be based on the Class C’s Pro Rata Share for all Subsequent Phases over Two Hundred Fifty Thousand Dollars ($250,000) for the Pine Brooke Acquired Companies.]
“Class C Member” has the meaning ascribed to such term in the Pine Brooke Holdings Amended and Restated LLC Agreement.
“Class C Membership Interests” has the meaning ascribed to such term in the Pine Brooke Holdings Amended and Restated LLC Agreement.
“Class C Units” has the meaning ascribed to such term in the Pine Brooke Holdings Amended and Restated LLC Agreement
“Deemed Non-Impacting Phase” means any Subsequent Phase the boundaries, or any physical infrastructure, of which are located more than one (1) kilometer from the boundaries, or any physical infrastructure, of a Solar Project.
“Governmental Authority” means the United States of America, any state, commonwealth, territory or possession thereof, any county or municipal government, any governmental authority and any political subdivision, or agency of any of the foregoing, including courts, departments, commissions, boards, bureaus, regulatory bodies, agencies or other instrumentalities, including any regional transmission organizations or independent system operators.
“Implementation” or “Implement” means as to each of the Projects, the material on-site development, construction or operation of any Subsequent Phase which could reasonably be expected to affect the applicable Project.
“Independent Engineer” has the meaning, with respect to a Project, the entity or entities, as the context may require, set forth as the “Independent Engineer” for such Project on Schedule 1 hereto.
“Independent Transmission Consultant” has the meaning, with respect to a Project, the entity or entities, as the context may require, set forth as the “Independent Transmission Consultant” for such Project on Schedule 1 hereto.
“Independent Wind Consultant” has the meaning, with respect to a Wind Project, the entity or entities, as the context may require, set forth as the “Independent Wind Consultant” for such Project on Schedule 1 hereto.
“Interconnection Agreement” means as to each of the Projects, (i) that certain Generator Interconnection Agreement21, dated April 9, 2019, by and among Blue Summit III Wind, Blue Summit Interconnection, LLC, and Electric Transmission Texas, LLC, (ii) that certain Large Generator Interconnection Agreement, dated August 1, 2019, by and among Harmony Solar and Orlando Utilities Commission, (iii) that certain Large Generator Interconnection Agreement, dated August 1, 2019, by and
21 To be revised to reflect Second Amended and Restated version.
4

among Taylor Creek Solar and Orlando Utilities Commission, (iv) that certain Generator Interconnection Agreement, dated January 31, 2019, by and among Ponderosa Wind, Oklahoma Gas and Electric Company, and Southwest Power Pool, Inc., (v) that certain Large Generator Interconnection Agreement, dated February 26, 2020, by and among Saint Solar and Salt River Project Agricultural Improvement and Power District, (vi) that certain Large Generator Interconnection Agreement, dated March 13, 2018, by and among Sanford Airport Solar, ISO New England, Inc., and Central Maine Power Company, (vii) that certain Generator Interconnection Agreement, dated April 13, 2020, by and among Soldier Creek Wind, Evergy Kansas Central, Inc., and Southwest Power Pool, Inc.
“Law” means any applicable statute, law, ordinance, regulation, rate, ruling, order, restriction, requirement, writ, injunction, decree or other official act of or by any Governmental Authority.
“NextEra” has the meaning given in the preamble to this Agreement.
“O&M Interference Effect” means as to each of the Projects, the specifically identifiable increased costs or cash savings achieved by the applicable Project due to the Implementation of a Subsequent Phase as a result of sharing the Subsequent Phase Rights, facilities and infrastructure, all of the above as then reasonably determined by the Independent Engineer.
“Other Facility” means an electric generating facility, including without limitation an energy storage facility that does not include a Wind Turbine and does not contain photovoltaic modules.
“Parties” or “Party” has the meaning given in the preamble to this Agreement and shall include the respective successors and permitted assigns of each Party.
“Person” means a natural person, partnership, limited partnership, limited liability partnership, limited liability company, trust, business trust, estate, association, joint venture, cooperative, corporation, custodian, nominee or any other individual or entity in its own or any represented capacity.
“Phase Design” has the meaning given in Section 2.1(a).
“Pine Brooke Acquired Companies” has the meaning ascribed to the term “Acquired Companies” in the Purchase and Sale Agreement.
"Pine Brooke Holdings Amended and Restated LLC Agreement" means that certain Second Amended and Restated Limited Liability Company Agreement of Pine Brooke Holdings, dated as of ___________, as amended or amended and restated from time to time.
“Point of Interconnection” has the meaning given in each Interconnection Agreements.
“Project” or “Projects” has the meaning given in paragraph 1 of the Preliminary Statements to this Agreement, and shall include all related interconnection facilities, and all other rights necessary for the ownership and operation of the Projects and the sale of power from the Projects.
5

“Project Easements” has the meaning given in paragraph 4 of the Preliminary Statements to this Agreement.
“Project Model” has the meaning set forth in the Purchase and Sale Agreement with respect to Blue Summit III Wind, Harmony Solar, Taylor Creek Solar, Ponderosa Wind, Saint Solar, Sanford Airport Solar, and Soldier Creek Wind, as modified from time to time pursuant to Section 2.1(i) of this Agreement for each Implementation of a Subsequent Phase for which a Class B Cash Adjustment and Class C Cash Adjustment has been paid.
“Purchase and Sale Agreement” means the Amended and Restated Purchase and Sale Agreement, dated as of February 22, 2016, as amended, supplemented and modified by the Amendment to Amended and Restated Purchase and Sale Agreement, dated as of [*], 2020, and the 2020 Acquired Companies Annex for the Pine Brooke Acquired Companies attached as Attachment 1 thereto.
“Repowering” or “Repowered” means the change of the height or rotor diameter or replacement of the equipment constituting a Wind Turbine with newer technology which increases the transmission impact of such Wind Turbine.
“Shading and Soiling Effect” means the identified detrimental effect on any Solar Project Owner due to the Implementation of a Subsequent Phase, calculated as a percentage reduction in the net capacity factor of the applicable Project set forth in the Project Model as a result of shading and/or soiling created or increased by the presence of the Subsequent Phase in connection with the Implementation of such Subsequent Phase, all of the above as then reasonably determined by the Independent Engineer; provided, that any Deemed Non-Impacting Phase shall be deemed not to result in any Shading and Soiling Effect.
“Subsequent Party” means, with respect to any Subsequent Phase, any Party, NextEra Affiliate, or other valid successor or assignee thereof that owns or plans to develop such Subsequent Phase.
“Subsequent Phase” means any (a) wind farm or expansion of a wind farm or Repowering of a wind farm, or (y) any solar farm or expansion of a solar farm, (b) any Other Facility or expansion thereof, which is to be Implemented using Subsequent Phase Rights; provided that, for the avoidance of doubt, any wind farm that is Implemented after giving effect to and complying with the terms and conditions of this Agreement (a “Compliant Project”), shall not, subject to the immediately following sentence, be a “Subsequent Phase” for purposes of Section 2.1 of this Agreement. Notwithstanding the foregoing, (1) in the event that such Compliant Project is a wind farm and more than two (2) Wind Turbines included in any Compliant Project are to be relocated or Repowered and such Wind Turbines would be within five (5) kilometers of any Project after such relocation or Repowering, (2) in the event that any electric generating equipment with capacity to generate more than 4.0 MW of electricity included in any Compliant Project is reasonably expected to result in any Shading and Soiling Effect (provided such relocation is within 1.0 (one) kilometer of a Project), then in each case the relocation or Repowering of the applicable electric generation equipment will be treated as an Implementation of a Subsequent Phase for purposes of Section 2.1 (other than the first sentence thereof) of this Agreement. For avoidance of doubt, the Projects shall not be, or be deemed for any purpose to
6

be, a Subsequent Phase and any expansion of, or re-location of the electrical generation equipment at, the Projects shall not be subject to this Agreement.
“Subsequent Phase Effect” means (i) with respect to a Subsequent Phase that is a wind farm, the net effect on any Project of the aggregate of the Wind Interference Effect (to the extent the applicable Project is a Wind Project), Shading or Soiling Effect (to the extent the applicable Project is a Solar Project), the Transmission Access Effect and the O&M Interference Effect, and (ii) with respect to a Subsequent Phase that is a solar farm or an Other Facility, the net effect on any Project of the aggregate of the Shading or Soiling Effect (to the extent such Project is a Solar Project), Transmission Access Effect and the O&M Interference Effect.
“Subsequent Phase Land Rights” has the meaning given in paragraph 5 of the Preliminary Statements to this Agreement.
“Subsequent Phase Owner” mean any Party or NextEra Affiliate or any Subsequent Party which has or subsequently acquires Subsequent Phase Rights after the date of this Agreement.
“Subsequent Phase Rights” means (a) with respect to a Subsequent Phase that is an electric generation facility, the right to use (i) the Wind and Solar Project Land Rights, (ii) any facilities or infrastructure of a Project Owner, or (iii) a Project’s substation or the portion of the transmission line or facilities used by the applicable Project Owner which are located between such Project’s substation and the Point of Interconnection (regardless of whether such transmission line or transmission facility is owned directly or indirectly by the applicable Project Owner), and (b) with respect to a Subsequent Phase that is an energy storage facility, the rights to use (i) any facilities or infrastructure of the applicable Project Owner, or (ii) a Project’s substation or the portion of the transmission line or facilities used by the applicable Project Owner which are located between such Project’s substation and Point of Interconnection (regardless of whether such transmission line or transmission facility is owned directly or indirectly by the applicable Project Owner), in each case of clause (a) and (b), to the extent such right relates to the Implementation after the date hereof of a Subsequent Phase, the expansion after the date hereof of a Subsequent Phase (other than a Project), or the relocation or Repowering (as applicable) after the date hereof of more than two (2) Wind Turbines at a wind farm, more than 4.0 MW at a solar project or electric generating equipment with a capacity to generate more than 4.0 MW of electricity at any Other Facility (other than the applicable Project).
“Transmission Access Effect” means, with respect to the Implementation of a Subsequent Phase, as to each of the Projects, the identified detrimental effect on the applicable Project as a result of Subsequent Phase being granted access to and use of such Project’s substation or any transmission line or transmission facility used by any Project Owner located on the applicable Project’s side of each Point of Interconnection, including any increase in line losses and any added costs, expenses or losses (including lost revenues, on a grossed up basis, and lost federal and state production tax credits) of such Project associated with the curtailment, down time or line loss of such Project resulting from the upgrading, tying into, starting up, testing, commissioning or use of such Project’s substation, transmission line or transmission facility by
7

the Subsequent Phase, as then reasonably determined by the Independent Transmission Consultant.
“Wind and Solar Project Land Rights” has the meaning given in paragraph 5 of the Preliminary Statements to this Agreement.
“Wind Interference Effect” means, with respect to the Implementation of a Subsequent Phase, as to each of the Projects, the identified detrimental effect on any Project Owner, calculated as a percentage reduction in the net capacity factor of the applicable Project set forth in the Project Model as a result of wake effects created by the presence of Wind Turbines of the Subsequent Phase in connection with the Implementation of the Subsequent Phase, as then reasonably determined by the applicable Independent Engineer.
“Wind Turbine” means a wind turbine generator, each including the following components: a tower, a nacelle, turbine blades, controller/low voltage distribution panel console (including interconnecting cabling from the nacelle to the ground controller), control panels, wind vanes, FAA lighting, grounding, and anemometers.
1.2    Rules of Interpretation.
(a)    Titles, captions and headings in this Agreement are inserted for convenience only and will not be used for the purposes of construing or interpreting this Agreement.
(b)    In this Agreement, unless a clear, contrary intention appears: (i) the singular includes the plural and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, in the case of a Party, only if such assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) reference to any gender includes each other gender; (iv) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement; (v) reference to any law means such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including, if applicable, rules and regulations promulgated thereunder; (vi) reference to any Article or Section means such Article or Section of this Agreement, and references in any Article, Section or definition to any clause means such clause of such Article, Section or definition; (vii) “hereunder”, “hereof”, “hereto” and words of similar import will be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision of this Agreement; (viii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; and (ix) relative to the determination of any period of time, “from” means “from and including”, “to” means “to but excluding” and “through” means “through and including”.
(c)    Words and abbreviations not defined in this Agreement that have well-known technical or power industry meanings in the United States are used in this Agreement in accordance with those recognized meanings.
8

(d)    This Agreement was negotiated and prepared by the Parties with advice of counsel to the extent deemed necessary by each Party. The Parties have agreed to the wording of this Agreement, and none of the provisions of this Agreement will be construed against one Party on the ground that such Party is the author of this Agreement or any part of this Agreement.
ARTICLE TWO
OBLIGATIONS AND RIGHTS OF THE PARTIES

2.1    Rights to Develop Subsequent Phases. In accordance with the terms of this Agreement, Pine Brooke Holdings acknowledges and agrees to the right of any Subsequent Phase Owner to Implement any Subsequent Phase. Each Party and each Subsequent Phase Owner which is a party hereto agrees that it will not Implement any Subsequent Phase, except in compliance with the procedures set forth in this Section 2.1. Without limiting the foregoing, NextEra agrees that it will not permit any of its Affiliates to Implement any Subsequent Phase unless such Affiliate complies with the procedures set forth in this Section 2.1 or enters into a build-out agreement with respect to such Subsequent Phase (an “Affiliate Build-Out Agreement”) in substantially the form of, or becomes a party to, this Agreement. In addition, NextEra further agrees that prior to it or any of its Affiliates selling or otherwise transferring any direct or indirect interest in an Affiliate of NextEra that has Subsequent Phase Rights to any non-Affiliate, it shall cause such Affiliate holding such Subsequent Phase Rights to become a party to this Agreement or to enter into a build-out agreement with respect to such Subsequent Phase Rights in substantially the form of this Agreement (a “Transferred Affiliate Build-Out Agreement”) unless the Affiliate holding such Subsequent Phase Rights continues to be controlled directly or indirectly by NextEra. Without limiting NextEra’s obligations under this Section 2.1, any Affiliate Build-Out Agreement or Transferred Affiliate Build-Out Agreement shall apply only to the Subsequent Phase Rights acquired by such Affiliate while it is an Affiliate of NextEra.
(a)    Prior to the later of (i) the beginning of the Implementation of any Subsequent Phase or (ii) ten (10) days following the execution of this Agreement, the Subsequent Phase Owner will, at its own expense, prepare and present to each Project Owner, the Independent Wind Consultant (to the extent the Subsequent Phase is wind farm), each Independent Engineer and each Independent Transmission Consultant a detailed development procedure (including the proposed design and construction timetable for the Subsequent Phase) (the “Phase Design”) sufficient to allow (i) the applicable Independent Engineer to analyze and determine on a preliminary basis the applicable Wind Interference Effect, applicable Shading and Soiling Effect and the applicable O&M Interference Effect and (ii) the applicable Independent Transmission Consultant to analyze and determine on a preliminary basis the applicable Transmission Access Effect. NextEra, or its Affiliates, and the Subsequent Phase Owner will cause (i) the applicable Independent Engineer to calculate the applicable Wind Interference Effect, applicable Shading and Soiling Effect, and the applicable O&M Interference Effect and (ii) the applicable Independent Transmission Consultant to calculate the applicable Transmission Access Effect; provided, however, that NextEra, its Affiliates and the Subsequent Phase Owner shall have no obligation to cause any Independent Engineer to perform such calculation with respect to (x) a Wind Interference Effect if no Wind Turbines of the Subsequent Phase will be within five (5) kilometers of any Wind Turbines of any Project, or (y) a Shading and Soiling Effect if no Solar Facilities or the Subsequent Phase will be within 1.0 (one) kilometer of any Solar Project.
9

(b)    Based on the Subsequent Phase Effect, if any, as reasonably determined by the applicable Independent Engineer (taking into account the Transmission Access Effect, if any, reasonably determined by the applicable Independent Transmission Consultant) under Section 2.1(a), NextEra will run the applicable Project Model for such Project or Projects, in each case, changing the inputs or assumptions, as applicable, solely to give effect to the applicable Subsequent Phase Effect as calculated on a preliminary basis.
(c)    If the applicable Project Model is modified for the Subsequent Phase Effect, as reasonably determined by the applicable Independent Engineer (taking into account the Transmission Access Effect, if any, reasonably determined by the applicable Independent Transmission Consultant) on a preliminary basis, results in a Build-Out Payment greater than zero, then NextEra will determine the relevant Class B Cash Adjustment and Class C Cash Adjustment , assuming that the Subsequent Phase is built in accordance with the Phase Design. If a Class B Cash Adjustment and Class C Cash Adjustment is equal to zero, no further action is required under this Section 2.1(c).
(d)    [Reserved.]
(e)    As a condition to commencing construction of the Subsequent Phase or relocation of the applicable Wind Turbine included in such Subsequent Phase, the Subsequent Phase Owner will provide one or more guarantees by NextEra for any Class B Cash Adjustment and Class C Cash Adjustment, as applicable, or in lieu thereof, a letter of credit or other security in form and substance, and issued by a party, reasonably satisfactory to Pine Brooke Holdings.
(f)    Prior to commencement of operation of a Subsequent Phase (or any portion thereof which could reasonably be expected to affect any Project) on a commercial basis, the Subsequent Phase Owner and NextEra will cause the applicable Independent Engineer (taking into account the Transmission Access Effect, if any, reasonably determined by applicable the Independent Transmission Consultant) to calculate the Subsequent Phase Effect on a final basis to reflect the final design and construction timetable (including changes in the projected construction schedule and operations date).
(g)    Based on the Subsequent Phase Effect, if any, as reasonably determined by the applicable Independent Engineer (taking into account the Transmission Access Effect, if any, reasonably determined by the applicable Independent Transmission Consultant) under Section 2.1(f), NextEra will rerun the applicable Project Model for such Project or Projects, changing the inputs or assumptions, as applicable, solely to give effect to the final Subsequent Phase Effect.
(h)    If the final determination of the Subsequent Phase Effect, as reasonably determined by the applicable Independent Engineer (taking into account the Transmission Access Effect, if any, reasonably determined by the applicable Independent Transmission Consultant), in connection with the Implementation of the Subsequent Phase is negative as to Pine Brooke Holdings, NextEra will determine (i) the Class B Cash Adjustment and Class C Cash Adjustment , if applicable, and the Subsequent Phase Owner will, within thirty (30) days of such determination, pay any such Class B Cash Adjustment and Class C Cash Adjustment, as applicable, due to Pine Brooke Holdings. If the applicable Project Model, as modified on a final basis for the final Subsequent Phase Effect results in a Class B Cash Adjustment and Class C Cash Adjustment equal to zero, then, no further action is required under this Section 2.1(h) with respect to the Class B Units and Class C Units, as the case may be.
10

(i)    Upon payment of a Class B Cash Adjustment and Class C Cash Adjustment, the applicable Project Model, will be revised to reflect, with respect to any Project or Projects, (i) the final Subsequent Phase Effect and (ii) the final Class B Cash Adjustment and Class C Cash Adjustment and, as so revised, will be the Project Model used for purposes of this Section 2.1 in respect of the next Subsequent Phase, if any.
(j)    If Pine Brooke Holdings disputes the calculation of a Class B Cash Adjustment and Class C Cash Adjustment, the Subsequent Phase Owner and the Parties shall meet and work together in good faith to resolve such dispute. If the Subsequent Phase Owner and the Parties cannot resolve such disagreement within twenty (20) days, the Subsequent Phase Owner shall pay the portion of any Class B Cash Adjustment and Class C Cash Adjustment, as the case may be, that is not in dispute and each shall appoint an independent expert to resolve such dispute. Thereafter, if such independent experts cannot agree within twenty (20) days of receiving all appropriate information, they shall jointly appoint a third independent expert whose decision shall be binding on the parties and failing agreement on such third independent expert within ten (10) days such third independent expert shall be appointed by the International Chamber of Commerce upon the request of any party. To the extent it is determined that any Class B Cash Adjustment and Class C Cash Adjustment was not calculated correctly, the Subsequent Phase Owner shall make a supplemental Class B Cash Adjustment and Class C Cash Adjustment, (with interest at the prevailing rate) as necessary. The cost of the independent experts shall be the responsibility of the Subsequent Phase Owner unless Pine Brooke Holdings or its Affiliates shall have acted in bad faith in which case they shall be obligated to pay such costs.
(k)    NextEra will not and will not permit any NextEra Affiliate to, and each Party agrees it will not, sell or transfer any Subsequent Phase Rights to another Subsequent Party, unless it simultaneously assigns and delegates to such Subsequent Party, and such Subsequent Party shall assume, the rights and obligations of the Subsequent Phase Owner under this Agreement to the extent relating to such Subsequent Phase or enters into a build-out agreement in respect of such Subsequent Phase in substantially the form of this Agreement; provided, that in connection with any assignment of any Subsequent Phase Rights relating to a Subsequent Phase which is being Implemented and for which a guaranty by NextEra, letter of credit or other security is outstanding, such guaranty, letter of credit or other security shall either remain in full force and effect or be replaced with another guaranty, letter of credit or other security in form and substance, and issued by a party which is, reasonably satisfactory to Pine Brooke Holdings.

11

ARTICLE THREE
GENERAL PROVISIONS

3.1    Notices. Any notice to be given under this Agreement will be in writing and will be delivered by hand or express courier against written receipt, or sent by prepaid first class mail, e-mail or facsimile copy to the Persons and addresses specified below (or such other Person or address as a Party may previously have notified all other Parties in writing for that purpose). A notice will be deemed to have been served when delivered by hand or express courier at that address or received by, e-mail (provided, in the case of e-mail only, that a copy is sent by one of the other delivery methods described in this Section 3.1) or facsimile copy, or, if sent by registered mail as aforesaid, on the date delivered. The names and addresses for the service of notices referred to in this Section 3.1 are:
If to Pine Brooke Holdings, to:
Pine Brooke Class A Holdings, LLC
700 Universe Boulevard
Juno Beach, Florida 33408
Attention:    [Corporate Secretary – no such title]
Telephone:    (561) 304-5578
Facsimile:    (561) 691-7309
If to NextEra, to:
NextEra Energy Resources, LLC
700 Universe Boulevard
Juno Beach, Florida 33408
Attention:    Director, Business Management
Telephone:    (561) 304-5578
Facsimile:    (561) 691-7309

3.2    No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties, the Class B Members, the Class C Members and their respective successors and permitted assigns, and this Agreement will not otherwise be deemed to confer upon or give to any other third party any right, claim, cause of action, or other interest in this Agreement. It is hereby agreed that the Class B Members and the Class C Members as third party beneficiaries shall have the right to enforce the Agreement as if they were signatory parties thereto.

3.3    Amendment and Waiver. Neither this Agreement nor any term of this Agreement may be changed, amended or terminated orally, but only by written act of all of the Parties. No amendment to this Agreement may be made without Class B Member and Class C Member Approval (as defined in the Pine Brooke Holdings Amended and Restated LLC Agreement). No failure or delay on the part of a Party in the exercise of any right under this
12

Agreement will operate as a waiver thereof, nor will any single or partial exercise of any such right preclude any other of further exercise thereof or of any other right.

3.4    Binding Nature; Assignment; Consent to Assignment. Except as required by Section 2.1(k), no Party will assign its rights and obligations under this Agreement without the prior written consent of the other Parties, and any such assignment contrary to the terms of this Agreement will be null and void and of no force and effect; provided, however, that (i) each of the Parties will be entitled, without in any way being released from its obligations under this Agreement, to assign its rights and obligations under this Agreement to an Affiliate thereof, and (ii) Pine Brooke Holdings or the Subsequent Phase Owner may assign its rights under this Agreement to any lender as collateral for its obligations in connection with any financing documents providing financing for the Project or a Subsequent Phase. Upon request of Pine Brooke Holdings or the Subsequent Phase Owner, any Party will execute a consent to said assignment to any such lender on reasonably acceptable terms and conditions.

3.5    Governing Law. This Agreement will be deemed made and prepared and will be construed and interpreted in accordance with the internal laws of the State of Delaware, without regard to principles of conflicts of law thereof that may require the application of the law of another jurisdiction.

3.6    Counterparts. This Agreement may be executed in counterparts, each of which will be an original, but all of which, when taken together, will constitute one and the same instrument. Facsimile or electronic mail signatures (in .pdf format) will be accepted as original signatures for purposes of this Agreement.

3.7    Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning and interpretation of this Agreement.

3.8    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement (provided the substance of the agreement between the Parties is not thereby materially altered), and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable Laws, the Parties waive any provision of law that renders any provision of this Agreement prohibited or unenforceable in any respect.

13

3.9    Entire Agreement. This Agreement constitutes the entire understanding of the Parties with respect to the subject matter of this Agreement, and supersedes all prior statements or agreements, whether oral or written, among the Parties with respect to such subject matter.

3.10    No Agents. No Party nor any Affiliate thereof has retained any broker, agent or finder or incurred any liability or obligation for any brokerage fees, commissions or finder fees with respect to this Agreement or the transactions contemplated hereby.

3.11    Expenses. No Party will be responsible for paying any fees, costs or expenses incurred by any other Party in connection with the preparation, negotiation, execution or performance of this Agreement, except as otherwise provided in this Agreement.

3.12    Specific Performance; Consequential Damages. Each Party hereto may enforce its rights and the obligations of the other Parties by the remedy of specific performance. Except as expressly provided herein, in no event shall any party be liable hereunder to any other party for any indirect, consequential damages of any nature whatsoever, whether based on contract or tort, or for any punitive or exemplary damages.

3.13    Further Assurances. Each Party hereto agrees to provide such information and to take such other actions as may be necessary or reasonably requested by another Party hereto, which are not inconsistent with the provisions of this Agreement and which do not involve assumptions of obligations other than those provided for in this Agreement, in order to give full effect to this Agreement and to carry out the intent of this Agreement, including, without limitation, to amend this Agreement as reasonably requested by any lender or equity investor providing construction or term financing in connection with a Subsequent Phase; provided that any such amendment does not have a material adverse effect on any Project Owner or Pine Brooke Holdings.

14

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the day and year first above written.
NEXTERA ENERGY RESOURCES, LLC
By:
Name:
Title:

[Signature Page to Build-Out Agreement]

PINE BROOKE CLASS A HOLDINGS, LLC
By:
Name:
Title:

Final Form
BUILD-OUT AGREEMENT
This BUILD-OUT AGREEMENT (this “Agreement”), dated as of [●], 2020, is entered into by and between NEXTERA ENERGY RESOURCES, LLC, a Delaware limited liability company (“NextEra”), and NEXTERA ENERGY PARTNERS ACQUISITIONS, LLC, a Delaware limited liability company (“NEP Acquisitions”). NextEra and NEP Acquisitions shall be referred to hereunder collectively as the “Parties” and, individually as a “Party”.
PRELIMINARY STATEMENTS:
1.Wilmot Energy Center, LLC, a Delaware limited liability company (“Wilmot Energy” or “Project Owner”), is developing and will own an approximately 100 megawatt solar photovoltaic electric generating facility and an approximately 30 megawatt energy storage system, to which it will be connected, located in Pima County, Arizona (the “Wilmot Solar Project” or “Project”). The Project is located on the land described in the easements, rights of way, leases, deeds and other instruments in real property to which the Project Owner is a party on the [date] hereof (“Project Easements”).
2.NextEra or its Affiliates own, or may in the future own, options to, and/or may obtain, easements, leases or other land rights in neighboring or adjacent lands to the Project to the extent any such rights are reasonably expected to result in any Shading and Soiling Effect, O&M Interference Effect or Transmission Access Effect, the “Subsequent Phase Land Rights”, and together with the applicable Project Easements, “Project Land Rights.”
3.On December [●], 2020, NEP Acquisitions consummated the direct or indirect acquisition of one hundred percent (100%) of NextEra’s indirect interest in the Project Owner pursuant to the Amended and Restated Purchase and Sale Agreement, dated as of February 22, 2016, as amended, supplemented and modified, by the Amendment to the Amended and Restated Purchase and Sale Agreement, dated as of [Month] [●], 2020, and the 2020 Acquired Companies Annex for the 2020 Acquired Companies attached as Attachment 1 thereto.
4.The Parties contemplate that the Subsequent Phase Land Rights would be used in connection with the construction of additional electric generating facilities and energy storage facilities.
5.The Parties wish to set forth the rights, obligations and restrictions binding on and in favor of the Parties and their Affiliates with respect to (a) the economic effects, if any, on the Project Owner (including the owners of the Project Owner) as a result of the Shading and Soiling Effect, Transmission Access Effect or O&M Interference Effect, as applicable, caused by the Implementation of Subsequent Phases, (b) ensuring that the participants in each Subsequent Phase possess sufficient real estate rights in respect to transmission lines on and across the lands covered by the applicable Project Easements to develop that Subsequent Phase in an orderly and financeable manner, and (c) the protection of the Project Owner’s rights under the Interconnection Agreement, in each such case, subject to the terms and conditions of this Agreement.
1

NOW, THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties set forth herein, and other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, and intending to be legally bound hereby, the Parties hereby agree to the following:
ARTICLE ONE
DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1    Definitions. The following capitalized terms will have the respective meanings set forth below.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise. Any Person will be deemed to be an Affiliate of any specified Person if such Person owns more than fifty percent (50%) of the voting securities of the specified Person, if the specified Person owns more than fifty percent (50%) of the voting securities of such Person, or if more than fifty percent (50%) of the voting securities of the specified Person and such Person are under common control.
“Agreement” means this Build-Out Agreement, as amended from time to time.
“Build-Out Payment” means (A)  the amount set forth in cell D55 in the Wilmot Energy DCF tab of the Project Model for Wilmot Energy after such Project Model has been updated with any changes needed to take into account the Subsequent Phase Effect caused by a Subsequent Phase on the Project, as determined by NextEra in consultation with each of the applicable Independent Engineer and the applicable Independent Transmission Consultant.
[“Cash Adjustment” means, on any date of determination, with respect to any Subsequent Phase, the excess, if any, of the Build-Out Payment for all Subsequent Phases over two hundred fifty thousand Dollars ($250,000) for Wilmot Energy.]
“Deemed Non-Impacting Phase” means any Subsequent Phase the boundaries, or any physical infrastructure, of which are located more than one (1) kilometer from the boundaries, or any physical infrastructure, of the Wilmot Solar Project.
“Governmental Authority” means the United States of America, any state, commonwealth, territory or possession thereof, any county or municipal government, any governmental authority and any political subdivision, or agency of any of the foregoing, including courts, departments, commissions, boards, bureaus, regulatory bodies, agencies or other instrumentalities, including any regional transmission organizations or independent system operators.
18

“Implementation” or “Implement” means the material on-site development, construction or operation of any Subsequent Phase which could reasonably be expected to affect the Wilmot Solar Project.
“Independent Engineer” means [Luminate, LLC] or a successor independent engineer appointed by NextEra and approved by NEP Acquisitions (such approval not to be unreasonably withheld or delayed).
“Independent Transmission Consultant” means [nFront Consulting LLC] or a successor independent transmission consultant appointed by NextEra and approved by NEP Acquisitions (such approval not to be unreasonably withheld or delayed).
“Interconnection Agreement” means that certain Standard Large Generator Interconnection Agreement, dated as of June 13, 2019, by and between Wilmot Energy Center, LLC, a Delaware limited liability company, and Tucson Electric Power Company, an Arizona corporation.
“Law” means any applicable statute, law, ordinance, regulation, rate, ruling, order, restriction, requirement, writ, injunction, decree or other official act of or by any Governmental Authority.
“NextEra” has the meaning given in the preamble to this Agreement.
“O&M Interference Effect” means the specifically identifiable increased costs or cash savings achieved by the Wilmot Solar Project due to the Implementation of a Subsequent Phase as a result of sharing the Subsequent Phase Rights, facilities and infrastructure, all of the above as then reasonably determined by the Independent Engineer.
“Other Facility” means an electric generating facility, including without limitation an energy storage facility that does not include a Wind Turbine and does not contain photovoltaic modules.
“Parties” or “Party” has the meaning given in the preamble to this Agreement and shall include the respective successors and permitted assigns of each Party.
“Person” means a natural person, partnership, limited partnership, limited liability partnership, limited liability company, trust, business trust, estate, association, joint venture, cooperative, corporation, custodian, nominee or any other individual or entity in its own or any represented capacity.
“Phase Design” has the meaning given in Section 2.1(a).
“Point of Interconnection” has the meaning given in the Interconnection Agreement.
“Project” has the meaning given in paragraph 1 of the Preliminary Statements to this Agreement, and shall include all related interconnection facilities, and all other rights necessary for the ownership and operation of the Project and the sale of power from the Project.
“Project Land Rights” has the meaning given in paragraph 2 of the Preliminary Statements to this Agreement.
19

“Project Easements” has the meaning given in paragraph 1 of the Preliminary Statements to this Agreement.
“Project Model” has the meaning set forth in the Purchase and Sale Agreement with respect to Wilmot Energy, as modified from time to time pursuant to Section 2.1(i) of this Agreement for each Implementation of a Subsequent Phase for which a Cash Adjustment has been paid.
“Purchase and Sale Agreement” has the meaning given in paragraph 3 of the Preliminary Statements to this Agreement.
“Repowering” or “Repowered” means the changes or replacement of the equipment constituting an electric generation facility or energy storage facility which increases the transmission impact of such facility.

“Shading and Soiling Effect” means the identified detrimental effect due to the Implementation of a Subsequent Phase, calculated as a percentage reduction in the net capacity factor of the Project set forth in the Project Model as a result of shading and/or soiling created or increased by the presence of the Subsequent Phase in connection with the Implementation of such Subsequent Phase, all of the above as then reasonably determined by the Independent Engineer; provided, that any Deemed Non-Impacting Phase shall be deemed not to result in any Shading and Soiling Effect.
“Subsequent Party” means, with respect to any Subsequent Phase, any Party, NextEra Affiliate, or other valid successor or assignee thereof that owns or plans to develop such Subsequent Phase.
“Subsequent Phase” means (a) any electric generation facility, expansion of an electric generation, energy storage facility, expansion of an energy storage facility or Repowering, which is to be Implemented using Subsequent Phase Rights; provided that, for the avoidance of doubt, no electric generation facility or energy storage facility that is Implemented after giving effect to and complying with the terms and conditions of this Agreement (a “Compliant Project”), shall not, subject to the immediately following sentence, be a “Subsequent Phase” for purposes of Section 2.1 of this Agreement. Notwithstanding the foregoing, in the event that any electric generating equipment with capacity to generate more than 4.0 MW of electricity included in any Compliant Project is reasonably expected to result in any Shading and Soiling Effect (provided such relocation is within 1.0 (one) kilometer of the Project), then in each case the relocation or Repowering of the applicable electric generation equipment will be treated as an Implementation of a Subsequent Phase for purposes of Section 2.1 (other than the first sentence thereof) of this Agreement. For avoidance of doubt, the Project shall not be, or be deemed for any purpose to be, a Subsequent Phase and any expansion of, or re-location of the electrical generation equipment at, the Project shall not be subject to this Agreement.
“Subsequent Phase Effect” means the Shading and Soiling Effect, the Transmission Access Effect and the O&M Interference Effect.
20

“Subsequent Phase Land Rights” has the meaning given in paragraph 2 of the Preliminary Statements to this Agreement.
“Subsequent Phase Owner” mean any Party or NextEra Affiliate or any Subsequent Party which has or subsequently acquires Subsequent Phase Rights after the date of this Agreement.
“Subsequent Phase Rights” means (a) with respect to a Subsequent Phase that is an electric generation facility, the right to use (i) the Project Land Rights, (ii) any facilities or infrastructure of the Project Owner, or (iii) the Project’s substation or the portion of the transmission line or facilities used by the Project Owner which are located between such Project’s substation and the Point of Interconnection (regardless of whether such transmission line or transmission facility is owned directly or indirectly by the Project Owner), and (b) with respect to a Subsequent Phase that is an energy storage facility, the rights to use (i) any facilities or infrastructure of the Project Owner, or (ii) the Project’s substation or the portion of the transmission line or facilities used by the Project Owner which are located between such Project’s substation and Point of Interconnection (regardless of whether such transmission line or transmission facility is owned directly or indirectly by the Project Owner), in each case of clause (a) and (b), to the extent such right relates to the Implementation after the date hereof of a Subsequent Phase, the expansion after the date hereof of a Subsequent Phase (other than the Project), or the relocation or Repowering (as applicable) after the date hereof of more than two (2) Wind Turbines at a wind farm, more than 4.0 MW at a solar project or electric generating equipment with a capacity to generate more than 4.0 MW of electricity at any Other Facility (other than the Project).
“Transmission Access Effect” means, with respect to the Implementation of a Subsequent Phase, the identified detrimental effect on the Project as a result of Subsequent Phase being granted access to and use of such Project’s substation or any transmission line or transmission facility used by the Project Owner located on the Project’s side of each Point of Interconnection, including any increase in line losses and any added costs, expenses or losses (including lost revenues, on a grossed up basis, and lost federal and state production tax credits) of such Project associated with the curtailment, down time or line loss of such Project resulting from the upgrading, tying into, starting up, testing, commissioning or use of such Project’s substation, transmission line or transmission facility by the Subsequent Phase, as then reasonably determined by the Independent Transmission Consultant.
“Wind Turbine” means a wind turbine generator, each including the following components: a tower, a nacelle, turbine blades, controller/low voltage distribution panel console (including interconnecting cabling from the nacelle to the ground controller), control panels, wind vanes, FAA lighting, grounding, and anemometers.
1.2    Rules of Interpretation.
(a)    Titles, captions and headings in this Agreement are inserted for convenience only and will not be used for the purposes of construing or interpreting this Agreement.
21

(b)    In this Agreement, unless a clear, contrary intention appears: (i) the singular includes the plural and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, in the case of a Party, only if such assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) reference to any gender includes each other gender; (iv) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement; (v) reference to any law means such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including, if applicable, rules and regulations promulgated thereunder; (vi) reference to any Article or Section means such Article or Section of this Agreement, and references in any Article, Section or definition to any clause means such clause of such Article, Section or definition; (vii) “hereunder”, “hereof”, “hereto” and words of similar import will be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision of this Agreement; (viii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; and (ix) relative to the determination of any period of time, “from” means “from and including”, “to” means “to but excluding” and “through” means “through and including”.
(c)    Words and abbreviations not defined in this Agreement that have well-known technical or power industry meanings in the United States are used in this Agreement in accordance with those recognized meanings.
(d)    This Agreement was negotiated and prepared by the Parties with advice of counsel to the extent deemed necessary by each Party. The Parties have agreed to the wording of this Agreement, and none of the provisions of this Agreement will be construed against one Party on the ground that such Party is the author of this Agreement or any part of this Agreement.

ARTICLE TWO
OBLIGATIONS AND RIGHTS OF THE PARTIES

2.1    Rights to Develop Subsequent Phase. In accordance with the terms of this Agreement, NEP Acquisitions acknowledges and agrees to the right of any Subsequent Phase Owner to Implement any Subsequent Phase. Each Party and each Subsequent Phase Owner which is a party hereto agrees that it will not Implement any Subsequent Phase, except in compliance with the procedures set forth in this Section 2.1. Without limiting the foregoing, NextEra agrees that it will not permit any of its Affiliates to Implement any Subsequent Phase unless such Affiliate complies with the procedures set forth in this Section 2.1 or enters into a build-out agreement with respect to such Subsequent Phase (an “Affiliate Build-Out Agreement”) in substantially the form of, or becomes a party to, this Agreement. In addition, NextEra further agrees that prior to it or any of its Affiliates selling or otherwise transferring any direct or indirect interest in an Affiliate of NextEra that has Subsequent Phase Rights to any non-Affiliate, it shall cause such Affiliate holding such Subsequent Phase Rights to become a party to
22

this Agreement or to enter into a build-out agreement with respect to such Subsequent Phase Rights in substantially the form of this Agreement (a “Transferred Affiliate Build-Out Agreement”) unless the Affiliate holding such Subsequent Phase Rights continues to be controlled directly or indirectly by NextEra. Without limiting NextEra’s obligations under this Section 2.1, any Affiliate Build-Out Agreement or Transferred Affiliate Build-Out Agreement shall apply only to the Subsequent Phase Rights acquired by such Affiliate while it is an Affiliate of NextEra.

(a)    Prior to the later of (i) the beginning of the Implementation of any Subsequent Phase or (ii) ten (10) days following the execution of this Agreement, the Subsequent Phase Owner will, at its own expense, prepare and present to the Project Owner, each Independent Engineer and each Independent Transmission Consultant a detailed development procedure (including the proposed design and construction timetable for the Subsequent Phase) (the “Phase Design”) sufficient to allow (i) the Independent Engineer to analyze and determine on a preliminary basis the Shading and Soiling Effect, and the O&M Interference Effect and (ii) the Independent Transmission Consultant to analyze and determine on a preliminary basis the Transmission Access Effect. NextEra, or its Affiliates, and the Subsequent Phase Owner will cause (i) the Independent Engineer to calculate the O&M Interference Effect and (ii) the Independent Transmission Consultant to calculate the Transmission Access Effect; provided, however, that NextEra, its Affiliates and the Subsequent Phase Owner shall have no obligation to cause any Independent Engineer to perform such calculation with respect to a Shading and Soiling Effect if no solar facilities or the Subsequent Phase will be within 1.0 (one) kilometer of the Project.

(b)    Based on the Subsequent Phase Effect, if any, as reasonably determined by the Independent Engineer (taking into account the Transmission Access Effect, if any, reasonably determined by the Independent Transmission Consultant) under Section 2.1(a), NextEra will run the Project Model for the Project, in each case, changing the inputs or assumptions, as applicable, solely to give effect to the applicable Subsequent Phase Effect as calculated on a preliminary basis.

(c)    If the Project Model as modified for the Subsequent Phase Effect, as reasonably determined by the Independent Engineer (taking into account the Transmission Access Effect, if any, reasonably determined by the Independent Transmission Consultant) on a preliminary basis, results in a Build-Out Payment greater than zero, then NextEra will determine the relevant Cash Adjustment assuming that the Subsequent Phase is built in accordance with the Phase Design. If a Cash Adjustment is equal to or less than zero, no further action is required under this Section 2.1(c).

(d)    As a condition to commencing construction of the Subsequent Phase or relocation of the applicable Wind Turbine included in such Subsequent Phase, the Subsequent Phase Owner will provide one or more guarantees by NextEra for any Cash Adjustment, as applicable, or in lieu thereof, a letter of credit or other security in form and substance, and issued by a party, reasonably satisfactory to NEP Acquisitions.
23

(e)    Prior to commencement of operation of a Subsequent Phase (or any portion thereof which could reasonably be expected to affect the Project) on a commercial basis, the Subsequent Phase Owner and NextEra will cause the Independent Engineer (taking into account the Transmission Access Effect, if any, reasonably determined by the Independent Transmission Consultant) to calculate the Subsequent Phase Effect on a final basis to reflect the final design and construction timetable (including changes in the projected construction schedule and operations date).

(f)    Based on the Subsequent Phase Effect, if any, as reasonably determined by the Independent Engineer (taking into account the Transmission Access Effect, if any, reasonably determined by the Independent Transmission Consultant) under Section 2.1(c), NextEra will re-run the Project Model for the Project, changing the inputs or assumptions, as applicable, solely to give effect to the final Subsequent Phase Effect.

(g)    If the final determination of the Subsequent Phase Effect, as reasonably determined by the Independent Engineer (taking into account the Transmission Access Effect, if any, reasonably determined by the Independent Transmission Consultant), in connection with the Implementation of the Subsequent Phase is negative as to NEP Acquisitions, NextEra will determine the Cash Adjustment, if applicable, and the Subsequent Phase Owner will, within thirty (30) days of such determination, pay any such Cash Adjustment, as applicable, due to NEP Acquisitions. If the Project Model, as modified on a final basis for the final Subsequent Phase Effect results in a Cash Adjustment equal to or less than zero, then, no further action is required under this Section 2.1(g).

(h)    Upon payment of a Cash Adjustment, the Project Model, will be revised to reflect, with respect to the Project, (i) the final Subsequent Phase Effect and (ii) the final Cash Adjustment and, as so revised, will be the Project Model used for purposes of this Section 2.1 in respect of the next Subsequent Phase, if any.

(i)    If NEP Acquisitions disputes the calculation of a Cash Adjustment, the Subsequent Phase Owner and the Parties shall meet and work together in good faith to resolve such dispute. If the Subsequent Phase Owner and the Parties cannot resolve such disagreement within twenty (20) days, the Subsequent Phase Owner shall pay the portion of any Cash Adjustment, as the case may be, that is not in dispute and each shall appoint an independent expert to resolve such dispute. Thereafter, if such independent experts cannot agree within twenty (20) days of receiving all appropriate information, they shall jointly appoint a third independent expert whose decision shall be binding on the parties and failing agreement on such third independent expert within ten (10) days such third independent expert shall be appointed by the International Chamber of Commerce upon the request of any party. To the extent it is determined that any Cash Adjustment was not calculated correctly, the Subsequent Phase Owner shall make a supplemental Cash Adjustment payment (with interest at the prevailing rate) as necessary. The cost of the independent experts shall be the responsibility of the Subsequent Phase Owner unless NEP Acquisitions or its Affiliates shall have acted in bad faith in which case they shall be obligated to pay such costs.
(j)    NextEra will not and will not permit any NextEra Affiliate to, and each Party agrees it will not, sell or transfer any Subsequent Phase Rights to another Subsequent Party, unless it
24

simultaneously assigns and delegates to such Subsequent Party, and such Subsequent Party shall assume, the rights and obligations of the Subsequent Phase Owner under this Agreement to the extent relating to such Subsequent Phase or enters into a build-out agreement in respect of such Subsequent Phase in substantially the form of this Agreement; provided, that in connection with any assignment of any Subsequent Phase Rights relating to a Subsequent Phase which is being Implemented and for which a guaranty by NextEra, letter of credit or other security is outstanding, such guaranty, letter of credit or other security shall either remain in full force and effect or be replaced with another guaranty, letter of credit or other security in form and substance, and issued by a party which is, reasonably satisfactory to NEP Acquisitions.

ARTICLE THREE
GENERAL PROVISIONS

3.1    Notices. Any notice to be given under this Agreement will be in writing and will be delivered by hand or express courier against written receipt, or sent by prepaid first class mail, e-mail or facsimile copy to the Persons and addresses specified below (or such other Person or address as a Party may previously have notified all other Parties in writing for that purpose). A notice will be deemed to have been served when delivered by hand or express courier at that address or received by, e-mail (provided, in the case of e-mail only, that a copy is sent by one of the other delivery methods described in this Section 3.1) or facsimile copy, or, if sent by registered mail as aforesaid, on the date delivered. The names and addresses for the service of notices referred to in this Section 3.1 are:
If to NEP Acquisitions, to:
NEP Acquisitions, LLC
c/o NextEra Energy Partners, LP
700 Universe Boulevard
Juno Beach, Florida 33408
Attention:    Corporate Secretary
Telephone:    (561) 304-5578
Facsimile:    (561) 691-7309

If to NextEra, to:
NextEra Energy Resources, LLC
700 Universe Boulevard
Juno Beach, Florida 33408
Attention:    Director, Business Management
Telephone:    (561) 304-5578
Facsimile:    (561) 691-7309

3.2    No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns, and this Agreement will not otherwise be deemed to confer upon or give to any other third party any right, claim, cause of action, or other interest in this Agreement.
25

3.3    Amendment and Waiver. Neither this Agreement nor any term of this Agreement may be changed, amended or terminated orally, but only by written act of all of the Parties. No failure or delay on the part of a Party in the exercise of any right under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any such right preclude any other of further exercise thereof or of any other right.
3.4    Binding Nature; Assignment; Consent to Assignment. Except as required by Section 2.1(j), no Party will assign its rights and obligations under this Agreement without the prior written consent of the other Parties, and any such assignment contrary to the terms of this Agreement will be null and void and of no force and effect; provided, however, that (i) each of the Parties will be entitled, without in any way being released from its obligations under this Agreement, to assign its rights and obligations under this Agreement to an Affiliate thereof, and (ii) NEP Acquisitions or the Subsequent Phase Owner may assign its rights under this Agreement to any lender as collateral for its obligations in connection with any financing documents providing financing for the Project or a Subsequent Phase. Upon request of NEP Acquisitions or the Subsequent Phase Owner, any Party will execute a consent to said assignment to any such lender on reasonably acceptable terms and conditions.
3.5    Governing Law. This Agreement will be deemed made and prepared and will be construed and interpreted in accordance with the internal laws of the State of Delaware, without regard to principles of conflicts of law thereof that may require the application of the law of another jurisdiction.
3.6    Counterparts. This Agreement may be executed in counterparts, each of which will be an original, but all of which, when taken together, will constitute one and the same instrument. Facsimile or electronic mail signatures (in .pdf format) will be accepted as original signatures for purposes of this Agreement.
3.7    Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning and interpretation of this Agreement.
3.8    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement (provided the substance of the agreement between the Parties is not thereby materially altered), and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable Laws, the Parties waive any provision of law that renders any provision of this Agreement prohibited or unenforceable in any respect.
3.9    Entire Agreement. This Agreement constitutes the entire understanding of the Parties with respect to the subject matter of this Agreement, and supersedes all prior statements or agreements, whether oral or written, among the Parties with respect to such subject matter.
26

3.10    No Agents. No Party nor any Affiliate thereof has retained any broker, agent or finder or incurred any liability or obligation for any brokerage fees, commissions or finder fees with respect to this Agreement or the transactions contemplated hereby.
3.11    Expenses. No Party will be responsible for paying any fees, costs or expenses incurred by any other Party in connection with the preparation, negotiation, execution or performance of this Agreement, except as otherwise provided in this Agreement.
9.12    Specific Performance; Consequential Damages. Each Party hereto may enforce its rights and the obligations of the other Parties by the remedy of specific performance. Except as expressly provided herein, in no event shall any party be liable hereunder to any other party for any indirect, consequential damages of any nature whatsoever, whether based on contract or tort, or for any punitive or exemplary damages.
3.13    Further Assurances. Each Party hereto agrees to provide such information and to take such other actions as may be necessary or reasonably requested by another Party hereto, which are not inconsistent with the provisions of this Agreement and which do not involve assumptions of obligations other than those provided for in this Agreement, in order to give full effect to this Agreement and to carry out the intent of this Agreement, including, without limitation, to amend this Agreement as reasonably requested by any lender or equity investor providing construction or term financing in connection with a Subsequent Phase; provided that any such amendment does not have a material adverse effect on any Project Owner or NEP Acquisitions.
SIGNATURES FOLLOW ON NEXT PAGE

27

Final Form
IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the day and year first above written.
NEXTERA ENERGY RESOURCES, LLC
By:
Name:
Title:

1

NEXTERA ENERGY PARTNERS ACQUISITIONS, LLC
By:
Name:
Title:

70

FINAL FORM
CONTRIBUTION AGREEMENT
    This CONTRIBUTION AGREEMENT (this “Agreement”) is executed and delivered this [●] day of [●], 2020, by and among Genesis Solar Funding, LLC, a Delaware limited liability company (“Genesis Funding”), solely with respect to Section 2, Section 5, Section 6, and Section 8 of this Agreement, NextEra Energy Operating Partners, LP, a Delaware limited partnership (“OpCo”), and Genesis Solar Holdings, LLC, a Delaware limited liability company (“Assignee”). Genesis Funding and, solely with respect to Section 2, Section 5, Section 6, and Section 8 of this Agreement, OpCo, are together referred to as “Assignor.” Terms defined in the preamble or other Sections of this Agreement shall have the meaning set forth in Exhibit A.
    WHEREAS, Assignee is a wholly owned subsidiary of Assignor;
    WHEREAS, Assignor owns certain limited liability company interests in certain entities, as set forth on Exhibit B hereto; and
    WHEREAS, Assignor desires to contribute, assign, transfer and convey all of its right, title and interest in and to the Interests to Assignee, and Assignee desires to accept the contribution, assignment, transfer, and conveyance of the Interests from Assignor (the “Contribution”).
    NOW THEREFORE, in consideration of the mutual promises, agreements representations, warranties and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:
1.    Contribution; Final Contribution Amount. Effective as of the date hereof (the “Contribution Date”), Assignor hereby contributes, assigns, transfers and conveys, or is deemed to have contributed, assigned, transferred and conveyed, to Assignee, as a contribution to the capital of Assignee, all of Assignor’s right, title and interest in and to the Interests, and Assignee hereby accepts the foregoing contribution, assignment, transfer and conveyance of the Interests. On the Contribution Date, Genesis Funding’s capital account in Assignee shall be credited in respect of the Contribution in an amount equal to the Base Contribution Amount, as adjusted by the amount of Estimated Working Capital (as so adjusted, the “Final Contribution Amount”). The Portfolio Project Model sets forth the Base Contribution Amount as of the Contribution Date that has been agreed to by Assignor and Assignee. The Base Contribution Amount shall be adjusted by the Estimated Working Capital (positive or negative) as of the Initial Closing Date. Such Base Contribution Amount, as adjusted, shall be the Final Contribution Amount. For the avoidance of doubt, there shall be no adjustment after the Initial Closing Date in respect of the Estimated Working Capital, nor shall there be any payments by or to Assignor or Assignee in respect thereof nor any adjustment in respect thereof to Genesis Funding’s capital account in Assignee.
    2.    Representations and Warranties of Assignor. Except as disclosed in, or qualified by any matter set forth in, the Schedules hereto, Assignor hereby represents and warrants to Assignee:
    (a)    Organization. Genesis Funding is a limited liability company and OpCo is a limited partnership, and each is duly formed, validly existing and in good standing under the Laws of the State of Delaware.
71
873217.09-WILSR01A - MSW

    (b)    Authority, Enforceability. Genesis Funding and OpCo have all requisite limited liability company power and authority and limited partnership power and authority, as applicable, to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby, including to hold, contribute and transfer the Interests. The execution and delivery by Genesis Funding and OpCo of this Agreement, and the performance by Genesis Funding and OpCo of their respective obligations hereunder, have been duly and validly authorized by all necessary limited liability company action or limited partnership action, as applicable, on behalf of Genesis Funding and OpCo. This Agreement has been duly and validly executed and delivered by Assignor and constitutes the legal, valid and binding obligation of Assignor enforceable against Assignor in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.
    (c)    The Interests.
        (i)    Genesis Funding is the sole member of each Primary Contributed Company and holds each Interest free of all Encumbrances or restrictions on transfer other than (A) those arising under the Organizational Documents of the Contributed Companies, (B) those arising under this Agreement, (C) those securing Taxes not yet due and payable, (D) those arising under any applicable securities Laws of any jurisdiction and (E) those described in Schedule 2(c) of the Schedules for such Contributed Company. Assignor is the only Person with an interest in the profits, losses, distributions and capital of, or other economic interest in, each Primary Contributed Company. Each Interest is validly issued and fully paid. Assignor has good and valid title to each such Interest, free and clear of all Encumbrances other than as provided in the first sentence of Section 2(c)(i).
        (ii)    Golden Plains Holdings owns and has good and valid title to 100% of the Class A membership interest in Golden Plains Company, and Golden Plains Company owns and has good and valid title to 100% of the membership interest of each Golden Plains Project Company, in each case, free of all Encumbrances or restrictions on transfer other than (A) those arising under the Organizational Documents of the Contributed Companies, (B) those arising under this Agreement, (C) those securing Taxes not yet due and payable, (D) those arising under any applicable securities Laws of any jurisdiction and (E) those described in Schedule 2(c) of the Schedules for such Contributed Company.
    (d)    No Violation or Breach; Consents and Approvals. With respect to the Contribution, the execution and delivery by Assignor of this Agreement does not, and the performance by Assignor of its obligations under this Agreement will not:
        (i)    result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of Assignor;
        (ii)    result in a violation or a breach of, default (or give rise to any right of termination, cancellation or acceleration) under (with or without the giving of notice, the lapse of time, or both), or require the giving of any notice under, any Material Contract to which Assignor is a party or Permit, except for any such violations, breaches or defaults (or rights of termination, cancellation or acceleration) which would not, in the aggregate, have a Material Adverse Effect; or
        (iii)    result in a violation or breach of any term or provision of any Law applicable to Assignor, except as would not have a Material Adverse Effect or require any Consent of any Governmental Authority under any applicable Law.
72
873217.09-WILSR01A - MSW

    (e)    Brokers. Assignor has no liability or obligation to pay fees or commissions or like payments to any broker, finder or agent with respect to the Contribution for which Assignee or any Contributed Company could become liable or obligated.
    3.    Representations and Warranties Regarding the Contributed Companies. Except as disclosed in, or qualified by any matter set forth in, the Schedules hereto, Assignor hereby represents and warrants to Assignee with respect to each of the Contributed Companies:
    (a)    Organization. Each Contributed Company is a limited liability company duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation, and has all requisite limited liability company power and authority, as applicable, to conduct its Business as it is now being conducted and to own, lease and operate its assets. Each Contributed Company is duly qualified or authorized to do business as a foreign company and is in good standing under the Laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its Business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect. Prior to the Contribution Date, Assignor has made available to Assignee complete and correct copies of the Organizational Documents of each Contributed Company, each as amended, restated or otherwise supplemented, and such documents are in full force and effect.
    (b)    Capitalization.
        (i)    Schedule 3(b) of the Schedules accurately sets forth the ownership structure and capitalization of each Contributed Company as of the Contribution Date.
        (ii)    Except as set forth on Schedule 3(b) of the Schedules, (A) there are no outstanding Equity Securities of any Contributed Company; (B) no Contributed Company has granted to any Person any agreement or option, or any right or privilege capable of becoming an agreement or option, for the purchase, subscription, allotment or issue of any unissued interests, units or other securities (including convertible securities, warrants or convertible obligations of any nature) of any Contributed Company; and (C) none of the Equity Securities of any Contributed Company is subject to any voting trust, member or partnership agreement or voting agreement or other agreement, right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of any Equity Securities of any Contributed Company, other than the Organizational Documents of any Contributed Company.
        (iii)    Except for Assignor’s ownership of the Interests and as set forth on Schedule 3(b) of the Schedules, none of the Contributed Companies have subsidiaries or own Equity Interests in any Person.
    (c)    No Violation or Breach; Consents and Approval. With respect to the Contribution, the execution and delivery by Assignor of this Agreement does not, the performance by Assignor of its obligations hereunder will not, and such Contribution will not:
        (i)    result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of any applicable Contributed Company;
        (ii)    result in a material violation or a material breach of, default (or give rise to any material right of termination, cancellation or acceleration) under (with or without the giving of notice, the lapse of time, or both), or require the giving of any notice under, any Material Contract, Land
73
873217.09-WILSR01A - MSW

Contract or Permit or result in the imposition or creation of any Encumbrance (other than as set forth on Schedule 3(c)) on any asset of any applicable Contributed Company or on the applicable Interest;
        (iii)    result in a material violation or material breach of any term or provision of any Law applicable to any Contributed Company or any of its assets or require any Consent of any Governmental Authority under any applicable Law; or
        (iv)    require Assignor to obtain any Consent of, or give notice to, any Person as a result of or under any terms, conditions or provisions of any Contract or Permit by which it is bound.
    (d)    Business. The Business of each Contributed Company is the only business operation carried on by such Contributed Company. The assets that each Contributed Company has the right to use do, and, immediately after the Contribution, will, constitute the tangible assets that are sufficient to conduct its Business as currently conducted and as conducted on the Contribution Date, except for such additional tangible assets that are expected to be contributed after the Contribution Date, as the case may be, from future capital expenditures made by the applicable Contributed Company that are reflected in the applicable Project Model. Such assets, taken as a whole, are in good condition, normal wear and tear excepted. The applicable Contributed Companies have good title to the assets then owned, free and clear of any Encumbrances (other than Permitted Encumbrances) and have valid leases, licenses or other rights to use the other assets referred to in the prior sentence, subject to the exception referred to in the prior sentence.
    (e)    Bank Accounts. Schedule 3(e) of the Schedules sets forth an accurate and complete list of the names and locations of banks, trust companies and other financial institutions at which each Contributed Company maintains accounts of any nature (other than accounts maintained under a collateral accounts agreement or similar depositary agreement entered into in connection with any financing to which a Contributed Company is a party and which accounts are referenced in one or more Material Contracts) or safe deposit boxes and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.
    (f)    Legal Proceedings. There is no Claim pending, or to Assignor’s Knowledge, threatened against any Contributed Company that affects such Contributed Company, the applicable Project or the assets of any such Contributed Company that (i) if adversely determined would reasonably be expected to materially and adversely affect any Contributed Company, the applicable Project or any assets of any Contributed Company or (ii) seeks a writ, judgment, order or decree restraining, enjoining or otherwise prohibiting or making illegal the Contribution.
    (g)    Compliance with Laws and Orders. Each Contributed Company is in material compliance with all Laws and orders applicable to it; provided, however, that this Section 3(g) does not address Taxes, which are exclusively addressed by Section 3(i); employee matters and employee benefits, which are exclusively addressed by Sections 3(q) and 3(r), respectively; or environmental matters, which are exclusively addressed by Section 3(n).
    (h)    Liabilities. No Contributed Company has any liability or obligation that would be required to be disclosed on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations of such Contributed Companies (i) incurred in the Ordinary Course of Business, (ii) that do not and are not individually or in the aggregate reasonably expected to have a Material Adverse Effect or (iii) that constitute amounts due under the Material Contracts to which the applicable Contributed Company is a party.
74
873217.09-WILSR01A - MSW

    (i)    Taxes. Except as set forth on Schedule 3(i) of the Schedules: (i) all material Tax Returns that are required to be filed on or before the Contribution Date by each Contributed Company have been or will have been duly and timely filed, (ii) all such Tax Returns are true, correct and complete in all material respects, (iii) all Taxes that are shown to be due on such Tax Returns and all other Taxes whether or not shown as due on such Tax Returns that are due and owing have been or will have been timely paid in full or have been or will be adequately reserved in accordance with GAAP, (iv) all withholding Tax requirements imposed on the Contributed Companies have been satisfied in full in all material respects, except for amounts that are being contested in good faith, (v) no Contributed Company has in force any waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency, (vi) there are no pending or active, or to Assignor’s Knowledge threatened audits or legal proceedings involving Tax matters with respect to the Contributed Companies nor has Assignor been notified of any request for examination, (vii) there are no liens for Taxes upon the Interests or upon any of the assets of the Contributed Companies, except for Permitted Encumbrances, (viii) immediately upon the Contribution, none of the Contributed Companies will be a party to or will be bound by any Tax allocation or sharing agreement or Tax indemnity agreement (excluding, however, commercial agreements entered into in the Ordinary Course of Business and not primarily concerned with Taxes) pursuant to which it is liable for the Taxes of any other Person, other than any Tax allocation or sharing agreements, if any, that the Contributed Companies become subject to as a result of Assignee’s ownership of the Contributed Companies, (ix) each of the Contributed Companies is, and has been since its formation, classified as either an entity disregarded as separate from its owner or a partnership for U.S. federal income tax purposes and has no liability for the Taxes of any Person under Reg. §1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise, (x) no written claim, or to Assignor’s Knowledge unwritten claim, has been made by any Taxing Authority (domestic or foreign) in any jurisdiction where the Contributed Companies do not file Tax Returns that any such entity (or its owner for Tax purposes in the case of a disregarded entity) may be subject to Tax by that jurisdiction, (xi) neither the Contributed Companies nor Assignor, nor any Affiliate of Assignor with respect to the assets or operations of a Contributed Company, is or has ever entered into or been a party to any “listed transaction”, as defined in Section 1.6011-4(b)(2) of the Treasury Regulations and (xii) none of the Contributed Companies owns an interest in real property in any state or local jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property. The representations and warranties in this Section 3(i) are the sole and exclusive representations and warranties of Assignor with respect to Taxes.
    (j)    Regulatory Status. The applicable Project Company is an “Exempt Wholesale Generator” within the meaning of the Public Utility Holding Company Act of 2005, and has been granted authorization by FERC to charge market-based rates for sales of electric energy, capacity and ancillary services. Except as set forth on Schedule 3(j) of the Schedules, no consent, approval, authorization, order, filing, registration or qualification of or with FERC or any other Governmental Authority is required to be obtained with respect to (i) the execution and delivery of this Agreement or (ii) the consummation of the Contribution.
    (k)    Contracts.
        (i)    Schedule 3(k)(i) of the Schedules sets forth a list of the following Contracts to which a Contributed Company is a party or by which the Contributed Company may be bound (the “Material Contracts”):
75
873217.09-WILSR01A - MSW

            (A)    Contracts for the future purchase, exchange or sale of electric power or ancillary services;
            (B)    Contracts for the future transmission of electric power;
            (C)    interconnection Contracts;
            (D)    partnership, joint venture or limited liability company agreements;
            (E)    Contracts under which it has created, incurred, assumed or guaranteed any outstanding indebtedness for borrowed money or any capitalized lease obligation, or under which it has imposed a security interest on any of its assets, tangible or intangible, which security interest secures outstanding indebtedness for borrowed money; and
            (F)    all Contracts with respect to the purchase, issuance, transfer or Encumbrance of the membership interests of the Contributed Companies.
        (ii)    Except as set forth on Schedule 3(k)(ii) of the Schedules, Assignor has provided Assignee with, or access to, copies of all applicable Material Contracts.
        (iii)    Except as set forth on Schedule 3(k)(iii) of the Schedules, each of the applicable Material Contracts, in all material respects, is in full force and effect and constitutes a valid and binding obligation of the Contributed Company party thereto and, to Assignor’s Knowledge, of the other parties thereto.
        (iv)    Except as set forth on Schedule 3(k)(iv) of the Schedules, no Contributed Company is in breach or default in any material respect under any applicable Material Contract, and to Assignor’s Knowledge, no other party to any of the applicable Material Contracts is in breach or default in any material respect thereunder.
        (v)    Each Contributed Company is a party to such other Contracts (excluding for all purposes of this Section 3(k)(v) all Land Contracts) for the procurement of services, equipment and materials that are sufficient for the ownership, use, operation and maintenance of the applicable Project in accordance with Good Industry Practices. Except as set forth on Schedule 3(k)(v) of the Schedules, (A) each of such other Contracts, in all material respects, is in full force and effect and constitutes a valid and binding obligation of the applicable Contributed Company and, to Assignor’s Knowledge, of the other parties thereto, (B) no Contributed Company is, and to Assignor’s Knowledge no other party to any of such other Contracts is, in breach or default in any material respect under such other Contracts, (C) the material revenues and expenses expected to be received or incurred pursuant to such other Contracts have been included in the applicable Projections and (D) the Contributed Company is not a party to any Contract (other than the applicable Material Contracts) under which the performance or failure to perform by a party thereto would reasonably be expected to result in a material and adverse effect on any Contributed Company, the applicable Project or any assets of any Contributed Company. No Contributed Company is a party to, or bound by, any material Contract other than the Material Contracts.
    (l)    Real Property.
76
873217.09-WILSR01A - MSW

        (i)    The Property constitutes all the real property owned leased, licensed or subleased by any of the Contributed Companies.
        (ii)    Each Contributed Company has good and valid fee simple title to such portions of the Property that are owned in fee simple absolute, good and valid leasehold title to such portions of the Property that are subject to leasehold interests, and good and valid title to such portions of the property that are subject to easements and rights-of-way appertaining or related thereto, in each case, free and clear of all Encumbrances, other than Permitted Encumbrances.
        (iii)    Each Contributed Company is a party to Land Contracts that are sufficient for the ownership, use, operation and maintenance of the applicable Project in accordance with Good Industry Practices. Other than as described in Schedule 3(l)(iii) of the Schedules:
            (A)    each of such Land Contracts is in full force and effect and constitutes a valid and binding obligation of the Contributed Company party thereto and, to Assignor’s Knowledge, of the other parties thereto;
            (B)    no Contributed Company is in breach or default in any material respect under any such Land Contract, and to Assignor’s Knowledge, no other party to any of such Land Contracts is in breach or default in any material respect thereunder; and
                (C)    pursuant to such Land Contracts, the Contributed Company leases or holds an easement interest, license or Permit to use the Property included in the Project Site, in each case, free and clear of all Encumbrances (except for Permitted Encumbrances) created by, through or under the Contributed Company.
        (iv)    Other than as described in Schedule 3(l)(iv) of the Schedules, to Assignor’s Knowledge, there are no unrecorded Encumbrances affecting the Property included in the Project Site or any portion thereof other than Permitted Encumbrances.
        (v)    There is no Claim pending or, to Assignor’s Knowledge, threatened against or involving the Property before any Governmental Authority, including any condemnation proceedings.
        (vi)    No Contributed Company has received written notice of, nor, to Assignor’s Knowledge, has there been, any violation of any covenant or restriction applicable to the Property, or any part thereof, from any Governmental Authority or third party or notice of any violation of any zoning, building, fire or health code or any other Law applicable (or alleged to be applicable) to the Property, or any part thereof. The continued operation and use of the Project on the Property in the manner operated and used as of the Contribution Date comply with all zoning, building, fire or health code or any other Law applicable (or alleged to be applicable) to the Property, or any part thereof.
        (vii)    Other than as described in Schedule 3(l)(vii) of the Schedules, there is no pending litigation known to any Contributed Company or Assignor affecting the Property, nor any eminent domain proceedings affecting or threatened against the Property, nor, to Assignor’s Knowledge, has there been any occurrence that is reasonably foreseeable to result in any such litigation.
        (viii)    Other than Permitted Encumbrances, to Assignor’s Knowledge, there are no leases or licenses affecting the Property or any part thereof, and no Person has occupancy or
77
873217.09-WILSR01A - MSW

possession of, and no Person (other than Assignee pursuant to this Agreement) has any right or option to purchase or acquire, the Property, or any part thereof or interest therein.
        (ix)    Other than as described in Schedule 3(l)(ix) of the Schedules, no Contributed Company has entered into or made any outstanding options, rights of first offer, rights of first refusal to purchase, conditional sales agreements or other agreements or arrangements, whether oral or written, to purchase any Land Contract, the Property or any portion thereof or interests therein.
        (x)    Other than as described in Schedule 3(l)(x) of the Schedules, all improvements, systems, sidewalks, if any, and equipment of each Contributed Company (A) is in good condition, order and repair in all material respects, ordinary wear and tear excepted, (B) is free and clear of any damage that would materially and adversely affect its value, use or operation, (C) is structurally sound and free and clear of any material defects in materials and workmanship (including, without limitation, patent and observable structural defects) and (D) has been constructed and installed in substantial compliance with the plans and specifications relating thereto.
    (m)    Permits.
        (i)    Except for Permits that have been applied for by the applicable Contributed Companies and that will have been issued by the applicable Governmental Authority prior to the Contribution Date:
            (A)    the Contributed Companies have all material Permits required by applicable Law for the conduct of the Business by the Contributed Companies in the manner in which the Business is currently owned and operated and in the manner in which the Business is currently proposed to be owned and operated following the Contribution and that are sufficient (together with such Permits to be issued prior to the Contribution Date as described above in this Section 3(m)(i)) for the ownership, use, operation and maintenance of the applicable Project and in accordance with Good Industry Practices (the “Material Permits”);
            (B)    the Contributed Companies hold, and have timely applied for renewal of, all Material Permits, except any such Permits relating exclusively to the construction (and not operation) of the Business and that are no longer required to continue the operation of the Business;
            (C)    all Material Permits are in full force and effect; and
            (D)    there are no proceedings pending or, to Assignor’s Knowledge, threatened which might reasonably result in the revocation, suspension or adverse modification of any Material Permits.
        (ii)    Except as set forth on Schedule 3(m)(ii) of the Schedules, each Contributed Company is in material compliance with all Material Permits, and neither Assignor nor any Contributed Company has received any written notification from any Governmental Authority alleging that any Contributed Company is in material violation of any of such Material Permits, other than with respect to any allegation that no longer remains pending.
        (iii)    This Section 3(m) does not address Permits required under Environmental Law, which are exclusively addressed by Section 3(n).
78
873217.09-WILSR01A - MSW

    (n)    Environmental Matters.
        (i)    Assignor has made available to Assignee copies of all material environmental site assessment reports, dated within the one (1) year prior to the date hereof, in the possession or control of Assignor or a Contributed Company and that relate to environmental matters concerning the operation of the Business.
        (ii)    The Contributed Companies hold and maintain all Permits required under Environmental Law for the ownership, use or operation of the Business by the Contributed Companies in the manner in which they are currently, or to be, owned and operated following the Contribution and that are sufficient for the ownership, use, operation and maintenance of the applicable Project and in accordance with Good Industry Practices (“Environmental Permits”). All Environmental Permits are in good standing and are in full force and effect, and, to Assignor’s Knowledge, no Environmental Permit is threatened to be revoked, revised, modified or not renewed.
        (iii)    Except as set forth in Schedule 3(n)(iii) of the Schedules: (i) each Contributed Company is in compliance in all material respects with all Environmental Laws and Environmental Permits and (ii) the Contributed Company has not received any written communication alleging either or both that (1) the Contributed Company may be in violation of any Environmental Law, or any Permit issued pursuant to Environmental Law or (2) the Contributed Company may have any liability under any Environmental Law.
        (iv)    Except as set forth in Schedule 3(n)(iv) of the Schedules, no Contributed Company has been served with written notice of any material Environmental Claims that are currently outstanding and, to Assignor’s Knowledge, no material Environmental Claims are threatened against a Contributed Company by any Person under any Environmental Laws. Each Contributed Company is not the subject of any outstanding order or contract with any Governmental Authority or any other third party respecting Environmental Laws, including any remedial action or any Release or threatened Release of a Hazardous Material.
        (v)    Except as set forth in Schedule 3(n)(v) of the Schedules, to Assignor’s Knowledge, there has been no Release of any Hazardous Material as a result of acts or omissions of the Contributed Companies at or from any Property in connection with the Business that would reasonably be expected to result in a Material Adverse Effect.
        (vi)    Except as set forth in Schedule 3(n)(vi) of the Schedules or as provided in any Phase I environmental assessment related to a Contributed Company, Hazardous Materials are not present at, on, under, in or about the Property or any real property which is the subject of any leases entered by any Contributed Company in connection with the Business (A) in violation of Environmental Law; (B) which could reasonably be expected to give rise to liability under any applicable Environmental Law, materially interfere with the continued operations of the Business through and after the Contribution, or impair the value of the Property or any such leased property; or (C) reasonably be expected to require remedial action.
        (vii)    This Section 3(n) contains the sole and exclusive representations and warranties of Assignor with respect to Hazardous Materials, Environmental Laws and other environmental matters, as identified herein.
    (o)    Intellectual Property.
79
873217.09-WILSR01A - MSW

        (i)    Except as set forth on Schedule 3(o)(i) of the Schedules, the Contributed Companies own, free and clear of any Encumbrances (other than Permitted Encumbrances), or have the licenses or rights to use for the Business, all material Intellectual Property currently used in the Business and that will be required for Assignee to operate the Business as currently proposed to be operated following the Contribution, without payment to any Person, and the consummation of the Contribution will not alter or impair any such right. To Assignor’s Knowledge, the use by the Contributed Companies of the Intellectual Property currently used in the Business does not infringe on the rights of any Person that would reasonably be expected to have a Material Adverse Effect.
        (ii)    Neither Assignor nor any Contributed Company has (A) received from any Person a claim in writing, or, to Assignor’s Knowledge, unwritten, that any Contributed Company is infringing in any material respect the Intellectual Property of such Person or (B) received any written notice or, to Assignor’s Knowledge, unwritten, of any default, and, to Assignor’s Knowledge, no event has occurred that with notice or lapse of time, or both, would constitute a material default under any material Intellectual Property License that would reasonably be expected to have a Material Adverse Effect.
        (iii)    Assignor and each of the Contributed Companies has taken reasonable measures to protect the confidentiality of all material trade secrets.
    (p)    Brokers. The Contributed Companies have no liability or obligation to pay fees or commissions or like payments to any broker, finder or agent with respect to the Contribution.
    (q)    Employee Matters. No Contributed Company has, nor has any Contributed Company ever had, any employees. No Contributed Company is a party to a collective bargaining agreement.
    (r)    Employee Benefits. The Contributed Companies do not sponsor or maintain any Benefit Plan and no Contributed Company has or has ever had any liability, actual or contingent, with respect to any Benefit Plan. The Contributed Companies have no liability with respect to any defined benefit pension plan or any post-retirement welfare plan.
    (s)    Financial Statements. Assignor has made available to Assignee true and complete copies of the unaudited financial statements of each Contributed Company, in each case, consisting of a balance sheet for the period ending on the Balance Sheet Date and the related statements of income for the period then ended (the “Financial Statements”). The Financial Statements were prepared in accordance with GAAP and fairly present, in all material respects, the financial position of each Contributed Company as of the Balance Sheet Date (subject to the absence of notes and normal yearend adjustments which are not material, either individually or in the aggregate).
    (t)    Absence of Certain Changes. Except as set forth in Schedule 3(t) of the Schedules, for the one (1) year prior to or on the Initial Closing Date, (i) each Contributed Company has operated, in all material respects, in the Ordinary Course of Business and (ii) there has not been any event or condition that has had or would reasonably be expected to result in a Material Adverse Effect.
    (u)    Insurance. Assignor or its Affiliates maintain insurance policies or other arrangements with respect to the Business consistent with commercially reasonable terms and conditions.
80
873217.09-WILSR01A - MSW

    (v)    Projections. Assignor has prepared the financial projections in the Project Model (the “Projections”) in good faith, and has developed reasonable assumptions on which such Projections are based. The Projections are consistent in all material respects with the financial provisions of the Contracts relied upon or taken into account in developing such Projections.
    (w)    Disclosure. No representation or warranty or other statement made by Assignor or its Affiliates in this Agreement or in any written communication described in Schedule 3(w) contains any untrue statement of material fact or omits to state a material fact necessary to make the statements in this Agreement or therein, in light of the circumstances in which they were made, not misleading in any material respect.
    4.    Representations and Warranties of Assignee. Except as disclosed in, or qualified by any matter set forth in, the Assignee Schedules, Assignee hereby represents and warrants to Assignor:
        (a)    Organization. Assignee is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware.
        (b)    Authority. Assignee has all requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Assignee of this Agreement, and the performance by Assignee of its obligations hereunder, have been duly and validly authorized by all necessary limited liability company action on behalf of Assignee. This Agreement has been duly and validly executed and delivered by Assignee and constitutes the legal, valid and binding obligation of Assignee enforceable against Assignee in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.
        (c)    No Violation or Breach; Consents and Approvals. With respect to the Contribution, the execution and delivery by Assignee of this Agreement does not, and the performance by Assignee of its obligations under this Agreement will not:
            (i)    result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of Assignee;
            (ii)    result in a violation or breach of, or default (or give rise to any right of termination, cancellation or acceleration) under (with or without the giving of notice, the lapse of time, or both), or require the giving of any notice under, any material Contract to which Assignee is a party or Permit, except for any such violations, breaches or defaults (or rights of termination, cancellation or acceleration) which would not, in the aggregate, have an Assignee Material Adverse Effect; or
            (iii)    result in a violation or breach of any term or provision of any Law applicable to Assignee, except as would not have an Assignee Material Adverse Effect or require any Consent of any Governmental Authority under any applicable Law.
        (d)    Brokers. Assignee has no liability or obligation to pay fees or commissions or like payments to any broker, finder or agent with respect to the Contribution for which Assignor or any applicable Contributed Company could become liable or obligated.
81
873217.09-WILSR01A - MSW

        (e)    Acquisition as Investment. Assignee is acquiring the Interests for its own account as an investment without the present intent to sell, transfer or otherwise distribute the same to any other Person. Assignee acknowledges that such Interests are not registered pursuant to the 1933 Act and that none of such Interests may be transferred, except pursuant to an effective registration statement under, or an applicable exception from registration under, the 1933 Act. Assignee is an “accredited investor” as defined under Rule 501 promulgated under the 1933 Act.
        (f)    Opportunity for Independent Investigation; No Other Representations. Assignee acknowledges that: (i) it has had the opportunity to visit with Assignor and meet with Assignor’s Representatives to discuss any applicable Contributed Company and its Business, assets, condition (financial or otherwise) and prospects; (ii) all materials and information requested by Assignee have been provided to Assignee to Assignee’s reasonable satisfaction; and (iii) except as set forth in Section 2 and Section 3, none of Assignor, any applicable Contributed Company or any Affiliate or Representative thereof makes any representation or warranty, express or implied, as to the Interests, any applicable Contributed Company or the Business, assets, condition (financial or otherwise) or prospects of any applicable Contributed Company.
        (g)    Legal Proceedings. There is no Claim pending or, to Assignee’s Knowledge, threatened against Assignee that seeks a writ, judgment, order or decree restraining, enjoining or otherwise prohibiting or making illegal the Contribution.
        (h)    Compliance with Laws and Orders. Assignee is not in violation of or in default under any Law or order applicable to Assignee or its assets the effect of which, in the aggregate, would reasonably be expected to hinder, prevent or delay Assignee from performing its obligations hereunder.
    5.    Taxes.
        (a)    Transfer Taxes. Assignor, on the one hand, and Assignee, on the other hand, shall each bear fifty percent (50%) of any Transfer Taxes imposed as a result of the Contribution (notwithstanding any requirement of Law). Such Transfer Taxes shall be paid by the Party legally responsible to pay such Taxes and the other Party shall pay to the first Party its share of such Taxes at least three (3) Business Days prior to the Tax payment due date. Assignor and Assignee shall timely file their own Transfer Tax returns as required by applicable Law and shall notify the other Party when such filings have been made. Assignor and Assignee shall cooperate and consult with each other prior to filing such Transfer Tax returns to ensure that all such returns are accurately prepared and timely filed.
        (b)    Tax Matters. With respect to the Contribution and the applicable Contributed Companies, except as provided in Section 5(a) relating to Transfer Taxes:
            (i)    With respect to any Tax Return covering a taxable period ending on or before the Contribution Date (a “Pre-Contribution Taxable Period”) and any Tax Return covering a taxable period beginning on or before the Contribution Date and ending after the Contribution Date (a “Straddle Taxable Period”), in each case, that is required to be filed after the Contribution Date with respect to any applicable Contributed Company, (A) Assignor shall cause such Tax Return to be prepared in a manner consistent with practices followed in prior taxable periods and in compliance with applicable Law except as required by change in Law or fact and, with respect to Tax Returns for a Straddle Taxable Period, shall deliver such Tax Return as so prepared to Assignee not later than fifteen (15) days prior to the due date (including extensions) for filing such Tax Return for Assignee’s review and comments, (B) Assignor shall cooperate and consult with Assignee to finalize such Tax Return and (C)
82
873217.09-WILSR01A - MSW

Assignee shall cause such applicable Contributed Company to execute and duly and timely file such Tax Return with the appropriate Taxing Authority and shall cause such applicable Contributed Company to pay all Taxes shown as due and payable on such Tax Return.
            (ii)    Assignor shall be responsible for and indemnify Assignee against any Tax with respect to any applicable Contributed Company that is attributable to a Pre-Contribution Taxable Period or to that portion of a Straddle Taxable Period that ends on the Contribution Date (including, as applicable, any adjustment in the amount of any item of income, gain, loss, deduction or credit of any Contributed Company, or any distributive share thereof, to the extent such adjustment results in an “imputed underpayment” as described in Code section 6225(b) or any analogous provision of state or local law); provided, however, that Assignor shall not be liable for, and shall not indemnify Assignee for, any liability for Taxes (A) that were otherwise paid by Assignor, (B) that were recoverable from a Person other than the Assignee or the applicable Contributed Companies or (C) resulting from transactions or actions taken by Assignee or the applicable Contributed Companies after the Contribution. Not later than five (5) days prior to the due date for the payment of any such Tax, Assignor shall pay to Assignee the amount of such Taxes, less any Taxes previously paid. With respect to a Straddle Taxable Period, Assignor and Assignee shall determine the Tax attributable to the portion of the Straddle Taxable Period that ends on the Contribution Date by an interim closing of the books of any applicable Contributed Company as of the Contribution Date, except for ad valorem or property Taxes (“Property Taxes”) and franchise Taxes of any applicable Contributed Company based solely on capital which shall be prorated on a daily basis to the Contribution Date. For this purpose, any franchise Tax paid or payable with respect to any applicable Contributed Company shall be allocated to the taxable period for which payment of the Tax provides the right to engage in business, regardless of the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured. In determining whether a Property Tax is attributable to a Pre-Contribution Taxable Period or a Straddle Taxable Period, any Property Tax that is based on the assessed value of any assets, property or other rights as of any lien date or other specified valuation date shall be deemed a Property Tax attributable to the taxable period (whether a fiscal year or other tax year) specified on the relevant Property Tax bill that is issued with respect to that lien date or other valuation date.
            (iii)    Assignee shall be responsible for and shall pay, or cause to be paid, all Taxes relating to any applicable Contributed Company for which Assignor is not required to indemnify Assignee pursuant to Section 5(b)(ii) (such Taxes, “Assignee Taxes”). Assignee shall indemnify and hold harmless Assignor against all Assignee Taxes.
            (iv)    None of Assignee or any applicable Contributed Company shall carry back any net operating loss or other item or attribute from a period (or portion thereof) that ends after the Contribution Date to a Pre-Contribution Taxable Period.
            (v)    With respect to any Tax (or portion thereof) for which Assignor is responsible, Assignor shall have the right, at its sole cost and expense, to control the prosecution, settlement or compromise of any proceeding involving such Tax, including the selection of counsel and experts. Assignee shall (and shall cause any applicable Contributed Company to) take such action in connection with any such proceeding as Assignee shall reasonably request from time to time to implement the preceding sentence, including by the execution of powers of attorney. Notwithstanding the foregoing, Assignee shall be entitled to participate in any such proceeding, at its sole cost and expense, with respect to any issue that could materially and adversely affect Assignee or any applicable Contributed Company in a taxable period (or portion thereof) beginning after the Contribution Date. Assignor shall not settle any proceeding in which Assignee is entitled to participate in accordance with
83
873217.09-WILSR01A - MSW

the preceding sentence without Assignee’s prior written consent, not to be unreasonably withheld, conditioned or delayed. Assignee shall (and shall cause any applicable Contributed Company to) give written notice to Assignor of its receipt of any notice of any audit, examination, claim or assessment for any Tax for which Assignor is responsible within twenty (20) days after its receipt of such notice; failure to give any such written notice within such twenty (20)-day period shall limit Assignor’s indemnification obligation pursuant to this Agreement to the extent Assignor is prejudiced by such failure.
            (vi)    Assignor shall grant to Assignee (or its designees) access at all reasonable times to all of the information, books and records relating to any applicable Contributed Company within the possession of Assignor (including work papers and correspondence with Taxing Authorities), and shall afford Assignee (or its designees) the right (at Assignee’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Assignee (or its designees) to prepare Tax Returns, respond to Tax audits and investigations, prosecute Tax protests, appeals and refund claims and to conduct negotiations with Taxing Authorities. Assignee shall grant or cause any applicable Contributed Company to grant to Assignor (or its designees) access at all reasonable times to all of the information, books and records relating to any applicable Contributed Company for Pre-Contribution Taxable Periods or Straddle Taxable Periods within the possession of Assignee or a Contributed Company (including work papers and correspondence with Taxing Authorities) and to any employees of any Affiliate of an applicable Contributed Company, and shall afford Assignor (or its designees) the right (at Assignor’s expense) to take extracts therefrom and to make copies thereof, in each case to the extent reasonably necessary to permit Assignor (or its designees) to prepare Tax Returns, respond to Tax audits and investigations, prosecute Tax protests, appeals and refund claims and to conduct negotiations with Taxing Authorities. After the Contribution Date, Assignee will preserve all information, records or documents in its possession (or in the possession of a Contributed Company) relating to liabilities for Taxes of any applicable Contributed Company for Pre-Contribution Taxable Periods or Straddle Taxable Periods until the later of (A) six (6) years after the Contribution Date or (B) six (6) months after the expiration of any applicable statute of limitations (including extensions thereof) with respect to the assessment of such Taxes. Assignee shall not dispose of any of the foregoing items without first offering such items to Assignor.
            (vii)    If, after the Contribution, Assignee or any applicable Contributed Company receives a refund or utilizes a credit of any Tax of any applicable Contributed Company attributable to a Pre-Contribution Taxable Period or that portion of a Straddle Taxable Period ending on the Contribution Date, Assignee shall pay to Assignor within ten (10) Business Days after such receipt or utilization an amount equal to such refund received or credit utilized by Assignee or by an applicable Contributed Company, in each case, together with any interest received or credited thereon, net of any reasonable costs associated therewith. Assignee shall, and shall cause any applicable Contributed Company to, use Commercially Reasonable Efforts to obtain a refund or credit of any Tax of any applicable Contributed Company attributable to a Pre-Contribution Taxable Period or that portion of a Straddle Taxable Period ending on the Contribution Date or to mitigate, reduce or eliminate any such Tax that could be imposed for a Pre-Contribution Taxable Period or that portion of a Straddle Taxable Period ending on the Contribution Date (including with respect to the transactions contemplated hereby).
        (c)    Treatment of Payments. Any payments made pursuant to this Section 5 or Section 6 with respect to the Contribution or the applicable Contributed Companies shall be treated as an adjustment to the Final Contribution Amount by the Parties for Tax purposes, unless otherwise required by applicable Law.
84
873217.09-WILSR01A - MSW

    6.    Indemnification, Limitations of Liability and Waivers.
        (a)    Indemnification.
            (i)    Subject to the terms and conditions of this Section 6, from and after the Contribution, Assignor shall indemnify and hold harmless Assignee from and against all Losses incurred or suffered by Assignee, the Contributed Companies, and their respective managers, officers, employees, Affiliates, equity holders, agents, attorneys, Representatives, successors and assigns (the “Assignee Indemnified Parties”) based upon, attributable to or resulting from:
                (A)    any breach of any representation or warranty of Assignor contained in this Agreement with respect to the Contribution or the Contributed Companies;
                (B)    any breach of any covenant or agreement of Assignor contained in this Agreement with respect to the Contribution or the Contributed Companies; and
                (C)    any Excluded Items.
            (ii)    Subject to the terms and conditions of this Section 6, from and after the Contribution, Assignee shall indemnify and hold harmless Assignor from and against all Losses incurred or suffered by Assignor and its officers, employees, Affiliates, equity holders, agents, attorneys, Representatives, successors and assigns (the “Assignor Indemnified Parties”) based upon, attributable to or resulting from:
                (A)    any breach of any representation or warranty of Assignee contained in this Agreement with respect to the Contribution; and
                (B)    any breach of any covenant or agreement of Assignee contained in this Agreement with respect to the Contribution.
        (b)    Limitations of Liability.
            (i)    Notwithstanding anything in this Agreement to the contrary:
                (A)    the representations and warranties contained in this Agreement with respect to the Contribution or the Contributed Companies shall survive until the date falling twelve (12) months after the Contribution Date, except that (x) the representations and warranties set forth in Sections 2(a), 2(b), 2(c), 2(e), 3(a), 3(b), 4(a), 4(b) and 4(d) shall survive for five (5) years following such Contribution Date and (y) the representations and warranties in Section 3(i) shall survive until sixty (60) days after the expiration of the applicable statute of limitations;
                (B)    the covenants and agreements in this Agreement that by their nature are required to be performed by or prior to the Contribution shall terminate six (6) months after the Contribution Date, and the covenants and agreements in this Agreement that by their nature are required to be performed following such Contribution Date shall survive, and thus a claim may be brought with respect to a breach thereof, until the date on which each such post-Contribution covenant has been fully performed, except that the covenants and agreements in Section 5 shall survive until sixty (60) days after the expiration of the applicable statute of limitations;
85
873217.09-WILSR01A - MSW

                (C)    neither Indemnifying Party shall have any liability pursuant to Section 6(a) with respect to the Contribution or the Contributed Companies until the aggregate amount of all Losses incurred by the other Indemnified Parties that are subject to indemnification pursuant to Section 6(a) arising out of or relating to the Contribution or the applicable Contributed Companies equals or exceeds the Deductible Amount, in which event the Indemnifying Party shall be liable for Losses arising out of or relating to the Contribution or the applicable Contributed Companies only to the extent they are in excess of the Deductible Amount; provided that this Section 6(b)(i)(C) shall not apply to any Losses incurred by any of the Assignee Indemnified Parties as a result of any breach by Assignor of any of its representations and warranties set forth in Sections 3(l)(iii), 3(m) and 3(n);
                (D)    no Indemnifying Party shall have any liability pursuant to Section 6(a) in connection with any single item or group of related items that result in Losses arising out of or relating to the Contribution or the applicable Contributed Companies incurred by the Indemnified Party that are subject to indemnification pursuant to Section 6(a) in the aggregate of less than Fifty Thousand Dollars ($50,000), and no such item or group of related items shall be included in or aggregated for purposes of determining whether the Deductible Amount is exceeded; provided that this Section 6(b)(i)(D) shall not apply to any Losses incurred by any of the Assignee Indemnified Parties as a result of any breach by Assignor of any of its representations and warranties set forth in Sections 3(l)(iii), 3(m) and 3(n); and
                (E)    in no event shall any Indemnifying Party’s aggregate liability for Losses arising out of or relating to the Contribution or the applicable Contributed Companies, whether relating to a breach of a representation and warranty, covenant, agreement or obligation in this Agreement and whether based on contract, tort, strict liability, other Laws or otherwise, exceed the Maximum Indemnification Amount; provided that this Section 6(b)(i)(E) shall not apply to (1) any such Losses resulting from, arising out of or relating to (x) any willful breach of any representation, warranty or covenant or (y) fraud or (2) any Losses incurred by any of the Assignee Indemnified Parties as a result of any breach by Assignor of any of its representations and warranties set forth in Section 3(l)(iii), and provided, further, that for the avoidance of doubt, the limitation set forth in this subparagraph (E) shall not be construed to limit in any respect Assignee’s obligation to pay the Final Contribution Amount or any portion thereof when due.
            (ii)    Notwithstanding the foregoing, if a written Claim or written notice is duly given in good faith under this Section 6 with respect to any representation, warranty, covenant or agreement prior to the expiration of the applicable survival period set forth in Sections 6(b)(i)(A) or 6(b)(i)(B), the Claim with respect to such representation, warranty, covenant or agreement shall continue indefinitely until such Claim is finally resolved pursuant to this Section 6.
            (iii)    If any fact, circumstance or condition forming a basis for a Claim for indemnification under this Section 6 shall overlap with any fact, circumstance, condition, agreement or event forming the basis of any other Claim for indemnification under this Section 6, there shall be no duplication in the calculation of the amount of the Losses.
            (iv)    An Indemnifying Party shall not be required to indemnify a Party seeking indemnification to the extent of any Losses that a court of competent jurisdiction or arbitrator(s) shall have determined by final judgment to have resulted from the fraud or willful misconduct of the Party seeking indemnification.
86
873217.09-WILSR01A - MSW

        (c)    Notice; Duty to Mitigate.
            (i)    Each Party shall give written notice to the other Party as soon as practicable after becoming aware of any breach by such other Party of any representation, warranty, covenant, agreement or obligation in this Agreement.
            (ii)    Each Person entitled to indemnification pursuant to Section 6(a) or Section 5(b) shall use its Commercially Reasonable Efforts to mitigate Losses for which indemnification may be sought pursuant to this Section 6 or Section 5, including (A) using its Commercially Reasonable Efforts to secure payment from insurance policies available and existing on the Contribution Date that provide coverage with respect to such Losses (an “Insurance Payment”) and (B) using its Commercially Reasonable Efforts to secure reimbursement, indemnity or other payment from any third Person obligated by contract or otherwise to reimburse, indemnify or pay the Person entitled to indemnification pursuant to Section 6(a) or Section 5(b) with respect to such Losses (a “Third Party Payment” and, together with an Insurance Payment, a “Mitigation Payment”). Notwithstanding anything in this Agreement to the contrary, the recovery by a Person entitled to indemnification pursuant to Section 6(a) or Section 5(b) from any Party providing such indemnification shall not relieve the Person entitled to indemnification pursuant to Section 6(a) or Section 5(b) of its obligation to mitigate Losses pursuant to this Section 6(c).
            (iii)    Any amounts payable to a Person entitled to indemnification pursuant to Section 6(a) or Section 5(b) with respect to any Losses pursuant to this Section 6 or Section 5 shall be reduced by the amount of the Mitigation Payment, if any, received by the Person entitled to indemnification pursuant to Section 6(a) or Section 5 with respect to such Losses. In the event a payment is made to a Person entitled to indemnification pursuant to Section 6(a) or Section 5(b) with respect to any Losses and thereafter such Person receives a Mitigation Payment with respect to such Losses, such Person shall reimburse the Party providing such indemnification an amount equal to the lesser of (A) the Mitigation Payment and (B) the amount so paid by the Party providing such indemnification.
            (iv)    Any amounts payable to a Person entitled to indemnification pursuant to Section 6(a) or Section 5(b) with respect to any Losses pursuant to this Section 6 or Section 5 shall be reduced by the amount of any insurance proceeds actually recovered (less the cost to collect the proceeds of such insurance and the amount, if any, of the retroactive or other premium adjustments reasonably attributable thereto) and the amount of any net Tax benefits available to such Person as a result of the payment, incurrence or accrual of such Losses.
        (d)    Indirect Claims. Without limiting any other remedies of Assignee under this Agreement, from and after the Contribution, Assignee hereby releases Assignor, its Affiliates and the officers, managers and employees of the applicable Contributed Companies (acting in their capacity as such) with respect to any Claims, liabilities or obligations for controlling stockholder, member, partner, or other owner liability or breach of any fiduciary or other duty relating to any pre-Contribution actions or failures to act (including negligence or gross negligence) in connection with the Business of the applicable Contributed Companies prior to the applicable Contribution.
        (e)    Waiver of Other Representations.
            (i)    NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY AND EXCEPT THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTIONS 2 AND 3,
87
873217.09-WILSR01A - MSW

IT IS THE EXPLICIT INTENT OF EACH PARTY, AND THE PARTIES HEREBY AGREE, THAT NONE OF ASSIGNOR OR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT COMMON LAW, STATUTORY OR OTHERWISE, WRITTEN OR ORAL, AND ANY OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.
            (ii)    EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, ASSIGNOR’S INTERESTS IN THE CONTRIBUTED COMPANIES AND THE ASSETS OF THE CONTRIBUTED COMPANIES ARE BEING TRANSFERRED THROUGH THE CONTRIBUTION OF THE INTERESTS “AS IS, WHERE IS, WITH ALL FAULTS,” AND ASSIGNOR MAKES NO OTHER REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE, EXPRESS OR IMPLIED AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT, ASSIGNOR SHALL NOT HAVE OR BE SUBJECT TO ANY LIABILITY TO ASSIGNEE OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO ASSIGNEE, OR ASSIGNEE’S USE OF OR RELIANCE ON, ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO ASSIGNEE IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED HEREBY.
        (f)    Environmental Waiver and Release. FROM AND AFTER THE CONTRIBUTION, EXCEPT AS PROVIDED IN THIS AGREEMENT, ALL RIGHTS OR REMEDIES WHICH ASSIGNEE MAY HAVE AGAINST ASSIGNOR AT OR UNDER LAW OR OTHERWISE WITH RESPECT TO ANY ENVIRONMENTAL LIABILITIES OR ANY OTHER ENVIRONMENTAL MATTERS ARE WAIVED RELATING TO THE APPLICABLE CONTRIBUTED COMPANIES OR THEIR PROPERTIES OR ASSETS. FROM AND AFTER THE CONTRIBUTION, EXCEPT AS PROVIDED IN THIS AGREEMENT, ASSIGNEE DOES HEREBY AGREE, WARRANT, AND COVENANT TO (AND ASSIGNEE SHALL CAUSE THE APPLICABLE CONTRIBUTED COMPANIES TO) RELEASE, ACQUIT, AND FOREVER DISCHARGE ASSIGNOR AND ANY AFFILIATE OF ASSIGNOR (INCLUDING THE APPLICABLE CONTRIBUTED COMPANIES) OR ANY REPRESENTATIVE THEREOF FROM ANY AND ALL LOSSES, INCLUDING ALL CLAIMS, DEMANDS, AND CAUSES OF ACTION FOR CONTRIBUTION AND INDEMNITY UNDER STATUTE OR COMMON LAW, WHICH COULD BE ASSERTED NOW OR IN THE FUTURE AND THAT RELATE TO OR IN ANY WAY ARISE OUT OF ENVIRONMENTAL LIABILITIES OR ANY OTHER ENVIRONMENTAL MATTERS OF THE CONTRIBUTED COMPANIES OR THE ASSETS OF THE APPLICABLE CONTRIBUTED COMPANIES. FROM AND AFTER THE CONTRIBUTION, ASSIGNOR AND THE APPLICABLE CONTRIBUTED COMPANIES WARRANT, AGREE, AND COVENANT NOT TO SUE OR INSTITUTE ARBITRATION AGAINST ASSIGNOR OR ANY AFFILIATE OF ASSIGNOR (INCLUDING THE APPLICABLE CONTRIBUTED COMPANIES) OR ANY REPRESENTATIVE THEREOF UPON ANY CLAIM, DEMAND, OR CAUSE OF ACTION FOR INDEMNITY AND CONTRIBUTION THAT HAVE BEEN ASSERTED OR COULD BE ASSERTED FOR ANY SUCH ENVIRONMENTAL LIABILITIES, EXCEPT TO THE EXTENT ASSIGNEE OR ANY AFFILIATE OF ASSIGNEE (INCLUDING THE APPLICABLE CONTRIBUTED COMPANIES) OR ANY REPRESENTATIVE THEREOF IS ENTITLED TO INDEMNITY FOR SUCH MATTERS UNDER THIS SECTION 6.
        (g)    Waiver of Remedies.
            (i)    Assignee and Assignor acknowledge and agree that the indemnification provisions in Section 5 and this Section 6 shall be the exclusive remedy of Assignee and Assignor with respect to the Contribution; provided, however, that the foregoing shall not limit or restrict (A) the availability of specific performance or other injunctive or equitable relief to the extent that specific performance or such other relief would otherwise be available to the Parties hereunder (B) prior to the Contribution, any remedy or relief available under Law or otherwise with respect to the Contribution, except that, in no event may a claim be made for Non-Reimbursable Damages or (C) any remedy or relief available under Law as a result of willful misconduct or fraud.
88
873217.09-WILSR01A - MSW

            (ii)    Notwithstanding anything in this Agreement to the contrary, except in the case of fraud or willful misconduct, no Representative or Affiliate of Assignor shall have any personal liability to Assignee or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of Assignor in this Agreement and except in the case of fraud or willful misconduct, no Representative or Affiliate of Assignee shall have any personal liability to Assignor or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of Assignee in this Agreement.
        (h)    Indemnification Procedures.
            (i)    In the event that (A) an Assignee Indemnified Party or Assignor Indemnified Party seeking indemnification (the “Indemnified Party”) becomes aware of the existence of any Claim with respect to which payment may be sought under this Section 6 or Section 5 (an “Indemnification Claim”) or (B) any legal proceedings shall be instituted, or any Claim shall be asserted, by any Person not party to this Agreement with respect to an Indemnification Claim (a “Third Party Claim”), the Indemnified Party shall promptly cause written notice thereof (a “Claim Notice”) to be delivered to the party from whom indemnification is sought (the “Indemnifying Party”); provided that, so long as such notice is given within the applicable time period described in Section 6(b)(i)(A) or (i)(B), no delay on the part of the Indemnified Party in giving any such notice shall relieve the Indemnifying Party of any indemnification obligation hereunder unless (and then solely to the extent that) the Indemnifying Party is materially prejudiced by such delay. Each Claim Notice shall be in writing and (x) shall specify the asserted factual basis for indemnification claimed by the Indemnified Party, (y) if such Claim Notice is being given with respect to a Third Party Claim, shall describe in reasonable detail such Third Party Claim and shall be accompanied by copies of all relevant pleadings, demands and other papers served on the Indemnified Party and (z) shall specify the amount of (or if not finally determined, a good faith estimate of) the Losses being incurred by, or imposed upon, the Indemnified Party on account of the basis for the Claim for indemnification.
            (ii)    The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel of its choice and to defend against, negotiate, settle or otherwise handle any Indemnification Claim and if the Indemnifying Party elects to defend against, negotiate, settle or otherwise handle any Indemnification Claim, it shall within thirty (30) days after receipt of notice of the underlying Third Party Claim (or sooner, if the nature of the Indemnification Claim so requires) (the “Dispute Period”) notify the Indemnified Party of its intent to do so. If the Indemnifying Party does not elect within the Dispute Period to defend against, negotiate, settle or otherwise handle any Indemnification Claim, the Indemnified Party may defend against, negotiate, settle or otherwise handle such Indemnification Claim. If the Indemnifying Party elects to defend against, negotiate, settle with or otherwise handle any Indemnification Claim, the Indemnified Party may participate, at its own expense, in the defense of such Indemnification Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the reasonable expense of the Indemnifying Party if (A) so requested by the Indemnifying Party to participate or (B) in the reasonable opinion of counsel to the Indemnified Party, a conflict exists between the Indemnified Party and the Indemnifying Party; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel for all Indemnified Parties in connection with any Indemnification Claim. The Indemnifying Party, on the one hand, and the Indemnified Party, on the other hand, agree to cooperate with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim. Notwithstanding anything in this Section 6(h) to the contrary, the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment (each a “Settlement”)
89
873217.09-WILSR01A - MSW

unless (x) the claimant and such Indemnifying Party provide to such Indemnified Party an unqualified release from all liability with respect to the Indemnification Claim and (y) such Settlement does not impose any liabilities or obligations on the Indemnified Party.
            (iii)    After any final decision, judgment or award shall have been rendered by a Governmental Authority of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a Settlement or arbitration shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party shall make prompt payment thereof pursuant to the terms of the agreement reached with respect to the Indemnification Claim.
            (iv)    If the Indemnifying Party does not undertake within the Dispute Period to defend against an Indemnification Claim, then the Indemnifying Party shall have the right to participate in any such defense at its sole cost and expense, but, in such case, the Indemnified Party shall control the investigation and defense. Notwithstanding the foregoing or anything in this Section 6(h) to the contrary, the Indemnified Party shall not effect a Settlement without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.
            (v)    In the event that an Indemnified Party has delivered a Claim Notice with respect to an Indemnification Claim that does not involve a Third Party Claim, such Indemnification Claim shall be resolved through the dispute resolution process set forth in Section 8(o).
            (vi)    To the extent that this Section 6(h) conflicts with the procedures in Section 5, Section 5 shall govern.
        (i)    Access to Information. After the Contribution Date with respect to the Contribution, Assignor and Assignee shall grant each other (or their respective designees), and Assignee shall cause the applicable Contributed Companies to grant to Assignor (or its designees), access at all reasonable times upon reasonable notice to all of the information, books and records relating to the applicable Contributed Companies in its possession, to the extent such books and records reasonably relate to an Indemnification Claim or Third Party Claim and shall afford such Party the right (at such Party’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to implement the provisions of, or to investigate, prosecute or defend any Claims between the Parties arising under, this Agreement other than (x) information relating to post-Contribution periods that is commercially sensitive, trade secret or otherwise confidential or (y) in the case of Claims between the Parties, any information that is subject to any attorney-client, work product or other privilege or that otherwise would not be required to be provided pursuant to a subpoena or other civil discovery procedure. At or promptly after the Contribution, Assignor shall deliver to Assignee all books, records, correspondence, files and other information of or relating to the applicable Contributed Companies or their respective Properties, Businesses or conditions (other than any of the foregoing items that relate to applicable Excluded Items) in Assignor’s or its Affiliate’s possession to the extent such information is not in the custody or possession of the applicable Contributed Companies on the Contribution Date, other than (A) information relating to pre-Contribution periods with respect to any non-Contributed Company Affiliate that is commercially sensitive, trade secret or otherwise confidential or (B) in the case of Claims between the Parties, any information that is subject to any attorney client, work product or other privilege or that otherwise would not be required to be provided pursuant to a
90
873217.09-WILSR01A - MSW

subpoena or other civil discovery procedure. To the extent that this Section 6(i) conflicts with the procedures in Section 5, Section 5 shall govern.
    7.    Further Assurances. Assignor and Assignee shall, from time to time after execution of this Agreement and without further consideration, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all further acts, conveyances, transfers, assignments and assurances as may reasonably be required to carry out the provisions of this Agreement.
8.    Miscellaneous.
    (a)    Notices. Unless otherwise set forth herein, any notice, request, instruction or other document to be given, provided or furnished hereunder by any Party to the other Party shall be in writing and shall be deemed duly given, provided or furnished (i) upon delivery, when delivered personally, (ii) one (1) Business Day after being sent by overnight courier or when sent by facsimile transmission (with a confirming copy sent by overnight courier) or (iii) three (3) Business Days after being sent by registered or certified mail, postage prepaid, as follows:
    If to Assignor:
Genesis Solar Funding, LLC
c/o NextEra Energy Partners, LP
700 Universe Boulevard
Juno Beach, Florida 33408-2683
Attention: [●]
Facsimile: [●]

    If to Assignee:
Genesis Solar Holdings, LLC
c/o NextEra Energy Partners, LP
700 Universe Boulevard
Juno Beach, Florida 33408-2683
Attention: [●]
Facsimile: [●]

or to such other Persons, addresses or facsimile as may be designated in writing by the Party to receive such notice.

    (b)    Remedies.
        (i)    The Parties agree that damages at Law shall be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement by Assignee or Assignor, and, accordingly, the Parties shall be entitled to injunctive relief with respect to any such breach, including specific performance of such covenants, promises or agreements or an order enjoining such other Party from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement, all without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting bond. The rights set forth in this Section 8(b) shall be in addition to any other rights which the Parties may have at Law or in equity pursuant to this Agreement.
91
873217.09-WILSR01A - MSW

        (ii)    NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY OR ITS AFFILIATES, OR THEIR RESPECTIVE REPRESENTATIVES SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES (INCLUDING LOSS OF REVENUE, INCOME OR PROFITS BUT ONLY TO THE EXTENT THE SAME ARE NOT DIRECT DAMAGES), DIMINUTION OF VALUE OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY OF ANY OTHER PARTY OR ANY OF SUCH PARTY’S AFFILIATES, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S OR ITS AFFILIATE’S, OR ANY OF THEIR RESPECTIVE OFFICER’S, DIRECTOR’S, EMPLOYEE’S OR REPRESENTATIVE’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT, AND IN PARTICULAR, NO “MULTIPLE OF PROFITS” OR “MULTIPLE OF CASH FLOW” OR SIMILAR VALUATION METHODOLOGY SHALL BE USED IN CALCULATING THE AMOUNT OF ANY LOSSES, EXCEPT IN EACH CASE, ANY SUCH AMOUNTS REQUIRED TO BE PAID TO THIRD PARTIES PURSUANT TO A THIRD-PARTY CLAIM THAT IS SUBJECT TO AN INDEMNIFICATION OBLIGATION UNDER THIS AGREEMENT (collectively, “Non-Reimbursable Damages”).
    (c)    Entire Agreement. This Agreement supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof, and this Agreement and the other documents delivered pursuant to this Agreement contain the sole and entire agreement of the Parties hereto with respect to the subject matter hereof. The Parties hereto have voluntarily agreed to define their rights, liabilities and obligations with respect to the subject matter hereof exclusively in contract pursuant to the express terms and provisions of this Agreement and the other documents delivered pursuant to this Agreement; and the Parties hereto expressly disclaim that they are owed any duties in connection with the transactions contemplated hereby or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations; all Parties specifically acknowledge that no Party has any special relationship with another Party that would justify any expectation beyond that of an ordinary assignee and an ordinary assignor in an arm’s-length transaction. The sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any claim or cause of action otherwise arising out of or related to the subject matter hereof shall be those remedies available at law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement).
    (d)    Expenses. Except as otherwise expressly provided in this Agreement, whether or not any of the transactions contemplated hereby are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby, including all expenses and costs incurred to obtain approvals required by such Party from Governmental Authorities.
    (e)    Schedules. Assignor may, at its option, include in the Schedules items that are not material in order to avoid any misunderstanding, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. Information disclosed in any Schedule shall constitute a disclosure for purposes of all other Schedules notwithstanding the lack of specific cross-reference thereto, but only to the extent the applicability of such disclosure to such other Schedule is reasonably apparent on its face. In no event shall the inclusion of any matter in the Schedules be deemed or interpreted to broaden Assignor’s representations, warranties, covenants or agreements contained in this Agreement. The mere inclusion
92
873217.09-WILSR01A - MSW

of an item in the Schedules shall not be deemed an admission by Assignor that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.
    (f)    Nature of Representations and Warranties. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein. The Parties have agreed that should any representation or warranty of any Party prove untrue, the other Parties shall have the specific rights and remedies herein specified as the exclusive remedy therefor, but that no other rights, remedies or causes of action (whether in law or in equity or whether in contract or in tort) are permitted to any Party hereto as a result of the untruth of any such representation or warranty.
    (g)    Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.
    (h)    Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party.
    (i)    No Third Party Beneficiary. Except as specified in Section 6 (which provisions are intended for the benefit of the Persons identified therein), the terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.
    (j)    Assignment; Binding Effect. Assignee may assign its rights to indemnification under this Agreement to Assignee’s lenders for collateral security purposes, but such assignment shall not release Assignee from its obligations hereunder. Except as provided in the preceding sentence, neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Party, and any attempt to do so will be void, except for assignments and transfers by operation of Law. This Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.
    (k)    Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.
    (l)    Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, such provision will be fully severable, this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal,
93
873217.09-WILSR01A - MSW

invalid or unenforceable provision as may be possible for such provision to be legal, valid and enforceable.
    (m)    Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any facsimile or portable document format (.pdf) copies hereof or signature hereon shall, for all purposes, be deemed originals.
    (n)    Governing Law; Waiver of Jury Trial; Service of Process.
        (i)    This Agreement, and all Disputes, claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), whether for breach of contract, tortious conduct or otherwise, and whether predicated on common law, statute or otherwise shall be governed by and construed in accordance with the internal substantive Laws of the State of Delaware without giving effect to any conflict or choice of law provision.
        (ii)    EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY.
        (iii)    Each Party irrevocably and unconditionally consents to service of any process, summons, notice or document by U.S. prepaid certified or registered mail to such Party’s respective address set forth above in Section 8(a) and agrees that such service shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction in this Section 8(n). Nothing herein shall be deemed to limit or prohibit service of process by any other manner as may be permitted by applicable Law.
    (o)    Alternative Dispute Resolution. In the event of any claim, dispute or controversy arising under, out of or relating to this Agreement or any breach or purported breach hereof (the “Dispute”) which the Parties hereto have been unable to settle or agree upon in the normal course of business and within a period of fifteen (15) days after the Dispute arises, the Parties shall follow the dispute resolution process as set forth herein.
        (i)    Negotiations. The Parties shall attempt in good faith to resolve the Dispute promptly by negotiation between senior officers who have authority to settle the controversy. Either Party may give the other Party written notice of the existence of any such Dispute. Within ten (10) days after delivery of the notice, the Party receiving the notice shall submit to the disputing Party a written response. The notice and the response shall include: (1) a statement of each Party’s position and a summary of arguments supporting that position; and (2) the name and title of the executive who will represent the Party in the negotiations and of any other Person who will accompany the senior officer. Within twenty (20) days after delivery of the disputing Party’s notice, the senior officers shall meet in a mutually acceptable time, manner and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute. All reasonable requests for information made by a Party to the other will be honored. All negotiations pursuant to this Section 8(o) are confidential and without prejudice.
94
873217.09-WILSR01A - MSW

        (ii)    Mediation. If the Dispute has not been resolved by negotiation within thirty (30) days of the disputing Party’s notice, or if the Parties failed to meet within twenty (20) days after delivery of the disputing Party’s notice and upon mutual agreements of the Parties, the Dispute shall be referred to non-binding mediation before a qualified and experienced mediator to be mutually agreed to by the Parties. The place of mediation shall be Palm Beach County, Florida. The Parties shall agree upon a mediator within ten (10) days after referral of the Dispute to non-binding mediation. If the Parties cannot agree on a mediator within such ten (10) days, either Party may submit the Dispute to arbitration pursuant to Section 8(o)(iii) below. The mediator shall be a retired judge or a licensed attorney with at least ten (10) years’ experience in the electric utility industry from the national roster of mediators of the American Arbitration Association (the “AAA”). Compensation of the mediator and other mediation fees; costs, and expenses assessed by the mediator shall be borne equally by the Parties. Each Party shall otherwise pay for its own costs incurred to participate in the mediation.
        (iii)    Arbitration.
            (A)    After, but only after the period for resolution of a Dispute set forth in Section 8(o)(i) and Section 8(o)(ii), as appropriate, has terminated without a resolution, at the request of either Party to the Dispute, the Dispute shall be referred to and finally settled by binding arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the AAA then in effect before a panel of three (3) arbitrators. The arbitration shall be conducted in English and shall take place in Palm Beach County, Florida or in any other place and location mutually agreed upon by the Parties hereto.
            (B)    The arbitration shall be conducted before a three (3) member panel, with each Party selecting one arbitrator and the third arbitrator, who shall be the chairman of the panel, being selected by the two Party-appointed arbitrators. The claimant shall name its arbitrator in the demand for arbitration and the responding Party shall name its arbitrator within ten (10) days after receipt of the demand for arbitration. The third arbitrator shall be named within ten (10) days after the appointment of the second arbitrator. If the two (2) Party-appointed arbitrators are unable to agree upon the third arbitrator within fifteen (15) days after the two (2) Party arbitrators have been appointed; the third arbitrator shall be selected by the AAA in accordance with the Rules. Each arbitrator will be qualified by at least ten (10) years’ experience in the electric utility industry, and the chairman of the arbitration panel shall be a licensed attorney whose primary area of practice for the preceding ten (10) years is the electric utility industry.
            (C)    The award rendered by the arbitration panel shall be: (a) in writing, signed by the arbitrators, stating the reasons upon which the award is based; (b) rendered as soon as practicable after conclusion of the arbitration; and (c) final and binding upon the Parties without the right of appeal to the courts, including the question of cost of the arbitration and all matters related thereto. Each of the Parties agrees that any judgment rendered by the arbitrators against it may be entered in either (i) the Court of Chancery of the State of Delaware to the extent that such court has or can exercise jurisdiction or (ii) any federal or state court of competent jurisdiction located within the State of Delaware, to the extent that the Court of Chancery of the State of Delaware does not have or cannot exercise jurisdiction, and any such judgment entered in either such court may be executed against such Party’s assets in any jurisdiction. EACH OF THE PARTIES HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF (X) THE COURT OF CHANCERY OF THE STATE OF DELAWARE TO THE EXTENT THAT SUCH COURT HAS OR CAN EXERCISE JURISDICTION AND (Y) ANY FEDERAL OR STATE COURT OF COMPETENT JURISDICTION LOCATED WITHIN THE STATE OF DELAWARE, TO THE EXTENT THAT THE COURT OF CHANCERY OF THE STATE OF DELAWARE DOES NOT HAVE OR CANNOT EXERCISE
95
873217.09-WILSR01A - MSW

JURISDICTION, AND EACH PARTY HEREBY CONSENTS TO THE JURISDICTION OF SUCH COURTS (AND OF THE APPROPRIATE APPELLATE COURTS THEREFROM) IN ANY SUCH SUIT, ACTION OR PROCEEDING AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT ANY SUCH SUIT, ACTION OR PROCEEDING THAT IS BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HEREBY WAIVES, AND SHALL NOT ASSERT AS A DEFENSE IN ANY LEGAL DISPUTE, THAT (1) SUCH PARTY IS NOT SUBJECT THERETO, (2) SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT, OR IS NOT MAINTAINABLE, IN SUCH COURT, (3) SUCH PARTY’S PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, (4) SUCH ACTION, SUIT OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR (5) THE VENUE OF SUCH ACTION, SUIT OR PROCEEDING IS IMPROPER. A FINAL JUDGMENT IN ANY ACTION, SUIT OR PROCEEDING DESCRIBED IN THIS SECTION FOLLOWING THE EXPIRATION OF ANY PERIOD PERMITTED FOR APPEAL AND SUBJECT TO ANY STAY DURING APPEAL SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAWS. THE ARBITRATORS SHALL, IN ANY AWARD, ALLOCATE ALL OF THE COSTS OF THE BINDING ARBITRATION (OTHER THAN EACH PARTY’S INDIVIDUAL ATTORNEYS’ FEES AND COSTS RELATED TO THE PARTY’S PARTICIPATION IN THE ARBITRATION, WHICH FEES AND COSTS SHALL BE BORNE BY SUCH PARTY), INCLUDING THE FEES OF THE ARBITRATORS, AGAINST THE PARTY WHO DID NOT PREVAIL. UNTIL SUCH AWARD IS MADE, HOWEVER, THE PARTIES SHALL SHARE EQUALLY IN PAYING THE COSTS OF THE ARBITRATION.
            (D)    The arbitrators shall have no jurisdiction to consider: (i) any Non-Reimbursable Damages arising under, arising out of or related to this Agreement or damages beyond the limitations of liability contained in this Agreement, regardless of the legal theory under which such damages may be sought and even if the Parties have been advised of the possibility of such damages or loss; or (ii) any challenge to the limitations of liability contained in this Agreement.
        (iv)    Each Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction as provided in Section 8(o)(iii)(C) any injunctive, interim or provisional relief that is necessary to protect the rights or property of that Party.
    (p)    Joint and Several Liability of OpCo and Genesis Funding as Assignor. Each of OpCo and Genesis Funding shall be jointly and severally liable for each of the obligations and liabilities of Assignor under and pursuant to Section 2, Section 5, and Section 6 of this Agreement owed by Assignor to Assignee on or after the Contribution Date, including the obligations and liabilities of Assignor under the Schedules, whether now existing or hereafter arising.
    [Remainder of Page Intentionally Left Blank; Signature Page Follows]

96
873217.09-WILSR01A - MSW

    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first written above.

ASSIGNOR

GENESIS SOLAR FUNDING, LLC

By: ____________________________
Name:
Title:

NEXTERA ENERGY OPERATING PARTNERS, LP
Solely with respect to references to Assignor in Section 2, Section 5, Section 6, and Section 8 of this Agreement.

By: ____________________________
Name:
Title:

ASSIGNEE

GENESIS SOLAR HOLDINGS, LLC

By: ____________________________
Name:
Title:

[Signature Page to Contribution Agreement]
873217.09-WILSR01A - MSW

2
873217.09-WILSR01A - MSW

EXHIBIT A

DEFINITIONS

Certain Definitions. As used herein:

“1933 Act” means the Securities Act of 1933, as amended.

“AAA” has the meaning set forth in Section 8(o)(ii).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Assignee” has the meaning set forth in the preamble.

“Assignee Indemnified Parties” has the meaning set forth in Section 6(a)(i).

“Assignee’s Knowledge” means the actual knowledge of the individuals listed on Schedule A-2.

873217.09-WILSR01A - MSW

“Assignee Material Adverse Effect” means, with respect to the Contributed Companies and the Contribution, any fact, event, circumstance, condition, change or effect that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, operations, assets, properties or condition (financial or otherwise) of Assignee or (ii) Assignee’s ability to consummate the Contribution; provided, however, that in determining whether an Assignee Material Adverse Effect has occurred, there shall not be taken into account any effect resulting from (a) any change in economic or business conditions generally, financial markets generally or in the industry or markets in which Assignee operates or is involved, (b) any change in general legal, regulatory or political conditions, including any commencement, continuation or escalation of war, material armed hostilities or terrorist activities or other material international or national calamity or act of terrorism directly or indirectly involving or affecting the United States, (c) any changes in accounting rules or principles (or any interpretations thereof), including changes in GAAP, (d) any change in any Laws (including Environmental Laws), (e) any increases in the costs of commodities or supplies or decreases in the price of electricity or capacity, (f) the announcement of the execution of this Agreement or the transfer of the applicable Contributed Companies, or the pendency of or consummation of the applicable Contribution, or any actions required to be taken hereunder or thereunder, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of Assignee, to the extent due to the announcement and performance of this Agreement or the identity of Assignor or the applicable Contributed Companies, or the consummation of the Contribution and (g) any actions to be taken pursuant to or in accordance with this Agreement; provided, however, that in the case of the foregoing clauses (a), (b) and (e) any such fact, event, circumstance, condition, change or event may be taken into consideration in determining whether an Assignee Material Adverse Effect has occurred if affecting Assignee in a materially disproportionate manner relative to other Persons operating in the electricity generating, transmission or distribution industry in which Assignee operates.

“Assignee Schedules” means the disclosure schedules delivered by Assignee to Assignor on the date hereof, as thereafter modified, supplemented or amended.

“Assignee Taxes” has the meaning set forth in Section 5(b)(iii).

“Assignor” has the meaning set forth in the preamble.

“Assignor Indemnified Parties” has the meaning set forth in Section 6(a)(ii).

“Assignor’s Knowledge” means the actual knowledge of the individuals listed on Schedule A-1.

“Balance Sheet Date” means [June 30], 2020.

“Baldwin Wind Project” means the approximately 100.0 megawatt repowered wind power electric generating facility located in Burleigh County, North Dakota.

873217.09-WILSR01A - MSW

“Base Contribution Amount” means an amount equal to [●] Dollars ($[●]).

“Benefit Plan” means (a) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (b) each plan, agreement or arrangement that would be an “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, if it was subject to ERISA, such as foreign plans and plans for directors, (c) each stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, or other stock, equity or equity-based plan, agreement or arrangement (whether qualified or nonqualified) or (d) each employment, individual consulting, retention, change of control, severance, retirement, bonus, incentive compensation, deferred compensation, medical, retiree medical, vision, dental, other health, life insurance plan, agreement or arrangement insurance plan.

“Business” means, with respect to a Contributed Company, the ownership, development, construction, retrofitting, management, financing, operation and maintenance of the applicable Facility and related interconnection infrastructure.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York and Florida are authorized or required by applicable Law to be closed.

“Claim” means any demand, claim, action, investigation, legal proceeding (whether at law or in equity) or arbitration.

“Claim Notice” has the meaning set forth in Section 6(h)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means efforts that are designed to enable a Party to satisfy a condition to, or otherwise assist in the consummation of, each Contribution and that do not require the performing Party to expend any funds or assume liabilities other than expenditures and liabilities which are customary and reasonable in nature and amount in the context of such Contribution.

“Consents” means all consents, waivers, approvals, allowances, authorizations, declarations, filings, recordings, registrations, validations or exemptions and notifications.

“Contract” means any legally binding contract, lease, license, note, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement or other legally binding arrangement, whether oral or written, but shall exclude Permits.

“Contributed Company” means each entity listed in Exhibit B hereto under the heading “Contributed Company.”

“Contribution” has the meaning set forth in the recitals.

873217.09-WILSR01A - MSW

“Contribution Date” has the meaning set forth in Section 1.

“Deductible Amount” means an amount equal to [●].22

“Dispute” has the meaning set forth in Section 8(o).

“Dispute Period” has the meaning set forth in Section 6(h)(ii).

“Elk City I Wind Project” means the approximately 98.9 megawatt wind power electric generating facility located in Roger Mills and Beckham Counties, Oklahoma.

“Elk City Wind” means Elk City Wind, LLC, a Delaware limited liability company.

“Encumbrances” means any mortgages, pledges, liens, security interests, charge, claim, equitable interest, infringement of a third party patent, copyright, trade secret or other intellectual property right, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including a capital lease), transfer for the purpose of subjection to the payment of any indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom.

“Environmental Claim” means any claim, action, proceeding, loss, cost, expense, liability, fine, penalty or damage arising out of or related to any violation of, or liability under, Environmental Law.

“Environmental Law” means all applicable Laws relating to (a) pollution, (b) protection of public health and safety, (c) emissions, discharges, releases or threatened releases of any Hazardous Material into the environment (including ambient air, surface water, ground water, land surface or subsurface strata), (d) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of any Hazardous Material, and (e) the environment or natural resources, including, but not limited to the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. §6901 et. seq.), Safe Drinking Water Act (42 U.S.C. §3000(f) et. seq.), Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Clean Air Act (42 U.S.C. §7401 et. seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §1801, et seq.), the Clean Water Act (33 U.S.C. §1311, et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. §11001, et seq.) and the Occupational Safety and Health Act of 1970 (29 U.S.C. §651, et seq.), and the regulations promulgated pursuant thereto, and corresponding state laws, and the regulations promulgated thereto.

“Environmental Permits” has the meaning set forth in Section 3(n)(ii).

22     Note to Draft: To be an amount equal to 1% of the Base Contribution Amount.

873217.09-WILSR01A - MSW

“Equity Interests” means capital stock, partnership or membership interests, trust interests or units (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity.

“Equity Securities” means (a) Equity Interests, (b) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person to acquire, any Equity Interests and (c) securities convertible into or exercisable or exchangeable for shares of Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Estimated Working Capital” shall be an amount equal to the estimated working capital of the Contributed Companies as set forth in cell “[●]” in the “Contribution Amount Calculation” worksheet of the Portfolio Project Model as of the Initial Closing Date.

“Excluded Items” means the items of Property or personal property described on Schedule EI of the Schedules.

“Facility” means, as applicable, any of the facilities described on Schedule F of the Schedules.

“FERC” means the Federal Energy Regulatory Commission or its successor Governmental Authority.

“Final Contribution Amount” has the meaning set forth in Section 1. The Final Contribution Amount will be set forth in the Portfolio Project Model as of the Contribution Date at cell “[●]” in the worksheet labeled “Contribution Amount Calculation.”

“Financial Statements” has the meaning set forth in Section 3(s).

“GAAP” means generally accepted accounting principles in the United States of America.

“Genesis Funding” has the meaning set forth in the preamble.

“Genesis Solar” means Genesis Solar, LLC, a Delaware limited liability company.

“Genesis Solar Project” means the approximately 250 megawatt parabolic trough solar generating facility located in Riverside County, California.

“Golden Plains Company” means Golden Plains, LLC, a Delaware limited liability company.

873217.09-WILSR01A - MSW

“Golden Plains Holdings” means Golden Plains Class A Holdings, LLC, a Delaware limited liability company.

“Golden Plains Project Companies” means, collectively, Baldwin Wind Energy, LLC, a Delaware limited liability company, Northern Colorado Wind Energy Center, LLC, a Delaware limited liability company, and Northern Colorado Wind Energy Center II, LLC, a Delaware limited liability company.

“Good Industry Practices” means any of the practices, methods, and acts generally engaged in or approved by a significant portion of the wind power generation industry or solar power generation industry, as the case may be, with respect to the Business of the applicable Contributed Companies, during the relevant time period that, in the exercise of reasonable and professional judgment in light of the applicable manufacturer’s recommendations and the facts known or that reasonably should have been known at the time the decision was made, would reasonably have been expected to accomplish the desired result consistent with Law, Permits, good business practices, reliability, safety, economy and expedition. Good Industry Practices are not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather are intended to include acceptable practices, methods or acts generally accepted in the region where the applicable Project is located.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any other nation or any state, county, city, province or other political subdivision or similar governing entity, and including any governmental, quasi-governmental or non-governmental body administering, regulating or having general oversight over electricity, power or other markets.

“Hazardous Material” means any and all materials (including substances, chemicals, compounds, mixtures, wastes, pollutants and contaminants) (i) to the extent such materials are regulated under Environmental Laws as being hazardous, acutely hazardous or toxic, and; or (ii) any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation or friable asbestos.

“Indemnification Claim” has the meaning set forth in Section 6(h)(i).

“Indemnified Party” has the meaning set forth in Section 6(h)(i).

“Indemnifying Party” has the meaning set forth in Section 6(h)(i).

“Initial Closing Date” has the meaning set forth in the Membership Interest Purchase Agreement.

“Insurance Payment” has the meaning set forth in Section 6(c)(ii).

873217.09-WILSR01A - MSW

“Intellectual Property” means all intellectual property and rights therein, however denominated, throughout the world, whether or not registered, including the following intellectual property rights, both statutory and common law rights, if applicable: (a) copyrights (including copyrights in computer programs, software, computer code, documentation, drawings, specifications and data), registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, business names, logos, trade dress, and registrations and applications for registrations thereof, (c) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents, and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom, (d) trade secrets and confidential information, including ideas, technology, inventions, invention disclosures, discoveries, improvements, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable and (e) the Intellectual Property Licenses.

“Intellectual Property Licenses” means (i) any grant to a third Person of any right to use any of the Intellectual Property owned by any of the Contributed Companies or (ii) any grant to any of the Contributed Companies of a right to use a third Person’s intellectual property rights which is necessary for the use of any Intellectual Property currently used by or that will be required to be used by any of the Contributed Companies after the Contribution, which is not owned by any of the Contributed Companies.

“Interests” has the meaning set forth on Exhibit B hereto.

“Land Contracts” means (i) the deeds, leases, sublease or sub-sublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in a Project Site, easements, options and other real property estates, interests or rights in and to the Project Site held by any Contributed Company and (ii) all development, triparty and like agreements regarding a Project Site, construction contracts and any and all other agreements with county, municipal and other governmental and quasi-governmental agencies and authorities respecting the ownership, development and operation of a Project Site and all portions thereof to which any Contributed Company is a party or bound, in each case together with all modifications, supplements or amendments thereto.

“Laws” means all federal, state, local or foreign laws, statutes, common law, rules, codes, regulations, restrictions, ordinances, tariffs, orders, decrees, approvals, directives, judgments, rulings, injunctions, writs and awards of, or issued, promulgated, enforced or entered by, any and all Governmental Authorities (including any court of competent jurisdiction), or other requirement or rule of law.

“Loss” means any and all judgments, losses, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, losses and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment). For all purposes in this Agreement the term “Losses” does not include any Non-Reimbursable Damages.

873217.09-WILSR01A - MSW

“Material Adverse Effect” means, with respect to the Contributed Companies and the Contribution, any fact, event, circumstance, condition, change or effect that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the Business, operations, assets, properties or condition (financial or otherwise) of the applicable Contributed Companies taken together as a whole or (ii) Assignor’s ability to consummate the Contribution; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall not be taken into account any effect resulting from (a) any change in economic or business conditions generally, financial markets generally or in the industry or markets in which any applicable Contributed Company operates or is involved, (b) any change in general legal, regulatory or political conditions, including any commencement, continuation or escalation of war, material armed hostilities or terrorist activities or other material international or national calamity or act of terrorism directly or indirectly involving or affecting the United States, (c) any changes in accounting rules or principles (or any interpretations thereof), including changes in GAAP, (d) any change in any Laws (including Environmental Laws), (e) any increases in the costs of commodities or supplies or decreases in the price of electricity or capacity, (f) the announcement of the execution of this Agreement or the transfer of the applicable Contributed Companies, or the pendency of or consummation of the Contribution, or any actions required to be taken hereunder or thereunder, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of any of the applicable Contributed Companies, to the extent due to the announcement and performance of this Agreement or the identity of Assignee, or the consummation of the Contribution and (g) any actions to be taken pursuant to or in accordance with this Agreement; provided, however, that in the case of the foregoing clauses (a), (b) and (e) any such fact, event, circumstance, condition, change or event may be taken into consideration in determining whether a Material Adverse Effect has occurred if affecting the applicable Contributed Companies in a materially disproportionate manner relative to other Persons operating in the electricity generating, transmission or distribution industry in the geographic region in which the applicable Contributed Companies operate.

“Material Contract” has the meaning set forth in Section 3(k)(i).

“Material Permits” has the meaning set forth in Section 3(m)(i)(A).

“Maximum Indemnification Amount” means an amount equal to [●].23

“Membership Interest Purchase Agreement” means the Membership Interest Purchase Agreement, dated as of [●], 2020, by and among Genesis Funding, Assignee, NextEra Energy Partners, LP, a Delaware limited partnership, and the Class B Purchasers party thereto, including KKR Genesis TL Borrower LLC, a Delaware limited liability company, as a Class B Purchaser and as the Class B Purchaser Representative.

“Mitigation Payment” has the meaning set forth in Section 6(c)(ii).
23     Note to Draft: To be an amount equal to 15% of the Base Contribution Amount.

873217.09-WILSR01A - MSW

“Non-Reimbursable Damages” has the meaning set forth in Section 8(b)(ii).

“Northern Colorado I Wind Project” means the approximately 151.8 megawatt repowered wind power electric generating facility located in Logan County, Colorado.

“Northern Colorado II Wind Project” means the approximately 22.5 megawatt repowered wind power electric generating facility located in Logan County, Colorado.

“OpCo” has the meaning set forth in the preamble.

“Ordinary Course of Business” means the regular, day-to-day conduct of business of a Person consistent with such Person’s past custom and practice, including the ownership, management, development, construction, retrofitting, operation and maintenance of the Facility and related interconnection infrastructure and the consummation of any financing in connection with Permitted Encumbrances set forth on Schedule PE for such Contributed Companies.

“Organizational Documents” means (a) the certificate or articles of incorporation or charter documents and bylaws of each Person that is a corporation, (b) the certificate of formation, articles of organization, limited liability company agreements or regulations, as applicable, of each Person that is a limited liability company, (c) the certificates of limited partnership and the agreements of limited partnership of each Person that is a limited partnership, (d) the trust declaration, trust agreement, indenture or other governing instrument for any statutory or common law trust and (e) the memorandum or articles of association, charter, constitution, shareholders agreement, business license or other documentation governing the formation, organization, governance, ownership and existence of any Person organized under the Laws of a jurisdiction other than the United States, the District of Columbia or any State of the United States.

“Party” means each of Assignee and Assignor and “Parties” means Assignee and Assignor, collectively.

“Permits” means all permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted by a Governmental Authority required to conduct Assignor’s business, other than permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents that are not yet required, and other than permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents that are non-discretionary ministerial permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents obtainable in the Ordinary Course of Business, whose absence would not have a Material Adverse Effect.

873217.09-WILSR01A - MSW

“Permitted Encumbrances” means, as to each Contributed Company, (a) those exceptions to title for the Property identified in Schedule PE of the Schedules; (b) statutory Encumbrance for Taxes or other governmental charges or assessments not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings; (c) mechanics’, materialmen’s, carriers’, workers’, repairers’ and other similar liens arising or incurred in the Ordinary Course of Business relating to obligations that are not reasonably expected to have a Material Adverse Effect on the Property or the validity of which are being contested diligently in good faith and the applicable party has set aside adequate reserves for the payment of such liens, together with all interest and penalties; (d) recorded or unrecorded Encumbrances, easements, restrictions, covenants, licenses that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; (e) any Encumbrances arising in the Ordinary Course of Business by operation of Law with respect to a liability that is not yet due or delinquent or which is being contested diligently in good faith by Assignor or any such Contributed Company and could not reasonably be expected to result in a Material Adverse Effect; (f) all matters that are disclosed (whether or not subsequently deleted or endorsed over) on any survey or in the Title Policy; (g) non-exclusive license with respect to Intellectual Property granted in the Ordinary Course of Business; (h) the terms and conditions of the Material Contracts which would not reasonably be expected to cause a Material Adverse Effect; (i) any Encumbrance to be released on or prior to the Contribution; and (j) any other Encumbrances set forth on Schedule PE of the Schedules.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Portfolio Project Model” means the financial model for the Contributed Companies that consolidates the Project Models into one set of outputs for purposes of the calculation of (i) certain adjustments to the Base Contribution Amount and (ii) the Final Contribution Amount.

“Pre-Contribution Taxable Period” has the meaning set forth in Section 5(b)(i).

“Primary Contributed Company” means each of Genesis Solar, Elk City Wind, and Golden Plains Holdings.

“Project” means those projects listed in Exhibit B hereto under the heading “Project.”

“Project Company” means those project companies listed in Exhibit B hereto under the heading “Project Company.”

“Project Model” means, collectively, the financial models for the Contributed Companies.

“Project Site” means the portions of the applicable Property on which each of the applicable Contributed Companies’ Facilities is located.

873217.09-WILSR01A - MSW

“Projections” has the meaning set forth in Section 3(v).

“Property” means the real property owned or leased by the applicable Contributed Companies (including any co-tenancy interest) and including leasehold interests, easements and rights-of-way appertaining or related thereto.

“Property Taxes” has the meaning set forth in Section 5(b)(ii).

“Release” means any release, spill, emission, migration, leaking, pumping, pouring, emptying, escaping, injection, deposit, disposal, discharge, dispersal or leaching of any Hazardous Materials into the environment, to the extent giving rise to liability under applicable Environmental Laws.

“Representatives” means, as to any Person, its officers, directors, employees, counsel, accountants, financial advisers, insurers, financing sources and consultants.

“Rules” has the meaning set forth in Section 8(o)(iii)(A).

“Schedules” means the disclosure schedules delivered by Assignor to Assignee on the date hereof, as thereafter modified, supplemented or amended.

“Settlement” has the meaning set forth in Section 6(h)(ii).

“Straddle Taxable Period” has the meaning set forth in Section 5(b)(i).

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, ad valorem, sales and use, employment, social security, disability, occupation, property, severance, value added, transfer, capital stock, excise or other taxes imposed by or on behalf of any Governmental Authority, including any interest, penalty or addition thereto.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the Governmental Authority charged with the collection of such Tax for such entity or subdivision.

“Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any schedule or related or supporting information) supplied or required to be supplied to any Taxing Authority with respect to Taxes, including amendments thereto.

“Third Party Claim” has the meaning set forth in Section 6(h)(i).

“Third Party Payment” has the meaning set forth in Section 6(c)(ii).

“Title Policy” means, as applicable, any of the title policies described on Schedule TP of the Schedules.

873217.09-WILSR01A - MSW

“Transfer Taxes” means all transfer, sales, use, goods and services, value added, documentary, stamp duty, gross receipts, excise, transfer and conveyance Taxes and other similar Taxes, duties, fees or charges.

“Treasury Regulations” means one or more treasury regulations promulgated under the Code by the Treasury Department of the United States.

873217.09-WILSR01A - MSW

Execution Version
EXHIBIT B

INTERESTS

“Interests” means (a) one hundred percent (100%) of the limited liability company interests of Golden Plains Holdings; (b) one hundred percent (100%) of the limited liability company interests of Elk City Wind; and (c) one hundred percent (100%) of the limited liability company interests of Genesis Solar.

Contributed Companies:

No.	Contributed Company
1.	Genesis Solar[24]
2.	Elk City Wind
3.	Golden Plains Holdings
4.	Golden Plains Company
5.	Baldwin Wind Energy, LLC
6.	Northern Colorado Wind Energy Center, LLC
7.	Northern Colorado Wind Energy Center II, LLC
8.	Northern Colorado Interconnect, LLC
24 Genesis Solar, LLC owns 50% of the limited liability company interest of NextEra Desert Center Blythe, LLC.

869214.30-WILSR01A - MSW

Projects:

No.	Project
1.	Genesis Solar Project
2.	Elk City I Wind Project
3.	Baldwin Wind Project
4.	Northern Colorado I Wind Project
5.	Northern Colorado II Wind Project

Project Companies:

No.	Project Company
1.	Genesis Solar
2.	Elk City Wind
3.	Baldwin Wind Energy, LLC
4.	Northern Colorado Wind Energy Center, LLC
5.	Northern Colorado Wind Energy Center II, LLC

873217.09-WILSR01A - MSW

Final Form
ASSIGNMENT OF PINE BROOKE (CLASS C) PSA APPENDIX
This ASSIGNMENT OF PINE BROOKE (CLASS C) PSA APPENDIX (this “Agreement”) is made as of this [●] day of [●], 20[●],25 by and between NextEra Energy Partners Acquisitions, LLC, a Delaware limited liability company (“Assignor”), and Genesis Solar Funding, LLC, a Delaware limited liability company (“Assignee”).
WHEREAS, Assignor, ESI Energy, LLC, a Delaware limited liability company (“ESI”), and NEP US SellCo, LLC, a Delaware limited liability company (“SellCo”), entered into that certain Amended and Restated Purchase and Sale Agreement, dated as of February 22, 2016 (as heretofore amended, amended and restated, supplemented and modified, the “Purchase Agreement”), as subsequently amended by that certain Amendment to the Amended and Restated Purchase and Sale Agreement (2020 Projects Annex), dated as of [●], 2020 (the “2020 Amendment”), Appendix A (Pine Brooke Acquired Companies) to the 2020 Amendment (“Appendix A”) and Appendix B (Wilmot PSA Appendix) to the 2020 Amendment (collectively, the “2020 Appendices” and as to Appendix B (Wilmot PSA Appendix), the “2020 Appendix B (Wilmot PSA Appendix)”) (the Purchase Agreement, together with the 2020 Amendment and the 2020 Appendices, the “2020 PSA”);
WHEREAS, pursuant to the 2020 PSA, Assignor acquired from SellCo (i) one hundred percent (100%) of the issued and outstanding Class C Units of Pine Brooke Class A Holdings, LLC, a Delaware limited liability company (the “Pine Brooke Holdings Class C Interests”) and (ii) one hundred percent (100%) of the issued and outstanding limited liability company interests of Wilmot Energy Center, LLC, a Delaware limited liability company (the “Wilmot Membership Interests”);
WHEREAS, on or prior to the date hereof, Assignor has distributed to NextEra Energy US Partners Holdings, LLC, a Delaware limited liability company (“Partners Holdings”), and Partners Holdings has contributed, through a series of intermediate contributions, to Assignee, and Assignee has contributed to Genesis Solar Holdings, LLC, a Delaware limited liability company (“Genesis Solar Holdings”), the Pine Brooke Holdings Class C Interests in accordance with Section 2.01 of that certain Membership Interest Purchase Agreement, dated as of [●], 2020 (the “Genesis MIPA”), by and among Assignee, Genesis Solar Holdings, the Class B Purchasers that are parties thereto (including the Class B Purchaser Representative as defined therein), and NextEra Energy Partners, LP, a Delaware limited partnership;
WHEREAS, Section 12.10 of the Purchase Agreement, as amended by the 2020 Amendment, permits Assignor to assign any or all of its rights and obligations under the Purchase Agreement with the prior written consent of each other party thereto and, in connection with this Agreement, each of SellCo and ESI has provided such prior written consent to Assignor’s assignment of its rights and obligations under the Purchase Agreement with respect to the Pine Brooke Holdings Class C Interests to Assignee;
WHEREAS, Section 5 of the 2020 Amendment permits each party to the 2020 Amendment to assign the 2020 Amendment, in whole or in part, and the rights, interests, and obligations thereunder with the prior written consent of each other party thereto, and, in connection with this Agreement, each of SellCo and ESI has provided such prior written consent to Assignor’s assignment of its rights and obligations with respect to the Pine Brooke Holdings Class C Interests under the 2020 Amendment to Assignee; and
WHEREAS, pursuant to Section 5.05(d) of the Genesis MIPA, (i) Assignor desires to assign to Assignee all of Assignor’s rights, solely as they relate to the Pine Brooke Holdings Class C Interests, with
25     Note to Draft: This Agreement is to be entered into and effective prior to the Initial Closing.

873217.09-WILSR01A - MSW

respect to and under Article IV, Article V, Article VI, Article VII, Article IX, Article X, Article XI, and Article XII of the Purchase Agreement, as amended by the 2020 Amendment and Appendix A (in its entirety), and Assignee desires to accept all of Assignor’s rights thereunder; and (ii) Assignor desires to assign to Assignee all of Assignor’s obligations, solely as they relate to the Pine Brooke Holdings Class C Interests, with respect to and under Article VII, Article IX, Article X, Article XI, and Article XII of the Purchase Agreement, as amended by the 2020 Amendment and Appendix A (in its entirety), and Assignee desires to assume all of Assignor’s obligations thereunder.
NOW THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed:
1.Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the 2020 PSA.
2.Assignment. Assignor hereby assigns and transfers to Assignee all of Assignor’s rights, solely as they relate to the Pine Brooke Holdings Class C Interests, with respect to and under Article IV, Article V, Article VI, Article VII, Article IX, Article X, Article XI, and Article XII of the Purchase Agreement, as amended by the 2020 Amendment and Appendix A (in its entirety). Assignee hereby accepts such assignment and shall be entitled, from and after the date hereof, to exclusively exercise all such rights set forth therein.
3.Assumption. Assignee hereby assumes all of Assignor’s obligations, solely as they relate to the Pine Brooke Holdings Class C Interests, with respect to and under Article VII, Article IX, Article X, Article XI, and Article XII of the Purchase Agreement, as amended by the 2020 Amendment and Appendix A (in its entirety), and Assignee hereby agrees to pay, perform, and discharge all such obligations when due in accordance with the terms thereof.
4.No Third Party Beneficiaries. This Agreement is intended solely for the benefit of the parties hereto, and their respective successors and permitted assigns, and it is not the intention of the parties to confer third party beneficiary rights, and this Assignment does not confer any such rights, upon any other Person.
5.Governing Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Delaware without regard to principles of conflicts of laws.
6.Successors and Assigns. This Agreement may not be assigned by either party without the prior written consent of the other party except to the extent otherwise contemplated or permitted by the 2020 PSA. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.
6.Further Action. Assignor hereby agrees that it, from time to time, at the reasonable request of Assignee and without further consideration, will execute and deliver such further instruments of conveyance, transfer, assignment, and assumption and will take such other action as Assignee reasonably may request in order to carry out the provisions of this Agreement and the transactions contemplated hereby.
7.Entire Agreement. This Agreement, together with the 2020 PSA, and all Exhibits and Schedules attached thereto (in each case, solely as they relate to the Pine Brooke Holdings Class C Interests and Appendix A), contains all of the terms agreed upon by the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties and may not be changed or terminated orally. No attempted change, termination, or waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom the same is sought to be enforced.

873217.09-WILSR01A - MSW

8.Counterparts. This Agreement may be executed in separate counterparts, each of which shall be an original and all of which when taken together shall constitute one and the same instrument. Further, this Agreement may be executed by facsimile signature (or other electronic format) such that execution of this Agreement by facsimile signature (or other electronic format) shall be deemed effective for all purposes as though this Agreement were an original.
[SIGNATURE PAGE FOLLOWS.]

873217.09-WILSR01A - MSW

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

ASSIGNOR:

NEXTERA ENERGY PARTNERS
ACQUISITIONS, LLC.
a Delaware limited liability company

By: _______________________________
Name:
Title:

ASSIGNEE:

GENESIS SOLAR FUNDING, LLC,
a Delaware limited liability company

By: _______________________________
Name:
Title:
[Signature Page to Assignment of Pine Brooke (Class C) PSA Appendix]

880245.02A-WILSR01A - MSW

Acknowledged and agreed:

GENESIS SOLAR HOLDINGS, LLC,
a Delaware limited liability company

By: _______________________________
Name:
Title:

[Signature Page to Assignment of Pine Brooke (Class C) PSA Appendix]

880245.02A-WILSR01A - MSW

Final Form
ASSIGNMENT OF WILMOT PSA APPENDIX
This ASSIGNMENT OF WILMOT PSA APPENDIX (this “Agreement”) is made as of this [●] day of [●], 20[●],26, by and between NextEra Energy Partners Acquisitions, LLC, a Delaware limited liability company (“Assignor”), and Genesis Solar Holdings, LLC, a Delaware limited liability company (“Assignee”).
WHEREAS, Assignor, ESI Energy, LLC, a Delaware limited liability company (“ESI”), and NEP US SellCo, LLC, a Delaware limited liability company (“SellCo”), entered into that certain Amended and Restated Purchase and Sale Agreement, dated as of February 22, 2016 (as heretofore amended, amended and restated, supplemented and modified, the “Purchase Agreement”), as subsequently amended by that certain Amendment to the Amended and Restated Purchase and Sale Agreement (2020 Projects Annex), dated as of [●], 2020 (the “2020 Amendment”), Appendix A (Pine Brooke Acquired Companies) to the 2020 Amendment (“Appendix A”) and Appendix B (Wilmot PSA Appendix) to the 2020 Amendment (collectively, the “2020 Appendices” and as to Appendix B (Wilmot PSA Appendix), the “2020 Appendix B (Wilmot PSA Appendix)”) (the Purchase Agreement, together with the 2020 Amendment and the 2020 Appendices, the “2020 PSA”);
WHEREAS, pursuant to the 2020 PSA, Assignor acquired from SellCo (i) one hundred percent (100%) of the issued and outstanding Class C Units of Pine Brooke Class A Holdings, LLC, a Delaware limited liability company (the “Pine Brooke Holdings Class C Interests”) and (ii) one hundred percent (100%) of the issued and outstanding limited liability company interests of Wilmot Energy Center, LLC, a Delaware limited liability company (the “Wilmot Membership Interests”);
WHEREAS, it is contemplated that Assignor shall sell to Assignee, and Assignee shall purchase from Assignor, the Wilmot Membership Interests pursuant to that certain Purchase and Sale Agreement (Wilmot), dated as of [●],27 by and between Assignor and Assignee (the “Wilmot Purchase Agreement”) at the Wilmot Closing (as defined in the Wilmot Purchase Agreement);
WHEREAS, Section 12.10 of the Purchase Agreement, as amended by the 2020 Amendment permits Assignor to assign any or all of its rights and obligations under the Purchase Agreement with the prior written consent of each other party thereto and, in connection with this Agreement, each of SellCo and ESI has provided such prior written consent to Assignor’s assignment of its rights and obligations under the Purchase Agreement with respect to the Wilmot Membership Interests to Assignee;
WHEREAS, Section 5 of the 2020 Amendment permits each party to the 2020 Amendment to assign the 2020 Amendment, in whole or in part, and the rights, interests, and obligations thereunder with the prior written consent of each other party thereto, and, in connection with this Agreement, each of SellCo and ESI has provided such prior written consent to Assignor’s assignment of its rights and obligations with respect to the Wilmot Membership Interests under the 2020 Amendment to Assignee; and
WHEREAS, pursuant to Section 5.05(d) of the Genesis MIPA, (i) Assignor desires to assign to Assignee all of Assignor’s rights, solely as they relate to the Wilmot Membership Interests, with respect to and under Article IV, Article V, Article VI, Article VII, Article IX, Article X, Article XI, and Article XII of the Purchase Agreement, as amended by the 2020 Amendment and the 2020 Appendix B (Wilmot PSA Appendix) (in its entirety), and Assignee desires to accept all of Assignor’s rights thereunder; and (ii) Assignor desires to assign to Assignee all of Assignor’s obligations, solely as they relate to the Wilmot Membership Interests, with respect to and under Article VII, Article IX, Article X, Article XI, and Article XII
26 Note to Draft: This Agreement is to be entered into and effective immediately prior to the Wilmot Closing.
27     Note to Draft: To be dated as of the Execution Date of the Genesis MIPA.

of the Purchase Agreement, as amended by the 2020 Amendment and the 2020 Appendix B (Wilmot PSA Appendix) (in its entirety), and Assignee desires to assume all of Assignor’s obligations thereunder.
NOW THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed:
1.Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the 2020 PSA.
2.Assignment. Assignor hereby assigns and transfers to Assignee all of Assignor’s rights, solely as they relate to the Wilmot Membership Interests, with respect to and under Article IV, Article V, Article VI, Article VII, Article IX, Article X, Article XI, and Article XII of the Purchase Agreement, as amended by the 2020 Amendment and the 2020 Appendix B (Wilmot PSA Appendix) (in its entirety). Assignee hereby accepts such assignment and shall be entitled, from and after the date hereof, to exclusively exercise all such rights set forth therein.
3.Assumption. Assignee hereby assumes all of Assignor’s obligations, solely as they relate to the Wilmot Membership Interests, with respect to and under Article VII, Article IX, Article X, Article XI, and Article XII of the Purchase Agreement, as amended by the 2020 Amendment and the 2020 Appendix B (Wilmot PSA Appendix) (in its entirety), and Assignee hereby agrees to pay, perform, and discharge all such obligations when due in accordance with the terms thereof.
4.No Third Party Beneficiaries. This Agreement is intended solely for the benefit of the parties hereto, and their respective successors and permitted assigns, and it is not the intention of the parties to confer third party beneficiary rights, and this Assignment does not confer any such rights, upon any other Person.
5.Governing Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Delaware without regard to principles of conflicts of laws.
6.Successors and Assigns. This Agreement may not be assigned by either party without the prior written consent of the other party except to the extent otherwise contemplated or permitted by the 2020 PSA. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.
6. Further Action. Assignor hereby agrees that it, from time to time, at the reasonable request of Assignee and without further consideration, will execute and deliver such further instruments of conveyance, transfer, assignment, and assumption and will take such other action as Assignee reasonably may request in order to carry out the provisions of this Agreement and the transactions contemplated hereby.
7. Entire Agreement. This Agreement, together with the 2020 PSA, and all Exhibits and Schedules attached thereto (in each case, solely as they relate to the Wilmot Membership Interests and the 2020 Appendix B (Wilmot PSA Appendix), contains all of the terms agreed upon by the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties and may not be changed or terminated orally. No attempted change, termination, or waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom the same is sought to be enforced.
8. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be an original and all of which when taken together shall constitute one and the same instrument. Further, this Agreement may be executed by facsimile signature (or other electronic format) such that execution of this Agreement by facsimile signature (or other electronic format) shall be deemed effective for all purposes as though this Agreement were an original.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

ASSIGNOR:
NEXTERA ENERGY PARTNERS ACQUISITIONS, LLC,
a Delaware limited liability company
By:
    Name:
    Title:
ASSIGNEE:
GENESIS SOLAR HOLDINGS, LLC,
a Delaware limited liability company
By:
    Name:
    Title:

[Signature Page to Assignment of Wilmot PSA Appendix]

Final Form
FORM OF
BLOCKER PURCHASE AGREEMENT

    This BLOCKER PURCHASE AGREEMENT (this “Agreement”), dated as of [●], 2020, by and among Genesis Solar Holdings, LLC, a Delaware limited liability company (the “Company”), Genesis Solar Funding, LLC, a Delaware limited liability company (“NEP Member”), NextEra Energy Partners, LP, a Delaware limited partnership (“NEP”), KKR Genesis TL Borrower LLC, a Delaware limited liability company (the “Initial Investor”), KKR Genesis TL Parent LLC, a Delaware limited liability company (“Class B Parent”), KKR Genesis Holdco LLC, a Delaware limited liability company (“Class B Holdco”), KKR Neon Holdco L.P., a Delaware limited partnership (“Blocker Parent”), each Blocker signatory hereto, and the Term Loan Agent (as defined below) (together with the Company, NEP Member, NEP, Initial Investor, Class B Parent, Class B Holdco, Blocker Parent, and each Blocker, each a “Party” and collectively, the “Parties”).

RECITALS:

    WHEREAS, the Initial Investor, the NEP Member and, solely for the express purposes provided therein, NEP are parties to that certain Third Amended and Restated Limited Liability Company Agreement of the Company, dated as of [●], 2020 (as amended, amended and restated, supplemented, or otherwise modified from time to time, the “LLC Agreement”);

    WHEREAS, pursuant to and in accordance with the terms of the LLC Agreement, the NEP Member shall have the right to acquire all or a portion of the Class B Units held by the Class B Member pursuant to one or more exercises of the Call Option or pursuant to the Class B COC Option, and, pursuant to the NEP Change of Control Option, the Class B Member shall have the right to require the NEP Member to acquire all or a portion of the Class B Units held by the Class B Member;

    WHEREAS, pursuant to and in accordance with the terms of the LLC Agreement, upon the exercise of any Call Option, NEP Change of Control Option, or Class B COC Option, unless otherwise directed in writing by the Class B Member Representative, the NEP Member (or its nominee) shall, in lieu of directly acquiring Class B Units from the Initial Investor, purchase from Blocker Parent, free and clear of all Encumbrances (other than those created by the LLC Agreement or applicable securities Laws), all right, title, and interest in and to the Blocker Interests of one or more Blockers indirectly holding the Class B Units to be purchased pursuant to such exercise of the Call Option, NEP Change of Control Option, or Class B COC Option, as applicable (any such purchase, a “Blocker Purchase”); and

    WHEREAS, the Parties have agreed to enter into this Agreement in order to set forth certain rights and obligations with respect to the above.

1

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the Parties agree as follows:
I.    Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the LLC Agreement. Additionally, as used in this Agreement, the following terms shall have the following meanings:
“Applicable Blocker(s)” means the applicable Blocker(s) to be acquired by the NEP Member pursuant to a Blocker Purchase in connection with any exercise of a Call Option, NEP Change of Control Option, or Class B COC Option.
“Applicable Class B Units” means the Class B Units to be acquired, directly or indirectly, by the NEP Member (or its nominee) from the Initial Investor pursuant to the exercise of any Call Option, NEP Change of Control Option, or Class B COC Option in accordance with the LLC Agreement.
“Applicable Closing” means the applicable Call Option Closing, Change of Control Closing, or Class B COC Closing, as applicable.
“Applicable Closing Date” means the applicable Call Option Closing Date, Change of Control Closing Date, or Class B COC Closing Date, as applicable.
“Applicable Purchase Price” means the applicable Call Option Purchase Price, Change of Control Purchase Price or Class B COC Purchase Price, as applicable, to be paid by the NEP Member (or its nominee) at the Applicable Closing, which amount shall be reduced to take into account any Blocker Liabilities that will remain as liabilities of the Applicable Blocker(s) following the Applicable Closing.
“Blocker Liabilities” means, subject to Section 7.02(n)(iv) of the LLC Agreement, all obligations and liabilities of the Applicable Blocker(s) as of the Applicable Closing Date (including, for the avoidance of doubt, income Tax liabilities for or with respect to any Pre-Closing Tax Period, determined as if the taxable period of the Company and any other “flow-through” entity in which the Applicable Blocker(s) hold an interest ended as of the close of business on the Applicable Closing Date, but excluding any and all obligations (including Encumbrances) arising under the Credit Agreement or any of the other Loan Documents, which obligations shall be extinguished on or prior to the Applicable Closing in accordance with the LLC Agreement), a good faith estimate of which shall be set forth in a written notice by the Initial Investor to the NEP Member not later than two (2) Business Days prior to the Applicable Closing Date.
“Credit Agreement” means that certain Credit Agreement, dated as of [●], 2020, by and among the Initial Investor, as borrower, the Class B Parent, as parent, the Term Loan Agent, and the Term Loan Lenders, as amended, amended and restated, supplemented or otherwise modified from time to time.
“Loan Documents” has the meaning set forth in the Credit Agreement.
“Margin Loan Borrower” means an Affiliate of Blocker Parent that is a borrower under any Qualifying Financing.

2

“Margin Loan Proceeds” means the proceeds obtained by Blocker Parent or its Affiliate from any Qualifying Financing in connection with any Blocker Purchase, which proceeds will be applied to all or part of the Total Payment Amount or Total Payoff Amount, as applicable.
“Pre-Closing Tax Period” means, with respect to any Applicable Blocker, any taxable period (or the portion thereof) ending on the Applicable Closing Date.
“Secured Party” has the meaning set forth in the Credit Agreement.
“Settlement Agreement” means any settlement agreement contemplated by Section 9.26 of the Credit Agreement entered into in connection with any Qualifying Financing.
“Term Loan” means the obligations of the Initial Investor under the Credit Agreement.
“Term Loan Agent” means MUFG Bank, Ltd. in its capacity as administrative agent under the Credit Agreement, together with its successors and permitted assigns in such capacity.
“Term Loan Lenders” means the lenders party from time to time to the Credit Agreement.
“Total Payment Amount” means the aggregate amount required to be paid to the Term Loan Agent (on behalf of the Term Loan Lenders and any other Secured Party) under Sections 2.09(b)(i), 2.09(b)(iv), 2.11(d) and 2.14 of the Credit Agreement and under any Secured Swap Agreement (as defined in the Credit Agreement), in connection with such prepayment as a result of the NEP JV Disposition (as defined in the Credit Agreement) of Class B Units on the Applicable Closing Date.
“Total Payoff Amount” means the amount required to be paid to the Term Loan Agent (on behalf of the Term Loan Lenders and any other Secured Party) to achieve Credit Agreement Payment in Full.
II.    Events Occurring on each Closing Date.
1.Payment Directions. If a Blocker Purchase occurs in connection with any Call Option, NEP Change of Control Option, or Class B COC Option in accordance with the LLC Agreement, then, for administrative convenience only and to facilitate the efficient closing of such Blocker Purchase, on the Applicable Closing Date, the following payments shall occur (such payments being deemed to occur concurrently, except to the extent otherwise specified below):
a.if the NEP Member has elected to pay any or all of the Applicable Purchase Price in cash (such cash portion the “Applicable Cash Consideration”), then the NEP Member (or its nominee) shall transfer such Applicable Cash Consideration in immediately available funds to an account specified in writing by the Initial Investor not less than two (2) Business Days in advance of the Applicable Closing Date; provided that an amount equal to the lesser of (i) the Applicable Cash Consideration and (ii) as applicable, the Total Payoff Amount or the applicable Total Payment Amount (such lesser amount, the “Call Option TL Cash Payment”) shall be transferred in immediately available funds to the Other Proceeds Account (as defined in the Credit Agreement);
3

b.if the NEP Member has elected to pay any or all of the Applicable Purchase Price in Non-Voting NEP Common Units, NEP Common Units, or, in the case of the exercise of an NEP Change of Control Option, a substantially equivalent security as provided in Section 7.03(b) of the LLC Agreement (such Non-Voting NEP Common Units, NEP Common Units, or substantially equivalent security, as applicable, to be issued by NEP upon the applicable Call Option Closing Date, Change of Control Closing Date, or Class B COC Closing Date, the “Subject Units”), NEP shall deliver or cause to be delivered to Blocker Parent (or its designee) the Subject Units (which delivery shall occur in the manner set forth in Step III.2 and III.3 in the Settlement Agreement to the extent applicable);
c.immediately following the receipt of any Margin Loan Proceeds by the Initial Investor in accordance with Step III.5 of the Settlement Agreement, the Initial Investor shall take such actions as are necessary to fund (or cause or direct the same to be funded) to the Term Loan Agent or Secured Parties (in the manner that may be required under Step III.6 of any Settlement Agreement, as applicable) an aggregate amount in immediately available funds equal to, as applicable, (i) the Total Payoff Amount or (ii) the Total Payment Amount;
d.the Initial Investor shall transfer the Applicable Class B Units to the Applicable Blocker(s) (pro rata in accordance with their respective ownership in Class B Holdco) in redemption in full of the Applicable Blocker(s)’ equity interests in Class B Holdco, and following such redemption, the Applicable Blocker(s) shall no longer own any direct or indirect interest in Class B Holdco, Class B Parent, or the Initial Investor; and
e.Blocker Parent shall sell, transfer, assign and convey to the NEP Member (or its nominee), and the NEP Member (or its nominee) shall purchase and accept from Blocker Parent, all right, title and interest in and to one hundred percent (100%) of the Blocker Interests in the Applicable Blocker(s), free and clear of all Encumbrances (other than under the Applicable Blocker’s organizational documents and applicable securities Laws) and shall take all steps necessary to withdraw as a member of such Applicable Blocker and to admit NEP Member (or its nominee) as the sole member of such Applicable Blocker, and such Applicable Blocker(s) shall, after giving effect to the transactions described in Section I.1.d above, at the Applicable Closing, hold no assets other than the Applicable Class B Units and, to the extent applicable, cash, and any Tax assets.
2.Deemed Transaction Steps. The Parties acknowledge and agree that notwithstanding the actual payments set forth in Section II.1 or the Settlement Agreement, as between the Parties, the following transactions shall be deemed to have occurred for all purposes on the Applicable Closing Date in connection with any Blocker Purchase in the order set forth below:
a.if any Margin Loan Proceeds are borrowed in connection with a Blocker Purchase, then the Margin Loan Borrower will distribute such Margin Loan Proceeds to Blocker Parent, and, upon receipt thereof, Blocker Parent shall contribute all such Margin Loan Proceeds to the Applicable Blocker(s), pro rata in accordance with
4

the number of Applicable Class B Units indirectly held by each such Applicable Blocker based on its percentage ownership in Class B Holdco (the “Investor Blocker Contribution”);
b.immediately following the Investor Blocker Contribution, if any, the Initial Investor shall distribute the Applicable Class B Units, each encumbered by its pro rata share of the portion of the Term Loan in the aggregate equal to the Total Payoff Amount or Total Payment Amount, as applicable (the “Encumbered Class B Units”), to the Class B Parent, and the Class B Parent shall then distribute the Encumbered Class B Units to Class B Holdco, and Class B Holdco shall in turn distribute the Encumbered Class B Units to the Applicable Blocker(s) (pro rata in accordance with such Applicable Blocker(s)’ respective percentage ownership in Class B Holdco) in redemption in full of each of the Applicable Blocker(s)’ equity interests in Class B Holdco, as a result of which such Applicable Blocker(s) shall hold no assets other than the Encumbered Class B Units, and, to the extent applicable, cash, and any Tax assets;
c.immediately following the distribution in Section II.2.b above, Blocker Parent shall sell, transfer, assign, and convey to the NEP Member (or its nominee), and the NEP Member (or its nominee) shall purchase and accept from Blocker Parent, all right, title and interest in and to one hundred percent (100%) of the Blocker Interests in the Applicable Blocker(s) in exchange for (i) the Subject Units (if any) and (ii) the excess, if any, of (A) the Applicable Cash Consideration over (B) (x) the Total Payoff Amount or the applicable Total Payment Amount (as applicable), minus (y) the Margin Loan Proceeds (the amount described in this clause (B), the “NEP Blocker Contribution”);
d.immediately following the purchase and sale in Section II.2.c above, the NEP Member shall contribute to the Applicable Blocker(s), pro rata in accordance with the number of Encumbered Class B Units held by each such Applicable Blocker, an amount of cash equal to the NEP Blocker Contribution; and
e.immediately following the contribution in Section II.2.d above, each Applicable Blocker shall, using the proceeds from the Investor Blocker Contribution and the NEP Blocker Contribution, as applicable, pay to the Term Loan Agent (on behalf of the Term Loan Lenders and any other Secured Party) its ratable portion of the Total Payoff Amount or the applicable Total Payment Amount, as applicable, in satisfaction in full of the portion of the Term Loan by which the Encumbered Class B Units held by such Applicable Blocker had been encumbered as set forth in Step II.2.b.
III.    Collateral Release; No Liens.
Upon receipt by the Term Loan Agent of the aggregate Total Payment Amount in accordance with the terms of Step II of this Agreement, the Loan Documents (as defined in the Credit Agreement) and, if applicable, Step III of the Settlement Agreement, and upon the NEP JV Disposition (as defined in the Credit Agreement) by the Initial Investor to the Applicable Blocker(s) of the Applicable Class B Units for which such Total Payment Amount was received, all security interests granted in such Applicable Class B Units pursuant to the Loan Documents shall be automatically released in accordance with Section 9.18(b) of the Credit Agreement. Upon receipt by the Term Loan Agent of the aggregate Total Payoff Amount in accordance with the terms of Step II of this Agreement, the Loan Documents (as defined in the Credit Agreement) and, if applicable, Step III of the Settlement Agreement, and the Disposition by the Initial Investor to the Applicable Blocker(s) of the Applicable Class B Units, all security interests granted in the Class B Units
5

pursuant to the Loan Documents shall be automatically released in accordance with Section 9.18(a) of the Credit Agreement (collectively, the “Released Term Loan Security Interests”). Notwithstanding anything herein (or in any document, communication or filing relating hereto by any agents or representatives of any party hereto or any other person) to the contrary, this Agreement does not constitute an authorization by the Term Loan Agent (on behalf of the Term Loan Lenders or any other Secured Party (as defined in the Credit Agreement)) of the release of any liens or security interests at any time granted by the Initial Investor in favor of any Term Loan Lender, any other Secured Party (as defined in the Credit Agreement) or any other person, other than the Released Term Loan Security Interests in accordance with the terms hereof.
IV.    Indemnification.
In connection with each Blocker Purchase, each of Blocker Parent and the Initial Investor hereby agrees to indemnify and hold harmless NEP Member (or each applicable nominee), and each of its Affiliates (collectively, the “NEP Indemnified Parties”), from and against any and all judgments, losses, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, losses, Taxes, and reasonable out-of-pocket expenses (including interest, court costs, reasonable fees of attorneys, accountants, and other experts, and other expenses of litigation or other proceedings or of any claim, default, or assessment) (collectively, “Losses”) incurred or suffered by such NEP Indemnified Party in connection with, arising out of, or relating to any Blocker Purchase or any Applicable Blocker acquired pursuant to a Blocker Purchase to the extent such Losses arise out of, relate to, or result from any obligations, Taxes, Claims, or other liabilities of the Applicable Blocker(s) existing or arising at or prior to the Applicable Closing (or with respect to a Pre-Closing Tax Period or attributable to other events occurring prior to the Applicable Closing) (except to the extent such Losses were taken into account in determining the Applicable Purchase Price or recovered from a third party or insurer), including any Losses arising out of or related to (a) the failure of Blocker Parent or the Initial Investor to duly perform or observe any covenant or agreement to be performed or observed by Blocker Parent or the Initial Investor pursuant to this Agreement, including Section VI, (b) any breach or inaccuracy of any representation or warranty made by the Initial Investor, Class B Parent, Class B Holdco, any Blocker, or Blocker Parent in Section VI, (c) obligations under the Loan Documents, (d) all Taxes imposed on such Applicable Blocker for or with respect to any Pre-Closing Tax Period (including, for the avoidance of doubt, income Taxes with respect to the Pre-Closing Tax Period ending on the Applicable Closing Date, determined as if the taxable period of the Company and any other “flow-through” entity in which the Applicable Blocker(s) hold an interest ended as of the close of business on the Applicable Closing Date), and (e) any liability for Taxes resulting from the transactions contemplated by this Agreement. Any amounts payable by Blocker Parent or the Initial Investor to the
6

NEP Indemnified Parties pursuant to this Section IV shall be reduced by the amount of any Tax benefits realized or reasonably expected to be realized by the NEP Indemnified Parties as a result of the payment, incurrence or accrual of such Losses, obligations, Taxes, Claims or other liabilities. Notwithstanding the foregoing, in no event shall (A) Blocker Parent or the Initial Investor be obligated to indemnify any NEP Indemnified Party for any consequential, special, indirect, exemplary, lost profits, speculative, or punitive Losses, other than to the extent any such Losses are payable by such NEP Indemnified Party to a third party and (B) the aggregate liability of Blocker Parent and the Initial Investor pursuant to this Section IV with respect to any Blocker Purchase exceed the aggregate Applicable Purchase Price for such Blocker Purchase. The right of the NEP Member and its Affiliates to the indemnification provided herein is cumulative of, and in addition to, any and all rights to which the NEP Member or its Affiliates may otherwise be entitled by contract or as a matter of Law or equity, and extend to the successors, assigns, and legal representatives of the NEP Member and each of its Affiliates, but in no event shall the NEP Indemnified Parties receive duplicative recovery.
V.    Tax Refunds.
If, following the consummation of any Blocker Purchase in accordance with the terms of this Agreement and the LLC Agreement, an Applicable Blocker receives any refund for Taxes paid by such Applicable Blocker prior to the Applicable Closing Date (or borne by Blocker Parent or the Initial Investor as Blocker Liabilities or pursuant to Article IV of this Agreement) for a taxable period (or portion thereof) ending on or prior to the consummation of such Blocker Purchase, then, within thirty (30) days of receipt thereof, the Applicable Blocker shall, and NEP shall cause the Applicable Blocker to, pay to Blocker Parent or its designee in immediately available funds an amount equal to such refund received by the Applicable Blocker or its Affiliate (reduced by any reasonable out-of-pocket costs or expenses (including Taxes) incurred by NEP, the NEP Member, the Applicable Blocker(s), or any of their respective Affiliates in connection with the receipt of such refund).
VI.    Certain Representations and Agreements.
1.(a) The Initial Investor hereby represents and warrants to NEP Member that the Initial Investor is duly formed and is validly existing as a limited liability company and is in good standing under the Laws of the State of Delaware, has the full limited liability company power and authority to execute and deliver, and to perform its obligations under, this Agreement; (b) the Class B Parent hereby represents and warrants to NEP Member that the Class B Parent is duly formed and is validly existing as a limited liability company and is in good standing under the Laws of the State of Delaware, has the full limited liability company power and authority to execute and deliver, and to perform its obligations under, this Agreement, and is the owner, beneficially and of record, of all of the issued and outstanding equity interests of the Initial Investor, free and clear of all Encumbrances (other than Encumbrances arising under the Credit Agreement); (c) Class B Holdco hereby represents and warrants to NEP Member that Class B Holdco is duly formed and is validly existing as a limited liability company and is in good standing under the Laws of the State of Delaware, has the full limited liability company power and authority to execute and deliver, and to perform its obligations under, this Agreement, and is the owner, beneficially
7

and of record, of all of the issued and outstanding equity interests of the Class B Parent, free and clear of all Encumbrances (other than Encumbrances arising under the Credit Agreement); and (d) each Blocker hereby represents and warrants to NEP Member that each such Blocker is duly formed and is validly existing as a limited partnership and is in good standing under the Laws of the State of Delaware, has the full limited liability company power and authority to execute and deliver, and to perform its obligations under, this Agreement, and, collectively with the other Blockers, is the owner, beneficially and of record, of all of the issued and outstanding equity interests of Class B Holdco, free and clear of all Encumbrances (other than Encumbrances arising under the Credit Agreement); (e) Blocker Parent hereby represents and warrants to NEP Member that Blocker Parent is duly formed and is validly existing as a limited partnership and is in good standing under the Laws of the State of Delaware, has the full limited partnership power and authority to execute and deliver, and to perform its obligations under, this Agreement, and is the owner, beneficially and of record, of all of the issued and outstanding equity interests of each Blocker, free and clear of all Encumbrances (other than Encumbrances arising under the Credit Agreement).
2.Each of the Initial Investor, Class B Parent, Class B Holdco, each Blocker, and Blocker Parent hereby represents and warrants to NEP Member that this Agreement has been duly authorized, executed, and delivered by it and constitutes the valid and binding obligation of each of the Initial Investor, Class B Parent, Class B Holdco, each Blocker, and Blocker Parent, enforceable in accordance with its terms.
3.Blocker Parent hereby covenants and agrees that, until [[●], [2030]], it shall not Dispose of or Encumber any equity interests in any Blocker, Class B Holdco or Class B Parent.
4.Blocker Parent hereby covenants and agrees with NEP Member that, as of each Applicable Closing, (a) Blocker Parent will have all requisite power and authority to sell and deliver to the NEP Member (or its nominee) the Blocker Interests in accordance with and upon the terms and conditions set forth in this Agreement and the LLC Agreement; (b) all corporate, limited liability company, or limited partnership action required to be taken by Blocker Parent, any Blocker, or any of its partners or members for the sale and delivery of Blocker Interests, free of all Encumbrances, to the NEP Member in accordance with this Agreement and the LLC Agreement shall have been validly taken at or prior to each Applicable Closing; and (c) Blocker Parent will be the record and beneficial owner of, and will have good and valid title to, the Blocker Interests, free and clear of all Encumbrances (other than those imposed by applicable securities Laws).
5.Blocker Parent hereby covenants and agrees with NEP Member that, at or prior to each Applicable Closing, Blocker Parent shall take all steps necessary to withdraw as a member of the Applicable Blocker and to admit NEP Member (or its nominee) as the sole member of such Applicable Blocker, and Blocker Parent hereby represents and warrants to NEP Member that, at each such Applicable Closing, after giving effect to such Applicable Closing, such Applicable Blocker shall have no other members than NEP Member (or its nominee).
6.Blocker Parent hereby covenants and agrees with NEP Member that at each Applicable Closing, with respect to any applicable Encumbered Class B Units referenced herein, all
8

security interests granted in such Encumbered Class B Units pursuant to the Loan Documents shall be automatically released in accordance with Section 9.18(b) of the Credit Agreement.
7.The Initial Investor hereby covenants and agrees that, for so long as the Initial Investor holds Class B Units, it shall not Dispose of any such Class B Units to any of its Affiliates, and no Disposition of Class B Units by the Initial Investor to any of its Affiliates shall be effective, unless such Affiliate executes a joinder to this Agreement and agrees to be bound by the Initial Investor’s obligations to provide indemnification as set forth in Section IV.
VII.    Miscellaneous Provisions.
1.Each Party shall only be liable under this Agreement for the obligations of such Party as expressly set forth in this Agreement.
2.The Parties intend that this Agreement, the LLC Agreement, the Settlement Agreement and the Credit Agreement be read in a manner to avoid any conflict as between this Agreement and the LLC Agreement, the Settlement Agreement and the Credit Agreement, as applicable; provided that (a) in the event of an express conflict between a term contained in this Agreement and a term contained in the LLC Agreement, the term contained in the LLC Agreement shall control to the extent of such conflict, (b) in the event of an express conflict between a term contained in this Agreement and a term contained in the Settlement Agreement, the term contained in the Settlement Agreement shall control to the extent of such conflict and (c) in the event of an express conflict between a term contained in this Agreement and a term contained in the Credit Agreement, the term contained in the Credit Agreement shall control to the extent of such conflict This Agreement is intended to supplement the provisions in the LLC Agreement pertaining to the Blocker Purchases and shall not be deemed to have amended or modified the LLC Agreement or the Credit Agreement in any respect. Without limitation to the foregoing, each Party hereby agrees that it will negotiate in good faith to amend the terms of this Agreement in order to preserve the substance and intent of this Agreement in the event that, because of a change in circumstance following the date hereof (including changes to the Settlement Agreement from the form thereof attached to the Credit Agreement as of the date hereof), it is necessary to complete the steps contained herein in a manner other than as contemplated by this Agreement.
3.Any references herein to a section of the Settlement Agreement are references to such sections as contained in the form of Settlement Agreement attached to the Credit Agreement as of the date hereof and shall be deemed to refer to any provisions or sections of equivalent import in any executed Settlement Agreement.
4.The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
5.Section headings used herein are for convenience or reference only, are not, and shall not be construed as, part of this Agreement and are not to affect the construction or interpretation of this Agreement.
6.This Agreement may be changed, waived, amended, discharged, terminated, or otherwise modified only by an instrument in writing signed by each of the Parties.
9

7.Sections 13.01, 13.03, 13.06, 13.07, and 13.11 of the LLC Agreement are hereby incorporated by reference herein and are made part of this Agreement, mutatis mutandis.
[Remainder of page intentionally left blank]

10

IN WITNESS WHEREOF, each of the undersigned have caused this Agreement to be duly executed and delivered by its proper and duly authorized officer as of the date first above written.
GENESIS SOLAR HOLDINGS, LLC

By:
Name:
Title:
GENESIS SOLAR FUNDING, LLC

By:
Name:
Title:

NEXTERA ENERGY PARTNERS, LP

By:
Name:
Title:

[Signature Page to Blocker Purchase Agreement]

KKR GENESIS TL BORROWER LLC
By:
Name:
Title:

KKR GENESIS TL PARENT LLC
By:
Name:
Title:

KKR GENESIS HOLDCO LLC
By:
Name:
Title:

KKR NEON HOLDCO L.P.
By:	KKR Neon Holdco GP LLP, its general
partner
By:
Name:
Title:

[Signature Page to Blocker Purchase Agreement]

BLOCKERS:

KKR GENESIS BLOCKER I LLC
By:
Name:
Title:

KKR GENESIS BLOCKER II LLC
By:
Name:
Title:

KKR GENESIS BLOCKER III LLC
By:
Name:
Title:

KKR GENESIS BLOCKER IV LLC
By:
Name:
Title:

KKR GENESIS BLOCKER V LLC
By:
Name:
Title:

[Signature Page to Blocker Purchase Agreement]

KKR GENESIS BLOCKER VI LLC
By:
Name:
Title:

KKR GENESIS BLOCKER VII LLC
By:
Name:
Title:

KKR GENESIS BLOCKER VIII LLC
By:
Name:
Title:

KKR GENESIS BLOCKER IX LLC
By:
Name:
Title:

KKR GENESIS BLOCKER X LLC
By:
Name:
Title:

[Signature Page to Blocker Purchase Agreement]

KKR GENESIS BLOCKER XI LLC
By:
Name:
Title:

KKR GENESIS BLOCKER XII LLC
By:
Name:
Title:

KKR GENESIS BLOCKER XIII LLC
By:
Name:
Title:

KKR GENESIS BLOCKER XIV LLC
By:
Name:
Title:

KKR GENESIS BLOCKER XV LLC
By:
Name:
Title:

[Signature Page to Blocker Purchase Agreement]

[●], N.A.,
as Term Loan Agent

By:
Name:
Title:

[Signature Page to Blocker Purchase Agreement]

878624-WILSR01A - MSW